As filed with the Securities and Exchange Commission on November 12, 2010.
Registration No. 333-169824
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EVERBANK FINANCIAL CORP
(Exact name of registrant as specified in its charter)

Delaware	6035	90-0615674
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

501 Riverside Ave.
Jacksonville, Florida 32202
(904) 281-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas A. Hajda
Senior Vice President and General Counsel
501 Riverside Ave.
Jacksonville, Florida 32202
(904) 281-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

Richard B. Aftanas Patricia Moran Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000	Lee A. Meyerson Lesley Peng Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated November 12, 2010

           Shares

EverBank Financial Corp
Common Stock

This is an initial public offering of shares of common stock of EverBank Financial Corp.

EverBank Financial Corp is offering           shares of the shares to be sold in the offering. The selling stockholders identified in this prospectus are offering an additional           shares. EverBank Financial Corp will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

Prior to this offering there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $      and $      . EverBank Financial Corp intends to apply to have its common stock listed on the                     under the symbol “          .”

See “Risk Factors” beginning on page 12 to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial public offering price	$	$
Underwriting discounts	$	$
Proceeds, before expenses, to EverBank Financial Corp	$	$
Proceeds, before expenses, to the selling stockholders	$	$

To the extent that the underwriters sell more than          shares of common stock, the underwriters have the option to purchase up to an additional          shares from EverBank Financial Corp at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on          , 2010.

Goldman, Sachs & Co.
BofA Merrill Lynch
Credit Suisse

Prospectus dated          , 2010.

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. We have not, and the selling stockholders and underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling stockholders and underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

These securities are not deposits, bank accounts or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are subject to investment risks, including possible loss of the entire amount invested.

For investors outside the United States: Neither we, the selling stockholders nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

i

PROSPECTUS SUMMARY

The following is a summary of selected information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before deciding to purchase shares of our common stock. You should read this entire prospectus carefully, especially the “Risk Factors” section immediately following this Prospectus Summary and the historical and pro forma financial statements and the related notes thereto and management’s discussion and analysis thereof included elsewhere in this prospectus before making an investment decision to purchase our common stock. Unless we state otherwise or the context otherwise requires, references in this prospectus to “EverBank Financial Corp,” “we,” “our,” “us,” and the “Company” for all periods subsequent to the reorganization transactions described in the section entitled “Reorganization” (which will be completed in connection with this offering) refer to EverBank Financial Corp, a newly formed Delaware corporation, and its consolidated subsidiaries after giving effect to such reorganization transactions. For all periods prior to the completion of such reorganization transactions, these terms refer to EverBank Financial Corp, a Florida corporation, and its predecessors and their respective consolidated subsidiaries.

EverBank Financial Corp

Overview

We are a diversified financial services company that provides innovative banking, lending and investing products and services to more than 625,000 customers nationwide through scalable, low-cost distribution channels. Our business model attracts financially sophisticated, self-directed, mass-affluent customers and a diverse base of small and medium-sized business customers. We market and distribute our products and services primarily through our integrated online financial portal, which is augmented by our nationwide network of independent financial advisors, 14 high-volume financial centers in targeted Florida markets and other financial intermediaries. These channels are connected by technology-driven centralized platforms, which provide operating leverage throughout our business.

Our deposit franchise fosters strong relationships with a large number of financially sophisticated customers and provides us with a stable and flexible source of low, all-in cost funding. We have a demonstrated ability to grow our customer deposit base rapidly by adapting our product offerings and marketing activities rather than incurring the higher fixed operating costs inherent in more branch-intensive banking models. Our extensive offering of deposit products and services includes proprietary features that distinguish us from our competitors and enhance our value proposition to customers. Our products, distribution and marketing strategies allow us to generate substantial deposit growth while maintaining an attractive mix of high-value transaction and savings accounts.

We have a suite of asset origination and fee income businesses that individually generate attractive financial returns and collectively leverage our core deposit franchise and customer base. We originate, invest in, sell and service residential mortgage loans, equipment leases, and various other consumer and commercial loans, as market conditions warrant. We believe that the scale of our origination activities, coupled with our lending and servicing expertise, position us to acquire assets in the capital markets when risk-adjusted returns available through acquisition exceed those available through origination. Our rigorous analytical approach provides capital markets discipline to calibrate our levels of asset origination, retention and acquisition. These activities diversify our earnings, strengthen our balance sheet and provide us with flexibility to capitalize on market opportunities.

Our significant organic growth has been supplemented by selective acquisitions of portfolios and businesses, including the recent acquisitions of the banking operations of the Bank of Florida Corporation, or Bank of Florida, in an FDIC-assisted transaction and Tygris Commercial Finance Group, Inc., or Tygris, a commercial equipment financing and leasing company.

We have recorded positive earnings in every full year since 1995, consistently achieved double-digit returns on equity in every year since 2000 and grown net income at a compound annual growth rate, or CAGR, of 19% for the six-year period ended December 31, 2009. We generated $120.0 million and $53.4 million of net income for the six months ended June 30, 2010 and the year ended December 31, 2009, respectively. As of June 30, 2010, we had total assets of $11.2 billion and total shareholders’ equity of $934.4 million.

History and Growth

The following chart shows key events in our history, and the corresponding growth in our assets and deposits over time:

Deposit Generation

Our deposit franchise fosters strong relationships with a large number of financially sophisticated customers and provides us with a flexible source of low-cost funds. Our distribution channels, operating platform and marketing strategies are characterized by low operating costs and enable us to rapidly scale our business. As of June 30, 2010, we had $9.0 billion in deposits, which have grown organically at a CAGR of 30% from December 31, 2003 to June 30, 2010.

Our differentiated products, integrated online financial portal and value-added account features deepen our interactions and relationships with our customers and result in high customer retention rates. Our WorldCurrency® and other market-based deposit products provide investment capabilities to customers seeking portfolio diversification with respect to foreign currencies, commodities and other indices, which are typically unavailable from our banking competitors. These market-based deposit products generate significant fee income. Our YieldPledge® deposit products offer our customers certainty that they will earn yields on these deposit accounts in the top 5% of competitive accounts, as tracked by national bank rate tracking services. Consequently, the YieldPledge® products reduce customers’ incentive to seek more favorable deposit rates from our competitors. Our financial portal includes online bill-pay, account aggregation, direct deposit, single sign-on for all customer accounts and other features and tools which further deepen our customer relationships.

Our deposit customers are typically financially sophisticated, self-directed, mass-affluent individuals, as well as selected small and medium-sized businesses. These customers generally maintain high balances with us, and our average deposit balance per household (excluding escrow deposits) was $65,759 as of June 30, 2010, which we believe is more than five times the industry average.

We build and manage our deposit customer relationships through an integrated, multi-faceted distribution network, including the following channels:

•	Consumer Direct. Our consumer direct channel includes Internet, email, telephone and mobile device access to products and services.

•	Financial Centers. We have a network of 14 high-volume financial centers in key Florida metropolitan areas, including the Jacksonville, Naples, Ft. Myers, Miami, Ft. Lauderdale, Tampa Bay and Clearwater markets with average deposits per financial center of $95.4 million as of June 30, 2010.

•	Financial Intermediaries. We offer deposit products nationwide through relationships with financial advisory firms representing over 5,000 independent financial professionals.

We believe our deposit franchise provides lower all-in funding costs with greater scalability than branch-intensive banking models, which must replicate operational and administrative activities at each branch. Because our centralized operating platform and distribution strategy largely avoid such redundancy, we realize significant marginal operating cost benefits as our deposit base grows. Our flexible account features and marketing strategies enable us to manage our deposit growth to meet strategic goals and asset deployment objectives.

Asset Origination and Fee Income Businesses

We have a suite of asset origination and fee income businesses that individually generate attractive financial returns and collectively leverage our core low-cost deposit franchise and affluent customer base. These businesses diversify our earnings, strengthen our balance sheet and provide us with increased flexibility to manage through changing market and operating environments. Our asset origination and fee income businesses include the following:

Mortgage Banking.  We originate prime residential mortgage loans using a centralized underwriting, processing and fulfillment infrastructure through financial intermediaries (including community banks, credit unions, mortgage bankers and brokers, as well as financial advisors), consumer direct channels and financial centers. These low-cost, scalable distribution channels are consistent with our deposit distribution model. We have recently emphasized specialized mortgage products for our mass-affluent customer base that meet our balance sheet objectives and take advantage of high margins available in jumbo prime mortgages. Our mortgage servicing business includes collecting loan payments, remitting principal and interest payments to investors, managing escrow funds and other activities. In addition to generating significant fee income, our mortgage banking activities provide us with direct asset acquisition opportunities. We believe that our mortgage banking expertise, insight and resources position us to make strategic investment decisions and effectively manage our loan and investment portfolio.

Leasing.  We entered the equipment leasing and financing business as a result of our acquisition of Tygris. We originate equipment leases nationwide through relationships with approximately 280 equipment vendors with large networks of creditworthy borrowers. We have recently resumed origination activity to capitalize on the advantageous competitive landscape. Our leasing activities provide us with access to a variety of small business customers which creates opportunities to cross-sell our deposit, lending and wealth management products.

Commercial Lending.  We have historically originated a variety of commercial loans, including owner-occupied commercial real estate, commercial investment property and small business commercial loans principally through our financial centers. We have not been originating a significant volume of new commercial loans in recent periods, but may renew origination of these assets as market conditions become more favorable. Our Bank of Florida acquisition significantly increased our commercial loans and expanded our prospective ability to originate these assets. Our commercial lending business connects us with approximately 2,000 small business customers and provides cross-selling opportunities for our deposit, leasing, wealth management and other lending products.

Portfolio Management.  Our investment analysis capabilities are a core competency of our organization. We supplement our organically originated assets by purchasing loans and securities when those investments have more attractive risk-adjusted returns than those we can originate. Our flexibility to increase risk-adjusted returns by retaining originated assets or acquiring assets differentiates us from our competitors with regional lending constraints.

Wealth Management.  Based on the success of our WorldCurrency® and other market-based deposit products as well as direct feedback from our customers, we believe our affluent and financially sophisticated customers will be receptive to an offering of expanded investment and wealth management products and services. Through our registered broker dealer and investment advisor subsidiaries, we plan to provide comprehensive financial advisory, planning, brokerage, trust and other wealth management services to capitalize on this opportunity.

Competitive Strengths

Diversified Business Model.  We have a diverse set of businesses that provide complementary earnings streams, investment opportunities and customer cross-selling benefits. We believe our multiple revenue sources and the geographic diversity of our customer base mitigate business risk and provide opportunities for growth in varied economic conditions.

Scalable Source of Low-Cost Funds.  We believe that the operating noninterest expense needed to gather deposits is an important component of measuring funding costs. Our scalable platform and low-cost distribution channels enable us to achieve a lower all-in cost of deposit funding compared to traditional branch-intensive models. Our integrated online financial portal, online account opening and other self-service capabilities lower our customer support costs. Our low-cost distribution channels do not require the fixed cost investment or lead times associated with more expensive, slower-growth branch systems. In addition, we have demonstrated an ability to scale core deposits rapidly by adjusting our marketing activities and account features.

Robust Asset Origination and Acquisition Capabilities.  We have robust, nationwide asset origination that generates a variety of assets to either hold on our balance sheet or sell in the capital markets. We are able to calibrate our levels of asset origination, asset acquisition and retention of originated assets to capitalize on various market conditions.

Disciplined Risk Management.  Through a combination of leveraging our asset origination capabilities, applying our conservative underwriting standards and executing opportunistic acquisitions, we have built a diversified, low-risk asset portfolio with significant credit protection and attractive yields. We adhere to rigorous underwriting criteria and avoided the higher risk lending products and practices that plagued our industry in recent years. Our focus on the long-term success of the business through increasing risk-adjusted returns, as opposed to short-term profit goals, has enabled us to remain profitable in various market conditions across business cycles.

Attractive Customer Base.  Our products and services typically appeal to well-educated, middle-aged, high-income individuals and households. These customers tend to be financially sophisticated with complex financial needs, providing us with cross-selling opportunities. These customer characteristics result in higher average deposit balances and more self-directed transactions, which lead to operational efficiencies and lower account servicing costs.

Financial Stability and Strong Capital Position.  Our strong capital and liquidity position coupled with our conservative management principles have allowed us to grow our business profitably at a time when the broader banking sector has experienced significant losses and balance sheet contraction. As of June 30, 2010, our total equity capital was approximately $934.4 million, our total risk-based capital ratio (bank level) was 16.8% and our total deposits represented approximately 90% of total funding.

Experienced Management Team with Long Tenures at the Company.  Our management team has extensive and varied experience in managing national banking and financial services firms and has worked together at EverBank for many years. Senior management has demonstrated a track record of managing profitable growth, successfully executing acquisitions and instilling a rigorous analytical culture.

Business and Growth Strategies

Continue Strong Growth of Deposit Base.  We intend to continue to grow our deposit base to fund investment opportunities by expanding our marketing activities and adjusting account features. Key components of this strategy are to build our brand recognition and extend our reach through new media outlets.

Capitalize on Changing Industry Dynamics.  We believe that recent wide-scale disruptions in the credit markets, coupled with significant changes in the competitive landscape, will continue to provide us with attractive returns on our lending and investing activities. We plan to capitalize on fundamental changes to the pricing of risk and build on our proven success in evaluating high risk-adjusted return assets as part of our growth strategy going forward.

Pursue Cross-Selling Opportunities.  We intend to leverage our strong customer relationships by cross-selling our banking, lending and investing products and services, particularly as we expand our branding and marketing efforts. We expect to increase distribution of our deposit and lending products, achieve additional efficiencies across our businesses and enhance our value proposition to our customers.

Execute on Wealth Management Business.  We intend to provide additional investment and wealth management services that will appeal to our mass-affluent customer base. We believe our wealth management initiative will create new asset generation opportunities, drive additional fee income and build broader and deeper customer relationships.

Opportunistically Evaluate Acquisitions.  We evaluate and pursue financially attractive opportunities to enhance our franchise on an ongoing basis. We may consider acquisitions of loans or securities portfolios, FDIC-assisted and unassisted banks or bank branches, wealth and investment management firms, securities brokerage firms, specialty finance or other financial services-related companies. Our strong capital and liquidity position enable us to strategically pursue acquisition opportunities as they arise.

Risk Factors

There are a number of risks that you should consider before making an investment decision regarding this offering. These risks are discussed more fully in the section entitled “Risk Factors” following this prospectus summary. These risks include, but are not limited to:

•	Risks relating to our business, such as:

•	continued or worsening general business or economic conditions;

•	liquidity risk, which could impair our ability to fund operations and jeopardize our financial condition;

•	changes in interest rates, which may make our results volatile and difficult to predict from quarter to quarter;

•	our potential need to make further increases in our provisions for loan and lease losses and to charge off additional loans in the future;

•	our exposure to risk related to our commercial real estate loan portfolio;

•	continued or worsening conditions in the real estate market and higher than normal delinquency and default rates; and

•	our concentration of jumbo mortgage loans and mortgage servicing rights.

•	Risks related to the regulatory and legal framework in which we operate, such as:

•	uncertainty resulting from the implementation of new and pending legislation and regulations;

•	our potential failure to comply with the complex laws and regulations that govern our operations; and

•	our dependence on programs administered by government agencies and government- sponsored enterprises.

Corporate Information

Our principal executive offices are located at 501 Riverside Ave., Jacksonville, Florida 32202 and our telephone number is (904) 281-6000. Our corporate website address is www.everbank.com. Information on, or accessible through, our website is not part of, or incorporated by reference in, this prospectus. Our primary operating subsidiary is EverBank, a federal savings bank organized under the laws of the United States, referred to as EverBank.

“EverBank,” (the EverBank logo) and other trade names and service marks associated with EverBank services that appear in this prospectus belong to EverBank. Trade names and marks belonging to unaffiliated companies referenced in this prospectus are the property of their respective holders.

Reorganization

In September 2010, EverBank Financial Corp, a Florida corporation, or EverBank Florida, formed EverBank Financial Corp, a Delaware corporation, or EverBank Delaware. EverBank Delaware has not engaged in any business or other activities except in connection with its formation and holds no assets and has no subsidiaries. Prior to the consummation of this offering, EverBank Florida will merge with and into EverBank Delaware, the registrant, with EverBank Delaware surviving. In the merger, all of the outstanding shares of common stock of EverBank Florida will be converted into shares of EverBank Delaware common stock on a           for           basis. We refer to these transactions as the “Reorganization.”

The Offering

Common stock offered by us	shares

Common stock offered by the selling stockholders	shares

Option to purchase additional shares from us	shares

Total shares of common stock to be outstanding immediately after this offering	shares

Use of proceeds	We estimate that the net proceeds to us from the sale of our common stock in this offering will be $ million, at an assumed initial public offering price of $ per share, the midpoint of the price range set forth on the cover of this prospectus, and after deducting estimated underwriting discounts and commissions and offering expenses. We intend to use the net proceeds of this offering for general working capital and other corporate purposes. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. See “Use of Proceeds.”

Dividend policy	Although we have not paid a dividend on our common stock in the past, we may elect to do so in the future, subject to the discretion of our Board of Directors. Our ability to pay dividends in the future is limited by various regulatory requirements and policies of bank regulatory agencies having jurisdiction over us and our banking subsidiary, our earnings, cash resources and capital needs, general business conditions and other factors deemed relevant by our Board of Directors. See “Dividend Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Restrictions on Paying Dividends” and “Regulation and Supervision — Regulation of Federal Savings Banks — Limitation on Capital Distributions.”

Proposed symbol

Risk factors	Please read the section entitled “Risk Factors” beginning on page 12 for a discussion of some of the factors you should carefully consider before deciding to invest in our common stock.

References to the number of shares of our common stock to be outstanding after this offering are based on                shares of our common stock outstanding, as of June 30, 2010, including           shares held in escrow as a result of our acquisition of Tygris, a portion of which will be released to the former Tygris shareholders in connection with the consummation of this offering to the extent the aggregate value of the remaining escrowed shares (on a determined per share value) equals 17.5% of the average carrying value of the remaining Tygris portfolio (see “Business — Recent Acquisitions — Acquisition of Tygris Commercial Finance Group, Inc.”) and excludes           shares of our common stock issuable upon exercise of outstanding stock options at a weighted average

exercise price of $      per share,           shares of common stock issuable upon the vesting of outstanding restricted stock units and           additional shares reserved for issuance under our benefit plans.

Unless otherwise indicated, the information presented in this prospectus:

•	assumes an initial public offering price of $ per share, the midpoint of the estimated initial public offering price range;

•	gives effect to the Reorganization, including a -for- split of our common stock, that will occur prior to the completion of this offering and the conversion of outstanding preferred stock into common stock; and

•	assumes no exercise of the underwriters’ option to purchase additional shares from us.

SUMMARY CONSOLIDATED FINANCIAL DATA

The summary historical consolidated financial information set forth below for each of the years ended December 31, 2007, 2008 and 2009, has been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial information for the six months ended June 30, 2009 and 2010 is derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus and includes all adjustments consisting of normal recurring accruals that we consider necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended June 30, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010.

We have consummated several significant transactions in recent fiscal periods, including the acquisition of Tygris in February 2010 and the acquisition of the banking operations of Bank of Florida in an FDIC-assisted transaction in May 2010. Accordingly, our operating results for the historical periods presented below are not comparable and may not be predictive of future results.

The information below is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated historical and pro forma financial statements and the related notes thereto included in this prospectus.

As indicated in the notes to the tables below, certain items included in the tables are non-GAAP financial measures. For a more detailed discussion of these items, including a discussion of why we believe these items are meaningful and a reconciliation of each of these items to the most directly comparable Generally Accepted Accounting Principles, or GAAP, financial measure, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Primary Factors Used to Evaluate our Business.”

	Six Months Ended June 30,					Year Ended December 31,
	2010			2009		2009		2008			2007
	(In millions, except share and per share data)

Income Statement Data:
Interest income		$301.2			$210.0		$440.6		$322.4			$263.4
Interest expense		69.4			88.3		163.2		202.6			185.0

Net interest income		231.7			121.8		277.4		119.8			78.4
Provision for loan and lease losses		41.7			63.1		121.9		37.3			5.6

Net interest income after provision for loan and lease losses		190.1			58.7		155.5		82.5			72.8
Noninterest income		175.9	(1)		122.3		232.1		175.8			177.1
Noninterest expense		198.6	(1)		138.8		299.2		221.0			202.7

Income before income taxes		167.4			42.2		88.4		37.4			47.2
Provision for income taxes		47.4			16.2		34.9		14.2			17.8

Net income from continuing operations		120.0			26.0		53.5		23.1			29.4
Discontinued operations, net of income taxes		—			(0.2)		(0.2)		20.5	(2)		(1.9)

Net income		120.0			25.8		53.4		43.6			27.5
Loss attributable to non-controlling interest in subsidiaries		—			—		—		2.4			2.8

Net income attributable to the Company		$120.0			$25.8		$53.4		$46.0			$30.2

Share Data:
Weighted average common shares outstanding:
Basic
Diluted
Earnings from continuing operations per common share:
Basic	$			$		$		$			$
Diluted	$			$		$		$			$
Net tangible book value per common share at period end (3)	$			$		$		$			$

	June 30,		December 31,
	2010	2009	2009	2008	2007
	(In millions)

Balance Sheet Data:
Cash and cash equivalents	$543.9	$221.7	$23.3	$62.9	$33.9
Investment securities	2,654.7	1,119.2	1,678.9	715.7	283.6
Loans held for sale	1,029.1	804.3	1,283.0	915.2	943.5
Loans and leases held for investment, net	5,580.2	4,462.8	4,072.7	4,577.0	3,722.3
Total assets	11,174.7	7,485.8	8,060.2	7,048.3	5,521.9
Deposits	8,992.2	5,755.8	6,315.3	5,003.0	3,892.4
Total liabilities	10,240.3	7,013.6	7,506.3	6,628.6	5,272.9
Total shareholders’ equity	934.4	472.2	553.9	419.6	249.0

	Six Months Ended June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007

Capital Ratios (period end):
Tangible equity to tangible assets (4)	8.2%	6.2%	6.9%	5.8%	4.3%
Tier 1 (core) capital ratio (bank level) (5)	8.8%	7.5%	8.0%	7.5%	6.6%
Total risk-based capital ratio (bank level) (6)	16.8%	14.0%	15.0%	13.4%	10.7%

Performance Metrics:
Return on average assets	2.5%	0.7%	0.7%	0.7%	0.6%
Return on average equity	29.3%	12.1%	11.5%	14.5%	13.3%
Adjusted return on average assets (7)	1.7%	0.7%	0.7%	0.4%	0.6%
Adjusted return on average equity (7)	20.7%	12.1%	11.5%	7.4%	13.1%

(1)	Noninterest income includes a $41.4 million non-recurring bargain purchase gain associated with the Tygris acquisition. Noninterest expense includes a $10.3 million loss on early extinguishment of acquired Tygris debt.

(2)	Includes a $26.0 million net gain on the sale of our reverse mortgage business to an unaffiliated third party.

(3)	Calculated as tangible shareholders’ equity divided by shares of common stock outstanding. For purposes of computing tangible book value per share, tangible book value equals shareholders’ equity less goodwill and other intangible assets. Net tangible book value per share is a non-GAAP financial measure, and its most directly comparable GAAP financial measure is book value per share.

(4)	Calculated as tangible shareholders’ equity divided by tangible assets, after deducting goodwill and intangible assets from the numerator and the denominator. Tangible equity to tangible assets is a non-GAAP financial measure, and the most directly comparable GAAP financial measure for tangible equity is shareholders’ equity and the most directly comparable GAAP financial measure for tangible assets is total assets.

(5)	Calculated as Tier 1 (core) capital divided by adjusted total assets. Total assets are adjusted for goodwill, deferred tax assets disallowed from Tier 1 (core) capital and other regulatory adjustments.

(6)	Calculated as total risk-based capital divided by total risk-weighted assets. Risk-based capital includes Tier 1 (core) capital, allowances for loan and lease losses, subject to limitations, and other regulatory additions.

(7)	Adjusted return on average assets equals adjusted net income attributable to the Company divided by average total assets and adjusted return on average equity equals adjusted net income attributable to the Company from continuing operations divided by average shareholders’ equity. Adjusted net income attributable to the Company from continuing operations is a non-GAAP measure of our financial performance. Adjusted net income attributable to the Company from continuing operations includes adjustments to our net income for certain material items that our management believes are not directly reflective of our ongoing business or operating performance.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as all of the other information contained in this prospectus, before deciding to invest in our common stock.

Risks Related to Our Business

Continued or worsening general business and economic conditions could have a material adverse effect on our business, financial position, results of operations and cash flows.

Our businesses and operations are sensitive to general business and economic conditions in the United States. If the U.S. economy is unable to steadily emerge from the recent recession that began in 2007 or we experience worsening economic conditions, such as a so-called “double-dip” recession, our growth and profitability could be constrained. Weak economic conditions are characterized by deflation, fluctuations in debt and equity capital markets, including a lack of liquidity and/or depressed prices in the secondary market for mortgage loans, increased delinquencies on mortgage, consumer and commercial loans, residential and commercial real estate price declines and lower home sales and commercial activity. All of these factors are detrimental to our business. Our business is significantly affected by monetary and related policies of the U.S. federal government, its agencies and government-sponsored entities, or GSEs. Changes in any of these policies are influenced by macroeconomic conditions and other factors that are beyond our control, are difficult to predict and could have a material adverse effect on our business, financial position, results of operations and cash flows.

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business. Actions by the Federal Home Loan Bank of Atlanta, or FHLB, or the Board of Governors of the Federal Reserve System, or FRB, may reduce our borrowing capacity. Additionally, we may not be able to attract deposits at competitive rates. An inability to raise funds through traditional deposits, brokered deposits, borrowings, the sale of securities or loans and other sources could have a substantial negative effect on our liquidity or result in increased funding costs. Furthermore, we invest in several asset classes, including significant investments in mortgage servicing rights, or MSR, which may be less liquid in certain markets. Liquidity may also be adversely impacted by bank supervisory and regulatory authorities mandating changes in the composition of our balance sheet to asset classes that are less liquid.

Our access to funding sources in amounts adequate to finance our activities or on terms that are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general. Factors that could detrimentally impact our access to liquidity sources include a downturn in the markets in which our loans are concentrated or adverse regulatory action against us. In addition, our access to deposits may be affected by the liquidity and/or cash flow needs of depositors. Although we have historically been able to replace maturing deposits and advances as necessary, we might not be able to replace such funds in the future and can lose a relatively inexpensive source of funds and increase our funding costs if, among other things, customers move funds out of bank deposits and into alternative investments, such as the stock market, that are perceived as providing superior expected returns. Furthermore, an inability to increase our deposit base at all or at attractive rates would impede our ability to fund our continued growth, which could have an adverse effect on our business, results of operations and financial condition.

Our ability to raise funds through deposits or borrowings could also be impaired by factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of the recent turmoil faced by banking organizations and the continued deterioration in credit markets.

Although we consider our sources of funds adequate for our liquidity needs, we may be compelled to seek additional sources of financing in the future. We may be required to seek additional regulatory capital through capital raising at terms that may be very dilutive to existing stockholders. Likewise, we may need to incur additional debt in the future to achieve our business objectives, in connection with future acquisitions or for other reasons. Any borrowings, if sought, may not be available to us or, if available, may not be on favorable terms.

Our financial results are significantly affected in a number of ways by changes in interest rates, which may make our results volatile and difficult to predict from quarter to quarter.

Most of our assets and liabilities are monetary in nature, which subjects us to significant risks from changes in interest rates and can impact our net income and the valuation of our assets and liabilities. Our operating results depend to a great extent on our net interest margin, which is the difference between the amount of interest income we earn and the amount of interest expense we incur. If the rate of interest we pay on our interest-bearing deposits, borrowings and other liabilities increases more than the rate of interest we receive on loans, securities and other interest-earning assets, our net interest income, and therefore our earnings, would be adversely affected. Our earnings also could be adversely affected if the rates on our loans and other investments fall more quickly than those on our deposits and other liabilities. Interest rates are highly sensitive to many factors beyond our control, including competition, general economic conditions and monetary and fiscal policies of various governmental and regulatory authorities, including the FRB.

Changes in interest rates also have a significant impact on our mortgage loan origination revenues. Historically, there has been a direct correlation between the demand for mortgage loans and interest rates. Mortgage origination volume and revenues usually decline during periods of rising or high interest rates and increase during periods of declining or low interest rates. Changes in interest rates also have a significant impact on the carrying value of a significant percentage of the assets on our balance sheet. For example, our mortgage servicing rights, or MSR, are valued based on a number of factors, including assumptions about borrower repayment rates, which are heavily influenced by prevailing interest rates. When interest rates fall, borrowers are usually more likely to prepay their mortgage loans by refinancing them at a lower rate. As the likelihood of prepayment increases, the fair value of our MSR can decrease value, which, in turn, may reduce earnings in the period in which the decrease occurs. In addition, mortgage loans held for sale for which an active secondary market and readily available market prices exists and other interests we hold related to residential loan sales and securitizations are carried at fair value. The value of these assets may be negatively affected by changes in interest rates. We may not correctly or adequately hedge this risk, and even if we do hedge the risk with derivatives and other instruments, we may still incur significant losses from changes in the value of these assets or from changes in the value of the hedging instruments.

Even though originating mortgage loans, which benefit from declining rates, and servicing mortgage loans, which benefit from rising rates, can act as a “natural hedge” to soften the overall impact of changes in rates on our consolidated financial results, the hedge is not perfect, either in amount or timing. For example, the negative effect on revenue from a decrease in the fair value of residential MSR is generally immediate, but any offsetting revenue benefit from more originations and the MSR relating to the new loans would generally accrue over time. In addition, in recent quarters it has become apparent that even a low interest rate environment may not result in a significant increase in mortgage originations in light of other macroeconomic variable factors, declining real estate values and changes in underwriting standards resulting from the recent recession.

We have benefited in recent periods from a favorable interest rate environment, but we believe that this environment cannot be sustained indefinitely and interest rates would be expected to rise as the economy recovers. A strengthening U.S. economy would be expected to cause the FRB to increase short-term interest rates, which would increase our borrowing costs and may reduce our profit margins.

We may be required to make further increases in our provisions for loan and lease losses and to charge off additional loans in the future, which could adversely affect our results of operations.

The real estate market in the United States since late 2007 has been characterized by high delinquency rates and price deterioration. Despite historically low interest rates beginning in 2008, higher credit standards, weak employment, slow economic growth and an overall de-leveraging in the residential and commercial sectors have perpetuated these trends. We maintain an allowance for loan and lease losses, which is a reserve established through a provision for loan loss expense, that represents management’s best estimate of probable losses inherent in our loan portfolio. The level of the allowance reflects management’s judgment with respect to:

•	continuing evaluation of specific credit risks;

•	loan loss experience;

•	current loan portfolio quality;

•	present economic, political and regulatory conditions;

•	industry concentrations; and

•	other unidentified losses inherent in the current loan portfolio.

The determination of the appropriate level of the allowance for loan losses involves a high degree of subjectivity and judgment and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors both within and outside of our control, may require an increase in the allowance for loan losses. If current trends in the real estate markets continue, we expect that we will continue to experience increased delinquencies and credit losses, particularly with respect to construction, land development and land loans.

In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. If charge-offs in future periods exceed the allowance for loan losses, we will need additional provisions to increase the allowance for loan losses, which would result in a decrease in net income and capital, and could have a material adverse effect on our financial condition and results of operations.

Our commercial real estate loan portfolio exposes us to risks that may be greater than the risks related to our other mortgage loans and a high percentage of these loans are secured by properties located in Florida.

Many analysts and economists are predicting that commercial mortgage loans could continue to see further deterioration. At June 30, 2010, our commercial real estate loans were $1.1 billion, or approximately 17% of our total loan portfolio, net of allowances. Commercial real estate loans generally carry larger loan balances and involve a greater degree of financial and credit risk than residential mortgage loans or home equity loans. The repayment of these loans is typically dependent upon the successful operation of the related real estate or commercial projects. If the cash flow from the project is reduced, a borrower’s ability to repay the loan may be impaired. Furthermore, the repayment of commercial mortgage loans is generally less predictable and more difficult to evaluate and monitor, and collateral may be more difficult to dispose of in a market decline. In such cases, we may be compelled to modify the terms of the loan or engage in other potentially expensive work-out techniques. Any significant failure to pay on time by our customers would adversely affect our results of operations and cash flows.

As a result of our recent acquisition of the banking operations of Bank of Florida in a Federal Deposit Insurance Corporation, or FDIC, assisted transaction, we have increased our exposure to risks related to economic conditions in Florida. Unlike our residential mortgage loan portfolio, which is more geographically diverse, approximately 87% of our commercial loans are secured by properties located in Florida. Florida has experienced a deeper recession and more dramatic slowdown in economic activity than other states and the decline in real estate values in Florida has been significantly higher than the national average. Our concentration of commercial loans in this region subjects us to risk that a further downturn in the local economy could result in increases in delinquencies and foreclosures or losses on these loans. In addition, the occurrence of natural disasters in Florida, such as hurricanes, or man-made disasters, such as the recent BP oil spill in the Gulf of Mexico, could result in a decline in the value or destruction of our mortgaged properties and an increase in the risk of delinquencies or foreclosures. Losses we may experience on loans acquired from Bank of Florida may be covered by loss sharing agreements we entered into with the FDIC in connection with the acquisition. See “Business — Recent Acquisitions — Acquisition of Bank of Florida.” Nevertheless, these factors could have a material adverse effect on our business, financial position, results of operations and cash flows.

Continued or worsening conditions in the real estate market and higher than normal delinquency and default rates could adversely affect our business.

The origination and servicing of residential mortgages is a significant component of our business and our earnings have been and may continue to be adversely affected by weak real estate markets and historically high delinquency and default rates. Mortgage origination volume has been low in recent fiscal periods compared to historical levels (and refinancing activity in particular) and may remain low for the foreseeable future even if economic trends improve, particularly if interest rates significantly rise and more restrictive underwriting standards persist. From June 30, 2009 to June 30, 2010, we increased our MSR portfolio by approximately 33%, with MSR at the end of such period representing 5% of total assets.

If the frequency and severity of our loan delinquencies and default rates increase, our mortgage business could experience losses on loans held for investment and on newly originated or purchased loans that we hold for sale. During 2009, we experienced an increase in foreclosures and reserves due to an increase in loss severity and foreclosure frequency resulting primarily from a decline in housing prices during 2008 and 2009. We may need to further increase our reserves for foreclosures if foreclosure rates remain at levels experienced in recent periods.

Continued or worsening conditions in the real estate market and higher than normal delinquency and default rates on loans have other adverse consequences for our mortgage banking business, including:

•	cash flows and capital resources are reduced, as we are required to make cash advances to meet contractual obligations to investors, process foreclosures, maintain, repair and market foreclosed properties;

•	mortgage service fee revenues decline because we recognize these revenues only upon collection;

•	net interest income may decline and interest expense may increase due to lower average cash and capital balances and higher capital funding requirements;

•	mortgage and loan servicing costs rise;

•	an inability to sell our MSR in the capital markets due to reduced liquidity;

•	amortization and impairment charges on our MSR increase; and

•	realized and unrealized losses on and declines in the liquidity of securities held in our investment portfolio that are collateralized by mortgage obligations.

We may be required to repurchase mortgage loans or reimburse investors as a result of breaches in contractual representations and warranties, from our sales of loans we originate and servicing of loans originated by other parties. We conduct these activities under contractual provisions that include various representations and warranties which typically cover ownership of the loan, compliance with loan criteria set forth in the applicable agreement, validity of the lien securing the loan and similar matters. We may be required to repurchase mortgage loans with identified defects, indemnify the investor or guarantor, or reimburse the investor for credit loss incurred on the loan in the event of a material breach of such contractual representations or warranties. If future investor repurchase demands increase, or our success at appealing repurchase or other requests differs from past experience, we could continue to have increased repurchase obligations.

Our concentration of mass-affluent customers and so-called “jumbo” mortgages in our residential mortgage portfolio makes us particularly vulnerable to a downturn in high-end real estate values and economic factors disproportionately affecting affluent consumers of financial services.

The Federal Housing Administration, Fannie Mae and Freddie Mac will only purchase or guarantee so-called “conforming” loans, which may not exceed certain principal amount thresholds. As of June 30, 2010, approximately 50% of our residential mortgage loan assets was comprised of so-called “jumbo” loans, and 99% of our securities portfolio was comprised of residential nonagency investment securities, substantially all of which are backed by jumbo loans. Jumbo loans have principal balances exceeding the thresholds of the agencies described above, and tend to be less liquid than conforming loans, which may make it more difficult for us to rapidly rebalance our portfolio and risk profile than is the case for financial institutions with higher concentrations of conforming loan assets. Due to macroeconomic conditions, jumbo mortgage loans have, in recent periods, experienced increased rates of delinquency, foreclosure, bankruptcy and loss, and they are likely to continue to experience delinquency, foreclosure, bankruptcy and loss rates that are higher, and that may be substantially higher, than conforming mortgage loans. In such event, liquidity in the capital markets for such assets could be diminished and we could be faced with increased losses and an inability to dispose of such assets.

Hedging strategies that we use to manage our mortgage pipeline may be ineffective to mitigate the risk of changes in interest rates.

We typically use derivatives and other instruments to hedge a portion of our mortgage banking interest rate risk. Hedging is a complex process, requiring sophisticated models and constant monitoring, and is not a perfect science. We may use hedging instruments tied to U.S. Treasury rates, London Interbank Offered Rate, or LIBOR, or Eurodollars that may not perfectly correlate with the value or income being hedged. Our mortgage pipeline consists of our commitments to purchase mortgage loans, or interest rate locks, and funded mortgage loans that will be sold in the secondary market. The risk associated with the mortgage pipeline is that interest rates will fluctuate between the time we commit to purchase a loan at a pre-determined price, or the customer locks in the interest rate on a loan, and the time we sell or commit to sell the mortgage loan. Generally speaking, if interest rates increase, the value of an unhedged mortgage pipeline decreases, and gain on sale margins are adversely impacted. Typically, we hedge the risk of overall changes in fair value of loans held for sale by either entering into forward loan sale agreements, selling forward Fannie Mae or Freddie Mac mortgage-backed securities, or MBS, or using other derivative instruments to hedge loan commitments and to create fair value hedges against the funded loan portfolios. We generally do not hedge all of the interest rate risk on our mortgage portfolio and have not historically hedged the risk of changes in the fair value of our MSR resulting from changes in interest rates. To the extent we fail to appropriately reduce our exposure to interest rate changes, our financial results may be adversely affected.

We could recognize realized and unrealized losses on securities held in our securities portfolio, particularly if economic and market conditions deteriorate.

As of June 30, 2010, the fair value of our securities portfolio was approximately $2.5 billion, of which approximately 99% was comprised of residential nonagency investment securities. Factors beyond our control can significantly influence the fair value of securities in our portfolio and can cause potential adverse changes to the fair value of these securities. These factors include, but are not limited to, rating agency downgrades of the securities, defaults by the issuer or individual mortgagors with respect to the underlying securities, changes in market interest rates and continued instability in the credit markets. Any of these factors could cause an other-than-temporary impairment in future periods and result in realized losses. The process for determining whether impairment is other-than-temporary usually requires difficult, subjective judgments about the future financial performance of the issuer and any collateral underlying the security in order to assess the probability of receiving all contractual principal and interest payments on the security. Because of changing economic and market conditions affecting issuers and the performance of the underlying collateral, we may recognize realized and/or unrealized losses in future periods, which could have an adverse effect on our financial condition and results of operations.

We may experience higher delinquencies on our equipment leases and reductions in the resale value of leased equipment.

In connection with the acquisition of Tygris, we acquired a significant portfolio of equipment leases. Although we purchased these leases at a discount, they were not subjected to our credit standards. The non-impaired leases we acquired may become impaired and the impaired leases may suffer further deterioration in value, resulting in additional charge-offs to this portfolio. Fluctuations in national, regional and local economic conditions may increase the level of charge-offs that we make to our lease portfolio, and, consequently, reduce our net income. Although a significant portion of these losses will be satisfied out of escrowed portions of the purchase price paid by us, we are not protected for all losses and any charge-off of related losses that we experience will negatively impact our results of operations.

The realization of equipment values (i.e., residual values) during the life and at the end of the term of a lease is an important element of our commercial finance business. At the inception of each lease, we record a residual value for the leased equipment based on our estimate of the future value of the equipment at the expected disposition date. A decrease in the market value of leased equipment at a rate greater than the rate we projected, whether due to rapid technological or economic obsolescence, unusual or excessive wear-and-tear on the equipment, recession or other adverse economic conditions, or other factors, would adversely affect the current or the residual values of such equipment. Further, certain equipment residual values are dependent on the manufacturer’s or vendor’s warranties, reputation and other factors, including market liquidity. In addition, we may not realize the full market value of equipment if we are required to sell it to meet liquidity needs or for other reasons outside of the ordinary course of business. Consequently, we may not realize our estimated residual values for equipment. If we are unable to realize the expected value of a substantial portion of the equipment under lease, our business could be adversely affected.

Concern of customers over deposit insurance may cause a decrease in deposits.

With recent concerns about bank failures, customers have become concerned about the extent to which their deposits are insured by the FDIC, particularly mass-affluent customers that may maintain deposits in excess of insured limits. Customers may withdraw deposits in an effort to ensure that the amount they have on deposit with our bank is fully insured and may place them in other institutions or make investments that are perceived as being more secure, such as securities issued by the U.S. Treasury. We may be forced by such activity to pay higher interest rates to retain deposits, which may constrain our liquidity as we seek to meet funding needs caused by reduced deposit levels, which could have a material adverse effect on our business.

We are exposed to risks associated with our Internet-based systems and online commerce security, including “hacking” and “identity theft.”

We operate primarily as an online bank with a small number of financial center locations and, as such, we conduct a substantial portion of our business over the Internet. We rely heavily upon data processing, including loan servicing and deposit processing, software, communications and information systems from a number of third parties to conduct our business. Our operations are vulnerable to disruptions from human error, natural disasters, power loss, computer viruses, spam attacks, unauthorized access and other similar events. We cannot be certain that all of our systems are entirely free from vulnerability to breaches of security or other technological difficulties or failures. A breach in the security of any of our information systems could have an adverse impact on, among other things, our revenue, ability to attract and maintain customers and business reputation. In addition, a security breach could also subject us to additional regulatory scrutiny and expose us to civil litigation and possible financial liability.

Our business may be impaired if a third party infringes on our intellectual property rights.

Our business depends heavily upon intellectual property that we have developed or will develop in the future. Monitoring infringement of intellectual property rights is difficult, and the steps we have taken may not prevent unauthorized use of our intellectual property. In the past, we have had to engage in enforcement actions to protect our domain names from theft, including administrative proceedings. We may in the future be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other intellectual property rights. Intellectual property theft on the Internet is relatively widespread, and individuals anywhere in the world can purchase infringing domains or use our service marks on their pay-per-click sites to draw customers for competitors while exploiting our service marks. To the extent that we are unable to rapidly locate and stop an infringement, our intellectual property assets may become devalued and our brand may be tarnished. Third parties may also challenge, invalidate or circumvent our intellectual property rights and protections, registrations and licenses. Intellectual property litigation is expensive, and the outcome of any action is often highly uncertain.

We may become involved in intellectual property or other disputes that could harm our business.

Third parties may assert claims against us, asserting that our marks, services, associated content in any medium, or software applications infringe on their intellectual property rights. The laws and regulations governing intellectual property rights are continually evolving and subject to differing interpretations. Trademark owners often engage in litigation in state or federal courts or oppositions in the United States Patent and Trademark Office as a strategy to broaden the scope of their trademark rights. If any infringement claim is successful against us, we may be required to pay substantial damages or we may need to seek to obtain a license of the other party’s intellectual property rights. We also could lose the expected future benefit of our marketing and advertising spending. Moreover, we may be prohibited from providing our services or using content that incorporates the challenged intellectual property.

The soundness of other financial institutions could adversely affect us.

Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. At various times, we may have significant exposure to a relatively small group of counterparties, and we routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, mutual and hedge funds and other institutional customers. Many of these transactions expose us to credit risk in the event of default of a counterparty or customer. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due to us. Losses suffered through such increased credit risk exposure could have a material adverse effect on our financial condition, results of operations and cash flows.

We face increased risks with respect to our WorldCurrency® and other market-based deposit products.

As of June 30, 2010, we had outstanding market-based deposits of $1.1 billion, representing approximately 12% of our total deposits, the significant majority of which are WorldCurrency® deposits. Many of our WorldCurrency® depositors have chosen that family of products in order to diversify their portfolios with respect to foreign currencies. Appreciation of the U.S. dollar relative to foreign currencies, political and economic disruptions in foreign markets or significant changes in commodity prices or securities indices could significantly reduce the demand for our WorldCurrency® and other market-based products as well as a devaluation of these deposit balances, which could have a material adverse effect on our liquidity and results of operations. In addition, although we routinely use derivatives to offset changes to our deposit obligations due to fluctuations in currency exchange rates, commodity prices or securities indices to which these products are linked, these derivatives may not be effective. To the extent that these derivatives do not offset changes to our deposit obligations, our financial results may be adversely affected. Furthermore, these rates, prices and indices are subject to significant changes due to factors beyond our control, which may subject us to additional risks.

We operate in a highly competitive industry and market area.

We face substantial competition in all areas of our operations from a variety of different competitors, many of which are larger and may have more financial resources. Such competitors primarily include Internet banks and national, regional and community banks within the various markets we serve. We also face competition from many other types of financial institutions, including, without limitation, savings and loan institutions, credit unions, mortgage companies, other finance companies, brokerage firms, insurance companies, factoring companies and other financial intermediaries. The financial services industry could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can (unless laws are changed) merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Many of our competitors have fewer regulatory constraints and may have lower cost structures.

In addition, many of our competitors have significantly more physical branch locations than we do which may be an important factor to potential customers. Because we offer our services over the Internet, we compete nationally for customers against financial institutions ranging from small community banks to the largest international financial institutions. Many of our competitors continue to have access to greater financial resources than we have, which allows them to invest in technological improvements. Failure to successfully keep pace with technological change affecting the financial services industry could place us at a competitive disadvantage.

Our historical growth rate and performance may not be indicative of our future growth or financial results.

Our historical growth must be viewed in the context of the recent opportunities available to us as a result of the confluence of our access to capital at a time when market dislocations of historical proportions resulted in unprecedented asset acquisition opportunities. When evaluating our historical growth and prospects for future growth, it is also important to consider that while our business philosophy has remained relatively constant over time, our mix of business, distribution channels and areas of focus have changed frequently and dramatically over the last several years. Historically, we have entered and exited lines of business to adapt to changing market conditions and perceived opportunities, and may continue to do so in future periods. For example, we are currently seeking to build a wealth management line of business. Although we have a track record of successfully offering investment-oriented deposit products, we have limited operational experience in wealth management. Our resources, personnel and expertise may prove to be insufficient to execute our wealth management strategy, which could impact our future earnings and the retention of high net worth customers. Moreover, our dynamic business model makes it difficult to assess our prospects for future growth.

In recent fiscal periods, we have completed several significant transactions, including the acquisitions of Tygris and Bank of Florida in 2010, the acquisition of a number of residential mortgage loan and securities portfolios in 2008 and 2009 and the divestiture of our reverse mortgage operations in 2008. These transactions, along with equity capital infusions, have significantly expanded our asset and capital base, product mix and distribution channels. We also benefited from significant purchase price discounts from these transactions, which are highly accretive to our earnings and which may not be available in the future. Over the longer-term, we expect margins on loans to revert to longer-term historical levels.

We have also historically generated a significant amount of fee income through the origination and servicing of residential mortgage loans. Fundamental changes in bank regulations and the mortgage industry, unusually weak economic conditions and the historically low interest rate environment that has characterized the last several fiscal quarters, makes it difficult to predict our future results or draw meaningful comparisons between our historical results and our results in future fiscal periods.

We may not be able to sustain our historical rate of growth or grow our business at all. Because of the tremendous amount of uncertainty in the general economy and with respect to the effectiveness of recent governmental intervention in the credit markets and mortgage lending industry, as well as increased delinquencies, continued home price deterioration and lower home sales volume, it will be difficult for us to replicate our historical earnings growth as we continue to expand. We have benefited from the recent low interest rate environment, which has provided us with high net interest margins which we use to grow our business. Higher rates would compress our margins and may impact our ability to grow. Consequently, our historical results of operations will not necessarily be indicative of our future operations.

We are dependent on key personnel and the loss of one or more of those key personnel could harm our business.

Our future success significantly depends on the continued services and performance of our key management personnel. We believe our management team’s depth and breadth of experience in the banking industry is integral to executing our business plan. We also will need to continue to attract, motivate and retain other key personnel. The loss of the services of members of our senior management team or other key employees or the inability to attract additional qualified personnel as needed could have a material adverse effect on our business, financial position, results of operations and cash flows.

We are subject to losses due to fraudulent and negligent acts on the part of loan applicants, mortgage brokers, other vendors and our employees.

When we originate mortgage loans, we rely heavily upon information supplied by loan applicants and third parties, including the information contained in the loan application, property appraisal, title information and employment and income documentation provided by third parties. If any of this information is misrepresented and such misrepresentation is not detected prior to loan funding, we generally bear the risk of loss associated with the misrepresentation.

We may be exposed to unrecoverable losses on the loans acquired in the Bank of Florida acquisition, despite the loss sharing agreements we have with the FDIC.

Although we acquired the loan assets of Bank of Florida at a substantial discount and we have entered into loss sharing agreements which provide that the FDIC will bear 80% of losses on such assets in excess of $385.6 million, we are not protected from all such losses. The FDIC has the right to refuse or delay payment for such loan losses if the loss sharing agreements are not managed in accordance with their terms. Additionally, the loss sharing agreements have limited terms; therefore, any losses that we experience after the terms of the loss sharing agreements have ended will not be recoverable from the FDIC, which would negatively impact our net income. See “Business — Recent Acquisitions — Acquisition of Bank of Florida” for a description of our loss sharing arrangements with the FDIC.

The acquisition of assets and liabilities of financial institutions in FDIC-sponsored or assisted transactions involves risks similar to those faced in unassisted acquisitions, even though the FDIC might provide assistance to mitigate certain risks (e.g., entering into loss sharing arrangements). However, because such acquisitions are structured in a manner that does not allow the time normally associated with evaluating and preparing for the integration of an acquired institution, we face the additional risk that the anticipated benefits of such an acquisition may not be realized fully or at all, or within the time period expected.

Any of these factors, among others, could adversely affect our ability to achieve the anticipated benefits of the Bank of Florida acquisition.

Certain provisions of the loss sharing agreements entered into with the FDIC in connection with the Bank of Florida acquisition may have anti-takeover effects and could limit our ability to engage in certain strategic transactions our Board of Directors believes would be in the best interests of stockholders.

The FDIC’s agreement to bear 80% of qualifying losses in excess of $385.6 million on single family residential loans for ten years and commercial loans for five years is a significant advantage for us and a feature of the Bank of Florida acquisition without which we would not have entered into the transaction. Our agreement with the FDIC requires that we receive prior FDIC consent, which may be withheld by the FDIC in its sole discretion, prior to us or our stockholders engaging in certain transactions. If any such transaction is completed without prior FDIC consent, the FDIC would have the right to discontinue the loss sharing arrangement.

Among other things, prior FDIC consent is required for (1) a merger or consolidation of the Company or EverBank with or into another company if our stockholders will own less than 66.66% of the combined company, (2) the sale of all or substantially all of the assets of EverBank and (3) a sale of shares by a stockholder, or a group of related stockholders, that will effect a change in control of the Company, as determined by the FDIC with reference to the standards set forth in the Change in Bank Control Act (generally, the acquisition of between 10% and 25% of the Company’s voting securities where the presumption of control is not rebutted, or the acquisition by any person, acting directly or indirectly or through or in concert with one or more persons, of more than 25% of the Company’s voting securities). Such a sale by stockholders may occur beyond the Company’s control. If the Company or any stockholder desired to enter into any such transaction, the FDIC may not grant its consent in a timely manner, without conditions, or at all. If one of these transactions were to occur without prior FDIC consent and the FDIC withdrew its loss share protection, there could be a material adverse effect on our financial condition, results of operations and cash flows.

We may be unable to integrate Tygris, Bank of Florida or other acquired businesses successfully.

We may not be able to successfully manage the integration of Tygris, Bank of Florida or future acquisitions. The process of acquiring businesses may be disruptive to our business and may cause an interruption or reduction of our business.

In addition, we have traditionally operated as an online bank with a small number of financial centers located in Jacksonville, Florida. As a result of the Bank of Florida acquisition, we now operate 14 financial centers, most of which are in Southern Florida, which may expose us to different risks than those we have previously experienced, including changes in our cost structure due to the relative increase in traditional retail banking activities and the increased scale of our operations, management challenges unique to branch locations and changes in the composition of our customer base. We may acquire other financial institutions with a branch network in the future, and our exposure to risks and expenses related to our financial centers may increase as a result.

We may become subject to a number of risks if we elect to pursue acquisitions and may not be able to acquire acquisition targets successfully if we choose to do so.

As we have done in the past, we may pursue acquisitions as part of our growth strategy. Any future acquisitions we might make will be accompanied by the risks commonly encountered in acquisitions. These risks include, among other things: credit risk associated with an acquired bank’s loans and investments; retaining, attracting and integrating personnel; and potential disruption of our ongoing business. We expect that competition for suitable acquisition targets may be significant. We may not be able to successfully identify and acquire suitable acquisition targets on terms and conditions we consider to be acceptable. In the current economic environment, we may have opportunities to acquire the assets and liabilities of failed banks in FDIC-assisted transactions such as the Bank of Florida acquisition. These acquisitions involve risks similar to acquiring existing banks even though the FDIC might provide assistance to mitigate certain risks, such as sharing in the exposure to loan losses and providing indemnification against certain liabilities of a failed institution. However, because these acquisitions are typically conducted by the FDIC in a manner that does not allow the time normally associated with preparing for the integration of an acquired institution, we may face additional risks in FDIC-assisted transactions. These risks include, among other things, the loss of customers, strain on management resources related to collection and management of problem loans and problems related to integration of personnel and operating systems. We may not be successful in overcoming these risks or any other problems encountered in connection with acquisitions, including FDIC-assisted transactions. Our inability to overcome these risks could have an adverse effect on our ability to achieve our business strategy and maintain our market value and profitability.

Regulatory and Legal Risks

We operate in a highly regulated environment and the laws and regulations that govern our operations, corporate governance, executive compensation and accounting principles, or changes in them, or our failure to comply with them, may adversely affect us.

We are subject to extensive regulation, supervision and legislation that govern almost all aspects of our operations. Intended to protect customers, depositors and deposit insurance funds, these laws and regulations, among other matters, prescribe minimum capital requirements, impose limitations on the business activities in which we can engage, limit the dividend or distributions that EverBank can pay to us, restrict the ability of institutions to guarantee our debt, impose certain specific accounting requirements on us that may be more restrictive and may result in greater or earlier charges to earnings or reductions in our capital than generally accepted accounting principles, among other things. Compliance with laws and regulations can be difficult and costly, and changes to laws and regulations often impose additional compliance costs. We are currently facing increased regulation and supervision of our industry as a result of the financial crisis in the banking and financial markets, and, to the extent that we participate in any programs established or to be established by the U.S. Treasury or by the federal bank regulatory agencies, there will be additional and changing requirements and conditions imposed on us. Such additional regulation and supervision may increase our costs and limit our ability to pursue business opportunities. Further, our failure to comply with these laws and regulations, even if the failure follows good faith effort or reflects a difference in interpretation, could subject us to restrictions on our business activities, fines and other penalties, any of which could adversely affect our results of operations, capital base and the price of our common stock.

Federal banking agencies periodically conduct examinations of our business, including for compliance with laws and regulations, and our failure to comply with any supervisory actions to which we are or become subject as a result of such examinations may adversely affect us.

The Office of Thrift Supervision, or the OTS, periodically conducts examinations of our business, including for compliance with laws and regulations. If, as a result of an examination, the OTS was to determine that the financial condition, capital resources, asset quality, asset concentrations, earnings prospects, management, liquidity, sensitivity to market risk, or other aspects of any of EverBank’s operations had become unsatisfactory, or that we or our management were in violation of any law, regulation or guideline in effect from time to time, the OTS may take a number of different remedial actions as it deems appropriate. These actions include the power to enjoin “unsafe or unsound” practices, to require affirmative actions to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in EverBank’s capital, to restrict our growth, to change the composition of our concentrations in portfolio or balance sheet assets, to assess civil monetary penalties against our officers or directors, to remove officers and directors and, if the OTS concludes that such conditions cannot be corrected or there is an imminent risk of loss to depositors, to terminate EverBank’s deposit insurance.

The enactment of the Dodd-Frank Act may have a material effect on our operations.

On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, which imposes significant regulatory and compliance changes. The key effects of the Dodd-Frank Act on our business are:

•	changes in the thrift supervisory structure;

•	changes to regulatory capital requirements;

•	creation of new governmental agencies;

•	limitation on federal preemption; and

•	mortgage loan origination and risk retention.

For example, approximately 60% of our total mortgage loan origination volume is originated through independent mortgage brokers. Under the Dodd-Frank Act, the loss of federal preemption for operating subsidiaries and agents of national banks and federal thrifts, as well as changes to the compensation and compliance obligations of independent mortgage brokers, could change the manner in which our mortgage loans are originated. As a result of the Dodd-Frank Act, there will likely be fewer independent, nonbank mortgage brokers and lenders. A reduction in the number of independent mortgage brokers may adversely affect our mortgage volume and, thus, our revenues and earnings.

In addition, the Dodd-Frank Act contains provisions designed to limit the ability of insured depository institutions, their holding companies and their affiliates to conduct certain swaps and derivatives activities and to take certain principal positions in financial instruments. While it is generally expected that these limitations are not intended to restrict hedging activities, the impact of the statutory limitations on our ability to conduct our hedging strategies will not be clear until the implementing regulations have been promulgated. For a more detailed description of the Dodd-Frank Act, see “Regulation and Supervision.”

The short-term and long-term impact of the new Basel III capital standards and the forthcoming new capital rules for non-Basel U.S. banks is uncertain.

On September 12, 2010, the Group of Governors and Heads of Supervision, the oversight body of the Basel Committee on Banking Supervision, announced an agreement to a strengthened set of capital requirements for internationally active banking organizations in the United States and around the world, known as Basel III. When implemented by U.S. banking authorities, we expect Basel III will eventually preclude us from including certain assets in our regulatory capital ratios, including MSR, which currently comprise a significant portion of our regulatory capital. For a more detailed description of Basel III, see “Regulation and Supervision.”

We are highly dependent upon programs administered by government agencies or government-sponsored enterprises, such as Fannie Mae, Freddie Mac and Ginnie Mae, to generate liquidity in connection with our conforming mortgage loans. Any changes in existing U.S. government or government-sponsored mortgage programs could materially and adversely affect our business, financial position, results of operations and cash flows.

Our ability to generate revenues through securities issuances guaranteed by Ginnie Mae, or GNMA, and through mortgage loan sales to GSEs such as Fannie Mae and Freddie Mac (as well as to other institutional investors), depends to a significant degree on programs administered by those entities. The GSEs play a powerful role in the residential mortgage industry, and we have significant business relationships with them. Many of the loans that we originate are conforming loans that qualify under existing standards for sale to the GSEs or for guarantee by GNMA. We also derive other material financial benefits from these relationships, including the assumption of credit risk by these GSEs on all loans sold to them that are pooled into securities, in exchange for our payment of guarantee fees, and the ability to avoid certain loan inventory finance costs through streamlined loan funding and sale procedures. Any discontinuation of, or significant reduction in, the operation of these GSEs or any significant adverse change in the level of activity in the secondary mortgage market or the underwriting criteria of these GSEs could have a material adverse effect on our business, financial position, results of operations and cash flows.

Because nearly all other non-governmental participants providing liquidity in the secondary mortgage market left that market during the mortgage financial crisis, the GSEs have been the only significant purchasers of residential mortgage loans. It remains unclear when private investors may begin to re-enter the market. As described above, GSEs (which are in conservatorship, with heavy capital support from the U.S. government, and subject to serious speculation about their future structure, if any) may not be able to provide the substantial liquidity upon which our residential mortgage loan business relies.

Federal, state and local consumer lending laws may restrict our ability to originate or increase our risk of liability with respect to certain mortgage loans and could increase our cost of doing business.

Federal, state and local laws have been adopted that are intended to eliminate certain lending practices considered “predatory.” These laws prohibit practices such as steering borrowers away from more affordable products, selling unnecessary insurance to borrowers, repeatedly refinancing loans, and making loans without a reasonable expectation that the borrowers will be able to repay the loans irrespective of the value of the underlying property. It is our policy not to make predatory loans, but these laws create the potential for liability with respect to our lending, servicing and loan investment activities. They increase our cost of doing business, and ultimately may prevent us from making certain loans and cause us to reduce the APR or the points and fees on loans that we do make.

Legislative action regarding foreclosures or bankruptcy laws may negatively impact our business.

Recent laws delay the initiation or completion of foreclosure proceedings on specified types of residential mortgage loans (some for a limited period of time), or otherwise limit the ability of residential loan servicers to take actions that may be essential to preserve the value of the mortgage loans underlying the MSR. Any such limitations are likely to cause delayed or reduced collections from mortgagors and generally increased servicing costs. Any restriction on our ability to foreclose on a loan, any requirement that we forego a portion of the amount otherwise due on a loan or any requirement that we modify any original loan terms will in some instances require us to advance principal, interest, tax and insurance payments, which is likely to negatively impact our business, financial condition, liquidity and results of operations.

We are exposed to environmental liabilities with respect to properties that we take title to upon foreclosure that could increase our costs of doing business and harm our results of operations.

In the course of our activities, we may foreclose and take title to residential and commercial properties and become subject to environmental liabilities with respect to those properties. The laws and regulations related to environmental contamination often impose liability without regard to responsibility for the contamination. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. Moreover, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based upon damages and costs resulting from environmental contamination emanating from the property. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations would be significantly harmed.

Risks Related to This Offering and Ownership of Our Common Stock

An active trading market for our common stock may not develop, and you may not be able to sell your common stock at or above the initial public offering price.

Prior to this offering, there has been no public market for our common stock. An active trading market for shares of our common stock may never develop or be sustained following this offering. If an active trading market does not develop, you may have difficulty selling your shares of common stock at an attractive price, or at all. The initial public offering price for our common stock will be determined by negotiations between us, the selling stockholders and the representative of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell your common stock at or above the initial public offering price or at any other price or at the time that you would like to sell. An inactive market may also impair our ability to raise capital by selling our common stock and may impair our ability to acquire other companies, products or technologies by using our common stock as consideration.

The price of our common stock may be volatile and fluctuate substantially.

Since our common stock has not been publicly traded prior to this offering, it is difficult to predict the future volatility of the trading price of our stock as compared to the broader stock market indices. Our share price may be volatile for several reasons. We are currently operating through a protracted period of historically low interest rates that will not be sustained indefinitely. Recent and pending legislative, regulatory, monetary and political developments have led to a high level of uncertainty, and these factors could have profound implications for the banking industry and the outlook for our future profitability. In addition, our business model is highly adaptive. In the past, we have rapidly entered and exited lines of business as circumstances have changed and this practice may continue, which could lead to higher levels of volatility in our share price as compared to other financial institutions that conduct business in more predictable ways. You should consider an investment in our common stock risky and invest only if you can withstand a significant loss and wide fluctuations in the market value of your investment.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our common stock, the price and trading volume of our common stock could decline.

The trading market for our common stock will rely in part on the research and reports that equity research analysts publish about us and our business. The price of our stock could decline if one or more securities analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

If any of the analysts who elect to cover us downgrades our stock, our stock price would likely decline rapidly. If any of these analysts ceases coverage of us, we could lose visibility in the market, which in turn could cause our common stock price or trading volume to decline and our common stock to be less liquid.

Our ability to pay dividends is subject to regulatory limitations and to the extent we are not able to access those funds, may impair our ability to accomplish our growth strategy and pay our operating expenses.

Although we have not done so in the past, we may elect to pay a dividend in the future. As a holding company separate and distinct from EverBank, our only bank subsidiary, with no significant assets other than EverBank’s capital stock, we will need to depend upon dividends from EverBank for substantially all of our income. Accordingly, our ability to pay dividends and cover operating expenses depends primarily upon the receipt of dividends or other capital distributions from EverBank. EverBank’s ability to pay dividends to us is subject to, among other things, its earnings, financial condition and need for funds, as well as federal and state governmental policies and regulations applicable to us and EverBank, which limit the amount that may be paid as dividends without prior regulatory approval. Additionally, if EverBank’s earnings are not sufficient to pay dividends to us while maintaining adequate capital levels, we may not be able to pay dividends to our stockholders if we choose to do so in the future. See “Dividend Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Restrictions on Paying Dividends” and “Regulation and Supervision — Regulation of Federal Savings Banks — Limitation on Capital Distributions.”

The obligations associated with being a public company will require significant resources and management attention, which may divert from our business operations.

As a result of this offering, we will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. As a result, we will incur significant legal, accounting and other expenses that we did not previously incur.

Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. Moreover, we strive to maintain a work environment that reinforces our culture of collaboration, motivation and disciplined growth strategy. The effects of becoming public, including potential changes in our historical business practices, which focused on long-term growth instead of short-term gains, could adversely affect this culture. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a stand-alone public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. If we do not continue to develop and implement the right processes and tools to manage our changing enterprise and maintain our culture, our ability to compete successfully and achieve our business objectives could be impaired, which could negatively impact our business, financial condition and results of operations. In addition, we cannot predict or estimate the amount of additional costs we may incur in order to comply with these requirements. We anticipate that these costs will materially increase our general and administrative expenses.

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the Securities and Exchange Commission, or SEC, and will likely require in the same report, a report by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies. We may not be able to remediate any future deficiencies in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price.

You will incur immediate dilution as a result of this offering.

If you purchase common stock in this offering, you will pay more for your shares than the amounts paid by existing stockholders for their shares. As a result, you will incur immediate dilution of $      per share, representing the difference between the initial public offering price of $      per share (the midpoint of the range set forth on the cover page of this prospectus) and our as adjusted net tangible book value per share after giving effect to this offering. See “Dilution.”

Our management team may allocate the proceeds of this offering in ways in which you may not agree.

We have broad discretion in applying the net proceeds we will receive in this offering. As part of your investment decision, you will not be able to assess or direct how we apply these net proceeds. If we do not apply these funds effectively, we may lose significant business opportunities. Furthermore, our stock price could decline if the market does not view our use of the net proceeds from this offering favorably. A significant portion of the offering is by selling stockholders, and we will not receive proceeds from the sale of the shares offered by them.

Future sales, or the perception of future sales, of our common stock may depress the price of our common stock.

The market price of our common stock could decline significantly as a result of sales of a large number of shares of our common stock in the market after this offering, including shares which might be offered for sale by our existing stockholders. The perception that these sales might occur could depress the market price. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon completion of this offering, we will have           shares of common stock outstanding (          shares if the underwriters exercise their option to purchase additional shares in full), of which:

•	approximately shares will have been held by non-affiliates of ours for more than one year and will be freely transferable pursuant to the exemption provided by Rule 144 under the Securities Act immediately following consummation of this offering;

•	approximately shares of common stock will be held by non-affiliates of ours and will be freely transferable pursuant to the exemption provided by Rule 144 under the Securities Act 90 days following the effective date of this registration statement; and

•	approximately shares of common stock will be held our directors, executive officers and other affiliates and may not be sold in the public market unless the sale is registered under the Securities Act, or an exemption from registration is available.

In connection with this offering, we, our directors and executive officers, the selling stockholders and all of our other stockholders have each agreed to enter into a lock-up agreement and thereby be subject to a lock-up period, meaning that they and their permitted transferees will not be permitted to sell any of the shares of our common stock for 180 days after the date of this prospectus, subject to certain extensions without the prior consent of the underwriters. Although we have been advised that there is no present intention to do so, the underwriters may, in their sole discretion and without notice, release all or any portion of the shares of our common stock from the restrictions in any of the lock-up agreements described above.

As of June 30, 2010, holders of approximately           shares of our common stock, including any securities convertible into or exercisable or exchangeable for shares of our common stock, have demand and piggyback registration rights with respect to those securities. Any shares registered pursuant to the registration rights agreement would be freely tradable in the public market following customary lock-up periods. See “Shares Eligible for Future Sale.” In addition, immediately following this offering, we intend to file a registration statement registering under the Securities Act the shares of common stock reserved for issuance in respect of incentive awards to our officers and certain of our employees. If any of these holders cause a large number of securities to be sold in the public market following expiration of any applicable lock-up period, the sales could reduce the trading price of our common stock. These sales also could impede our ability to raise future capital.

Anti-takeover provisions could adversely affect our stockholders.

We are a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders. In addition, our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, which will be in effect upon the closing of this offering:

•	authorize the issuance of “blank check” preferred stock that could be issued by our Board of Directors to thwart a takeover attempt;

•	establish a classified board of directors, with directors of each class serving a three-year term;

•	require that directors only be removed from office for cause and only upon a supermajority stockholder vote;

•	provide that vacancies on our Board of Directors, including newly created directorships, may be filled only by a majority vote of directors then in office;

•	limit who may call special meetings of stockholders;

•	prohibit stockholder action by written consent, requiring all actions to be taken at a meeting of the stockholders; and

•	require supermajority stockholder voting to effect certain amendments to our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws.

For additional information regarding these and other provisions of our organizational documents that may make it more difficult to acquire our company on an unsolicited basis, see “Description of Our Capital Stock — Certain Provisions of Delaware Law and Certain Charter and By-law Provisions.”

In addition, there are substantial regulatory limitations on changes of control of savings and loan holding companies and federal savings associations. Any company that acquires control of a savings association becomes a “savings and loan holding company” subject to registration, examination and regulation by the OTS. “Control,” as defined under OTS regulations, includes ownership or control of shares, or holding irrevocable proxies (or a combination thereof), representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the OTS that the acquirer has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. An acquisition of more than 10% of our common stock, if the acquirer is also subject to any one of eight “control factors,” constitutes a determination of control under OTS regulations, subject to rebuttal. These provisions could make it more difficult for a third party to acquire us even if such an acquisition might be in the best interest of our stockholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business” and elsewhere in this prospectus may contain forward-looking statements that reflect our current views with respect to, among other things, future events and financial performance. We generally identify forward-looking statements by terminology such as “outlook”, “believes”, “expects”, “potential”, “continues”, “may”, “will”, “could”, “should”, “seeks”, “approximately”, “predicts”, “intends”, “plans”, “estimates”, “anticipates” or the negative version of those words or other comparable words. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Although we believe that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Unless otherwise required by law, we also disclaim any obligation to update our view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this prospectus. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to, those factors described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These factors include without limitation:

•	the continued deterioration of general business and economic conditions, including the real estate and financial markets, in the United States and in the geographic regions and communities we serve;

•	risks related to liquidity;

•	changes in interest rates that affect the pricing of our financial products, the demand for our financial services and the valuation of our financial assets and liabilities, mortgage servicing rights and mortgages held for sale;

•	the risk of higher lease and loan charge-offs;

•	concentration of our commercial real estate loan portfolio, in particular, those secured by properties located in Florida;

•	higher than normal delinquency and default rates affecting our mortgage banking business;

•	concentration of mass-affluent customers and jumbo mortgages;

•	hedging strategies we use to manage our mortgage pipeline;

•	risks related to securities held in our securities portfolio;

•	delinquencies on our equipment leases and reductions in the resale value of leased equipment;

•	customer concerns over deposit insurance;

•	failure to prevent a breach to our internet-based system and online commerce security;

•	soundness of other financial institutions;

•	changes in currency exchange rates or other political or economic changes in certain foreign countries;

•	the competitive industry and market areas in which we operate;

•	historical growth rate and performance may not be a reliable indicator of future results;

•	loss of key personnel;

•	fraudulent and negligent acts by loan applicants, mortgage brokers, other vendors and our employees;

•	risks related to the Bank of Florida acquisition, including exposure to unrecoverable losses on loans acquired and certain provisions of the loss sharing agreement with the FDIC;

•	compliance with laws and regulations that govern our operations;

•	the impact of recent and future legal and regulatory changes, including the Dodd-Frank Act;

•	the effects of changes in existing U.S. government or government-sponsored mortgage programs;

•	changes in laws and regulations that may restrict our ability to originate or increase our risk of liability with respect to certain mortgage loans;

•	risks related to the continuing integration of acquired businesses and any future acquisitions;

•	legislative action regarding foreclosures or bankruptcy laws;

•	environmental liabilities with respect to properties that we take title to upon foreclosure; and

•	inability of EverBank, our banking subsidiary, to pay dividends.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of our common stock in this offering will be $      million, at an assumed initial public offering price of $      per share, the midpoint of the price range set forth on the cover of this prospectus, and after deducting estimated underwriting discounts and commissions and offering expenses. Our net proceeds will increase by approximately $      million if the underwriters’ option to purchase additional shares is exercised in full. Each $1.00 increase (decrease) in the assumed initial public offering price of $      per share, the midpoint of the price range set forth on the cover of this prospectus, would increase (decrease) the net proceeds to us of this offering by $      million, or $      million if the underwriters’ option is exercised in full, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and offering expenses. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. We intend to use the net proceeds of this offering for general working capital and other corporate purposes.

REORGANIZATION

In September 2010, EverBank Financial Corp, a Florida corporation, or EverBank Florida, formed EverBank Financial Corp, a Delaware corporation, or EverBank Delaware. EverBank Delaware has not engaged in any business or other activities except in connection with its formation and holds no assets and has no subsidiaries. Prior to the consummation of this offering, EverBank Florida will merge with and into EverBank Delaware, the registrant, with EverBank Delaware continuing as the surviving corporation. In the merger, all of the outstanding shares of common stock of EverBank Florida will be converted into shares of EverBank Delaware common stock.

The Reorganization will cause the “reincorporation” of EverBank Florida in Delaware, a          -for-           split of our common stock and a conversion of outstanding preferred stock into our common stock. It will not result in any change of the business, management, jobs, fiscal year, assets, liabilities or location of the principal facilities of EverBank Florida.

DIVIDEND POLICY

We have historically not paid cash dividends to holders of our common stock.

Although we have not done so in the past, we may elect to pay a dividend in the future, subject to the discretion of our Board of Directors and dependent on, among other things, our results of operations, financial condition, level of indebtedness, cash requirements, contractual restrictions and other factors that our Board of Directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any future outstanding indebtedness we or our subsidiaries incur. Dividends from EverBank will be the principal source of funds for the payment of dividends on our common stock.

EverBank is subject to certain regulatory restrictions that may limit its ability to pay dividends to us and, therefore, our ability to pay dividends to our stockholders. EverBank must seek approval from the OTS prior to any declaration of the payment of any dividends or other capital distributions to us. EverBank may not pay dividends to us if, after paying those dividends, it would fail to meet the required minimum levels under risk-based capital guidelines and the minimum leverage and tangible capital ratio requirements, or in the event the OTS notified EverBank that it was in need of more than normal supervision. Further, under the Federal Deposit Insurance Act, or FDIA, an insured depository institution such as EverBank is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized.” Payment of dividends by EverBank also may be restricted at any time at the discretion of the appropriate regulator if it deems the payment to constitute an “unsafe and unsound” banking practice. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Restrictions on Paying Dividends” and “Regulation and Supervision — Regulation of Federal Savings Banks — Limitation on Capital Distributions.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2010:

•	on an actual basis before giving effect to the Reorganization; and

•	on an as adjusted basis after giving effect to the Reorganization and the sale of shares of our common stock offered by us at a purchase price equal to $ per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and offering expenses payable by us.

You should read this information together with the consolidated historical and pro forma financial statements and the related notes thereto included in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Selected Financial Information” sections of this prospectus.

	As of June 30, 2010
		As
	Actual	Adjusted
	(In thousands)

Cash and cash equivalents	$543,897	$

Long-Term Debt:
Other borrowings	855,163
Trust preferred securities	113,750
Shareholders’ Equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized, shares issued and outstanding, actual; shares authorized shares issued and outstanding, as adjusted	3
Common stock, $0.01 par value: 10,000,000 shares authorized, shares issued and outstanding, actual; shares authorized, shares issued and outstanding, as adjusted (1)	50
Additional paid-in capital	550,066
Retained earnings	397,297
Accumulated other comprehensive income (loss)	(12,981)

Total shareholders’ equity	934,435

Total capitalization	$1,903,348	$

(1)	Includes shares held in escrow as a result of our acquisition of Tygris, a portion of which will be released to the former Tygris shareholders in connection with the consummation of this offering to the extent the aggregate value of the escrowed shares (on a determined per share value) equals 17.5% of the average carrying value of the remaining Tygris portfolio (see “Business — Recent Acquisitions — Acquisition of Tygris Commercial Finance Group, Inc.”) and excludes shares of our common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $ per share, shares of common stock issuable upon the vesting of outstanding restricted stock units and additional shares reserved for issuance under our benefit plans.

DILUTION

If you invest in our common stock, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering. Our historical net tangible book value as of June 30, 2010 was $      million, or $      per share of common stock. Net tangible book value per share is determined by dividing our total tangible assets less our total liabilities by the number of shares of common stock outstanding.

After giving effect to the Reorganization and our sale of           shares of common stock at an assumed initial public offering price of $      per share, the midpoint of the range on the cover of this prospectus, and after deducting estimated underwriting discounts and commissions and offering expenses, our as adjusted net tangible book value as of June 30, 2010 would have been $      million, or $      per share. This amount represents an immediate increase in net tangible book value to our existing stockholders of $      per share and an immediate dilution to new investors of $      per share. The following table illustrates this per share dilution:

Assumed initial public offering price per share	$
Historical net tangible book value per share as of June 30, 2010
Increase in net tangible book value per share attributable to investors purchasing shares in this offering

As adjusted net tangible book value per share after giving effect to this offering

Dilution in as adjusted net tangible book value per share to investors in this offering	$

Each $1.00 increase (decrease) in the assumed public offering price of $      per share would increase (decrease) our as adjusted net tangible book value by approximately $      million, or approximately $      per share, and the dilution per share to investors in this offering by approximately $      per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and offering expenses. We may also increase or decrease the number of shares we are offering. An increase of 1.0 million shares in the number of shares offered by us, together with a $1.00 increase in the assumed offering price of $      per share, would result in a as adjusted net tangible book value of approximately $      million, or $      per share, and the dilution per share to investors in this offering would be $      per share. Similarly, a decrease of 1.0 million shares in the number of shares offered by us, together with a $1.00 decrease in the assumed public offering price of $      per share, would result in a as adjusted net tangible book value of approximately $      million, or $      per share, and the dilution per share to investors in this offering would be $      per share. The as adjusted information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering determined at pricing.

If the underwriters exercise their option to purchase additional shares in full in this offering, our as adjusted net tangible book value at June 30, 2010 would be $      million, or $      per share, representing an immediate increase in as adjusted net tangible book value to our existing stockholders of $      per share and an immediate dilution to investors participating in this offering of $     per share.

The following table summarizes as of June 30, 2010, on an as adjusted basis, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by our existing stockholders and by investors participating in this offering, based upon an assumed initial public offering price of $      per share, the mid-point of the range on the cover of

this prospectus, and before deducting estimated underwriting discounts and commissions and offering expenses payable by us.

				Total			Average
	Shares Purchased			Consideration			Price per
	Number	Percentage		Amount	Percentage		Share

Existing stockholders			%	$		%	$
New investors

Total		100%		$	100%

Sales of shares of common stock by the selling stockholders in this offering will reduce the number of shares of common stock held by existing stockholders to          , or approximately     % of the total shares of common stock outstanding after this offering, and will increase the number of shares held by new investors to          , or approximately     % of the total shares of common stock outstanding after this offering.

The above discussion and tables also assume no exercise of any outstanding stock options or restricted stock units except as set forth above and does not include           shares of common stock issuable upon the exercise of options outstanding as of June 30, 2010 at a weighted average exercise price of $        per share because the weighted average exercise price exceeds the assumed initial public offering price of $      per share, the midpoint of the range on the cover of this prospectus and           shares of common stock issuable upon the vesting of restricted stock units outstanding as of June 30, 2010.

Effective upon the completion of this offering, an aggregate           shares of our common stock will be reserved for future issuance under our equity incentive plans. To the extent that any of these options and restricted stock units are exercised, new options or restricted stock units are issued under our equity incentive plans or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering.

SELECTED FINANCIAL INFORMATION

The selected statement of income data for the years ended December 31, 2009, 2008 and 2007 and the selected balance sheet data as of December 31, 2008 and 2009 have been derived from our audited financial statements included elsewhere in this prospectus. The selected income statement data for the years ended December 31, 2005 and 2006 and the selected balance sheet data as of December 31, 2007, 2006 and 2005 have been derived from our audited financial statements that are not included in this prospectus. The selected income statement data for the six months ended June 30, 2009 and 2010 and selected balance sheet data as of June 30, 2010 is derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of future results. The selected financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical and pro forma financial statements and related notes thereto included elsewhere in this prospectus, which include all adjustments consisting of normal recurring accruals that we consider necessary for a fair presentation of the financial position and the results of operations for these periods. We have prepared the unaudited consolidated financial information on the same basis as our audited consolidated financial information.

We have consummated several significant transactions in recent fiscal periods, including the acquisition of Tygris in February 2010 and the acquisition of the banking operations of Bank of Florida in May 2010. Accordingly, our operating results for the historical periods presented below are not comparable and may not be predictive of future results. For additional information, see the consolidated historical and pro forma financial statements and the related notes thereto included in this prospectus.

	Six Months Ended June 30,			Year Ended December 31,
	2010		2009	2009	2008		2007	2006	2005
	(In millions, except share and per share data)

Income Statement Data:
Interest income	$301.2		$210.0	$440.6	$322.4		$263.4	$205.0	$157.4
Interest expense	69.4		88.3	163.2	202.6		185.0	130.4	82.4

Net interest income	231.7		121.8	277.4	119.8		78.4	74.6	75.0
Provision for loan and lease losses	41.7		63.1	121.9	37.3		5.6	1.4	2.0

Net interest income after provision
for loan and lease losses	190.1	(1)	58.7	155.5	82.5		72.8	73.2	73.0
Noninterest income	175.9	(1)	122.3	232.1	175.8		177.1	136.6	129.5
Noninterest expense	198.6		138.8	299.2	221.0		202.7	157.5	154.8

Income before income taxes	167.4		42.2	88.4	37.4		47.2	52.3	47.7
Provision for income taxes	47.4		16.2	34.9	14.2		17.8	19.8	18.1

Net income from continuing operations	120.0		26.0	53.5	23.1		29.4	32.5	29.5
Discontinued operations, net of income taxes	—		(0.2)	(0.2)	20.5	(2)	(1.9)	—	—

Net income	120.0		25.8	53.4	43.6		27.5	32.5	29.5
Loss (income) attributable to non-controlling interest in subsidiaries	—		—	—	2.4		2.7	0.1	(1.3)

Net income attributable to the Company	$120.0		$25.8	$53.4	$46.0		$30.2	$32.6	$28.2

	Six Months Ended June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(In millions, except share and per share data)

Per Share Data:
Weighted average common shares outstanding:
Basic
Diluted
Earnings from continuing operations per common share, basic	$	$	$	$	$	$	$
Earnings from continuing operations per common share, diluted

	As of June 30,		As of December 31,
	2010	2009	2009	2008	2007	2006	2005
	(In millions)

Balance Sheet Data:
Cash and cash equivalents	$543.9	$221.7	$23.3	$62.9	$33.9	$98.2	$194.9
Investment securities	2,654.7	1,119.2	1,678.9	715.7	283.6	397.7	330.9
Loans held for sale	1,029.1	804.3	1,283.0	915.2	943.5	947.4	1,014.4
Loans and leases held for investment, net	5,580.2	4,462.8	4,072.7	4,577.0	3,722.3	2,303.2	1,823.8
Total assets	11,174.7	7,485.8	8,060.2	7,048.3	5,521.9	4,177.2	3,700.3
Deposits	8,992.2	5,755.8	6,315.3	5,003.0	3,892.4	2,993.0	2,742.1
Total liabilities	10,240.3	7.013.6	7.506.3	6,628.6	5,272.9	3,954.6	3,505.6
Total stockholders’ equity	934.4	472.2	553.9	419.6	249.0	222.6	194.7

(1)	Noninterest income includes a $41.4 million non-recurring bargain purchase gain associated with the Tygris acquisition. Noninterest expense includes a $10.3 million loss on early extinguishment of acquired Tygris debt.

(2)	Includes a $23.9 million net gain on the sale of our reverse mortgage business to an unaffiliated third party.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the “Selected Financial Information” and the consolidated historical and pro forma financial statements and the related notes thereto included in this prospectus. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management’s expectations. Factors that could cause such differences are discussed in “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” We assume no obligation to update any of these forward-looking statements.

Overview

We are a diversified financial services company that provides innovative banking, lending and investing products and services to more than 625,000 customers nationwide through scalable, low-cost distribution channels. Our business model attracts financially sophisticated, self-directed, mass-affluent customers and a diverse base of small and medium-sized business customers. We market and distribute our products and services primarily through our integrated online financial portal, which is augmented by our nationwide network of independent financial advisors, 14 high-volume financial centers in targeted Florida markets and other financial intermediaries. These channels are connected by technology-driven centralized platforms, which provide operating leverage throughout our business.

Business Segments

We evaluate our overall financial performance through two operating business segments: (1) Banking and Wealth Management and (2) Mortgage Banking. Our Banking and Wealth Management segment primarily includes earnings generated by and activities related to deposit and investment products and services and portfolio lending and leasing activities. Our Mortgage Banking segment primarily consists of activities related to originating and servicing residential mortgage loans. A third reporting segment, our Corporate Services consists of corporate expenses that are not allocated to either the Banking and Wealth Management or Mortgage Banking segments. This segment includes technology, treasury, human resources, executive management, accounting, corporate development, legal, finance, transaction-related items and other services and expenses.

Factors Affecting Comparability

Each factor listed below materially affected the comparability of our cash flows, results of operations and financial condition in 2010, 2009, 2008 and 2007, and may affect the comparability of our historical financial information to financial information we report in future fiscal periods.

Strategic Acquisitions

Strategic acquisitions have recently been a significant component of our growth and may be a source of future growth. We completed two acquisitions during 2010 that grew our asset base, increased our capital and enhanced our asset and deposit generation platforms.

Tygris Commercial Finance Group, Inc.

On February 5, 2010, we completed our acquisition of Tygris Commercial Finance Group, Inc., or Tygris, a commercial leasing and finance company. In addition to providing significant growth capital, the transaction added a major new business line and provided another source to generate assets with attractive risk-adjusted returns for our balance sheet.

We acquired total assets with a fair value of $750.9 million, including loans and lease financing receivables with a fair value of approximately $538.1 million. At closing, loans and leases acquired were recorded at their acquisition date fair value. Our assessment of fair value was based on expected cash flows and included an estimation of expected loan and lease losses, prepayment expectations and operating costs associated with those assets. Expected cash flows were converted to their present value using a discount rate approximating the market rate of return for the same type of loan and lease portfolio with an equivalent risk profile. The valuation resulted in a reduction in the previous carrying value of the loans and lease financing receivables equal to $268.0 million, of which $158.6 million is accretable into income based on expected cash flows. For the six months ended June 30, 2010, we realized $37.7 million of discount accretion, reported as a component of loan and lease interest income. We reported a bargain purchase gain of $41.4 million, reflecting the excess of the fair value of the net assets acquired over the consideration paid. For further discussion of the Tygris acquisition and purchase accounting, see “— Loan and Lease Quality” and “— Critical Accounting Policies and Estimates” below.

Bank of Florida

On May 28, 2010, we acquired substantially all of the assets and assumed substantially all of the deposits and certain other liabilities of Bank of Florida-Southwest, headquartered in Naples, Florida, Bank of Florida-Southeast, headquartered in Fort Lauderdale, Florida, and Bank of Florida-Tampa Bay, headquartered in Tampa, Florida, three affiliated full service Florida chartered commercial banks that we collectively refer to as Bank of Florida, from the FDIC, as receiver. Under the terms of our agreements with the FDIC, we assumed deposits with a fair value of approximately $1.2 billion and acquired assets with a fair value of approximately $1.4 billion, including loans with a fair value of approximately $888.8 million. The acquisition enabled us to strengthen our core deposit franchise and enhance our wealth management capabilities by establishing a financial center presence in the Naples, Ft. Myers, Miami, Ft. Lauderdale, Tampa Bay and Clearwater markets and, contributed to the increase of our total deposits to approximately $9.0 billion as of June 30, 2010.

At closing, we recorded $258.5 million of purchase discounts, including $191.2 million of non-accretable discounts on impaired loans and real estate owned and $67.3 million of accretable discounts, which are expected to accrete into interest income using the constant effective yield method over the estimated life of the loans. The fair value of the loans was determined using methods similar to those described above.

All loans acquired in connection with the Bank of Florida acquisition are subject to a loss-sharing agreement with the FDIC, including a first loss amount to be borne solely by EverBank. Under the agreement, the FDIC will cover 80% of losses on the disposition of loans and other real estate owned, or OREO, over $385.6 million. The term for loss sharing on single-family residential real estate loans is ten years, while the term for loss sharing on non-residential real estate loans is five years. For further discussion of the Bank of Florida acquisition and purchase accounting, see “— Loan and Lease Quality” and “— Critical Accounting Policies and Estimates” below.

Portfolio Acquisitions

The significant capital we raised during the period from 2008 to 2010 enabled us to execute our strategy of organic growth and selective portfolio acquisitions. From June 30, 2008 to June 30, 2010, we increased our loans and leases held for investment and available for sale securities portfolio by approximately $3.8 billion by acquiring Tygris and Bank of Florida, retaining for investment assets we originate and acquiring portfolios of loans, leases and mortgage-backed securities with attractive risk-adjusted returns or retaining loans and leases from our asset generation channels. We purchased many of our portfolio acquisitions at discounts to par value, which enhance our effective yield through accretion into income in subsequent periods. Because risk-adjusted returns available on acquisitions during this period exceeded returns available to us through retaining assets available from our asset generation channels, a greater proportion of our asset growth during this period was comprised of portfolio acquisitions than from asset retention.

We have also deployed excess capital to grow our portfolio of mortgage servicing rights, or MSR, through various bulk acquisitions of mortgage servicing portfolios during this period. We increased our investment in MSR by supplementing our retention of originated MSR with these selective acquisitions. In the future, we expect to reduce acquisitions of MSR.

Primary Factors Used to Evaluate Our Business

Results of Operations

The primary factors we use to evaluate and manage our results of operations include net interest income, noninterest income, noninterest expense and net income.

Net Interest Income.  Represents interest income less interest expense. We generate interest income from interest, dividends and fees received on interest-earning assets, including loans and investment securities we own. We incur interest expense from interest paid on interest-bearing liabilities, including interest-bearing deposits, borrowings and other forms of indebtedness. Net interest income is a significant contributor to our revenues and net income. To evaluate net interest income, we measure and monitor (1) yields on our loans and other interest-earning assets, (2) the costs of our deposits and other funding sources, (3) our net interest spread, (4) our net interest margin and (5) our provisions for loan and lease losses. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as the annualized net interest income divided by average interest-earning assets. Because noninterest-bearing sources of funds, such as noninterest-bearing deposits and shareholders’ equity, also fund interest-earning assets, net interest margin includes the benefit of these noninterest-bearing sources.

Changes in the market interest rates and interest rates we earn on interest-earning assets or pay on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and noninterest-bearing liabilities and shareholders’ equity, are usually the largest drivers of periodic changes in net interest spread, net interest margin and net interest income. We measure net interest income before and after provision for loan and lease losses required to maintain our allowance for loan and lease losses at acceptable levels.

Noninterest Income.  Noninterest income includes:

•	net gains on sales of loans and MSR into the capital markets and loan production revenue;

•	net loan servicing income, which includes loan servicing fees and other ancillary income less amortization of owned MSR generated from loans we service and sub-service;

•	deposit fee income; and

•	other noninterest income.

Changes in market interest rates and housing market conditions have a significant impact on our noninterest income. Lower interest rates have historically increased customer demand for loans to purchase homes and refinance existing loans. Higher customer demand for loans generally results in higher gains on sale of loans and MSR and loan production revenue and higher expenses from amortization of owned MSR, which serve to lower net loan servicing income. Higher interest rates have converse effects. Our deposit fee income is largely impacted by the volume, growth and type of deposits we hold, which are driven by prevailing market conditions for our deposit products, our marketing efforts and other factors.

Noninterest Expense.  Includes employees’ salaries, commissions and other employee benefits expense, occupancy expense, equipment expense and general and administrative expense. Employees’ salaries, commissions and other employee benefits expense include compensation, employee benefit and tax expenses for our personnel. Occupancy expense includes office and financial center lease and other occupancy-related expenses. Equipment expense includes furniture, fixtures and equipment expenses. General and administrative expenses include expenses associated with OREO and foreclosures, agency fees, advertising, loan origination and legal expenses. Noninterest expenses generally increase as we grow our business segments.

Financial Condition

The primary factors we use to evaluate and manage our financial condition include liquidity, asset quality and capital.

Liquidity.  We manage liquidity based upon factors that include the amount of core deposits as a percentage of total deposits, the level of diversification of our funding sources, the allocation and amount of our deposits among deposit types, the short-term funding sources used to fund assets, the amount of non-deposit funding used to fund assets, the availability of unused funding sources, off-balance sheet obligations, the availability of assets to be readily converted into cash without undue loss, the ability to securitize and sell certain pools of assets, the amount of cash and liquid securities we hold, and the re-pricing characteristics and maturities of our assets when compared to the re-pricing characteristics of our liabilities and other factors.

Asset Quality.  We manage the diversification and quality of our assets based upon factors that include the level, distribution, severity and trend of problem, classified, delinquent, non-accrual, non-performing and restructured assets, the adequacy of our allowance for loan and lease losses, or ALLL, discounts and reserves for unfunded loan commitments, the diversification and quality of loan and investment portfolios, the extent of counterparty risks and credit risk concentrations.

Capital.  We manage capital based upon factors that include the level and quality of capital and overall financial condition of the Company, the trend and volume of problem assets, the adequacy of discounts and reserves, the level and quality of earnings, the risk exposures in our balance sheet, the levels of Tier 1 (core), risk-based and tangible equity capital, the ratios of Tier 1 (core), risk-based and tangible equity capital to total assets and risk-weighted assets and other factors.

Key Metrics

The primary metrics we use to evaluate and manage our financial results are described below. Although we believe these metrics are meaningful in evaluating our results and financial condition, they may not be directly comparable to similar metrics used by other financial services companies and may not provide an appropriate basis to compare our results or financial condition to the results or financial condition of our competitors. The following table sets forth the metrics we use to evaluate the success of our business and our resulting financial position and operating performance.

The table below includes certain financial information that is calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles, or GAAP. We believe these measures provide useful information to investors in evaluating our financial performance. In addition, our management uses these measures to gauge the performance of our operations and for business planning purposes. These non-GAAP financial measures, however, may not be comparable to similarly titled measures reported by other companies because other companies may not calculate these non-GAAP measures in the same manner. As a result, the usefulness of these measures to investors may be limited, and they should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. In the notes following the table we provide a reconciliation of these measures, or, in the case of ratios, the measures used in the calculation of such ratios, to the closest measures calculated directly from our GAAP financial statements.

	As of and for the				As of and for the
	Six Months Ended				Year Ended
	June 30,				December 31,
	2010		2009		2009		2008		2007

Performance Metrics:
Yield on interest-earning assets		7.03%		6.18%		6.25%		5.76%		6.24%
Cost of interest-bearing liabilities		1.79%		2.84%		2.53%		3.93%		4.82%
Net interest spread		5.24%		3.34%		3.72%		1.83%		1.42%
Net interest margin		5.39%		3.56%		3.93%		2.14%		1.86%
Return on average assets		2.47%		0.69%		0.69%		0.74%		0.63%
Return on average equity		29.27%		12.05%		11.46%		14.48%		13.34%
Adjusted return on average assets (1)		1.75%		0.69%		0.69%		0.38%		0.62%
Adjusted return on average equity (1)		20.71%		12.13%		11.49%		7.37%		13.12%
Credit Quality Ratios:
Adjusted non-performing assets as a percentage of total assets (2)		1.99%		2.79%		2.66%		2.01%		0.70%
ALLL as a percentage of total loans and leases held for investment (3)		1.43%		1.93%		2.18%		0.69%		0.31%
ALLL, reserves and non-accretable discounts as a percentage of total loans and leases held for investment (3)		6.28%		2.12%		2.39%		1.90%		.60%
ALLL, reserves and total discounts as a percentage of total loans held for investment (3)		10.40%		4.43%		4.75%		3.36%		1.28%
Capital Ratios:
Tier 1 (core) capital ratio (bank level) (4)		8.8%		7.5%		8.0%		7.5%		6.6%
Total risk-based capital ratio (bank level) (4)		16.8%		14.0%		15.0%		13.4%		10.7%
Tangible equity to tangible assets (5)		8.2%		6.2%		6.9%		5.8%		4.3%
Deposit Metrics:
Total core deposits as a percentage of total deposits (6)		94.9%		96.4%		97.4%		94.7%		83.0%
Deposit growth		42.4%		15.1%		26.2%		28.5%		30.1%
Banking and Wealth Management Metrics:
Efficiency ratio (7)		29.9%		26.1%		27.8%		42.6%		47.2%
Mortgage Banking Metrics: (in millions)
Unpaid principal balance of loans originated		$2,394.2		$4,434.9		$7,613.2		$5,398.3		$6,528.4
Unpaid principal balance of loans serviced for the Company and others		61,849.8		41,543.7		48,537.4		41,273.4		33,696.8
Share Data:
Net tangible book value per common share (8)	$		$		$		$		$

(1)	Adjusted return on average assets equals adjusted net income divided by average total assets and adjusted return on average equity equals adjusted net income divided by average shareholders’ equity. Adjusted net income is a non-GAAP measure of our financial performance. Adjusted net income includes adjustments to our net income for certain material items that our management believes are not directly reflective of our ongoing business or operating performance.

A reconciliation of adjusted net income to net income, which is the most directly comparable GAAP measure, is as follows:

	Six Months Ended
	June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(In thousands)

Net income attributable to the Company from continuing operations	$119,956	$25,999	$53,537	$23,446	$29,745
Less:
Bargain purchase gain	41,407	—	—	—	—
Loss on early extinguishment of acquired debt, net of tax	(6,335)	—	—	—	—

Adjusted net income attributable to the Company from continuing operations	$84,884	$25,999	$53,537	$23,446	$29,745

(2)	We define non-performing assets, or NPA, as non-accrual loans, accruing loans past due 90 days or more and foreclosed property. Our NPA calculation excludes government-insured pool buyout loans for which payment is insured by the government. We also exclude loans and leases acquired in the Tygris and Bank of Florida acquisitions because, as of June 30, 2010 we expected to fully collect the carrying value of such loans and leases. For further discussion of NPA, see “— Loan and Lease Quality.”

(3)	In addition to the ALLL, we have other credit-related reserves and discounts, including reserves for unfunded loan and lease commitments and non-accretable and accretable discounts related to certain acquired loans and leases, which protect us against credit losses in our loan and lease portfolio. Because of the significant amount of discounts on acquired loans and leases, we believe that the ALLL and discounts as a percentage of total loans and leases held for investment is an appropriate measure to monitor the protection against the book value of our loan and lease portfolio. We measure this ratio including and excluding accretable discounts because accretable discounts represent further protection against losses to our book value. For further discussion of the ALLL and discounts, see “— Loan and Lease Quality.”

(4)	The Tier 1 (core) capital ratio and risk-based capital ratio are regulatory financial measures that are used to assess the capital position of financial services companies and, as such, these ratios are presented at the bank level. The Tier 1 (core) capital ratio is calculated as Tier 1 (core) capital divided by adjusted total assets. Tier 1 (core) capital includes common equity and certain qualifying preferred stock less goodwill, disallowed deferred tax assets and other regulatory deductions. Total assets are adjusted for goodwill, deferred tax assets disallowed from Tier 1 (core) capital and other regulatory adjustments.

The risk-based capital ratio is calculated as total risk-based capital divided by total risk-weighted assets. Risk-based capital includes Tier 1 (core) capital, ALLL, subject to limitations, and other additions. Under the regulatory guidelines for risk-based capital, on-balance sheet assets and credit equivalent amounts of derivatives and off-balance sheet items are assigned to one of several broad risk categories according to the obligor or, if relevant, the guarantor or the nature of any collateral. The aggregate dollar amount in each risk category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are aggregated for determining total risk-weighted assets.

(5)	In the calculation of the ratio of tangible equity to tangible assets, we deduct goodwill and intangible assets from the numerator and the denominator. We believe these adjustments are consistent with the manner in which other companies in our industry calculate the ratio of tangible equity to tangible assets.

A reconciliation of (1) tangible equity to shareholders’ equity, which is the most directly comparable GAAP measure, and (2) tangible assets to total assets, which is the most directly comparable GAAP measure, is as follows:

	June 30,		December 31,
	2010	2009	2009	2008	2007
	(In thousands)

Shareholders’ equity	$934,435	$463,282	$553,911	$410,703	$239,281
Less:
Goodwill	10,076	239	239	239	2,442
Intangible assets	9,199	253	—	707	1,915

Tangible equity	$915,160	$462,790	$553,672	$409,757	$234,924

Total assets	$11,174,740	$7,485,846	$8,060,179	$7,048,267	$5,521,919
Less:
Goodwill	10,076	239	239	239	2,442
Intangible assets	9,199	253	—	707	1,915

Tangible assets	$11,155,465	$7,485,354	$8,059,940	$7,047,321	$5,517,562

(6)	We measure core deposits as a percentage of total deposits to monitor the amount of our deposits that we believe demonstrate characteristics of being long-term, stable sources of funding.

We define core deposits as deposits in which we interface directly with our customers. These deposits include demand deposits, negotiable order of withdrawal accounts, other transaction accounts, escrow deposits, money market deposit accounts, savings deposits, and time deposits where we maintain a primary customer relationship. Our definition of core deposits differs from regulatory and industry definitions, which generally exclude time deposits with balances greater than $100,000 and/or deposits generated from sources under which marketing fees are paid as a percentage of the deposit. Because the balances held by our customers and methods by which we pay our marketing sources have not impacted the stability of our funding sources, in our determination of what constitutes a “core” deposit, we have focused on what we believe drives funding stability, i.e., whether we maintain the primary customer relationships.

We occasionally participate in Promontory Interfinancial Network, LLC’s CDARS® One-Way Buysm products and bulk orders of master certificates through deposit brokers, including investment banking and brokerage firms, to manage our liquidity needs. Because these deposits do not allow us to maintain the primary customer relationship, we do not characterize such deposits as core deposits.

The calculation of core deposits is as follows:

	June 30,		December 31,
	2010	2009	2009	2008	2007
	(In thousands)

Total deposits	$8,992,219	$5,755,767	$6,315,287	$5,003,035	$3,892,383
Less:
Brokered deposits	172,028	207,908	167,345	266,205	661,285
CDARS® One-Way BuySM time deposits	290,533	—	—	—	—

Core deposits	$8,529,658	$5,547,859	$6,147,942	$4,736,830	$3,231,098

(7)	The efficiency ratio represents noninterest expense from our Banking and Wealth Management segment as a percentage of total revenues from our Banking and Wealth Management segment. We use the efficiency ratio to measure noninterest costs expended to generate a dollar of revenue. Because of the significant costs we incur and fees we generate from activities related to our mortgage production and servicing operations, we believe the efficiency ratio is a more meaningful metric when evaluated within our Banking and Wealth Management segment.

(8)	Net tangible book value per common share is calculated as tangible common shareholders’ equity divided by shares of common stock outstanding. For purposes of computing tangible book value per share, tangible book value equals shareholders’ equity less goodwill and other intangible assets. Net tangible book value per share is a non-GAAP financial measure, and its most directly comparable GAAP financial measure is book value per share. For a reconciliation of net tangible book value to book value, see note (5) above.

Material Trends and Developments

Economic and Interest Rate Environment

The results of our operations are highly dependent on economic conditions and market interest rates. Beginning in 2007, turmoil in the financial sector resulted in a reduced level of confidence in financial markets among borrowers, lenders and depositors, as well as extreme volatility in the capital and credit markets. In response to these conditions, the Board of Governors of the Federal Reserve System, or FRB, began decreasing short-term interest rates, with 11 consecutive decreases totaling 525 basis points between September 2007 and December 2008. Continued economic uncertainty has resulted in a high unemployment rate, low consumer confidence and a stagnant real estate market. To stimulate economic activity and stabilize the financial markets, the FRB has maintained historically low interest rates in recent periods.

Capital Raising Initiatives

In 2008, we embarked on a growth plan designed to take advantage of our relative strength in a period of market disruption. Our plan was fueled by several capital-generating events, including the sale of our reverse mortgage operations to an unaffiliated third party in May 2008 and an equity private placement in the third quarter of 2008, which enabled us to deploy $146.6 million of equity capital into lending, investment and deposit growth opportunities.

Additionally, we raised $397.9 million of equity capital and added a new asset generation channel through the Tygris acquisition. As a result of this transaction, we increased our equity capital base in the fall of 2009 through $65.0 million of pre-acquisition private placement investments made by Tygris into the Company and through the acquisition of Tygris in February 2010, which had $332.9 million of net identifiable assets after purchase accounting adjustments.

The capital generated by our capital raising initiatives and any primary capital generated by this offering should allow us to continue to grow our balance sheet, expand our marketing initiatives and further build our core deposit base. We believe our strong capital position, particularly relative to our competitors in the marketplace who experienced significant liquidity and capital constraints, will continue to enable us to capitalize on banking, lending and investment opportunities with attractive risk-adjusted returns.

Banking and Wealth Management

Net interest income in our Banking and Wealth Management segment experienced significant growth during this period of market uncertainty, with contributions from both increased margin and higher earning asset levels. While short-term interest rates remained low, disruptions in the financial sector, real estate market and capital markets widened liquidity risk premiums and created opportunities for well-capitalized banking institutions to earn strong margins in residential lending by acquiring mortgage loans and mortgage-backed securities.

Beginning in the second half of 2008, we increased our loan and securities portfolios by retaining various residential loan asset classes from our asset generation sources and selectively acquiring high credit quality investment securities and whole loans at discounted purchase prices from sellers seeking to increase their liquidity or downsize their balance sheets. These acquisitions resulted in significant accretion to net interest income. At the same time, multiple reductions in the federal funds rate set by the FRB provided a declining cost of funds used to pursue these lending and acquisition activities. We funded our asset acquisition initiatives through a combination of deposit growth and the capital raising initiatives discussed above. Our deposits grew by approximately $2.2 billion, or 55%, from June 30, 2008 to December 31, 2009. As a result, our net interest margin expanded to historically high levels while our portfolio maintained a sound credit profile with substantial credit reserve and discount protection.

We believe that recent wide-scale disruptions in the credit markets, coupled with significant changes in the competitive landscape, will continue to provide us with attractive margins on our lending and investing activities. However, we expect margins on residential loans to revert to longer-term historical levels over time, and we may not be able to acquire additional high credit quality assets at significant discounts to par value going forward.

Due to general declines in the real estate housing markets, we experienced higher levels of loan and lease loss provisioning in 2009. These levels could moderate and decline in the future if economic conditions improve, which would benefit our net interest income after loan and lease loss provisions. Lastly, we expect higher noninterest expense in the Banking and Wealth Management segment in future periods as we increase the scope of our marketing efforts and seek to build our national brand recognition.

Over the past several years, the Banking and Wealth Management segment has become an increasingly significant component of our business. We expect the Banking and Wealth Management segment’s earnings will continue to represent a significant percentage of total earnings in the future.

Mortgage Banking

Our Mortgage Banking segment is comprised of fees earned from our mortgage origination and servicing businesses that historically have counterbalanced each other. As a result of residential real estate purchasing and refinancing activity due to the low interest rate environment and tax credits available to certain home buyers, our mortgage origination volume increased by 40% to $7.7 billion in 2009 from $5.5 billion in 2008. Mortgage origination volume decreased to $2.4 billion during the first six months of 2010 from $4.5 billion in the comparable period in 2009 as the stimulus from lower interest rates and housing support programs waned.

During this time, financial services firms limited investments in MSR, which created attractive opportunities to retain and acquire MSR in the market. We capitalized on these opportunities by increasing our servicing portfolio by approximately 33% from June 30, 2009 to June 30, 2010. As a result of higher delinquency rates and foreclosure trends, we increased our servicing and default staff and experienced greater operational expenses as a result. These increased expenses and higher loan servicing amortization levels partially offset higher mortgage origination income and increased loan servicing fees.

At this time, we do not plan significant future investments in MSR due to regulatory constraints and our intention to focus strategically on executing our Banking and Wealth Management expansion plan. As a result, we expect our fee income from mortgage servicing will not experience material prospective growth consistent with our recent trends. In addition, we may experience lower mortgage origination volumes due to new regulations, lower rates of refinancing and higher expected mortgage rates if government and monetary policies designed to stimulate real estate activity do not persist. This would favorably impact our mortgage servicing business through lower mortgage servicing amortization levels and negatively impact our mortgage origination business.

Corporate Services

We expect to incur increased noninterest expense in our Corporate Services segment as a result of transaction-related expenses from the Bank of Florida acquisition, expenses associated with operating as a public company, marketing expenses to execute our growth initiative and other costs required to continue our growth.

Credit Reserves and Discounts

One of our key operating objectives has been, and continues to be, to maintain an appropriate level of reserve protection against probable losses in our loan and lease portfolio. Due to general declines in the real estate and housing markets, we have experienced increased levels of loan and lease loss provisioning, reflecting the effect of economic conditions on our loan and lease portfolio. We recorded $121.9 million of loan and lease loss provisioning during 2009, a 227% increase from 2008. In the first six months of 2010, our provision for loan and lease losses was $41.7 million, a 34% decrease from the comparable period in 2009. A significant portion of our loan and lease loss provisions were taken against our legacy commercial real estate loan portfolio, which consists of commercial real estate, land and acquisition and development loans made to borrowers principally in Northeast Florida. We ceased principally all lending activities in this asset class during 2008. As a result of the limited remaining legacy commercial real estate portfolio and our allowance and discount position on other loans and leases, we believe provisions associated with existing problem loans and leases should continue to moderate as these and other more distressed legacy vintages work through our loan portfolio.

In addition to the allowance for loan and lease losses, we have other credit-related reserves or discounts, including reserves for unfunded loan and lease commitments and purchase discounts related to certain acquired loans and leases. As of June 30, 2010, we had an allowance for loan and lease losses of $88.9 million, non-accretable discounts of $301.8 million and accretable discounts of $264.7 million.

Regulatory Environment

As a result of regulatory changes, including the Dodd-Frank Act, Basel III and other new legislation, we expect to be subject to new and potentially heightened examination, reporting requirements, more restrictive capital requirements and more stringent asset concentration and growth limitations (including, but not limited to, limits in concentrations in MSR, nonagency mortgage securities and brokered deposits), and face a challenging environment for customer loan demand due to the increased costs that could be ultimately borne by borrowers. We expect to incur higher costs to comply with these new regulations. This uncertain regulatory environment could have a detrimental impact on our ability to manage our business consistent with historical practices and cause difficulty in executing our growth plan. See “Risk Factors — Regulatory and Legal Risks” and “Regulation and Supervision.”

Average Balance Sheet, Interest and Yield/Rate Analysis

The following tables present average balance sheets, interest income, interest expense and the corresponding average yields earned and rates paid for the six months ended June 30, 2010 and June 30, 2009 and the years ended December 31, 2009, 2008 and 2007. The average balances are principally daily averages and, for loans, include both performing and non-performing balances. Interest income on loans includes the effects of discount accretion and net deferred loan origination costs accounted for as yield adjustments.

	Six Months Ended June 30,
	2010			2009
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
	(In thousands)

Assets:
Interest-earning assets:
Cash and cash equivalents	$149,735	$175	0.24%	$128,784	$148	0.23%
Investment securities	2,316,820	93,719	8.09%	615,127	48,119	15.65%
Other investments	107,192	250	0.47%	75,555	15	0.04%
Loans held for sale	879,748	21,603	4.91%	1,146,518	30,697	5.35%
Loans and leases held for investment:
Residential mortgages	3,648,689	98,030	5.41%	3,796,034	109,263	5.81%
Commercial and commercial real estate	830,537	18,862	4.54%	783,429	17,123	4.37%
Lease financing receivables	406,256	65,209	32.10%	—	—
Home equity lines	227,960	3,131	2.77%	246,117	4,503	3.69%
Consumer and credit card	7,077	175	4.99%	5,738	179	6.28%

Total loans and leases held for investment	5,120,519	185,407	7.24%	4,831,318	131,068	5.43%

Total interest-earning assets	8,574,014	$301,154	7.03%	6,797,302	$210,047	6.18%

Noninterest-earning assets	1,135,067			714,300

Total assets	$9,709,081			$7,511,602

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$1,572,000	$9,591	1.23%	$1,234,731	$11,770	1.92%
Savings and money market accounts	2,844,395	18,009	1.28%	1,953,169	20,172	2.08%
Market-based time	745,013	3,968	1.07%	568,480	6,665	2.36%
Time, excluding market-based	1,559,500	13,106	1.69%	1,081,211	19,170	3.58%

Total deposits	6,720,908	44,674	1.34%	4,837,591	57,777	2.41%
Borrowings:
Trust preferred securities	120,343	3,944	6.61%	123,000	4,367	7.16%
FHLB advances	914,601	18,748	4.13%	1,296,086	26,091	4.06%
Repurchase agreements	4,143	61	2.98%	3,017	15	1.04%
Other	66,855	2,019	6.09%	6	1	0.50%

Total interest-bearing liabilities	7,826,850	$69,446	1.79%	6,259,700	$88,251	2.84%

Noninterest-bearing demand deposits	809,038			667,297
Other noninterest-bearing liabilities	211,308			144,798

Total liabilities	8,847,196			7,071,795
Total shareholders’ equity	861,885			439,807

Total liabilities and shareholders’ equity	$9,709,081			$7,511,602

Net interest income/spread		$231,708	5.24%		$121,796	3.34%

Net interest margin			5.39%			3.56%

	Year Ended December 31,
	2009			2008			2007
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(In thousands)

Assets:
Interest-earning assets:
Cash and cash equivalents	$209,669	$525	0.25%	$238,520	$4,258	1.79%	$44,557	$1,970	4.42%
Investment securities	956,230	130,003	13.60%	305,002	16,712	5.48%	321,466	18,418	5.73%
Other investments	87,421	303	0.35%	69,379	2,564	3.70%	44,674	2,525	5.65%
Loans held for sale	1,139,930	62,024	5.44%	821,283	51,876	6.32%	954,744	63,878	6.69%
Loans and leases held for investment:
Residential mortgages	3,645,449	205,341	5.63%	3,097,846	184,842	5.97%	2,035,399	118,472	5.82%
Commercial and commercial real estate	768,387	33,328	4.34%	799,469	45,809	5.73%	651,506	46,179	7.09%
Lease financing receivables	—	—	—	—	—	—	—	—	—
Home equity lines	239,692	8,718	3.64%	257,425	15,993	6.21%	163,411	11,477	7.02%
Consumer and credit card	5,677	352	6.20%	6,697	394	5.88%	7,468	459	6.14%

Total loans and leases held for investment	4,659,205	247,739	5.32%	4,161,437	247,038	5.94%	2,857,784	176,587	6.18%

Total interest-earning assets	7,052,455	$440,594	6.25%	5,595,621	$322,448	5.76%	4,223,225	$263,378	6.24%

Noninterest-earning assets	713,141			603,533			571,148

Total assets	$7,765,596			$6,199,154			$4,794,373

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$1,308,492	$22,402	1.71%	$890,077	$28,030	3.15%	$683,855	$28,834	4.22%
Savings and money market accounts	2,187,406	40,050	1.83%	1,121,926	38,054	3.39%	631,595	29,479	4.67%
Market-based time	611,968	11,063	1.81%	812,908	29,330	3.61%	641,143	31,598	4.93%
Time, excluding market-based	1,093,313	34,181	3.13%	885,541	40,687	4.59%	987,786	46,855	4.74%

Total deposits	5,201,179	107,696	2.07%	3,710,452	136,101	3.67%	2,944,379	136,766	4.64%
Borrowings:
Trust preferred securities	123,000	8,677	7.05%	123,000	9,081	7.38%	106,019	8,111	7.65%
FHLB advances	1,117,612	46,793	4.19%	1,312,735	57,296	4.36%	762,415	38,633	5.07%
Repurchase agreements	1,496	16	1.04%	4,602	142	3.08%	211	9	4.45%
Other	11,510	29	0.25%	—	1	—	24,276	1,444	5.95%

Total interest-bearing liabilities	6,454,797	$163,211	2.53%	5,150,789	$202,621	3.93%	3,837,300	$184,963	4.82%

Noninterest-bearing demand deposits	678,572			575,714			593,765
Other noninterest-bearing liabilities	159,259			137,713			119,869

Total liabilities	7,292,628			5,864,216			4,550,934
Total shareholders’ equity	472,968			334,938			243,439

Total liabilities and shareholders’ equity	$7,765,596			$6,199,154			$4,794,373

Net interest income/spread		$277,383	3.72%		$119,827	1.83%		$78,415	1.42%

Net interest margin			3.93%			2.14%			1.86%

Interest Rates and Operating Interest Differential

Increases and decreases in interest income and interest expense result from changes in average balances (volume) of interest-earning assets and interest-bearing liabilities, as well as changes in average interest rates. The following table shows the effect that these factors had on the interest earned on our interest-earning assets and the interest incurred on our interest-bearing liabilities. The effect of changes in volume is determined by multiplying the change in volume by the previous period’s average yield/cost. Similarly, the effect of rate changes is calculated by multiplying the change in average yield/cost by the previous year’s volume. Changes applicable to both volume and rate have been allocated to rate.

	Six Months Ended June 30,			Year Ended December 31,
	2010 Compared to 2009			2009 Compared to 2008			2008 Compared to 2007
	Increase (Decrease) Due to			Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total	Volume	Rate	Total	Volume	Rate	Total
	(In thousands)

Interest-earning assets:
Cash and cash equivalents	$24	$3	$27	$(516)	$(3,217)	$(3,733)	$8,573	$(6,285)	$2,288
Investment securities	132,036	(86,436)	45,600	35,683	77,608	113,291	(943)	(763)	(1,706)
Other investments	6	229	235	668	(2,929)	(2,261)	1,396	(1,357)	39
Loans held for sale	(7,077)	(2,017)	(9,094)	20,139	(9,991)	10,148	(8,929)	(3,073)	(12,002)
Loans and leases held for investment:
Residential mortgages	(4,220)	(7,013)	(11,233)	32,559	(12,060)	20,499	61,181	5,189	66,370
Commercial and commercial real estate	1,023	716	1,739	(1,781)	(10,700)	(12,481)	10,491	(10,861)	(370)
Lease financing receivables	65,209	—	65,209	—	—	—	—	—	—
Home equity lines	(332)	(1,040)	(1,372)	(1,101)	(6,174)	(7,275)	6,600	(2,084)	4,516
Consumer and credit card	42	(46)	(4)	(60)	18	(42)	(47)	(18)	(65)

Total loans and leases held for investment	61,722	(7,383)	54,339	29,617	(28,916)	701	78,225	(7,774)	70,451

Total change in interest income	186,711	(95,604)	91,107	85,591	32,555	118,146	78,322	(19,252)	59,070
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$3,212	$(5,391)	$(2,179)	$13,180	$(18,808)	$(5,628)	$8,703	$(9,507)	$(804)
Savings and money market accounts	9,203	(11,366)	(2,163)	36,140	(34,144)	1,996	22,886	(14,311)	8,575
Market-based time	2,070	(4,767)	(2,697)	(7,250)	(11,017)	(18,267)	8,465	(10,733)	(2,268)
Time, excluding market-based	8,479	(14,543)	(6,064)	9,546	(16,052)	(6,506)	(4,850)	(1,318)	(6,168)

Total deposits	22,964	(36,067)	(13,103)	51,616	(80,021)	(28,405)	35,204	(35,869)	(665)
Borrowings:
Trust preferred securities	(94)	(329)	(423)	—	(404)	(404)	1,299	(329)	970
FHLB advances	(7,680)	337	(7,343)	(8,507)	(1,996)	(10,503)	27,901	(9,238)	18,663
Repurchase agreements	6	40	46	(96)	(30)	(126)	195	(62)	133
Other	166	1,852	2,018	28	—	28	(1,443)	—	(1,443)

Total change in interest expense	15,362	(34,167)	(18,805)	43,041	(82,451)	(39,410)	63,156	(45,498)	17,658

Total change in net interest income	$171,349	$(61,437)	$109,912	$42,550	$115,006	$157,556	$15,166	$26,246	$41,412

Results of Operations — Comparison of Results of Operations for the Six Months Ended June 30, 2010 and June 30, 2009

	Six Months Ended
	June 30,		%
	2010	2009	Change
	(In thousands)

Interest income	$301,154	$210,047	43%
Interest expense	69,446	88,251	(21)%

Net interest income	231,708	121,796	90%
Provision for loan and lease losses	41,655	63,136	(34)%

Net interest income after provision for loan and lease losses	190,053	58,660	224%
Noninterest income	175,935	122,279	44%
Noninterest expense	198,611	138,762	43%

Income before income taxes	167,377	42,177	297%
Provision for income taxes	47,421	16,178	193%

Net income from continuing operations	119,956	25,999	361%
Discontinued operations, net of income taxes	—	(156)	—

Net income	$119,956	$25,843	364%

Interest Income

Our total interest income increased by $91.1 million, or 43%, to $301.2 million for the six months ended June 30, 2010 from $210.0 million for the six months ended June 30, 2009, primarily due to increases in interest income from our loans held for investment and investment securities portfolio.

Interest income earned on our loan and lease portfolio increased by $45.9 million, or 28%, to $207.0 million for the six months ended June 30, 2010 from $161.8 million for the six months ended June 30, 2009. This increase consisted of a $54.3 million increase in interest income earned on our average balance of loans and leases held for investment, partially offset by a $9.1 million decrease in interest income earned on our average balance of loans held for sale. The $54.3 million increase in interest income earned on our loans and leases held for investment was primarily driven by $65.2 million of interest income earned on our lease financing receivables, partially offset by an $11.2 million, or 10%, decrease in interest income earned on residential mortgage loans. The $65.2 million of interest income earned on our lease financing receivables resulted from our acquisition of Tygris, including accretion of discounts of $37.9 million, and was not a component of interest income for the six months ended June 30, 2009. The decrease in interest income earned on our loans held for sale was primarily driven by a $266.8 million, or 23%, decrease in the average balance of our loans held for sale to $0.9 billion for the six months ended June 30, 2010 from $1.1 billion for the six months ended June 30, 2009. The decrease in average balance was the result of a decrease in mortgage origination volumes and lower yields due to lower market interest rates to which such yields are indexed.

Interest income earned on our investment securities portfolio increased by $45.8 million, or 95%, to $94.0 million for the six months ended June 30, 2010 from $48.1 million for the six months ended June 30, 2009. This increase was primarily driven by a $1.7 billion, or 251%, increase in the average balance of our investment securities portfolio to $2.4 billion for the six months ended June 30, 2010 from $0.7 billion for the six months ended June 30, 2009, partially offset by a 619 basis point decrease in yield on the average balance of our investment securities portfolio to 7.75% for the six months ended June 30, 2010 from 13.94% for the six months ended June 30, 2009. The decrease in yield resulted from higher discount accretion in the 2009 period due to higher prepayment volumes.

Interest Expense

Interest expense decreased by $18.8 million, or 21%, to $69.4 million for the six months ended June 30, 2010 from $88.3 million for the six months ended June 30, 2009, primarily due to decreases in our deposit interest expense and other borrowings interest expense.

Deposit interest expense decreased by $13.1 million, or 23%, to $44.7 million for the six months ended June 30, 2010 from $57.8 million for the six months ended June 30, 2009. The decrease largely resulted from lower deposit costs due to lower market interest rates, partially offset by an increase of $1.9 billion, or 39%, in our average deposit balance to $6.7 billion for the six months ended June 30, 2010 from $4.8 billion for the six months ended June 30, 2009.

Other borrowings interest expense decreased by $5.7 million, or 19%, to $24.8 million for the six months ended June 30, 2010 from $30.5 million for the six months ended June 30, 2009. This decrease is primarily attributable to a decrease of $316.2 million, or 22%, in our average other borrowings balance to $1.1 billion for the six months ended June 30, 2010 from $1.4 billion for the six months ended June 30, 2009.

Provision for Loan and Lease Losses

Provision for loan and lease losses decreased by $21.5 million, or 34%, to $41.7 million for the six months ended June 30, 2010 from $63.1 million for the six months ended June 30, 2009. This decrease was primarily a reflection of lower expected losses on our legacy commercial and commercial real estate loans held for investment.

Noninterest Income

Noninterest income increased by $53.6 million, or 44%, to $175.9 million for the six months ended June 30, 2010 from $122.3 million for the six months ended June 30, 2009. Significant components of this increase are discussed below.

Gain on Sale of Loans and MSR and Loan Production Revenue.  Noninterest income earned on the gain on sale of loans and MSR decreased by $21.2 million, or 53%, to $18.5 million for the six months ended June 30, 2010 from $39.7 million for the six months ended 2009, primarily as a result of lower mortgage origination volumes generating lower gains on the sale of such loans into the capital markets. Loan production revenue decreased $7.2 million, or 34%, to $14.1 million during the first six months of 2010 from $21.3 million during the first six months of 2009, primarily as a result of lower fees associated with originating fewer residential mortgage loans.

Net Loan Servicing Income.  Noninterest income earned on net loan servicing increased by $17.1 million, or 44%, to $55.9 million for the six months ended June 30, 2010 from $38.8 million for the six months ended June 30, 2009. This increase was largely attributable to the $17.4 billion, or 42%, increase in the unpaid principal balance, or UPB, of our servicing portfolio to $58.9 billion as of June 30, 2010 from $41.5 billion as of June 30, 2009, resulting from increased retention of originated MSR and bulk acquisitions of loan servicing portfolios. This increase was also driven by a $29.8 million, or 41%, increase in net loan servicing fee income to $101.7 million for the six months ended June 30, 2010 from $71.9 million for the six months ended June 30, 2009, partially offset by a $12.7 million, or 38%, increase in the amortization of MSR to $45.8 million for the six months ended June 30, 2010 from $33.1 million for the six months ended June 30, 2009. The increase in net loan servicing fee income was primarily attributable to the increase in UPB while the amortization of MSR increase was primarily attributed to higher prepayment activity due to the market interest rate environment.

Deposit Fee Income.  Noninterest income earned on deposit fees decreased by $2.8 million, or 25%, to $8.2 million for the six months ended June 30, 2010 from $11.0 million for the six months ended June 30, 2009. This was largely attributable to a $3.1 million decrease in fee income associated with our WorldCurrency® deposit products due to lower transaction volumes.

Other Noninterest Income.  Other noninterest income increased by $67.6 million, or 588%, to $79.2 million for the six months ended June 30, 2010 from $11.5 million for the six months ended June 30, 2009. This increase was largely attributable to a $41.4 million non-recurring bargain purchase gain related to the Tygris acquisition and $11.4 million of operating lease income. In addition, we generated $20.4 million of gains for the six months ended June 30, 2010 from the sale of investment securities in our portfolio compared to $7.4 million of gains for the six months ended June 30, 2009.

Noninterest Expense

Noninterest expenses increased by $59.8 million, or 43%, to $198.6 million for the six months ended June 30, 2010 from $138.8 million for the six months ended June 30, 2009. Significant components of this increase are discussed below.

Salaries, Commissions and Other Employee Benefits.  Salaries, commissions and other employee benefits expense increased by $18.1 million, or 24%, to $93.1 million for the six months ended June 30, 2010 from $75.0 million for the six months ended June 30, 2009, due to increases in salaries, benefits and incentives resulting from higher staffing levels from our Tygris and Bank of Florida acquisitions and in our mortgage banking business. Total headcount increased by 26%.

Equipment and Occupancy.  Equipment and occupancy expense increased by $3.7 million, or 19%, to $22.8 million for the six months ended June 30, 2010 from $19.2 million for the six months ended June 30, 2009, due primarily to increases of $1.5 million in lease expense, $1.3 million in computer expense and $0.8 million in depreciation expense. The Tygris and Bank of Florida acquisitions were the primary drivers of the expense increase.

General and Administrative.  General and administrative expense increased by $38.1 million, or 86%, to $82.7 million for the six months ended June 30, 2010 from $44.6 million for the six months ended June 30, 2009, due to increases in legal, other professional, advertising, OREO and foreclosure and other expenses, as well as increased mortgage repurchase reserves. Legal expenses increased $2.3 million and other professional expense increased $3.1 million, primarily due to one-time expenses related to the Tygris and Bank of Florida acquisitions. Advertising expense increased $3.0 million due to expanded marketing related to our deposit growth initiative. OREO and foreclosure expense increased $12.2 million and mortgage repurchase reserves increased $5.3 million due to higher than anticipated impairment levels and foreclosure-related expenses. Other expenses increased $12.2 million to $26.5 million from $14.3 million, due primarily to $10.3 million related to the loss realized on the early extinguishment of Tygris’ debt.

Income Tax Expense

Income tax expense increased by $31.2 million, or 193%, to $47.4 million for the six months ended June 30, 2010 from $16.2 million for the six months ended June 30, 2009, due to increases in pre-tax income from continuing operations. Our effective tax rates were 28% and 38% for the six months ended June 30, 2010 and 2009, respectively. Excluding the impact of the non-recurring bargain purchase gain, the effective tax rate was 38% for the six months ended June 30, 2010.

Discontinued Operations

Discontinued operations relate to business activities that we have sold, discontinued or dissolved. Net loss from discontinued operations of $0.2 million for the six months ended June 30, 2009 represents trailing expenses from the sale of our commercial and multi-family real estate mortgage wholesale brokerage unit in February 2009.

Results of Operations — Comparison of Results of Operations for the Years Ended December 31, 2009 and December 31, 2008

	Year Ended December 31,		%
	2009	2008	Change
	(In thousands)

Interest income	$440,594	$322,448	37%
Interest expense	163,211	202,621	(19)%

Net interest income	277,383	119,827	131%
Provision for loan losses	121,912	37,278	227%

Net interest income after provision for loan losses	155,471	82,549	88%
Noninterest income	232,098	175,829	32%
Noninterest expense	299,179	220,998	35%

Income before income taxes	88,390	37,380	136%
Provision for income taxes	34,853	14,244	145%

Net income from continuing operations	53,537	23,136	131%
Discontinued operations, net of income taxes	(172)	20,452	—

Net income	$53,365	$43,588	22%

Interest Income

Interest income increased by $118.1 million, or 37%, to $440.6 million in 2009 from $322.4 million in 2008, primarily due to increases in interest income from our loans held for investment and investment securities portfolio.

Interest income earned on our loan portfolio increased by $10.8 million, or 4%, to $309.8 million in 2009 from $298.9 million in 2008. This increase consisted of a $0.7 million increase in interest income earned on our loans held for investment and a $10.1 million increase in interest earned on loans held for sale. The increase in interest income earned from our loans held for investment was largely driven by the $497.8 million, or 12%, increase in the average balance of our portfolio to $4.7 billion in 2009 from $4.2 billion in 2008, resulting from our asset growth initiative, partially offset by lower yields due to lower market interest rates to which such yields are indexed. The increase in interest income earned on our loans held for sale was primarily driven by a $318.6 million, or 39%, increase in the average balance of our loans held for sale portfolio to $1.1 billion in 2009 from $0.8 billion in 2008 as a result of increased mortgage origination volumes, partially offset by lower yields due to lower market interest rates to which such yields are indexed.

Interest income earned on our investment securities portfolio increased by $111.0 million, or 576%, to $130.3 million in 2009 from $19.3 million in 2008. This increase was primarily driven by a $651.2 million, or 214%, increase in the average balance on our investment securities portfolio to $956.2 million in 2009 from $305.0 million in 2008 resulting from our portfolio growth initiative and higher yields due to the accretion of purchase discounts. Other interest income decreased by $3.8 million to $0.5 million in 2009 from $4.3 million in 2008, due to lower dividends from FHLB stock.

Interest Expense

Interest expense decreased by $39.4 million, or 19%, to $163.2 million in 2009 from $202.6 million in 2008, due to decreases in our deposit interest expense and other borrowings interest expense.

Deposit interest expense decreased by $28.4 million, or 21%, to $107.7 million in 2009 from $136.1 million in 2008. This decrease in deposit interest expense was largely attributable to the downward repricing of maturing, higher yielding certificates of deposit originated in prior years and lower costs of deposits due to lower market interest rates, partially offset by a $1.5 billion, or 40%, increase in our average deposit balance to $5.2 billion in 2009 from $3.7 billion in 2008.

Other borrowings interest expense decreased by $11.0 million, or 17%, to $55.5 million in 2009 from $66.5 million in 2008. This decrease was largely attributable to lower interest costs on FHLB advances due to the lower interest rate environment and a decrease of $186.7 million, or 13%, in our average other borrowings balance to $1.3 billion in 2009 from $1.4 billion in 2008.

Provision for Loan and Lease Losses

Provision expense for loan and lease losses increased by $84.6 million, or 227%, to $121.9 million in 2009 from $37.3 million in 2008 due to weakening economic conditions in 2008 and 2009, which caused higher levels of non-performing loans, principally in our commercial and commercial real estate loans held for investment and residential mortgage loans held for investment. Despite our lower concentration levels in commercial and commercial real estate loans held for investment relative to other loan categories, the impact of economic conditions during this period caused more significant provision expense for loan and lease losses due to the concentration of these loans in Florida and the strain caused by the housing market on land and acquisition and development loan types.

Noninterest Income

Noninterest income increased by $56.3 million, or 32%, to $232.1 million in 2009 from $175.8 million in 2008. Significant components of this increase are discussed below.

Gain on Sale of Loans and MSR and Loan Production Revenue.  Noninterest income from the sale of loans and MSR increased by $42.1 million, or 173%, to $66.4 million in 2009 from $24.4 million in 2008. Loan production revenue increased $16.1 million, or 70%, to $39.3 million in 2009 from $23.2 million in 2008. These increases were primarily caused by higher residential mortgage lending volumes due to the lower interest rate environment and housing market stimulus and higher margins earned on originations.

Net Loan Servicing Income.  Noninterest income earned on net loan servicing increased by $2.1 million, or 2%, to $92.2 million in 2009 from $90.1 million in 2008. This increase was primarily caused by a $26.4 million, or 20%, increase in loan servicing fee income to $157.7 million in 2009 from $131.3 million in 2008, partially offset by a $24.3 million, or 59%, increase in the amortization of MSR to $65.5 million in 2009 from $41.2 million in 2008. The increase in loan servicing fee income was largely attributable to the $11.8 billion, or 30%, increase in the UPB of our servicing portfolio to $51.3 billion UPB in 2009 from $39.5 billion UPB in 2008. The increase in MSR amortization was primarily attributed to higher prepayment activity due to the market interest rate environment.

Deposit Fee Income.  Noninterest income earned from deposit fees decreased by $9.5 million, or 30%, to $22.0 million for the year ended December 31, 2009 from $31.5 million for the year ended December 31, 2008, largely due to lower transaction volumes associated with our WorldCurrency® deposit products.

Other Noninterest Income.  Other noninterest income increased by $5.4 million, or 80%, to $12.1 million for the year ended December 31, 2009 from $6.7 million for the year ended December 31, 2008, largely driven by gains recognized on the sale of investment securities.

Noninterest Expense

Noninterest expenses increased by $78.2 million, or 35%, to $299.2 million for the year ended December 31, 2009 from $221.0 million for the year ended December 31, 2008. Significant components of this increase are discussed below.

Salaries, Commissions and Other Employee Benefits.  Salaries, commissions and other employee benefits expense increased by $29.2 million, or 24%, to $150.6 million for the year ended

December 31, 2009 from $121.4 million for the year ended December 31, 2008, primarily due to increased staffing in our Mortgage Banking segment in response to higher demand for residential mortgage loans and higher delinquencies in loans we serviced. Total headcount increased by 20%.

Equipment and Occupancy.  Equipment and occupancy expense increased by $5.2 million to $37.9 million for the year ended December 31, 2009 from $32.8 million for the year ended December 31, 2008. This increase was primarily driven by a $3.3 million increase in data processing, software and other computer-related expenses, along with a $1.2 million increase in depreciation expense.

General and Administrative.  General and administrative expense increased by $43.7 million, or 65%, to $110.6 million for the year ended December 31, 2009 from $66.8 million for the year ended December 31, 2008. FDIC insurance premiums increased $10.6 million to $15.3 million in 2009, due to increased FDIC deposit insurance assessments. OREO and foreclosure expense increased $12.4 million to $21.9 million in 2009 from $9.5 million in 2008, due to higher than anticipated impairment levels and foreclosure-related expenses. Other expenses increased $20.6 million principally from $5.5 million of incremental legal fees and $3.7 million of transaction-related costs associated with the agreement to acquire Tygris and $4.0 million of increased mortgage origination processing expense.

Income Tax Expense

Income tax expense increased by $20.6 million, or 145%, to $34.9 million for the year ended December 31, 2009 from $14.2 million for the year ended December 31, 2008, due to increases in pre-tax income from continuing operations. Our effective tax rates were 39% for the year ended December 31, 2009 and 38% for the year ended December 31, 2008.

Discontinued Operations

Net income from discontinued operations, net of income taxes, decreased by $20.6 million to a net loss of $0.2 million for the year ended December 31, 2009 from $20.5 million for the year ended December 31, 2008, which included the sale of EverBank Reverse Mortgage LLC in May 2008 to an unrelated third party. We recognized a net gain on the sale of discontinued operations of $23.9 million after tax for the year ended December 31, 2008. In December 2008, we committed to a plan to sell our commercial and commercial real estate mortgage wholesale brokerage unit due to declining economic conditions. We recorded losses from this transaction of $3.5 million, net of tax, in discontinued operations for the year ended December 31, 2008.

Results of Operations — Comparison of Results of Operations for the Year Ended December 31, 2008 and December 31, 2007

	Year Ended December 31,		%
	2008	2007	Change
	(In thousands)

Interest income	$322,448	$263,378	22%
Interest expense	202,621	184,963	10%

Net interest income	119,827	78,415	53%
Provision for loan losses	37,278	5,632	562%

Net interest income after provision for loan losses	82,549	72,783	13%
Noninterest income	175,829	177,115	(1)%
Noninterest expense	220,998	202,674	9%

Income before income taxes	37,380	47,224	(21)%
Provision for income taxes	14,244	17,800	(20)%

Net income from continuing operations	23,136	29,424	(21)%
Discontinued operations, net of income taxes	20,452	(1,934)	—

Net income	$43,588	$27,490	59%

Interest Income

Interest income increased by $59.1 million, or 22%, to $322.4 million in 2008 from $263.4 million in 2007, primarily due to an increase in interest income from our loans held for investment, partially offset by a decrease in interest income from our loans held for sale portfolio.

Interest income earned on our loan portfolio increased by $58.4 million, or 24%, to $298.9 million in 2008 from $240.5 million in 2007. This increase consisted of a $70.5 million increase in interest income earned on our loans held for investment portfolio, partially offset by a $12.0 million decrease in interest income earned on our loans held for sale. The increase in loans held for investment was driven by a $1.3 billion, or 46%, increase in the average balance of our loans held for investment portfolio to $4.2 billion in 2008 from $2.9 billion in 2007. This increase includes the acquisition of a $627.6 million residential mortgage loan portfolio from the FDIC. The decrease in interest income earned on our loans held for sale was driven by a $133.5 million, or 14%, decrease in the average balance of our loans held for sale to $821.3 million in 2008 from $954.7 million in 2007, primarily due to lower mortgage origination volumes.

Interest income earned on our investment securities portfolio decreased by $1.7 million, or 8%, to $19.3 million in 2008 from $21.0 million in 2007. This decrease was primarily driven by a reduction in interest yield due to repricing of the underlying loans in the securities in a lower interest rate environment. The average balance on the investment securities portfolio decreased $16.5 million, or 5%, to $305.0 million in 2008 from $321.5 million in 2007.

Other interest income increased by $2.3 million to $4.3 million in 2008 from $2.0 million in 2007, largely due to higher dividends earned from FHLB stock.

Interest Expense

Interest expense increased by $17.7 million, or 10%, to $202.6 million in 2008 from $185.0 million in 2007 largely due to increases in other borrowings interest expense.

Deposit interest expense remained relatively flat, decreasing by $0.7 million, or 0.5%, to $136.1 million in 2008 from $136.8 million in 2007. The decrease was primarily attributable to a 97 basis point reduction in our deposit costs in a lower market interest rate environment, partially offset by a $0.8 billion, or 26%, increase in our average deposit balance to $3.7 billion in 2008 from $2.9 billion in 2007.

Other borrowings interest expense increased by $18.3 million, or 38%, to $66.5 million in 2008 from $48.2 million in 2007. This increase was primarily attributable to a $0.5 billion, or 61%, increase in our average other borrowings balance to $1.4 billion in 2008 from $0.9 billion in 2007, partially offset by a reduction in our average borrowing cost of 78 basis points.

Provision for Loan and Lease Losses

Provision for loan and lease losses increased by $31.6 million, or 562%, to $37.3 million in 2008 from $5.6 million in 2007 due to weakening economic conditions in 2008 which caused higher levels of non-performing loans, principally in our commercial and commercial real estate loans held for investment and residential loans held for investment. Despite our lower concentration levels in commercial and commercial real estate loans held for investment relative to other loan categories, the impact of economic conditions during this period caused more significant provision expense for loan and lease losses due to the concentration of these loans in Florida and the strain caused by the housing market on land and acquisition and development loan types.

Noninterest Income

Noninterest income decreased by $1.3 million, or 1%, to $175.8 million in 2008 from $177.1 million in 2007. Significant components of this decrease are discussed below.

Gain on Sale of Loans and MSR and Loan Production Revenue.  Noninterest income earned on the gain on sale of loans and MSR decreased by $18.1 million, or 43%, to $24.4 million in 2008 from $42.5 million in 2007. Loan production revenue decreased $5.6 million, or 20%, to $23.2 million in 2008 from $28.8 million in 2007. These decreases were primarily caused by lower residential lending volumes due to the housing market deterioration during the beginning periods of the financial crisis.

Net Loan Servicing Income.  Noninterest income earned from net loan servicing increased by $16.6 million, or 23%, to $90.1 million in 2008 from $73.5 million in 2007. This increase was largely attributable to the $5.8 billion, or 17%, increase in the UPB of our servicing portfolio to $39.5 billion UPB in 2008 from $33.7 billion UPB in 2007, resulting from increased retention of originated servicing rights and bulk servicing rights acquisitions. The increase was also caused by a $13.2 million, or 11%, increase in loan servicing fee income to $131.3 million in 2008 from $118.1 million in 2007 and a $3.4 million, or 8%, decrease in the amortization of MSR to $41.2 million in 2008 from $44.6 million in 2007. The increase in loan servicing fee income was primarily attributed to the increase in UPB while the amortization of MSR decrease was primarily attributed to lower prepayment activity due to the market interest rate environment.

Deposit Fee Income.  Noninterest income earned from deposit fees increased by $12.5 million, or 66%, to $31.5 million for the year ended December 31, 2008 from $19.0 million for the year ended December 31, 2007, primarily due to a significant increase in transaction volume related to WorldCurrency® deposits.

Other Noninterest Income.  Other noninterest income decreased by $6.5 million, or 49%, to $6.7 million for the year ended December 31, 2008 from $13.3 million for the year ended December 31, 2007, largely driven by a $4.4 million negative impact of fair value accounting related to our derivative contracts in 2008.

Noninterest Expense

Noninterest expense increased by $18.3 million, or 9%, to $221.0 million for the year ended December 31, 2008 from $202.7 million for the year ended December 31, 2007. Significant components of this increase are discussed below.

Salaries, Commissions and Other Employee Benefits.  Salaries, commissions, benefits and other employee expenses increased by $4.7 million, or 4%, to $121.4 million in 2008 from $116.7 million in 2007 due to increases in salaries, incentives and other employee benefits. Salary expense increased $6.3 million primarily due to inflationary and performance-based increases, partially offset by a $1.8 million decrease in incentive expense.

Equipment and Occupancy.  Equipment and occupancy expense increased by $3.0 million, or 10%, to $32.8 million for the year ended December 31, 2008 from $29.8 million for the year ended December 31, 2007, due primarily to increases in depreciation, computer-related, lease and repairs and maintenance expenses.

General and Administrative.  General and administrative expense increased by $10.7 million, or 19%, to $66.8 million for the year ended December 31, 2008 from $56.1 million for the year ended December 31, 2007, due primarily to a $1.2 million increase in advertising expenses and a $4.2 million increase in OREO and foreclosure expenses.

Income Tax Expense

Income tax expense decreased by $3.6 million, or 20%, to $14.2 million for the year ended December 31, 2008 from $17.8 million for the year ended December 31, 2007, due to a decrease in pre-tax income from continuing operations. Our effective tax rate was 38% for each year ended December 31, 2008 and December 31, 2007.

Discontinued Operations

Net income from discontinued operations increased by $22.4 million to $20.5 million for the year ended December 31, 2008 from a $1.9 million loss for the year ended December 31, 2007, due to the net gain on the sales of EverBank Reverse Mortgage LLC and our commercial and multi-family real estate brokerage unit. We recorded a loss of $1.9 million after tax from operations of EverBank Reverse Mortgage LLC for the year ended December 31, 2007.

Segment Results

We evaluate our overall financial performance through three financial reporting segments: Banking and Wealth Management, Mortgage Banking and Corporate Services. To generate financial information by operating segment, we use an internal profitability reporting system which is based on a series of management estimates and allocations. We continually review and refine many of these estimates and allocations, many of which are subjective in nature. Any changes we make to estimates and allocations that may affect the reported results of any business segment do not affect our consolidated financial position or consolidated results of operations.

We use funds transfer pricing in the calculation of the respective operating segment’s net interest income to measure the value of funds used in and provided by an operating segment. The difference between the interest income on earning assets and the interest expense on funding liabilities and the corresponding funds transfer pricing charge for interest income or credit for interest expense results in net interest income. We allocate risk-adjusted capital to our segments based upon the credit, liquidity, operating and interest rate risk inherent in the segment’s asset and liability composition and operations. These capital allocations are determined based upon formulas that incorporate regulatory, GAAP, Basel and economic capital frameworks including risk-weighting assets, allocating noninterest expense and incorporating economic liquidity premiums for assets deemed by management to lower liquidity profiles.

Our Banking and Wealth Management segment often invests in loans originated from asset generation channels contained within our Mortgage Banking segment. When inter-segment acquisitions take place, we assign an estimate of the market value to the asset and record the transfer as a market purchase. In addition, inter-segment cash balances are eliminated in segment reporting. The effects of these inter-segment allocations and transfers are eliminated in consolidated reporting.

The following table summarizes segment earnings and total assets for each of our segments as of and for each of the periods shown:

	Six Months Ended		Year Ended
	June 30,		December 31,
	2010	2009	2009	2008	2007
	(In thousands)

Segment Earnings:
Banking and Wealth Management	$145,676	$32,944	$85,300	$44,500	$54,939
Mortgage Banking	14,292	44,486	77,065	52,399	50,387
Corporate Services	7,409	(35,253)	(73,975)	(59,519)	(58,102)

Segment earnings	$167,377	$42,177	$88,390	$37,380	$47,224

Segment Assets:
Banking and Wealth
Management	$9,476,415	$6,191,938	$6,522,869	$5,780,892	$4,532,631
Mortgage Banking	1,760,093	1,327,734	1,543,370	1,308,381	1,038,081
Corporate Services	31,372	18,375	24,148	21,390	12,438
Eliminations	(93,140)	(52,201)	(30,208)	(62,396)	(61,231)

Total assets	$11,174,740	$7,485,846	$8,060,179	$7,048,267	$5,521,919

Banking and Wealth Management

The following summarizes the results of operations for our Banking and Wealth Management segment for the periods shown:

	Six Months Ended		Year Ended
	June 30,		December 31,
	2010	2009	2009	2008	2007
	(In thousands)

Net interest income	$222,741	$107,976	$253,352	$105,597	$80,508
Provision for loan and lease losses	37,075	62,931	121,376	37,266	5,571

Net interest income after provision for loan and lease losses	185,666	45,045	131,976	68,331	74,937
Noninterest income	37,846	21,680	32,819	36,861	34,166
Noninterest expense	77,836	33,781	79,495	60,692	54,164

Segment earnings	$145,676	$32,944	$85,300	$44,500	$54,939

Six Months Ended June 30, 2010 Compared to the Six Months Ended June 30, 2009

Banking and Wealth Management segment earnings increased by $112.7 million, or 342%, for the six months ended June 30, 2010 compared to the six months ended June 30, 2009, primarily due to an increase in interest income from investment securities and a decrease in our provision for loan and lease losses. Net interest income increased by $114.8 million, or 106%, for the comparable periods. This increase was primarily due to a $45.8 million, or 95%, increase in interest income earned on our investment securities, which was largely driven by a $1.7 billion, or 277%, increase in the average balance of our investment securities. Average loans and leases held for investment increased $289.6 million, or 6%, primarily as a result of our acquisitions of Tygris and Bank of Florida. Provision expense decreased by $25.9 million, or 41%, for the six months ended June 30, 2010 compared to the six months ended June 30, 2009, primarily due to lower anticipated credit losses in our commercial and multi-family real estate loans held for investment. Noninterest income increased by $16.2 million, or 75%, for the six months ended June 30, 2010 compared to the six months ended June 30, 2009. This increase primarily reflects noninterest income earned on leases resulting from the Tygris acquisition and a higher gain on the sale of investment securities. Noninterest expense increased by $44.1 million, or 130%, for the six months ended June 30, 2010 compared to the six months ended June 30, 2009. This increase primarily reflected higher operating expenses as a result of the Tygris and Bank of Florida acquisitions, non-recurring transaction expenses associated with the Tygris and Bank of Florida acquisitions, and higher expenses from dispositions of OREO.

Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008

Banking and Wealth Management segment earnings increased by $40.8 million, or 92%, in 2009 compared to 2008, primarily due to an increase in interest income earned on investment securities, partially offset by an increase in provision for loan and lease losses. Net interest income increased by $147.8 million, or 140%, for the comparable periods. This increase was primarily due to a 812 basis point, or 148%, increase in the yield earned on the average balance of our investment securities portfolio, and a 160 basis point, or 44%, decrease in our cost of deposits. The increase in our investment securities yield largely reflected the interest earned in 2009 on residential mortgage-backed securities purchased during the second half of 2008 at discounts to par value, while the decrease in our cost of deposits primarily reflected reductions in market interest rates during the comparable periods. This increase was primarily attributable to a $651.2 million, or 214%, increase in the average balance of our investment securities portfolio, which primarily resulted from the purchase of residential mortgage-backed securities. Average loans and leases held for investment increased by $497.8 million, or 12%, primarily as a result of higher average balances in our residential mortgage and mortgage pool buyouts held for investment portfolio. Provision expense increased by $84.1 million, or 226%, in 2009 compared to 2008 primarily due to higher levels of non-performing loans, principally in our commercial and multi-family real estate loans held for investment and residential mortgage loans held for investment. Noninterest income decreased by $4.0 million, or 11%, in 2009 compared to 2008. This decrease primarily reflects lower fee income earned on our market-based deposits, partially offset by a higher gain on the sale of investment securities. Noninterest expense increased by $18.8 million, or 31%, in 2009 compared to 2008. This was primarily due to a $16.6 million, or 71%, increase in general and administrative expense, which was largely attributable to higher FDIC insurance premiums and increased expenses from dispositions of OREO.

Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007

Banking and Wealth Management segment earnings decreased by $10.4 million, or 19%, in 2008 compared to 2007, primarily due to an increase of $31.7 million, or 569%, in provision for loan and lease losses. Net interest income increased by $25.1 million, or 31%, for the comparable period. This increase was primarily due to a $49.9 million, or 18%, increase in interest income, partially offset by a $24.9 million, or 13%, increase in interest expense. The increase in interest income was largely driven by higher interest income earned on our loans and leases held for investment, while the increase in interest expense was primarily due to higher borrowing balances. This was primarily due to the $1.3 billion, or 46%, increase in the average balance of our loans and leases held for investment portfolio, which primarily resulted from a $1.1 billion, or 52%, increase in the average balance of our residential mortgage loans held for investment portfolio. The increase in provision for loan and lease losses was largely driven by a higher level of non-performing commercial and commercial real estate loans due to the weakening economic condition in the Florida real estate market. Noninterest income increased by $2.7 million, or 8%, in 2008 compared to 2007. This increase primarily reflected higher fee income earned on our market-based deposits. Noninterest expense increased by $6.5 million, or 12%, in 2009 compared to 2008. This was primarily due to a $5.6 million, or 32%, increase in general and administrative expenses, which was largely attributable to increased advertising expense and higher FDIC insurance premiums.

Mortgage Banking

The following summarizes the results of operations for our Mortgage Banking segment for the periods shown:

	Six Months Ended		Year Ended
	June 30,		December 31,
	2010	2009	2009	2008	2007
	(In thousands)

Net interest income	$12,911	$18,187	$32,708	$24,462	$11,971
Provision for loan and lease losses	4,580	205	536	12	61

Net interest income after provision for loan and lease losses	8,331	17,982	32,172	24,450	11,910
Noninterest income	90,819	100,517	199,153	138,927	142,886
Noninterest expense	84,858	74,013	154,260	110,978	104,409

Segment earnings	$14,292	$44,486	$77,065	$52,399	$50,387

Six Months Ended June 30, 2010 Compared to the Six Months Ended June 30, 2009

Mortgage Banking income before income taxes decreased $30.2 million, or 68%, for the six months ended June 30, 2010 compared to the six months ended June 30, 2009, primarily due to a decrease in noninterest income earned from the gain on sale of loans and MSR and loan production revenue, partially offset by an increase in net loan servicing income. Noninterest income earned from the gain on sale of loans and MSR decreased by $19.0 million, or 48%, and loan production revenue decreased by $7.3 million, or 35%, for the six months ended June 30, 2010 compared to the six months ended June 30, 2009. These decreases were largely driven by lower mortgage origination volumes in the comparable periods. Net loan servicing income increased by $17.0 million, or 43%, during the comparable periods. This increase was largely driven by a $20.3 billion, or 49%, increase in our servicing portfolio during the comparable periods. Noninterest expense increased by $10.8 million, or 15%, for the six months ended June 30, 2010 compared to the six months ended June 30, 2009. This increase was largely driven by a $9.4 million, or 36%, increase in general and administrative expenses that was primarily the result of higher mortgage repurchase reserves.

Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008

Mortgage Banking income before income taxes increased by $24.7 million, or 47%, in 2009 compared to 2008, primarily due to an increase in noninterest income earned from the gain on sale of loans and MSR and loan production revenue. Noninterest income earned from the gain on sale of loans and MSR increased by $44.3 million, or 197%, and loan production revenues increased $15.6 million, or 70%, in 2009 compared to 2008. These increases were largely driven by higher mortgage origination volume during the comparable periods, which was primarily the result of consumers refinancing their residential mortgage loans due to the lower market interest rates, to which our residential mortgage rates are indexed. Noninterest expense increased by $43.3 million, or 39%, in 2009 compared to 2008. This increase was primarily driven by a $18.7 million, or 32%, increase in salaries, commissions and other employee benefits and a $21.6 million, or 57%, increase in general and administrative expenses. These increases were largely attributable to a 32% increase in staffing levels, higher loan origination processing expenses and higher expenses associated with loans that we service.

Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007

Mortgage Banking income before income taxes increased by $2.0 million, or 4%, in 2008 compared to 2007, primarily due to an increase in net interest income, partially offset by a decrease in noninterest income. Net interest income increased by $12.5 million, or 104%, primarily due to the funds transfer pricing benefit arising from lower short-term market interest rates in 2008 compared to those in 2007. Noninterest income earned from the gain on sale of loans and MSR decreased by $15.8 million, or 41%, during the comparable periods, primarily due to lower residential mortgage origination volume. Noninterest expense increased by $6.6 million, or 6%, in 2008 compared to 2007. This increase was largely driven by a $3.7 million, or 11%, increase in general and administrative expenses primarily due to increased mortgage repurchase reserves and foreclosure expenses.

Corporate Services

The following summarizes the results of operations for our Corporate Services segment for the periods shown:

	Six Months Ended		Year Ended
	June 30,		December 31,
	2010	2009	2009	2008	2007
	(In thousands)

Net interest expense	$(3,944)	$(4,367)	$(8,677)	$(10,232)	$(14,064)
Noninterest income	47,270	82	127	41	63
Noninterest expense	35,917	30,968	65,425	49,328	44,101

Segment earnings (loss)	$7,409	$(35,253)	$(73,975)	$(59,519)	$(58,102)

Six Months Ended June 30, 2010 Compared to the Six Months Ended June 30, 2009

Corporate Services recorded noninterest income of $47.3 million for the six months ended June 30, 2010. This was primarily composed of a $41.4 million non-recurring bargain purchase gain associated with the Tygris acquisition and a $5.7 million gain on extinguishment of trust preferred securities. In addition, Corporate Services noninterest expense increased $4.9 million, or 16%, for the six months ended June 30, 2010 compared to the six months ended June 30, 2009, primarily due to an increase in salaries, commissions and other employee benefits. We experienced a $3.6 million, or 18%, increase in salaries, commissions and other employee benefits, in addition to a $0.6 million, or 10%, increase in occupancy and equipment expense and a $0.8 million, or 16%, increase in general and administrative expenses. The increase in salaries, commissions and other employee benefits was largely driven by a 13% increase in headcount to support our general operations.

Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008

Corporate Services noninterest expense increased by $16.1 million, or 33%, in 2009 compared to 2008, primarily due to an increase in salaries, commissions and other employee benefits expense and general and administrative expense. We experienced a $9.2 million, or 27%, increase in salaries, commissions and other employee benefits expense and a $4.5 million, or 70%, increase in general and administrative expense, in addition to a $2.4 million, or 26%, increase in occupancy and equipment expense. The increase in salaries, commissions and other employee benefits was largely driven by a 22% increase in headcount to support our general operations. The increase in general and administrative expense was largely composed of higher legal expenses primarily associated with the Tygris acquisition.

Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007

Corporate Services noninterest expense increased by $5.2 million, or 12%, in 2008 compared to 2007, primarily due to an increase in salaries, commissions and other employee benefits expense, partially offset by a decrease in general and administrative expense. We experienced a $5.8 million, or 21%, increase in salaries, commissions and other employee benefits expense, a $1.7 million, or 21%, decrease in general and administrative expense and a $1.1 million, or 14%, increase in occupancy and equipment expense. The increase in salaries, commissions and other employee benefits was largely driven by a 12% increase in headcount to support our general operations. The decrease in general and administrative expense largely reflected a $1.9 million one-time transaction expense in 2007 which did not occur in 2008.

Financial Condition

Assets

Total assets increased by $3.1 billion, or 39%, to $11.2 billion at June 30, 2010 from $8.1 billion at December 31, 2009. This increase was primarily attributable to increases in our loans and leases held for investment and investment securities portfolio resulting from the continued deployment of capital generated from our capital raising activities and the acquisitions of Tygris and Bank of Florida. Total assets increased by $1.0 billion, or 14%, to $8.1 billion at December 31, 2009 from $7.0 billion at December 31, 2008, primarily due to increases in our loans and leases held for investment and investment securities portfolio resulting from the deployment of capital. Descriptions of our major balance sheet asset categories are set forth below.

Investment Securities

The following table sets forth the amortized cost of investment securities held to maturity and the fair value of investment securities classified as available for sale or trading at June 30, 2010 and at December 31, 2009, 2008 and 2007:

	June 30,	December 31,
	2010	2009	2008	2007
	(In thousands)

Available for sale (at fair value):
Residential — agency	$860	$5,692	$42,179	$136,022
Residential — nonagency	2,488,533	1,532,643	353,495	47,979
Other	9,079	8,092	8,991	33,559

Total investment securities available for sale	2,498,472	1,546,427	404,665	217,560

Held to maturity (at amortized cost):
Residential — agency	28,943	27,593	—	—
Other	5,160	5,747	8,677	8,771

Total investment securities held to maturity	34,103	33,340	8,677	8,771

Trading securities (at fair value)	—	—	232,275	—

Total investment securities	$2,532,575	$1,579,767	$645,617	$226,331

The following table shows the scheduled maturities and weighted average yields for our investment portfolio at December 31, 2009:

			After One		After Five
	Within		But Within		But Within
	One Year		Five Years		Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(In thousands)

Available for sale (at fair value):
Residential — agency	$12	7.29%	$538	5.99%	$41	4.85%	$5,101	4.86%	$5,692	4.97%
Residential — nonagency	—	—	—	—	88,798	12.47%	1,443,845	9.34%	1,532,643	9.52%
Other	—	—	—	—	—	—	8,092	1.19%	8,092	1.19%

Total investment securities available for sale	12	7.29%	538	5.99%	88,839	12.47%	1,457,038	9.28%	1,546,427	9.46%

Held to maturity (at amortized cost):
Residential — agency	—	—	—	—	—	—	27,593	5.17%	27,593	5.17%
Other	—	—	—	—	—	—	5,747	3.65%	5,747	3.65%

Total investment securities held to maturity	—	—	—	—	—	—	33,340	4.91%	33,340	4.91%

Total investment securities	$12	7.29%	$538	5.99%	$88,839	12.47%	$1,490,378	9.18%	$1,579,767	9.37%

We have historically utilized the investment securities portfolio for earnings generation (in the form of interest and dividend income), liquidity, credit and interest rate risk management and asset diversification. Securities available for sale are used as part of our asset/liability management strategy and may be sold in response to, or in anticipation of, factors such as changes in market conditions and interest rates, changes in security prepayment rates, liquidity considerations and regulatory capital requirements. The principal categories of our investment portfolio are set forth below.

Residential — Agency

At June 30, 2010, our residential agency MBS portfolio totaled $29.8 million, or 1% of our investment securities portfolio. Our agency residential MBS portfolio is secured by seasoned first-lien fixed and adjustable rate residential mortgage loans insured by GSEs.

Residential — Nonagency

Our residential collateralized mortgage obligation, or CMO, securities portfolio is almost entirely comprised of investments in nonagency residential CMO securities. Investments in nonagency residential CMO securities increased by $955.9 million, or 62%, to $2.5 billion at June 30, 2010 from $1.5 billion at December 31, 2009 after increasing by $1.2 billion, or 434%, to $1.5 billion at December 31, 2009 from $353.5 million at December 31, 2008. Such increases during this period primarily are due to purchases of nonagency residential CMO securities at discounts to par value. We acquired 98% of the June 30, 2010 balance of such securities after September 30, 2008.

The composition of our residential nonagency available for sale securities includes amounts invested with several single issuers that are in excess of 10% of our shareholders’ equity as of June 30, 2010. The following table provides a summary of the total par value, amortized cost and fair value of the securities held for each of these issuers and our total residential nonagency CMO securities at June 30, 2010:

	Par Value	Amortized Cost	Fair Value
Name of Issuer	(In thousands)

BCAP LLC Trust	$490,047	$481,606	$484,321
Citigroup Mortgage Loan Trust	255,851	253,235	254,306
Banc of America Funding Corp.	238,358	237,714	239,285
Credit Suisse Mortgage Capital	164,140	158,265	155,234
Countrywide Home Loans	162,360	159,379	162,242
Royal Bank of Scotland Resecuritization Trust	135,330	132,252	133,556
Structured Asset Securities Corporation	119,419	116,084	116,314
American General Mortgage Loan Trust	100,593	101,510	101,625

Total	1,666,098	1,640,044	1,646,883
Other residential nonagency issuers	863,141	824,147	841,650

Total residential nonagency CMO securities	$2,529,239	$2,464,192	$2,488,533

Our residential nonagency CMO securities are secured by seasoned first-lien fixed and adjustable rate residential mortgage loans backed by loan originators other than a GSE. Mortgage collateral is structured into a series of classes known as tranches, each of which contains a different maturity profile and pay-down priority in order to suit investor demands for duration, yield, credit risk and prepayment volatility. We have primarily invested in CMO securities rated in the highest category assigned by a nationally recognized statistical ratings organization. Many of these securities are re-securitizations of real estate mortgage investment conduit securities, or Re-REMICS, which are re-securitizations that contain added credit subordination to provide protection against future losses and rating downgrades. Re-REMICS constituted $1.4 billion, or 57%, of our nonagency residential CMO investment securities at June 30, 2010.

We have internal guidelines for the credit quality and duration of our residential CMO securities portfolio and monitors these on a regular basis. At June 30, 2010, the portfolio carried a weighted average Fair Isaac Corporation, or FICO, score of 732, an amortized loan-to-value ratio, or LTV, of 66% and was seasoned 64 months. This portfolio includes protection against credit losses from purchase discounts, subordination in the securities structures and borrower equity.

In the second quarter of 2010, we sold residential nonagency CMO securities with a par value of $726.0 million and recorded net security gains totaling $20.4 million. This investment portfolio repositioning was undertaken due to credit rating downgrades by nationally recognized statistical ratings organizations on the securities we sold and regulatory constraints.

We do not currently plan to substantially increase our future investments in nonagency residential CMO securities.

Loans and Leases Held for Investment

The following table presents the balance and associated percentage of each major category in our loan and lease portfolio at June 30, 2010 and at December 31, 2009, 2008, 2007, 2006 and 2005:

	June 30,		December 31,
	2010		2009		2008		2007		2006		2005
	Balance	%	Balance	%	Balance	%	Balance	%	Balance	%	Balance	%
						(In thousands)

Residential mortgages	$3,523,036	62.1%	$3,225,147	77.4%	$3,553,498	77.1%	$2,709,156	72.6%	$1,622,794	70.2%	$1,220,458	66.8%
Commercial and commercial real estate	1,413,550	24.9%	707,841	17.0%	799,916	17.4%	744,746	19.9%	530,324	23.0%	317,066	17.3%
Lease financing receivables	480,035	8.5%	—	—	—	—	—	—	—	—	—	—
Home equity lines	236,017	4.2%	227,106	5.5%	249,700	5.4%	272,617	7.3%	148,836	6.4%	282,259	15.4%
Consumer and credit card	16,398	0.3%	5,781	0.1%	6,489	0.1%	7,530	0.2%	8,195	0.4%	9,810	0.5%

	5,669,036	100.0%	4,165,875	100.0%	4,609,603	100.0%	3,734,049	100.0%	2,310,149	100.0%	1,829,593	100.0%

Allowance for loan and lease losses	(88,865)		(93,178)		(32,653)		(11,746)		(6,952)		(5,804)

	$5,580,171		$4,072,697		$4,576,950		$3,722,303		$2,303,197		$1,823,789

The balances presented above include:
Net deferred loan origination costs	$8,333		$7,576		$9,390		$8,062		$3,991		$1,946
Net purchased loan (discounts) premiums	$(566,479)		$(108,289)		$(125,527)		$(33,943)		$1,828		$6,264

The following table shows the contractual maturities, including scheduled principal repayments, of our loan and lease portfolio and the distribution between fixed and adjustable interest rate loans at December 31, 2009:

	Due in
	< 1 Year	1-5 Years	> 5 Years	Total
	(In thousands)

Residential mortgages	$9,306	$12,642	$3,300,634	$3,322,582
Commercial and commercial real estate	255,495	135,094	320,530	711,119
Home equity lines	93	631	226,382	227,106
Consumer and credit card	4,732	916	133	5,781

Total loans	$269,626	$149,283	$3,847,679	$4,266,588

Loans at fixed interest rates	$91,352	$68,488	$841,559	$1,001,399
Loans at variable interest rates	178,274	80,795	3,006,120	3,265,189

The principal categories of our loan and lease portfolio are set forth below.

Residential Mortgage Loans

At June 30, 2010, our residential mortgage loans totaled $3.5 billion, or 62% of our total held for investment loan and lease portfolio. We primarily offer our customers residential closed-end mortgage loans typically secured by first liens on one-to-four family residential properties. We additionally invest in government-insured GNMA pool buyouts purchased from GNMA pool securities and other loans secured by residential real estate.

Residential mortgage loans increased by $297.9 million, or 9%, to $3.5 billion at June 30, 2010 from $3.2 billion at December 31, 2009. This increase was driven primarily by purchases of GNMA pool buyouts and the addition of $107.0 million of residential mortgage loans acquired as part of the Bank of Florida acquisition, partially offset by principal payments on loans within the existing portfolio and, to a lesser extent, the movement of lower quality loans out of our loan portfolio through charge-off, pay-off or foreclosure. Residential mortgage loans decreased by $328.4 million, or 9%, to

$3.2 billion at December 31, 2009 from $3.6 billion at December 31, 2008 due to general declines in demand for housing, a reduction in borrowers meeting our lending criteria and a deployment of capital into investment securities.

Commercial and Commercial Real Estate Loans

At June 30, 2010, our commercial and commercial real estate loans, which include owner-occupied commercial real estate, commercial investment properties and small business commercial loans, totaled $1.4 billion, or 25%, of our total held for investment loan and lease portfolio.

Commercial and commercial real estate loans increased by $705.7 million, or 100%, to $1.4 billion at June 30, 2010 from $707.8 million at December 31, 2009, due to the purchase of such loans in the Bank of Florida acquisition. The increase was partially offset by principal payments on loans within the existing portfolio and the movement of lower quality loans out of our loan portfolio through charge-off, pay-off or foreclosure. Commercial and commercial real estate loans decreased by $92.1 million, or 12%, to $707.8 million at December 31, 2009 from $799.9 million at December 31, 2008. This decrease is primarily due to amortization in the legacy commercial and commercial real estate loan portfolios.

Lease Financing Receivables

At June 30, 2010, our lease financing receivables totaled $480.0 million, or 9%, of our total held for investment loan and lease portfolio. Our leases generally consist of short-and medium-term leases and loans secured by office equipment, office technology systems, healthcare and other essential-use small business equipment. All of our lease financing receivables were either purchased as a part of the Tygris acquisition or originated out of the operations of Tygris, which was rebranded as EverBank Commercial Finance, Inc. We did not have an investment in lease financing receivables at December 31, 2009.

Home Equity Lines

At June 30, 2010, our home equity lines totaled $236.0 million, or 4%, of our total held for investment loan and lease portfolio. We offer home equity closed-end loans and revolving lines of credit typically secured by junior or senior liens on one-to-four family residential properties. Home equity lines increased by $8.9 million, or 4%, to $236.0 million at June 30, 2010 from $227.1 million at December 31, 2009, due to home equity line loans acquired as part of the Bank of Florida acquisition, partially offset by principal payments on existing lines of credit. Home equity lines decreased by $22.6 million, or 9%, to $227.1 million at December 31, 2009 from $249.7 million at December 31, 2008 due to principal payments.

Consumer and Credit Card Loans

At June 30, 2010, consumer and credit card loans, in the aggregate, totaled $16.4 million, or less than 1% of our total held for investment portfolio. These loans include direct personal loans, credit card loans and lines of credit, automobile and other loans to our customers which are generally secured by personal property. Lines of credit are generally floating rate loans that are unsecured or secured by personal property.

Loans Held for Sale

At June 30, 2010, our loans held for sale totaled $1.0 billion, or 9%, of total assets. Loans held for sale primarily include residential mortgage loans originated for sale in the capital markets. In most cases, loans in this category are sold within 60 days. Certain buyers have recourse to return a purchased loan under limited circumstances. Recourse conditions may include early payment default, breach of representations or warranties and documentation deficiencies.

MSR

At June 30, 2010, MSR totaled $574.6 million, or 5%, of total assets. We carry MSR at amortized cost net of any required valuation allowance. We amortize MSR in proportion to and over the period of estimated net servicing income and evaluate MSR quarterly for impairment. We record impairment adjustments, if any, through a valuation allowance. Net MSR increased $70.9 million, or 14%, to $574.6 million as of June 30, 2010 from $503.6 million as of December 31, 2009, due principally to bulk acquisitions of MSR. The increase in MSR was partially offset by an impairment of $4.1 million recorded in the quarter ended June 30, 2010, primarily related to changes in the estimated costs to service and the expected servicing period.

Cash and Cash Equivalents

Cash and cash equivalents increased by $520.6 million to $543.9 million as of June 30, 2010 from $23.3 million as of December 31, 2009, largely due to strong deposit growth and excess cash generated from the sale of CMO securities during the six months ended June 30, 2010.

Indemnification Asset

At June 30, 2010, our indemnification asset totaled $30.8 million, or 0.3%, of total assets, and is included in other assets in the consolidated balance sheet. Pursuant to the terms of the Tygris acquisition agreement, an escrow account was established at acquisition consisting of cash and a portion of our common stock issued in the transaction. See “Business — Recent Acquisitions — Acquisition of Tygris Commercial Finance Group, Inc.” This escrow account is intended to compensate us for credit losses exceeding an annual allowance for a five-year period following the acquisition. As a result, we recognized an indemnification asset representing the fair value of the shares expected to be released to us from escrow. The indemnification asset is accounted for as a derivative, as the number of shares returned to us from escrow is based upon a determined amount of losses in exchange for an escrowed share of our common stock. Any changes in the fair value of our stock or changes resulting from either increases or decreases in expected cash flows of the acquired portfolio will impact the carrying value of our related indemnification asset and have a related effect on our earnings.

Deferred Tax Asset

Our net deferred tax asset increased by $94.7 million, or 740%, to $107.5 million at June 30, 2010 from $12.8 million at December 31, 2009. This increase includes the addition of $86.5 million related to the Tygris acquisition and $5.9 million from the Bank of Florida acquisition. In addition to temporary tax and GAAP basis differences in the acquired loan and lease portfolios, approximately $80.8 million of the deferred tax asset is attributable to net operating loss carryforwards and net unrealized built-in losses of the Tygris entities. Our future realization of these net operating loss carryforwards and net unrealized built-in losses is limited by the application of Internal Revenue Code Section 382 and is reflected in our net deferred tax asset. Other components of net deferred taxes relate to the allowance for loan and lease losses, net unrealized gains on available for sale investment securities and valuation and amortization of MSR.

Goodwill

Our total goodwill as of June 30, 2010 was $10.1 million. This amount is almost entirely composed of $9.8 million of goodwill resulting from the excess of the fair value of liabilities assumed over the net assets acquired in the Bank of Florida acquisition.

Liabilities

Total liabilities increased by $2.7 billion, or 36%, to $10.2 billion at June 30, 2010 from $7.5 billion as of December 31, 2009, primarily due to growth in deposits.

Deposits

The following table shows the distribution of, and certain other information relating to, our deposits by type of deposit at the dates indicated:

	Six Months Ended			Year Ended December 31,
	June 30, 2010			2009			2008			2007
	Actual	Average		Actual	Average		Actual	Average		Actual	Average
	Balance	Balance	Rate	Balance	Balance	Rate	Balance	Balance	Rate	Balance	Balance	Rate
					(In thousands)

Noninterest-bearing demand	$1,005,447	$809,038		$438,952	$678,572		$569,245	$575,714		$446,143	$593,765
Interest-bearing demand	1,682,146	1,572,000	1.23%	1,493,709	1,308,492	1.71%	1,125,496	890,077	3.15%	794,718	683,855	4.22%
Savings and money market accounts (1)	3,142,969	2,844,395	1.28%	2,661,620	2,187,406	1.83%	1,620,719	1,121,926	3.39%	805,245	631,595	4.67%
Market-based time	718,576	745,013	1.07%	750,141	611,968	1.81%	624,919	812,908	3.61%	795,713	641,143	4.93%
Time, excluding market-based	2,443,081	1,559,500	1.69%	970,865	1,093,313	3.13%	1,062,656	885,541	4.59%	1,050,564	987,786	4.74%

	$8,992,219			$6,315,287			$5,003,035			$3,892,383

(1)	Savings and money market accounts include market-based savings deposits for all periods, including $359.7 million, as of June 30, 2010.

The following table shows scheduled maturities of certificates of deposit with denominations greater than or equal to $100,000:

December 31, 2009
(In thousands)

3 months or less	$326,990
3 through 6 months	207,703
6 through 12 months	183,821
12 through 24 months	65,084
24 through 36 months	53,717
Over 36 months	46,614

Total certificates of deposit	$883,929

At June 30, 2010, deposits, in the aggregate, totaled $9.0 billion. Our major source of funds and liquidity is our deposit base, which provides funding for our investments in loans and securities. We carefully manage our interest paid for deposits to control the level of interest expense we incur. The mix and type of interest-bearing and noninterest-bearing deposits in our deposit base constantly changes due to our funding needs, marketing activities and market conditions. We have experienced significant growth in our deposits as a result of the increased marketing initiatives we executed as part of our growth plan.

Deposits increased by $2.7 billion, or 42%, to $9.0 billion at June 30, 2010 from $6.3 billion at December 31, 2009, primarily as a result of a $1.2 billion increase in organic core deposits and $1.1 billion of deposits acquired from Bank of Florida. Noninterest-bearing deposits increased by $566.5 million to $1.0 billion at June 30, 2010 from $439.0 million at December 31, 2009, primarily due to $84.3 million acquired in the Bank of Florida acquisition, as well as increases in the escrows generated by our servicing portfolio. Interest-bearing deposits increased by $2.1 billion to $8.0 billion at June 30, 2010 from $5.9 billion at December 31, 2009. Approximately $1.0 billion of this increase is a result of the deposits acquired from Bank of Florida. The remaining increase is a result of organic activity generated by increased marketing activities. In addition, the change in composition is primarily attributable to a higher concentration of time deposits from Bank of Florida.

Deposits increased by $1.3 billion, or 26%, to $6.3 billion at December 31, 2009 from $5.0 billion at December 31, 2008, primarily as a result of an increase in interest-bearing demand deposits and savings and money market accounts. Other fluctuations in deposits included a decrease of $130.2 million in noninterest-bearing demand deposits, primarily due to activity in our escrow accounts and an increase of $125.2 million in market-based time deposits as a result of heightened customer activity levels.

FHLB Borrowings

In addition to deposits, we use borrowings from the FHLB as a source of funds to meet the daily liquidity needs of our customers and fund growth in earning assets. Our FHLB borrowings decreased by $65.8 million, or 7%, to $830.7 million at June 30, 2010 from $896.5 million at December 31, 2009. The decrease is primarily due to scheduled repayments and maturities of short-term borrowings from the FHLB.

The following table provides a summary of our FHLB advances at the dates indicated:

	June 30,	December 31,
	2010	2009	2008	2007
	(In thousands)

Fixed-rate advances with a weighted-average interest rate of 3.86%, 3.92%, 4.36% and 4.71%, respectively (1)	$786,749	$857,500	$1,141,000	$986,000
Convertible advances with a fixed rate of 4.42%, 5.92%, 5.92% and 5.92%, respectively (2)	44,000	2,000	2,000	2,000
Overnight advances with a weighted-average floating interest rate of 0.36%, 0.46% and 4.40%, respectively (3)	—	37,000	173,000	100,000

	$830,749	$896,500	$1,316,000	$1,088,000

(1)	Interest is payable either monthly or quarterly; full principal due upon maturity

(2)	Convertible advances are callable quarterly by FHLB; interest is payable on call dates

(3)	Overnight advance rates are adjusted daily by FHLB

In addition, the table below summarizes the average outstanding balance of our FHLB advances, the weighted average interest rate and the maximum amount of borrowings in each category outstanding at any month end during the six-month period ended June 30, 2010 and the years ended December 31, 2009, 2008 and 2007, respectively.

	Six Months
	Ended	Year Ended
	June 30,	December 31,
	2010	2009	2008	2007
	(In thousands)

Fixed-rate advances:
Average daily balance	$870,086	$993,962	$1,291,993	$637,282
Weighted average interest rate	3.68%	4.10%	4.36%	5.02%
Maximum month-end amount	$1,157,500	$1,265,500	$1,436,000	$1,086,000
Convertible advances:
Average daily balance	$15,027	$2,000	$2,000	$2,000
Weighted average interest rate	5.44%	5.92%	5.92%	5.92%
Maximum month-end amount	$44,000	$2,000	$2,000	$2,000
Overnight advances:
Average daily balance	$29,488	$121,980	$18,742	$123,133
Weighted average interest rate	0.45%	0.45%	2.64%	5.42%
Maximum month-end amount	$200,000	$568,000	$173,000	$425,000

Trust Preferred

Our outstanding trust preferred securities totaled $113.8 million at June 30, 2010 and $123.0 million at December 31, 2009 and December 31, 2008.

Clawback Liability

We recorded a clawback liability of $37.6 million, which represents the net present value of expected true-up payments due 45 days after the tenth anniversary of the closing of the Bank of Florida acquisition pursuant to the purchase and assumption agreements between us and the FDIC. On July 13, 2020, the true-up measurement date, we are required to make a true-up payment to the FDIC in an amount equal to 50% of the excess, if any, of (1) 20% of the intrinsic loss estimate, or $96.4 million, less (2) the sum of (a) 25% of the asset discount, or $72.0 million, plus (b) 25% of the cumulative loss share payments plus (c) a 1% servicing fee based on the principal amount of the covered assets over the term (calculated annually based on the average principal amount at the beginning and end of each year and then summed up for a total fee included in the calculation).

Loan and Lease Quality

We use a comprehensive methodology to monitor credit quality and prudently manage credit concentration within our portfolio of loans and leases. Our underwriting policies and practices govern the risk profile and credit and geographic concentration for our loan and lease portfolios. We also have a comprehensive methodology to monitor these credit quality standards, including a risk classification system that identifies potential problem loans based on risk characteristics by loan type as well as the early identification of deterioration at the individual loan level. In addition to our ALLL, we have additional protections against potential credit losses, including credit indemnification and similar support agreements with the FDIC and other parties, purchase discounts on acquired loans and leases and other credit-related reserves, such as those on unfunded commitments.

Assets with Credit Support

Assets with credit support represent acquired loans, leases and real estate that are covered by credit indemnification agreements and/or government insurance. Our assets with credit support include loans and leases acquired as part of the Tygris acquisition, assets acquired through the acquisition of the banking operations of Bank of Florida and GNMA pool securities.

We acquired $548.8 million of covered loans and leases through our acquisition of Tygris, including equipment under operating leases of $10.7 million. The credit risk associated with those assets is substantially mitigated by a portfolio credit loss protection escrow which indemnifies us against future credit losses incurred on the acquired loan and lease portfolio above 2% of the average purchased portfolio and $44.5 million in the first year, up to a maximum of $141.6 million. An escrow account was established with      shares of common stock, along with $50.0 million in cash, to offset potential losses realized in connection with Tygris’ lease and loan portfolio over a five-year period following the closing. The value of the escrowed shares represented 17.5% of the carrying value of the Tygris portfolio as of the closing. Annually over the five-year term of the escrow, and upon specified events, including the consummation of this offering, a portion of the escrowed shares will be released to the former Tygris shareholders, to the extent the aggregate value of the remaining escrowed shares (determined on a current per share value) equals 17.5% of the average carrying value of the remaining Tygris portfolio. The escrowed cash will not be released prior to the completion of the five-year term, unless the amount of such escrowed cash not subject to a reserve on any date of determination exceeds the carrying value of the leases and loans in the Tygris portfolio, in which case such excess portion of the escrowed cash will be released to the former Tygris shareholders. Upon the expiration of such five-year period, all remaining escrowed shares and escrowed cash will be released to the former Tygris shareholders to the extent not reserved in respect of then-pending claims.

We recorded an indemnification asset of $30.8 million at the time of the Tygris acquisition based on our estimate of the fair value of the indemnification support obligation. We evaluate this asset quarterly and if favorable loss trends experienced since the acquisition continue, this asset may be written down or eliminated, which would result in a non-recurring loss in the period of such write-down. Concurrently, an increase in expected cash flows in the loan and lease portfolio acquired from Tygris would likely result in increased interest income in prospective periods due to a higher effective yield on the acquired loan and lease portfolio. See “Business — Recent Acquisitions — Acquisition of Tygris Commercial Finance Group, Inc.”

In conjunction with the Bank of Florida acquisition, we entered into loss sharing agreements regarding future losses incurred on an aggregate of approximately $1.4 billion of assets as of the acquisition date. Under the terms of the loss share agreements, we will be reimbursed by the FDIC for 80% of all net losses exceeding $385.6 million, subject to reporting requirements. We will reimburse the FDIC for 80% of specified recoveries on the covered assets. The term for loss and recovery sharing on residential real estate mortgage loans is ten years, while the term for loss share on non-residential real estate mortgage loans is five years with respect to losses and eight years with respect to loss recoveries. See “Business — Recent Acquisitions — Acquisition of Bank of Florida.”

As a GNMA servicer, we have the right, but not the obligation, to purchase delinquent loans which are backed by government insurance and guarantees out of GNMA pool securities for which we act as servicer and from other third-party servicers, or GNMA pool buyout loans. This option is permitted when individual loans reach an established delinquency stage, which normally is 90 days or more delinquent. Each loan in a GNMA pool is insured or guaranteed by one of several federal government agencies, including the Federal Housing Authority, Department of Veterans’ Affairs or the Department of Agriculture’s Rural Housing Service. The loans must at all times comply with the requirements for obtaining and maintaining such insurance or guaranty. Since these residential loans are guaranteed by these government agencies, we incur no incremental credit risk when we purchase these loans. Many of these loans do not cure and go through a foreclosure process that takes between 6 and 18 months (primarily depending on state laws), which enables us to earn a spread equal to the difference between the cost of funding required to acquire the loan and the stated interest rate on the loan that we collect from the government insurer or guarantor, as applicable, following foreclosure. The acquisition of these government insured loans at face value can be particularly attractive in periods when prevailing interest rates at the time the loan was made were significantly higher than rates prevailing at the time we acquire the loan.

GNMA pool buyout loans are accounted for using an expected cash flow model. At the date of acquisition, we designate the loans as held for investment or held for sale. Loans held for sale are carried over at the lower of cost or market. Loans held for investment are carried at amortized cost and measured periodically for impairment. GNMA pool buyout loans totaled $1.2 billion and $1.1 billion at June 30, 2010 and December 31, 2009, respectively.

Discounts on Acquired Loans and Leases

We evaluate acquired loans for evidence of credit deterioration in order to determine proper accounting classification. Loans are accounted for under ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, or ASC 310-30, when there is evidence of credit deterioration since origination and for which it is probable, at acquisition, that we will be unable to collect all contractually required payments. At June 30, 2010, the UPB of loans acquired from Bank of Florida that were within the scope of ASC 310-30 was $1.0 billion, while the UPB of loans not within the scope of ASC 310-30, which included revolving loans and consumer loans, was $110.3 million.

ASC 310-30 allows us to aggregate credit-impaired loans acquired into one or more pools according to common risk characteristics. The recorded balance of such pools is reduced by the portion expected to be uncollectible, referred to as the non-accretable discount. A pool is then accounted for as a single asset with a composite interest rate and an aggregate expectation of cash flows net of expected credit losses. Cash flows are determined based on the estimated remaining life of the underlying loans, which includes the effects of estimated prepayments. Expected cash flows are discounted by an interest rate approximating the market rate of return for the pool of loans to determine fair value. The excess of the contractual principal balance, net of the non-accretable discount, over fair value is referred to as the accretable discount. The accretable discount is recognized as interest income over the estimated remaining life of the portfolio.

In addition, we recognized a discount on lease financing receivables in the Tygris acquisition attributable in part to credit quality. We have adopted an accounting policy of recognizing discount accretion based on the expected cash flows of the acquired leases. This policy results in recognition of the difference between the initial recorded investment and the expected cash flows using the interest method.

We have also recorded accretable discounts in purchase accounting for loans and leases that are accounted for under ASC 310-20. Similar to the way in which we employ the fair value methodology described above, we consider expected prepayments and estimate the amount and timing of undiscounted cash flows in order to determine the accretable discount.

As of June 30, 2010, the balance of accretable discounts on our loan and lease portfolio, which was recorded primarily in connection with the Tygris and Bank of Florida acquisitions, was $264.7 million. We may not accrete the full amount of these discounts into interest income in future periods if the assets to which these discounts are applied do not perform according to expectations at the time of acquisition.

We periodically review our portfolio and may make adjustments related to non-accretable and accretable discounts as a result of actual loss experience as compared to loss experience estimates used to calculate the existing discount balances.

The following is a summary of loans and leases acquired through the Bank of Florida and Tygris acquisitions as of June 30, 2010 broken out by accounting treatment and by the entity from which they were acquired:

	Under ASC	By Analogy	Under ASC
	310-30	to ASC 310-30	310-20	Total
	(In thousands)

Residential mortgages	$73,013	$—	$—	$73,013
Commercial and commercial real estate	733,600	—	49,236	782,836
Lease financing receivables	—	24,188	416,411	440,598
Home equity loans	—	—	23,036	23,036
Consumer and credit card	—	—	9,241	9,241

Total	$806,613	$24,188	$497,924	$1,328,725

	Bank of Florida	Tygris

Residential mortgages	$73,013	$—
Commercial and commercial real estate	782,836	—
Lease financing receivables	—	440,598
Home equity loans	23,036	—
Consumer and credit card	9,241	—

Total covered loans and leases	$888,126	$440,598

Analysis of the Allowance for Loan and Lease Losses

The following table allocates the allowance for loan and lease losses by category:

	Six Months
	Ended
	June 30,		Year Ended December 31,
	2010		2009		2008		2007		2006		2005
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
	(In thousands)

Residential mortgages	$63,697	71.7%	$56,653	60.8%	$14,920	45.7%	$5,976	50.9%	$3,069	44.1%	$3,092	53.3%
Commercial and commercial real estate	15,417	17.3%	26,576	28.5%	11,193	34.3%	4,937	42.0%	3,356	48.4%	2,027	34.9%
Lease financing receivables	536	0.6%	—	—	—	—	—	—	—	—	—	—
Home equity lines	8,850	10.0%	9,651	10.4%	6,244	19.1%	516	4.4%	176	2.5%	307	5.3%
Consumer and credit card	365	0.4%	298	0.3%	296	0.9%	317	2.7%	351	5.0%	378	6.5%

	$88,865	100%	$93,178	100%	$32,653	100%	$11,746	100%	$6,952	100%	$5,804	100%

The ALLL and the balance of non-accretable discounts represent our estimate of probable and reasonably estimable credit losses inherent in loans and leases held for investment as of the balance sheet date.

Our methodology for assessing the adequacy of the ALLL includes a general allowance for performing loans, which are grouped based on similar characteristics, and a specific allowance for individual impaired loans or loans considered by management to be in a high risk category. General allowances are established based on a number of analyses, including historical loss rates, an assessment of portfolio trends and conditions, accrual status, economic conditions, and expected losses derived by our loan review process. Other adjustments for qualitative factors may be made to the allowance for the pools based on an assessment of internal and external influences on credit quality and loss severity that may not have already been taken into account in the quantitative analysis. For these measurements, we use assumptions and methodologies that are relevant to estimating the level of impairment and probable losses in the loan portfolio. To the extent the data supporting such assumptions has limitations, management’s judgment and experience play a key role in recording allowance estimates.

For commercial and commercial real estate loans, a specific allowance may be assigned to individual loans based on an impairment analysis. Loans are considered impaired when it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. The amount of impairment is based on an analysis of the most probable source of repayment, including the present value of the loan’s expected future cash flows, the estimated market value or the fair value of the underlying collateral. Interest income on impaired loans is accrued as earned, unless the loan is placed on non-accrual status.

Individual loans considered to be uncollectible are charged off against the allowance. The amount and timing of charge-offs on loans includes consideration of the loan type, length of delinquency, insufficient collateral value, lien priority and the overall financial condition of the borrower. Collateral value is determined using updated appraisals and/or other market comparable information, such as Broker Price Opinions. Updated financial information on commercial and commercial real estate loans is also obtained from the borrower at least annually, or more frequently if the loan becomes delinquent. Charge-offs are generally taken on loans once the impairment is determined to be other-than-temporary. Recoveries on loans previously charged off are added to the allowance. Net charge-offs to average loans held for investment for the periods ended June 30, 2010 and December 31, 2009, 2008 and 2007 were 1.82%, 1.32%, 0.40% and 0.03%, respectively.

The ALLL totaled $88.9 million at June 30, 2010, down $4.3 million from December 31, 2009 primarily due to charge-offs. During 2009 the allowance grew $60.5 million, from $32.7 million at December 31, 2008 to $93.2 million at December 31, 2009. This increase was primarily due to higher provision expense related to anticipated charge-offs in our commercial and commercial real estate loans held for investment portfolio, which serve to reduce the ALLL. Prior to late 2007, when the challenging economic conditions began, fluctuations in the ALLL totals were primarily driven by the growth and concentration levels in the loan portfolio.

We analyze the loan portfolio, including delinquencies, concentrations, and risk characteristics, at least quarterly to assess the overall level of the ALLL and non-accretable discounts. We also rely on internal and external loan review procedures to further assess individual loans and loan pools, and economic data for overall industry and geographic trends.

Because of the significant amount of discounts on acquired loans and leases, we believe that the ALLL and discounts as a percentage of loans and leases held for investment before netting of discounts and ALLL is an appropriate measure to monitor the protection of our investment in loans and leases held for investment. We measure this metric including and excluding accretable discounts because these discounts represent protection for our acquired loans and leases. The table below sets forth a build-up of total ALLL and other reserves and discounts as a percentage of loans and leases held for investment:

			Excluding loans and leases
			accounted for under
	Total		ASC 310-30
	June 30,	December 31,	June 30,	December 31,
	2010	2009	2010	2009
	(In thousands)

ALLL	$88,865	$93,178	$87,332	$91,645
Reserve for unfunded loan commitments	423	582	423	582
Non-accretable discount:
Tygris	101,786	—	—	—
Bank of Florida	192,999	—	—	—
Other	6,979	8,104	—	8,104

Total non-accretable discount	301,764	8,104	—	8,104

Total ALLL, reserves and non-accretable discounts	$391,052	$101,864	$87,755	$100,331

Net deferred loan origination costs	(8,333)	(7,576)	(8,333)	(7,576)
Accretable discount:
Tygris	119,701	—	119,701	—
Bank of Florida	55,851	—	28,597	—
Other	89,163	108,289	80,692	98,487

Total accretable discount	264,715	108,289	228,990	98,487

Total ALLL, reserves and discounts, net	$647,434	$202,577	$308,412	$191,242

Loans held for investment — gross of discounts and ALLL	$6,227,182	$4,266,588	$4,705,733	$3,809,766
Ratios:
ALLL as a percentage of loans and leases held for investment	1.43%	2.18%	1.86%	2.41%
Total ALLL, reserves and non-accretable discounts as a percentage of loans and leases held for investment	6.28%	2.39%	1.86%	2.63%
Total ALLL, reserves and discounts, net, as a percentage of loans and leases held for investment	10.40%	4.75%	6.55%	5.02%

Provision for Loan and Lease Losses

Provisions for loan and lease losses are charged to operations to record changes to the total ALLL to a level deemed appropriate by us. The provision for loan and lease losses totaled $41.7 million for the period ended June 30, 2010, compared to $63.1 million for the same period of 2009. For the years ended December 31, 2009, 2008 and 2007, the provision totaled $121.9 million, $37.3 million and $5.6 million, respectively. The $84.6 million increase in 2009 and $31.7 million increase in 2008 were primarily a result of increases in non-performing loans and higher than expected delinquencies due to challenging economic conditions beginning in late 2007, particularly on our legacy commercial real estate loan portfolio.

The following table provides an analysis of the ALLL, provision for loan and lease losses and net charge-offs for the six months ended June 30, 2010 and 2009 and each year in the five-year period ended December 31, 2009:

	Six Months
	Ended June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(In thousands)

ALLL, beginning of period	$93,178	$32,653	$32,653	$11,746	$6,952	$5,804	$4,412
Charge-offs:
Residential mortgages	9,280	3,617	8,976	3,482	—	—	—
Commercial and commercial real estate	31,126	115	47,299	11,121	660	157	85
Lease financing receivables	1,899	—	—	—	—	—	—
Home equity lines	3,900	2,189	5,219	2,009	—	—	—
Other consumer and credit cards	95	108	162	156	220	139	192

Total charge-offs	46,300	6,029	61,656	16,768	880	296	277
Recoveries:
Residential mortgages	81	227	246	19	—	—	—
Commercial and commercial real estate	241	—	6	11	47	41	5
Lease financing receivables	—	—	—	—	—	—	—
Home equity lines	10	—	17	—	—	—	—
Other consumer and credit cards	—	—	—	2	16	11	9

Total recoveries	332	227	269	32	63	52	14

Net charge-offs	45,968	5,802	61,387	16,736	817	244	263
Provision for loan and lease losses	41,655	63,136	121,912	37,278	5,632	1,400	2,018
Other	—	—	—	365	(21)	(8)	(363)

ALLL, end of period	$88,865	$89,987	$93,178	$32,653	$11,746	$6,952	$5,804

Net charge-offs to average loans held for investment	1.82%	0.24%	1.32%	0.40%	0.03%	0.01%	0.02%

Net charge-offs increased from $0.8 million at December 31, 2007 to $16.7 million and $61.4 million at December 31, 2008 and 2009, respectively, primarily in the commercial and commercial real estate loan portfolios. Net charge-offs for the six-month period ended June 30, 2010 totaled $46.0 million, up $40.2 million over the same period in the prior year. These increases in net charge-offs are primarily a result of impaired property values caused by the sustained weakness in the real estate market associated with the economic downturn. Residential mortgages also experienced increasing levels of net charge-offs during this period, with charge-offs growing from zero in 2007 to $9.0 million in 2009. Residential mortgage net charge-offs for the six months ended June 30, 2010, totaled $9.2 million.

Problem Loans and Leases

Loans and leases are placed on non-accrual status when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual, which is generally when the loan becomes 90 days past due, with the exception of government-insured loans and some acquired loans and leases. When a loan is placed on non-accrual status, previously accrued but unpaid interest is reversed from interest income, and interest income is recorded as collected.

We exclude government-insured pool buyout loans from our definition of non-performing loans and leases. At June 30, 2010, we also excluded loans and leases acquired in the Tygris and Bank of Florida acquisitions from non-performing status, because we expected to fully collect their new carrying value which reflects significant purchase discounts. If our expectation of reasonably estimable future cash flows deteriorates, the loans and leases may be classified as non-accrual loans and interest income is not recognized until the timing and amount of future cash flows can be reasonably estimated. These Tygris and Bank of Florida acquired assets are required to be included in the definition of non-performing by the OTS but not by the Office of the Comptroller of the Currency, or OCC.

Real estate we acquired as a result of foreclosure or by deed-in-lieu of foreclosure is classified as OREO until sold, and is carried at the balance of the loan at the time of foreclosure or at estimated fair value less estimated costs to sell, whichever is less.

In cases where a borrower experiences financial difficulties and we make certain concessionary modifications to contractual terms, the loan is classified as a troubled debt restructuring, or TDR. Loans restructured at a rate equal to or greater than that of a new loan with comparable risk at the time the contract is modified are not considered to be impaired loans in calendar years subsequent to the restructuring.

The following table sets forth the composition of our NPA, including non-accrual, accruing loans and leases past due 90 or more days and TDR, as of the dates indicated. The balances of NPA reflect the net investment in such assets including deductions for purchase discounts.

	Six Months
	Ended
	June 30,	Year Ended December 31,
	2010	2009	2008	2007	2006	2005
	(In thousands)

Non-accrual loans and leases:
Residential mortgages	$54,889	$48,842	$33,903	$24,637	$4,421	$2,064
Commercial and commercial real estate	128,155	136,924	84,170	985	1,952	480
Lease financing receivables	2,171	—	—	—	—	—
Home equity lines	3,150	5,149	5,167	6,084	376	806
Other consumer and credit cards	89	58	1	64	60	23

Total non-accrual loans and leases	188,454	190,973	123,241	31,770	6,809	3,373
Accruing loans 90 days or more past due	3,507	1,326	103	—	—	—

Total non-performing loans (NPL)	191,961	192,299	123,344	31,770	6,809	3,373
Other real estate owned (OREO)	30,478	22,313	18,253	6,855	2,235	973

Total non-performing assets (NPA)	222,439	214,612	141,597	38,625	9,044	4,346
Troubled debt restructurings (TDR) in compliance with modified terms	104,925	95,481	48,768	275	450	590

Total NPA and TDR	$327,364	$310,093	$190,365	$38,900	$9,494	$4,936

Total NPA and TDR	$327,364	$310,093	$190,365	$38,900	$9,494	$4,936
Government-insured 90 days or more past due still accruing	504,981	589,842	428,630	236,455	240,314	176,366
Tygris and Bank of Florida loans and leases accounted for under ASC 310-30 or by analogy:
90 days or more past due	184,811	—	—	—	—	—
TDR in compliance with modified terms	6,369	—	—	—	—	—
OREO	15,135	—	—	—	—	—

Total regulatory NPA	$1,038,660	$899,935	$618,995	$275,355	$249,808	$181,302

Credit quality ratios including government-insured loans and loans and leases accounted for under ASC 310-30 or by analogy:
NPL to total loans	13.34%	14.60%	10.05%	5.75%	7.60%	6.33%
NPA to total assets	8.30%	9.98%	8.09%	4.98%	5.97%	4.88%
NPA and TDR to total assets	9.29%	11.17%	8.78%	4.99%	5.98%	4.90%

Adjusted credit quality ratios excluding government-insured loans and Tygris and Bank of Florida loans and leases accounted for under ASC 310-30 or by analogy:
NPL to total loans	2.90%	3.59%	2.25%	0.68%	0.21%	0.12%
NPA to total assets	1.99%	2.66%	2.01%	0.70%	0.22%	0.12%
NPA and TDR to total assets	2.93%	3.85%	2.70%	0.70%	0.23%	0.13%

At June 30, 2010, total non-performing loans, or NPL, were $192.0 million, or 2.9% of total loans, down $0.3 million from $192.3 million, or 3.6% of total loans, at December 31, 2009. NPL have increased $68.6 million since December 31, 2008 primarily due to the national rise in mortgage defaults.

We utilize an asset risk classification system in compliance with guidelines established by the FRB as part of its efforts to improve asset quality. In connection with examinations of insured institutions, examiners have the authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: “substandard”, “doubtful”, and “loss.” Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full questionable and there is a high probability of loss based on currently existing facts, conditions and values. An asset classified as loss is not considered collectable and of such little value that continuance as an asset is not warranted. Commercial loans with adverse classifications are reviewed by our senior credit committee monthly.

In addition to the problem loans described above, as of June 30, 2010, we had special mention loans and leases totaling $124.6 million, which are not included in either the non-accrual or 90 days past due loan and lease categories but which in our opinion were subject to potential future rating downgrades. Special mention loans and leases increased $117.8 million, or 196.7%, from December 31, 2009. Loans and leases rated as special mention totaled $177.7 million, or 2.9% of the total loan portfolio and 4.0% of the non-covered loan portfolio at June 30, 2010, including $117.5 million acquired from Bank of Florida.

Liquidity and Capital Resources

Liquidity refers to the measure of our ability to meet the cash flow requirements of depositors and borrowers, while at the same time meeting our operating, capital and strategic cash flow needs. We continuously monitor our liquidity position to ensure that assets and liabilities are managed in a manner that will meet all short-term and long-term cash requirements.

Funds invested in short-term marketable instruments, the continuous maturing of other interest-earning assets, cash flows from self-liquidating investments such as mortgage-backed securities, the possible sale of available for sale securities, and the ability to securitize certain types of loans provide sources of liquidity from an asset perspective. The liability base provides sources of liquidity through issuance of deposits and borrowed funds. To manage fluctuations in short-term funding needs, we utilize federal fund lines of credit with correspondent banks, securities sold under agreements to repurchase and borrowings under lines of credit with other financial institutions, such as the Federal Home Loan Bank of Atlanta, or FHLB, and the Federal Reserve Bank, or FRB. We also have access to term advances with the FHLB, as well as brokered certificates of deposits, for longer term liquidity needs. We believe our sources of liquidity are sufficient to meet our cash flow needs for the foreseeable future.

As of June 30, 2010, we had a $1.3 billion line of credit with the FHLB, of which $830.7 million was outstanding. Based on asset size, the maximum potential line available with the FHLB was $3.8 billion at June 30, 2010, assuming eligible collateral to pledge. We did not have any borrowings outstanding with the FRB at June 30, 2010, and our borrowing capacity is limited only by eligible collateral. At June 30, 2010, we had eligible security and loan collateral available to be pledged to one or more facilities that could have provided additional borrowing capacity of $965.5 million and $2.4 billion, respectively.

At June 30, 2010, our availability under Promontory Interfinancial Network, LLC’s CDARS® One-Way Buysm deposits and federal funds commitments was $956.4 million and $31.0 million, with $298.0 million and $0 in outstanding borrowings, respectively.

Regulatory Capital Requirements

We are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements may prompt certain actions by regulators that, if undertaken, could have a direct material adverse effect on our financial condition and results of operations. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of our assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Our capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

We expect that, as a result of recent developments such as the Dodd-Frank Act and Basel III, we will be subject to increasingly stringent regulatory capital requirements. For further discussion of the changing regulatory framework in which we operate, please see “Regulation and Supervision.”

At June 30, 2010, EverBank exceeded all regulatory capital requirements and was considered to be “well-capitalized” with a Tier 1 (core) capital ratio of 8.8% and a total risk-based capital ratio of 16.8%.

Restrictions on Paying Dividends

OTS regulations impose limitations upon certain capital distributions by savings banks, such as certain cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The OTS regulates all capital distributions by EverBank directly or indirectly to us, including dividend payments. EverBank may not pay dividends to us if, after paying those dividends, it would fail to meet the required minimum levels under risk-based capital guidelines and the minimum leverage and tangible capital ratio requirements, or in the event the OTS notifies EverBank that it is subject to heightened supervision. Under the FDIA, an insured depository institution such as EverBank is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized.” Payment of dividends by EverBank also may be restricted at any time at the discretion of the appropriate regulator if it deems the payment to constitute an “unsafe and unsound” banking practice.

As a result of the passage of the Dodd-Frank Act, EverBank will be regulated by the OCC. We cannot predict the changes, if any, the OCC may make to restrictions on dividend payments. See “Regulation and Supervision.”

Contractual Obligations

The following table contains supplemental information regarding our total contractual obligations as of December 31, 2009:

	Payments Due by Period
	< 1 Year	1 - 3 Years	3 - 5 Years	> 5 Years	Total
	(In thousands)

Deposits without a stated maturity	$4,597,320	$—	$—	$—	$4,597,320
Time deposits	1,434,932	216,176	41,364	25,495	1,717,967
Other borrowings — FHLB	259,000	271,500	175,000	191,000	896,500
Trust preferred securities	—	—	—	123,000	123,000
Operating lease obligations	4,569	8,581	4,956	6,031	24,137

Total	$6,295,821	$496,257	$221,320	$345,526	$7,358,924

We also had a contractual obligation to purchase $109.5 million of loans at December 31, 2009. These are primarily residential mortgage loans originated by our private label partners that we are contractually obligated to purchase.

We believe that we will be able to meet our contractual obligations as they come due through the maintenance of adequate cash levels. We expect to maintain adequate cash levels through profitability, loan and securities repayment and maturity activity, and continued deposit gathering activities. We have in place various borrowing mechanisms for both short-term and long-term liquidity needs.

Off-Balance Sheet Arrangements

We have limited off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

In the normal course of business, we enter into various transactions, which, in accordance with GAAP, are not included in our consolidated balance sheets. We enter into these transactions to meet the financing needs of our customers. These transactions include commitments to extend credit and standby letters of credit, which involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in its consolidated balance sheets.

We enter into contractual loan commitments to extend credit, normally with fixed expiration dates or termination clauses, at specified rates and for specific purposes. Substantially all of our commitments to extend credit are contingent upon customers maintaining specific credit standards until the time of loan funding. We decrease our exposure to loss under these commitments by subjecting them to credit approval and monitoring procedures. We assess the credit risk associated with certain commitments to extend credit and establish a liability for probable credit losses.

Standby letters of credit are written conditional commitments issued by us to guarantee the performance of a customer to a third party. In the event the customer does not perform in accordance with the terms of the agreement with the third party, we would be required to fund the commitment. The maximum potential amount of future payments we could be required to make is represented by the contractual amount of the commitment. If the commitment is funded, we would be entitled to seek recovery from the customer. Our policies generally require that standby letter of credit arrangements contain security and debt covenants similar to those contained in loan agreements. See note 18 to the interim consolidated financial statements of EverBank Financial Corp and subsidiaries as of and for the six months ended June 30, 2010 and 2009 for additional information regarding our contractual obligations.

Loans Subject to Representations and Warranties

We originate residential mortgage loans, primarily first-lien home loans, through our direct and wholesale channels with the intent of selling a substantial majority of them in the secondary mortgage market.

We sell and securitize conventional conforming and federally insured single-family residential mortgage loans predominantly to GSEs, such as Fannie Mae, or FNMA, and Freddie Mac, or FHMLC. We also sell residential mortgage loans, especially those that do not meet criteria for whole loan sales to GSEs (nonconforming mortgage loans), through whole loan sales to private non-GSE purchasers.

Although we structure all of our loan sales as non-recourse sales, the underlying sale agreements require us to make certain market standard representations and warranties at the time of sale, which may vary from agreement to agreement. Such representations and warranties typically include those made regarding the existence and sufficiency of file documentation, credit information, compliance with underwriting guidelines and the absence of fraud by borrowers or other third parties such as appraisers in connection with obtaining the loan. We have exposure to potential loss because, among other things, the representations and warranties we provide purchasers typically survive for the life of the loan.

If it is determined that the loans sold are (1) with respect to the GSEs, in breach of these representations or warranties or (2) with respect to non-GSE purchasers, in material breach of these representations and warranties, we generally have an obligation to either: (a) repurchase the loan for the UPB, accrued interest and related advances, which we refer to collectively as the Repurchase Price, (b) indemnify the purchaser or (c) make the purchaser whole for the economic benefits of the loan. Our obligations vary based upon the nature of the repurchase demand and the current status of the mortgage loan. For example, if an investor has already liquidated the mortgage loan, the investor no longer has a mortgage asset that we could repurchase.

We also have a limited repurchase exposure for early payment defaults, or EPDs, which are typically triggered if a borrower does not make the first several payments due after the mortgage loan has been sold to an investor. Our private investors have agreed to waive EPD provisions for conventional conforming and federally insured single-family residential mortgage loans and certain jumbo loan products. However, we are subject to EPD provisions on the community reinvestment loans we originate and sell under a State of Florida housing program, which represents a minimal amount of our total originations.

Except with respect to such EPDs, the risk of credit loss for loans sold is transferred to investors upon sale in the secondary market.

Loans Sold to or Securitized with GSEs

From 2007 through 2009, we originated and securitized approximately $6.3 billion of mortgage loans in GSE guaranteed mortgage-backed securities. Such securities were issued through GNMA for federally insured loans and FNMA and FHLMC for conventional loans. Once issued, these securities were sold in the secondary markets.

Loans Sold to Private Investors

From 2007 through 2009, we originated and sold approximately $11.4 billion of mortgage loans to private investors. We did not securitize any mortgage loans with private investors during this time period.

Private Mortgage Insurance

We do not sell residential mortgage loans to mortgage insurers. Rather, we are subject to potential losses if a mortgage insurance company rescinds or cancels private mortgage insurance, or PMI, on loans that we originate and sell or securitize. Rescission or cancellation of coverage often triggers automatic repurchase demands from investors because such loans are not eligible for sale or securitization.

Although unresolved PMI cancellation notices are not formal repurchase requests, we include these in our active repurchase request pipeline when analyzing and estimating loss content in relation to the loans sold on the secondary market.

Reserves for Repurchase Losses

We establish reserves for estimated losses inherent from our origination of mortgage loans. The reserves are derived from loss frequencies that reflect default trends in residential real estate loans and severities reflecting declining housing prices. In estimating the accrued liability for loan repurchases and make-whole obligations, we estimate probable losses inherent in the population of all loans sold based on trends in claims requests and actual loss severities we have experienced. The liability includes accruals for probable contingent losses in addition to those identified in the pipeline of repurchase/make-whole requests. The estimation process is designed to include amounts based on historical losses experienced from actual repurchase activity. The baseline for the repurchase reserve uses historical loss factors that are applied to loan pools originated in 2004 through 2008 and sold in years 2004 through 2009. Loss factors, tracked by year of loss, are calculated using actual losses incurred on repurchases or make-whole arrangements. The historical loss factors experienced are accumulated for each sale vintage and are applied to more recent sale vintages to estimate inherent losses incurred but not yet realized.

The following is a rollforward of our reserves for repurchase losses:

	Six Months
	Ended
	June 30,	Year Ended December 31,
	2010	2009	2008
	(In thousands)

Balance, beginning of period	$3,610	$1,170	$1,393
Net change	4,159	2,440	(223)

Balance, end of period	$7,769	$3,610	$1,170

The following is a sensitivity analysis of our reserve related to our estimated repurchase losses based on ASC Topic 460, Guarantees, as of the dates below:

	June 30,	December 31,
	2010	2009	2008	2007
		(In thousands)

Up 5%	$8,621	$3,958	$1,114	$1,192
Base	7,743	3,450	882	1,037
Down 5%	6,864	2,943	650	881

Loans in Foreclosure

Losses can arise from certain government agency agreements which limit the agency’s repayment guarantees on foreclosed loans, resulting in certain minimal foreclosure costs being borne by servicers. In particular, government insured loans serviced under the GNMA Guide or the FHLB Guide requires servicers to fund any foreclosure claims not otherwise covered by the HUD and/or VA insurance claim funds.

Other than foreclosure-related costs associated with servicing government insured loans, we have not entered into any servicing agreements that require us as servicer to cover foreclosure-related costs.

Loan Repurchases

When we enter into contractual arrangements to service mortgage loans on behalf of non-GSE third parties or purchase MSR from non-GSE third parties, we enter into market standard servicing or MSR purchase agreements. Such agreements do not require us as servicer to repurchase loans in default. Instead, we may be required to indemnify third-parties for our contractual breaches, including a failure to service loans in accordance with applicable law and accepted servicing practices.

When we service residential mortgage loans where FNMA or FHMLC is the owner of the underlying mortgage loan asset, we are subject to potential repurchase risk for: (1) breaches of loan level representations and warranties even though we may not have originated the mortgage loan; and (2) failure to service such loans in accordance with the applicable GSE servicing guide. If a loan purchased or securitized by FNMA or FHLMC is in breach of an origination representation and warranty, such GSE may look to the loan servicer for repurchase. If we are obligated to repurchase a loan from either FNMA or FHMLC, we seek indemnification from the counterparty that sold us the mortgage servicing rights, which presents potential counterparty risk if such party is unable or unwilling to satisfy its indemnification obligations.

In certain cases, we have been able to limit our repurchase exposure on those loans we did not originate by entering into tri-party agreements with the GSE and the party who sells the loan asset to the GSE and the servicing rights to us. Under such agreements, the GSE agrees that it will not look to us to repurchase loans for breaches of loan level origination representations and warranties.

We are subject to repurchase risk on the mortgage loans we originate and sell in the secondary mortgage market. Between January 1, 2007 and December 31, 2009, we received 350 requests from investors to repurchase mortgage loans. As a basis of comparison, we originated 80,754 loans during this same time period.

As set forth below, we successfully defended 121 of the repurchase requests (representing 35% of all requests), repurchased 129 loans, indemnified investors on two loans and made whole investors on 23 loans:

	January 1, 2009-	January 1, 2008-	January 1, 2007-
	December 31, 2009	December 31, 2008	December 31, 2007	Total

Repurchase Requests	123	92	135	350
Requests Successfully Defended	25 (20%)	47 (51%)	49 (36%)	121 (35%)
Loans Repurchased	31	26	72	129
Loans Where We Indemnified	1	1	0	2
Loans Where We Made Whole	13	4	6	23
Year of Origination of Loans Repurchased	2004-2009	2005-2008	2002-2007

Principal Reasons for Repurchase	• Multiple allegations including misrepresentations relating to income, employment, occupancy and credit (23 loans) • Program violations (6 loans) • Income and employment misrepresentations (2 loans)	• Multiple allegations including misrepresentations relating to income, employment, credit and occupancy (8 loans) • Program violations (7 loans) • Income and employment misrepresentations (6 loans)	• Early Payment Default (59 loans) • Multiple allegations including misrepresentations relating to income, employment and occupancy (6 loans) • Appraisal valuation (4 loans)

Of the 72 loans we repurchased in 2007, 59 were repurchased because of an EPD event. In 2008, we entered into arrangements with each of our private investors to waive the contractual EPD provisions with respect to conventional conforming and federally insured single-family residential mortgage loans and certain jumbo loan products.

Beginning in 2009, higher loan delinquencies, resulting from deterioration in overall economic conditions and trends, particularly those impacting the residential housing sector, caused investors to carefully examine and re-underwrite credit files for those loans in default. Investors have most often cited income and employment misrepresentations as the grounds for us to repurchase loans.

Upon receipt of a repurchase demand from an investor, we review the allegations and re-underwrite the loan. We also verify any third-party information included as support for the repurchase demand. In certain cases, we may request the investor provide additional information to assist us in our determination whether to repurchase the loan.

Upon completion of our own internal investigation as to the validity of a repurchase claim, our findings are discussed by senior management and subject-matter experts as part of our loan repurchase subcommittee. If the subcommittee determines that we are obligated to repurchase a loan, such recommendation is presented to executive management for review and approval. We have not made any settlement payments to investors.

If we agree with the investor that we are obligated to repurchase a loan, we will either: (1) repurchase the loan at the Repurchase Price, (2) indemnify the purchaser or (3) make the purchaser whole for the economic benefits of the loan. Our obligations vary based upon the nature of the repurchase demand and the current loan status.

Of the three courses of action described above, a loan repurchase is the only remedy where we will place the loan asset that is the subject of the repurchase demand on our balance sheet. In the case of indemnification, the investor still owns the loan asset and we indemnify the investor for losses incurred resulting from our breach of a representation and warranty. In the case of a make whole, the investor or subsequent purchaser of a loan asset has liquidated the loan and there is no loan asset for us to repurchase. We are simply obligated to make the investor whole for losses incurred between the initial purchase price and the liquidation price, and related costs.

At the time we repurchase a loan, we determine whether to hold the loan for sale or for investment. If the loan is sellable on the secondary market, we may elect to do so. If the loan is not sellable on the secondary market or there are other reasons why we would elect to retain the loan, we will service the asset to minimize our losses. This may include, depending on the status of the loan at the time of repurchase, modifying the loan, or foreclosure on the loan and subsequent liquidation of the mortgage property. The loans we repurchase have an immaterial effect on the losses associated with our non-performing loans.

When we sell residential mortgage loans on the secondary mortgage market, our repurchase obligations are typically not limited to any specific period of time. Rather, the contractual representations and warranties we make on these loans survive indefinitely for the life of the loan.

Historically, the majority of our requests for repurchase end approximately three years after the loan has been sold to an investor. However, for certain vintages, repurchase activity has persisted beyond our historical experience. Repurchase demands relating to EPDs generally surface sooner, typically within 180 days of selling the loan to an investor.

Quantitative and Qualitative Disclosures about Market Risk

Interest rate risk is our primary market risk and largely results from our business of investing in interest-earning assets with funds obtained from interest-bearing deposits and borrowings. Interest rate risk is defined as the risk of loss of future earnings or market value due to changes in interest rates. We are subject to this risk because:

•	assets and liabilities may mature or re-price at different times or by different amounts;

•	short-term and long-term market interest rates may change by different amounts;

•	similar term rate indices may exhibit different re-pricing characteristics; and

•	the remaining maturity of various assets or liabilities may shorten or lengthen as interest rates change.

Interest rates may also have a direct or indirect effect on loan demand, credit losses, mortgage origination volume, the fair value of MSR and other items affecting earnings. Our objective is to measure the impact of interest rate changes on our capital and earnings and manage the balance sheet in order to decrease interest rate risk.

Interest rate risk is primarily managed by the Asset and Liability Committee, or ALCO, which is composed of several of our executive officers and other members of management, in accordance with policies approved by our board of directors. ALCO has employed policies that attempt to manage our interest-sensitive assets and liabilities, in order to control interest rate risk and avoid incurring unacceptable levels of credit or concentration risk. We manage our exposure to interest rates by structuring our balance sheet according to these policies in the ordinary course of business. In addition, the ALCO policy permits the use of various derivative instruments to manage interest rate risk or hedge specified assets and liabilities.

Consistent with industry practice, we primarily measure interest rate risk by utilizing the concept of Net Portfolio Value, or NPV. NPV is the intrinsic value of assets, less the intrinsic value of liabilities. NPV analysis provides a fair value of the balance sheet in alternative interest rate scenarios. The NPV does not take into account management intervention and assumes the new rate environment is constant and the change is instantaneous. Further, as this framework evaluates risks to the current balance sheet only, changes to the volumes and pricing of new business opportunities that can be expected in the different interest rate outcomes are not incorporated in this analytical framework. For instance, analysis of our history suggests that declining interest rate levels are associated with higher loan production volumes at higher levels of profitability. While this “natural business hedge” historically offset most, if not all, of the heightened amortization of our MSR portfolio and other identified risks associated with declining interest rate scenarios, these factors fall outside of the NPV framework. As a result, we further evaluate and consider the impact of other business factors in a separate net income sensitivity analysis.

If NPV rises in a different interest rate scenario, that would indicate incremental prospective earnings in that hypothetical rate scenario. A perfectly matched balance sheet would result in no change in the NPV, no matter what the rate scenario. The table below shows the estimated impact on NPV of increases in interest rates of 1%, 2% and 3% and decreases in interest rates of 1%, as of June 30, 2010 and December 31, 2009:

	June 30,		December 31,
	2010		2009
	(In thousands)
	NPV	% of Assets	NPV	% of Assets

Up 300 basis points	$1,708.9	15.1%	$856.7	10.8%
Up 200 basis points	1,689.4	14.8%	885.7	11.0%
Up 100 basis points	1,626.6	14.1%	937.4	11.4%
Actual	1,514.5	13.1%	1,010.6	12.1%
Down 100 basis points	1,355.1	11.7%	901.3	11.1%

The projected exposure of NPV to changes in interest rates at June 30, 2010 was in compliance with established policy guidelines. Exposure amounts are derived from numerous assumptions of growth and changes in the mix of assets or liabilities. Due to historically low interest rates, the table above may not predict the full effect of decreasing interest rates upon our net interest income that would occur under a more traditional, higher interest rate environment because short-term interest rates are near zero percent and facts underlying certain of our modeling assumptions, such as the fact that deposit and loan rates cannot fall below zero percent, distort the model’s results.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements in accordance with GAAP requires us to make estimates and judgments that affect our reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under current circumstances, results of which form the basis for making judgments about the carrying value of certain assets and liabilities that are not readily available from other sources. We evaluate our estimates on an ongoing basis. Actual results may differ from these estimates under different assumptions or conditions.

Accounting policies, as described in detail in the notes to consolidated financial statements appearing further in this prospectus, are an integral part of our financial statements. A thorough understanding of these accounting policies is essential when reviewing our reported results of operations and our financial position. We believe that the critical accounting policies and estimates discussed below require us to make difficult, subjective or complex judgments about matters that are inherently uncertain. Changes in these estimates that are likely to occur from period to period, or the use of different estimates that we could have reasonably used in the current period, would have a material impact on our financial position, results of operations or liquidity.

Investment Securities

Investment securities generally must be classified as held to maturity, available for sale or trading. Held to maturity securities are principally debt securities that we have both the positive intent and ability to hold to maturity. Trading securities are held primarily for sale in the near term to generate income. Securities that do not meet the definition of trading or held to maturity are classified as available for sale.

The classification of investment securities is significant since it directly impacts the accounting for unrealized gains and losses on these securities. Unrealized gains and losses on trading securities flow directly through earnings during the periods in which they arise. Trading and available for sale securities are measured at fair value each reporting period. Unrealized gains and losses on available for sale securities are recorded as a separate component of shareholders’ equity (accumulated other comprehensive income or loss) and do not affect earnings until realized or deemed to be other-than-temporarily impaired, or OTTI. Investment securities that are classified as held to maturity are recorded at amortized cost, unless deemed to be OTTI.

The fair values of investment securities are generally determined by various pricing models. We evaluate the methodologies used to develop the resulting fair values. We perform a quarterly analysis on the pricing of investment securities to ensure that the prices represent a reasonable estimate of the fair value. Our procedures include initial and ongoing review of pricing methodologies and trends. We ensure prices represent a reasonable estimate of fair value through the use of broker quotes, current sales transactions from our portfolio and pricing techniques, which are based on the net present value of future expected cash flows discounted at a rate of return market participants would require. Significant inputs used in internal pricing techniques are estimated by type of underlying collateral, estimated prepayment speeds where applicable and appropriate discount rates. As a result of this analysis, if we determine there is a more appropriate fair value, the price is adjusted accordingly.

When the level and volume of trading activity for certain securities has significantly declined or when we believe that pricing is based in part on forced liquidation or distressed sales, we estimate fair value based on a combination of pricing information and an internal model using a discounted cash flow approach. We make certain significant assumptions in addition to those discussed above related to the liquidity risk premium, specific non-performance and default experience in the collateral underlying the security. The values resulting from each approach are weighted to derive the final fair value for each security trading in an inactive market.

The fair value of investment securities is a critical accounting estimate. Changes in the fair value estimates that are likely to occur from period to period, or the use of different estimates that we could have reasonably used in the current period, would have a material impact on our financial position, results of operations or liquidity.

Loans Held for Sale

We have elected the fair value option for certain residential and commercial mortgage loans in order to offset changes in the fair values of the loans and the derivative instruments used to economically hedge them, without the burden of complying with the requirements for hedge accounting. These loans are initially recorded and carried at fair value, with changes in fair value recognized in gain on sale of loans and MSR. Additionally, a portion of our loans held for sale are carried at the lower of cost or fair value. Accordingly, the fair value for these loans must be estimated to determine any required write-down to fair value when the cost of the loans exceeds their current fair value.

We generally estimate the fair value of loans held for sale based on quoted market prices for securities backed by similar types of loans less appropriate loan level price adjustments and guarantee fee adjustments. If quoted market prices are not available, fair value is estimated based on valuation models. Relevant factors include dealer price quotations, prices available for similar products, pricing features, loan maturity date, and valuation models intended to approximate the amounts that would be received from a third party. The key assumptions used in the valuation models are prepayment speeds, loss estimates and the discount rate. Prepayment and credit loss assumptions based on the historical performance of the loans are adjusted for the current economic environment as appropriate. The discount rate used in these valuations is derived from the whole loan purchase market, adjusted for our estimate of the required yield for these loans. We believe that such assumptions are consistent with assumptions that other major market participants use in determining such assets’ fair values. We regularly compare the values derived from our valuation models to executed trades to assure that the valuations are reflective of actual sale prices.

The fair value of loans held for sale is a critical accounting estimate. Changes in fair value that are likely to occur from period to period, or the use of different estimates that we could have reasonably used in the current period, would have a material impact on our financial position, results of operations or liquidity.

Loans and Leases Held for Investment

Loans and leases held for investment includes loans and leases we originate and retain on the balance sheet and other loans and leases acquired through acquisition. Our accounting policies require that we evaluate all acquired loans and leases for evidence of deterioration in credit quality since origination and to evaluate whether it is probable that we will collect all contractually required payments from the borrower. The amount of contractually required payments receivable in excess of the amount of future cash flows we estimate at acquisition is considered a non-accretable difference. The acquired portfolios are reflected on the balance sheet based on the amount expected to be collected. In addition, the amount of future cash flows expected to be collected in excess of the fair value of the acquired portfolio is considered accretable yield and is recognized in interest income on a level-yield basis over the estimated life of the acquired loans.

We reevaluate our original estimates of cash flows expected to be collected over the life of the acquired portfolios on a quarterly basis. If it is probable, based on current information and events, that there is a significant increase in cash flows previously expected to be collected, or if actual cash flows are significantly greater than cash flows previously expected, we adjust the amount of accretable yield by reclassification from non-accretable difference. Conversely, if we believe we will be unable to collect all cash flows expected at acquisition, we establish a valuation allowance through the allowance for loan and lease losses.

Determining the accretable and non-accretable amounts at acquisition, and the ongoing reevaluation of expected cash flows, are considered critical accounting estimates, as these require significant judgment and the use of subjective measurements, including our assessment of historical loss rates, changes in the nature of the portfolio and delinquency trends.

Allowance for Loan and Lease Losses

The allowance for loan and lease losses represents management’s estimate of probable and reasonably estimable credit losses inherent in the held for investment loan portfolio. In determining the ALLL, we estimate losses on specific loans, or groups of loans, where the probable loss can be identified and reasonably determined. On a quarterly basis, we assess the risk inherent in our loan and lease portfolio based on qualitative and quantitative trends in the portfolio, including the internal risk classification of loans and leases, historical loss rates, changes in the nature of the portfolio, industry concentrations, delinquency trends, detailed reviews of significant loans and leases with identified weaknesses and the impacts of local, regional and national economic factors on the quality of the loan portfolio. Based on this analysis, we record a provision for loan and lease losses in order to maintain the ALLL at appropriate levels.

Determining the amount of the ALLL is considered a critical accounting estimate, as it requires significant judgment and the use of subjective measurements, including management’s assessment of overall portfolio quality. The ALLL is maintained at an amount we believe is sufficient to provide for estimated losses inherent in our loan portfolio at each balance sheet date, and fluctuations in the provision for loan and leases losses may result from management’s assessment of the adequacy of the ALLL. Changes in these estimates and assumptions are possible and may have a material impact on our allowance, and therefore our financial position, liquidity or results of operations.

Acquired Loans and Leases Held for Investment

We account for acquired loans and leases under ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, or ASC 310-30, or ASC Topic 310-20, Receivables — Nonrefundable Fees and Other Costs, or ASC 310-20. ASC 310-20 requires that the difference between the initial investment and the related loan’s principal amount at the date of purchase be recognized as an adjustment of yield over the expected life of the loan. We anticipate prepayments in applying the interest method. When a difference arises between the prepayments anticipated and actual prepayments received, we recalculate the effective yield to reflect actual payments to date and anticipated future payments.

Acquired loans with evidence of credit deterioration since origination follow ASC 310-30. At acquisition, we review each loan or pool of loans to determine whether there is evidence of deterioration in credit quality since origination and if it is probable that we will be unable to collect all amounts due according to the loan’s contractual terms. We consider expected prepayments and estimate the amount and timing of undiscounted expected principal, interest and other cash flows for each loan or pool of loans meeting the criteria above, and determine the excess of the loan’s or pool’s scheduled contractual principal and contractual interest payments over all cash flows expected at acquisition as an amount that should not be accreted (non-accretable difference). The remaining amount, representing the excess or deficit of the loan’s or pool’s cash flows expected to be collected over the amount paid, is accreted or amortized into interest income over the remaining life of the loan or pool (accretable yield). We record a discount to UPB on these loans at acquisition to reflect them at their net expected cash flow.

Acquired lease financing receivables are recorded as the sum of expected lease payments and estimated residual values less unearned income, which includes purchased lease discounts. Unearned income and purchased lease discounts are recognized based on the expected cash flows using the effective interest method.

Periodically, we evaluate the expected cash flows for each pool. An additional allowance for loan losses is recognized if the present value of future cash flows discounted at the effective interest rate of the pool has decreased. The present value of any subsequent increase in the pool’s actual cash flows or cash flows expected to be collected is used first to reverse any existing valuation allowance for that pool. Any remaining increase in cash flows expected to be collected is recorded as an adjustment to the accretable yield and recognized over the estimated remaining life of the pool.

Mortgage Servicing Rights

We recognize as assets the rights to service mortgage loans for others, whether acquired through bulk purchases of MSR or through origination and sale of mortgage loans and agency MBS with servicing rights retained. We amortize MSR in proportion to and over the estimated life of the projected net servicing revenue and periodically evaluate them for impairment using fair value estimates. We do not mark to market our MSR. MSR do not trade in an active market with readily observable market prices, and the exact terms and conditions of sales may not be readily available.

Specific characteristics of the underlying loans greatly impact the estimated value of the related mortgage servicing rights. As a result, we stratify our mortgage servicing portfolio on the basis of certain risk characteristics, including loan type and contractual note rate, and value our mortgage servicing rights using discounted cash flow modeling techniques. These techniques require management to make estimates regarding future net servicing cash flows, taking into consideration historical and forecasted mortgage loan prepayment rates and discount rates.

Derivative Financial Instruments

We use derivative financial instruments to hedge our exposure to interest rate risk, foreign currency risk and changes in the fair value of loans held for sale. We use freestanding derivatives to manage the overall changes in price on loans held for sale or trading investments, including interest rate swaps, forward sales commitments and option contracts. We offer various deposit products to our customers, including commodity, equity and foreign exchange contracts, and typically offset our exposure from such products by entering into hedging contracts. All derivatives are recognized on the balance sheet at fair value.

The fair value of interest rate swaps is determined by a derivative valuation model. The inputs for the valuation model primarily include start and end swap dates, swap coupons and notional amounts. Fair values of interest rate lock commitments are derived by using valuation models incorporating current market information or by obtaining market or dealer quotes for instruments with similar characteristics, subject to anticipated loan funding probability or fallout factor. The fair value of forward sales and optional forward sales commitments is determined based upon the difference between the settlement values of the commitments and the quoted market values of the securities. Fair values of foreign exchange contracts are based on quoted prices for each foreign currency at the balance sheet date. For indexed options and embedded options, the fair value is determined by obtaining market or dealer quotes for instruments with similar characteristics.

We may adjust certain fair value estimates determined using valuation models to ensure that those estimates continue to appropriately represent fair value. These adjustments, which are applied consistently over time, are generally required to reflect factors such as counterparty credit risk. In addition, valuation models related to certain derivatives contain adjustments for market liquidity. In assessing the credit risk relating to derivative assets and liabilities, we take into account the impact of risk including, but not limited to, collateral arrangements. We also consider the effect of our own non-performance credit risk on fair values. Imprecision in estimating these factors can impact our financial condition, liquidity or results of operations.

Recently Issued Accounting Pronouncements

We have evaluated new accounting pronouncements that have recently been issued and have determined that there are no new accounting pronouncements that should be described in this section that will impact our operations, financial condition or liquidity in future periods. Refer to Note 2 of our unaudited condensed consolidated financial statements included elsewhere in this prospectus for a discussion of recently issued accounting pronouncements that have been adopted by us during the six months ended June 30, 2010 or that will only require enhanced disclosures in our financial statements in future periods.

BUSINESS

Overview

We are a diversified financial services company that provides innovative banking, lending and investing products and services to more than 625,000 customers nationwide through scalable, low-cost distribution channels. Our business model attracts financially sophisticated, self-directed, mass-affluent customers and a diverse base of small and medium-sized business customers. We market and distribute our products and services primarily through our integrated online financial portal, which is augmented by our nationwide network of independent financial advisors, 14 high-volume financial centers in targeted Florida markets and other financial intermediaries. These channels are connected by technology-driven centralized platforms, which provide operating leverage throughout our business.

Our deposit franchise fosters strong relationships with a large number of financially sophisticated customers and provides us with a stable and flexible source of low, all-in cost funding. We have a demonstrated ability to grow our customer deposit base rapidly by adapting our product offerings and marketing activities rather than incurring the higher fixed operating costs inherent in more branch-intensive banking models. Our extensive offering of deposit products and services includes proprietary features that distinguish us from our competitors and enhance our value proposition to customers. Our products, distribution and marketing strategies allow us to generate substantial deposit growth while maintaining an attractive mix of high-value transaction and savings accounts.

We have a suite of asset origination and fee income businesses that individually generate attractive financial returns and collectively leverage our core deposit franchise and customer base. We originate, invest in, sell and service residential mortgage loans, equipment leases and various other consumer and commercial loans, as market conditions warrant. We believe that the scale of our origination activities, coupled with our lending and servicing expertise, position us to acquire assets in the capital markets when risk-adjusted returns available through acquisition exceed those available through origination. Our rigorous analytical approach provides capital markets discipline to calibrate our levels of asset origination, retention and acquisition. These activities diversify our earnings, strengthen our balance sheet and provide us with flexibility to capitalize on market opportunities.

Our significant organic growth has been supplemented by selective acquisitions of portfolios and businesses, including the recent acquisitions of the banking operations of the Bank of Florida in an FDIC-assisted transaction and Tygris, a commercial equipment financing and leasing company.

History and Growth

EverBank Financial Corp was incorporated in 2004, but our history as a financial services company extends through various predecessors back to the early 1960s. In 1994, a private investor group, including our Chairman & Chief Executive Officer and Vice Chairman, acquired Alliance Mortgage Company, laying the foundation for what ultimately would become EverBank and EverBank Financial Corp. Key events in our history since 1994 are as follows:

•	From 1994 to 1998, we grew our residential mortgage servicing and origination businesses.

•	In October 1998, we established a de novo bank called First Alliance Bank.

•	In January 1999, we joint-ventured with The Bank of New York to establish BNY Mortgage Company LLC to originate residential mortgage loans in New York and surrounding states.

•	In January 2001, we acquired Marine National Bank, a Jacksonville-based community bank, increasing our assets to approximately $1.5 billion.

•	In November 2002, we acquired CustomerOne Financial Network, Inc., which became the basis for our online banking platform.

•	In February 2004, we rebranded our operations under the “EverBank” name.

•	In February 2007, we acquired The Bank of New York’s interest in BNY Mortgage Company LLC, rebranded the company as EverBank Reverse Mortgage LLC and focused the business exclusively on nationwide origination of reverse mortgage loans.

•	In July 2007, we acquired NetBank’s mortgage servicing portfolio. In October 2007, we completed the acquisition of approximately $569.4 million of NetBank’s mortgage assets from the FDIC.

•	In May 2008, we sold EverBank Reverse Mortgage LLC to an unaffiliated third-party and in July and September of 2008, we received capital investments from private investors, including existing stockholders. Collectively, these transactions generated $146.6 million of growth capital, preparing us to embark on a growth plan designed to take advantage of market opportunities.

•	In May 2009, we qualified to participate in the U.S. Treasury’s Troubled Asset Relief Program (TARP) Capital Purchase Program, although we elected not to participate.

•	In October and November 2009, we increased our growth capital by $65 million through pre-acquisition investments made by Tygris. In February 2010, we further increased our capital and acquired a leasing origination channel through the acquisition of Tygris, which had $332.9 million of equity after purchase accounting adjustments.

•	In May 2010, we completed an FDIC-assisted acquisition of Bank of Florida Corporation’s banking operations, which established our financial centers in the Naples, Ft. Myers, Miami, Ft. Lauderdale, Tampa Bay and Clearwater markets and increased our assets by approximately $1.4 billion.

•	Also in May 2010, we established EverBank Wealth Management, Inc., as a registered investment advisor to serve as the platform for our wealth management services.

Deposit Generation

Our deposit franchise fosters strong relationships with a large number of financially sophisticated customers and provides us with a flexible source of low-cost funds. Our distribution channels, operating platform and marketing strategies are characterized by low operating costs and provide us with the flexibility to rapidly scale our business. Our differentiated products, integrated online financial portal and value-added account features deepen our interactions and relationships with our customers and result in high customer retention rates. As of June 30, 2010, we had approximately $9.0 billion in deposits, which have grown organically at a CAGR of 30% from December 31, 2003 to June 30, 2010.

We have received industry recognition for our innovative suite of deposit products with proprietary transaction and investment features that drive customer acquisition and increase customer retention rates. Our market-based deposit products, consisting of our WorldCurrency®, MarketSafe® and EverBank Metals Selectsm products, provide investment capabilities for customers seeking portfolio diversification with respect to foreign currencies, commodities and other indices, which are typically unavailable from our banking competitors. These market-based deposit products generate significant fee income. Our YieldPledge® deposit products offer our customers certainty that they will earn yields on these deposit accounts in the top 5% of competitive accounts, as tracked by national bank rate tracking services. Consequently, the YieldPledge® products reduce customers’ incentive to seek more favorable deposit rates from our competitors. YieldPledge® Checking and YieldPledge® Savings accounts have received numerous awards including Kiplinger Magazine’s Best Checking Account and Money Magazine’s Best of the Breed.

Our financial portal, recognized by Forbes.com as Best of the Web, includes online bill-pay, account aggregation, direct deposit, single sign-on for all customer accounts and other features, which further deepen our customer relationships. Our website provides information on our product offerings, financial tools and calculators, newsletters, financial reporting services and other applications for customers to interact with us and manage all of their EverBank accounts on a single integrated platform. Our innovative deposit products and the interoperability and functionality of our financial portal have led to strong deposit customer retention rates.

We have designed our marketing strategies and product offerings to increase our concentration in high-value transaction and savings accounts. The following table illustrates our deposit growth across our various product categories from December 31, 2003 to June 30, 2010:

	June 30,	December 31,
	2010	2009	2008	2007	2006	2005	2004	2003
				(In millions)

Noninterest-bearing deposits	$921.2	$439.0	$569.2	$446.1	$478.0	$510.1	$436.4	$220.4
Demand deposits	1,636.4	1,493.7	1,125.5	794.7	601.9	510.9	377.8	292.1
Savings and money market accounts (1)	2,985.1	2,661.6	1,620.7	805.2	506.8	454.1	411.2	248.7
Time, excluding market-based time deposits	1,420.9	803.5	796.5	389.3	378.5	228.7	80.5	81.5
Market-based time deposits	718.6	750.1	624.9	795.7	574.8	602.4	613.8	392.8
Brokered deposits	172.0	167.3	266.2	661.3	453.1	435.8	604.0	216.7
Bank of Florida deposits (2)	1,137.9	—	—	—	—	—	—	—

Total deposits	$8,992.2	$6,315.3	$5,003.0	$3,892.4	$2,993.0	$2,742.1	$2,523.7	$1,452.2

(1)	Savings and money market accounts include market-based savings deposits for all periods, including $359.7 million as of June 30, 2010.

(2)	Bank of Florida deposits as of June 30, 2010 include $84.3 million noninterest-bearing, $45.7 million demand, $157.8 million savings and money market and $850.1 million time deposits.

We generate deposit customer relationships through our consumer direct, financial center and financial intermediary distribution channels. Our consumer direct channel includes Internet, email, telephone and mobile device access to product and customer support offerings. We augment our direct distribution with a network of 14 financial centers in key Florida metropolitan areas, including Jacksonville, Naples, Ft. Myers, Miami, Ft. Lauderdale, Tampa Bay and Clearwater. Our financial centers have average deposits of $95.4 million and median deposits per financial center of approximately double the industry. We believe this results in higher operating leverage than is typical for the banking industry. We also distribute deposit products through relationships with financial advisory firms representing over 5,000 independent financial professionals trained to distribute our products. In addition, we generate noninterest-bearing escrow deposits from our mortgage servicing business.

The following chart reflects our deposits by source, as of June 30, 2010 (in millions of dollars):

Our deposit customers (excluding escrow account holders) are typically financially sophisticated, self-directed, mass-affluent individuals, as well as selected small and medium-sized businesses. These customers generally maintain high balances with us, and our average deposit balance per household was $65,759 as of June 30, 2010, which we believe is more than five times the industry average. Mass-affluent customers, who we define as individuals with up to $1.0 million in investable assets, are the most prevalent users of our products and services. The median household income of our customers is greater than $75,000, as compared to a median U.S. household income of $54,442 as of June 30, 2010. Our customers have demonstrated an interest in using multiple products across our platform. For example, our customers use an average of 2.0 deposit products in addition to other account features and services. We believe there are significant opportunities to cross-sell additional credit and wealth management products to our customers.

Our deposit operations are conducted through a centralized, scalable operating platform which supports all of our distribution channels. The integrated nature of our systems and our ability to efficiently scale our operations create competitive advantages that support our value proposition to customers. Additionally, we have features such as online account opening and online bill-pay that promote self-service and further reduce our operating expenses. We believe our deposit franchise provides lower all-in funding costs with greater scalability than branch-intensive banking models. Traditional branch models have high fixed operating costs and require significant lead times to accommodate desired growth objectives because they must replicate many operational and administrative activities at each branch. By contrast, we realize significant marginal operating cost benefits as our deposit base grows because our centralized platform and distribution strategy largely avoid such redundancy.

Asset Origination and Fee Income Businesses

We have selectively built a suite of asset origination and fee income businesses that individually generate attractive financial returns and collectively leverage our core deposit franchise and customer base. These businesses diversify our earnings, strengthen our balance sheet and provide us with increased flexibility to manage through changing market and operating environments. Additionally, the inter-connected nature of these businesses provides us with opportunities to deepen our customer relationships by cross-selling multiple products.

Mortgage Banking

We generate significant fee income from our mortgage banking activities, which consist of originating and servicing one-to-four family residential mortgage loans. Historically, these two businesses have provided counterbalancing earnings in various market conditions. Our mortgage banking activities also provide us with investment opportunities for our balance sheet.

We originate prime residential mortgage loans using a centralized underwriting, processing and fulfillment infrastructure through financial intermediaries (including community banks, credit unions, mortgage bankers and brokers, as well as financial advisors), consumer direct channels and financial centers. These low-cost, scalable distribution channels are consistent with our deposit distribution model. Our mortgage origination activities include originating, underwriting, closing, warehousing and selling to investors prime conforming and jumbo residential mortgage loans. We have recently emphasized specialized mortgage products for our mass-affluent consumer base that meet our balance sheet objectives and take advantage of high margins available in jumbo prime mortgages. We do not originate subprime loans, negative amortization loans or option adjustable-rate mortgage loans, and these products have never constituted a meaningful portion of our business. From our mortgage origination activities, we earn fee-based income on fees charged to borrowers and other noninterest income from gains on sales from mortgage loans and servicing rights. In 2009, we originated $7.6 billion of residential loans.

We generate mortgage servicing business through the retention of servicing from our origination activities, acquisition of bulk MSR and related servicing activities. Our mortgage servicing business includes collecting loan payments, remitting principal and interest payments to investors, managing escrow funds for the payment of mortgage-related expenses, such as taxes and insurance, responding to customer inquiries, counseling delinquent mortgagors, supervising foreclosures and liquidations of foreclosure properties and otherwise administering our mortgage loan servicing portfolio. We earn mortgage servicing fees and other ancillary fee-based income in connection with these activities. We service a diverse portfolio by both product and investor, including agency and private pools of mortgages secured by properties throughout the United States. As of June 30, 2010, our mortgage servicing business managed loan servicing administrative functions for loans with UPB of $61.8 billion.

Our mortgage banking business also serves as a valuable complement to our core deposit activities and provides us with a variety of ancillary benefits, including the ability to:

•	invest in high quality originated jumbo mortgage loans, which we choose to retain or sell depending upon market conditions;

•	purchase government-guaranteed loans from securities we service;

•	leverage our mortgage banking expertise and resources to manage our loan portfolio and develop insights to selectively acquire assets for our investment portfolio;

•	obtain incremental low-cost funding through the generation of escrow deposits;

•	cross-sell banking and wealth management products to our jumbo residential mortgage loan customers; and

•	provide credit products to our banking and wealth management customers.

Leasing

We entered the equipment leasing and financing business as a result of our acquisition of Tygris. We originate equipment leases nationwide through relationships with approximately 280 equipment vendors with large networks of creditworthy borrowers. Our equipment leases and loans generally finance essential-use health care, office product, technology and other equipment. Our typical financings range from approximately $25,000 to $100,000 per transaction, with typical lease terms ranging from 36 to 60 months. We have recently renewed origination activity after a period of suppressed volumes under Tygris to capitalize on the advantageous competitive landscape.

Our leasing activities provide us with access to approximately 25,000 small business customers nationwide, which creates opportunities to cross-sell our deposit, lending and wealth management products.

Commercial Lending

We have historically originated a variety of commercial loans, including owner-occupied commercial real estate, commercial investment property and small business commercial loans principally through our financial centers. Due to market conditions, we have not been originating a significant volume of new commercial loans in recent periods. However, if market conditions improve, we may renew origination of these assets. Our Bank of Florida acquisition significantly increased our commercial loans and expanded our prospective ability to originate these assets.

Our commercial lending business connects us with approximately 2,000 small business customers and provides cross-selling opportunities for our deposit, leasing, wealth management and other lending products.

Portfolio Management

Our investment analysis capabilities are a core competency of our organization. We supplement our organically originated assets by purchasing loans and securities when those investments have more attractive risk-adjusted returns than those we can originate. We decide whether to hold originated assets for investment or sell them in the capital markets based on our assessment of the yield and risk characteristics of these assets as compared to other available opportunities to deploy our capital. Our decisions to originate, hold, acquire, securitize or sell assets are grounded in our rigorous analytical approach to investment analysis. Because risk-adjusted returns available on acquisitions exceeded returns available through retaining assets from our asset generation channels, a significant proportion of our recent asset growth has come from acquisitions. Many of our recent acquisitions were purchased at discounts to par value, which enhance our effective yield through accretion into income in subsequent periods. Our flexibility to increase risk-adjusted returns by retaining originated assets or acquiring assets differentiates us from our competitors with regional lending constraints.

Wealth Management

Our marketing strategies are targeted to mass-affluent customers and include investment newsletters and financial publications. Based on the success of our WorldCurrency® and other market-based deposit products, as well as direct feedback from our customers, we believe these customers are attracted to self-directed investment options and are appealing candidates for expanded investment and wealth management products and services. To capitalize on this opportunity, we plan to provide comprehensive financial advisory, planning, brokerage, trust and other wealth management services to our mass-affluent and high net worth customers through EverBank Wealth Management, Inc., our recently formed registered investment advisor. Additionally, EverTrade Direct Brokerage, Inc., our discount brokerage, provides online trading, broker-assisted equity trading and other services. Wealth management is a multiple-year strategic initiative that we expect will be a significant focus for us in the foreseeable future, although we do not expect this initiative to materially affect our near-term revenue generation or earnings.

Interest-Earning Asset Portfolio

Through a combination of leveraging our asset origination capabilities, applying our conservative underwriting standards and executing opportunistic acquisitions, we have built a diversified, low-risk asset portfolio with significant credit protection and attractive yields. As of June 30, 2010, our interest-earning assets were $9.9 billion. Our loan and lease held for investment portfolio was $5.6 billion at June 30, 2010, and had $391.1 million, or 6.3%, of credit-related discounts and credit reserves to protect against potential credit losses. Approximately 40% of our loan and lease held for investment portfolio includes indemnification or insurance against credit losses. As of June 30, 2010, the carrying values (before ALLL) of our interest-earning assets are summarized below:

•	Residential. Includes primarily prime loans originated and retained from our mortgage banking activities, acquired from third parties or held for sale to other investors. As of June 30, 2010, our residential loans held for investment had a weighted average LTV ratio of 72% and an average borrower FICO of 725. The portfolio is well diversified by geography and vintage.

•	Securities. Includes primarily nonagency residential MBS and CMO purchased at significant discounts, with 98% of balances purchased after September 30, 2008. This portfolio includes protection against credit losses from purchase discounts, subordination in the securities structures and borrower equity.

•	Government-Insured (Residential). Includes GNMA pool buyouts with government insurance, sourced from our Mortgage Banking segment and third-party sources.

•	Commercial and Commercial Real Estate. Includes a variety of commercial loans including owner-occupied commercial real estate, commercial investment property and small business commercial loans.

•	Bank of Florida (Covered). Includes primarily commercial, multi-family and commercial real estate loans with $258.3 million of purchase discounts as of June 30, 2010 and with FDIC loss protection for losses over $385.6 million.

•	Lease Financing Receivables. Includes covered lease financing receivables purchased as a part of the Tygris acquisition and leases originated out of the operations of Tygris. As of

June 30, 2010, the lease portfolio had $221.5 million of total discounts, a credit loss indemnification share escrow equal to 17.5% of the average carrying value of the acquired portfolio and a $50 million cash escrow.

•	Other. Includes home equity loans and lines of credit, consumer and credit card loans and other investments.

Marketing

Historically, most of our marketing efforts have supported our consumer direct channel through a variety of targeted marketing media including the Internet, print, direct mail and financial newsletters. Our marketing efforts are designed to appeal to financially sophisticated consumers who value our banking products and services. Our online marketing activities include agreements with third-party search and referral sites, pay-per-click and banner advertising, as well as marketing to our existing customer base through the use of our website. Our marketing activities for our market-based deposit products are primarily through financial newsletters and conferences that attract sophisticated individual investors.

We tailor our marketing strategies to meet our growth objectives based on current economic and market conditions. For example, we have recently expanded our marketing plans through mass media marketing channels to increase core deposits. We believe our strategy will enable us to take advantage of lower average customer acquisition costs, build valuable brand awareness and lower our funding costs. To begin this effort, we launched a television marketing campaign in certain local test markets which we intend to expand nationally. We plan to run these advertisements primarily on financial news television networks, websites and other television and cable networks. We also entered into a stadium naming rights deal with the Jacksonville Jaguars of the National Football League designed to broaden our name recognition nationally.

Competitive Strengths

Diversified Business Model

We have a diverse set of businesses that provide complementary earnings streams, investment opportunities and customer cross-selling benefits. The multiple channels through which we distribute our products and services enable us to attract high-value customers and provide geographic diversity and stability to our customer base. Our business model allows us to deploy capital to multiple asset classes based on the best risk-adjusted returns available and maintain a diversified and balanced portfolio. We believe our multiple revenue sources, including our favorable balance of interest and noninterest income, and the geographic diversity of our customer base mitigate business risk and provide opportunities for growth in varied economic conditions.

Scalable Source of Low-Cost Funds

We believe that the operating non-interest expense needed to gather deposits is an important component of measuring funding costs. Our scalable platform and low-cost distribution channels enable us to achieve a lower all-in cost of deposit funding compared to traditional branch-intensive models. Our integrated online financial portal, online account opening and other self-service capabilities lower our customer support costs. Our low-cost distribution channels do not require the fixed cost investment or lead times associated with more expensive, slower-growth branch systems. In addition, we have demonstrated an ability to scale core deposits rapidly by adjusting our marketing activities and account features.

Robust Asset Origination and Acquisition Capabilities

We have robust, nationwide asset origination that generates a variety of assets to either hold on our balance sheet or sell in the capital markets. We originate assets through multiple origination sources. The size of our mortgage origination business, which originated approximately $7.6 billion UPB of residential mortgage loans in 2009, allows us to selectively retain only those loans which meet our specific investment criteria. In addition, our equipment leasing expertise allows us to originate equipment leases with attractive investment characteristics. We can also originate commercial loans through our financial centers when market conditions warrant. In managing our investment portfolio we routinely augment our internally originated assets by acquiring assets in the capital markets that meet our investment criteria through rigorous research and analysis. We are able to calibrate our levels of asset origination, asset acquisitions and retention of originated assets to capitalize on various market conditions.

Disciplined Risk Management

We actively deploy our capital to fund selective asset growth and increase our risk-adjusted returns by selectively investing in assets that meet our investment criteria. Our ability to identify assets for investment is supported by our extensive asset origination and acquisition capabilities as well as our credit underwriting expertise. We adhere to rigorous underwriting criteria and avoided the higher risk lending products and practices that plagued our industry in recent years. Our focus on the long-term success of the business through increasing risk-adjusted returns, as opposed to short-term profit goals, has enabled us to remain profitable in various market conditions across business cycles.

Attractive Customer Base

Our products and services typically appeal to well-educated, middle-aged, high-income individuals and households. These customers tend to be financially sophisticated with complex financial needs, providing us with cross-selling opportunities. These customer characteristics result in higher average deposit balances and more self-directed transactions, which lead to operational efficiencies and lower account servicing costs. As of June 30, 2010, our average deposit balance per household (excluding escrow deposits) was $65,759, which we believe is more than five times the industry average.

Financial Stability and Strong Capital Position

Our strong capital and liquidity position, coupled with conservative management principles, have allowed us to grow profitably at a time when the broader banking sector has experienced significant losses and balance sheet contraction. As of June 30, 2010, our total equity capital was approximately $934.4 million, Tier 1 (core) capital ratio (bank level) was 8.8% and total risk-based capital ratio (bank level) was 16.8%. In addition, we have achieved profitability in every year since 1995. Total deposits represent approximately 90% of total funding. We intend to use our strong capital and liquidity position to pursue high-quality lending opportunities in our core business and to pursue other profitable, risk appropriate, strategic transactions.

Experienced Management Team with Long Tenures at the Company

Our management team has extensive and varied experience in managing national banking and financial services firms and has significant experience working together at EverBank. Our Chairman & Chief Executive Officer, Robert Clements, has been with us for 16 years and has 23 years of financial industry experience. Our President and Chief Financial Officer, Blake Wilson, has over 21 years of experience in financial services and has been with us for 9 years. Our management team has experienced a variety of economic cycles, including many during their tenure with us, which provides them with the capacity to understand and proactively address market changes, through a culture centered around rigorous analytics that management has fostered. In addition, members of our executive management team will beneficially own approximately  % of our common stock following completion of this offering, thus aligning our management’s interests with those of our other stockholders.

Business and Growth Strategies

Continue Strong Growth of Deposit Base

We plan to leverage the success of our existing deposit model and grow our deposit base to fund investment opportunities. We intend to continue providing deposit products through our multi-channel distribution network to generate low-cost, high-quality, long-term core deposits. We have successfully driven deposit growth without sacrificing deposit quality, as evidenced by our diversified deposit composition with high concentrations of core, transactional deposit products and believe we can continue to achieve high-quality growth in the future by increasing our marketing efforts or adjusting account features to respond to various economic conditions.

In order to attract deposits through increased brand awareness, we continue to develop detailed strategies for expanding our media efforts to include radio, television, additional sponsorships and other media outlets. Our recently announced strategic relationship with the Jacksonville Jaguars of the National Football League illustrates a key step in our expanded marketing strategy. The exclusive five-year agreement includes the naming rights to the team’s home stadium in Jacksonville, Florida — EverBank Field — and EverBank’s designation as the official bank of the Jaguars. We anticipate this relationship will increase our name recognition through radio, television and other media outlets.

Additionally, we may selectively increase our financial center locations to grow deposits. Our physical branch network strategy is to target locations in key wealth markets that have a large concentration of our existing customers and higher deposits per branch. We plan to acquire financial center locations meeting our criteria through FDIC-assisted or unassisted branch or whole bank acquisitions if attractive opportunities become available.

Capitalize on Changing Industry Dynamics

We believe that recent wide-scale disruptions in the credit markets, coupled with significant changes in the competitive landscape, will continue to provide us with attractive returns on our lending and investing activities. Our success in asset acquisition and origination has included identifying high risk-adjusted return assets among the asset acquisition opportunities available to us. We have a flexible asset selection and credit underwriting process that we have successfully tailored to various business and credit environments. We plan to capitalize on fundamental changes to the pricing of risk and build on our proven success in evaluating high risk-adjusted return assets as part of our growth strategy going forward.

Pursue Cross-Selling Opportunities

Our current business model benefits from cross-selling opportunities between our banking, lending and investing activities. We believe there are additional opportunities to cross-sell these components of our business, which should accelerate due to our increased marketing and branding. We expect to increase distribution of our deposit and lending products, achieve additional efficiencies across our businesses and enhance our value proposition to our customers. Both our deposit and lending products attract similar mass-affluent, self-directed customers. We believe there are opportunities, in addition to our wealth management strategy, to meaningfully increase distribution of products to customers from all aspects of our business, including through increased brand awareness resulting from our marketing efforts.

Execute on Wealth Management Business

We intend to provide investment and wealth management services that will appeal to our mass-affluent customer base. We believe the mass-affluent, self-directed population represents a large potential private banking customer base that is currently underserved. We believe this group of customers overlaps with our current customer base and is a natural extension of our WorldCurrency®,

MarketSafe® and EverBank Metals Selectsm products. Our wealth management strategy also capitalizes on our existing infrastructure, marketing programs and distribution resources.

As we pursue our wealth management strategy, we believe we will be able to broaden and deepen our relationships with existing customers while enhancing retention and generating additional fee income. Simultaneously, we plan to encourage new customers drawn to our wealth management services to utilize our other lending, deposit and investing products, which would drive growth across our other business lines.

Opportunistically Evaluate Acquisitions

We have historically augmented our strong organic growth with selective strategic acquisitions. We have a strong track record of successfully executing these acquisitions and realizing expected financial benefits. Going forward, we intend to evaluate and pursue attractive opportunities to enhance our franchise on an ongoing basis. We may consider acquisitions of loans or securities portfolios, FDIC-assisted and unassisted banks or bank branches, wealth and investment management firms, securities brokerage firms, specialty finance or other financial services-related companies. Our strong capital and liquidity position enable us to strategically pursue acquisition opportunities as they arise. Our acquisition strategy employs rigorous financial analysis and due diligence to ensure that our return hurdles and credit policies are met. We further believe that our servicing expertise and capabilities offer us a significant advantage in acquiring companies with residential mortgage loan portfolios and provide us with insights into credit risk.

Recent Acquisitions

Acquisition of Tygris Commercial Finance Group, Inc.

On February 5, 2010, we completed our acquisition of Tygris, a company engaged in commercial equipment financing and leasing activities. In addition to expanding our product offerings, the acquisition increased our capital position by $397.9 million.

We acquired Tygris through a stock-for-stock merger with one of our subsidiaries in which                shares of our common stock were issued to the former Tygris stockholders. Of such shares,               , along with $50 million in cash, were placed in an escrow account to offset potential losses realized in connection with Tygris’ lease and loan portfolio over a five-year period following the closing, and to satisfy any indemnification claims that we may have under the acquisition agreement. During the five-year period following the closing, losses on the Tygris portfolio in excess of specified allowances will be recovered through releases to us of shares and/or cash from the escrow account. Any shares released to us in respect of losses or indemnification claims will be retired.

The value of the escrowed shares represented 17.5% of the carrying value of the Tygris portfolio as of the closing. Annually over the five-year term of the escrow, and upon specified events, including the consummation of this offering, a portion of the escrowed shares will be released to the former Tygris stockholders, to the extent the aggregate value of the remaining escrowed shares (on a determined per share value) equals 17.5% of the average carrying value of the remaining Tygris portfolio. The escrowed cash will not be released prior to the completion of the five-year term, unless the amount of such escrowed cash not subject to a reserve on any date of determination exceeds the carrying value of the leases and loans in the Tygris portfolio, in which case such excess portion of the escrowed cash will be released to the former Tygris stockholders. Upon the expiration of such five-year period, all remaining escrowed shares and escrowed cash will be released to the former Tygris stockholders to the extent not reserved in respect of then-pending claims.

In connection with the acquisition, three designated former Tygris stockholders were given the right to appoint one director to our Board of Directors until such designated stockholder and its affiliates hold less than 50% of the shares of our common stock held by them at the closing of the acquisition.

Acquisition of Bank of Florida

On May 28, 2010, we acquired substantially all of the assets and assumed all of the deposits and certain other liabilities of Bank of Florida-Southwest, headquartered in Naples, Florida, Bank of Florida-Southeast, headquartered in Fort Lauderdale, Florida and Bank of Florida-Tampa Bay, headquartered in Tampa, Florida, three affiliated full service Florida chartered commercial banks that we collectively refer to as Bank of Florida, from the FDIC, as receiver. The three banks were owned by the same holding company, Bank of Florida Corporation, which was not part of the transaction. The acquisition enabled us to strengthen our core deposit franchise by establishing a financial center presence in the Naples, Ft. Myers, Miami, Ft. Lauderdale, Tampa Bay and Clearwater markets and contributed to the increase of our total deposits to approximately $9.0 billion, as of June 30, 2010. We now operate a total of 10 financial centers in these markets.

We entered into whole bank purchase and assumption agreements with the FDIC. Under these agreements, we assumed all of the deposits of Bank of Florida, totaling approximately $1.2 billion. We also acquired substantially all of the assets of Bank of Florida, a sum of approximately $1.4 billion, including approximately $773.1 million of commercial real estate loans, multi-family loans and other commercial loans, and $115.2 million of one-to-four family residential mortgage loans, home equity lines of credit and consumer loans at fair value. We also entered into loss-share agreements with the FDIC. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Comparability — Strategic Acquisitions — Bank of Florida.”

Market Opportunity

Overall Banking Market

Disruptions in the banking industry, housing markets and capital markets during 2008 and 2009 widened liquidity risk premiums, increased embedded profit margins and created opportunities for well-capitalized banking institutions, such as us, in deposit generation, jumbo portfolio lending, loan and MBS portfolio acquisitions, mortgage servicing retention and bank acquisitions. We believe the market environment will continue to create opportunities for us as many of our competitors in the marketplace have experienced significant constraints in funding, capital and credit. As our competitors have been forced to downsize balance sheets, business operations and funding lines, we believe many customers have become disenfranchised from their traditional banks. We believe we are positioned to capitalize on these opportunities as well as other favorable trends in the market.

Online Banking

Online banking and investing represent a growing segment of the financial services industry. According to Global Industry Analysts, Inc., in the United States, there were an estimated 81 million online banking customers in 2009, a 6% increase over 2008. According to McKinsey & Company, the number of U.S. households banking online more than doubled, from 20 million in 2001 to 52 million in 2008. In 2008, approximately 82% of all U.S. households with an Internet connection used online banking services and over 90% of such households paid at least one bill online. We believe that the online banking market will continue to grow and we are well-positioned to take advantage of this growth relative to our industry peers.

Residential Mortgage Market

The residential mortgage markets are large and have experienced consolidation in recent years as competitors have exited the market, failed or downsized. Total residential lending volume originated in the first six months of 2010 was $0.8 trillion as compared to $3.0 trillion for the full year of 2005 according to the Mortgage Bankers Association. The market share of the largest five mortgage lenders has increased from approximately 44% in 2006 to approximately 60% in the second quarter of 2010. In addition to consolidation, the mortgage market has also experienced a significant shift from nonagency to agency originations. In 2005, nonagency originations comprised 62% of the market and in 2009 nonagency originations made up less than 10% of originations. Product availability has shifted as well; given the reduction in financing that is available through the nonagency securitization market, subprime, alt-A and other exotic mortgages have largely disappeared from the markets and the availability of jumbo mortgages has significantly contracted. In addition, given the passage of regulatory reform we expect to see significant changes in the manner in which loans are underwritten, including a shift from wholesale to retail originations.

Commercial Leasing and Vendor Financing

Difficult economic conditions and stress in the wholesale funding market have forced some commercial leasing and vendor financing companies to exit the industry, increasing consolidation and decreasing the availability of credit. We believe that the decrease in available sources of credit for this market coupled with an increase in demand in the future will likely create attractive investment and origination opportunities for companies with the expertise to properly evaluate risk and credit in this market.

Wealth Management

Despite the recent financial crisis, demand for wealth management services is likely to grow according to a recent independent study by Capgemini, a global strategy consulting firm, and Merrill Lynch Global Wealth Management. This study forecasts that global financial wealth among high net worth individuals will grow to $48.5 trillion by 2013, advancing at an annualized rate of 8.1%. While these individuals withdrew assets following the financial crisis, they are expected to show increasing demand for the wealth management value-proposition due to a gradual shift toward higher-risk asset allocation strategies as investor confidence is restored. The study also contends that healthy, transparent banks are poised for success in wealth management, as individuals have become wary of institutions exposed to the more esoteric products that caused the demise of large counterparts during the financial crisis. Finally, the study cited online access and capabilities, which were deemed “very important” by 66% of clients surveyed, as a key area for firms to focus on in order to differentiate themselves and gain market share. As asset prices recover and the global economy improves, we believe we can benefit from increased demand for transparent, innovative wealth management services offered by strong banking institutions with sound technology platforms.

Competition

We face substantial competition in all areas of our operations from various competitors including Internet banks and national, regional and community banks within the markets in which we serve. We also compete with many other types of financial institutions, such as savings and loan institutions, credit unions, mortgage companies, other finance companies, brokerage firms, insurance companies, factoring companies and other financial intermediaries.

Our services are primarily offered over the Internet. While providing many competitive advantages, some customers may prefer a more traditional branch footprint. Additionally, because we offer our services primarily over the Internet, we compete for customers nationally. As a result, our competitors range from small community banks to the largest international financial institutions.

Competition for deposit products is generally based on pricing because of the ease with which customers can transfer deposits from one institution to another. Our multi-channel deposit strategy has lower fixed operating costs than traditional models because we do not incur the expenses associated with primarily operating through a traditional branch network. In order to generate deposits, we pass a portion of these cost savings to our customers through competitive interest rates and fees. In addition to price competition, we also seek to increase our deposit market share through product differentiation by offering deposit products that provide investment capabilities such as our WorldCurrency®, MarketSafe® and EverBank Metals Selectsm deposit products.

Competition for loans is also often driven by interest rates, loan origination and related fees and services. Because of our lower cost structure relative to our competition, we are often able to offer borrowers more favorable interest rates than may be available from other lenders. In addition, because we originate assets to hold on our balance sheet as well as sell in the secondary markets, we seek to attract borrowers by offering loan products such as jumbo residential mortgage loans that may not be available from other lenders.

In addition to price competition and product differentiation, we also compete based on the accessibility of our product offerings through our multiple distribution channels. Finally, we seek to distinguish our products and services from other Internet banks through the quality of our online offerings and website functionality.

Intellectual Property and Proprietary Rights

We take active measures to safeguard our name, work product and other proprietary intellectual property. We register our various Internet URL addresses with service companies, clear all trademarks and service marks prior to use and registration and police our service marks and copyrighted works. Policing unauthorized use of intellectual property assets and proprietary information is difficult and litigation may be necessary to enforce our intellectual property rights.

We own numerous federal trademark applications and have applications pending in certain foreign jurisdictions. We own dozens of Internet domain names, including the names.com domains corresponding to the names of EverBank and its operating subsidiaries. Domain names in the United States and in foreign countries are regulated but the laws and regulations governing the Internet are continually evolving. Additionally, the relationship between regulations governing domain names and laws protecting intellectual property rights is not entirely clear. We have had to engage in enforcement actions to protect these names, including administrative proceedings. As a result, we may in the future be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other intellectual property rights.

Employees

As of June 30, 2010, we had over 2,200 employees. None of our employees are subject to collective bargaining agreements. We consider our relationships with our employees to be good.

In addition, under the EverBank Advisor Program, we employ approximately 2,400 financial advisors, on a part-time, on-call basis to assist us in originating mortgage loans. These financial advisors receive compensation in return for services performed.

Properties

We lease over 464,000 square feet in 31 locations in 12 states. We do not own any of the premises through which we conduct our business.

Our principal executive offices are located at 501 Riverside Avenue, Jacksonville, Florida 32202 and our telephone number is (904) 281-6000. We lease approximately 47,470 square feet under a lease that expires on June 30, 2017. We occupy one of our four Jacksonville financial centers at this location, occupying approximately 3,276 square feet under a separate lease that expires on June 30, 2017. We also occupy approximately 8,295 square feet of additional office space at this location, approximately 5,512 square feet of which is under a sublease that expires on September 30, 2013 and approximately 2,783 square feet of which is under a sublease that expires on December 31, 2012.

In addition to our headquarters, we conduct a majority of our mortgage operations and all of our mortgage servicing activities in Jacksonville, Florida. EverBank occupies over 223,000 square feet of office space in six office buildings to perform such functions.

All banking functions associated with our consumer direct channel are conducted in St. Louis, Missouri, where we occupy approximately 16,148 square feet under a lease that expires on

September 30, 2017. We conduct our deposit operations in Islandia, New York, where we occupy approximately 28,395 square feet under a lease that expires on December 31, 2016. We maintain our residential mortgage wholesale lending offices in Jacksonville, Florida, Chicago, Illinois, Dallas, Texas, Denver, Colorado and Rancho Cordova, California. We conduct our equipment leasing and lending activities in Parsippany, New Jersey.

We evaluate our facilities to identify possible under-utilization and to determine the need for functional improvement and relocations. We believe that the facilities we lease are in good condition and are adequate to meet our current operational needs.

Legal Proceedings

We are subject to various claims and legal actions in the ordinary course of our business. Some of these matters include employee-related matters and inquiries and investigations by governmental agencies regarding our employment practices. We are not presently party to any legal proceedings the resolution of which we believe would have a material adverse effect on our business, operating results, financial condition and cash flows.

EverBank or EverHome Mortgage Company, or EverHome, an indirect operating subsidiary of EverBank, is currently subject to three class action lawsuits.

Martino Class Action

In January 2009, a putative class action entitled Martino v. EverHome Mortgage Company was filed in the United States District Court, District of New Jersey, against EverHome on behalf of individuals who had mortgage loans held or serviced by EverHome in New Jersey, who received payoff or reinstatement quotes and purportedly were charged excessive attorneys fees and costs. The amended complaint alleges, among other things, that EverHome improperly assessed fees in excess of those incurred for bankruptcy and foreclosure-related matters in violation of the loan documents and state law. On July 31, 2009, the court granted EverHome’s Motion to Dismiss on all claims. On August 31, 2009, plaintiffs sought leave to file a second amended complaint which was subsequently denied. Plaintiffs are appealing this ruling and the matter has been fully briefed. Oral argument previously scheduled for November 18, 2010 was cancelled by the appellate court on November 2, 2010. The appellate court will rule on the matter based on the briefs submitted by the parties. The plaintiffs seek monetary damages as well as injunctive relief, an accounting and a declaratory judgment.

Vathana Class Action

In April 2009, a putative class action entitled Vathana v. EverBank was filed in the Superior Court of Santa Clara County, California, against EverBank on behalf of all persons who invested in certain EverBank foreign currency certificates of deposit between April 24, 2005 and April 24, 2009, whose certificates of deposit were closed by EverBank and who were allegedly improperly paid the value of the account. In May 2009, EverBank removed the case to the United States District Court for the Northern District of California. The complaint alleges, among other things, that EverBank breached its contract with its customers by invoking the force majeure provision when closing certain foreign currency certificates of deposit, and that at the time of account closing, utilized an improper conversion rate. On March 15, 2010, a class was certified for purchasers of a WorldCurrency® Certificate of Deposit denominated in Icelandic Krona which matured between October 8 and December 31, 2008. The plaintiff is seeking unspecified general and special damages for himself and all class members, along with costs and interest, and such other relief as the court deems proper.

Figueroa Class Action

In July 2010, a putative class action entitled Figueroa vs. MERSCORP, Inc., Law Offices of David J. Stern, P.A., and David J. Stern, individually, was filed in the United States District Court, Southern District of Florida. In August 2010, an amended complaint was filed adding other defendants including EverHome and other shareholders in MERSCORP, Inc., or MERS. The proposed class consists of individuals who owned Florida real property that was encumbered by a mortgage listing MERS as mortgagee, who lost title to the property when an adverse final judgment was entered in a foreclosure action in which the plaintiff was represented by defendant Law Offices of David J. Stern, P.A., and where the foreclosure actions were filed in the name of plaintiffs that allegedly were not the real parties in interest. The amended complaint alleges, among other things, that the MERS and Stern defendants engaged in a pattern of racketeering by sending fraudulent assignments and foreclosure pleadings through the mail and by bringing the foreclosure actions in the name of MERS, which was not the real party in interest, for the purpose of defrauding borrowers of their money and property. In addition, the amended complaint alleges that the MERS shareholder defendants were complicit in the actions of the MERS and Stern defendants by entering into Agreements for Signing Authority to which the MERS and Stern defendants were also parties. The plaintiffs do not estimate actual damages or the size of the class, but state that the measure of damages is the average amount of the accelerated loan amounts alleged to have been demanded from the class members by the MERS and Stern defendants, plus costs, attorneys’ fees and such additional relief as the court or jury deems proper.

REGULATION AND SUPERVISION

Government Regulation

We and EverBank are subject to comprehensive supervision and regulation that affect virtually all aspects of our operations. This supervision and regulation is designed primarily to protect depositors and the Deposit Insurance Fund, or DIF, administered by the FDIC, and the banking system as a whole, and generally is not intended for the protection of its stockholders. The following summarizes certain of the more important statutory and regulatory provisions. As of the date of this prospectus, substantial changes to the regulatory framework applicable to us and our subsidiaries were recently passed by the U.S. Congress, and the majority of the recent legislative changes will be implemented over time by various regulatory agencies. For a discussion of such changes, see ‘‘— Recent Regulatory Developments” below. The full effect of the changes in the applicable laws and regulations, as implemented by the regulatory agencies, cannot be fully predicted and could have a material adverse effect on our business and results of operations.

Recent Regulatory Developments

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.  As noted in the discussion of “Risk Factors” above, on July 21, 2010, President Obama signed into law the Dodd-Frank Act. The Dodd-Frank Act will have a broad impact on the financial services industry, imposing significant regulatory and compliance changes, including a fundamental restructuring of the supervisory regime applicable to thrifts and thrift holding companies, the imposition of increased capital, leverage and liquidity requirements, and numerous other provisions designed to improve supervision and oversight of, and strengthen safety and soundness within, the financial services sector. Additionally, the Dodd-Frank Act establishes a new framework of authority to conduct systemic risk oversight within the financial system to be distributed among new and existing federal regulatory agencies, including the Financial Stability Oversight Council, or Oversight Council, the FRB, the OCC and the FDIC.

The following items provide a brief description of the relevant provisions of the Dodd-Frank Act and their potential impact on our operations and activities, both currently and prospectively.

Change in Thrift Supervisory Structure.  The Dodd-Frank Act, among other things, will abolish the OTS within 18 months of enactment and transfer its functions and personnel between the OCC, FDIC and FRB. The Dodd-Frank Act preserves the federal thrift charter; however, supervision of federal thrifts, such as EverBank, will be transferred to the OCC. Most significantly for us, the Dodd-Frank Act transfers the supervision of thrift holding companies, such as EverBank Financial Corp, to the FRB while taking a number of steps to align the regulation of thrift holding companies to that of bank holding companies, such as requiring a thrift holding company to serve as a source of strength for its subsidiary depository institutions, requiring thrift holding companies to satisfy standards applicable to financial holding companies (e.g., “well capitalized” and “well managed” status) in order to conduct those activities permissible for a financial holding company, and generally authorizing the FRB to promulgate capital requirements for thrift holding companies. As a result of this change in supervision and related requirements, we also will generally be subject to new and potentially heightened examination and reporting requirements. The Dodd-Frank Act also provides various agencies with the authority to assess additional supervision fees.

Creation of New Governmental Agencies.  The Dodd-Frank Act creates various new governmental agencies such as the Oversight Council and the Bureau of Consumer Financial Protection, or CFPB, an independent agency housed within the FRB. The CFPB will have a broad mandate to issue regulations, examine compliance and take enforcement action under the federal financial consumer laws. In addition, the Dodd-Frank Act permits states to adopt consumer protection laws and regulations that are stricter than those regulations promulgated by the CFPB, and state attorneys general are permitted to enforce consumer protection rules adopted by the CFPB against certain institutions.

Limitation on Federal Preemption.  The Dodd-Frank Act significantly reduces the ability of national banks and federal thrifts to rely upon federal preemption of state consumer financial laws. Although the OCC, as the new primary regulator of federal thrifts, will have the ability to make preemption determinations where certain conditions are met, the broad rollback of federal preemption has the potential to create a patchwork of federal and state compliance obligations. This could, in turn, result in significant new regulatory requirements applicable to us, with attendant potential significant changes in our operations and increases in our compliance costs. It could also result in uncertainty concerning compliance, with attendant regulatory and litigation risks.

Mortgage Loan Origination and Risk Retention.  The Dodd-Frank Act contains additional regulatory requirements that may affect our mortgage origination and servicing operations, result in increased compliance costs and may impact revenue. For example, in addition to numerous new disclosure requirements, the Dodd-Frank Act imposes new standards for mortgage loan originations on all lenders, including banks and thrifts, in an effort to strongly encourage lenders to verify a borrower’s ability to repay. Most significantly, the new standards limit the total points and fees that we and/or a broker may charge on conforming and jumbo loans to 3% of the total loan amount. Also, the Dodd-Frank Act, in conjunction with the FRB’s final rule on loan originator compensation issued August 16, 2010 and effective April 1, 2011, prohibits certain compensation payments to loan originators and steering consumers to loans not in their interest because it will result in greater compensation for a loan originator. These standards will result in a myriad of new system, pricing and compensation controls in order to ensure compliance and to decrease repurchase requests and foreclosure defenses. In addition, the Dodd-Frank Act generally requires lenders or securitizers to retain an economic interest in the credit risk relating to loans the lender sells and other asset-backed securities that the securitizer issues if the loans have not complied with the ability to repay standards. The risk retention requirement generally will be 5%, but could be increased or decreased by regulation.

Imposition of Restrictions on Certain Activities.  The Dodd-Frank Act requires new regulations for the over-the-counter derivatives market, including requirements for clearing, exchange trading, capital, margin and reporting. Additionally, the Dodd-Frank Act requires that certain swaps and derivatives activities be “pushed out” of insured depository institutions and conducted in separately capitalized non-bank affiliates, generally prohibits the ability of banking entities to engage in “proprietary trading” or invest in or sponsor private equity and hedge funds, subject to limited exemptions. These restrictions may affect our ability to manage certain risks in our mortgage business.

Transactions with Affiliates.  The Dodd-Frank Act enhances the requirements for certain transactions with affiliates under Sections 23A and 23B of the Federal Reserve Act, or FRA, including an expansion of the definition of “covered transactions” and increasing the amount of time for which collateral requirements regarding covered transactions must be maintained.

Corporate Governance.  The Dodd-Frank Act addresses many investor protection, corporate governance and executive compensation matters that will affect most U.S. publicly traded companies. The Dodd-Frank Act (1) grants shareholders of U.S. publicly traded companies an advisory vote on executive compensation; (2) enhances independence requirements for Compensation Committee members; and (3) requires companies listed on national securities exchanges to adopt incentive-based compensation clawback policies for executive officers.

Deposit Insurance.  The Dodd-Frank Act makes permanent the $250,000 deposit insurance limit for insured deposits. Amendments to the FDIA also revise the assessment base against which an insured depository institution’s deposit insurance premiums paid to the DIF, will be calculated. Under the amendments, the assessment base will no longer be the institution’s deposit base, but rather its average consolidated total assets less its average tangible equity. This may shift the burden of deposit insurance premiums toward those depository institutions that rely on funding sources other than U.S. deposits. Additionally, the Dodd-Frank Act makes changes to the minimum designated reserve ratio of the DIF, increasing the minimum from 1.15% to 1.35% of the estimated amount of total insured deposits, and eliminating the requirement that the FDIC pay dividends to depository institutions when the reserve ratio exceeds certain thresholds. Several of these provisions could increase our FDIC deposit insurance premiums. The Dodd-Frank Act also provides that, effective one year after the date of enactment, depository institutions may pay interest on demand deposits.

Many of the requirements called for in the Dodd-Frank Act will be implemented over time and most will be subject to implementing regulations over the course of several years. Given the uncertainty associated with the manner in which the provisions of the Dodd-Frank Act will be implemented by the various regulatory agencies and through regulations, the full extent of the impact such requirements will have on our operations is unclear. The changes resulting from the Dodd-Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, impose upon us more stringent capital, liquidity and leverage requirements or otherwise adversely affect our business. These changes may also require us to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements. Failure to comply with the new requirements may negatively impact our results of operations and financial condition. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on us, these changes could be materially adverse to our investors.

FDIC Insurance Assessment.  On November 12, 2009, the FDIC adopted a final rule that requires nearly all FDIC-insured depositor-institutions prepay the DIF, assessments for the fourth quarter of 2009 and for the next three years. In addition, the FDIC voted to adopt a uniform three-basis point increase in assessment rates effective on January 1, 2011, which increase would be reflected in our prepaid assessments. On December 31, 2009, we paid approximately $38.6 million for our 2009 fourth quarter and all of our 2010, 2011 and 2012 FDIC assessments. As discussed above, the Dodd-Frank Act requires the FDIC to substantially revise its regulations for determining the amount of an institution’s deposit insurance premiums.

Basel III.  While we are required by the OTS to have a “prudential level of capital” to support our risk profile, the OTS has not historically subjected thrift holding companies, such as us, to consolidated regulatory capital requirements. As noted above, as a result of the Dodd-Frank Act’s “Collins Amendment”, we and EverBank will formally be subject to the same regulatory capital requirements. The current risk-based capital guidelines that apply to EverBank are based upon the 1988 capital accord of the international Basel Committee on Banking Supervision, a committee of central banks and bank supervisors, as implemented by the U.S. federal banking agencies on an interagency basis. In 2008, the banking agencies collaboratively began to phase-in capital standards based on a second capital accord, referred to as Basel II, for large or “core” international banks (generally defined for U.S. purposes as having total assets of $250 billion or more or consolidated foreign exposures of $10 billion or more). Basel II emphasizes internal assessment of credit, market and operational risk, as well as supervisory assessment and market discipline in determining minimum capital requirements.

As noted in the discussion of “Risk Factors” above, on September 12, 2010, the Group of Governors and Heads of Supervision, the oversight body of the Basel Committee on Banking Supervision, announced agreement to a strengthened set of capital requirements for internationally active banking organizations in the United States and around the world, known as Basel III. The agreement is supported by the U.S. federal banking agencies. While the timing and scope of any U.S. implementation of Basel III remains uncertain, the following items provide a brief description of the relevant provisions of Basel III and their potential impact on our capital levels if applied to us and EverBank.

New Minimum Capital Requirements.  Subject to implementation by the U.S. federal banking agencies, Basel III would be expected to have the following effects on the minimum capital levels of banking institutions to which it applies when fully phased in on January 1, 2019:

•	Minimum Common Equity. The minimum requirement for common equity, the highest form of loss absorbing capital, will be raised from the current 2.0% level, before the application of regulatory adjustments, to 4.5% after the application of stricter adjustments. This requirement will be phased in by January 1, 2015. As noted below, total common equity required will rise to 7.0% by January 1, 2019 (4.5% attributable to the minimum required common equity plus 2.5% attributable to the “capital conservation buffer”).

•	Minimum Tier 1 Capital. The minimum Tier 1 capital requirement, which includes common equity and other qualifying financial instruments based on stricter criteria, will increase from 4.0% to 6.0% also by January 1, 2015. Total Tier 1 capital will rise to 8.5% by January 1, 2019 (6.0% attributable to the minimum required Tier 1 capital ratio plus 2.5% attributable to the capital conservation buffer, as discussed below).

•	Minimum Total Capital. The minimum Total Capital (Tier 1 and Tier 2 capital) requirement will increase to 8.0% (10.5% by January 1, 2019, including the capital conservation buffer).

Capital Conservation Buffer.  An initial capital conservation buffer of 0.625% above the regulatory minimum common equity requirement will begin in January 2016 and will gradually be increased to 2.5% by January 1, 2019. The buffer will be added to common equity, after the application of deductions. The purpose of the conservation buffer is to ensure that banks maintain a buffer of capital that can be used to absorb losses during periods of financial and economic stress. It is expected that, while banks would be allowed to draw on the buffer during such periods of stress, the closer their regulatory capital ratios approach the minimum requirement, the greater the constraints that would be applied to earnings distributions.

Countercyclical Buffer.  Basel III expects regulators to require, as appropriate to national circumstances, a “countercyclical buffer” within a range of 0% to 2.5% of common equity or other fully loss absorbing capital. The purpose of the countercyclical buffer is to achieve the broader goal of protecting the banking sector from periods of excess aggregate credit growth. For any given country, it is expected that this buffer would only be applied when there is excess credit growth that is resulting in a perceived system-wide build up of risk. The countercyclical buffer, when in effect, would be introduced as an extension of the conservation buffer range.

Regulatory Deductions from Common Equity.  The regulatory adjustments (i.e., deductions and prudential filters), including minority interests in financial institutions, MSR, and deferred tax assets from timing differences, would be deducted in increasing percentages beginning January 1, 2014, and would be fully deducted from common equity by January 1, 2018. Certain instruments that no longer qualify as Tier 1 capital, such as trust preferred securities, also would be subject to phase-out over a 10-year period beginning January 1, 2013.

Non-Risk Based Leverage Ratios.  These capital requirements are supplemented by a non-risk-based leverage ratio that will serve as a backstop to the risk-based measures described above. In July 2010, the Governors and Heads of Supervision agreed to test a minimum Tier 1 leverage ratio of 3.0% during the parallel run period. Based on the results of the parallel run period, any final adjustments would be carried out in the first half of 2017 with a view to adopting the 3.0% leverage ratio on January 1, 2018, based on appropriate review and calibration.

Adoption.  The final package of Basel III reforms is expected to be submitted at the G-20 Leaders Summit in November 2010, for endorsement by G-20 leaders, and will be subject to adoption by member nations. The agreement calls for national jurisdictions to implement the new requirements beginning January 1, 2013. At that time, the U.S. federal banking agencies, including the OCC, will be expected to have implemented appropriate changes to incorporate the Basel III concepts into U.S. capital adequacy standards. While the Basel III changes as implemented in the United States will likely result in generally higher regulatory capital standards, it is difficult at this time to predict how any new standards will ultimately be applied to EverBank and us.

The Company

We are a unitary savings and loan holding company within the meaning of the Home Owners’ Loan Act, or HOLA. As such, we are currently registered with the OTS and are subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS currently has enforcement authority over us. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the financial safety, soundness or stability of a subsidiary savings bank. As noted above, the Dodd-Frank Act will cause the OTS to be abolished and our supervision will be transferred to the other federal banking regulators. As a result, we will become supervised by the FRB at the thrift holding company level, and EverBank will be subject to OCC supervision for purposes of safety and soundness supervision and examination and CFPB for purposes of consumer financial regulatory compliance. See “— Recent Regulatory Developments — Change in Thrift Supervisory Structure” above.

Currently, HOLA prohibits a savings bank holding company, directly or indirectly, or through one or more subsidiaries, from:

•	acquiring another savings institution or its holding company without prior written approval of the OTS;

•	acquiring or retaining, with certain exceptions, more than 5% of a non-subsidiary savings institution, a non-subsidiary holding company, or a non-subsidiary company engaged in activities other than those permitted by HOLA; or

•	acquiring or retaining control of a depository institution that is not insured by the FDIC.

In evaluating an application by a holding company to acquire a savings institution, the OTS must consider, among other factors, the financial and managerial resources and future prospects of the company and savings institution involved, the convenience and needs of the community and competitive factors.

As a unitary savings and loan holding company, we generally are not restricted under existing laws as to the types of business activities in which we may engage, provided that EverBank continues to satisfy the Qualified Thrift Lender, or QTL, test. See “— Regulation of Federal Savings Banks — QTL Test” for a discussion of the QTL requirements. If we were to make a non-supervisory acquisition of another savings institution or of a savings institution that meets the QTL test and is deemed to be a savings institution by the OTS and that will be held as a separate subsidiary, then we would become a multiple savings and loan holding company within the meaning of HOLA and would be subject to limitations on the types of business activities in which we can engage. HOLA limits the activities of a multiple savings institution holding company and its non-insured institution subsidiaries primarily to activities permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act of 1956, subject to the prior approval of the OTS, and to other activities authorized by OTS regulation.

Transactions between EverBank, including any of EverBank’s subsidiaries, and us or any of EverBank’s affiliates, are subject to various conditions and limitations. See “— Regulation of Federal Savings Banks — Transactions with Related Parties.” EverBank must seek approval from the OTS prior to any declaration of the payment of any dividends or other capital distributions to us. See “— Regulation of Federal Savings Banks — Limitation on Capital Distributions.”

EverBank

EverBank is a federal savings association and is currently subject to extensive regulation, examination and supervision by the OTS (as its chartering agency and primary regulator, and the

FDIC, as its deposit insurer). EverBank’s deposit accounts are insured up to applicable limits by the DIF, which is administered by the FDIC. EverBank must file reports with its federal regulators concerning its activities and financial condition. Additionally, EverBank must obtain regulatory approvals prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions, and must submit applications or notices prior to forming certain types of subsidiaries or engaging in certain activities through its subsidiaries. The OTS and the FDIC currently conduct periodic examinations to assess EverBank’s safety and soundness and compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which a savings bank can engage and is intended primarily for the protection of the insurance fund and depositors. The OTS and the FDIC have significant discretion in connection with their supervisory and enforcement activities and examination policies. Any change in such applicable activities or policies, whether by the banking regulators or U.S. Congress, could have a material adverse impact on us, EverBank and our operations.

As noted above, under the Dodd-Frank Act, the OTS will be abolished and supervision of EverBank as a federal thrift will be transferred to the OCC. See “— Recent Regulatory Developments — Change in Thrift Supervisory Structure” above. The following discussion is intended to be a summary of the material banking statutes and regulations currently applicable to EverBank. The following discussion does not purport to be a comprehensive description of such statutes and regulations, nor does it include every federal and state statute and regulation applicable to EverBank. The following discussion must be considered in light of the description of “Risk Factors” associated with the Dodd-Frank Act.

Regulation of Federal Savings Banks

Business Activities.  EverBank derives its lending and investment powers from HOLA and the regulations of the OTS thereunder, which ultimately will be assumed and enforced by the OCC. Under these laws and regulations, EverBank currently may invest in:

•	mortgage loans secured by residential and commercial real estate;

•	commercial and consumer loans;

•	certain types of debt securities; and

•	certain other assets.

EverBank may also establish service corporations to engage in activities not otherwise permissible for EverBank, including certain real estate equity investments and securities and insurance brokerage. These investment powers are subject to limitations, including, among others, limitations that require debt securities acquired by EverBank to meet certain rating criteria and that limit EverBank’s aggregate investment in various types of loans to certain percentages of capital and/or assets.

Loans to One Borrower.  Under HOLA, savings banks are generally subject to the same limits on loans to one borrower as are imposed on national banks. Generally, under these limits, the total amount of loans and extensions of credit made by a savings bank to one borrower or related group of borrowers outstanding at one time and not fully secured by collateral may not exceed 15% of the savings bank’s unimpaired capital and unimpaired surplus. In addition to, and separate from, the 15% limitation, the total amount of loans and extensions of credit made by a savings bank to one borrower or related group of borrowers outstanding at one time and fully secured by readily-marketable collateral may not exceed 10% of the savings bank’s unimpaired capital and unimpaired surplus. Readily-marketable collateral includes certain debt and equity securities and bullion, but generally does not include real estate. At June 30, 2010, EverBank’s limit on loans to one borrower was approximately $157.9 million. At June 30, 2010, EverBank’s largest aggregate amount of loans to one borrower was approximately $20.6 million and the second largest borrower had an aggregate balance of approximately $18.3 million.

The Dodd-Frank Act expands the scope of the loans-to-one-borrower restrictions to include credit exposure arising from derivative transactions, repurchase agreements, and securities lending and borrowing transactions.

QTL Test.  HOLA requires a savings bank to meet a QTL test by maintaining at least 65% of its “portfolio assets” in certain “qualified thrift investments” on a monthly average basis in at least nine months out of every 12 months. A savings bank that fails the QTL test must either operate under certain restrictions on its activities or convert to a bank charter. At June 30, 2010, EverBank maintained approximately 85.7% of its portfolio assets in qualified thrift investments. EverBank had also satisfied the QTL test in each of the nine months prior to June 2010 and, therefore, was a QTL.

The Dodd-Frank Act imposes additional restrictions on the ability of any thrift that fails to become or remain a qualified thrift lender to pay dividends. Specifically, the thrift is not only subject to the general dividend restrictions as would apply to a national bank (as under prior law), but also is prohibited from paying dividends at all (regardless of its financial condition) unless required to meet the obligations of a company that controls the thrift and specifically approved by the OCC and the FRB. In addition, violations of the QTL test now are treated as violations of HOLA subject to remedial enforcement action.

Capital Requirements.  The OTS regulations currently require savings banks to meet three minimum capital standards:

•	a tangible capital requirement for savings banks to have tangible capital in an amount equal to at least 1.5% of adjusted total assets;

•	a leverage ratio requirement;

•	for savings banks assigned the highest composite rating of 1, to have core capital in an amount equal to at least 3% of adjusted total assets; or

•	for savings banks assigned any other composite rating, to have core capital in an amount equal to at least 4% of adjusted total assets, or a higher percentage if warranted by the particular circumstances or risk profile of the savings bank; and

•	a risk-based capital requirement for savings banks to have capital in an amount equal to at least 8% of risk-weighted assets.

In determining the amount of risk-weighted assets for purposes of the risk-based capital requirement, a savings bank must compute its risk-based assets by multiplying its assets and certain off-balance sheet items by risk-weights assigned by the OTS capital regulations. The OTS monitors the risk management of individual institutions. The OTS may impose an individual minimum capital requirement on institutions that it believes exhibit a higher degree of risk.

There currently are no regulatory capital requirements directly applicable to us as a unitary savings and loan holding company apart from the regulatory capital requirements for savings banks that are applicable to EverBank.

At June 30, 2010, EverBank exceeded all applicable regulatory capital requirements.

These standards are expected to change as a result of the Dodd-Frank Act, and in particular as a result of the Collins Amendment. As noted above, the Collins Amendment requires that the appropriate federal banking agencies establish minimum leverage and risk-based capital requirements on a consolidated basis for insured depository institutions and their holding companies. As a result, we and EverBank will be subject to the same capital requirements, and must include the same components in regulatory capital. One impact of the Collins Amendment is to prohibit bank and thrift holding companies from including in their Tier 1 regulatory capital certain hybrid debt and equity securities issued on or after May 19, 2010. Among the hybrid debt and equity securities included in this prohibition are trust preferred securities, which we have used in the past as a tool for raising additional Tier 1 capital and otherwise improving its regulatory capital ratios. Although we are permitted to continue to include our existing trust preferred securities as Tier 1 capital, the prohibition on the use of these securities as Tier 1 capital going forward may limit our ability to raise capital in the future.

Limitation on Capital Distributions.  The OTS regulations currently impose limitations upon certain capital distributions by savings banks, such as certain cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger and other distributions charged against capital.

We are a legal entity separate and distinct from EverBank, and the OTS regulates all capital distributions by EverBank directly or indirectly to us, including dividend payments. EverBank currently must file an application to receive the approval of the OTS for a proposed capital distribution if the total amount of all of EverBank’s capital distributions (including any proposed capital distribution) for the applicable calendar year exceeds EverBank’s net income for that year-to-date period plus EverBank’s retained net income for the preceding two years. In the event EverBank is not required under applicable banking regulations to file an application with the OTS, EverBank must file a notice to receive the approval of the OTS because EverBank is a subsidiary of EverBank Financial Corp, a savings and loan holding company.

EverBank may not pay us dividends if, after paying those dividends, it would fail to meet the required minimum levels under risk-based capital guidelines and the minimum leverage and tangible capital ratio requirements, or in the event the OTS notified EverBank that it was in need of more than normal supervision. Under the FDIA, an insured depository institution such as EverBank is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized.” Payment of dividends by EverBank also may be restricted at any time at the discretion of the appropriate regulator if it deems the payment to constitute an unsafe and unsound banking practice.

Additionally, as noted above, the Dodd-Frank Act imposes additional restrictions on the ability of any thrift that fails to become or remain a qualified thrift lender to pay dividends.

Liquidity.  EverBank is required to maintain sufficient liquidity to ensure its safe and sound operation, in accordance with OTS regulations.

Assessments.  The OTS currently charges assessments to recover the costs of examining savings banks and their affiliates, processing applications and other filings, and covering direct and indirect expenses in regulating savings banks and their affiliates. These assessments are based on three components:

•	the size of the savings bank, on which the basic assessment is based;

•	the savings bank’s supervisory condition, which results in an additional assessment based on a percentage of the basic assessment for any savings bank with a composite rating of 3, 4 or 5 in its most recent safety and soundness examination; and

•	the complexity of the savings bank’s operations, which results in an additional assessment based on a percentage of the basic assessment for any savings bank that has more than $1 billion in trust assets that it administers, loans that it services for others or assets covered by its recourse obligations or direct credit substitutes.

These assessments are paid semi-annually. EverBank’s assessment expense during the year ended December 31, 2009 was approximately $1.6 million.

As noted above, the Dodd-Frank Act provides various agencies with the authority to assess additional supervision fees.

Branching.  Subject to certain limitations, HOLA and the OTS regulations permit federally chartered savings banks to establish branches in any state or territory of the United States.

Transactions with Related Parties.  EverBank’s authority to engage in transactions with its “affiliates” is limited by Sections 23A and 23B of the FRA, by Regulation W of the FRB and by OTS regulations. The applicable OTS regulations for savings banks regarding transactions with affiliates generally conform to the requirements of Regulation W, which is applicable to national banks. In general, an affiliate of a savings bank is any company that controls, is controlled by, or is under common control with, the savings bank, other than the savings bank’s subsidiaries. For instance, we are deemed an affiliate of EverBank under these regulations.

Generally, Section 23A limits the extent to which a savings bank may engage in “covered transactions” with any one affiliate to an amount equal to 10% of the savings bank’s capital stock and surplus, and contains an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of the savings bank’s capital stock and surplus.

Section 23A also establishes specific collateral requirements for loans or extensions of credit to, or guarantees, or acceptances of letters of credit issued on behalf of, an affiliate. Section 23B requires covered transactions and certain other transactions to be on terms and under circumstances, including credit standards, that are substantially the same, or at least as favorable to the savings bank, as those prevailing at the time for transactions with or involving non-affiliates. Additionally, under the OTS regulations, a savings bank is prohibited from:

•	making a loan or other extension of credit to an affiliate that is engaged in any non-bank holding company activity; and

•	purchasing, or investing in, securities issued by an affiliate that is not a subsidiary.

The Dodd-Frank Act generally enhances the restrictions on transactions with affiliates under Sections 23A and 23B of the FRA, including an expansion of the definition of “covered transactions” and an increase in the amount of time for which collateral requirements regarding covered credit transactions must be satisfied. The ability of the FRB to grant exemptions from these restrictions is also narrowed by the Dodd-Frank Act, including with respect to federal thrifts, the requirement for the OCC, FDIC and FRB to coordinate with one another.

The Dodd-Frank Act generally expands restrictions on extensions of credit to insiders to include, for example, credit exposure arising from derivatives transactions, and imposes certain restrictions on the purchase of assets from insider.

Tying Arrangements.  EverBank is prohibited, subject to certain exceptions, from making loans or offering any other services, or fixing or varying the payment for making loans or providing services, on the condition that a customer obtain some additional service from us or not obtain services from one of our competitors.

Enforcement.  Under the FDIA, the OTS (soon to be the OCC) has primary enforcement responsibility over federal savings banks and has the authority to bring enforcement action against all “institution-affiliated parties”, including any controlling stockholder or any stockholder, attorney, appraiser and accountant who knowingly or recklessly participates in any violation of applicable law or regulation, breach of fiduciary duty, or certain other wrongful actions that have, or are likely to have, a significant adverse effect on an insured savings bank or cause it more than minimal loss. In addition, the FDIC has back-up authority to take enforcement action for unsafe and unsound practices. Formal enforcement action can include the issuance of a capital directive, cease and desist order, removal of officers and/or directors, institution of proceedings for receivership or conservatorship and termination of deposit insurance.

Examination.  A savings institution must demonstrate its ability to manage its compliance responsibilities by establishing an effective and comprehensive oversight and monitoring program. The degree of compliance oversight and monitoring by the institution’s management impacts the scope and intensity of its regulators’ examinations of the institution. Institutions with significant management oversight and monitoring of compliance will generally receive less extensive examinations than institutions with less oversight.

Standards for Safety and Soundness.  Pursuant to the requirements of the FDIA, the OTS, together with the other federal bank regulatory agencies, has adopted the Interagency Guidelines Establishing Standards for Safety and Soundness, or the Guidelines. The Guidelines establish general safety and soundness standards relating to internal controls, information and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. In general, the Guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the Guidelines. Currently, if the OTS determines that a savings bank fails to meet any standard established by the Guidelines, then the OTS may require the savings bank to submit to the OTS an acceptable plan to achieve compliance. If the savings bank fails to comply, the OTS may seek an enforcement order in judicial proceedings and impose civil monetary penalties.

Prompt Corrective Regulatory Action.  Under the Prompt Corrective Action Regulations applicable to federal thrifts, the OTS (currently) is required to take certain, and is authorized to take other, supervisory actions against undercapitalized savings banks, such as requiring compliance with a capital restoration plan, restricting asset growth, acquisitions, branching and new lines of business and, in extreme cases, appointment of a receiver or conservator. The severity of the action required or authorized to be taken increases as a savings bank’s capital deteriorates. Savings banks are classified into five categories of capitalization as “well capitalized”, “adequately capitalized”, “undercapitalized”, “significantly undercapitalized”, and “critically undercapitalized.” Generally, a savings bank is categorized as “well capitalized” if:

•	its total risk-based capital is at least 10%;

•	its Tier 1 risk-based capital is at least 6%;

•	its leverage ratio is at least 5% of its adjusted total assets; and

•	it is not subject to any written agreement, order, capital directive or prompt corrective action directive issued by the OTS, or certain regulations, to meet or maintain a specific capital level for any capital measure.

The OTS categorized EverBank as “well capitalized” following its last examination and EverBank remained categorized “well capitalized” as of June 30, 2010. However, there is no assurance that it will continue to be deemed “well capitalized” even if current capital ratios are maintained in the event that asset quality deteriorates.

Insurance Activities.  Currently, EverBank is generally permitted to engage in certain insurance activities through its subsidiaries. The OTS regulations implemented pursuant to the Gramm-Leach-Bliley Act of 1999, or GLB Act, prohibit, among other things, depository institutions from conditioning the extension of credit to individuals upon either the purchase of an insurance product or annuity or an agreement by the consumer not to purchase an insurance product or annuity from an entity that is not affiliated with the depository institution. The regulations also require prior disclosure of this prohibition to potential insurance product or annuity customers.

Federal Home Loan Bank System.  EverBank is a member of the Federal Home Loan Bank, of Atlanta, or FHLB, which is one of the 12 regional Federal Home Loan Banks composing the Federal Home Loan Bank system. Each Federal Home Loan Bank provides a central credit facility primarily for its member institutions as well as other entities involved in home mortgage lending. Any advances from a Federal Home Loan Bank must be secured by specified types of collateral, and all long-term advances may be obtained only for the purpose of providing funds for residential housing finance. As a member of the FHLB, EverBank is required to acquire and hold shares of capital stock in the FHLB. EverBank was in compliance with this requirement with an investment in FHLB stock at December 31, 2009 of approximately $98.5 million. During the year ended December 31, 2009, the FHLB paid dividends of approximately $0.4 million on the capital stock held by EverBank. The FHLB did not pay a dividend during the first three months of 2009 and in February 2009 suspended the immediate repurchase of excess capital stock and announced that the subsequent repurchase of excess capital stock would be evaluated on a quarterly basis.

During the first six months ended June 30, 2010, the FHLB paid dividends of $0.2 million on the capital stock held by EverBank. The FHLB continues its quarterly evaluation for the repurchase of excess capital stock and has repurchased a total of $7.7 million through August 30, 2010. In May 2010, EverBank acquired $8.5 million of capital stock of FHLB held by Bank of Florida. EverBank’s investment in FHLB stock as of August 30, 2010 is $99.3 million.

Federal Reserve System.  EverBank is subject to provisions of the FRA and the FRB’s regulations, pursuant to which depository institutions may be required to maintain noninterest-earning reserves against their deposit accounts and certain other liabilities. Currently, federal savings banks must maintain reserves against transaction accounts (primarily negotiable order of withdrawal and regular interest and noninterest-bearing checking accounts). The FRB regulations establish the specific rates of reserves that must be maintained, which are subject to adjustment by the FRB. EverBank is currently in compliance with those reserve requirements. The required reserves must be maintained in the form of vault cash, a noninterest-bearing account at a Federal Reserve Bank, or a pass-through account as defined by the FRB. The FRB pays targeted federal funds rates on the required reserves which are lower than the yield on our traditional investments.

Deposit Insurance

EverBank is a member of the FDIC, and its deposits are insured by the DIF of the FDIC up to the amount permitted by law. EverBank is thus subject to FDIC deposit insurance premium assessments. The FDIC uses a risk-based assessment system that assigns insured depository institutions to one of four risk categories based on three primary sources of information: (1) supervisory risk ratings for all institutions; (2) financial ratios for most institutions, including EverBank; and (3) long-term debt issuer ratings for large institutions that have such ratings. In February 2009, the FDIC issued new risk-based assessment rates that took effect April 1, 2009.

In addition, as part of an effort to remedy the decline in the ratio from recent bank failures, the FDIC, on September 30, 2009, collected a one-time special assessment of five basis points of an institution’s assets minus Tier 1 capital as of June 30, 2009. The assessment on EverBank was approximately $3.5 million. On November 12, 2009, the FDIC ruled that nearly all FDIC-insured depositor-institutions must prepay their estimated DIF assessments for the next three years on December 31, 2009. This ruling also provided for maintaining the assessment rates at their current levels through the end of 2010, with a uniform increase of $0.03 per $100 of covered deposits effective January 1, 2011. The ruling did not affect how EverBank determines and recognizes its expense for deposit insurance.

In addition, as noted above, Dodd-Frank Act amendments to the FDIA revise the assessment base against which an insured depository institution’s deposit insurance premiums paid to the DIF will be calculated. Under the amendments, the assessment base will no longer be the institution’s deposit base, but rather its average consolidated total assets less its average tangible equity. The Dodd-Frank Act also makes changes to the minimum designated reserve ratio of the DIF, increasing the minimum from 1.15% to 1.35% of the estimated amount of total insured deposits, and eliminating the requirement that the FDIC pay dividends to depository institutions when the reserve ratio exceeds certain thresholds.

The FDIC also collects a deposit-based assessment from insured depository institutions on behalf of The Financing Corporation. The funds from these assessments are used to service debt issued by The Financing Corporation in its capacity as a financial vehicle for the Federal Savings & Loan Insurance Corporation. The Financing Corporation assessment rate is set quarterly and in the third quarter of 2010 was $0.0104 per $100 of assessable deposits. These assessments will continue until the debt matures in 2017 through 2019.

Other Statutes and Regulations

The Company and EverBank are subject to a myriad of other statutes and regulations affecting their activities. Some of the more important include:

Bank Secrecy Act of 1970 — Anti-Money Laundering.  Financial institutions must maintain anti-money laundering programs that include established internal policies, procedures and controls, a designated compliance officer, an ongoing employee training program; and testing of the program by an independent audit function. The Company and EverBank are also prohibited from entering into specified financial transactions and account relationships and must meet enhanced standards for due diligence and customer identification in their dealings with foreign financial institutions and foreign customers. Financial institutions must take reasonable steps to conduct enhanced scrutiny of account relationships to guard against money laundering and to report any suspicious transactions, and law enforcement authorities have been granted increased access to financial information maintained by banks. Anti-money laundering obligations have been substantially strengthened as a result of the USA PATRIOT Act, enacted in 2001 and renewed in 2006. Bank regulators routinely examine institutions for compliance with these obligations and they must consider an institution’s compliance in connection with the regulatory review of applications. The regulatory authorities have imposed “cease and desist” orders and civil monetary penalties against institutions found to be violating these obligations.

Community Reinvestment Act.  EverBank is subject to the provisions of the Community Reinvestment Act of 1977, as amended, or the CRA, and the related regulations issued by the OTS. The CRA states that all banks have a continuing and affirmative obligation, consistent with safe and sound operation, to help meet the credit needs for their entire communities, including low- and moderate-income neighborhoods. The CRA also charges the OTS, in connection with the examination of the institution or the evaluation of certain regulatory applications filed by the institution, with the responsibility to assess the institution’s record of fulfilling its obligations under the CRA. The OTS assigns institutions a rating of “outstanding”, “satisfactory”, “needs to improve”, or “substantial non-compliance.” The regulatory agency’s assessment of the institution’s record is made available to the public. EverBank received a “satisfactory” rating following its most recent CRA examination.

Privacy and Data Security.  The GLB Act imposed new requirements on financial institutions with respect to consumer privacy. The GLB Act generally prohibits disclosure of consumer information to non-affiliated third parties unless the consumer has been given the opportunity to object and has not objected to such disclosure. Financial institutions are further required to disclose their privacy policies to consumers annually. Financial institutions, however, will be required to comply with state law if it is more protective of consumer privacy than the GLB Act. The GLB Act also directed federal regulators, including the FDIC, OTS and OCC, to prescribe standards for the security of consumer information. EverBank is subject to such standards, as well as standards for notifying customers in the event of a security breach. Under federal law, EverBank must disclose its privacy policy to consumers, permit customers to opt out of having nonpublic customer information disclosed to third parties in certain circumstances, and allow customers to opt out of receiving marketing solicitations based on information about the customer received from another subsidiary. States may adopt more extensive privacy protections. EverBank is similarly required to have an information security program to safeguard the confidentiality and security of customer information and to ensure proper disposal. Customers must be notified when unauthorized disclosure involves sensitive customer information that may be misused.

Consumer Regulation.  Activities of EverBank are subject to a variety of statutes and regulations designed to protect consumers. These laws and regulations include provisions that:

•	limit the interest and other charges collected or contracted for by EverBank, including new rules respecting the terms of credit cards and of debit card overdrafts;

•	govern EverBank’s disclosures of credit terms to consumer borrowers;

•	require EverBank to provide information to enable the public and public officials to determine whether it is fulfilling its obligation to help meet the housing needs of the community it serves;

•	prohibit EverBank from discriminating on the basis of race, creed or other prohibited factors when it makes decisions to extend credit; and

•	govern the manner in which EverBank may collect consumer debts.

New rules on credit card interest rates, fees, and other terms took effect on February 22, 2010, as directed by the Credit Card Accountability, Responsibility and Disclosure (CARD) Act. Among the new requirements are (1) 45-days advance notice to a cardholder before the interest rate on a card may be increased, subject to certain exceptions; (2) a ban on interest rate increases in the first year; (3) an opt-in for over-the-limit charges; (4) caps on high fee cards; (5) greater limits on the issuance of cards to persons below the age of 21; (6) new rules on monthly statements and payment due dates and the crediting of payments; and (7) the application of new rates only to new charges and of payments to higher rate charges.

New rules regarding overdraft charges for debit card and automatic teller machine, or ATM, transactions took effect on July 1, 2010. These rules eliminated automatic overdraft protection arrangements now in common use and required banks to notify and obtain the consent of customers before enrolling them in an overdraft protection plan. For existing debit card and ATM card holders, the current automatic programs expired on August 15, 2010. The notice and consent process is a requirement for all new cards issued on or after July 1, 2010. The new rules do not apply to overdraft protection on checks or to automatic bill payments.

As a result of the turmoil in the residential real estate and mortgage lending markets, there are several concepts currently under discussion at both the federal and state government levels that could, if adopted, alter the terms of existing mortgage loans, impose restrictions on future mortgage loan originations, diminish lenders’ rights against delinquent borrowers or otherwise change the ways in which lenders make and administer residential mortgage loans. If made final, any or all of these proposals could have a negative effect on the financial performance of EverBank’s mortgage lending operations, by, among other things, reducing the volume of mortgage loans that EverBank can originate and sell into the secondary market and impairing EverBank’s ability to proceed against certain delinquent borrowers with timely and effective collection efforts.

The deposit operations of EverBank are also subject to laws and regulations that:

•	require EverBank to adequately disclose the interest rates and other terms of consumer deposit accounts;

•	impose a duty on EverBank to maintain the confidentiality of consumer financial records and prescribe procedures for complying with administrative subpoenas of financial records;

•	require escheatment of unclaimed funds to the appropriate state agencies after the passage of certain statutory time frames; and

•	govern automatic deposits to and withdrawals from deposit accounts with EverBank and the rights and liabilities of customers who use automated teller machines, or ATMs, and other electronic banking services. As described above, beginning in July 2010, new rules will take effect that will limit EverBank’s ability to charge fees for the payment of overdrafts for every day debit and ATM card transactions.

As noted above, EverBank will likely face a significant increase in its consumer compliance regulatory burden as a result of the combination of the newly-established CFPB and the significant roll back of federal preemption of state laws in the area.

Commercial Real Estate Lending.  Lending operations that involve concentrations of commercial real estate loans are subject to enhanced scrutiny by federal banking regulators. Regulators have issued guidance with respect to the risks posed by commercial real estate lending concentrations. Commercial real estate loans generally include land development, construction loans and loans secured by multifamily property and non-farm, non-residential real property where the primary source of repayment is derived from rental income associated with the property. The guidance prescribes the following guidelines for examiners to help identify institutions that are potentially exposed to concentration risk and may warrant greater supervisory scrutiny:

•	total reported loans for construction, land development and other land represent 100% or more of the institution’s total capital; or

•	total commercial real estate loans represent 300% or more of the institution’s total capital, and the outstanding balance of the institution’s commercial real estate loan portfolio has increased by 50% or more during the prior 36 months.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our directors, nominees for director and executive officers and other key officers, upon completion of this offering.

Name	Age	Position(s)

Robert M. Clements	47	Chairman and Chief Executive Officer
W. Blake Wilson	44	Director, President and Chief Financial Officer
Gary A. Meeks	65	Vice Chairman
John S. Surface	38	Executive Vice President
Michael C. Koster	49	Executive Vice President
Frank O. Trotter	56	Executive Vice President
		Director Nominee
		Director Nominee
		Director Nominee
		Director Nominee
		Director Nominee

Set forth below is certain biographical information for each of these individuals.

Robert M. Clements.  Mr. Clements has served as Chairman and Chief Executive Officer of EverBank Financial Corp and its predecessor companies since 1997. Mr. Clements joined the EverBank family of companies in 1994. Our Board of Directors has concluded that Mr. Clements should serve as Chairman of the Board of Directors based on the experience, operational expertise and continuity he brings to our Board of Directors as our longtime Chairman and Chief Executive Officer. Mr. Clements was previously a Vice President at Merrill Lynch & Co., where he was a member of the firm’s leveraged buyout group, Merrill Lynch Capital Partners, Inc. He is a former member of the FRB’s Thrift Institutions Advisory Council, and a former director of Fidelity National Information Services, Inc., Fortegra Capital and Columbia National Mortgage Corporation. Mr. Clements received a B.A. in Economics from Dartmouth College and an M.B.A. from Harvard Business School.

W. Blake Wilson.  Mr. Wilson has been a director of and served as President and Chief Financial Officer of EverBank Financial Corp since 2005, and served as Chief Financial Officer from January 2002 to 2005. Our Board of Directors has concluded that Mr. Wilson should serve as a director because his many years of experience in the financial services industry, financial and accounting expertise and experience in senior corporate management positions provide our Board of Directors with a variety of perspectives on corporate governance and management issues and valuable insights regarding our business. Mr. Wilson has been involved in the financial services industry since 1989. Prior to joining EverBank, Mr. Wilson was the Chief Financial Officer of HomeSide Lending, Inc. and served in various positions there since 1996. He was Vice President of Corporate Finance at Prudential Home Mortgage and also worked for KPMG Peat Marwick’s National Mortgage and Structured Finance Group in Washington, D.C. Mr. Wilson has served on various industry boards, including the advisory board of Fannie Mae. Mr. Wilson received a B.A. in Accounting cum laude from the University of Utah.

Gary A. Meeks.  Mr. Meeks has served as Vice Chairman of EverBank Financial Corp since 2005. He has been involved in the mortgage banking industry since 1973 and is a Certified Mortgage Banker. Mr. Meeks joined EverBank’s predecessor company in 1989 as President and Chief Executive Officer, having previously served in that capacity for Numerica Financial Services, Inc. Prior to entering the mortgage banking industry, Mr. Meeks was an officer in the U.S. Air Force from 1969 to 1972, where he attained the rank of Captain. Mr. Meeks received a B.B.A. and an M.B.A. from the University of Georgia.

John S. Surface.  Mr. Surface has served as Executive Vice President-Corporate Development of EverBank Financial Corp since 2004. As such, he manages the business development, partnership and M&A activities of the EverBank family of companies. He has been with EverBank for over 12 years and served previously as Vice President of Asset Management for the EverBank family of companies and Associate at TSG Equity Partners, a venture capital investment firm. Mr. Surface has served on various nonprofit housing boards, including HabiJax and LISC Jacksonville. Mr. Surface received a B.S. in Business Management, magna cum laude and Phi Beta Kappa, from Washington and Lee University and an M.B.A. from Harvard Business School.

Michael K. Koster.  Mr. Koster has been an Executive Vice President of EverBank Financial Corp and its predecessors since 1995, leads EverBank’s Operations Group and has served as President of EverHome® Mortgage Company since 2005. He joined EverBank in 1995 as Executive Vice President of Loan Administration, previously served as Senior Vice President and Director of Customer Service at BancBoston Mortgage Corporation and has been involved in the mortgage banking industry since 1983. Mr. Koster is a member and former chairman of Lender Processing Services, Inc.’s Mortgage Advisory Board, is a former chairman of the Mortgage Bankers Association’s Loan Administration Committee and serves on its Residential Mortgage Board of Governors. He also serves on the board for the local Habitat for Humanity affiliate and received a B.B.A. from Marietta College.

Frank O. Trotter.  Mr. Trotter has served as an Executive Vice President of EverBank Financial Corp since 2009 and as an Executive Vice President of EverBank since 2002, leads EverBank’s consumer direct distribution channel and is a founding partner of EverBank.com, a national branchless bank that was acquired by the current EverBank in 2002. Mr. Trotter previously served as Senior Vice President and Managing Director of Mercantile Bank Capital Markets and Director of the International Markets Division at Mark Twain Bank, where he created the WorldCurrency® family of deposits and directed the global launch of eCashtm. Mr. Trotter has over 30 years’ experience in the banking industry and received a B.A. from St. Olaf College and an M.B.A. from Washington University.

Board Composition and Election of Directors

Board Composition

Our Board of Directors is authorized to have not less than   members nor more than   members and is currently comprised of two members. Our Board of Directors has evaluated the independence of its members based upon the rules of          . Applying this standard, our Board of Directors has affirmatively determined that each of           is an independent director.

Election and Classification of Directors

In accordance with the terms of our Amended and Restated Certificate of Incorporation, our Board of Directors will be divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms, upon consummation of the offering and will be divided as follows:

•	the Class I directors will be , and their term will expire at the annual meeting of stockholders to be held in 2011;

•	the Class II directors will be , and their term will expire at the annual meeting of stockholders to be held in 2012; and

•	the Class III directors will be , and their term will expire at the annual meeting of stockholders to be held in fiscal year 2013.

At each annual meeting of stockholders, or special meeting in lieu thereof, upon the expiration of the term of a class of directors, the successors to such directors will be elected to serve from the time of election and qualification until the third annual meeting following his or her election or special meeting held in lieu thereof. The number of directors may be changed only by resolution of our Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Board Committees

Our Board of Directors has established standing committees in connection with the discharge of its responsibilities. These committees include an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Executive Committee. Our Board of Directors also will establish such other committees as it deems appropriate, in accordance with applicable law and regulations, our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws.

Audit Committee

Our Audit Committee currently is comprised of          (Chairman),          and          . The Audit Committee has responsibility for, among other things:

•	reviewing the adequacy and effectiveness of our accounting and internal controls and procedures, including the responsibilities, budget, compensation and staffing of our internal audit function;

•	reviewing with management our administrative, operational and accounting internal controls, including any special audit steps adopted in light of the discovery of material control deficiencies;

•	reviewing and discussing with our independent auditors and management our compliance with the applicable regulatory requirements;

•	investigating matters brought to its attention within the scope of its duties and engaging independent counsel and other advisers as the Audit Committee deems necessary;

•	reviewing our annual and quarterly financial statements prior to their filing and prior to the release of earnings;

•	reviewing and assessing the adequacy of a formal written charter on an annual basis;

•	preparing the Audit Committee report required by SEC rules to be included in our annual report;

•	reviewing and approving all related person transactions for potential conflicts of interest situations on an ongoing basis;

•	determining compensation of, and reviewing the performance of, the independent auditors, appointing or terminating the independent auditors and considering and approving, in advance, any services proposed to be performed by the independent auditors;

•	reviewing an annual report from the independent auditors describing (1) the independent auditors’ internal quality-control review, (2) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by any governmental or professional authority, within the past five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues and (3) all relationships between the independent auditors and us;

•	establishing procedures for (1) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, (2) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters and (3) the review, and if necessary investigations of material incidents reported through the MySafeWorkplace employee hotline channel; and

•	handling such other matters that are specifically delegated to the Audit Committee by our Board of Directors from time to time.

Rule 10A-3 promulgated by the SEC under the Exchange Act and                     require our Audit Committee to be composed entirely of independent directors upon the effective date of our registration statement. Our Board of Directors has affirmatively determined that each of the members of our Audit Committee meet the definition of “independent directors” under                     and for purposes of serving on an Audit Committee under applicable SEC rules.

Compensation Committee

Our Compensation Committee currently is comprised of          (Chairman),          and           . The Compensation Committee has the responsibility for, among other things:

•	reviewing and determining the annual compensation of our Chief Executive Officer;

•	recommending to our Board of Directors the compensation and benefits of our executive officers other than the Chief Executive Officer;

•	annually monitoring and reviewing our compensation and benefit plans to ensure that they meet our corporate objectives;

•	administering our stock and other incentive compensation plans and programs and preparing recommendations and periodic reports to our Board of Directors relating to these matters;

•	reviewing and making recommendations to our Board of Directors with respect to any severance or termination arrangement to be made with any executive officer;

•	preparing the Compensation Committee report required by SEC rules to be included in our annual report;

•	reviewing all equity-compensation plans to be submitted for stockholder approval under listing standards, and to review, and in the Compensation Committee’s sole discretion, approve all equity-compensation plans that are exempt from such stockholder approval requirement;

•	preparing recommendations and periodic reports to our Board of Directors concerning these matters; and

•	handling such other matters that are specifically delegated to the Compensation Committee by our Board of Directors from time to time.

Our Board of Directors has evaluated the independence of the members of our Compensation Committee and has determined that each of the members of our Compensation Committee is “independent” under                    . The members of the Compensation Committee also qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently is comprised of          (Chairman),          and          , each of whom is “independent” under                    .

The Nominating and Corporate Governance Committee has responsibility for, among other things:

•	recommending persons to be selected by our Board of Directors as nominees for election as directors and to fill any vacancies on our Board of Directors;

•	reviewing the size of our Board of Directors and recommending any changes;

•	reviewing annually the composition of our Board of Directors as a whole and making recommendations;

•	monitoring the functioning of our standing committees and recommending any changes, including the creation and elimination of any committee;

•	reviewing and recommending standing committee assignments;

•	developing, reviewing and monitoring compliance with our corporate governance guidelines;

•	making recommendations to our Board of Directors regarding corporate governance based upon developments, issues and best practices; and

•	handling such other matters that are specifically delegated to the Nominating and Corporate Governance Committee by our Board of Directors from time to time.

In selecting director nominees for recommendation to our Board of Directors, the Nominating and Corporate Governance Committee will consider, among other things, the following factors:

•	the appropriate size and diversity of our Board of Directors;

•	the knowledge, skills and expertise of nominees, including experience in banking, business, finance, administration and sales, in light of the prevailing business conditions and the knowledge, skills and experience already possessed by other members of our Board of Directors;

•	experience with accounting rules and practices, and whether such a person qualifies as an “audit committee financial expert” pursuant to SEC rules;

•	time availability in light of other commitments, dedication and conflicts of interests; and

•	other such relevant factors that the Nominating and Corporate Governance Committee considers appropriate in the context of the needs of our Board of Directors.

We have no formal policy regarding the diversity of our Board of Directors. Our Nominating and Corporate Governance Committee and Board of Directors may therefore consider a broad range of factors relating to the qualifications and background of nominees, which may include personal characteristics. Our Nominating and Corporate Governance Committee’s and Board of Directors’ priority in selecting board members is identification of persons who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members and professional and personal experiences and expertise relevant to our growth strategy.

Executive Committee

Our Executive Committee currently is comprised of          (Chairman),          and          . The Executive Committee has the general authority to act on behalf of our Board of Directors during intervals between Board meetings. As appropriate, the Executive Committee reports regularly to our Board of Directors on its activities.

Risk Oversight

Our Board of Directors oversees a company-wide approach to risk management, carried out by management. Our Board of Directors determines the appropriate risk for us generally, assesses the specific risks faced by us and reviews the steps taken by management to manage those risks.

While our Board of Directors maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the incentives created by the compensation awards it administers. Our Audit Committee oversees management of enterprise risks and financial risks, as well as potential conflicts of interests. Our Nominating and Corporate Governance Committee is responsible for overseeing the management of risks associated with the independence of our Board of Directors. Pursuant to our Board of Directors’ instruction, management regularly reports on applicable risks to the relevant committee or the Board of Directors, as appropriate, with additional review or reporting on risks conducted as needed or as requested by our Board of Directors and its committees.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee will be or have ever been an officer or employee of us. None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Code of Business Conduct and Ethics

We will adopt a code of business conduct and ethics that applies to all of our officers and employees. The code of business conduct and ethics, upon the consummation of this offering, will be available on our website at www.everbank.com. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Code of Ethics for Principal Executive and Senior Financial Officers

We will adopt a code of ethics that applies to our principal executive and senior financial officers. The code of ethics for our principal executive and our senior financial officers, upon the consummation of this offering will be available on our website at www.everbank.com. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Corporate Governance Guidelines

We will adopt corporate governance guidelines to assist our Board of Directors in the exercise of its fiduciary duties and responsibilities to us and to promote the effective functioning of our Board of Directors and its committees. Our corporate governance guidelines, upon the consummation of this offering, will be available on our website at www.everbank.com. We expect that any amendments to the guidelines will be disclosed on our website.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Overview of Executive Compensation Program

In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our executives, and the material factors that we considered in making those decisions. Following this Compensation Discussion and Analysis, you will find a series of tables containing specific data about the compensation earned or paid in 2009 to the following individuals, to whom we refer as our “Named Executive Officers”:

•	Robert M. Clements, Chairman and Chief Executive Officer;

•	W. Blake Wilson, President and Chief Financial Officer;

•	Gary A. Meeks, Vice-Chairman;

•	Michael C. Koster, Executive Vice President;

•	John S. Surface, Executive Vice President; and

•	Francis O. Trotter, Executive Vice President.

Base salary, annual cash bonuses and long-term incentive stock awards comprise the total annual compensation for our Named Executive Officers. The table below provides a summary of the components of total annual compensation.

Performance
Compensation Element	What the Element Rewards	Purpose and Key Features	Based?

Base Salary	• Scope of leadership responsibilities • Expected future performance • Contributions to us	• Provide a steady source of income to the executives.	No

Annual Cash Bonuses
•   Achievement of target return on equity, or ROE (in 2009, 11.5% ROE to achieve 100% of target annual cash bonus)

•   Achievement of individual performance objectives (in the case of Messrs. Koster, Surface and Trotter)
		• Encourage and reward achievement of short-term performance objectives. • Bonuses for Messrs. Clements, Wilson and Meeks are based solely on corporate performance (achievement of ROE thresholds).	Yes

• Bonuses for Messrs. Koster, Surface and Trotter are based on corporate performance and individual performance.

Long-Term Equity Incentive Awards (primarily stock options and, to a much lesser extent, restricted stock units)	• Appreciation in the value of our common stock	• Align executive officers’ interests with those of stockholders • Promote executive officer retention	No

Objectives of Our Compensation Program

The objectives of our compensation program for our executive officers parallel the objectives of our compensation program for all employees — that is, to acquire and retain executive officers of the caliber and experience necessary to ensure our success, and to provide a strong link between performance and pay. More specifically, our program is designed to:

•	control and monitor compensation costs in a manner consistent with the interests of our business model and stockholders;

•	attract and retain qualified talent;

•	promote stock ownership of our executive officers;

•	maintain compensation levels that are competitive with our peers; and

•	provide compensation according to (1) individual performance within a range that correlates to the position’s value to us as a whole, and/or (2) achievement of financial goals established and attained by us for the applicable performance period.

We believe that compensation should be set for the Named Executive Officers in line with our performance on both a short-term and long-term basis. It is our practice to provide a balanced mix of cash and equity-based compensation in order to align the interests of the Named Executive Officers with that of our stockholders and to encourage the Named Executive Officers to act as our equity owners.

How We Set Compensation

The Compensation Committee of our Board of Directors determines the compensation for our Named Executive Officers, as do Messrs. Clements and Wilson who play a role in setting the compensation for those Named Executive Officers who report to them.

Compensation Committee

The Compensation Committee sets and determines the compensation for the top level of our management, who we refer to as “Executive Management.” Each Named Executive Officer is a member of Executive Management. The Compensation Committee is composed entirely of independent, non-management directors. The Compensation Committee reviews and recommends approval of all aspects of the compensation program for Executive Management, administers our stock incentive plans and reviews and makes recommendations to our Board of Directors with respect to incentive compensation and equity plans. In setting compensation, the Compensation Committee does not seek to allocate long-term and current compensation, or cash and non-cash compensation, in specified percentages. The Compensation Committee instead reviews each element of compensation independently and determines the appropriate amount for each element, as discussed below. However, the Compensation Committee traditionally places more emphasis on variable compensation, including annual cash bonuses and long-term equity awards, than on base salary.

The Compensation Committee also approves the performance goals for all Executive Management compensation programs that incorporate performance metrics and evaluates performance at the end of each performance period. The Compensation Committee approves annual cash bonus award opportunities, stock option awards and restricted stock unit awards. The Compensation Committee also sets the level and components of the compensation for Mr. Clements and reviews and approves the compensation for the remaining Named Executive Officers and other members of Executive Management.

In making decisions regarding the compensation for the Named Executive Officers, the Compensation Committee focuses primarily on the executive officer’s individual performance and our overall performance. The Compensation Committee also considers the general business environment.

Executive Officers

Decisions about individual compensation elements and total compensation, including those related to Mr. Clements, are ultimately made by the Compensation Committee. However, we believe that Messrs. Clements and Wilson are in the best possible position to assess the performance of the other members of Executive Management and, accordingly, they also play an important role in the compensation-setting process. Messrs. Clements and Mr. Wilson discuss Executive Management compensation (including compensation for each of the other Named Executive Officers) with the Compensation Committee and make recommendations on base salary and the other compensation elements. From time to time, Mr. Clements also discusses his compensation package with the Compensation Committee.

Competitive Market Review

Although we did not engage a compensation consultant and did not compare total compensation opportunities or other elements of pay to a specific peer group in 2009, we intend to do so in the future. However, the Compensation Committee and certain Named Executive Officers review, from time to time, the compensation practices of various financial institutions that they deem to be of similar size, business mix and performance to ours.

The Compensation Committee uses its knowledge of the compensation practices of such other financial institutions to validate that its compensation decisions are generally consistent with market practice.

2009 Components of Executive Compensation

In 2009, the key elements of compensation for our Named Executive Officers generally consisted of base salary and annual cash bonuses. In addition, we maintain employment agreements with each Named Executive Officer that provide certain guaranteed benefits as described below.

Annual Base Salaries

We believe that the Named Executive Officers’ compensation should be variable and based largely on our performance. Accordingly, base salary plays a relatively modest role in the overall total compensation of the Named Executive Officers. The Compensation Committee reviews salaries for the Named Executive Officers on an annual basis, as well as at the time of a promotion or other change in responsibilities. In general, the Compensation Committee increases base salary based upon its subjective evaluation of such factors as prevailing changes in market rates for equivalent executive positions in similarly-situated companies, the individual’s level of responsibility, tenure with us and overall contribution to us. The Compensation Committee also takes into account Mr. Clement’s recommendations regarding salary increases for the other Named Executive Officers. Based on that review, for 2009, the Compensation Committee approved base salaries increases of for Messrs. Clements, Wilson and Meeks, for Mr. Koster, for Mr. Surface and for Mr. Trotter, all of which were effective as of February 1, 2009 (see chart below). Mr. Surface received a slightly higher increase than the other Named Executive Officers due to the growth of his role as Executive Vice President — Corporate Development in connection with our increased merger and acquisition activity.

2009 Base Salary Adjustments

	2008	$ Amount	% Amount of	2009
Name	Base Salary	of Increase	Increase	Base Salary

Mr. Clements
Mr. Wilson
Mr. Meeks
Mr. Koster
Mr. Surface
Mr. Trotter

Annual Cash Bonuses

Annual cash bonuses reward the Named Executive Officers for achieving short-term financial objectives. The Named Executive Officers participate in an annual cash bonus program maintained by us called the Senior Management Incentive Plan, or SMIP, pursuant to which participants may earn cash awards based on either (1) the achievement of corporate performance goals established annually by the Compensation Committee or (2) a combination of corporate performance goals and the Compensation Committee’s subjective assessment of individual performance. Messrs. Clements, Wilson and Meeks earn cash bonuses based solely on corporate performance goals. Messrs. Koster,

Surface and Trotter earn cash bonuses based on a combination of corporate performance and individual performance (designated percentages of the basis for achievement of awards are indicated below).

Target Annual Cash Bonuses.  The Compensation Committee establishes a target annual cash bonus expressed as a percentage base salary for each Named Executive Officer. The target annual cash bonuses that could be earned in 2009 by our Named Executive Officers were as follows:

Target
Name	(% of Base Salary)

Mr. Clements
Mr. Wilson
Mr. Meeks
Mr. Koster
Mr. Surface
Mr. Trotter

Performance Criteria for Annual Cash Bonuses.  The 2009 annual bonus opportunity for each of Messrs. Clements, Wilson and Meeks under the SMIP was based primarily on our achievement of return on common equity, or ROE, targets. However, the Compensation Committee may exercise discretion to consider a variety of other factors when determining annual bonus payments, including our overall performance relative to similarly-situated financial institutions and market conditions.

The Compensation Committee believes that ROE is an appropriate performance goal for annual cash bonuses because this performance metric has meaningful bearing on long-term increases in stockholder value and the fundamental risk level and financial soundness of our business. In addition, the Compensation Committee believes that emphasizing ROE in 2009 was appropriate because, in light of the economic uncertainty that was expected for 2009, the achievement of superior performance would be more meaningful than in past years.

Given the economic climate, in order to align incentive payments with our overall goals, the Compensation Committee established a target range for ROE between 7.5% and 11.5%, which, if achieved, would result in the Named Executive Officers earning between 65% and 100% of their target bonus awards (as described above). For each 0.1% increment above threshold performance (7.5% ROE), the executive may earn an additional 0.875% of his target award. For example, achievement of 7.6% ROE would result in a bonus of 65.875% of the executive’s target award. The Compensation Committee did not to establish a maximum performance goal with respect to ROE.

The 2009 annual bonus opportunity for each of Messrs. Koster, Surface and Trotter was based, in part, on our achievement of ROE targets and, in part, on the executive’s individual performance.

To determine the payout based in part on individual performance, the Compensation Committee subjectively assessed the individual performance of Messrs. Koster, Surface and Trotter after receiving input from Messrs. Clements and Wilson, as appropriate. The performance consideration was non-formulaic and was not based upon pre-established objectives. Rather, the Compensation Committee considered a variety of factors, including key achievements, financial contributions and leadership of the Named Executive Officers.

Performance Criteria Applicable to Named Executive Officers

Target
Name	(% of Base Salary)

Mr. Clements
Mr. Wilson
Mr. Meeks
Mr. Koster
Mr. Surface
Mr. Trotter

Determination of 2009 Annual Cash Bonuses.  In 2009, we exceeded our stated performance goals. In addition, the Compensation Committee determined, based on the subjective assessment described above, that Messrs. Koster, Surface and Trotter earned 100% of their target payout under the SMIP. In determining the cash bonuses earned by the Named Executive Offices, the Compensation Committee exercised its discretion to adjust upwards the cash bonuses that would have been payable based on achievement of target performance goals alone to acknowledge our superior performance during the difficult economic climate in 2009, the most notable of which included:

•	achievement of record earnings, assets, deposits and certain other metrics during a period of significant economic crisis;

•	material strengthening of our capital position;

•	strengthening of our balance sheet through a material increase in credit reserves and discounts;

•	improvement of all material financial performance metrics;

•	exercise of disciplined and aggressive credit risk management;

•	enhancement of regulatory relationships, as evidenced by receipt of our best regulatory examination report in our history;

•	deployment of significant technology enhancements; and

•	execution of definitive agreements to acquire all of the capital stock of Tygris.

In light of the foregoing, the Compensation Committee paid the following annual cash bonuses to the Named Executive Officers:

	2009 Target Annual	Actual 2009 Annual	Actual 2009 Bonuses
Name	Cash Bonuses	Cash Bonuses	as % of Base Salary

Mr. Clements
Mr. Wilson
Mr. Meeks
Mr. Koster
Mr. Surface
Mr. Trotter

The 2009 annual cash bonuses received by our Named Executive Officers are also shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

Long-Term Equity Incentives

We place great importance on equity as a form of compensation, and stock ownership is a key objective of the compensation program. We do not have specific or other security ownership requirements for employees. However, management is encouraged to take an ownership stake in the

Company. As of December 31, 2009, our employees, including our Named Executive Officers, collectively owned approximately        shares (     %) of our common stock, on an as-converted basis. Historically, equity awards have constituted a significant portion of the Named Executive Officers’ compensation, primarily in the form of stock options so as to reduce the share dilution associated with grants of restricted stock units. There is no set program for the award of equity grants, and the Compensation Committee retains discretion to grant equity awards at any time, including in connection with the promotion of an executive, to reward an executive, for retention purposes or in other circumstances recommended by Messrs. Clements and Wilson.

Stock Options.  The Compensation Committee believes that stock options effectively align the interests of the recipients with those of the stockholders because stock options only have value if the price of a share of our common stock as of the exercise date increases relative to the price of a share of our common stock on the date of the award. In general, stock options vest ratably over a period of years, or cliff-vest at the end of a multi-year period. The Compensation Committee believes that the multi-year vesting period encourages executives to focus on the long-term maximization of stockholder value. In addition, the longer vesting period acts as a retention tool. The exercise price for each stock option is the fair market value of our common stock as of the date of grant, as calculated in accordance with the methodology described below under “— Determining Fair Market Value of Our Common Stock.” The award of options granted to the Named Executive Officers is determined based on relative contributions by the Named Executive Officers and the equity awards received in prior years. The number of options generally is calculated by dividing the target amount of compensation to be delivered through the award by the estimated fair market value of each grant of options.

Restricted Stock Units.  From time to time we also grant restricted stock units to the Named Executive Officers and other eligible employees. Restricted stock units represent the holder’s right to receive a stated number of shares of our common stock, which right is subject to certain restrictions and to risk of forfeiture. In general, restricted stock units granted to the Named Executive Officers vest as to 100% of the underlying shares on the third or fifth anniversary of the date of grant, provided that the executives remain employed by us on such date. The Compensation Committee believes that this vesting schedule promotes the retention of these highly-valued executives. No dividends are paid on the shares underlying the restricted stock units until the shares are issued. The award of restricted stock units are granted to the Named Executive Officers based on their relative contributions and the awards received in prior years. The number of restricted stock units granted to Named Executive Officers generally is determined by dividing the target amount of compensation to be delivered through the award by the estimated fair market value of each grant of restricted stock units.

2009 Awards.  In 2009, the Named Executive Officers, other than Mr. Wilson, did not receive any equity awards because such executives were granted substantial awards of nonqualified stock options on October 31, 2008 under the terms of their employment agreements in consideration of the non-competition provisions. See footnote    to the Outstanding Equity Awards at 2009 Fiscal Year-End table in this prospectus for additional information regarding the 2008 option grants. In 2009, Mr. Wilson received a grant of nonqualified stock options to purchase        shares of our common stock pursuant to an option award agreement dated January 2, 2005. Under that agreement, Mr. Wilson is entitled to receive a series of grants of options to purchase        shares of our common stock in each of 2006, 2007, 2008, 2009 and 2010, provided that he remains employed by us as of each grant date. The foregoing options will vest in the manner described below in footnote  to the Outstanding Equity Awards at 2009 Fiscal Year-End table in this prospectus.

Determining Fair Market Value of Our Common Stock.  The Compensation Committee uses the methodology described below to estimate the fair market value of our common stock for purposes of determining the exercise price of stock options and the value of restricted stock units. The fair market value of our common stock is based upon valuation multiples, including price-to-earnings and price-to-tangible book ratios of a peer group of publicly traded companies with comparable characteristics to us. The fair market value of our common stock used for these purposes has historically included a private security liquidity discount.

Other Benefits

Our Named Executive Officers participate in various health, life and disability plans that are generally made available to all salaried employees. These plans consist of the following:

•	our 401(k) Savings Plan, which in 2009 permitted employees to contribute up to 18% of their compensation, with company matching contributions of up to 5% of the employees’ contributions;

•	Profit Sharing under the 401(k) Savings Plan;

•	a health care plan that provides medical and dental coverage for all eligible employees; and

•	certain other welfare benefits (such as sick leave, vacation, etc.).

In general, company-provided benefits are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on years of service with us. These benefits help us to be competitive in attracting and retaining employees. Benefits also help to keep employees focused without distractions related to health care costs, adequate savings for retirement and similar issues. The Compensation Committee concluded that these employee benefit plans are consistent with industry standards. In 2009, we did not offer any additional retirement or deferred compensation plans for our Named Executive Officers.

We provide limited perquisites to our Named Executive Officers in 2009, which included car allowances, gift cards and country club dues.

Employment and Severance Arrangements

Employment agreements secure the services of key talent within the highly competitive financial services industry in which we operate. Generally, the employment agreements are entered into with high performing and long-term potential senior employees and are structured to carefully balance the individual financial goals of the executives relative to our needs and those of our stockholders. All the Named Executive Officers have entered into employment agreements with us.

The employment agreements define compensation and benefits payable to the Named Executive Officers in certain termination scenarios, giving them some certainty regarding their individual outcomes under these circumstances. Each employment agreement includes provisions that (1) prohibit the executive from competing against us (or working for a competitor) during a specified period after the executive leaves the Company, and (2) provide severance payments upon the executive’s termination of employment by us for other than “cause” or by the executive for “good reason.” We believe the employment agreements are a necessary component of the compensation package provided to our Named Executive Officers because: (1) the noncompetition provisions protect us from a competitive disadvantage if one of the Named Executive Officers leaves the Company; and (2) the severance provisions serve as an effective recruiting and retention tool. The Compensation Committee approves the initial employment agreements and then reviews the agreements on an as-needed basis, based on market trends or on changes in our business environment.

The specific terms of these employment arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, are described in detail in the sections entitled “Additional Information Regarding Executive Compensation — Potential Payments Upon a Change in Control” and “Additional Information Regarding Executive Compensation — Potential Payments Upon Termination of Employment” below.

Other Policies Related to our Compensation Program

Tax Treatment of Various Forms of Compensation

Section 162(m) of the Code places a limit of $1 million on the amount of compensation that public companies may deduct in any one year with respect to its Named Executive Officers. In fiscal 2009, as a privately-held company, Section 162(m) of the Code did not apply to us. To the extent that we compensate our Named Executive Officers in excess of the $1 million limit in the future, we expect to design our compensation programs to meet the qualified performance-based requirements. However, to maintain flexibility in compensating our executives, the Compensation Committee will reserve the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes that such payments are appropriate.

Additional Information Regarding Executive Compensation

Summary Compensation

The following table sets forth the cash and other compensation that we paid to our Named Executive Officers, or that was otherwise earned by our Named Executive Officers, for their services in all capacities during the last fiscal year.

Summary Compensation Table

					Non-Equity
				Option	Incentive Plan	All Other
Name and		Salary	Bonus	Awards	Compensation	Compensation
Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	Total ($)

Robert M. Clements	2009
Chairman and Chief Executive Officer
W. Blake Wilson	2009
President and Chief Financial Officer
Gary A. Meeks	2009
Vice Chairman
Michael C. Koster	2009
Executive Vice President
John S. Surface	2009
Executive Vice President
Francis O. Trotter	2009
Executive Vice President

(1)	We maintain an employment agreement with each of our Named Executive Officers. The employment agreements outline the terms of our compensation arrangement with each executive, including base salaries, bonuses and benefits. Base salary plays a relatively modest role in overall compensation because we believe compensation should be based largely on our performance. The terms of post-employment compensation and benefits under the employment agreements are described in further detail below in the section entitled “Additional Information Regarding Executive Compensation — Potential Payments Upon Termination of Employment.”

(2)	Reflects the dollar amount granted by the Compensation Committee over and above the amounts earned by meeting the target performance measure under the SMIP, to be paid in 2010.

(3)	Reflects the dollar amount of the aggregate grant date fair value of stock awards and option awards granted in 2009. These amounts were computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (formerly FAS 123R).

(4)	Reflects the dollar amount of performance-based incentive awards earned in 2009 under the SMIP and paid in 2010. For more information regarding the 2009 SMIP, see the Compensation Discussion and Analysis included elsewhere in this prospectus.

(5)	See the 2009 All Other Compensation table below. The aggregate incremental cost of each Named Executive Officer’s perquisites was less than $10,000.

	Profit Sharing	401(k) Matching
	Contributions	Contributions	Tax Payments	Total
	($)(1)	($)(1)	($)	($)

Mr. Clements
Mr. Wilson
Mr. Meeks
Mr. Koster
Mr. Surface
Mr. Trotter

(1)	Contribution amounts are vested.

Grants of Plan-Based Awards

The following table sets forth the target cash bonuses for each of our Named Executive Officers in 2009 and the grants of equity awards made to each of our Named Executive Officers during 2009.

2009 Grants of Plan-Based Awards

					All Other	All Other
					Stock	Option		Grant Date
					Awards:	Awards:		Fair Value
		Estimated Future Payouts			Number of	Number of	Exercise or	of Stock
		Under Non-Equity Incentive			Shares of	Securities	Base Price	and
		Plan Awards(1)			Stock or	Underlying	of Option	Option
		Threshold	Target	Maximum	Units (#)	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(2)	(#)(3)	($/Sh)(4)	($)(5)

Mr. Clements
Mr. Wilson
Mr. Meeks
Mr. Koster
Mr. Surface
Mr. Trotter

(1)	Reflects threshold and the target bonus opportunities for each of our Named Executive Officers under the SMIP. The Compensation Committee did not set maximum bonus opportunities in 2009. Actual amounts earned and paid to our Named Executive Officers are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For additional information regarding the SMIP, see the Compensation Discussion and Analysis elsewhere in this prospectus.

(2)	Represents awards of time-vesting restricted stock units granted under our First Amended and Restated 2005 Equity Incentive Plan, or the 2005 Plan.

(3)	Represents awards of time-vesting stock options granted under our 2005 Plan.

(4)	See footnote to the Outstanding Equity Awards at 2009 Fiscal Year-End table below. A description of the process used in determining the fair market value of our common stock is described above under “— Determining Fair Market Value of Our Common Stock.”

(5)	Determined pursuant to FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year End

The following table provides information concerning unexercised options and stock awards outstanding as of December 31, 2009 for each of our Named Executive Officers.

Outstanding Equity Awards at 2009 Fiscal Year-End

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities			Number of	Market Value
	Underlying	Underlying			Shares or	of Shares or
	Unexercised	Unexercised	Option	Option	Units of Stock	Units of Stock
	Options (#)	Options (#)	Exercise	Expiration	That Have Not	That Have
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)	Not Vested ($)

Mr. Clements
Mr. Wilson
Mr. Meeks
Mr. Koster
Mr. Surface
Mr. Trotter

Options Exercised and Restricted Stock Units Vested in 2009

The following table summarizes amounts received by Named Executive Officers in 2009 upon the exercise of their respective stock options and the vesting of restricted stock units.

2009 Option Exercises and Stock Vested

	Option Awards(1)		Stock Awards(2)
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)

Mr. Clements
Mr. Wilson
Mr. Meeks
Mr. Koster
Mr. Surface
Mr. Trotter

(1)	Represents the number of shares acquired and the aggregate value realized upon exercise of stock options during 2009.

(2)	Represents the number of restricted stock units that vested and converted to shares of our common stock in 2009, and the aggregate value of such shares of our common stock based upon the fair market value of our common stock on the vesting date.

Potential Payments Upon Termination of Employment

We have entered into employment agreements with each of our Named Executive Officers that provide for certain payments and benefits upon their termination of employment for various reasons.

Payments Made Upon Termination Without Cause or Good Reason

Messrs. Clements and Wilson.  In the event of Mr. Clements’ or Mr. Wilson’s termination of employment by us without Cause or by the executive for Good Reason, and upon signing a general release of claims against us, the executive will be entitled to:

•	severance equal to 2 times the average of his annual base salary in effect for the year in which termination occurs and his annual base salary during immediately preceding year, plus 2 times the average of his target bonus for the year in which termination occurs and his actual bonus for the immediately preceding year, payable in installments over 24 months; and

•	continued group health benefits for 18 months and, at the conclusion of such 18-month period, a lump sum cash payment in an amount equal to 6 times the monthly cost to us of such benefits.

As described below, each of Messrs. Clements and Wilson is subject to certain restrictive covenants during his employment with us, and for 18 months following his termination of employment. Prior to the completion of the first 12 months of such restriction period, the executive may elect to be released from the remaining 6 months of the restriction period, in which case he will forfeit the remaining cash severance payments that would otherwise would have been payable over the remaining 12 months and the group health benefits that would have been available to him over the remaining 12 months.

The employment agreements with Messrs. Clements and Wilson also provide that that the executive will be entitled to a tax gross-up payment from us to cover any excise tax liability he may incur under Section 280G of the Code.

Messrs. Koster, Surface and Meeks.  In the event of Mr. Koster’s or Mr. Surface’s termination of employment by the Company without Cause or by the executive for Good Reason, and the executive signs a general release of claims against the Company, he will be entitled to:

•	severance equal to his annual base salary in effect immediately preceding his termination, plus his target bonus in effect immediately preceding his termination, payable in installments over 12 months; and

•	continued group health benefits for a period of 12 months.

Mr. Meeks will be entitled to his annual base salary in effect immediately preceding his termination, payable in equal installments over 12 months, and his target bonus in effect immediately preceding his termination, which is payable within 45 days following termination. He is also entitled to continued group health benefits for a period of 12 months. In the event that, for the year of termination, actual results under our bonus program would have resulted in Mr. Meeks receiving an above-target bonus payment, we will pay to Mr. Meeks an additional payment equal to the amount by which his bonus, using actual results, exceeds the amount that he received using his target bonus in effect immediately preceding his termination, payable within 90 days following the end of the plan year. Further, all unvested options will expire on the date of termination except those that would otherwise vest no later than 45 days after termination, and those will vest on termination.

Mr. Trotter.  In the event of Mr. Trotter’s termination of employment by us without “cause” or by the executive for “good cause”, he will be entitled to severance equal to his then-current base salary, payable in installments over 12 months.

Definitions Applicable to Messrs. Clements, Wilson, Meeks, Koster, Surface and Trotter.  For purposes of the employment agreements with Messrs. Clements, Wilson, Meeks, Koster and Surface, the following definitions apply:

•	“Cause” generally means the executive’s (1) willful and substantial failure or refusal to perform his duties; (2) material breach of his fiduciary duties to the Company; (3) gross negligence or willful misconduct in the execution of his professional duties (or, in the case of Mr. Meeks, willful misconduct of laws, rules and regulations) which is materially injurious to the Company; or (4) illegal conduct which results in a conviction of a felony (or a no contest or nolo contendere plea thereto) and which is materially injurious to the business or public image of the Company.

•	“Good Reason” generally means (1) the assignment to executive of duties that are inconsistent with his duties as contemplated under the employment agreement; (2) an adverse change in the executive’s position as a result of significant diminution in his duties or responsibilities; (3) a reduction in the executive’s base salary and/or target bonus opportunity; (4) relocation of executive’s principal office more than 50 miles; or (5) the Company’s breach of its material obligations under the employment agreement.

For purposes of Mr. Trotter’s employment agreement, “good cause” shall mean any resignation by Mr. Trotter, including resignation following our demand that he transfer his place of employment to any location more than 50 miles from his current place of employment. “Cause” is defined as: (1) a material breach of the employment agreement; (2) an act or omission by the executive’s conduct constituting gross negligence, dishonesty, fraud, immoral or disreputable conduct which materially harms the Company or its reputation; (3) violation of any law, rule or regulation (other than misdemeanor traffic violations) that involve dishonesty or moral turpitude; (4) an act or omission demonstrating intentional or reckless disregard for the Company’s interests; (5) misappropriation or the attempt to misappropriate a material business opportunity of the Company’s; and (6) a material neglect of his duty as an employee or a repeated and deliberate failure to follow the directions of our Board of Directors.

Restrictive Covenants

Messrs. Clements, Wilson, Meeks, Koster and Surface.  The employment agreements each contain confidentiality covenants that apply during and following the executives’ employment with us. The agreements also contain certain non-compete and non-solicitation obligations that, in the case of Messrs. Clements and Wilson, continue for a certain period of 18 months following termination (or 12 months if the executive elects to forfeit a portion of his severance, as discussed above), and in the case of Messrs. Meeks, Koster and Surface, continue for a period of 12 months following the executive’s termination of employment.

Mr. Trotter.  The employment agreement for Mr. Trotter contains confidentiality covenants that apply during the executive’s employment with us and after his termination of employment. The agreements also contain certain non-compete and non-solicitation obligations for 24 months following the executive’s termination of employment.

Summary of Termination Payments and Benefits

The following table summarizes the approximate value of the termination payments and benefits that each of our Named Executive Officers would receive if he had terminated employment at the close of business on December 31, 2009. The table does not include certain amounts that the Named Executive Officer would be entitled to receive under certain plans or arrangements that do not discriminate in scope, terms or operation, in favor of our executive officers and that are generally available to all salaried employees, such as our 401(k) plan. It also does not include values of awards that would vest normally prior to December 31, 2009.

Termination of Employment: By Executive for Good Reason;
By Company Without Cause (Not in Connection with a Change of Control)
	Clements ($)	Wilson ($)	Meeks ($)	Koster ($)	Surface ($)	Trotter ($)

Cash Severance (1)
Health Care Benefits Continuation (2)
Health Care Benefits — Lump Sum Payment (3)
Stock Options (4)
Restricted Stock Units (5)
Total

Termination of Employment: By Executive for Good Reason or
By Company Without Cause (In Connection with a Change of Control)
	Clements ($)	Wilson ($)	Meeks ($)	Koster ($)	Surface ($)	Trotter ($)

Cash Severance (1)
Health Care Benefits Continuation (2)
Health Care Benefits — Lump Sum Payment (3)
Stock Options (6)
Restricted Stock Units (7)
280G Gross-Up Payment (8)
Total

Death or Disability
	Clements ($)	Wilson ($)	Meeks ($)	Koster ($)	Surface ($)	Trotter ($)

Pro rata bonus (9)
Cash Severance (1)
Health Care Benefits Continuation (2)
Stock Options (6)
Restricted Stock Units (7)
Total

(1)	Reflects (i) for Messrs. Clements and Wilson, an amount equal to two times the average of the executive officer’s annual base salary in effect for the year in which termination occurs and his annual base salary during the immediately preceding year, plus two times the average of his target bonus in effect for the year in which termination occurs and his actual bonus for the immediately preceding year; (ii) for Messrs. Meeks, Koster and Surface, an amount equal to the executive officer’s annual base salary in effect immediately preceding the executive officer’s termination plus his target bonus in effect immediately preceding the executive officer’s termination; and (iii) for Mr. Trotter, an amount equal to his then-current base salary. In addition, the amount for Mr. Meeks reflects an additional payment equal to the amount by which his bonus using actual results exceeds the amount that he received using his then-current target bonus, payable within 90 days following the end of the plan year. The cash severance is paid in equal installments over a two-year period, in the case of Messrs. Clements and Wilson, or a one-year period, in the case of Messrs. Koster, Surface and Trotter. In the case of Mr. Meeks, his salary is payable over a one year period and his bonus is payable within 45 days following termination.

(2)	Reflects the cost of continued medical benefits, based on (i) the Company’s portion of the projected cost of the benefits (the executive pays the employee-cost for such coverage), and (ii) the level of medical coverage selected by the executive.

(3)	Reflects the full cost to us of the lump sum payment, based on the level of medical coverage selected by the executive, assuming the executive does not elect to be released from the remainder of the restrictive covenants period.

(4)	Reflects the difference between the fair market value of a share of our common stock on December 31, 2009 and the exercise price of the executive’s outstanding, unvested stock options that become fully-vested and exercisable upon such termination in accordance with the terms of the underlying option agreement.

(5)	Represents the fair market value of shares underlying outstanding restricted stock units, based on the fair market value of our common stock on December 31, 2009, which vest and convert to shares of common stock in accordance with the terms of the underlying option agreement.

(6)	Reflects the difference between the fair market value of a share of our common stock on December 31, 2009 and the exercise price of the outstanding, unvested stock options, which become fully-vested and exercisable upon the occurrence of a change in control, or upon the executive’s death or disability.

(7)	Represents the fair market value of shares underlying outstanding restricted stock units, based on the fair market value of our common stock on December 31, 2009, which vest and convert to shares of common stock upon the occurrence of a change in control, or upon the executive’s death or disability (provided that the executive has been continuously employed by us for at least 12 months).

(8)	Reflects the estimated reimbursement for any 280G excise tax that is imposed on the executive and any income and excise taxes that are payable by the executive as a result of any reimbursement of such 280G excise tax. The calculation of the estimated 280G gross-up payment is based upon a 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 6% state income tax rate.

(9)	Reflects the prorated portion (based on the effective date of his termination) of the payment that the executive would have received under our bonus plan for the year of his termination.

Potential Payments Upon a Change in Control

The following table summarizes the approximate value of the payments and benefits that each of our Named Executive Officers would receive if a change in control of the Company occurred on December 31, 2009, and his employment was not terminated. The table does not include values of awards that would vest normally prior to December 31, 2009.

	Clements ($)	Wilson ($)	Meeks ($)	Koster ($)	Surface ($)	Trotter ($)

Stock Options (1)
Restricted Stock Units (2)
Total

(1)	Reflects the difference between the fair market value of a share of our common stock on December 31, 2009 and the exercise price of the outstanding, unvested stock options, which become fully-vested and exercisable upon the occurrence of a change in control.

(2)	Represents the fair market value of shares underlying outstanding restricted stock units, based on the fair market value of our common stock on December 31, 2009, which vest and convert to shares of common stock upon the occurrence of a change in control.

Compensation of Directors

The following table sets forth the compensation paid by us to the members of the Board of Directors of EverBank Florida for all services in all capacities during 2009.

2009 Director Compensation

Fees Earned or Paid in
Name (1)	Cash ($)(2)	Total ($)

(1)	Messrs. Clements, Wilson and Meeks served on our Board of Directors. None of Messrs. Clements, Wilson and Meeks were compensated for their service on the board.

(2)	The amounts in this column reflect the sum of the retainer and meeting fees earned by each director as shown below:

		Board Meeting	Committee Meeting	Service
Director	Retainer ($)	Fees ($)	Fees ($)	Fees ($)

2009 Director Compensation Program

Each of our non-employee directors will receive the following compensation for his service on our Board of Directors:

•	retainer fee for each quarter serving on our Board of Directors;

•	attendance fee for attending a Board of Directors meeting (whether in person or via telephone); and

•	attendance fee attending a Board of Directors committee meeting (whether in person or via telephone).

Directors who have served on our Board of Directors for a minimum of five years will also receive a credit for each year of service on our Board of Directors up to          . Our directors did not receive any equity award grants in 2009.

Equity Compensation Plan Information

We maintain two equity benefit plans — the First Amended and Restated 2005 Equity Incentive Plan and the EverBank Financial, L.P. Incentive Plan.

First Amended and Restated 2005 Equity Incentive Plan.  On April 22, 2005, our Board of Directors and stockholders adopted the 2005 Plan, which was subsequently amended and restated on December 30, 2008. The following is a summary of the material terms of the 2005 Plan.

Purpose.  The purpose of the 2005 Plan is to attract and retain outstanding individuals to serve as officers, employees, directors or consultants and to increase stockholder value.

Eligibility.  The 2005 Plan permits the grant of incentive awards to employees, officers, non-employee directors, individuals engaged to become an officer or other employee, and consultants or advisors acting as an independent contractor of ours and our affiliates as selected by the Compensation Committee. As of December 31, 2009, the number of eligible participants holding nonqualified options to purchase shares of our common stock that have not expired was approximately 78 and restricted stock units where the restrictions have not lapsed was approximately 47.

The number of eligible participants may increase over time based upon our future growth and that of our affiliates.

Form of Awards.  The incentive plan authorizes the granting of awards to employees in the following forms:

•	options to purchase shares of our common stock, which may be nonqualified stock options or incentive stock options under Section 422(b) of the Code;

•	stock appreciation rights, or SARs, which give the holder the right to receive the difference (payable in cash, stock or a combination of cash and stock, as specified in the award certificate) between the fair market value per share of our common stock on the date of exercise over the base price of the award (which cannot be less than the fair market value of the underlying stock as of the grant date);

•	restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Compensation Committee;

•	restricted stock units, which represent the right to receive shares of common stock (or an equivalent value in cash or other property, as specified in the award certificate) at a designated time in the future;

•	performance shares or units, which are awards payable in cash, stock or a combination of cash and stock upon the attainment of specified performance goals; or

•	dividend equivalent units, which represent the right to receive a payment equal to the cash dividends paid with respect to a share of common stock.

Authorized Shares.  The number of shares reserved and available for issuance under the 2005 Plan is 1,000,000 shares. In the event that any outstanding award for any reason is forfeited, terminates, expires or lapses, any shares subject to the award will again be available for issuance under the 2005 Plan.

Limitations on Individual Awards.  The maximum number of awards which could be granted to any one participant during a calendar year under the 2005 Plan is as follows:

•	shares subject to options and/or SARs;

•	shares subject to restricted stock or restricted stock unit awards;

•	performance shares; and

•	$ in performance units, the value of which is not based on the fair market value of a share of our common stock.

Administration.  The 2005 Plan is administered by the Compensation Committee. The Compensation Committee may designate eligible recipients of awards under the 2005 Plan; determine the type or types of awards to be granted to each participant and the number, terms and conditions of award; prescribe, amend and rescind rules and regulations for carrying out the 2005 Plan; and construe and interpret the 2005 Plan and award agreements.

Changes in Capital Structure.  Upon the occurrence, as defined by the Compensation Committee, of a dividend or other distribution (whether in the form of cash, shares of common stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of our common stock or other securities, issuance of warrants or other rights to purchase shares of our common stock or other securities, or other similar corporate transaction or event that affects the shares of common stock, if the Compensation Committee determines an adjustment to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2005 Plan, then the Compensation Committee may adjust any or all of (1) the number and type of shares of common stock subject to the 2005 Plan; (2) the number and type of shares subject to outstanding awards; and (3) the grant, purchase or exercise price with respect to any award, subject to participant rights under a change in control.

Change of Control.  The Compensation Committee may specify, either in an award agreement or at the time of a change of control, whether an outstanding award will become vested and/or payable, in whole or in part, as a result of the change of control, and whether such award will be cancelled as of, or within a specified period after, the date of the change of control. Without limiting the foregoing, the Compensation Committee may specify that:

•	if the outstanding options or SARs are not assumed, or if substitute options or SARs are not issued, or if the assumed or substituted awards fail to contain similar terms and conditions as the award prior to the change of control or fail to preserve the benefits of the award, then each holder of an outstanding option or SAR may elect to receive, in exchange for the surrender of the option or SAR, an amount of cash equal to the excess of the greater of the fair market value of the shares as of the change of control date or the fair market value of the shares on the date of surrender covered by the option or SAR (to the extent vested and not yet exercised) that is so surrendered over the purchase price or grant price.

•	if the change of control occurs after our initial public offering, and the shares issued to a participant as a result of the accelerated vesting or payment of a restricted stock award, performance share award, restricted stock unit award, performance unit award or dividend equivalent award under the 2005 Plan are not registered pursuant to an effective registration statement filed with the SEC, then each holder of such shares may elect to receive, in exchange for the surrender of such shares, an amount of cash equal to the greater of the fair market value of a share of our common stock on the change of control date, or the fair market value of such shares on the date of surrender.

Nontransferability of Awards.  In general, awards are not transferable by the participant except by will or by the laws of descent and distribution.

Termination and Amendment.  The 2005 Plan will terminate on the tenth anniversary of the effective date, unless earlier terminated by our Board of Directors or the Compensation Committee. Our Board of Directors or the Compensation Committee generally may terminate, suspend or amend the 2005 Plan at any time. No amendment may be made without stockholder approval if such amendment otherwise requires stockholder approval by reason of any law, regulation or rule applicable to the 2005 Plan, or if the amendment materially increases the number of shares of the 2005 Plan or if it amends the provisions pertaining to the prohibition on repricing.

EverBank Financial, L.P. Incentive Plan (Referred to Herein As the Predecessor Plan).

On September 1, 1998, our Board of Directors and stockholders adopted the Predecessor Plan. The Predecessor Plan permitted grants of awards of options, SARs and restricted stock units to key employees, including our Named Executive Officers. However, we no longer grant awards under the Predecessor Plan and it will remain in effect only so long as awards granted thereunder shall remain outstanding.

Securities Authorized for Issuance Under Equity Compensation Plans.

The following table sets forth certain information regarding shares of our common stock authorized for issuance under equity compensation plans as of December 31, 2009:

	Number of Securities to	Weighted-Average	Number of Securities Remaining
	be Issued Upon Exercise	Exercise Price of	Available for Future Issuance Under
	of Outstanding Options,	Outstanding Options,	Equity Compensation Plans (Excluding
	Warrants and Rights	Warrants and Rights	Securities Reflected in Column (a))
Plan Category	(a)(2)	(b)	(c)(3)

Equity compensation plans approved by security holders (1)			(3)
Equity compensation plans not approved by security holders (4)	—	—	—
Total

(1)	Includes the Predecessor Plan and the 2005 Plan.

(2)	Includes (i) options to purchase shares of our common stock granted under the 2005 Plan; (ii) restricted stock units granted under the 2005 Plan; and (iii) options to purchase shares of our common stock granted under the Predecessor Plan.

(3)	Includes shares available for issuance pursuant to grants of full-value stock awards (such as restricted stock, restricted stock units and performance shares). No future grants may be awarded under the Predecessor Plan.

(4)	We do not maintain any equity compensation plans that have not been approved by our stockholders.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information about the beneficial ownership of our common stock at June 30, 2010 and as adjusted to reflect the sale of the shares of common stock by us and the selling stockholders in this offering, for:

•	each person known to us to be the beneficial owner of more than 5% of our common stock;

•	each named executive officer;

•	each of our directors;

•	all of our executive officers and directors as a group; and

•	each selling stockholder.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o EverBank Financial Corp, 501 Riverside Avenue, Jacksonville, Florida 32202. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on           shares of our common stock outstanding on June 30, 2010, and shares of common stock outstanding after the completion of this offering.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or restricted stock units held by that person that are currently exercisable or exercisable within 60 days of June 30, 2010. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Number of
	Shares Beneficially		Shares of	Shares Beneficially
	Owned Prior to		Common	Owned After
Name and Address of	this Offering		Stock	this Offering
Beneficial Owner	Number	Percentage	Offered	Number	Percentage

Named Executive Officers and Directors:
Robert M. Clements (1)
W. Blake Wilson (2)
Gary A. Meeks (3)
John S. Surface (4)
Michael C. Koster (5)
Frank O. Trotter (6)
All directors and executive officers as a group (6 persons)
5% Stockholders:
Sageview Partners L.P. (7)
New Mountain Partners III, L.P. (8)
TPG Funds(9)
Arena Capital Investment Fund, L.P. (10)
Selling Stockholders:

*	Less than one percent.

(1)	Consists of: (i) shares of our common stock, shares of which Mr. Clements acts as custodian on behalf of his four children; (ii) shares of Series A Preferred Stock convertible into shares of our common stock; (iii) shares of Series B Preferred Stock convertible into shares of our common stock, all such shares of which Mr. Clements acts as custodian on behalf of his four children; (iv) options to purchase shares of our common stock that are currently exercisable; and (v) options to purchase shares of our common stock that are exercisable within 60 days of June 30, 2010. This amount excludes shares of our common stock held in the Robert M. Clements Children’s Trust. Mr. Clements is not trustee of and does not have any voting or dispositive power over the shares held in the trust.

(2)	Consists of: (i) shares of our common stock; (ii) options to purchase shares of our common stock that are currently exercisable; and (iii) options to purchase shares of our common stock that are exercisable within 60 days of June 30, 2010. This amount excludes shares of our common stock held in the W. Blake Wilson 2005 Trust, of which shares are our common stock and shares are Series A Preferred Stock convertible into shares of our common stock. Mr. Wilson is not trustee of and does not have any voting or dispositive power over the shares held in the trust.

(3)	Consists of: (i) shares of Series A Preferred Stock convertible into shares of our common stock; (ii) options to purchase shares of our common stock that are currently exercisable; and (iii) options to purchase shares of our common stock that are exercisable within 60 days of June 30, 2010.

(4)	Consists of: (i) shares of our common stock; (ii) shares of Series A Preferred Stock convertible into shares of our common stock; (iii) shares of Series B Preferred Stock convertible into shares of our common stock, all of which are owned by Surface Investment Partnership, Ltd.; (iv) options to purchase shares of our common stock that are currently exercisable; and (v) options to purchase shares of our common stock that are exercisable within 60 days of June 30, 2010.

(5)	Consists of: (i) shares of our common stock; (ii) shares of Series A Preferred Stock convertible into shares of our common stock; (iii) options to purchase shares of our common stock that are currently exercisable; and (iv) options to purchase shares of our common stock that are exercisable within 60 days of June 30, 2010.

(6)	Consists of: (i) shares of our common stock; (ii) options to purchase shares of our common stock that are currently exercisable; and (iii) options to purchase shares of our common stock that are exercisable within 60 days of June 30, 2010.

(7)	Consists of shares of Series B Preferred Stock convertible into shares of our common stock. The address for Sageview Partners L.P. is 55 Railroad Avenue, Greenwich, CT 06830.

(8)	The address for New Mountain Partners III, L.P. is 787 Seventh Avenue, 49th Floor, New York, NY 10019.

(9)	Includes (i) shares of common stock held by TPG Partners VI, L.P. (“TPG Partners VI”), a Delaware limited partnership, whose general partner is TPG GenPar VI, L.P., a Delaware limited partnership, whose general partner is TPG GenPar VI Advisors, LLC, a Delaware limited liability company, (ii) shares of common stock held by TPG Tortoise AIV, L.P. (“TPG Tortoise”), a Delaware limited partnership, whose general partner is TPG Tortoise GenPar, L.P., a Delaware limited partnership, whose general partner is TPG Tortoise GenPar Advisors, LLC, a Delaware limited liability company and (iii) shares of common stock held by TPG FOF VI SPV, L.P. (“TPG FOF VI SPV” and, together with TPG Partners VI and TPG Tortoise, the “TPG Funds”), a Delaware limited partnership, whose general partner is TPG Advisors VI, Inc. The sole member of each of TPG GenPar VI Advisors, LLC and TPG Tortoise GenPar Advisors, LLC is TPG Holdings I, L.P., a Delaware limited partnership, whose general partner is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc. David Bonderman and James G. Coulter are directors, officers and sole shareholders of TPG Group Holdings (SBS) Advisors, Inc. and TPG Advisors VI, Inc. and may therefore be deemed to be the beneficial owners of the common stock held by TPG Partners VI, TPG Tortoise and TPG FOF VI SPV. The address of TPG Group Holdings (SBS) Advisors, Inc.,

TPG Advisors VI, Inc. and Messrs. Bonderman and Coulter is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(10)	Consists of (i) shares of our common stock and (ii) shares of Series B Preferred Stock convertible into shares of our common stock. Of the shares of our common stock: (i) shares of our common stock are held by Arena Capital Investment Fund, L.P.; (ii) shares of our common stock are held by Gerald Armstrong, a Managing Director of Arena Equity Partners, LLC, the general partner of Arena Capital Investment Fund, L.P. and (iii) shares of our common stock and shares of Series B Preferred Stock convertible into shares of our common stock are held by Stephen M. McClean, a former Managing Director of Arena Equity Partners, LLC that has retained certain voting and ownership rights in such entity. The address for Arena Capital Investment Fund, L.P. is 133 East 80 Street, New York, NY 10075.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the director and executive officer compensation arrangements discussed above under “Executive Compensation,” the following is a description of transactions since January 1, 2007, including currently proposed transactions to which we have been or are to be a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.

Shareholder Agreement

On October 21, 2009, we entered into the Second Amended and Restated Stock Redemption and Shareholder Agreement with our stockholders. Our stockholders approved a minor amendment to the Shareholder Agreement at the April 2010 annual stockholder meeting. Under this agreement, which will terminate upon consummation of this offering, our stockholders have preemptive rights in certain circumstances upon a sale by us of certain securities, including shares of our common stock. In addition, the Second Amended and Restated Stock Redemption and Shareholder Agreement provides for certain first refusal rights, tag-along rights, drag-along rights, rights to designate members of our Board of Directors and transfer restrictions. We believe that the terms of the Second Amended and Restated Stock Redemption and Shareholder Agreement were reasonable and reflected the terms of an agreement negotiated on an arm’s-length basis.

Series B Preferred Stock Financing

On July 21, 2008, we sold an aggregate of 92,500 shares of our 4% Series B Cumulative Participating Perpetual Pay-In-Kind Convertible Preferred Stock, or Series B Preferred Stock, to Sageview Partners L.P., or Sageview, at a per share purchase price of $1,000 pursuant to an investment agreement. Following the consummation of this initial transaction, we completed a follow-on offering of Series B Preferred Stock to Sageview and certain of our existing stockholders that were “accredited investors” within the meaning of the Securities Act. In addition to the initial and follow-on purchases by Sageview, which holds more than 5% of our outstanding capital stock, our executive officer, John S. Surface, also purchased 150 shares of Series B Preferred Stock for an aggregate purchase price of $150,000.

In connection with the consummation of the investment by Sageview, we entered into a Transfer and Governance Agreement, dated as of July 21, 2008, pursuant to which we have granted Sageview certain preemptive rights and rights to, among other things, designate a member of our Board of Directors and a board observer that is permitted to attend meetings of our Board of Directors. These rights will terminate upon consummation of this offering.

Registration Rights

We have granted certain stockholders, including Sageview and the former Tygris stockholders, registration rights pursuant to registration rights agreements. For a further description of these rights, see “Description of Our Capital Stock — Registration Rights.”

Loans to Certain Executive Officers

On December 27, 2006, we entered into a Note and Pledge Agreement, or the Note, with Frank Trotter, Executive Vice President of the Company and EverBank. The Note, which accrued interest at an annual rate of 4.97%, had an aggregate balance (including accrued interest) of $196,605 as of September 30, 2010, which amount was the largest aggregate amount of principal outstanding on the Note. Mr. Trotter was obligated to use the loan proceeds to satisfy withholding tax obligations resulting from the vesting of certain restricted stock units. Mr. Trotter has pledged a sufficient amount of our common stock as collateral. The Note was originally set to mature on

December 27, 2009 and was subsequently extended. Mr. Trotter repaid the outstanding balance in October 2010.

Relationship with Frilot, L.L.C.

Frilot, L.L.C. serves as our principal outside counsel for labor and employment matters and assists us on various other litigation and commercial matters from time to time. Miles P. Clements is the brother of Robert M. Clements, our Chairman and Chief Executive Officer, and is a partner and a member of the management committee of Frilot, L.L.C. We paid fees and related expenses to Frilot, L.L.C. for legal services rendered in the amount of $      for the six months ended June 30, 2010, and $242,447, $156,334 and $222,878 for the years ended December 31, 2009, 2008 and 2007, respectively.

Relationships in the Ordinary Course

We have had, and may be expected to have in the future, lending relationships in the ordinary course of business with our directors and executive officers, members of their immediate families and affiliated companies in which they are employed or in which they are principal equity holders. The lending relationships with these persons were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not related to us and do not involve more than normal collection risk or present other unfavorable features.

Policy Concerning Related Party Transactions

In connection with this offering, we have adopted a formal written policy concerning related party transactions. A related party transaction is a transaction, arrangement or relationship involving us or a consolidated subsidiary (whether or not we or the subsidiary is a direct party to the transaction), on the one hand, and (1) a director, executive officer or employee of us or a consolidated subsidiary, his or her immediate family members or any entity that any of them controls or in which any of them has a substantial beneficial ownership interest; or (2) any person who is the beneficial owner of more than 5% of our voting securities or a member of the immediate family of such person and exceeds $120,000, exclusive of employee compensation and directors’ fees. Upon completion of this offering, a copy of our procedures may be found on our website at www.everbank.com.

Our policy assigns to our Audit Committee the duty to ascertain that there is an ongoing review process of all related party transactions for potential conflicts of interest and requires that our Audit Committee approve any such transactions. Our Audit Committee evaluates each related party transaction for the purpose of recommending to the disinterested members of our Board of Directors whether the transaction is fair, reasonable and within our policy, and should be ratified and approved by our Board of Directors. Relevant factors include the benefits of the transaction to us, the terms of the transaction and whether the transaction was on an arm’s-length basis and in the ordinary course of our business, the direct or indirect nature of the related party’s interest in the transaction, the size and expected term of the transaction and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards. At least annually, management will provide our Audit Committee with information pertaining to related party transactions. Related party transactions entered into, but not approved or ratified as required by our policy concerning related party transactions, will be subject to termination by us or the relevant subsidiary, if so directed by our Audit Committee or our Board of Directors, taking into account factors as such body deems appropriate and relevant.

DESCRIPTION OF OUR CAPITAL STOCK

The following descriptions are summaries of the material terms of our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, which will be effective upon consummation of this offering. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, copies of which will be filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law. The descriptions of the common stock and preferred stock give effect to changes to our capital structure that will occur upon the closing of this offering.

General

Upon the closing of this offering, our Amended and Restated Certificate of Incorporation will authorize us to issue up to           shares of common stock, $0.01 par value per share, and           shares of preferred stock, $      par value per share.

As of June 30, 2010, there were outstanding:

•	shares of our common stock held by 241 stockholders;

•	shares of our preferred stock held by 81 stockholders;

•	shares issuable upon exercise of outstanding stock options; and

•	shares issuable upon the vesting of restricted stock units.

Upon completion of this offering, there will be outstanding           shares of common stock (assuming no exercise of the underwriters’ option to purchase additional shares from us and an initial public offering price of $ , the midpoint of the price range set forth on the cover of this prospectus) and no outstanding shares of preferred stock.

In connection with our acquisition of Tygris through a stock-for-stock merger with one of our subsidiaries,           shares of our common stock were issued to the former Tygris stockholders. Of such shares,           shares, along with $50 million in cash, were placed in an escrow account to offset potential losses realized in connection with Tygris’ lease and loan portfolio over a five-year period following the closing, and to satisfy any indemnification claims that we may have under the acquisition agreement. During the five-year period following the closing, losses on the Tygris portfolio in excess of certain specified allowances will be recovered through releases to us of shares and cash from the escrow account.

The value of the escrowed shares represented 17.5% of the carrying value of the Tygris portfolio as of the closing. Annually over the five-year term of the escrow, and upon specified events, including the consummation of this offering, a portion of the escrowed shares will be released to the former Tygris stockholders, to the extent the aggregate value of the remaining escrowed shares (determined on a current per share value) equals 17.5% of the average carrying value of the remaining Tygris portfolio. The escrowed cash will not be released from escrow prior to the completion of the five-year term, unless the amount of such escrowed cash not subject to a reserve on any date of determination exceeds the carrying value of the leases and loans in the Tygris portfolio, in which case such excess portion of the escrowed cash will be released to the former Tygris stockholders. Upon the expiration of such five-year period, all remaining escrowed shares and escrowed cash will be released to the former Tygris stockholders to the extent not reserved in respect of then-pending claims.

The following is a description of the material terms of our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws. We refer you to our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, copies of which will be filed with the SEC as exhibits to our registration statement of which this prospectus forms a part.

Common Stock

Voting Rights

           shares of our authorized common stock are voting common stock. Each holder of our voting common stock is entitled to one vote for each share on all matters submitted to a vote of the holders of our voting common stock, voting together as a single class, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

For regulatory purposes, we are also authorized to issue           shares of nonvoting common stock. The holders of our nonvoting common stock have no voting power on any matter except as required by law or expressly provided for within our Amended and Restated Certificate of Incorporation. Such matters include the right of holders of nonvoting common stock to vote, together as a single class, on the amendment, alteration or repeal (including by merger, consolidation or otherwise) of any provision of our Amended and Restated Certificate of Incorporation that would adversely affect the powers, preferences or rights of nonvoting common stock in a manner that is materially adverse from the effect of that amendment, alteration or repeal on the voting common stock. Under certain circumstances, holders of nonvoting common stock may convert their stock into voting common stock. Other than their limited voting rights and conversion right, holders of nonvoting common stock have the same rights and privileges of holders of voting common stock.

Dividends

Subject to the prior rights of holders of preferred stock, holders of our common stock are entitled to receive dividends, if any, when, and as if declared from time to time by our Board of Directors.

Liquidation

Subject to the prior rights of our creditors and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders.

Preemptive or Subscription Rights

Holders of our common stock are not entitled to preemptive or subscription rights.

Fully Paid and Non-Assessable

All of our outstanding shares of common stock are, and the shares of common stock to be issued pursuant to this offering will be, fully paid and non-assessable.

Preferred Stock

Our Board of Directors has the authority, without action by our stockholders, to issue preferred stock and to fix voting powers for each class or series of preferred stock, and to provide that any class or series may be subject to redemption, entitled to receive dividends, entitled to rights upon dissolution, or convertible or exchangeable for shares of any other class or classes of capital stock. The rights with respect to a series or class of preferred stock may be greater than the rights attached to our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our Board of Directors determines the specific rights attached to that preferred stock. The effect of issuing preferred stock could include, among other things, one or more of the following:

•	restricting dividends in respect of our common stock;

•	diluting the voting power of our common stock or providing that holders of preferred stock have the right to vote on matters as a class;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change of control of us.

Registration Rights

We have entered into separate registration rights agreements with each of (1) Arena Capital Investment Fund, L.P., or Arena, Lovett Miller Venture Fund II, Limited Partnership and Lovett Miller Venture Fund III, Limited Partnership, or together Lovett Miller; (2) Sageview; and (3) the former stockholders of Tygris. Under the terms of these agreements, certain holders of our common stock and our preferred stock, or their transferees, are entitled to certain rights with respect to the registration of such shares, which we refer to as the Registrable Securities, under the Securities Act.

Arena/Lovett Miller

We entered into an Amended and Restated Registration Rights Agreement with Arena and Lovett Miller on November 22, 2002, which we further amended on July 21, 2008. Under that agreement, Arena and Lovett Miller, as holders of Registrable Securities, have the right to demand, on an aggregate of three occasions, that we use our commercially reasonable best efforts to register their Registrable Securities and maintain the effectiveness of the corresponding registration statement for at least 270 days. Once in any given 12-month period, we may postpone the filing of such a registration statement for up to 120 days if our Board of Directors believes, in good faith, that the registration would require the disclosure of non-public information and that such disclosure would materially adversely affect any material business opportunity, transaction or negotiation then contemplated. In addition, we may postpone the filing of such registration statement for up to 180 days if our Board of Directors believes, in good faith, that the registration is not then in our best interests. Arena and Lovett Miller have the right to select a lead underwriter for the demand offering, subject to our approval, which may not be unreasonably withheld.

If we register any of our common stock either for our own account or for the account of other security holders, the holders of Registrable Securities are entitled to notice of such registration and are entitled to certain “piggyback” registration rights allowing the holders to include their common stock in such registration, subject to certain marketing and other limitations. In addition, all expenses of such registrations, other than underwriting discounts and commissions incurred by the holders of the Registrable Securities exercising their registration rights in connection with registrations, filings or qualifications, must be paid by us.

Sageview

We entered into a Registration Rights Agreement with Sageview on July 21, 2008. Under that agreement, Sageview has the right to demand, on an aggregate of three occasions, that we use our reasonable best efforts to register its Registrable Securities for public sale and maintain the effectiveness of the corresponding registration statement for at least 180 days. Once in any given 12-month period, we may postpone the filing of such a registration statement for up to 120 days if our Board of Directors believes, in good faith, that the registration would either (1) materially adversely affect or materially interfere with a material financing or other material transaction, or (2) require disclosure of non-public information which would materially adversely affect us. If we are eligible to file a shelf registration statement on Form S-3, Sageview may request that we register its Registrable Securities on a Form S-3. Sageview has the right to select underwriters for demand offerings, subject to our approval, which may not be unreasonably withheld.

If we register any of our common stock either for our own account or for the account of other security holders, the holders of Registrable Securities are entitled to notice of such registration and are entitled to certain “piggyback” registration rights allowing the holders to include their common stock in such registration, subject to certain marketing and other limitations. In addition, all reasonable fees and expenses of such registrations, other than underwriting discounts and commissions incurred by the holders of the Registrable Securities exercising their registration rights in connection with registrations, filings or qualifications, must be paid by us.

Former Tygris Stockholders

We entered into a Registration Rights Agreement with Tygris on October 20, 2009. Under that agreement, former Tygris stockholders who are holders of Registrable Securities have the right to demand, on an aggregate of three occasions, that we use our reasonable best efforts to register their Registrable Securities for public sale and maintain the effectiveness of the corresponding registration statement for at least 180 days. Once in any given 12-month period, the Company may postpone the filing of such a registration statement for up to 120 days if our Board of Directors believes, in good faith, that the registration would either (1) materially adversely affect or materially interfere with a material financing or other material transaction or (2) require disclosure of non-public information which would materially adversely affect the Company. If we are eligible to file a shelf registration statement on Form S-3, the former Tygris stockholders may request that we register their Registrable Securities on a Form S-3. The holders of a majority of the former Tygris stockholders’ Registrable Securities covered by a demand registration have the right to select the underwriters for such offerings, subject to our approval, which may not be unreasonably withheld.

If we register any of our common stock either for our own account or for the account of other security holders, the holders of Registrable Securities are entitled to notice of such registration and are entitled to certain “piggyback” registration rights allowing the holders to include their common stock in such registration, subject to certain marketing and other limitations. In addition, all reasonable fees and expenses of such registrations, other than underwriting discounts and commissions incurred by the holders of the Registrable Securities exercising their registration rights in connection with registrations, filings or qualifications, must be paid by us.

Certain Provisions of Delaware Law and Certain Charter and By-law Provisions

The following sets forth certain provisions of the Delaware General Corporation Law, or the DGCL, and our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws.

Stockholder Meetings

Our Amended and Restated Certificate of Incorporation provides that special meetings of the stockholders may be called for any purpose or purposes at any time by either (1) the Chairman of our Board of Directors, (2) the Chief Executive Officer, or (3) the President, if there be one, and by any such officer at the request in writing of (i) our Board of Directors or (ii) a committee of our Board of Directors that has been duly designated by our Board of Directors and whose powers and authority expressly include the power to call such meetings. The stockholders do not have the authority to call a special meeting of stockholders.

Action by Stockholders Without a Meeting

The DGCL permits stockholder action by written consent unless otherwise provided by a corporation’s certificate of incorporation. Our Amended and Restated Certificate of Incorporation provides that stockholders do not have the authority to take any action by written consent.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our

Amended and Restated Certificate of Incorporation does not provide for cumulative voting in the election of directors.

Director Removal

Our Amended and Restated Certificate of Incorporation provides that, subject to the rights, if any, of the holders of shares of preferred stock outstanding, any or all of our directors may be removed from office, only for cause, and only upon a supermajority stockholder vote.

Exclusive Jurisdiction

Our Amended and Restated Certificate of Incorporation provides that the Delaware Court of Chancery shall be the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of fiduciary duty, and any action asserting a claim pursuant to the DGCL, our Amended and Restated Certificate of Incorporation, our Amended and Restated By-laws or under the internal affairs doctrine.

Restrictions on Ownership of Our Common Stock

Complying with the Statement of Policy on Qualifications for Failed Bank Acquisitions issued by the FDIC requires that our Amended and Restated Certificate of Incorporation include a provision that generally prohibits stockholders from beneficially or constructively owning more than 9.9% of the aggregate number of outstanding shares of our common stock. Our Amended and Restated Certificate of Incorporation provides that any ownership or transfer of our common stock in violation of the foregoing restriction will result in the shares owned or transferred in such violation being transferred to an agent, who shall thereupon sell to a buyer or buyers, in one or more arm’s-length transactions, each share of common stock in excess of the ownership limit. Our Board of Directors has discretion to grant exemptions from the ownership limit subject to terms and conditions as it deems appropriate to conclude that such exemptions will not adversely affect us or our regulatory status or standing.

Classified Board

Our Amended and Restated Certificate of Incorporation provides that our Board of Directors is divided into three classes, designated Class I, Class II and Class III. Each class will be equal number of directors, as nearly as possible, consisting of one-third of the total number of directors constituting the entire Board of Directors. The term of initial Class I directors shall terminate on the date of the 2011 Annual Meeting; the term of the initial Class II directors shall terminate on the date of the 2012 Annual Meeting and the term of the initial Class III directors shall terminate on the date of the 2013 Annual Meeting. At each succeeding Annual Meeting of Stockholders beginning in 2011, successors to the class of directors whose term expires at that Annual Meeting will be elected for a three-year term.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Amended and Restated By-laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board of Directors or its committees.

Section 203

In addition, we will be subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, our Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by our Board of Directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge, or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of Section 203 with an expressed provision in its original certificate of incorporation or an expressed provision in its certificate of incorporation or by-laws resulting from amendments approved by holders of at least a majority of the corporation’s outstanding voting shares. We intend not to elect to “opt out” of Section 203.

Limitations on Liability and Indemnification of Directors and Officers

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends), or (4) for any transaction from which the director derived an improper personal benefit.

In addition, our Amended and Restated Certificate of Incorporation also provides that we must indemnify our directors and officers to the fullest extent authorized by law. We also are expressly required to advance certain expenses to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee, or agent, or former director, officer, employee, or agent, who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of his or her service as a director, officer, employee, or agent of the corporation, or his or her service, at the corporation’s request, as a director, officer, employee, or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another enterprise, against expenses (including attorney fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue, or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Notwithstanding the preceding sentence, except as otherwise provided in the by-laws, we shall be required to indemnify any such person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by any such person was authorized by our board.

Listing

We intend to apply to list our common stock on the           under the symbol “          .”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is          .

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our common stock, and we cannot assure you that a liquid trading market for our common stock will develop or be sustained after this offering. Future sales of substantial amounts of our common stock, including shares issued upon exercise of options and warrants, in the public market after this offering, or the anticipation of those sales, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities.

Sales of Restricted Shares

Upon the closing of this offering, we will have outstanding an aggregate of approximately           shares of our common stock. Of these shares,          shares of our common stock to be sold in this offering, or           shares if the underwriters exercise their option to purchase additional shares in full, will be freely tradable without restriction or further registration under the Securities Act, unless the shares are held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act. All remaining shares were issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or sold in accordance with Rule 144 or Rule 701, each of which is discussed below. In addition, upon completion of this offering, we will have outstanding stock options held by employees and directors for the purchase of           shares of our common stock and outstanding restricted stock units held by employees and directors for the purchase of           shares of our common stock.

Except with respect to shares of our common stock offered by our selling stockholders in this offering, all of our officers, directors and stockholders are subject to lock-up agreements under which they have agreed, subject to certain exceptions, not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period of 180 days after the date of this prospectus, which is subject to extension in some circumstances, as discussed below.

As a result of the lock-up agreements described below and the provisions of Rule 144 and Rule 701 under the Securities Act, the shares of our common stock (excluding the shares to be sold in this offering) will be available for sale in the public market as follows:

•	shares will be eligible for sale on the date of this prospectus;

•	shares will be eligible for sale under Rule 144 or Rule 701 90 days after the date of this prospectus; and

•	shares will be eligible for sale upon the expiration of the lock-up agreements, as more particularly and except as described below.

Rule 144

In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who is not our affiliate and has not been our affiliate for the previous three months, and who has beneficially owned shares of our common stock for at least six months, may sell all such shares. An affiliate or a person who has been our affiliate within the previous 90 days, and who has beneficially owned shares of our common stock for at least six months, may sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; and

•	the average weekly trading volume of our common stock on during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

All sales under Rule 144 are subject to the availability of current public information about us. Sales under Rule 144 by affiliates or persons who have been affiliates within the previous 90 days are also subject to manner of sale provisions and notice requirements. Upon completion of the 180-day lock-up period, approximately           shares of our outstanding restricted securities will be eligible for sale under Rule 144.

Rule 701

In general, under Rule 701 of the Securities Act, any of our employees, consultants or advisors who purchased shares from us in connection with a qualified compensatory stock plan or other written agreement are eligible to resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with the holding period contained in Rule 144, and, in the case of non-affiliates, without the availability of current public information. Subject to the lock-up period, approximately shares of our common stock will be eligible for sale in accordance with Rule 701.

Lock-up Agreements

We, our officers, directors and all holders of our common stock, including the selling stockholders, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to any existing employee benefit plans. The underwriters may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. See “Underwriting.”

Stock Options and Restricted Stock Units

We intend to file a registration statement under the Securities Act covering up to           shares of our common stock reserved for issuance under our incentive plans. This registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or are otherwise subject to the lock-up agreements described above.

CERTAIN MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S.
HOLDERS OF COMMON STOCK

The following is a summary of the material U.S. federal income and estate tax consequences relating to the acquisition, ownership and disposition of our common stock by a “Non-U.S. Holder” (as such term is defined below) who purchases our common stock in this offering and holds such common stock as a capital asset with the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This summary is based upon the currently existing provisions of the Code, applicable U.S. Treasury regulations promulgated thereunder, rulings and pronouncements of the Internal Revenue Service (the “IRS”) and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or subject to differing interpretations, resulting in U.S. federal income and estate tax consequences different from those described below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership and disposition of our common stock, or that any such contrary position would not be sustained by a court. This summary does not address all aspects of U.S. federal income and estate taxes and does not address foreign, state, local, alternative minimum or other tax consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances. In addition, this summary does not address the U.S. federal income or estate tax consequences to you if you are subject to special treatment under the U.S. federal income or estate tax laws (including if you are a U.S. expatriate or former long-term resident of the United States, financial institution, insurance company, tax-exempt organization, dealer in securities, broker, “controlled foreign corporation”, “passive foreign investment company”, a partnership or other pass-through entity for U.S. federal income tax purposes, a person who acquired our common stock as compensation or otherwise in connection with the performance of services, or a person who acquired our common stock as part of a straddle, hedge, conversion transaction or other integrated investment).

As used in this summary, the term “Non-U.S. Holder” refers to a beneficial owner of our common stock that is not, for U.S. federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) if it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are treated as a partner in such an entity holding our common stock, you should consult your tax advisor as to the particular U.S. federal income and estate tax consequences applicable to you.

IF YOU ARE CONSIDERING THE ACQUISITION OF OUR COMMON STOCK, YOU SHOULD CONSULT YOUR TAX ADVISOR CONCERNING THE PARTICULAR U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO YOU OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, AS WELL AS THE CONSEQUENCES TO YOU ARISING UNDER THE LAWS OF ANY OTHER APPLICABLE TAX JURISDICTION, IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

Distributions on Common Stock

If we make a distribution of cash or other property (other than certain distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend to the extent of our current and accumulated earnings and profits as determined under U.S. federal income tax principles. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess generally will be treated first as a tax-free return of capital, on a share-by-share basis, to the extent of the Non-U.S. Holder’s tax basis in our common stock, and thereafter as capital gain.

Distributions treated as dividends paid to a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a rate of 30% on the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and may be required to be updated periodically.

If a Non-U.S. Holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the common stock are effectively connected with such holder’s U.S. trade or business (and, where a tax treaty so provides, are attributable to such holder’s permanent establishment in the United States), the Non-U.S. Holder will be exempt from U.S. federal withholding tax, but will be subject to U.S. federal income tax in the manner described below. To receive the exemption, the Non-U.S. Holder must generally furnish to us or our paying agent a valid IRS Form W-8ECI (or applicable successor form). This certification must be provided to us or our paying agent prior to the payment of dividends and may be required to be updated periodically.

Any dividends paid on our common stock that are effectively connected with a Non-U.S. Holder’s U.S. trade or business generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such holder were a resident of the United States, unless an applicable income tax treaty provides otherwise. A Non-U.S. Holder that is a foreign corporation may also be subject to a branch profits tax at a rate of 30%, or such lower rate specified by an applicable income tax treaty, on a portion of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

A Non-U.S. Holder who claims the benefit of an applicable income tax treaty generally will be required to satisfy applicable certification and other requirements prior to the distribution date. A Non-U.S. Holder who does not timely provide us or our paying agent with the required certification but who qualifies for a reduced treaty rate may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. A Non-U.S. Holder should consult its tax advisor regarding entitlement to benefits under the relevant income tax treaty.

Sale, Exchange or Other Disposition

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange or other disposition of our common stock unless:

•	such Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition and certain other conditions are satisfied;

•	the gain is effectively connected with such Non-U.S. Holder’s conduct a trade or business in the United States and, where a tax treaty so provides, the gain is attributable to such Non-U.S. Holder’s permanent establishment in the United States; or

•	our common stock constitutes a “United States real property interest” by reason of our status as a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time within the shorter of (1) the five-year period ending on the date of the disposition, or (2) the Non-U.S. Holder’s holding period for our common stock. We will be a USRPHC if the fair market value of our United States real property interests equals or exceeds 50% of the fair market value of our (1) United States real property interests, (2) foreign real property interests, and (3) other assets which are used or held for use in a trade or business.

We believe that we are not currently and do not anticipate becoming a USRPHC for U.S. federal income tax purposes. Even if we become a USRPHC, however, so long as our common stock is regularly traded on an established securities market, such common stock will not be treated as United States real property interests in the hands of a Non-U.S. Holder unless the Non-U.S. Holder actually or constructively holds more than 5% of our common stock at any time during the shorter of (1) the five year period preceding the date of disposition of our common stock or (2) the Non-U.S. Holder’s holding period for our common stock.

Gain described solely in the first bullet point above will be subject to U.S. federal income tax at a flat rate of 30%, or such lower rate specified by an applicable income tax treaty, but may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States).

Unless an applicable income tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. Further, a Non-U.S. Holder that is a foreign corporation may also be subject to a branch profits tax at a rate of 30%, or such lower rate specified by an applicable income tax treaty, on a portion of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Federal Estate Tax

As of the date of this offering, as a result of prior amendments to the Code, there is no U.S. federal estate tax for 2010, but such estate tax is scheduled to be fully reinstated in 2011. Under U.S. federal estate tax as in effect prior to 2010, common stock owned or treated as owned by an individual Non-U.S. Holder (as specially determined for U.S. estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding

The amount of dividends on our common stock paid to a Non-U.S. Holder and the amount of any tax withheld from such dividends must generally be reported annually to the IRS and to the Non-U.S. Holder. The IRS may make this information available to the tax authorities of the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement. Backup withholding tax (at the then-applicable rate) may apply to dividends on our common stock paid to a Non-U.S. Holder, unless the Non-U.S. Holder certifies as to its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption, and certain other conditions are satisfied.

Information reporting and backup withholding tax (at the then-applicable rate) may apply to payments treated as the proceeds of a sale of our common stock made to a Non-U.S. Holder, unless the Non-U.S. Holder certifies as to its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption, and certain other conditions are satisfied.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or credit against such Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. A Non-U.S. Holder should consult its tax advisor regarding the application of the information reporting and backup withholding rules.

Recent Legislative Developments

Recently enacted legislation will require, after December 31, 2012, withholding at a rate of 30% on dividends in respect of, and gross proceeds from the sale of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the U.S. Treasury to report, on an annual basis, information with respect to shares in the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners”, which we will in turn provide to the Secretary of the U.S. Treasury. The recently enacted legislation requires the Secretary of the U.S. Treasury to coordinate the withholding rules of the new legislation and the withholding rules of other provisions of the Code (such as the withholding rules discussed above under “— Distributions on Common Stock” and “— Information Reporting and Backup Withholding”). Furthermore, although there can be no assurances in this regard, it is possible that if a beneficial owner of a payment is entitled to treaty benefits and the recently enacted legislation results in withholding that overly taxes the beneficial owner, the beneficial owner may be eligible for a credit or refund, provided that the beneficial owner complies with procedures to be established by the Secretary of the U.S. Treasury. A Non-U.S. Holder should consult its tax advisors regarding the possible implications of the legislation on its investment in our common stock.

UNDERWRITING

We, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. is the representative of the underwriters.

Underwriters	Number of Shares

Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Credit Suisse Securities (USA) LLC

Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total           number set forth in the table above, the underwriters have an option to buy up to an additional shares from the us. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase           additional shares.

Paid by the Selling
	Paid By Us		Stockholders		Total
	No Exercise	Full Exercise	No Exercise	Full Exercise	No Exercise	Full Exercise

Per Share	$	$	$	$	$	$
Total	$	$	$	$	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $      per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representative may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We, our officers, directors and holders of all of our common stock, including the selling stockholders, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representative. This agreement does not apply to any existing employee benefit plans. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among us and the representative. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

An application has been made to list the common stock on the      under the symbol “     .”

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriters in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the      in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA would not, if the Issuer was not an authorized person, apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This document as well as any other material relating to the securities which are the subject of the offering contemplated by this prospectus (the “Shares”) does not constitute an issue prospectus pursuant to Articles 652a and/or 1156 of the Swiss Code of Obligations. The Shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the Shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The Shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the Shares with the intention to distribute them to the public. The investors will be individually approached by the Issuer from time to time. This document as well as any other material relating to the Shares is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the Issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

This offering memorandum relates to an Exempt Offer with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This offering memorandum is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this offering memorandum nor taken steps to verify the information set forth herein and has no responsibility for the offering memorandum. The securities to which this offering memorandum relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this offering memorandum you should consult an authorized financial advisor.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We and the selling stockholders estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $     .

We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses. For example, Goldman, Sachs & Co. acted as financial advisor in connection with the acquisition of Bank of Florida. Goldman, Sachs & Co. owns less than 1% of the limited partnership interests of TPG Partners VI, L.P., a stockholder, Merrill Lynch, Pierce, Fenner & Smith Incorporated owns less than 5% of the equity securities of Arena Capital Investment L.P., a stockholder, and Credit Suisse Securities (USA) LLC and its affiliates together own approximately 4% of our common stock.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to customers that they acquire, long and/or short positions in such securities and instruments. In addition, in the ordinary course of their business, certain of the underwriters or their affiliates may have purchased mortgages, including mortgages originated by EverBank. Under certain circumstances, disputes could arise based on the representations and warranties made in, and the terms and conditions of, these transactions, and whether any repurchases resulting from the foregoing disputes are required.

LEGAL MATTERS

The validity of the common stock being offered hereby and other certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. The validity of the common stock being offered hereby will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements of EverBank Financial Corp and subsidiaries as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The Statement of Assets Acquired and Liabilities Assumed by EverBank, a wholly owned subsidiary of EverBank Financial Corp dated May 28, 2010 included in this prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such statement of assets acquired and liabilities assumed have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Tygris Commercial Finance Group, Inc. and subsidiaries as of December 31, 2009 and 2008 and for the year ended December 31, 2009 and the period January 22, 2008 (Date of Inception) through December 31, 2008 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein. Such consolidated financial statements have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Tygris Vendor Finance, Inc. and subsidiaries (formerly US Express Leasing, Inc.) for the period from January 1, 2008 through May 28, 2008 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein. Such consolidated financial statements have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of US Express Leasing, Inc. and subsidiaries as of and for the year ended December 31, 2007 included in this prospectus have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to our common stock offered hereby. This prospectus, which forms part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information about us and our common stock, we refer you to the registration statement and the exhibits and schedules to the registration statement filed as part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit are qualified in all respects by reference to the actual text of the exhibit. You may read and copy the registration statement, including the exhibits and schedules to the registration statement, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC and from which you can electronically access the registration statement, including the exhibits and schedules to the registration statement.

As a result of the offering, we will become subject to the full informational requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing financial statements certified by an independent registered public accounting firm. We also maintain an Internet site at www.everbank.com. Information on, or accessible through, our website is not a part of this prospectus.

INDEX TO FINANCIAL STATEMENTS

EverBank Financial Corp and Subsidiaries — Condensed Consolidated Financial Statements for the Six Months Ended June 30, 2010 and 2009 (Unaudited)
Condensed Consolidated Balance Sheets (Unaudited) as of June 30, 2010 and December 31, 2009	F-3
Condensed Consolidated Statements of Income (Unaudited) for the Six Months Ended June 30, 2010 and 2009	F-4
Condensed Consolidated Statements of Shareholders’ Equity (Unaudited) for the Six Months Ended June 30, 2010 and 2009	F-5
Condensed Consolidated Statements of Cash Flows (Unaudited) for the Six Months Ended June 30, 2010 and 2009	F-6
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-8
EverBank Financial Corp and Subsidiaries — Consolidated Financial Statements as of and for the Years Ended December 31, 2009, 2008 and 2007, and Report of Independent Registered Public Accounting Firm
Report of Independent Registered Public Accounting Firm	F-44
Consolidated Balance Sheets as of December 31, 2009 and 2008	F-45
Consolidated Statements of Income for the Years Ended December 31, 2009, 2008 and 2007	F-46
Consolidated Statements of Shareholders’ Equity for the Years Ended December 31, 2009, 2008 and 2007	F-47
Consolidated Statements of Cash Flows for the Years Ended December 31, 2009, 2008 and 2007	F-49
Notes to Consolidated Financial Statements	F-51
Statement of Assets Acquired and Liabilities Assumed as of May 28, 2010, and Report of Independent Registered Public Accounting Firm
Report of Independent Registered Public Accounting Firm	F-108
Statement of Assets Acquired and Liabilities Assumed by EverBank (a wholly owned subsidiary of EverBank Financial Corp) as of May 28, 2010	F-109
Notes to Statement of Assets Acquired and Liabilities Assumed by EverBank (a wholly owned subsidiary of EverBank Financial Corp)	F-110
Tygris Commercial Finance Group, Inc. and Subsidiaries — Consolidated Financial Statements as of December 31, 2009 and 2008 and for the Year Ended December 31, 2009 and the Period January 22, 2008 (Date of Inception) Through December 31, 2008, and Independent Auditors’ Report

Independent Auditors’ Report	F-117
Consolidated Balance Sheets as of December 31, 2009 and 2008	F-118
Consolidated Statements of Operations for the Year Ended December 31, 2009 and the Period January 22, 2008 (Date of Inception) through December 31, 2008	F-119
Consolidated Statements of Changes in Stockholders’ Equity for the Year Ended December 31, 2009 and the Period January 22, 2008 (Date of Inception) through December 31, 2008	F-120
Consolidated Statements of Cash Flows for the Year Ended December 31, 2009 and the Period January 22, 2008 (Date of Inception) through December 31, 2008	F-121
Notes to the Consolidated Financial Statements as of December 31, 2009 and 2008, for the Year Ended December 31, 2009 and the Period January 2008 (Date of Inception) through December 31, 2008	F-122

Tygris Vendor Finance, Inc and Subsidiaries (Formerly US Express Leasing, Inc.) — Consolidated Financial Statements for the Period From January 1, 2008 Through May 28, 2008 and Independent Auditors’ Report

Independent Auditors’ Report	F-152
Consolidated Statement of Operations for the Period from January 1, 2008 through May 28, 2008	F-153
Consolidated Statement of Changes in Stockholder’s Equity for the Period from January 1, 2008 through May 28, 2008	F-154
Consolidated Statement of Cash Flows for the Period from January 1, 2008 through May 28, 2008	F-155
Notes to the Consolidated Financial Statements for the Period from January 1, 2008 through May 28, 2008	F-156
US Express Leasing, Inc and Subsidiaries — Consolidated Financial Statements as of and for the Year Ended December 31, 2007, and Independent Auditors’ Report
Report of Independent Registered Public Accounting Firm	F-165
Consolidated Balance Sheet as of December 31, 2007	F-166
Consolidated Statement of Operations for the Year Ended December 31, 2007	F-167
Consolidated Statement of Stockholders’ Equity for the Year Ended December 31, 2007	F-168
Consolidated Statement of Cash Flows for the Year Ended December 31, 2007	F-169
Notes to Consolidated Financial Statements for the Year Ended December 31, 2007	F-170
Unaudited Pro Forma Financial Statements	P-1

EverBank Financial Corp and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)
As of June 30, 2010 and December 31, 2009
(Dollars in thousands, except per share data)

	June 30,	December 31,
	2010	2009

Assets
Cash and due from banks	$35,831	$18,745
Federal funds sold	8,255	—
Interest bearing deposits in banks	499,811	4,528

Total cash and cash equivalents	543,897	23,273
Investment securities:
Available for sale, at fair value	2,498,472	1,546,427
Held to maturity (fair value of $33,863 and $32,329 as of June 30, 2010 and December 31, 2009, respectively)	34,103	33,340
Other investments	122,082	99,096

Total investment securities	2,654,657	1,678,863
Loans held for sale (includes $814,042 and $740,137 carried at fair value at June 30, 2010 and December 31, 2009, respectively)	1,029,105	1,282,963
Loans and leases held for investment:
Covered by loss sharing agreements	1,328,724	—
Not covered by loss sharing agreements	4,340,312	4,165,875

Loans and leases held for investment, net of unearned income	5,669,036	4,165,875
Allowance for loan and lease losses	(88,865)	(93,178)

Total loans and leases held for investment, net	5,580,171	4,072,697
Equipment under operating leases	11,401	—
Mortgage servicing rights (MSR), net	574,592	503,646
Deferred income taxes, net	107,541	12,814
Premises and equipment, net	31,855	28,841
Other assets	641,521	457,082

Total Assets	$11,174,740	$8,060,179

Liabilities
Deposits
Noninterest-bearing	$1,005,447	$438,952
Interest-bearing	7,986,772	5,876,335

Total deposits	8,992,219	6,315,287
Other borrowings	855,163	896,500
Trust preferred securities	113,750	123,000
Accounts payable and accrued liabilities	279,173	171,481

Total Liabilities	10,240,305	7,506,268
Commitments and Contingencies (Note 18)
Shareholders’ Equity
Series A 6% Cumulative Convertible Preferred Stock, $0.01 par value (1,000,000 shares authorized; 186,744 issued and outstanding at June 30, 2010 and December 31, 2009)	2	2
Series B 4% Cumulative Convertible Preferred Stock, $0.01 par value (liquidation preference of $1,000 per share; 1,000,000 shares authorized inclusive of Series A Preferred Stock; 133,541 and 130,910 issued and outstanding at June 30, 2010 and December 31, 2009 respectively)	1	1
Common stock, $0.01 par value (10,000,000 and 5,000,000 shares authorized; 5,112,250 and 3,115,996 issued and outstanding at June 30, 2010 and December 31, 2009, respectively)	50	31
Additional paid-in capital	550,066	253,729
Retained earnings	397,297	280,085
Accumulated other comprehensive income (loss), net of (benefit) provision for income taxes of ($20,249) and $11,763 at June 30, 2010 and December 31, 2009 respectively	(12,981)	20,063

Total shareholders’ equity	934,435	553,911

Total Liabilities and Shareholders’ Equity	$11,174,740	$8,060,179

See notes to condensed consolidated financial statements.

EverBank Financial Corp and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)
For the Six Months Ended June 30, 2010 and 2009
(Dollars in thousands except per share data)

	June 30,	June 30,
	2010	2009

Interest Income
Interest and fees on loans and leases	$207,009	$161,765
Interest and dividends on investment securities	93,970	48,134
Other interest income	175	148

Total interest income	301,154	210,047
Interest Expense
Deposits	44,674	57,777
Other borrowings	24,772	30,474

Total interest expense	69,446	88,251
Net Interest Income	231,708	121,796
Provision for Loan and Lease Losses	41,655	63,136

Net Interest Income after Provision for Loan and Lease Losses	190,053	58,660
Noninterest Income
Loan servicing fee income	101,682	71,901
Amortization of mortgage servicing rights	(45,798)	(33,100)

Net loan servicing income	55,884	38,801
Gain on sale of loans and mortgage servicing rights	18,518	39,654
Loan production revenue	14,142	21,341
Deposit fee income	8,232	10,958
Bargain purchase gain	41,407	—
Other	37,752	11,525

Total noninterest income	175,935	122,279
Noninterest Expense
Salaries, commissions and other employee benefits expense	93,092	75,002
Equipment expense	15,050	12,849
Occupancy expense	7,753	6,326
General and administrative expense	82,716	44,585

Total noninterest expense	198,611	138,762

Income before Income Taxes	167,377	42,177
Provision for Income Taxes	47,421	16,178

Net Income from Continuing Operations	119,956	25,999
Discontinued Operations, Net of Income Taxes	—	(156)

Net Income	$119,956	$25,843

Less: Net Income Attributable to Participating Preferred Stock	26,667	9,589

Net Income Attributable to Common Shareholders	$93,289	$16,254

Net Earnings (loss) per Common Share, Basic
Continuing operations	$19.73	$5.97
Discontinued operations	—	(0.04)
Net Earnings (loss) per Common Share, Diluted
Continuing operations	$19.22	$5.80
Discontinued operations	—	(0.04)

See notes to condensed consolidated financial statements.

EverBank Financial Corp and Subsidiaries

Condensed Consolidated Statements of Shareholders’ Equity (Unaudited)
For the Six Months Ended June 30, 2010 and 2009
(Dollars in thousands)

	Shareholders’ Equity
					Accumulated
					Other	Noncontrolling
			Additional		Comprehensive	Interest
	Preferred	Common	Paid-In	Retained	Income (Loss),	in	Total
	Stock	Stock	Capital	Earnings	Net of Tax	Subsidiary	Equity

Balance, January 1, 2009	$3	$28	$177,841	$232,053	$778	$8,921	$419,624
Comprehensive income:
Net income	—	—	—	25,843	—	—	25,843
Net unrealized gain on available for sale securities	—	—	—	—	21,349	—	21,349
Net unrealized gain on held to maturity investments	—	—	—	—	4	—	4
Fair market value of interest rate swaps	—	—	—	—	8,507	—	8,507
Net loss on sale of forward swaps	—	—	—	—	(6,084)	—	(6,084)

Total comprehensive income	—	—	—	25,843	23,776	—	49,619
Issuance of common stock	—	—	53	—	—	—	53
Repurchase of common stock	—	—	(1,734)	—	—	—	(1,734)
Share-based grants (including income tax benefits)	—	—	4,753	—	—	—	4,753
Dividends paid	—	—	—	(112)	—	—	(112)
Paid-in-kind dividends on preferred stock	—	—	2,529	(2,529)	—	—	—

Balance, June 30, 2009	$3	$28	$183,442	$255,255	$24,554	$8,921	$472,203

Balance, January 1, 2010	$3	$31	$253,729	$280,085	$20,063	$—	$553,911
Comprehensive income:
Net income	—	—	—	119,956	—	—	119,956
Net unrealized loss on available for sale securities	—	—	—	—	(16,146)	—	(16,146)
Fair market value of interest rate swaps	—	—	—	—	(17,022)	—	(17,022)
Net loss on sale of forward swaps	—	—	—	—	(611)	—	(611)
Noncredit portion of OTTI losses	—	—	—	—	710	—	710
Accretion of OTTI losses	—	—	—	—	25	—	25

Total comprehensive income (loss)	—	—	—	119,956	(33,044)	—	86,912
Issuance of common stock	—	19	291,717	—	—	—	291,736
Repurchase of common stock	—	—	(508)	—	—	—	(508)
Share-based grants (including income tax benefits)	—	—	2,497	—	—	—	2,497
Dividends paid	—	—	—	(113)	—	—	(113)
Paid-in-kind dividends on preferred stock	—	—	2,631	(2,631)	—	—	—

Balance, June 30, 2010	$3	$50	$550,066	$397,297	$(12,981)	$—	$934,435

See notes to condensed consolidated financial statements.

EverBank Financial Corp and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Six Months Ended June 30, 2010 and 2009
(Dollars in thousands, except per share data)

	June 30,	June 30,
	2010	2009

Operating Activities:
Net income	$119,956	$25,843
Less: Net loss from discontinued operations	—	(156)

Net income from continuing operations:	119,956	25,999
Adjustments to reconcile net income to net cash used in operating activities:
Accretion of premiums and discounts on investments, net	(40,309)	(30,403)
Depreciation and amortization of premises and equipment and intangible assets	5,133	4,543
Amortization of gain on sale on interest rate swaps	2,566	2,031
Amortization of mortgage servicing rights	41,698	33,100
Impairment of mortgage servicing rights	4,100	—
Deferred income taxes	18,135	(15)
Provision for loan and lease losses	41,655	63,136
Gain on sale of investments	(20,355)	(8,955)
Bargain purchase gain	(41,407)	—
Loss on extinguishment of debt	10,154	—
Proceeds from sale and maturities of trading securities	—	233,401
Share-based compensation expense	2,497	4,753
Other operating activities	1,975	6
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Loans held for sale, including proceeds from sales and repayments	(98,532)	55,522
Other assets	166,645	1,402
Accounts payable and accrued liabilities	21,521	18,147

Net cash provided by continuing operating activities	235,432	402,667
Cash used in discontinued operations	—	(648)

Net cash provided by operating activities	235,432	402,019
Investing Activities:
Purchase of available for sale securities	(1,861,556)	(685,515)
Proceeds from sale of available for sale securities	838,438	53,415
Proceeds from maturities of available for sale securities	267,572	100,947
Purchases of other investments	(20,236)	(65,675)
Proceeds from sale of other investments	—	36,630
Decrease in loans held for investment, net of discount or premium, amortization and principal repayments	86,614	20,637
Cash acquired in acquisition of Tygris Commercial Finance Group	69,480	—
Cash acquired in acquisition of Bank of Florida	147,702	—
Payments related to the sale of discontinued operations	—	(2,132)
Purchases of equipment under operating leases	(709)	—
Proceeds from the sale of mortgage servicing rights	1,499	—
Purchases of mortgage servicing rights	(121,096)	(63,326)
Other investing activities	(5,693)	(7,720)

Net cash used in investing activities	(597,985)	(612,739)

(Continued)

EverBank Financial Corp and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Six Months Ended June 30, 2010 and 2009
(Dollars in thousands, except per share data)

	June 30,	June 30,
	2010	2009

Financing Activities:
Net increase in nonmaturity deposits	$922,988	$732,362
Net increase in time deposits	547,108	20,369
Net decrease in repurchase agreements	(2,187)	(3,070)
Net change in short-term Federal Home Loan Bank (FHLB) advances	(62,000)	(173,000)
Proceeds from long-term FHLB advances	39,000	180,000
Repayments of long-term FHLB advances	(165,930)	(373,500)
Extinguishment of debt	(391,589)	—
Issuance of common stock and Series B Preferred Stock	224	53
Repurchase of common stock	(508)	(1,734)
Payments for settlement of forward interest rate swaps	(3,816)	(11,868)
Dividends paid	(113)	(112)

Net cash provided by financing activities	883,177	369,500

Net Increase in Cash and Cash Equivalents	520,624	158,780
Cash and Cash Equivalents
Beginning of period	23,273	62,921

End of period	$543,897	$221,701

Supplemental Disclosures of Cash Flow Information:
Cash paid for:
Interest	$68,471	$93,479
Income taxes	25,638	22,414
Supplemental Schedules of Noncash Investing Activities:
Accrued liabilities related to purchase of mortgage servicing rights	$10,452	$49,347
Loans transferred to other real estate owned	46,500	13,731
Loans transferred to foreclosure receivables	64,921	16,643
Additions of originated mortgage servicing assets for loans sold	22,477	48,759
Loans transferred from held for investment to held for sale	24,177	—
Loans transferred from held for sale to held for investment	320,266	—
Supplemental Schedules of Noncash Financing Activities:
Issuance of stock for acquisition	$291,511	—

(Concluded)

See notes to condensed consolidated financial statements.

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)
(Dollars in thousands, except per share amounts)

1.	Organization and Basis of Presentation

a) Organization — EverBank Financial Corp (the Company) is a thrift holding company with one direct subsidiary, EverBank (EB). EB is a federally chartered thrift institution with its home office located in Jacksonville, Florida. EB operates 14 financial centers in Florida. Its internet direct banking services are offered nationwide. EB (a) accepts deposits from the general public; (b) originates, purchases, services, sells, and provides reinsurance for residential real estate mortgage loans; (c) originates, services, and sells commercial real estate loans; (d) originates consumer, home equity, and commercial loans; and (e) offers full-service securities brokerage services.

EB’s subsidiaries are:

•	AMC Acquisition, Inc., the parent of EverHome Mortgage Company,

•	AMC Holding, Inc., the parent of CustomerOne Financial Network, Inc.,

•	Tygris Commercial Finance Group (TCFG), and

•	EB Reinsurance Holding, Inc.

EB also owned 51% of Priceline Mortgage Company, LLC (PMC), a joint venture with priceline.com, Inc., prior to its dissolution in July 2009.

b) Basis of Presentation — The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the instructions to Form S-1 and Article 10 of Regulation S-X. Accordingly, they do not include all information or footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. These interim financial statements should be read in conjunction with the audited financial statements as of and for the year ended December 31, 2009, and note disclosures for the Company (the 2009 annual financial statements) which are included in the Company’s registration statement on Form S-1 for the years ended December 31, 2009, 2008, and 2007.

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. In management’s opinion, all adjustments (which include normal recurring adjustments) necessary to present fairly the financial position, results of operations, and changes in cash flows have been made. The results of operations for acquired companies are included from the dates of acquisition.

Accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Material estimates that are susceptible to significant change in the near term are the allowance for loan and lease losses, valuation of loans covered by loss sharing arrangements with the Federal Deposit Insurance Corporation (FDIC) and the related clawback liability, valuation of goodwill and intangible assets, other purchase accounting adjustments, fair value of financial instruments, accounting for loans acquired with evidence of credit deterioration, derivative instruments, and share-based compensation.

The Company has performed an evaluation of subsequent events through October 7, 2010, the date the financial statements were available to be issued.

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

c) Updates to Significant Accounting Policies:

Acquisition Activities — Acquisitions are accounted for under the purchase method of accounting. Purchased assets and assumed liabilities are recorded at fair value at their respective acquisition dates and identifiable intangible assets are recorded at fair value. If the fair value of net assets purchased exceeds the fair value of consideration paid, a bargain purchase gain is recognized. If the consideration given exceeds the fair value of the net assets received, goodwill is recognized. Fair values are subject to refinement for up to one year after the closing date of an acquisition as information relative to closing date fair values becomes available.

Purchased loans acquired in a business combination are recorded at estimated fair value on their purchase date which prohibit the carryover of the related allowance for loan and lease losses. When the loans have evidence of credit deterioration since origination and it is probable at the date of acquisition that the Company will not collect all contractually required principal and interest payments, the difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is referred to as the non-accretable difference. The Company must estimate expected cash flows at each reporting date. Subsequent decreases to the expected cash flows will generally result in a provision for loan and lease losses. Subsequent increases in cash flows result in a reversal of the provision for loan and lease losses to the extent of prior charges and an adjustment to accretable yield which will have a positive impact on interest income.

All identifiable intangible assets that are acquired in a business combination are recognized at fair value on the acquisition date. Identifiable intangible assets are recognized separately if they arise from contractual or other legal rights or if they are separable (i.e., capable of being sold, transferred, licensed, rented, or exchanged separately from the entity). Deposit liabilities and the related depositor relationship intangible assets may be exchanged in observable exchange transactions. As a result, the depositor relationship intangible asset is considered identifiable, because the separability criterion has been met.

Indemnification assets are recognized when the seller contractually indemnifies, in whole or in part, the buyer for a particular uncertainty. The recognition and measurement of an indemnification asset is based on the related indemnified item. That is, the acquirer should recognize an indemnification asset at the same time that it recognizes the indemnified item, measured on the same basis as the indemnified item, subject to collectibility or contractual limitations on the indemnified amount. If the indemnification asset meets the definition of a derivative, changes in the fair value are recognized in earnings.

Leases Held for Investment — Lease financing receivables are recorded as the sum of the future minimum lease payments, initial deferred costs and estimated residual values less unearned income. Income is recognized by a method which produces a constant periodic rate of return on the outstanding investment in the lease. Direct fees and costs, net, associated with the origination of leases, are deferred and included in lease financing receivables. The net deferred fees or costs are recognized as an adjustment to interest income over the contractual life of the lease. The Company accretes any discount recorded on purchased leases into income as a yield adjustment over the contractual life of the lease.

Variable Interest Entities — The Company is required to evaluate whether to consolidate a variable interest entity (VIE) when it first becomes involved and on an ongoing basis. In almost all cases, a qualitative analysis of its involvement in the entity provides sufficient evidence to determine whether the Company is the primary beneficiary.

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

The Company consolidates VIEs in which it is the primary beneficiary and holds a controlling financial interest. This is evidenced by the power to direct the activities of a VIE that most significantly impact its economic performance and the obligation to absorb losses of, or the right to receive benefits from, the VIE that could be potentially significant to the VIE. The Company takes into account all of its involvement in a VIE in identifying (explicit or implicit) variable interests that individually or in the aggregate could be significant enough to warrant the designation as the primary beneficiary. This would require the Company to consolidate the VIE or otherwise require the Company to make appropriate disclosures. See Note 19 for additional information.

2.	Recent Accounting Pronouncements

Pronouncements effective in current year:

Business Combinations — In December 2007, the FASB issued guidance on accounting for business combinations that requires, with limited exceptions, the acquirer in a business combination to recognize 100% of the assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition-date fair value. The guidance requires acquisition-related transaction and restructuring costs to be expensed when incurred. If fair value can be determined during the measurement period, it requires that certain contingent assets and liabilities acquired, as well as contingent consideration, be recognized at fair value. Additionally, it modifies the accounting for certain acquired income tax assets and liabilities. The guidance, which is part of ASC 805-10, Business Combinations, was effective for new acquisitions consummated on or after January 1, 2009. The consolidated financial statements included herein reflect the impact of this new guidance as it relates to the acquisition of TCFG and of the purchase and assumption arrangement with the FDIC, as receiver of Bank of Florida — Southwest, Bank of Florida — Southeast, and Bank of Florida — Tampa Bay (collectively, Bank of Florida) on February 5, 2010 and May 28, 2010, respectively. See Note 3, Acquisition Activities, for discussion.

Disclosures about the Fair Value of Financial Instruments — In January 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2010-06, Improving Disclosures about Fair Value Measurements. ASU 2010-06 requires additional disclosures about fair value measurements including transfers in and out of Levels 1 and 2 and a higher level of disaggregation for the different types of financial instruments. For the reconciliation of Level 3 fair value measurements, information about purchases, sales, issuances and settlements are presented separately. This standard is effective for interim and annual reporting periods beginning after December 15, 2009, with the exception of revised Level 3 disclosure requirements which are effective for interim and annual reporting periods beginning after December 15, 2010. Comparative disclosures are not required in the year of adoption. The Company adopted the provisions of the standard on January 1, 2010, which resulted in additional disclosures to the consolidated financial statements.

In March 2010, the FASB issued ASU No. 2010-11, Derivatives and Hedging - Scope Exception Related to Embedded Credit Derivatives. ASU 2010-11 clarifies that the only form of an embedded credit derivative that is exempt from embedded derivative bifurcation requirements are those that relate to the subordination of one financial instrument to another. As a result, entities that have contracts containing an embedded credit derivative feature in a form other than such subordination may need to separately account for the embedded credit derivative feature. The provisions of ASU 2010-11 will be effective for the Company on July 1, 2010, and are not expected to have a significant impact in the consolidated financial statements.

In July 2010, the FASB issued ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. ASU 2010-20 requires additional information about

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

credit risk exposure for financing receivables and the related allowance for loan losses including an allowance rollforward on a portfolio segment basis, the recorded investment in financing receivables on a portfolio segment basis, the non-accrual status of financing receivables by class, impaired financing receivables by class, aging of past due receivables by class, credit quality indicators by class, troubled debt restructurings information by class, and significant purchases and sales of financing receivables. ASU 2010-20 defines portfolio segment as the level at which an entity develops and documents a systematic method for determining its allowance for loan losses. Classes of financing receivables generally are a disaggregation of portfolio segments. The required disclosures will be effective for the Company on December 31, 2010, and will be included in the Company’s 2010 Annual Report on Form 10-K. Adoption of this standard is not expected to have a material impact in the consolidated financial statements.

Accounting for Transfers of Financial Assets — In June 2009, the FASB issued guidance which is now part of ASC 860, Transfers and Servicing, and amends the criteria to meet sale accounting for transfers of financial assets. This guidance eliminates the concept of a qualifying special purpose entity, provides clarification of whether a transferor has surrendered control over transferred financial assets, limits the circumstances in which a transferor should derecognize financial assets when the entire financial asset has not been transferred, and requires that the transferor recognize all assets obtained and liabilities incurred at fair value. The guidance was effective beginning January 1, 2010. Adoption of this standard did not have a material impact on the consolidated financial statements.

Adjustments to Accounting for Variable Interest Entities — In June 2009, the FASB issued guidance which is now part of ASC 810, Consolidation, relating to the consolidation of variable interest entities. The Company adopted this guidance effective January 1, 2010, and no additional consolidation was necessary. See Note 19 for additional information.

Accounting for Loans with Evidence of Credit Deterioration at Acquisition — In April 2010, the FASB issued guidance which is now part of ASC 310, Receivables, which amends the accounting guidance related to loans that are accounted for within a pool under ASC 310-30, Accounting for Certain Loans or Debt Securities Acquired with Evidence of Credit Deterioration. The new guidance clarifies that modifications of such loans do not result in the removal of those loans from the pool even if the modification of those loans would otherwise be considered a troubled debt restructuring (TDR). The amended guidance continues to require that an entity consider whether the pool of assets in which the loan is included is impaired if expected cash flows for the pool change. No additional disclosures are required as a result of the new guidance. The guidance is effective for modifications of loans accounted for within pools under ASC 310-30 occurring in the first interim or annual period ending on or after July 15, 2010, with early adoption permitted. The Company’s accounting for loans within pools is consistent with the related guidance.

3.	Acquisition Activities

Acquisition of Tygris Commercial Finance Group — On February 5, 2010, the Company acquired 100% of the outstanding common shares of TCFG. The acquisition resulted in a bargain purchase gain of $41,407 recorded in other noninterest income as the amount by which the fair value of the net assets acquired exceeds the net fair value of consideration paid.

Information regarding the acquisition on February 5, 2010, is as follows:

Consideration
Equity instruments (1,857,591 common shares of the Company)	$291,511

Fair value of total consideration transferred	$291,511

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

The fair value of the Company’s common shares issued as consideration was determined using the market approach, which estimates fair value by comparing the asset being appraised to comparable assets that have recently been sold in arm’s-length transactions. The value is then adjusted for any significant differences, to the extent known, between the comparable assets and the asset being valued. The fair value of the Company’s stock was based upon comparable valuation multiples of a peer group of publicly-traded financial institutions as of February 4, 2010, adjusted to include a liquidity discount reflecting the illiquidity of the stock of a non-public entity.

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash	$69,480
Lease financing receivables	538,137
Equipment under operating leases	10,692
Intangible assets	6,259
Indemnification asset	30,766
Deferred tax assets, net	86,545
Premises and equipment, net	2,166
Other assets	6,816

Total Assets Acquired	750,861

Accounts payable and accrued expenses	33,544
Interest rate derivatives	12,079
Revolving and term secured borrowings	372,320

Total Liabilities Assumed	417,943

Total Identifiable Net Assets	$332,918

Acquisition-related costs (included in general and administrative expenses in the consolidated statement of income for the period ended June 30, 2010)	$9,500

The Company is still evaluating the expected realization of TCFG’s net operating loss carry-forwards related to federal and state income taxes. The Company expects to substantially complete this assessment during the third quarter of 2010 and may adjust the amounts recorded to reflect any revised evaluations.

Pursuant to the terms of the acquisition agreement, an escrow account of $141,628 was established by TCFG shareholders, comprised of $91,628 of the Company’s common shares and cash of $50,000. The escrow was established to compensate the Company for higher than projected net losses on the acquired loans and leases for a period of five years from the acquisition date. The Company will be reimbursed from escrow if the aggregate annual amount of losses exceeds 2% of the average purchased portfolio and $44,526 in the first year, up to a maximum of $141,628.

Escrowed shares not used to reimburse indemnification claims are released on an annual basis if the value of such shares exceeds 17.5% of the average purchased net loans and leases until the termination of the escrow at the fifth anniversary of the closing date. Escrowed cash remains in escrow until the end of five years.

An indemnification asset representing the fair value of the shares expected to be released from escrow was recorded in other assets in the consolidated balance sheet. The indemnification asset meets the definition of a derivative, as shares released either back to the Company or to former TCFG shareholders are based upon a determined amount of losses in exchange for an escrowed share of the Company’s stock. Any changes in the fair value of the Company’s stock or changes resulting from

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

either increases or decreases in expected cash flows will impact earnings and the related indemnification asset.

TCFG’s actual net interest income, noninterest income and net income included in the Company’s consolidated statement of income from February 5, 2010 through June 30, 2010, were $60,557, $8,608, and $24,155, respectively.

Pro Forma Results

The unaudited pro forma consolidated combined statements of income include the effect of the accretion of purchase accounting fair value adjustments based on asset and liability valuations as of the acquisition date. The unaudited pro forma consolidated combined statements of income also include adjustments related to provision for loan and lease losses and the bargain purchase gain recorded as a result of the transaction. Selected unaudited pro forma results of operations for the six month periods ended June 30, 2010 and 2009 assuming the TCFG acquisition had occurred as of January 1 is below:

	June 30,	June 30,
	2010	2009

Net interest income after provision for loan and lease losses	$246,256	$146,436
Noninterest income	135,358	124,734
Net income from continuing operations	116,296	54,905
Net income from continuing operations attributable to common shareholders	91,309	41,650
Pro forma earnings per common share from continuing operations, basic	18.35	9.05
Pro forma earnings per common share from continuing operations, diluted	17.89	8.90

Acquisition of Bank of Florida Banking Operations — On May 28, 2010, EB entered into purchase and assumption agreements with the FDIC, as receiver, to assume certain assets and liabilities of Bank of Florida, three affiliated full-service commercial banks headquartered in Naples, Florida.

The FDIC also granted EB an option to purchase, at appraised values, the premises, furniture, fixtures, and equipment of Bank of Florida and assume the leases associated with these offices. As of June 30, 2010, EB had not yet exercised the option to purchase the assets or accept assignment of the leases. Neither the purchase of the assets nor the assignment of the leases is expected to have a material effect on the Company’s net asset position or results of operations.

The acquired loans and other real estate owned (OREO) are covered by loss share agreements between EB and the FDIC. Under the agreements, the FDIC will reimburse EB for 80% of net losses in excess of $385,645 on the disposition of loans and OREO. The term for loss sharing on single-family residential real estate loans is ten years, while the term for loss sharing on all other loans is five years. The reimbursable losses from the FDIC are based on the book value of the relevant loans as determined by the FDIC at the date of the transaction. New loans made after that date are not covered by the provisions of the loss share agreements. An indemnification asset related to this acquisition was not recorded as of June 30, 2010.

Subsequent to the acquisition, the adequacy of the allowance for loan losses for loans acquired in the transaction is determined with consideration given to the amounts recoverable through the loss share agreements. The provision for loan losses represents expected losses in excess of losses

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

inherent in the portfolio at acquisition. Within 45 days of the end of the loss sharing agreements between EB and the FDIC, EB may be required to rebate a portion of the cash received from the FDIC at acquisition in the event that losses do not reach a specified threshold, based on the initial discount received less cumulative servicing amounts for the covered assets acquired. This liability was recorded at the acquisition date at its estimated fair value of $37,592.

The acquired assets and assumed liabilities are presented in the following table at fair value. Cash acquired from the FDIC is included in other assets.

Assets Acquired
Cash and cash equivalents	$147,702
Investment securities	162,275
Loans, net (covered assets)	888,760
OREO (covered assets)	22,132
Core deposit intangible assets	3,200
Other assets	155,797
Deferred tax assets, net	5,927
Goodwill	9,837

Total Assets Acquired	$1,395,630

Liabilities Assumed
Noninterest-bearing deposits	$104,088
Interest-bearing deposits	1,102,748
Borrowings	149,240
Other liabilities	39,554

Total Liabilities Assumed	$1,395,630

The Company has omitted unaudited pro forma information, as historical financial statements for Bank of Florida are not reasonably available.

Goodwill of $9,837 was recorded based on the fair value of liabilities assumed over the fair value of assets acquired. No goodwill is deductible for federal income tax purposes.

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

4.	Investment Securities

The amortized cost and fair values of investment securities with gross unrealized gains and losses were as follows as of June 30, 2010 and December 31, 2009:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair	Carrying
	Cost	Gains	Losses	Value	Amount

June 30, 2010
Available for sale:
Residential collateralized mortgage obligation (CMO) securities — agency	$170	$12	$—	$182	$182
Residential CMO securities — nonagency	2,464,192	43,280	18,939	2,488,533	2,488,533
Residential mortgage-backed securities (MBS) — agency	641	37	—	678	678
Asset-backed securities	10,655	—	1,710	8,945	8,945
Equity securities	77	57	—	134	134

	2,475,735	43,386	20,649	2,498,472	2,498,472
Held to maturity:
Residential MBS — agency	21,874	973	—	22,847	21,874
Residential CMO securities — agency	7,069	283	—	7,352	7,069
Corporate securities	5,160	—	1,496	3,664	5,160

	34,103	1,256	1,496	33,863	34,103

	$2,509,838	$44,642	$22,145	$2,532,335	$2,532,575

December 31, 2009
Available for sale:
Residential CMO securities — agency	$4,763	$46	$—	$4,809	$4,809
Residential CMO securities — nonagency	1,482,522	58,794	8,673	1,532,643	1,532,643
Residential MBS — agency	838	45	—	883	883
Asset-backed securities	10,665	—	2,730	7,935	7,935
Equity securities	77	80	—	157	157

	1,498,865	58,965	11,403	1,546,427	1,546,427
Held to maturity:
Residential MBS — agency	20,215	334	—	20,549	20,215
Residential CMO securities — agency	7,378	85	—	7,463	7,378
Corporate securities	5,747	—	1,430	4,317	5,747

	33,340	419	1,430	32,329	33,340

	$1,532,205	$59,384	$12,833	$1,578,756	$1,579,767

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

The amortized cost and fair value of debt securities at June 30, 2010, by contractual maturities are shown below. Actual maturities may differ from contractual maturities because the issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	At June 30, 2010
	Due	After 1	After 5
	Within	but Within	but Within	After
	1 Year	5 Years	10 Years	10 Years	Total	Yield

Investments available for sale:
Residential CMO securities — agency
Amortized cost	$—	$—	$—	$170	$170	6.36%
Fair value	—	—	—	182	182
Residential CMO securities — nonagency
Amortized cost	—	18,138	195,295	2,250,759	2,464,192	5.75
Fair value	—	18,244	193,548	2,276,741	2,488,533
Residential MBS — agency
Amortized cost	2	355	32	252	641	5.45
Fair value	2	373	33	270	678
Asset-backed securities
Amortized cost	—	—	—	10,655	10,655	1.31
Fair value	—	—	—	8,945	8,945
Investments held to maturity:
Residential CMO securities — agency
Amortized cost	—	—	—	7,069	7,069	5.84
Fair value	—	—	—	7,352	7,352
Residential MBS — agency
Amortized cost	—	—	—	21,874	21,874	4.77
Fair value	—	—	—	22,847	22,847
Corporate securities
Amortized cost	—	—	—	5,160	5,160	3.70
Fair value	—	—	—	3,664	3,664

For the six months ended June 30, 2010 and 2009, gross gains of $23,516 and $7,443, respectively, and gross losses of $3,161 and $0, respectively, were realized on available for sale investments. The cost of investments sold is calculated using the identified certificate method.

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

The gross unrealized losses and fair value of the Company’s investments with unrealized losses, aggregated by investment category and the length of time individual securities have been in a continuous unrealized loss position, at June 30, 2010 and December 31, 2009, are as follows:

	Less Than		12 Months		Other-Than-
	12 Months		or Greater		Temporarily Impaired		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Realized	Fair	Unrealized	Realized
	Value	Losses	Value	Losses	Value	Losses	Value	Losses	Losses

June 30, 2010
Debt securities:
Residential CMO securities — nonagency	$536,651	$18,939	$10	$—	$—	$39	$536,661	$18,939	$39
Asset-backed securities	—	—	8,945	1,710	—	—	8,945	1,710	—
MBS — agency	5	—	—	—	—	—	5	—	—
Corporate securities	—	—	3,664	1,496	175	1,738	3,839	1,496	1,738

	$536,656	$18,939	$12,619	$3,206	$175	$1,777	$549,450	$22,145	$1,777

December 31, 2009
Debt securities:
Residential CMO securities - nonagency	$418,232	$8,672	$10	$1	$—	$—	$418,242	$8,673	$—
Asset-backed securities	137	18	7,798	2,712	—	—	7,935	2,730	—
Corporate securities	—	—	4,317	1,430	—	1,577	4,317	1,430	1,577

Total debt securities	$418,369	$8,690	$12,125	$4,143	$—	$1,577	$430,494	$12,833	$1,577

The Company had unrealized losses at June 30, 2010 and December 31, 2009, on nonagency residential CMO investments, asset-backed securities and corporate securities. These unrealized losses are primarily attributable to increased illiquidity and volatility in the market. Based on the nature and lack of severity of impairment, these unrealized losses are considered temporary. The Company does not intend to sell nor is it more likely than not that it will be required to sell these investments before their anticipated recovery. The Company had 36 and 31 investment positions in an unrealized loss position as of June 30, 2010 and December 31, 2009, respectively.

Information regarding impairment related to credit loss recognized in other noninterest income and impairment related to all other factors recognized in Accumulated Other Comprehensive Income (AOCI) for the six months ended June 30, 2010 is as follows:

		Impairment
	Impairment	Related to
	Related to	All Other	Total
	Credit Loss	Factors	Impairment

Debt securities:
Balance, beginning of period	$1,577	$1,661	$3,238
Additional charges on securities for which OTTI was previously recognized	1,777	(1,151)	626

Balance, end of period	$3,354	$510	$3,864

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

During the six months ended June 30, 2010 and 2009, respectively, interest and dividend income on investment securities was comprised of the following:

	June 30,	June 30,
	2010	2009

Interest income on available for sale securities	$92,952	$47,522
Interest income on held to maturity securities	767	172
Dividend income on FHLB stock	242	—
Interest income on other investment securities	9	15
Interest income on trading account securities	—	425

	$93,970	$48,134

All interest income recognized by the Company during the six months ended June 30, 2010 and 2009 is taxable.

At June 30, 2010 and December 31, 2009, MBS, which include collateralized mortgage-backed securities, totaled $2,493,945 and $1,515,716, respectively, and comprised 99.7% and 99.5%, respectively, of the Company’s debt securities. Of these mortgage-backed securities, approximately 99.6% and 96.3% were rated BBB or better as of June 30, 2010 and December 31, 2009, respectively. Other-than-temporary credit-related impairments of $1,777 and $0 were recorded in earnings for the six months ended June 30, 2010 and June 30, 2009, respectively.

5.	Loans Held for Sale

Loans held for sale at June 30, 2010 and December 31, 2009, consist of the following:

	June 30,	December 31,
	2010	2009

Residential mortgages	$1,011,782	$1,261,024
Commercial and commercial real estate	17,323	21,939

	$1,029,105	$1,282,963

The Company sells loans to various financial institutions, government agencies, government-sponsored enterprises, and individual investors. Currently the Company sells a concentration of loans to government-sponsored entities. The Company does not originate, acquire or sell subprime mortgage loans.

The Company securitizes a portion of its residential mortgage loan originations through government agencies. The following is a summary of cash flows between the Company and the agencies for securitized loans for the six months ended June 30, 2010 and 2009:

	June 30,	June 30,
	2010	2009

Net fees paid to agencies	$13,260	$13,862
Servicing fees collected	1,468	1,279
Repurchased loans	1,028	—

There were no unsold securitized loans on hand at June 30, 2010 and December 31, 2009.

During the six months ended June 30, 2010, the Company transferred $320,266 from loans held for sale to held for investment. These loans were purchased out of GNMA pool securities in the

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

normal course of business in 2009. The loans were initially classified as held for sale. As the Company determined its intent and ability to hold the loans for the foreseeable future, the loans were transferred to held for investment at the lower of cost or fair value.

6.	Loans and Leases Held for Investment, Net

Loans and leases held for investment were comprised of the following:

	June 30,	December 31,
	2010	2009

Residential mortgages	$3,643,384	$3,322,582
Commercial and commercial real estate	1,611,861	711,119
Lease financing receivables	700,022	—
Home equity lines	253,469	227,106
Consumer and credit card	18,446	5,781

	6,227,182	4,266,588
Net deferred loan origination costs	8,333	7,576
Net purchased loan and lease discounts	(566,479)	(108,289)
Allowance for loan and lease losses	(88,865)	(93,178)

	$5,580,171	$4,072,697

Concentration of Credit Risk — The highest concentration percentages by state for the Company’s loan portfolio and the corresponding states’ percentages of the United States (U.S.) population at June 30, 2010 are as follows:

				Commercial and commercial
	Residential Mortgages			Real Estate
	% of	% of		% of	% of
	Loan Portfolio	U.S. Population		Loan Portfolio	U.S. Population

Florida	14%	6%	Florida	87%	6%
California	12	12	California	2	12
Georgia	8	3	Texas	2	8
Texas	7	8	North Carolina	1	3
NY	7	6	Washington	1	2

The Company originates residential and commercial mortgages and credit card loans nationwide and other consumer loans in Florida. Although the Company’s loan portfolio is diversified, a significant portion of the portfolio is collateralized by real estate. The Company’s lending policy requires real estate loan collateral based upon several factors, including certain loan-to-appraised-value ratios and borrower credit history.

As of June 30, 2010 and December 31, 2009, the Company did not have a material amount of negative amortizing loans, high loan-to-value ratio loans, or teaser rate loans. The principal balance of interest-only loans was $2,699,609 and $1,834,672 at June 30, 2010 and December 31, 2009, respectively.

Loans Acquired with Evidence of Credit Deterioration — Fair value estimates for acquired loans include the amount and timing of undiscounted expected principal, interest and other cash flows. At the acquisition date, the Company estimated the fair value of the acquired loan portfolio by segregating the portfolio into pools with similar risk characteristics. From these pools, the Company

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

used certain loan information, including outstanding principal balance, probability of default and estimated loss given default to estimate the expected cash flow for each loan pool.

There were no loans acquired with evidence of credit deterioration during the year ended December 31, 2009. Details of loans acquired with evidence of credit deterioration during the six months ended June 30, 2010 are as follows:

	Bank of
	Florida	TCFG	Total

Contractual payments receivable for acquired loans at acquisition	$1,310,686	$122,308	$1,432,994
Expected cash flows for acquired loans at acquisition	996,292	44,918	1,041,210
Basis in acquired loans at acquisition	807,014	38,794	845,808

Information pertaining to the Company’s portfolio of loans with evidence of credit deterioration as of June 30, 2010 and December 31, 2009 is as follows for each acquisition:

			Other
	Bank		Acquired
June 30, 2010	of Florida	TCFG	Loans	Total

Carrying value	$798,932	24,187	$406,388	$1,229,507
Outstanding unpaid principal balance	1,019,777	86,044	415,628	1,521,449
Outstanding balance related to nonaccrual impaired loans	—	—	1,102	1,102
Outstanding balance related to nonaccrual impaired loans for which there is a related allowance	—	—	1,102	1,102
Allowance for loan and lease losses, beginning of period (January 1)	—	—	1,533	1,533
Allowance for loan and lease losses, end of period	—	—	1,533	1,533

Other
Acquired
December 31, 2009	Loans

Carrying value	$433,238
Outstanding unpaid principal balance	444,527
Outstanding balance related to nonaccrual impaired loans	643
Outstanding balance related to nonaccrual impaired loans for which there is a related allowance	643
Allowance for loan and lease losses, beginning of period (January 1)	1,025
Allowance for loan and lease losses, end of period	1,533

No provision for loan and lease losses for loans acquired with evidence of credit deterioration was recorded by the Company during the six months ended June 30, 2010, and 2009, respectively.

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

The following is a summary of the accretable yield activity for loans acquired with evidence of credit deterioration during the six months ended June 30, 2010 and 2009:

	Six Months Ended June 30,
	2010	2009

Balance, beginning of period	$49,976	$73,660
Additions	189,278	—
Accretion	(12,060)	(11,842)

Balance, end of period	$227,194	$61,818

Impaired Loans — The following table presents information about our impaired loans:

	June 30,	December 31,
	2010	2009

Total investment in impaired loans with a specific allowance	$81,783	$133,312
Total investment in impaired loans with no specific allowance	44,146	44,098
Average balance of impaired loans outstanding during the year	146,807	135,314
Valuation allowance related to impaired loans	15,982	29,177
Cash received for interest on impaired loans	1,561	5,058

Interest income recognized on impaired loans was $2,660 and $3,628 for the six months ended June 30, 2010 and 2009, respectively. Impaired loans include loans on which interest accrual was suspended. The Company continued to collect payments on certain impaired loan balances on which earnings were suspended.

At June 30, 2010 and December 31, 2009, TDRs totaled $228,739 and $144,239, respectively. Of the TDRs, $124,985 and $102,241 were on accrual status as of June 30, 2010 and December 31, 2009, respectively. An impairment allowance of $6,327 and $6,253 relating to these loans is included in the allowance for loan and lease losses as of June 30, 2010 and December 31, 2009, respectively.

Non-accrual Loans — Nonaccrual loans totaled approximately $375,682 and $188,479 at June 30, 2010 and December 31, 2009, respectively. The effects of carrying nonaccrual loans resulted in a reduction of interest income of approximately $11,477 and $6,189 during the six months ended June 30, 2010, and 2009, respectively.

Lease Financing Receivables — Lease financing receivables are collateralized by a secured interest in the equipment and, in certain circumstances, additional collateral and/or guarantees. As of June 30, 2010, the components of net lease financing receivables are as follows:

Lease financing receivables	$760,151
Residuals	52,820
Unearned income	(112,949)

Lease financing receivables, net of unearned income	700,022
Net deferred lease origination costs	1,500
Purchased lease discounts	(221,487)

Lease financing receivables, net	$480,035

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

As part of the acquisition of lease financing receivables, we recognized a discount on lease financing receivables attributable in part to credit quality. We have adopted an accounting policy of recognizing discount accretion based on the expected cash flows of the acquired lease financing receivables. This policy results in recognition of the difference between the initial recorded investment and the expected cash flows using the effective interest method.

Covered Loans and Leases — Covered loans and leases are acquired and recorded at fair value in accordance with the fair value methodology prescribed in ASC 820, exclusive of the shared-loss agreements with the FDIC and the indemnification agreement with former shareholders of TCFG. All loans acquired through the loss share agreement with the FDIC and all loans and leases acquired in the purchase of TCFG are considered covered during the applicable indemnification period. On a quarterly basis, the Company will update the estimated cash flows expected to be collected on individual loans or on pools of loans and leases sharing common risk characteristics.

The following is a summary of the major categories of covered loans and leases outstanding:

Covered Loans and Leases	Bank of Florida	TCFG

Residential mortgages	$73,013	$—
Commercial and commercial real estate	782,836	—
Lease financing receivables	—	440,598
Home equity loans	23,036	—
Consumer and credit card	9,241	—

Total covered loans and leases	$888,126	$440,598

7.	Allowance for Loan and Lease Losses

Changes in the allowance for loan and lease losses for the six months ended June 30, 2010 and 2009, were as follows:

	Six Months Ended
	June 30,
	2010	2009

Balance, beginning of period	$93,178	$32,653
Provision for loan and lease losses	41,655	63,136
Charge-offs	(46,300)	(6,030)
Recoveries	332	226

Balance, end of period	$88,865	$89,985

8.	Servicing Activities and Mortgage Servicing Rights

At June 30, 2010 and December 31, 2009, the Company’s mortgage servicing portfolio totaled $58,911,514 and $51,291,000, respectively, including residential mortgage loans held for sale. This portfolio includes loans serviced by the Company but owned by third parties. At June 30, 2010 and December 31, 2009, the Company was subservicing approximately $2,938,000 and $3,030,000, respectively. For the six months ended June 30, 2010 and 2009, the Company recognized subservicing revenue of $1,304 and $1,320, respectively.

In connection with the servicing of the above loans, the Company maintains escrow funds for taxes and insurance in the name of investors, as well as collections in transit to investors. These escrow funds are segregated and held in separate bank accounts at EB or other financial institutions. Escrow funds held at the Company and included as noninterest-bearing deposits in the accompanying

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

consolidated balance sheets are $490,858 and $361,878 at June 30, 2010 and December 31, 2009, respectively. Escrow funds deposited at other financial institutions and not included in the accompanying consolidated balance sheets are $10,003 and $202,034 at June 30, 2010 and December 31, 2009, respectively.

At June 30, 2010 and December 31, 2009, the Company had insurance coverage for errors and omissions in the amount of $20,000, and fidelity bond insurance of $66,000 and $51,000, respectively, related to these servicing activities.

The Company also holds mortgage servicing rights. A summary of MSR activities for the six months ended June 30, 2010 and 2009 is as follows:

	June 30,	June 30,
	2010	2009

Balance, beginning of period	$503,646	$355,970
Acquired servicing rights	94,267	63,326
Originated servicing rights capitalized upon sale of loans	22,477	48,759
Amortization	(41,698)	(33,100)
Impairment	(4,100)	—

Balance, end of period	$574,592	$434,955

At June 30, 2010 and December 31, 2009, the Company estimated the fair value of its capitalized MSR to be approximately $624,485 and $530,525, respectively. The unpaid principal balance below includes $3,791,000 and $3,050,000 at June 30, 2010 and December 31, 2009 for loans with no related MSR basis.

The characteristics utilized for the fair value of the loan servicing portfolio at June 30, 2010 and December 31, 2009 are as follows:

	June 30,	December 31,
	2010	2009

Unpaid principal balance	$58,911,514	$51,291,000
Gross weighted-average coupon	5.27%	5.52%
Weighted-average servicing fee	0.31%	0.33%
Estimated prepayment speed	12.68%	13.33%

For loan securitizations completed and sold in the first six months of 2010 where the Company retained the MSR, management used the following assumptions to determine the fair value of MSR at the date of securitization:

June 30,
2010

Average discount rates	7.79% - 8.33%
Expected prepayment speeds	9.76% - 11.47%
Weighted average life in years	6.05 - 7.25

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Significant components of loan servicing fee income for the six months ended June 30, 2010 and 2009 are presented below:

	June 30,	June 30,
	2010	2009

Contractually specified service fees, net	$79,275	$53,678
Other ancillary fees	22,407	18,223

	$101,682	$71,901

9.	Other Assets

Other assets at June 30, 2010 and December 31, 2009 are comprised of the following:

	June 30,	December 31,
	2010	2009

Foreclosure claims receivable, net of allowance of $3,391 and $3,248	$170,511	$143,425
Servicing advances, net of allowance of $8,577 and $13,195	93,284	96,280
Servicing receivables	80,684	15,639
Accrued interest receivable	55,058	49,866
Other real estate owned	47,270	24,087
Fair value of derivatives	41,995	45,559
Prepaid assets	40,124	45,581
Accounts receivable	36,609	5,986
Indemnification asset	30,766	—
Goodwill	10,076	239
Intangible assets, net	9,199	—
Fair value of forward exchange contracts	3,739	11,230
Other assets	22,206	19,190

	$641,521	$457,082

Foreclosure claims receivable represent foreclosure-related expenses and claims receivable primarily related to foreclosures of government-insured or guaranteed loans. These receivables are reviewed periodically for impairment. A valuation allowance is established based on average historical losses per claim and adjusted for the probability of foreclosure depending on the status of the foreclosure process. The receivable is presented net of the related valuation allowance.

A summary of other real estate owned activity for the six months ended June 30, 2010 and 2009 is as follows:

	June 30,	June 30,
	2010	2009

Balance, beginning of period	$24,087	$18,010
Additions	46,500	13,731
Provision	(11,176)	947
Sales	(12,141)	(11,661)

Balance, end of period	$47,270	$21,027

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

10.	Goodwill and Intangible Assets

Goodwill — As described in Note 2, EB acquired certain assets and assumed certain liabilities of Bank of Florida. As a result of the acquisition, the Company recognized $9,837 in goodwill.

Goodwill is not amortized but is evaluated for impairment annually. The change in the carrying amount of goodwill for the six months ended June 30, 2010 and the year ended December 31, 2009, is as follows:

	June 30,	December 31,
	2010	2009

Balance, beginning of period	$239	$239
Additional goodwill	9,837	—

Balance, end of period	$10,076	$239

Intangible Assets — In recording the acquisitions of TCFG and Bank of Florida, value was assigned to certain identifiable intangible assets. No residual value was assigned to any of the intangible assets identified. The fair values assigned to definite-lived intangible assets at the date of acquisition were as follows:

		Weighted-average
		Amortization
		Period
	Fair Value	(Years)

TCFG acquisition
Customer relationships	$2,613	10
Technology platforms	4,137	6
Operating lease intangibles	(491)	1.5

	$6,259

Bank of Florida acquisition
Core-deposit premiums	$3,200	6

	$3,200

Components of definite-lived intangible assets and liabilities at June 30, 2010 and December 31, 2009 are as follows:

	Gross Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount

At June 30, 2010
Core-deposit premiums	$3,200	$—	$3,200
Customer relationships	2,613	(109)	2,504
Technology platforms	4,137	(287)	3,850
Operating lease intangible	(491)	136	(355)

	$9,459	$(260)	$9,199

At December 31, 2009
Core-deposit premium	$8,591	$8,591	$—

	$8,591	$8,591	$—

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

11.	Deposits

Deposits at June 30, 2010 and December 31, 2009 are comprised of the following:

	June 30,	December 31,
	2010	2009

Noninterest-bearing demand	$1,005,447	$438,952
Interest-bearing demand	1,682,146	1,493,709
Savings and money market accounts	3,142,969	2,661,620
Time, $100,000 and over	1,875,275	883,929
Other time	1,306,295	834,038
Foreign currency transaction (gain) loss	(19,913)	3,039

	$8,992,219	$6,315,287

Deposits are reported net of unamortized yield adjustments of $1,425 and $819 at June 30, 2010 and December 31, 2009, respectively.

Scheduled maturities of time deposits at June 30, 2010 are as follows:

2010	$1,768,101
2011	735,617
2012	292,749
2013	65,526
2014	21,786
2015	242,756
2016	20,234
2017	34,801

$3,181,570

Index-linked Time Deposits — EB’s deposit products include MarketSafe certificates of deposit with returns that are based on various reference indices, including equity, foreign currency and precious metals. These index-linked time deposits amounted to $137,446 and $124,132 at June 30, 2010 and December 31, 2009, respectively.

Deposits Denominated in Foreign Currency — A summary of foreign currency denominated deposits at June 30, 2010 and December 31, 2009 is as follows:

	June 30,	December 31,
	2010	2009

Money market accounts and noninterest-bearing demand	$305,773	$326,260
Time, $100,000 and over	126,258	143,215
Other time	474,786	479,755
Foreign currency transaction (gain) loss	(19,913)	3,039

	$886,904	$952,269

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

A summary of foreign currency denominated deposits by currency at June 30, 2010 and December 31, 2009 is as follows:

	June 30,	December 31,
	2010	2009

Australian Dollar	$185,429	$194,494
Canadian Dollar	95,917	83,854
Norwegian Krone	93,402	95,671
Chinese Renminbi	90,510	76,813
Euro	88,669	133,669
Brazilian Real	75,030	70,828
Swiss Franc	71,290	85,890
New Zealand Dollar	61,987	71,155
South African Rand	26,267	27,908
Japanese Yen	24,580	29,354
Other	73,823	82,633

	$886,904	$952,269

12.	Other Borrowings

Other borrowings at June 30, 2010 and December 31, 2009 are comprised of the following:

	June 30,	December 31,
	2010	2009

FHLB advances, including unamortized premium of $3,374 at June 30, 2010	$834,123	$896,500
Securities sold under agreements to repurchase, including unamortized premium of $904 at June 30, 2010	20,904	—
Notes payable	136	—

	$855,163	$896,500

Advances from the FHLB at June 30, 2010 and December 31, 2009 are as follows:

	June 30,	December 31,
	2010	2009

Fixed-rate advances with a weighted-average interest rate of 3.86% and 3.92%, respectively	$786,749	$857,500
Convertible advances with a fixed rate of 4.42% and 5.92%, respectively	44,000	2,000
Overnight advances with a weighted-average floating interest rate of 0.36% at December 31, 2009	—	37,000

	$830,749	$896,500

Approximately $1,603,423 and $2,097,000 of mortgage loans held for investment were pledged to secure FHLB advances in a blanket floating lien at June 30, 2010 and December 31, 2009, respectively.

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Investments are pledged by the Company for securities sold under agreements to repurchase. The carrying value of pledged securities was $23,055 and $0 at June 30, 2010 and December 31, 2009, respectively.

The Company was in compliance with all financial covenants as of June 30, 2010.

In February 2010, immediately following its acquisition of TCFG, the Company early extinguished $324,397 of the debt it assumed through the TCFG acquisition. The consideration paid for the early extinguishment totaled $344,116, including $12,079 for hedge termination. The Company recorded a loss on the early extinguishment of $7,640 in general and administrative expense in the consolidated statements of income. The loss represented the difference between the debt’s carrying value after purchase accounting and its reacquisition price. The source of funds utilized for this transaction was available cash and short term borrowings.

In June 2010, the Company early extinguished an additional $31,173 in debt it assumed through the TCFG acquisition. The consideration paid for the early extinguishment was $33,603. The Company recorded a loss on early extinguishment of $2,430 in general and administrative expense in the consolidated statements of income. The loss represented the difference between the debt’s carrying value after purchase accounting and its reacquisition price. The source of funds utilized for this transaction was available cash and short term borrowings.

In June 2010, immediately following the Bank of Florida acquisition, the Company early extinguished $69,200 of FHLB advances. The consideration paid for the early extinguishment was $72,705. The Company recorded a loss on early extinguishment of $84 in general and administrative expense in the consolidated statements of income.

In May 2010, the Company purchased $4,250 and $5,000 of its own trust preferred securities due on December 2036 and September 2037, respectively, resulting in a gain on extinguishment of debt of $5,735, which is included in other noninterest income in the consolidated statements of income. Total interest expense on trust preferred securities for the six months ended June 30, 2010 and 2009 is $3,944 and $4,366, respectively.

13.	General and Administrative Expense

Significant components of general and administrative expenses for the six months ended June 30, 2010 and 2009 are presented below:

	June 30,	June 30,
	2010	2009

Foreclosure and OREO expense	$17,702	$5,473
Loss on early extinguishment of debt	10,342	—
Professional fees	10,000	4,067
Other credit-related reserves	8,393	3,138
Advertising and marketing expense	7,194	4,229
FDIC premium assessment and other agency fees	6,424	7,403
Loan origination expense	3,144	5,078

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

14.	Income Taxes

The Company’s actual provision for income taxes from continuing operations differs from the Federal expected income tax provision for the six months ended June 30, 2010 and 2009, as follows:

	June 30, 2010		June 30, 2009
	Amount	Rate	Amount	Rate

Amount computed at statutory rate	$58,583	35.00%	$14,674	35.00%
State and local income taxes, net of federal benefit	3,331	1.99%	1,408	3.36%
Bargain purchase gain	(14,493)	(8.66)%	—	0.00%
Other	—	—	96	0.23%

	$47,421	28.33%	$16,178	38.59%

As of June 30, 2010, the Company had deferred tax assets and liabilities of $150,075 and $80,813, respectively, related to the TCFG acquisition. The deferred tax assets relate to fair value discounts on acquired loans and leases. The deferred tax liabilities relate to the indemnification asset and intangible assets. The deferred tax asset also includes $60,914 of federal and state income tax net operating loss carry-forwards which will begin to expire in 2029. A valuation allowance has not been recorded at June 30, 2010 or December 31, 2009 as management believes that it is more likely than not that all deferred tax assets will be realized.

As of June 30, 2010, the Company had deferred tax assets and liabilities of $15,743 and $10,547, respectively, related to the Bank of Florida acquisition.

15.	Earnings Per Share

The Company calculates earnings per share in accordance with ASC 260, Earnings per Share. Because the Company’s Series A and B Cumulative Convertible Preferred Stock meet the definition of participating securities, this guidance requires use of the Two-Class Method to calculate basic and diluted earnings per share. The Two-Class Method allocates earnings between common and participating shares. In calculating basic earnings per common share, only the portion of earnings allocated

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

to common shares is used in the numerator. The following table sets forth the computation of basic and diluted earnings per common share for the six months ending June 30, 2010 and 2009:

	June 30,	June 30,
	2010	2009

Net Income from continuing operations	$119,956	$25,999
Less distributed and undistributed income from continuing operations allocated to preferred stock dividends	(26,667)	(9,635)

Net income from continuing operations allocated to common shareholders	93,289	16,364
Discontinued operations allocated to common shareholders, net of income taxes	—	(110)

Net income allocated to common shareholders	$93,289	$16,254

(Units in Thousands)
Average common shares outstanding	4,728	2,743
Stock option common share equivalents	99	57
Nonvested stock common share equivalents	28	22

Average common shares outstanding, assuming dilution	4,855	2,822

Net income (loss) per common share, basic:
Continuing operations	$19.73	$5.97
Discontinued operations	—	(0.04)

Net income	$19.73	$5.93

Net income (loss) per common share, assuming dilution:
Continuing operations	$19.22	$5.80
Discontinued operations	—	(0.04)

Net income	$19.22	$5.76

The number of outstanding shares that were antidilutive and excluded from the calculation of diluted earnings per share as of June 30, 2010 and 2009 were as follows:

	June 30,	June 30,
	2010	2009

Stock Options	294,793	493,168
Preferred Stock Series A	186,744	186,744
Preferred Stock Series B	133,541	128,331

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

16. Derivative Financial Instruments

The fair values of derivatives are reported in other assets or accounts payable and accrued liabilities. The total notional or contractual amounts and fair values for derivatives as of June 30, 2010 and December 31, 2009 were as follows:

		Fair Value
	Notional	Asset	Liability
	Amount	Derivatives	Derivatives

June 30, 2010
Qualifying hedge contracts accounted for under ASC 815, Derivatives and Hedging
Cash flow hedges (risk management hedges):
Forward interest rate swaps	$900,000	$—	$29,874

Derivatives not designated as hedging instruments under ASC 815, Derivatives and Hedging
Freestanding derivatives (economic hedges):
IRLCs	1,159,562	13,201	244
Forward sales commitments	1,392,521	72	21,022
Optional forward sales commitments	124,173	1,271	630
Forward interest rate swaps	18,000	—	173
Foreign exchange contracts	910,824	3,739	23,653
Equity and metals indexed options	145,334	28,537	—
Options embedded in customer deposits	144,447	—	28,227
Indemnification asset	660,561	30,766	—

Total freestanding derivatives		77,586	73,949

Total derivatives		$77,586	$103,823

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

		Fair Value
	Notional	Asset	Liability
	Amount	Derivatives	Derivatives

December 31, 2009
Qualifying hedge contracts accounted for under ASC 815, Derivatives and Hedging
Cash flow hedges (risk management hedges):
Forward interest rate swaps	$250,000	$—	$2,262

Derivatives not designated as hedging instruments under ASC 815, Derivatives and Hedging
Freestanding derivatives (economic hedges):
IRLCs	869,129	345	8,384
Forward sales commitments	1,207,409	14,996	4
Optional forward sales commitments	226,830	4,532	127
Foreign exchange contracts	943,865	11,230	8,191
Equity and metals indexed options	131,894	25,686	—
Options embedded in customer deposits	131,371	—	25,496

Total freestanding derivatives		56,789	42,202

Total derivatives		$56,789	$44,464

Cash Flow Hedges

Gains (losses) on derivatives in cash flow hedge relationships (forward interest rate swaps) for the six months ended June 30, 2010 and 2009, are as follows:

	June 30,	June 30,
	2010	2009

Losses after tax recognized in AOCI (effective portion)	$(17,022)	$8,507
Losses pretax reclassified from cumulative AOCI to interest expense (effective portion)	(2,566)	(2,031)
Gains pretax recognized in interest expense (ineffective portion)	26	1

All changes in the value of the derivatives were included in the assessment of hedge effectiveness.

As of June 30, 2010, AOCI included $6,420 of deferred after-tax net losses expected to be reclassified into earnings during the next 12 months for derivative instruments designated as cash flow hedges of forecasted transactions. The Company is hedging its exposure to the variability of future cash flows for all forecasted transactions for a maximum of 9 years on hedges of fixed-rate debt.

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Freestanding Derivatives

The following table shows the net losses recognized for the six months ended June 30, 2010 and 2009 in the consolidated statements of income related to derivatives not designated as hedging instruments under ASC 815, Derivatives and Hedging. Gains and losses are recognized in noninterest income, interest income, and interest expense.

	June 30,	June 30,
	2010	2009

Free-standing derivatives (economic hedges)
Interest rate contracts	$(33,557)	$(7,894)
Other	(70)	(6)

	$(33,627)	$(7,900)

Interest rate contracts are predominately used as economic hedges of interest rate lock commitments, loans held for sale and trading investments. Other derivatives are predominately used as economic hedges of foreign exchange, commodity and equity risk.

Credit Risk Contingent Features

Certain of the Company’s derivative instruments contain provisions that require the Company to post collateral when derivatives are in a net liability position. The provisions generally are dependent upon the Company’s credit rating based on certain major credit rating agencies or dollar amounts in a liability position at any given time which exceed specified thresholds, as indicated in the relevant contracts. In these circumstances, the counterparties could demand additional collateral or require termination or replacement of derivative instruments in a net liability position. The aggregate fair value of all derivative instruments with such credit-risk-related contingent features in a net liability position on June 30, 2010 and December 31, 2009 was $69,923 and $8,894, respectively, for which the Company posted $74,310 and $10,715, respectively, in collateral in the normal course of business.

Counterparty Credit Risk

The Company is exposed to counterparty credit risk if counterparties to the derivative contracts do not perform as expected. If a counterparty fails to perform, counterparty credit risk equals the amount reported as derivative assets in the balance sheet. The amounts reported as derivative assets are derivative contracts in a gain position, and to the extent subject to master netting arrangements, net of derivatives in a loss position with the same counterparty, and cash collateral received. The Company minimizes this risk through credit approvals, limits, monitoring procedures, and executing master netting arrangements and obtaining collateral, where appropriate. The Company does not offset derivative instruments against the rights to reclaim cash collateral or the obligations to return cash collateral in the balance sheet. Counterparty credit risk related to derivatives is considered in determining fair value.

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

The following table summarizes derivative activities within AOCI for the six months ended June 30, 2010 and 2009:

	June 30,	June 30,
	2010	2009

Fair market value of interest rate swaps:
Balance, beginning of period	$(1,482)	$(8,363)
Net unrealized (gains) losses due to changes in fair value	(27,532)	13,651
Tax effect	10,510	(5,144)

Balance, end of period	$(18,504)	$144

Net loss on sale of forward swaps:
Balance, beginning of period	$(7,951)	$(2,359)
Losses associated with current-period transactions	(3,816)	(11,868)
Reclassification of unrealized net losses to earnings	2,566	2,031
Tax effect	640	3,753

Balance, end of period	$(8,561)	$(8,443)

See Note 17 for discussion of valuation techniques, and the 2009 annual financial statements (Note 1), for discussion of risks associated with the hedged items.

17.	Fair Value Measurements

As of June 30, 2010 and December 31, 2009, assets and liabilities measured at fair value on a recurring basis, including certain loans held for sale for which the Company has elected the fair value option, are as follows:

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total

June 30, 2010
Financial assets:
Available for sale securities:
Residential CMO securities — agency	$—	$182	$—	$182
Residential CMO securities — nonagency	—		2,488,533	2,488,533
Residential MBS — agency	—	678	—	678
Asset-backed securities	—		8,945	8,945
Equity securities	134	—	—	134

	134	860	2,497,478	2,498,472
Loans held for sale	—	796,719	17,323	814,042
Derivative financial instruments:
Cash flow hedges	—	(29,874)	—	(29,874)
Freestanding derivatives	(19,914)	(7,525)	31,076	3,637

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

December 31, 2009
Financial assets:
Available for sale securities:
Residential CMO securities — agency	$—	$4,809	$—	$4,809
Residential CMO securities — nonagency	—	—	1,532,643	1,532,643
Residential MBS — agency	—	883	—	883
Asset-backed securities	—	—	7,935	7,935
Equity securities	157	—	—	157

	157	5,692	1,540,578	1,546,427
Loans held for sale	—	718,198	21,939	740,137
Derivative financial instruments:
Cash flow hedges	—	(2,262)	—	(2,262)
Freestanding derivatives	3,039	11,358	190	14,587

Changes in assets and liabilities measured at Level 3 fair value on a recurring basis for the six months ended June 30, 2010 and 2009, are as follows:

	Available for sale securities
	Residential CMO	Asset-
	securities —	backed	Loans held	Freestanding
	nonagency	securities	for sale	derivatives

Balance, January 1, 2009	$353,495	$8,896	$25,542	$107
Purchases, sales, issuances, and settlements, net	567,326	(53)	(132)	18
Total realized and unrealized gains (losses):
Included in earnings	7,443	—	(488)	5
Included in other comprehensive income	34,500	877	—	—

Balance, June 30, 2009	$962,764	$9,720	$24,922	$130

Balance, January 1, 2010	$1,532,643	$7,935	$21,939	$190
Purchases, sales, issuances, and settlements, net	981,679	(10)	(145)	30,816
Transfers out of Level 3 measurements			(1,246)	—
Total realized and unrealized gains (losses):
Included in earnings	20,355	—	(3,225)	70
Included in other comprehensive income (loss)	(46,144)	1,020	—	—

Balance, June 30, 2010	$2,488,533	$8,445	$17,323	$31,076

The Company monitors the availability of observable market data to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in economic conditions or model-based evaluation techniques may require the transfer of financial instruments from one fair value level to another. In such instances, the Company reports the transfer at the end of the reporting

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

period. The Company evaluates the significance of transfers between levels based upon the nature of the financial instrument and size of the transfer relative to total assets, total liabilities or total earnings.

There were no significant transfers into or out of level 1, 2, or 3 during the six months ended June 30, 2010.

Net realized and unrealized gains (losses) included in income for the six months ended June 30, 2010 and 2009, are as follows:

	Residential CMO
	securities —	Loans held	Freestanding
	nonagency	for sale	derivatives

June 30, 2010
Net realized gains (losses)	$20,355	$4	$(101)
Net unrealized (losses) gains on assets held at reporting date	—	(3,229)	171

	$20,355	$(3,225)	$70

June 30, 2009
Net realized gains (losses)	$7,443	$—	$(19)
Net unrealized (losses) gains on assets held at reporting date	—	(488)	24

	$7,443	$(488)	$5

Realized gains (losses) on loans held for sale and freestanding derivatives are reported in gain on sale of loans and MSR. Realized gains on residential CMO securities — nonagency are included in other noninterest income. Net unrealized (losses) gains on loans held for sale and freestanding derivatives are included in gain on sale of loans and MSR and other noninterest income, respectively.

Fair Value Measurements — Non-recurring Basis

Certain assets and liabilities are measured at fair value on a non-recurring basis and therefore are not included in the tables above. These measurements primarily result from assets carried at the lower of cost or fair value or from write-downs of individual assets. The carrying value of assets measured at fair value on a non-recurring basis and held at June 30, 2010 and December 31, 2009, are as follows:

	Fair Value				Total
	Level 1	Level 2	Level 3	Total	Losses

June 30, 2010
Collateral-dependent loans	$—	$—	$60,375	$60,375	$15,532
Other real estate owned	—	—	23,951	23,951	8,758
December 31, 2009
Collateral-dependent loans	$—	$—	$125,745	$125,745	$43,861
Other real estate owned	—	—	6,096	6,096	1,667

The Company records loans considered impaired at fair value. Fair value is measured as the fair value of underlying collateral for collateral-dependent loans. Other real estate owned is included in other assets in the consolidated balance sheets. The above losses represent write-downs to fair value subsequent to initial classification.

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Following is information on loans held for sale reported under the fair value option at June 30, 2010 and December 31, 2009:

	Total	Non-accrual

June 30, 2010
Fair value carrying amount	$814,042	$—
Aggregate unpaid principal balance	782,983	—
Fair value carrying amount less aggregate unpaid principal	31,059	—
December 31, 2009
Fair value carrying amount	$740,137	$2,335
Aggregate unpaid principal balance	732,056	2,410
Fair value carrying amount less aggregate unpaid principal	8,081	(75)

Differences between the fair value carrying amount and the aggregate unpaid principal balance include changes in fair value recorded at and subsequent to funding, gains and losses on the related loan commitment prior to funding and premiums or discounts on acquired loans.

The net gain from initial measurement of the above loans and subsequent changes in fair value was $69,911 and $63,388 for the six months ended June 30, 2010 and 2009, respectively, and is included in gain on sale of loans and mortgage servicing rights. An immaterial portion of the change in fair value was attributable to changes in instrument-specific credit risk.

Following are descriptions of the valuation methodologies used for assets and liabilities recorded at fair value and for estimating fair value for financial instruments not carried at fair value:

Cash and Cash Equivalents — The carrying amount approximates fair value because of the relatively short time between the origination of the instrument and its expected realization.

Investment Securities — The fair values of investment securities are generally determined by various pricing models. The Company evaluates the methodologies used to develop the resulting fair values. The Company performs a quarterly analysis on the pricing of investment securities to ensure that the prices represent a reasonable estimate of the fair value. The procedures include, but are not limited to, initial and on-going review of pricing methodologies and trends. The Company ensures prices represent a reasonable estimate of fair value through the use of broker quotes, current sales transactions from the portfolio and pricing techniques, which are based on the net present value of future expected cash flows discounted at a rate of return market participants would require. Significant inputs used in internal pricing techniques are estimated by type of underlying collateral, estimated prepayment speeds where applicable, and appropriate discount rates. As a result of this analysis, if the Company determines there is a more appropriate fair value based upon the available market data and related analysis, the price is adjusted accordingly.

When the level and volume of trading activity for certain securities has significantly declined and/or when the Company believes that third party pricing may be based in part on forced liquidations or distressed sales, the Company analyzes each security for the appropriate valuation methodology based on a combination of the market approach reflecting third party pricing information and a discounted cash flow approach. In calculating the fair value derived from the income approach, the Company makes certain significant assumptions in additions to those discussed above related to the liquidity risk premium, specific non-performance and default experience in the collateral underlying the security. The values resulting from each approach (i.e., market and income approaches) are weighted to derive the final fair value for each security trading in an inactive market.

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Other Investments — There are generally restrictions on the sale and/or liquidation of other equity investments, including FHLB stock. Fair value of FHLB stock approximates its redemption value.

Loans Held for Sale — Fair values were derived from quoted market prices or from models using loan characteristics (e.g., product type, pricing features and loan maturity dates) and economic assumptions (e.g., prepayment estimates and discount rates) based on what secondary markets are currently offering for similar loans.

Fair values for loans carried at lower of cost or fair value were derived from models using characteristics of the loans (e.g., product type, pricing features and loan maturity dates) and economic assumptions (e.g., prepayment estimates, discount rates and estimated credit losses).

Loans and Leases Held for Investment — The fair value of loans and leases held for investment is derived from discounted cash flows and includes an evaluation of the collateral and underlying loan and lease characteristics, as well as assumptions to determine the discount rate such as credit loss and prepayment forecasts, and servicing costs.

Other Real Estate Owned — Foreclosed assets are adjusted to fair value less costs to sell upon transfer of the loans to foreclosed assets. Fair value is generally based upon appraisals or independent market prices that are periodically updated subsequent to classification as OREO. Foreclosed assets are carried at the lower of carrying value or fair value less costs to sell.

Deposits — The fair value of deposits with no stated maturity, such as noninterest-bearing and interest-bearing demand deposits, savings, and certain money market accounts, is equal to the amount payable on demand at the reporting date. The fair value of fixed rate certificates of deposit is estimated using quantitative models, including discounted cash flow models that require the use of multiple market inputs including interest rates and spreads to generate continuous yield or pricing curves, and volatility factors. The majority of market inputs are actively quoted and can be validated through external sources, including brokers, market transactions and third party pricing services. The Company considers the impact of its own credit spreads in the valuation of these liabilities. The credit risk is determined by reference to observable credit spreads in the secondary cash market.

Other Borrowings — For advances that bear interest at a variable rate, the carrying amount is a reasonable estimate of fair value. For fixed-rate advances and repurchase agreements, fair value is estimated using quantitative discounted cash flow models that require the use of interest rates inputs that are currently offered for fixed-rate advances and repurchase agreements of similar remaining maturities. The majority of market inputs are actively quoted and can be validated through external sources, including brokers, market transactions and third party pricing services. For hybrid advances, fair value is obtained from an FHLB proprietary model mathematical approximation of the market value of the underlying hedge. The terms of the hedge are similar to the advances.

Trust Preferred Securities  — Fair value is estimated using quantitative models, including discounted cash flow models that require the use of multiple market inputs including interest rates and spreads to generate pricing curves. The majority of market inputs are actively quoted and can be validated through external sources, including brokers, market transactions and third party pricing services.

Cash Flow Hedges — The fair value of interest rate swaps is determined from a derivative valuation model. The inputs for the valuation model primarily include start and end swap dates, swap coupon, and notional amounts.

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Freestanding Derivatives — Fair values of interest rate lock commitments (IRLCs) are derived by using valuation models incorporating current market information or by obtaining market or dealer quotes for instruments with similar characteristics, subject to anticipated loan funding probability or fallout. The fair value of forward sales and optional forward sales commitments is determined based upon the difference between the settlement values of the commitments and the quoted market values of the securities. Fair values of foreign exchange contracts are based on quoted prices for each foreign currency at the balance sheet date. For indexed options and embedded options, the fair value is determined by obtaining market or dealer quotes for instruments with similar characteristics. The fair value of interest rate swaps is determined by a derivative valuation model and obtained from a third party. The inputs for the valuation model primarily include start and end swap dates, swap coupon, and notional amounts. The Company uses established financial performance metrics for a peer group used in a valuation model to estimate the Company’s stock value and corresponding changes in value of the indemnification asset. See Note 16 for additional detail of amounts and types of freestanding derivatives.

As of June 30, 2010 and December 31, 2009, the fair value of all financial instruments is disclosed as follows:

	June 30, 2010		December 31, 2009
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

Financial assets:
Cash and cash equivalents	$543,897	$543,897	$23,273	$23,273
Investment securities:
Available for sale	2,498,472	2,498,472	1,546,427	1,546,427
Held to maturity	34,103	33,863	33,340	32,329
Other investments	122,082	122,082	99,096	99,096
Loans held for sale	1,029,105	1,042,315	1,282,963	1,298,062
Loans held for investment	5,580,171	5,738,796	4,072,697	4,248,046
Financial liabilities:
Deposits	8,992,219	8,749,069	6,315,287	6,315,299
Other borrowings	855,163	893,505	896,500	933,462
Trust preferred securities	113,750	82,826	123,000	82,923
Derivative financial instruments:
Cash flow hedges	(29,874)	(29,874)	(2,262)	(2,262)
Freestanding derivatives	3,637	3,637	14,587	14,587

18.	Commitments and Contingencies

Commitments — Commitments to extend credit are agreements to lend to customers in accordance with predetermined contractual provisions. These commitments, predominantly at variable interest rates, are for specific periods or contain termination clauses and may require the payment of a fee. The total amounts of unused commitments do not necessarily represent future credit exposure or cash requirements, as commitments often expire without being drawn upon.

In order to meet the needs of its customers, the Company also issues standby letters of credit, which are conditional commitments generally to provide credit support for some creditors in case of default. The credit risk and potential cash requirements involved in issuing standby letters of credit are essentially the same as those involved in extending loan facilities to customers.

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Unfunded credit extension commitments are as follows:

	June 30,	December 31,
	2010	2009

Home equity lines of credit	$84,635	$75,305
Commercial lines of credit	27,734	48,416
Credit card lines of credit	26,957	34,032
Loan commitments	85,796	22,288
Standby letters of credit	5,304	2,393

Total	$230,426	$182,434

Guarantees — When loans or securities are sold, representations and warranties regarding certain attributes of the loans are made to the third-party purchaser or agency. Subsequent to the sale, if inadvertent underwriting deficiencies or defects are discovered in individual mortgage loans that cannot be cured by the Company within a specified period following discovery, the Company may be obligated to repurchase the respective mortgage loan or to indemnify the purchaser or trustee. The Company’s estimated recourse related to these loans was $9,025 and $4,865 at June 30, 2010 and December 31, 2009, respectively. The credit and market risk involved in these loans is essentially the same as that involved in the Company’s typical extension of credit to customers.

In the ordinary course of its loan servicing activities, the Company routinely initiates actions to foreclose real estate securing serviced loans. For certain serviced loans, there are provisions in which the Company is either obligated to fund foreclosure-related costs or to repurchase loans in default. The amount of estimated recourse on such loans at June 30, 2010 and December 31, 2009, was approximately $14,029 and $13,610, respectively.

Within the Company’s brokerage business, the Company has contracted with a third party to provide clearing services that include underwriting margin loans to its customers. This contract stipulates that the Company will indemnify the third party for any loan losses that occur in issuing margin to its customers. The maximum potential future payment under this indemnification was $942 and $2,499 at June 30, 2010 and December 31, 2009, respectively. No payments have been made under this indemnification in the past. As these margin loans are highly collateralized by the securities held by the brokerage clients, the Company has assessed the probability of making such payments in the future as remote. This indemnification would end with the termination of the clearing contract.

Federal Reserve Requirement — The Federal Reserve Board (FRB) requires certain institutions, including EB, to maintain cash reserves in the form of vault cash and average account balances with a Federal Reserve Bank. The reserve requirement is based on average deposits outstanding and was approximately $5,860 and $5,689 at June 30, 2010 and December 31, 2009, respectively.

Legal Actions — In the ordinary course of business, the Company and its subsidiaries are routinely involved in various claims and legal actions. In the opinion of management, based in part on the advice of counsel, the ultimate disposition of these matters will not have a material adverse impact on the Company’s consolidated financial statements.

19.	Variable Interest Entities

Certain MBS and CMO securities owned by the Company are considered VIEs which were not consolidated at June 30, 2010 or December 31, 2009, as the Company was not the primary beneficiary. At June 30, 2010 and December 31, 2009, assets relating to MBS and CMO securities were $2,527,281 and $1,573,863, respectively. See Note 4 for additional information. The Company’s

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

maximum exposure to loss for these assets is currently recorded on the balance sheet and is included in the amounts above.

The Company recognizes MSR from the sale or securitization of mortgage loans or the purchase of MSR. Net loan servicing income on mortgage loans serviced, including securitizations where the Company has continuing involvement, was $55,884 and $38,801 during the six months ended June 30, 2010 and 2009. Servicing advances on mortgage loans, including securitizations where the Company has continuing involvement, were $93,284 and $96,280 at June 30, 2010 and December 31, 2009. For more information on MSR, see Note 8.

20.	Regulatory Matters

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum capital amounts and ratios as set forth in the table below. EB’s primary regulatory agency, the Office of Thrift Supervision (OTS), requires EB to maintain ratios of tangible capital (as defined in the regulations) of 1.5%, core capital (as defined) of 4%, and total capital (as defined) of 8%. EB is also subject to prompt corrective action requirements set forth by the FDIC. The FDIC requires EB to maintain minimum total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and core capital (as defined). Management believes that, as of June 30, 2010 and December 31, 2009, the Company exceeds all capital adequacy requirements to which it is subject.

The regulatory capital ratios for EB, along with the capital amounts and ratios for the minimum OTS requirement and the framework for prompt corrective action, are as follows:

					To Be Well
					Capitalized
					Under Prompt
			For OTS Capital		Corrective
			Adequacy		Action
	Actual		Purposes		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of June 30, 2010:
Tangible capital to tangible assets	$982,758	8.8%	$167,609	1.5%	N/A	N/A
Core capital to adjusted tangible assets	982,758	8.8	445,059	4.0	$556,324	5.0%
Total capital to risk-weighted assets	1,050,099	16.8	498,917	8.0	623,647	10.0
Tier I capital to risk-weighted assets	972,149	15.6	N/A	N/A	374,188	6.0
As of December 31, 2009:
Tangible capital to tangible assets	$641,158	8.0%	$120,896	1.5%	N/A	N/A
Core capital to adjusted tangible assets	641,158	8.0	321,013	4.0	$401,267	5.0%
Total capital to risk-weighted assets	680,123	15.0	362,615	8.0	453,269	10.0
Tier I capital to risk-weighted assets	623,465	13.8	N/A	N/A	271,961	6.0

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

As of June 30, 2010 and December 31, 2009, EB qualified as a well-capitalized institution according to the regulatory framework for prompt corrective action. Management does not believe that any condition or event that would result in a change in this category has occurred since June 30, 2010.

21.	Segment Information

The Company has three reportable segments: Banking and Wealth Management, Mortgage Banking, and Corporate Services. The Company’s reportable business segments are strategic business units that offer distinctive products and services marketed through different channels. These segments are managed separately because of their marketing and distribution requirements. No change has been made to the Company’s reportable segments since December 31, 2009. Activity relating to both the TCFG and Bank of Florida acquisitions has been included in the Banking and Wealth Management segment.

The Banking and Wealth Management segment includes all banking, lending and investing products and services offered to customers either over the web or telephone, through financial centers or through financial advisors.

The Mortgage Banking segment includes the origination and servicing of mortgage loans and focuses primarily on residential loans for purposes of resale to government-sponsored enterprises, institutional investors or for investment by the Banking and Wealth Management segment.

The Corporate Services segment consists of services provided to the Banking and Wealth Management and Mortgage Banking segments, including treasury, technology, human resources, executive management, marketing, accounting, corporate development, legal, finance and other services and transaction-related items. Direct expenses are allocated to the operating segments; unallocated expenses are included in Corporate Services. In addition, certain other expenses, including interest expense on trust preferred debt, and transaction-related items are contained in the Corporate Services segment.

The results of each segment are reported on a continuing basis. The following table presents financial information of reportable segments as of and for the six month periods ended June 30, 2010 and 2009. The Eliminations column includes all intercompany eliminations, required for consolidation purposes.

	As of and for the Six Months Ended June 30, 2010
	Banking and
	Wealth	Mortgage	Corporate
	Management	Banking	Services	Eliminations	Consolidated

Net interest income (expense)	$222,741	$12,911	$(3,944)	—	$231,708
External revenue	260,587	103,730	47,270	$(3,944)	407,643
Intersegment revenue	2,164	—	—	(2,164)	—
Depreciation and amortization	1,747	1,143	2,243	—	5,133
Income before income taxes	145,676	14,292	7,409	—	167,377
Total assets	9,476,415	1,760,093	31,372	(93,140)	11,174,740

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

	As of and for the Six Months Ended June 30, 2009
	Banking and
	Wealth	Mortgage	Corporate
	Management	Banking	Services	Eliminations	Consolidated

Net interest income (expense)	$107,976	$18,187	$(4,367)	—	$121,796
External revenue	129,655	118,704	—	$(4,284)	244,075
Intersegment revenue	4,079	—	—	(4,079)	—
Depreciation and amortization	—	1,265	1,795	—	3,060
Income (loss) before income taxes	32,944	44,486	(35,253)	—	42,177
Total assets	6,191,938	1,327,734	18,375	(52,201)	7,485,846

External revenue in the Corporate Services segment includes a bargain purchase gain of $41,407 related to the Tygris acquisition in 2010. Total assets in the Banking and Wealth Management include $9,837 in goodwill related to the Bank of Florida acquisition.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
EverBank Financial Corp and subsidiaries
Jacksonville, Florida

We have audited the accompanying consolidated balance sheets of EverBank Financial Corp and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/  Deloitte & Touche LLP

Certified Public Accountants

Jacksonville, Florida
March 18, 2010 (October 7, 2010 as to Notes 18, 24, 25 and 26)

EverBank Financial Corp and Subsidiaries

Consolidated Balance Sheets
As of December 31, 2009 and 2008
(Dollars in thousands, except per share data)

	2009	2008

Assets
Cash and due from banks	$18,745	$7,495
Interest-bearing deposits in banks	4,528	55,427

Total cash and cash equivalents	23,273	62,922
Investment securities:
Trading, at fair value	—	232,275
Available for sale, at fair value	1,546,427	404,665
Held to maturity (fair value of $32,329 and $5,804 as of December 31, 2009 and 2008, respectively)	33,340	8,677
Other investments	99,096	70,045

Total investment securities	1,678,863	715,662
Loans held for sale (includes $740,137 and $650,552 carried at fair value at December 31, 2009 and 2008, respectively)	1,282,963	915,197
Loans held for investment (net of allowance for loan loses of $93,178 and $32,653 as of December 31, 2009 and 2008, respectively)	4,072,697	4,576,950
Mortgage servicing rights (MSR), net	503,646	355,970
Deferred income taxes, net	12,814	14,665
Premises and equipment, net	28,841	23,859
Other assets	457,082	382,810
Assets of discontinued operations held for sale	—	232

Total Assets	$8,060,179	$7,048,267

Liabilities
Deposits
Non interest-bearing	$438,952	$569,245
Interest-bearing	5,876,335	4,433,790

Total deposits	6,315,287	5,003,035
Other borrowings	896,500	1,319,280
Trust preferred securities	123,000	123,000
Accounts payable and accrued liabilities	171,481	180,766
Liabilities of discontinued operations held for sale	—	2,562

Total Liabilities	7,506,268	6,628,643
Commitments and Contingencies (Note 21)
Shareholders’ Equity
Series A 6% Cumulative Convertible Preferred Stock, $0.01 par value (1,000,000 shares authorized; 186,744 issued and outstanding at December 31, 2009 and 2008)	2	2
Series B 4% Cumulative Convertible Preferred Stock, $0.01 par value (liquidation preference of $1,000 per share; 1,000,000 shares authorized inclusive of Series A Preferred Stock; 130,910 and 125,802 issued and outstanding at December 31, 2009 and 2008, respectively)	1	1
Common stock, $0.01 par value (5,000,000 shares authorized; 3,115,996 and 2,755,581 issued and outstanding at December 31, 2009 and 2008, respectively)	31	28
Additional paid-in capital	253,729	177,841
Retained earnings	280,085	232,053
Accumulated other comprehensive income, net of tax provision of $11,763 and $554 at December 31, 2009 and 2008, respectively	20,063	778

Shareholders’ equity	553,911	410,703
Noncontrolling Interest in Subsidiary	—	8,921

Total shareholders’ equity	553,911	419,624

Total Liabilities and Shareholders’ Equity	$8,060,179	$7,048,267

See notes to consolidated financial statements.

EverBank Financial Corp and Subsidiaries

Consolidated Statements of Income
For the Years Ended December 31, 2009, 2008 and 2007
(Dollars in thousands except per share data)

	2009	2008	2007

Interest Income
Interest and fees on loans	$309,763	$298,914	$240,465
Interest and dividends on investment securities	130,305	19,276	20,953
Other interest income	526	4,258	1,960

Total interest income	440,594	322,448	263,378
Interest Expense
Deposits	107,696	136,101	136,766
Other borrowings	55,515	66,520	48,197

Total interest expense	163,211	202,621	184,963
Net Interest Income	277,383	119,827	78,415
Provision for Loan Losses	121,912	37,278	5,632

Net Interest Income after Provision for Loan Losses	155,471	82,549	72,783
Noninterest Income
Loan servicing fee income	157,684	131,271	118,065
Amortization of mortgage servicing rights	(65,464)	(41,190)	(44,551)

Net loan servicing income	92,220	90,081	73,514
Gain on sale of loans and mortgage servicing rights	66,425	24,373	42,502
Loan production revenue	39,327	23,188	28,828
Deposit fee income	22,004	31,464	19,000
Other	12,122	6,723	13,271

Total noninterest income	232,098	175,829	177,115
Noninterest Expense
Salaries, commissions and other employee benefits expense	150,623	121,399	116,726
Equipment expense	26,132	21,488	19,247
Occupancy expense	11,842	11,276	10,558
General and administrative expense	110,582	66,835	56,143

Total noninterest expense	299,179	220,998	202,674

Income before Income Taxes	88,390	37,380	47,224
Provision for Income Taxes	34,853	14,244	17,800

Net Income from Continuing Operations	53,537	23,136	29,424
Discontinued Operations, Net of Income Taxes	(172)	20,452	(1,934)

Net Income	53,365	43,588	27,490
Loss Attributable to Noncontrolling Interest in Subsidiaries	—	2,441	2,757

Net Income Attributable to the Company	$53,365	$46,029	$30,247

Income (Loss) Attributable to the Company
Net income from continuing operations	$53,537	$23,446	$29,745
Discontinued operations, net of income taxes	(172)	22,583	502

Net income Attributable to the Company	53,365	46,029	30,247
Less: Net Income Allocated to Participating Preferred Stock	(19,564)	(9,969)	(2,215)

Net Income Allocated to Common Shareholders	$33,801	$36,060	$28,032

Net Earnings (Loss) per Common Share, basic
Continuing operations	$12.08	$6.38	$10.16
Discontinued operations	(0.04)	6.80	0.17
Net Earnings (Loss) per Common Share, diluted
Continuing operations	$11.75	$6.21	$9.85
Discontinued operations	(0.04)	6.61	0.17

See notes to consolidated financial statements.

EverBank Financial Corp and Subsidiaries

Consolidated Statements of Shareholders’ Equity
For the Years Ended December 31, 2009, 2008 and 2007
(Dollars in thousands)

	Shareholders’ Equity
					Accumulated
					Other	Noncontrolling
			Additional		Comprehensive	Interest
	Preferred	Common	Paid-In	Retained	Income (Loss),	in	Total
	Stock	Stock	Capital	Earnings	Net of Tax	Subsidiary	Equity

Balance, January 1, 2007	$2	$27	$51,655	$158,269	$3,086	$9,551	$222,590

Comprehensive income:
Net income (loss)	—	—	—	30,247	—	(2,757)	27,490
Net unrealized loss on available for sale securities	—	—	—	—	(134)	—	(134)
Fair market value of interest rate swaps	—	—	—	—	(2,831)	—	(2,831)
Net losses and amortization of losses on sale of forward swaps	—	—	—	—	(1,809)	—	(1,809)

Total comprehensive income (loss)	—	—	—	30,247	(4,774)	(2,757)	22,716
Net changes in non-controlling interest						2,923	2,923
Issuance of common stock	—	—	134	—	—	—	134
Repurchase of common stock	—	—	(238)	—	—	—	(238)
Share-based grants (including income tax benefits)	—	—	1,107	—	—	—	1,107
Dividends paid	—	—	—	(234)	—	—	(234)

Balance, December 31, 2007	2	27	52,658	188,282	(1,688)	9,717	248,998

Comprehensive income:
Net income (loss)	—	—	—	46,029	—	(2,441)	43,588
Net unrealized gain on available for sale securities	—	—	—	—	11,940	—	11,940
Fair market value of interest rate swaps	—	—	—	—	(5,533)	—	(5,533)
Net loss on sale of forward swaps	—	—	—	—	(3,941)	—	(3,941)

Total comprehensive income (loss)	—	—	—	46,029	2,466	(2,441)	46,054
Issuance of common stock	—	1	1,325	—	—	—	1,326
Issuance of Series B Preferred Stock	1	—	120,601	—	—	—	120,602
Repurchase of common stock	—	—	(3,086)	—	—	—	(3,086)
Share-based grants (including income tax benefits)	—	—	4,317	—	—	—	4,317
Paid-in-kind dividends on preferred stock	—	—	2,026	(2,026)	—	—	—
Dividends paid	—	—	—	(232)	—	—	(232)
Sale of EverBank Reverse Mortgage LLC	—	—	—	—	—	2,697	2,697
Net changes in noncontrolling interest	—	—	—	—	—	(1,052)	(1,052)

Balance, December 31, 2008	$3	$28	$177,841	$232,053	$778	$8,921	$419,624

(Continued)

EverBank Financial Corp and Subsidiaries

Consolidated Statements of Shareholders’ Equity
For the Years Ended December 31, 2009, 2008 and 2007
(Dollars in thousands)

	Shareholders’ Equity
					Accumulated
					Other	Noncontrolling
			Additional		Comprehensive	Interest
	Preferred	Common	Paid-In	Retained	Income (Loss),	in	Total
	Stock	Stock	Capital	Earnings	Net of Tax	Subsidiary	Equity

Balance, December 31, 2008	$3	$28	$177,841	$232,053	$778	$8,921	$419,624

Comprehensive income:
Net income	—	—	—	53,365	—	—	53,365
Net unrealized gain on available for sale securities	—	—	—	—	19,048	—	19,048
Fair market value of interest rate swaps	—	—	—	—	6,881	—	6,881
Net loss on sale of forward swaps	—	—	—	—	(5,593)	—	(5,593)
Other-than-temporary impairment loss noncredit portion	—	—	—	—	(1,051)	—	(1,051)

Total comprehensive income	—	—	—	53,365	19,285	—	72,650
Issuance of common stock	—	3	64,956	—	—	—	64,959
Repurchase of common stock	—	—	(1,806)	—	—	—	(1,806)
Share-based grants (including income tax benefits)	—	—	7,630	—	—	—	7,630
Paid-in-kind dividends on preferred stock	—	—	5,108	(5,108)	—	—	—
Dividends paid	—	—	—	(225)	—	—	(225)
Disposal of Priceline Mortgage Company, LLC	—	—	—	—	—	(8,921)	(8,921)

Balance, December 31, 2009	$3	$31	$253,729	$280,085	$20,063	$—	$553,911

(Concluded)

See notes to consolidated financial statements.

EverBank Financial Corp and Subsidiaries

Consolidated Statements of Cash Flows
For the Years Ended December 31, 2009, 2008 and 2007
(Dollars in thousands)

	2009	2008	2007

Operating Activities:
Net income	$53,365	$43,588	$27,490
Less: Net (loss) income from discontinued operations	(172)	20,452	(1,934)

Net income from continuing operations	53,537	23,136	29,424
Adjustments to reconcile net income to net cash used in operating activities:
Accretion of premiums and discounts on investments, net	(77,638)	(1,547)	(1,423)
Depreciation and amortization of premises and equipment and intangible assets	9,216	8,560	7,469
Amortization of gain (loss) on sale of interest rate swaps	4,079	1,234	(2,038)
Amortization of mortgage servicing rights	65,464	41,190	44,551
Deferred income taxes	(11,393)	(6,985)	(3,567)
Provision for loan losses	121,912	37,278	5,632
(Gain) loss on sale of investments	(8,956)	253	(1,618)
Purchase of trading securities	—	(285,165)	—
Proceeds from sales and maturities of trading securities	233,403	53,199	—
Share-based compensation expense	7,630	4,317	1,107
Other operating activities	1,654	(155)	(10,498)
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Loans held for sale, including proceeds from sales and repayments	(506,388)	28,324	6,593
Other assets	109,223	(197,898)	(1,553)
Accounts payable and accrued liabilities	(17,691)	9,633	(70,620)

Net cash (used in) provided by continuing operating activities	(15,948)	(284,626)	3,459
Cash (used in) provided by discontinued operations	(667)	1,818	(52,148)

Net cash used in operating activities	(16,615)	(282,808)	(48,689)
Investing Activities:
Purchase of available for sale securities	(1,385,652)	(788,604)	(374,773)
Proceeds from sale of available for sale securities	53,415	522,634	316,273
Proceeds from maturities of available for sale securities	277,869	99,305	195,095
Purchases of other investments	(65,681)	(50,111)	(183,906)
Proceeds from sale of other investments	36,630	37,350	164,369
Decrease (increase) in loans held for investment, net of discount or premium, amortization and principal payments	252,060	(904,837)	(1,424,092)
Purchases of premises and equipment	(13,501)	(12,051)	(14,094)
Payments related to sale of discontinued operations	(2,132)	—
Purchase of equity interest in subsidiary, net of cash acquired of $93	—	—	(15,634)
Proceeds from sale of discontinued operations, net of divested cash of $1 and $21,414, respectively	199	30,531	—
Proceeds from repayment of loan on a discontinued operation	—	65,180	—
Purchases of mortgage servicing rights	(107,130)	(147,395)	(109,513)
Sale of mortgage servicing rights	265	12,509	62,764
Other investing activities	—	(990)	(1,723)

Net cash used in investing activities	(953,658)	(1,136,479)	(1,385,234)

(Continued)

See notes to consolidated financial statements.

EverBank Financial Corp and Subsidiaries

Consolidated Statements of Cash Flows
For the Years Ended December 31, 2009, 2008 and 2007
(Dollars in thousands)

	2009	2008	2007

Financing Activities:
Net increase in nonmaturity deposits	$1,273,752	$1,279,048	$450,998
Net increase (decrease) in time deposits	38,500	(168,394)	448,378
Net (decrease) increase in short-term other borrowings	(139,280)	71,527	(315,248)
Proceeds from long-term other borrowings	235,000	525,000	879,700
Repayments of long-term other borrowings	(518,500)	(370,000)	(136,000)
Proceeds from issuance of trust preferred securities	—	—	43,000
Issuance of common stock	64,959	1,325	134
Issuance of Series B Preferred Stock	—	120,601	—
Repurchase of common stock	(1,806)	(3,086)	(238)
Dividends paid	(225)	(232)	(234)
Dissolution distribution to priceline.com	(8,921)	—	—
Payments for settlement of forward interest rate swaps	(12,855)	(7,528)	(858)

Net cash provided by financing activities	930,624	1,448,261	1,369,632

Net (Decrease) Increase in Cash and Cash Equivalents	(39,649)	28,974	(64,291)
Cash and Cash Equivalents
Beginning of year	62,922	33,948	98,239

End of year	$23,273	$62,922	$33,948

Supplemental Disclosures of Cash Flow Information:
Cash paid for:
Interest	$169,544	$209,519	$173,382
Income taxes	50,592	34,957	20,336
Supplemental Schedules of Noncash Investing Activities:
Loans transferred to other real estate owned and foreclosure receivable	$130,281	$12,912	5,692
Additions of originated servicing assets for loans sold	86,735	—	—
Accrued liabilities related to purchase of mortgage servicing rights	42,827	—	—
Accrued receivable for sale of mortgage servicing rights	—	1,000	14,690
Accrued liabilities related to sale of mortgage servicing rights	—	616	1,912
Transfer of investments available for sale to investments held to maturity	24,204	—	8,783
Accrued receivable for sale of discontinued operations	—	2,900	—

(Concluded)

See notes to consolidated financial statements.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

1.	Organization and Summary of Significant Accounting Policies

a) Organization — EverBank Financial Corp (the Company) is a thrift holding company with one direct subsidiary, EverBank (EB). EB is a federally chartered thrift institution with its home office and all of its branch offices located in Jacksonville, Florida along with internet banking services offered nationwide. EB (a) accepts deposits from the general public; (b) originates, purchases, services, sells, and provides reinsurance for residential real estate mortgage loans; (c) originates, services, and sells commercial real estate loans; (d) originates consumer, home equity, and commercial loans; and (e) offers full-service securities brokerage services.

EB’s subsidiaries include AMC Acquisition, Inc., the parent of EverHome Mortgage Company, and AMC Holding, Inc., the parent of CustomerOne Financial Network, Inc. and the majority owner of EverBank Reverse Mortgage LLC (EBRM) prior to its sale in May 2008. EB also directly owns EB Reinsurance Holding, Inc. EB owned 51% of Priceline Mortgage Company, LLC (PMC), a joint venture with priceline.com, Incorporated, prior to its dissolution in July 2009. See Note 2 for additional information.

b) Basis of Presentation — The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. They include the accounts of the Company and its majority-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications were made to previously reported amounts to make them consistent with the current period presentation. The results of operations for acquired companies are included from the dates of the acquisitions.

Accounting principles generally accepted in the United States of America require management to make estimates that affect the reported amounts and disclosures of contingencies in the consolidated financial statements. Estimates by their nature are based on judgment and available information. Material estimates relate to the Company’s allowance for loan losses, contingent liabilities, and the fair value of investment securities, loans held for sale, mortgage servicing rights (MSR), share-based compensation, and derivative instruments. Because of the inherent uncertainties associated with any estimation process and future changes in market and economic conditions, it is possible that actual results could differ from those estimates.

In preparing the consolidated financial statements for the year ended December 31, 2009, the Company has evaluated, for potential recognition and disclosure, events and transactions that have occurred subsequent to December 31, 2009 through the date of the original issuance of the Company’s consolidated financial statements on March 18, 2010. The Company has updated the evaluation of events occurring subsequent to the original issuance date through the date of October 7, 2010, the date the consolidated financial statements were available to be issued. See Note 26 for a description of subsequent events.

c) New Pronouncements

Pronouncements effective in current year:

Accounting Standards Codification — In June 2009, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 168 (now ASC 105), The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of SFAS 162. This statement modifies the generally accepted accounting principles (GAAP) hierarchy by establishing only two levels of GAAP: authoritative and nonauthoritative accounting literature. Effective July 2009, the FASB Accounting Standards Codification (ASC) is the single source of authoritative U.S. accounting and reporting standards, with the exception of

EverBank Financial Corp and Subsidiaries

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additional authoritative rules and interpretive releases issued by the Securities and Exchange Commission. This statement became effective as of July 1, 2009. All accounting references have been updated, and therefore references to SFAS have been replaced with corresponding references to ASC.

Other-Than-Temporary Impairments — In April 2009, the FASB issued guidance which is now part of ASC 320-10, Investments — Debt and Equity Securities, on the recognition and presentation of other-than-temporary-impairment (OTTI). Under the guidance, an entity is required to recognize the credit component of OTTI of a debt security in earnings and the noncredit component in other accumulated comprehensive income (AOCI) when the entity does not intend to sell the security and it is more likely than not that the entity will not be required to sell the security prior to recovery. ASC 320 also requires expanded disclosures. The Company adopted this guidance effective April 1, 2009. The Company did not recognize a cumulative effect adjustment as a result of the adoption of the OTTI guidance because all previous OTTI losses recognized in earnings were related to credit losses. The adoption of the OTTI guidance did not have a material effect on the consolidated financial statements.

Fair Value Measurements — In October 2008, the FASB issued guidance which is now part of ASC 820, Fair Value Measurement and Disclosures, related to determining the fair value of a financial asset when the market for that asset is not active. The adoption of this guidance did not have a material impact on the consolidated results of operations of the Company; however its application impacted AOCI as it was applied to the Company’s nonagency investment portfolio. See Note 20 for additional information.

In April 2009, the FASB issued further guidance, which is now part of ASC 820, Fair Value Measurement and Disclosures, in determining fair value when the volume and level of activity for an asset or liability have significantly decreased and in identifying transactions that are not orderly under ASC 820. This amendment to fair value accounting provides guidance for determining whether a market is inactive and a transaction is distressed in order to apply the existing fair value measurement guidance. In addition, the new requirements provide for enhanced disclosures regarding financial assets and liabilities that are recorded at fair value. The Company adopted this guidance effective April 1, 2009. The adoption did not have a material impact on the consolidated results of operations of the Company.

Disclosures about the Fair Value of Financial Instruments — In April 2009, the FASB issued guidance which is now part of ASC 825-10, Financial Instruments, requiring entities to disclose the methods and assumptions used to estimate fair value as well as any changes in methods and assumptions that occurred during the reporting period. The adoption of this amendment only impacted additional disclosures to the consolidated financial statements.

Noncontrolling Interests in Consolidated Financial Statements — In December 2007, the FASB issued guidance on noncontrolling interests in consolidated financial statements. It requires all entities to report noncontrolling (i.e., minority) interests in subsidiaries as equity in the consolidated financial statements and to account for transactions between an entity and noncontrolling owners as equity transactions if the parent retains its controlling financial interest in the subsidiary. The guidance also requires expanded disclosure that distinguishes between the interests of the controlling owners and the interests of the noncontrolling owners of a subsidiary. The guidance, which is now part of ASC 810-10, Consolidation, was effective for the year beginning on January 1, 2009, and prior year amounts have been reclassified to comply with the new reporting requirements.

Derivative Instruments and Hedging Activities — In January 2008, the Company adopted guidance which is now part of ASC 815-10, Derivatives and Hedging. Written loan commitments are

EverBank Financial Corp and Subsidiaries

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recorded at fair value through earnings for loan commitments issued or modified at the adoption date. ASC 815-10 requires that the expected net future cash flows related to servicing a loan be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. The adoption of this guidance did not have a material impact on the consolidated financial position or results of operations of the Company.

In March 2008, the FASB issued new requirements for disclosures about derivative instruments and hedging activities, which requires expanded qualitative, quantitative and credit-risk disclosures about derivatives and hedging activities and their effects on the Company’s consolidated financial position, financial performance and cash flows. The guidance, which is now part of ASC 815-10, Derivatives and Hedging, was adopted by the Company for the year beginning on January 1, 2009. The adoption of this guidance only impacted additional disclosures to the consolidated financial statements.

Business Combinations — In December 2007, the FASB issued guidance on accounting for business combinations and requires, with limited exceptions, the acquirer in a business combination to recognize 100% of the assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition-date fair value. In addition, the guidance requires acquisition-related transaction and restructuring costs to be expensed when incurred, requires that certain contingent assets and liabilities acquired, as well as contingent consideration, be recognized at fair value if fair value can be determined during the measurement period and modifies the accounting for certain acquired income tax assets and liabilities. The guidance, which is part of ASC 805-10, Business Combinations, was effective for new acquisitions consummated on or after January 1, 2009. The adoption of this guidance had no impact on the consolidated financial position and results of operations of the Company for 2009.

Subsequent Events — In May 2009, the FASB issued guidance which is now part of ASC 855-10, Subsequent Events, which requires accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC 855-10 is effective for annual periods ending after June 15, 2009. The adoption did not have a material impact on the consolidated financial statements.

Pronouncements effective in future periods:

Accounting for Transfers of Financial Assets — In June 2009, the FASB issued guidance which is now part of ASC 860, Transfers and Servicing, and amends the criteria to meet sale accounting for transfers of financial assets. This guidance eliminates the concept of a qualifying special purpose entity, provides clarification of whether a transferor has surrendered control over transferred financial assets, limits the circumstances in which a transferor should derecognize financial assets when the entire financial asset has not been transferred, and requires that the transferor recognize all assets obtained and liabilities incurred at fair value. The Company has evaluated this guidance and there was no material impact to the consolidated financial statements. The guidance is effective for the Company’s transfers on or after January 1, 2010.

Adjustments to Accounting for Variable Interest Entities — In June 2009, the FASB issued guidance which is now part of ASC 810, Consolidation, relating to the consolidation of variable interest entities (VIE). This guidance changes the criteria by which an enterprise determines whether it must consolidate a VIE to require that a VIE be consolidated by the enterprise that has both the power to direct the activities that most significantly impact the VIE’s economic performance and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. It also requires that an enterprise continually reassess, based on current facts and circumstances whether it

EverBank Financial Corp and Subsidiaries

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should consolidate the VIEs with which it is involved. The Company has evaluated this guidance and there was no material impact to the consolidated financial statements. The guidance is effective for the Company on January 1, 2010.

d) Cash and Cash Equivalents — Cash and cash equivalents include cash, amounts due from banks, and interest-bearing deposits with banks with an original maturity of three months or less.

e) Investment Securities — The Company invests in trading, available for sale and held to maturity investments. Investments classified as trading securities are bought and held principally for the purpose of selling them in the near term and are carried at fair value. Unrealized gains or losses on trading securities are recorded in earnings as a component of other noninterest income.

Investments classified as held to maturity are debt securities that the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Purchase premiums and discounts are recognized in interest income using the effective interest method over the expected term of the securities.

Securities not classified as held to maturity or trading are considered to be available for sale and are reported at their fair value. Unrealized gains and losses on available for sale securities are reported, net of applicable taxes, as a component of AOCI. Gains and losses on the disposition of available for sale securities are recorded on the trade date using the specific identification method and are recognized in other noninterest income. Purchase premiums and discounts on debt securities are recognized in interest income using the effective interest method over the expected term of the securities.

Management evaluates all investments for OTTI on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. For investments in which the fair value is less than the amortized cost, the Company performs an OTTI analysis to determine whether the impairment is temporary and assesses whether (a) it has the intent to sell the debt security, (b) it is more likely than not that it will be required to sell the debt security before its anticipated recovery, or (c) it does not expect to recover the amortized cost basis.

The Company’s OTTI policy defines certain triggers for investments that require a present value calculation of expected cash flows. If none of these triggers are met, the Company performs a qualitative analysis to determine if it expects to recover the entire amortized cost basis of the investment.

When the Company has determined that OTTI exists, the Company performs a present value cash flow analysis using models that project prepayments, default rates, and loss severities on the collateral supporting the security. The Company considers the following factors in determining whether a credit loss exists:

—	The period over which the debt security is expected to recover;

—	The length of time and extent to which the fair value has been less than the amortized cost basis;

—	The level of credit enhancement provided by the structure which includes, but is not limited to, credit subordination positions, overcollateralization, protective triggers;

—	The cause of impairment and changes in the near term prospects of the issuer or underlying collateral of a security, such as changes in default rates, loss severities given default and significant changes in prepayment assumptions;

EverBank Financial Corp and Subsidiaries

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—	The level of excess cash flows generated from the underlying collateral supporting the principal and interest payments of the debt securities; and

—	Any adverse changes to credit conditions of the issuer or the security such as credit downgrades by the rating agencies.

If the Company intends to sell the debt security or it is more likely than not that it will be required to sell the security before recovery of its remaining amortized cost basis, total OTTI will be recognized in earnings. However, if neither of those conditions exist, the amount of OTTI related to the credit loss is recognized in earnings while the amount of impairment related to all other factors is recognized in AOCI.

Subsequent noncredit losses recorded in AOCI attributed to held to maturity investments are accreted to the amortized cost of the investment over the remaining life, based on the amount and timing of future estimated cash flows.

For equity securities, declines in the fair value below their cost are deemed to be other than temporary unless the Company has the intent and ability to retain the investment in the issuer for a period of time sufficient to allow recovery in the fair value.

f) Loans Held for Sale — Loans held for sale represent loans originated or acquired by the Company with the intent to sell. Management does not have the intent to hold the loans for the foreseeable future or until maturity. The Company elected fair value accounting for certain residential mortgage loans. Electing to use fair value accounting allows a better offset of the changes in the fair values of the loans and the derivative instruments used to economically hedge them without the burden of complying with the requirements for hedge accounting. These loans are initially recorded and carried at fair value, with changes in fair value recognized in gain on sale of loans and mortgage servicing rights. Loan origination fees are recorded when earned, and related costs are recognized when incurred.

The Company has not elected to fair value other residential mortgage loans, primarily because these loans are variable rate with minimal interest rate risk and are not economically hedged with derivative instruments. These loans are carried at the lower of cost or fair value. Direct loan origination fees and costs are deferred at loan origination or acquisition. These amounts are recognized as income at the time the loan is sold and included in gain on sale of loans and mortgage servicing rights in the accompanying Consolidated Statements of Income. Gains and losses on sale of these loans are recorded in earnings.

The Company elected fair value accounting for certain commercial loans that are held for sale. The Company has not elected fair value accounting for other commercial loans, as these loans are held for investment.

Loans held for sale also include delinquent mortgage loans purchased out of mortgage pools. These loans are generally guaranteed by government-sponsored agencies. The loans are held until they move into foreclosure or become current and are then evaluated for sale in the secondary market. The loans are reported at the lower of cost or fair value.

Interest income on loans held for sale is calculated based on the interest rate of the loan and is recorded in interest income. Accrued interest is recorded in other assets.

g) Loans Held for Investment — Loans that the Company has the intent and ability to hold for the foreseeable future are classified as held for investment. Loans held for investment are reported at the principal amount outstanding, net of the allowance for loan losses and net of deferred loan fees

EverBank Financial Corp and Subsidiaries

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and costs and any discounts received or premiums paid on purchased loans. Deferred fees, costs, discounts and premiums are amortized over the estimated life of the loan using the interest method. Interest income on loans is accrued as earned and is computed using the effective interest method.

Acquired loans follow the reserve standard set in ASC Subtopic No. 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. At acquisition, the Company reviews each loan or pool of loans to determine whether there is evidence of deterioration in credit quality since origination and if it is probable that the Company will be unable to collect all amounts due according to the loan’s contractual terms. The Company considers expected prepayments and estimates the amount and timing of undiscounted expected principal, interest and other cash flows for each loan or pool of loans meeting the criteria above, and determines the excess of the loans’ or pool of loans’ scheduled contractual principal and contractual interest payments over all cash flows expected at acquisition as an amount that should not be accreted (non-accretable difference). The remaining amount, representing the excess or deficit of the loans’ or pool of loans’ cash flows expected to be collected over the amount paid, is accreted or amortized into interest income over the remaining life of the loan or pool (accretable yield). The Company records a discount on these loans at acquisition to record them at their realizable cash flow.

Periodically, the Company evaluates the expected cash flows for each pool. An additional allowance for loan losses is recognized if the present value of future cash flows discounted at the effective interest rate of the pool has decreased. The present value of any subsequent increase in the pool’s actual cash flows or cash flows expected to be collected is used first to reverse any existing valuation allowance for that pool. Any remaining increase in cash flows expected to be collected is adjusted to the accretable yield and recognized over the estimated remaining life of the pool.

h) Allowance for Loan Losses — The allowance for loan losses represents management’s estimate of probable and reasonably estimable credit losses inherent in loans held for investment as of the balance sheet date. The estimate of the allowance is based on a variety of factors, including an evaluation of the loan portfolio, past loss experience, adverse situations that have occurred but are not yet known that may affect the borrower’s ability to repay, the estimated value of underlying collateral, and current economic conditions. Loans considered to be uncollectible are charged off against the allowance. The amount and timing of charge-offs on loans includes consideration of the loan type, length of delinquency, insufficient collateral value, lien priority and the overall financial condition of the borrower. Recoveries on loans previously charged off are added to the allowance.

The foundation of the allowance for the Company’s commercial loan portfolio is the credit risk rating of each relationship within the portfolio. The credit risk of each borrower is assessed, and a risk grade is assigned. Grades are reviewed on specific loans by senior management and as part of the Company’s loan review process. The commercial loan loss allowance is determined for all pass-rated borrowers based upon the borrower risk rating, historical loss experience by internal risk rating, current economic conditions, industry performance trends, geographic or borrower concentrations, the current business strategy and credit process, loan underwriting criteria, and other pertinent information.

Reserves are determined for impaired commercial loans individually based on management’s evaluation of the borrower’s overall financial condition, resources, and payment record; the prospects for support from any financially responsible guarantors; and the realizable value of any collateral. Reserves are established for these loans based upon an estimate of probable losses for the individual loans deemed to be impaired. This estimate considers all available evidence including the present value of the expected future cash flows and the fair value of collateral less disposal costs. Loans for

EverBank Financial Corp and Subsidiaries

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which impaired reserves are provided are excluded from the general reserve calculations described above to prevent duplicate reserves.

The allowance also consists of reserves for unimpaired loans that encompass qualitative economic factors and specific market risk components. The foundation for the general consumer allowance is a review of the loan portfolios and the performance of those portfolios. This review is accomplished by first segmenting the portfolio into homogenous pools. Residential mortgage loans, home equity loans, credit card loans, and other consumer loans are considered separately. The historical performance of each of these pools is analyzed by examining the level of charge-offs over a specific period of time. The historical average charge-off level for each pool is updated at least quarterly.

Loan portfolios tied to acquisitions made during the year are incorporated into the Company’s allowance process. If the acquisition has an impact on the level of exposure to a particular loan type, industry or geographic market, this increase in exposure is factored into the allowance determination process.

Based on facts and circumstances available, management of the Company believes that the allowance for loan losses is adequate to cover any probable losses in the Company’s loan portfolio. However, future adjustments to the allowance may be necessary, and the Company’s results of operations could be adversely affected if circumstances differ substantially from the assumptions used by management in determining the allowance for loan losses.

i) Asset Quality — Written underwriting standards established by the senior credit committee and management govern the lending activities of the Company. Established loan origination procedures require appropriate documentation including financial data and credit reports. For loans secured by real property, the Company generally requires property appraisals, title insurance or a title opinion, hazard insurance and flood insurance, where appropriate. Loan payment performance is monitored and late charges are assessed on past due accounts. Every effort is made to minimize any potential loss, including instituting legal proceedings, as necessary. Commercial and residential loans of the Company are periodically reviewed through a loan review process. All other loans are also subject to loan review through a periodic sampling process.

The Company utilizes an asset risk classification system in compliance with guidelines established by the Federal Reserve Board as part of its efforts to improve asset quality. In connection with examinations of insured institutions, both federal and state examiners also have the authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: substandard, doubtful and loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full questionable and there is a high probability of loss based on currently existing facts, conditions and values. An asset classified as loss is not considered collectable and of such little value that continued recognition as an asset of the Company is not warranted. Commercial loans with adverse classifications are reviewed by the Special Assets Committee of the Senior Credit Committee at least monthly.

Loans are placed on non-accrual status when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual, which is generally when the loan becomes 90 days past due, with the exception of government-insured loans. Accordingly, when a loan is placed on non-accrual status, previously accrued but unpaid interest is reversed from interest income, and interest income is recorded as collected. When a customer makes six

EverBank Financial Corp and Subsidiaries

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consecutive qualifying payments under the terms of the loan, interest accruals are resumed and suspended interest is recognized.

Real estate acquired by the Company as a result of foreclosure or by deed-in-lieu of foreclosure is classified as other real estate owned (OREO) until sold, and is carried at the balance of the loan at the time of acquisition or at estimated fair value less estimated costs to sell, whichever is less.

Under ASC 310-40, Troubled Restructuring by Creditor, the Company is required to account for certain loan modifications or restructurings as troubled debt restructurings (TDRs). In general, the modification or restructuring of a debt constitutes a TDR if the Company for economic or legal reasons related to the borrower’s financial difficulties grants a concession to the borrower that the Company would not otherwise consider under current market conditions. Debt restructurings or loan modifications for a borrower do not necessarily constitute TDRs, however, and TDRs do not necessarily result in non-accrual loans. Loans restructured at a rate equal to or greater than that of a new loan with comparable risk at the time the contract is modified are not considered to be impaired loans in calendar years subsequent to the restructuring. Interest income on TDR loans is recognized in the same manner as loans which are not TDRs.

The Company may modify certain loans to retain customers or to maximize collection of the loan balance. The Company has maintained several programs designed to assist borrowers by extending payment dates or reducing the borrower’s contractual payments. All loan modifications are made on a case by case basis. Loan modifications in which concessions are made to borrowers experiencing financial difficulty and who are unable to obtain similar financing elsewhere are classified as TDRs. Such modifications could involve forgiving a portion of interest or principal on any loans or making loans at a rate that is less than that of market rates. In such case the amount of the forgiveness is charged off.

The initial and ongoing decision regarding accrual status is a separate and distinct process from the TDR analysis and determination. If the borrower has demonstrated performance under the previous terms and shows the capacity to continue to perform under restructured terms, accrual status is maintained provided the restructuring is supported by a current, well-documented credit assessment of the borrower’s financial condition and prospects for repayment under the revised terms. This evaluation includes consideration of the borrower’s sustained historical repayment performance for the six-month period prior to the date of the restructuring. If the borrower was materially delinquent on payments prior to the restructure, but shows potential capacity to meet the restructured terms, the loan would continue to be kept on non-accrual status until the borrower has demonstrated performance according to the terms of the restructuring agreement for a period of at least six months.

j) Mortgage Servicing Rights — MSRs are acquired through bulk purchases of MSR or by selling purchased or originated mortgage loans and agency mortgage-backed securities with servicing rights retained. Originated mortgage servicing rights are recognized based on the relative fair values of the mortgage loans or securities and the related servicing rights at the date of sale using values derived from an internal model. MSRs are amortized in proportion to, and over the estimated life of the projected net servicing revenue and are periodically evaluated for impairment.

The Company stratifies its MSR based on the predominant risk characteristics of the underlying financial assets, including product type and interest rate coupon. The effect of changes in market interest rates on estimated rates of loan prepayment is the predominant risk characteristic of the MSR. Impairment is recognized through a valuation allowance for each stratum. The valuation allowance is adjusted to reflect the amount, if any, by which the cost basis of the MSR for a given stratum exceeds its fair value. Any fair value in excess of the cost basis for a given stratum is not

EverBank Financial Corp and Subsidiaries

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recognized. In 2009, the Company revised the MSR strata to reflect the downward shift in interest rates in the composition of the portfolio. The revision did not have a material impact on the consolidated financial statements.

Because quoted market prices from active markets are not readily available, a present value cash flow model is used to estimate the fair value of MSR. The key assumptions used in the MSR valuation model are the anticipated rate of loan prepayments and discount rates. Other assumptions such as costs to service the underlying loans, foreclosure costs, ancillary income, and float rates are also used in determining the value of the MSR. All of the assumptions are based on standards used by market participants in valuing MSR and are reviewed and approved by management on a quarterly basis. In addition, third-party appraisals of fair value are obtained at least annually to confirm the reasonableness of values generated by the valuation model.

Loan servicing fee income represents income earned for servicing residential mortgage loans owned by investors. It includes mortgage servicing fees and other ancillary servicing income, net of guaranty fees and subservicing costs paid to third parties. Servicing fees are generally calculated on the outstanding principal balances of the loans serviced and are recorded as income when earned.

k) Premises and Equipment — Computer hardware and software, furniture, equipment, and leasehold improvements are carried at amortized cost. Depreciation is computed using the straight-line method over the estimated useful lives of hardware, software, furniture and equipment ranging from 3 to 10 years. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the period the Company expects to occupy the leased space. The Company reviews premises and equipment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. An impairment loss is recognized when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposal is less than its carrying amount.

l) Goodwill and Intangible Assets — Intangible assets include goodwill and core deposit premiums and are included in other assets.

Goodwill totaled $239 at December 31, 2009 and 2008. Goodwill is not amortized and is evaluated for potential impairment, on an annual basis or when events or circumstances indicate a potential impairment, at the reporting unit level. Reporting units are evaluated to determine whether their carrying value exceeds their fair market value. Should this be the case, goodwill may be impaired and written down.

The Company may use judgment in assessing goodwill and intangible assets for impairment. Estimates of fair value are based on projections of revenues, operating costs and cash flows of each reporting unit considering historical and anticipated future results, general economic and market conditions as well as the impact of planned business or operational strategies. The valuations employ a combination of present value techniques to measure fair value and consider market factors. Additionally, judgment is used in determining the useful lives of finite-lived intangible assets. Changes in judgments and projections could result in a significantly different estimate of the fair value of the reporting units and could result in an impairment of goodwill.

In December 2008, the Company’s management committed to a plan to sell its commercial and multifamily real estate business and, as a result, the related goodwill was considered to be impaired. The goodwill impairment of $2,963 was included in discontinued operations for the year ended December 31, 2008. No goodwill impairment was recognized in 2009 or 2007. The cumulative

EverBank Financial Corp and Subsidiaries

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goodwill impairment charge for the year ended December 31, 2008 was $2,963. See Note 2 for additional information.

Core deposit premiums are amortized over the estimated life of the acquired deposits, currently approximately seven years, using the straight-line method. Amortization expense was $707, $1,207 and $1,207 for the years ended December 31, 2009, 2008 and 2007, respectively. Core deposit premiums are evaluated for impairment annually or whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. No events or changes related to the Company’s core deposit premiums occurred during 2009, 2008 or 2007. Core deposit premium was fully amortized as of December 31, 2009.

m) Servicing Advances — In the ordinary course of servicing residential and other mortgage loans, the Company routinely advances principal and interest payments to investors prior to their collection from mortgagors. The Company also advances payments of property taxes and insurance premiums in the event mortgagors have not funded their escrow accounts sufficiently. The Company establishes an allowance on advances based on an analysis of the underlying loans. The allowance reflects an amount which, in management’s judgment, is adequate to provide for probable losses after giving consideration to the composition of the underlying loans, current economic conditions, past loss experience, evaluation of probable losses in the current servicing portfolio, and such other factors that warrant current recognition in estimating losses.

n) Foreclosure Claims Receivable — Foreclosure claims receivable relate to loans insured by the government and include mortgage foreclosure claims receivable and mortgage loans purchased from investors and in process of foreclosure. Foreclosure claims are filed with the Federal Housing Administration or the Veterans Administration and are carried at the lower of cost or fair value. Mortgage loans in process of foreclosure are recorded at the lower of cost or fair value and include unpaid principal and interest balances and advances related to obtaining title and possession of properties.

o) Other Real Estate Owned — Other real estate owned consists of property that has been acquired by foreclosure or by deed in lieu of foreclosure. The properties are carried at the lower of cost or fair value less estimated costs to sell. Costs relating to the development and improvement of property are capitalized to the extent the balance does not exceed fair value, whereas those relating to maintaining the property are charged to expense.

p) Investment in Reinsurance Pools — EB Reinsurance Corporation (EBRE), a wholly owned subsidiary of EB Reinsurance Holding, Inc., reinsures pools of primary mortgage insurance with four unrelated companies that provide insurance on loans originated by the Company. The benefits and risks to the Company are limited to its reinsurance pools. Premiums assumed are earned on a pro-rata basis over the period of the contract.

During 2009, EBRE entered into agreements to cease its reinsurance with two mortgage insurers. These agreements release EBRE of any future liabilities effective on the date of the agreements and payment of such commuted amounts.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
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Amounts related to reinsurance operations are reflected in the accompanying consolidated financial statements as of and for the years ended December 31, 2009, 2008 and 2007, as follows:

	2009	2008	2007

Cash and cash equivalents	$8,713	$8,615	7,662
Total assets	9,005	9,796	8,034
Total liabilities	2,739	2,853	287
Net (loss) income	(678)	(803)	1,006

q) Deposits — Deposits with customers include noninterest-bearing and interest-bearing demand deposits, savings and money market accounts, and time deposits. The Company offers deposits denominated in U.S. dollars as well as various foreign currencies. Foreign-currency-denominated deposits are recorded at the spot rate, with any foreign currency gain or loss recognized as an adjustment to the carrying value. To manage the risk from fluctuations that may occur in world currency markets, the Company enters into short-term forward exchange contracts.

The Company also offers certain time deposits that allow customers to receive payments at maturity based on increases in various equity, metal and foreign currency indices. This potential payment to the customer qualifies as an embedded derivative. Changes in fair value of the options are recognized in other noninterest income. The Company purchases options as an economic hedge for these embedded options. See Note 19 for additional information.

r) Other Borrowings — The Company records Federal Reserve Bank (FRB) advances, FHLB advances, and securities sold under repurchase agreements at their principal amount. Interest expense is accrued based on the coupon rate of the obligations.

s) Trust Preferred Securities — The Company issues trust preferred securities through subsidiary trusts as a form of additional funding. These securities are recorded at the principal amount, with interest expense accrued at the coupon rate.

t) Noncontrolling Interest in Subsidiary — The Company records noncontrolling interest to reflect the portion of ownership interest in subsidiaries held by parties other than the Company.

u) Income Taxes — The Company and its subsidiaries file federal and certain state income tax returns on a consolidated basis. Additionally, the Company’s subsidiaries file separate state income tax returns with various state jurisdictions. The provision for income taxes includes the income tax balances of the Company and all of its subsidiaries. Deferred tax assets and liabilities are recognized for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets and liabilities are adjusted for the effects of changes in tax rates in the period of change. The Company establishes a valuation allowance when management believes, based on the weight of available evidence, it is more likely than not that some portion of the deferred tax assets will not be realized.

The Company recognizes and measures income tax benefits based upon a two-step model: 1) a tax position must be more-likely-than-not to be sustained based solely on its technical merits in order to be recognized, and 2) the benefit is measured as the largest dollar amount of that position that is more-likely-than-not to be sustained upon settlement. The difference between the benefit recognized for a position in this model and the tax benefit claimed on a tax return is recognized as an unrecognized tax benefit. The Company recognizes income-tax-related interest and penalties in general and administrative expense.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

v) Segment Information — ASC 280, Segment Reporting, requires the reporting of information about a company’s operating segments using a “management approach.” This requires that reportable segments be identified based upon those revenue-producing components for which separate financial information is produced internally and which are subject to evaluation by the chief operating decision maker in deciding how to allocate resources to segments. The Company reports the results of its operations through three reportable segments: Banking and Wealth Management, Mortgage Banking, and Corporate Services. See Note 25 for additional information on the Company’s segments.

w) Earnings Per Common Share (EPS) — In calculating basic and diluted EPS, the Company uses the Two-Class Method, which is an earnings allocation formula under which EPS is calculated for common stock and participating securities according to dividends declared and participating rights in undistributed earnings. Under this method, all earnings (distributed and undistributed) are allocated to participating securities and common shares based on their respective rights to receive dividends. Basic EPS is computed by dividing net income allocated to common shareholders by the weighted average common shares outstanding. Diluted earnings per common share is computed by dividing income allocated to common shareholders by the weighted average common shares outstanding plus amounts representing the dilutive effect of stock options outstanding, nonvested stock, and the dilution resulting from the conversion of convertible preferred stock, if applicable.

x) Derivative Instruments — The Company uses derivative financial instruments to manage exposure to interest rate risk, foreign currency risk and changes in the fair value of loans held for sale. Derivative transactions are measured in terms of the notional amount, but this amount is not reflected in the balance sheet nor, when viewed in isolation, is it a meaningful measure of the risk profile of the instruments. The notional amount is generally not exchanged and is used only as a basis on which interest and other payments are determined. Derivative instruments used for risk management purposes include those classified as hedging instruments under ASC 815, Derivatives and Hedging, as well as those classified as freestanding derivatives.

The Company also offers various deposit products to its customers, including commodity, equity and foreign exchange contracts, and typically offsets its exposure from such products by entering into financial contracts. The customer accommodations and any offsetting financial contracts are treated as freestanding derivatives. Other freestanding derivatives are used to manage the overall changes in price on loans held for sale or trading investments and include interest rate swaps, forward sales commitments and option contracts.

The Company’s derivative activities are monitored by its Asset Liability Committee, which oversees all asset and liability management and secondary marketing activities. The Company’s hedging strategies are developed through analysis of data from financial models and other internal and industry sources. The Company incorporates the results of hedging strategies into its overall interest rate and asset/liability risk management.

Cash Flow Hedges — As part of its asset and liability management activities, the Company enters into forward interest rate swaps as a cash flow hedge for forecasted transactions that would create variable cash flows. The Company uses pay-fixed, receive-variable interest rate swaps to synthetically convert these instruments to fixed rate and manage this exposure.

The fair values of these derivatives are reported in other assets or accounts payable and accrued liabilities and the effective portion of the derivative’s gain or loss is recorded in accumulated other comprehensive income (AOCI). All gains or losses on these derivatives are included in the assessment of hedge effectiveness. Upon settlement of the forecasted transaction, amounts reported

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

in AOCI are subsequently reclassified to interest income or expense in the same line item and during the same period in which the hedged item affects earnings.

Freestanding Derivatives:

Interest Rate Lock Commitments (IRLCs) — In the ordinary course of business, the Company enters into commitments to originate residential mortgage loans at interest rates that are determined prior to funding. IRLCs for loans that the Company intends to sell are considered free-standing derivatives and are recorded at fair value at inception.

Changes in value subsequent to inception are based on changes in the fair value of the underlying loan and changes in the probability that the loan will fund within the terms of the commitment, affected primarily by changes in interest rates and the passage of time. The aggregate fair value of IRLCs on the balance sheet is recorded in other assets or accounts payable and accrued liabilities. The interest exposure on the Company’s IRLCs is economically hedged with forward sales commitments and options, and their fair value is recorded in other assets or accounts payable and accrued liabilities. Changes in the fair value of the IRLCs and related forward sales commitments are recognized as gain on sale of loans in the consolidated statements of income.

Forward Sales Commitments (FSA) — The Company uses FSA and optional forward sales commitments (OFSA) to manage its exposure to interest rate risk related to changes in the fair value of loans held for sale. The fair values of the FSA and OFSA are recorded in other assets and accounts payable and accrued liabilities. Changes in the fair value of these derivatives are reported as gain on sale of loans.

Foreign Exchange Contracts — Foreign exchange contracts are commitments to buy or sell a foreign currency at a certain price on a future date and may be settled in cash or through delivery. The Company enters into these contracts as an economic hedge against changes in the fair value of foreign currency denominated deposits.

Indexed Options and Options Embedded in Customer Deposits — The Company purchases options tied to increases in various equity or metals indices for a specified term, generally three to five years, as an economic hedge for options embedded in deposit offerings to customers. These options and the related options embedded in customer deposits are recorded as freestanding derivatives in other assets, deposits or accounts payable and accrued liabilities. The derivatives are carried at fair value, with changes in fair value recognized in other noninterest income.

Interest Rate Swaps — From time to time the Company enters into interest rate swaps to economically hedge commercial real estate loans held for sale and trading securities. The derivatives are carried at fair value, with changes in fair value recognized as gain on sale of loans and other noninterest income, respectively.

y) Fair Value Disclosures — Assets and liabilities measured at fair value have been categorized based upon the fair value hierarchy described below:

•	Level 1 — Valuation is based upon quoted market prices for identical instruments traded in active markets.

•	Level 2 — Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

•	Level 3 — Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

The estimated fair values of all of the Company’s financial instruments are reported in Note 20. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. In addition, these estimates do not reflect any premium or discount that could result from offering for sale the Company’s entire holdings of a particular financial instrument at one time. Finally, the tax ramifications related to the realization of the unrealized gains and losses could have a significant effect on fair value estimates and are not considered in any of the internal valuations.

Fair value estimates are determined for existing financial instruments, including derivative instruments, without attempting to estimate the value of anticipated future business and the value of certain assets and liabilities that were not considered financial instruments. Significant assets that are not considered financial instruments include MSR, premises and equipment, and intangible assets.

For assets or liabilities in inactive markets, transaction or quoted prices may require adjustment to reflect uncertainty as to whether or not the underlying transactions are orderly. Management recognizes that significant events that impact fair value may occur after the measurement date. The Company’s policy is to monitor these events and determine whether adjustments to fair value are required.

Counterparty risk on derivative contracts and its impact on the determination on fair value are discussed in Note 19.

2.	Discontinued Operations

In July 2009, PMC was dissolved, and cash of $9,285 and $8,921 was distributed to EB and priceline.com, Incorporated, respectively. No gain or loss was recorded upon dissolution.

In December 2008, the Company’s management committed to a plan to sell its commercial and multifamily real estate mortgage brokerage unit due to declining economic conditions. The sale of the disposal group was completed on February 17, 2009, and accordingly, the assets and liabilities were classified as assets held for sale and liabilities held for sale in the consolidated balance sheet for the year ended December 31, 2008.

The Company recorded losses from this transaction of $5,496 ($3,456 net of tax) in discontinued operations for the year ended December 31, 2008, which included a loss of $2,963 on impairment of goodwill and an accrual of $2,132 payable to the buyer at closing.

In May 2008, the Company sold its interest in EBRM to an unrelated third party. At the date of sale, AMC Holding, Inc. held 68% of the common equity of EBRM. As a result of the sale, the assets and liabilities of EBRM were classified as assets of discontinued operations held for sale and liabilities

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

of discontinued operations held for sale in the consolidated balance sheet prior to disposal. The carrying amounts of the major classes of assets and liabilities included in the sale were as follows:

May 30,
2008

Cash	$21,414
Loans held for sale	42,526
Mortgage servicing rights, net	5,938
Premises and equipment, net	5,010
Goodwill	239
Other assets	3,541

Total assets held for sale	$78,668

Total liabilities held for sale	$5,630

The operations and operating cash flows of EBRM have been separately reported as discontinued operations in the consolidated statements of income and cash flows for the year ended December 31, 2008. The Company recorded losses from discontinued operations of $23,916 and $4,041 before tax for the years ended December 31, 2008 and 2007, respectively. The Company recognized a gain on the sale of discontinued operations of $62,825 before tax for the year ended December 31, 2008. Losses allocated to the noncontrolling interest holders were $3,549 and $4,144 before tax for the years ended December 31, 2008 and 2007, respectively.

As part of the sale of EBRM, the Company agreed to indemnify the buyer for future obligations related to the originated loans, potential litigation and certain other matters. The Company’s share of the aggregate liability cannot exceed $3,400, which is held in escrow until May 30, 2011.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

3.	Investment Securities

The amortized cost and fair values of investment securities, with gross unrealized gains and losses were as follows as of December 31, 2009 and 2008:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair	Carrying
2009	Cost	Gains	Losses	Value	Amount

Available for sale:
Residential collateralized mortgage obligation (CMO) securities — agency	$4,763	$46	$—	$4,809	$4,809
Residential CMO securities — nonagency	1,482,522	58,794	8,673	1,532,643	1,532,643
Residential mortgage-backed securities (MBS) — agency	838	45	—	883	883
Asset-backed securities	10,665	—	2,730	7,935	7,935
Equity securities	77	80	—	157	157

	1,498,865	58,965	11,403	1,546,427	1,546,427
Held to maturity:
Residential CMO securities — agency	7,378	85	—	7,463	7,378
Residential MBS — agency	20,215	334	—	20,549	20,215
Corporate securities	5,747	—	1,430	4,317	5,747

	33,340	419	1,430	32,329	33,340

	$1,532,205	$59,384	$12,833	$1,578,756	$1,579,767

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair	Carrying
2008	Cost	Gains	Losses	Value	Amount

Trading:
Residential CMO securities — agency	$116,848	$49	$—	$116,897	$116,897
Residential MBS — agency	114,076	1,302	—	115,378	115,378

	230,924	1,351	—	232,275	232,275
Available for sale:
Residential CMO securities — agency	21,471	381	1	21,851	21,851
Residential CMO securities — nonagency	334,794	23,569	4,868	353,495	353,495
Residential MBS — agency	19,945	384	1	20,328	20,328
Asset-backed securities	10,741	—	1,845	8,896	8,896
Equity securities	77	18	—	95	95

	387,028	24,352	6,715	404,665	404,665
Held to maturity:
Corporate securities	8,677	—	2,873	5,804	8,677

	$626,629	$25,703	$9,588	$642,744	$645,617

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

The amortized cost and fair value of debt securities at December 31, 2009, by contractual maturities are shown below. Actual maturities may differ from contractual maturities because the issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	At December 31, 2009
		After 1	After 5
	Due	but	but
	Within	Within	Within	After
	1 Year	5 Years	10 Years	10 Years	Total	Yield

Investments available for sale:
Residential CMO securities — agency
Amortized cost	$—	$—	$—	$4,763	$4,763	4.82%
Fair value	—	—	—	4,809	4,809
Residential CMO securities — nonagency
Amortized cost	—	—	85,398	1,397,124	1,482,522	9.52
Fair value	—	—	88,798	1,443,845	1,532,643
Residential mortgage-backed securities (MBS) — agency
Amortized cost	12	512	40	274	838	5.81
Fair value	13	538	41	292	884
Asset-backed securities
Amortized cost	—	—	—	10,665	10,665	1.20
Fair value	—	—	—	7,935	7,935
Investments held to maturity:
Residential CMO securities — agency
Amortized cost	—	—	—	7,378	7,378	5.70
Fair value	—	—	—	7,463	7,463
Residential MBS — agency
Amortized cost	—	—	—	20,215	20,215	4.98
Fair value	—	—	—	20,549	20,549
Corporate securities
Amortized cost	—	—	—	5,747	5,747	3.65
Fair value	—	—	—	4,317	4,317

For the years ended December 31, 2009, 2008 and 2007, gross gains of $7,443, $138, and $1,696 and gross losses of $0, $246 and $77, respectively, were realized on sales of available for sale securities. The cost of investments sold is calculated using the identified certificate method.

For the years ended December 31, 2009, 2008 and 2007, gross gains (losses) of $2,864, $(146) and $0, respectively, were realized on sales of trading securities.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

The gross unrealized losses and fair value of the Company’s investments with unrealized losses, aggregated by investment category and the length of time individual securities have been in a continuous unrealized loss position, at December 31, 2009 and 2008 are as follows:

	Less Than				Other-Than-
	12 Months		12 Months or Greater		Temporarily Impaired		Total
	Fair	Unrealized	Fair	Unrealized		Realized	Fair	Unrealized	Realized
	Value	Losses	Value	Losses	Fair Value	Losses	Value	Losses	Losses

2009
Debt securities:
Residential CMO securities — nonagency	$418,232	$8,672	$10	$1	$—	$—	$418,242	$8,673	$—
Asset-backed securities	137	18	7,798	2,712	—	—	7,935	2,730	—
Corporate securities	—	—	4,317	1,430	1,913	1,577	4,317	1,430	1,577

Total debt securities	$418,369	$8,690	$12,125	$4,143	$1,913	$1,577	$430,494	$12,833	$1,577

2008
Debt securities:
Residential CMO securities — agency	$995	$1	$—	$—	$—	$—	$995	$1	$—
Residential CMO securities — nonagency	23,552	4,868	—	—	—	—	23,552	4,868	—
Residential MBS — agency	401	1	—	—	—	—	401	1	—
Asset-backed securities	163	34	8,733	1,811	—	1,142	8,896	1,845	1,142
Corporate securities	3,583	1,402	2,221	1,471	—	—	5,804	2,873	—

Total debt securities	$28,694	$6,306	$10,954	$3,282	$—	$1,142	$39,648	$9,588	$1,142

The Company had unrealized losses at December 31, 2009 and 2008 on nonagency residential CMO investments, asset-backed securities and corporate securities. These unrealized losses are primarily attributable to illiquidity and volatility in the market. Based on the nature and lack of severity of impairment, these unrealized losses are considered temporary. The Company does not intend to sell nor is it more likely than not that it will be required to sell these investments before their anticipated recovery.

At December 31, 2009, the Company had 33 securities in an unrealized loss position. A total of 28 were in an unrealized loss position for less than 12 months. Of these, 27 securities were nonagency residential CMO securities, 99% of which attained credit ratings of A or better. The remaining five debt securities were in an unrealized loss position for longer than 12 months. These five securities consisted of two asset-backed securities, two corporate securities and one nonagency residential CMO security.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

At December 31, 2008, the Company had 25 securities in an unrealized loss position. A total of 22 were in an unrealized loss position for less than 12 months. Of these, nine securities, comprising approximately 80% in amortized cost, were agency residential MBS, all of which attained credit ratings of AAA or better. Two securities, comprising 16% in amortized cost, were nonagency residential CMO securities with a credit rating of AAA, and nine were mortgage-backed securities guaranteed by a government-sponsored enterprise (GSE). The remaining three debt securities were in an unrealized loss position for longer than 12 months. These three securities consisted of two asset-backed securities and one corporate security.

In assessing whether these securities were impaired, the Company performed cash flow analyses that projected prepayments, default rates and loss severities on the collateral supporting each security. If the net present value of the investment is less than the amortized cost, the difference would be recognized in earnings as a credit-related impairment, while the remaining difference between the fair value and the amortized cost is recognized in accumulated other comprehensive income. The Company recognized credit-related OTTI losses of $1,577 and $1,142 in the years ended December 31, 2009 and 2008, respectively.

Impairment related to credit loss recognized in other noninterest income and impairment related to all other factors recognized in AOCI is as follows:

	Impairment	Impairment
	Related to	Related to All	Total
	Credit Loss	Other Factors	Impairment

Debt securities:
Balance, April 1, 2009	$—	$—	$—
Charges on securities for which OTTI was not previously recognized	1,577	1,661	3,238
Accretion of impairment related to all other factors	—	—	—

Balance, December 31, 2009	$1,577	$1,661	$3,238

During the years ended December 31, 2009, 2008 and 2007, interest and dividend income on investment securities was comprised of the following:

	2009	2008	2007

Interest income on available for sale securities	$128,616	$13,421	$18,361
Interest income on held to maturity securities	961	510	57
Interest income on trading account securities	425	2,781	—
Dividend income on FHLB stock	275	2,522	2,497
Interest income on other investment securities	28	42	38

	$130,305	$19,276	$20,953

All interest income recognized by the Company during 2009, 2008 and 2007 is taxable.

At December 31, 2009, MBS, which include collateralized MBS, totaled $1,515,716 and comprised 98.9% of the Company’s debt securities. Of these MBS, approximately 96.3% were rated BBB or better. The Company recorded $1,577 of OTTI in earnings during 2009. However without a sustained economic recovery, additional OTTI may occur in future periods.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

Other Investments — Other investments as of December 31, 2009 and 2008 were as follows:

	2009	2008

FHLB Stock	$98,478	$69,142
Other	618	903

Total	$99,096	$70,045

The Company relies on borrowing lines with the Federal Home Loan Bank of Atlanta (FHLB) as an additional funding source. See Note 10 for further discussion related to collateral to secure FHLB advances. As a condition of membership in the FHLB, the Company is required to purchase and hold a certain amount of FHLB stock. The Company’s stock purchase requirement is based, in part, upon the outstanding principal balance of advances from the FHLB. FHLB stock is redeemable at par.

The FHLB stock held by the Company is carried at cost and is subject to recoverability testing similar to investment securities. The Company considers the FHLB’s operating performance, liquidity and funding position, credit ratings and ability to meet statutory and regulatory requirements in assessing the recoverability of the investment. The Company will continue to monitor the financial condition of the FHLB as it relates to, among other things, the recoverability of the Company’s investment. There can be no assurance, however, that future negative changes in the financial condition of the FHLB may not require the Company to recognize an impairment charge with respect to such holdings. As of December 31, 2009, the Company did not recognize an impairment charge related to the Company’s FHLB stock holdings.

4.	Loans Held for Sale

Loans held for sale at December 31, 2009 and 2008 were as follows:

	2009	2008

Residential mortgages	$1,261,024	$889,492
Commercial and commercial real estate	21,939	25,542
Home equity lines	—	15

	1,282,963	915,049
Net deferred loan origination costs	—	148

	$1,282,963	$915,197

The Company underwrites loans and extends credit to borrowers in accordance with standards prescribed by loan investors, primarily government agencies or government-sponsored enterprises (GSEs), as well as other institutional investors. The Company’s credit risk of loans held for sale is generally transferred to the investor upon sale. Under certain government programs with the aforementioned GSEs, the Company incurs some foreclosure-related expenses. The Company does not sell loans to any one financial institution, government agency, government-sponsored enterprise, or individual investor; however currently the Company sells a concentration of loans to government-sponsored entities. The Company does not originate, acquire or sell subprime mortgage loans.

The Company securitizes a portion of its residential mortgage loan originations through government agencies. In an agency securitization, the Company exchanges mortgage loans that it owns for mortgage-backed securities that are guaranteed by Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, or Government National Mortgage Association and are collateralized by the same mortgage loans that are exchanged. These mortgage-backed securities may then

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

be sold to secondary market investors. The Company receives cash payment for these securities upon the settlement dates of the respective sales, at which time it also transfers the related mortgage-backed securities to the purchaser. There were no unsold securitized loans on hand at December 31, 2009.

Cash flows between the Company and the agencies can include buy-up or buy-down fees, guarantee fees which are remitted to the agencies, servicing fees for servicing retained by the Company and repurchase amounts for amounts paid to repurchase delinquent and foreclosed loans related to securitizations.

The following is a summary of cash flows between the Company and the agencies for securitized loans for the year ended December 31, 2009:

2009

Proceeds received from new securitizations	$4,740,268
Net fees paid to agencies	25,685
Servicing fees collected	9,298
Repurchased loans	1,656

5.	Loans Held for Investment

Loans held for investment at December 31, 2009 and 2008 were comprised of the following:

	2009	2008

Residential mortgages	$3,322,582	$3,670,387
Commercial and commercial real estate	711,119	799,164
Home equity lines	227,106	249,700
Consumer and credit card	5,781	6,489

	4,266,588	4,725,740
Net deferred loan origination costs	7,576	9,390
Net purchased loan discounts	(108,289)	(125,527)
Allowance for loan losses	(93,178)	(32,653)

	$4,072,697	$4,576,950

The Company originates residential and commercial mortgages and credit card loans nationwide, and commercial and other consumer loans in Florida. Although the Company’s loan portfolio is diversified, a significant portion of the portfolio is collateralized by real estate. The Company’s lending policy requires real estate loan collateral based upon several factors, including certain loan-to-appraised-value ratios and borrower credit history.

At December 31, 2009, residential loans held for investment had an original weighted-average credit score of 740 and a weighted-average loan-to-original-value ratio of 68%, excluding loans purchased from agency pools, which are guaranteed by a U.S. governmental agency or sponsored entity. The Company does not originate, purchase or retain subprime mortgage loans.

As of December 31, 2009 and 2008, the Company did not have a material amount of negative amortizing loans, high loan-to-value ratio loans, or teaser rate loans. The principal balance of interest-only loans was $1,834,672 and $2,177,831 at December 31, 2009 and 2008, respectively. To limit the Company’s risk of nonpayment, a loan with interest-only terms is approved only if it meets certain

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

criteria, including more stringent loan-to-value ratios and borrower credit score requirements relative to amortizing products.

The highest concentration percentages by state for the Company’s loan portfolio and the corresponding states’ percentages of the United States (U.S.) population at December 31, 2009 are as follows:

Florida	22%	6%
California	13	12
New York	7	6
Texas	6	8
Georgia	6	3

Loans Acquired with Evidence of Credit Deterioration — Details of loans acquired with evidence of credit deterioration during the years ended December 31, 2009 and 2008 are as follows:

	2009	2008

Contractual payments receivable for acquired loans at acquisition	$—	$189,720
Expected cash flows for acquired loans at acquisition	—	136,877
Basis in acquired loans at acquisition	—	112,824

Information pertaining to the portfolio of loans with evidence of credit deterioration as of December 31, 2009 and 2008 is as follows:

	2009	2008

Carrying value	$433,238	$485,136
Outstanding balance	444,527	499,541
Outstanding balance related to non-accrual impaired loans	643	4,718
Outstanding balance related to non-accrual impaired loans for which there is a related allowance	643	4,718
Allowance for loan losses, beginning of year	1,025	584
Allowance for loan losses, end of year	1,533	1,025

For the years ended December 31, 2009, 2008 and 2007 the following is a summary of the accretable yield activity for the portfolio of loans acquired with evidence of credit deterioration:

	2009	2008	2007

Balance, beginning of year	$73,660	$72,479	$90,886
Additions	—	24,053	9,684
Accretion	(23,684)	(22,892)	(30,125)
Disposals	—	(339)	—
Reclassification from non-accretable yield	—	359	2,034

Balance, end of year	$49,976	$73,660	$72,479

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

The Company recorded $804, $312 and $0 in provision for loan losses for the years ended December 31, 2009, 2008, and 2007, respectively, as a result of a decrease in expected cash flows on acquired loans.

Non-accrual Loans — Non-accrual loans totaled $188,479 and $89,699 at December 31, 2009 and 2008, respectively. The effects of carrying non-accrual loans resulted in a reduction of interest income of approximately $16,611, $7,881 and $2,793 during 2009, 2008 and 2007, respectively. The recorded investment in government-insured loans past due 90 days or more and still accruing is $270,412, $428,630 and $236,455 at December 31, 2009, 2008 and 2007, respectively.

Impaired Loans — A summary of information pertaining to impaired loans as of and for the years ended December 31, 2009, 2008 and 2007 is as follows:

	2009	2008	2007

Total investment in impaired loans with a specific allowance	$133,312	$22,451	$11,292
Total investment in impaired loans with no specific allowance	44,098	40,197	1,850
Average balance of impaired loans outstanding during the year	135,314	32,854	3,487
Valuation allowance related to impaired loans	29,177	4,023	1,110
Interest income recognized on impaired loans	5,110	2,918	1,030
Cash received for interest on impaired loans	5,058	2,914	860

Impaired loans include customer balances identified as troubled loans as a result of financial difficulties, and other loans on which earnings were suspended. The Company continued to collect payments on certain impaired loan balances on which earnings were suspended.

Troubled debt restructurings as of December 31, 2009 and 2008 are summarized as follows:

	2009	2008

Loan type
Residential mortgage loans	$88,236	$45,450
Commercial loans	56,003	3,318

Total	$144,239	$48,768

Accrual status
Current	$95,482	$48,768
30-89 days past-due accruing	6,759	—
90+ days past-due accruing	—	—
Non-accrual	41,998	—

Total	$144,239	$48,768

Impaired loans classified as TDRs	$15,173	$3,318
Valuation allowance on impaired loans	6,253	—

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

Allowance for Loan Losses — Changes in the allowance for loan losses for the years ended December 31, 2009, 2008 and 2007 are summarized as follows:

	2009	2008	2007

Balance, beginning of year	$32,653	$11,746	$6,952
Provision for loan losses	121,912	37,278	5,632
Charge-offs	(61,656)	(16,768)	(880)
Recoveries	269	32	63
Reclassification from (to) accretable discount	—	365	(21)

Balance, end of year	$93,178	$32,653	$11,746

6.	Servicing Activities and Mortgage Servicing Rights

At December 31, 2009 and 2008, the Company’s mortgage servicing portfolio totaled $51,291,000 and $39,541,000, respectively, including mortgage loans held for sale. This portfolio includes loans serviced by the Company but owned by third parties. At December 31, 2009, 2008 and 2007, the Company was subservicing approximately $3,030,000, $3,755,000 and $4,391,000, respectively. For the years ended December 31, 2009, 2008 and 2007, the Company recognized subservicing revenue of $2,660, $3,745 and $5,972, respectively.

In connection with the servicing of the above loans, the Company maintains escrow funds for taxes and insurance in the name of investors, as well as collections in transit to investors. These escrow funds are segregated and held in separate bank accounts at EB or other financial institutions. Escrow funds held at the Company and included as noninterest-bearing deposits in the accompanying consolidated balance sheets are $361,878 and $528,555 at December 31, 2009 and 2008, respectively. Escrow funds deposited at other financial institutions and not included in the accompanying consolidated balance sheets are $202,034 and $37,551 at December 31, 2009 and 2008, respectively.

The Company receives earnings credits and cash payments on certain principal and interest custodial accounts. These custodial accounts are held at a nonaffiliated institution in the name of the investors and are not recorded in the consolidated financial statements of the Company. These credits and cash payments are generally based on the balance of the underlying custodial accounts and the federal funds rate. The Company recognized earnings credits and fees of $880, $2,165 and $7,078 for the years ended December 31, 2009, 2008 and 2007, respectively, in other noninterest income.

At December 31, 2009 and 2008, the Company had insurance coverage for errors and omissions in the amount of $20,000, and fidelity bond insurance of $51,000 and $46,000 at December 31, 2009 and 2008, respectively related to these servicing activities.

The Company also holds MSR. A summary of MSR activity for the years ended December 31, 2009 and 2008 follows:

	2009	2008

Balance, beginning of year	$355,970	$251,943
Acquired servicing rights	126,737	143,070
Originated servicing rights capitalized upon sale of loans	86,735	1,801
(Sale) repurchase of servicing rights	(332)	346
Amortization	(65,464)	(41,190)

Balance, end of year	$503,646	$355,970

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

At December 31, 2009 and 2008, the Company estimated the fair value of its capitalized MSR to be approximately $530,525 and $378,719, respectively. The unpaid principal balance below includes $3,050,000 and $3,429,000 at December 31, 2009 and 2008, respectively, for loans with no related MSR basis.

The characteristics utilized for the fair value of the loan servicing portfolio at December 31, 2009 and 2008 are as follows:

	2009	2008

Unpaid principal balance	$51,291,000	$39,541,000
Gross weighted-average coupon	5.52%	6.03%
Weighted-average servicing fee	0.33%	0.34%
Estimated prepayment speed	13.33%	19.82%

For loan securitizations completed and sold in 2009 where the Company retained the MSR, management used the following assumptions to determine the fair value of MSR at the date of securitization:

2009

Average discount rates	7.75% - 8.99%
Expected prepayment speed	8.8% - 12.6%
Weighted average life in years	6.38 - 7.75

Significant components of loan servicing fee income for the years ended December 31, 2009, 2008 and 2007 are presented below:

	2009	2008	2007

Contractually specified service fees, net	$116,672	$96,291	$85,692
Other ancillary fees	41,012	34,980	32,373

	$157,684	$131,271	$118,065

7.	Premises and Equipment

Premises and equipment at December 31, 2009 and 2008 consist of the following:

	2009	2008

Computer hardware and software	$44,514	$33,417
Furniture	7,086	7,227
Equipment	5,252	5,048
Leasehold improvements	7,089	7,020

	63,941	52,712
Less accumulated depreciation and amortization	(35,100)	(28,853)

	$28,841	$23,859

Depreciation and amortization expenses of premises and equipment were $8,508, $7,353 and $6,262 for the years ended December 31, 2009, 2008 and 2007, respectively.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

8.	Other Assets

Other assets at December 31, 2009 and 2008 are comprised of the following:

	2009	2008

Foreclosure claims receivable, net of allowance of $3,248 and $2,606	$143,425	$134,969
Servicing advances, net of allowance of $13,195 and $7,165	96,280	71,363
Accrued interest receivable	49,866	32,801
Prepaid assets	45,581	8,523
Fair value of derivatives	45,559	25,174
Other real estate owned	24,087	18,010
Servicing receivables	15,639	36,144
Fair value of forward exchange contracts	11,230	31,775
Other assets	25,415	24,051

	$457,082	$382,810

9.	Deposits

Deposits at December 31, 2009 and 2008 are comprised of the following:

	2009	2008

Noninterest-bearing demand	$438,952	$569,245
Interest-bearing demand	1,493,709	1,125,496
Savings and money market accounts	2,661,620	1,620,719
Time, $100,000 and over	883,929	839,978
Other time	834,038	839,489
Foreign currency transaction (gain) loss	3,039	8,108

	$6,315,287	$5,003,035

Deposits are reported net of unamortized yield adjustments of $819 and $1,022 at December 31, 2009 and 2008, respectively.

Scheduled maturities of time deposits at December 31, 2009 are as follows:

2010	$1,434,932
2011	105,963
2012	110,213
2013	29,723
2014	11,641
2015	5,117
2016	20,378

$1,717,967

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

Index-linked Time Deposits

All MarketSafe® CDs. — EB’s deposit products include MarketSafe® Certificates of Deposit (“CDs”) with returns that are based upon a variety of reference indices, including equity, commodities, foreign currency and precious metals. The index-linked CD’s amounted to $124,132 and $75,692 at December 31, 2009 and 2008, respectively. The general characteristics of all MarketSafe® CDs include the following:

•	On the maturity date of each CD, a depositor will receive an amount equal to 100% of the original principal deposit (except upon an early withdrawal as described below) plus a supplemental payment based upon the performance of the underlying indices at specific points in time (the amount of the supplemental payment will never be a negative amount).

•	Each CD has a participation factor, which is a percentage of the upside index performance and which determines the return to the depositor on the maturity date.

•	Early withdrawals are not subject to principal protection or a guaranteed minimum annual percentage yield (“APY”), if any. EverBank will allow an early withdrawal only upon the death or adjudication of incompetence of the depositor, and penalties may apply.

•	Deposits are FDIC insured.

•	Terms have, in the past, ranged from three to eight years.

Equity Based CDs. — EB issued two types of MarketSafe® CDs with equities-based indices. The indices included the S&P 500 Index and the Japanese REIT index. The S&P 500 CD product was first issued in 2005 and all such CDs will have matured by August 23, 2010. The Reference Index for the Japanese REIT CD is the Tokyo Stock Exchange REIT Index. This Index is a capitalization-weighted index of all Real Estate Investment Trusts listed on the Tokyo Stock Exchange. The Index was first published in March of 2003. The Japanese REIT was first issued April 24, 2007 and all such CDs will have matured by August 11, 2011.

Commodity Based CDs. — EB issued one commodity based CD, the Resource CD, beginning as of July 25, 2006. The last such CD matured on January 28, 2010. The Resource CD is based on the Dow Jones — AIG Commodity Index. This Index is comprised of futures contracts for 19 physical commodities traded on the U.S. futures exchanges and the London Metals exchanges.

Foreign Currency Based CDs. — EB issued two foreign currency based CDs, the BRIC CD and Currency Returns CD. The BRIC reference index is comprised of four equally weighted currencies: Brazilian real, Russian ruble, Indian rupee, and Chinese renminbi. It was first issued on August 25, 2009 and all such CDs will have matured by December 13, 2012.

Metals Based CDs. — EB issued three metals-based CDs, Gold Bullion, Silver Bullion, and Diversified Metals CDs. The Gold and Silver Bullions are tied to spot pricing respectively. Diversified Metals Reference Index is composed of three equally weighted precious metal commodities: gold, silver, and platinum) based on spot pricing performance. Diversified Metal CDs have a 100% participation factor, with a maximum market upside payment limited to 50% of the principal deposit.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

Deposits Denominated in Foreign Currency — A summary of foreign currency denominated deposits at December 31, 2009 and 2008 is as follows:

	2009	2008

Money market accounts and noninterest-bearing demand	$326,260	$244,461
Time, $100,000 and over	143,215	92,282
Other time	479,755	448,837
Foreign currency transaction (gain) loss	3,039	8,108

	$952,269	$793,688

A summary of foreign currency denominated deposits by currency at December 31, 2009 and 2008 is as follows:

	2009	2008

Australian Dollar	$194,494	$139,097
Euro	133,669	141,948
Norwegian Krone	95,671	43,240
Swiss Franc	85,890	106,096
Canadian Dollar	83,854	53,225
Chinese Renminbi	76,813	78,474
New Zealand Dollar	71,155	65,657
Brazilian Real	70,828	22,085
Japanese Yen	29,354	47,504
South African Rand	27,908	22,721
Other	82,633	73,641

	$952,269	$793,688

10.	Other Borrowings

Other borrowings include FRB and FHLB advances and securities sold under agreements to repurchase.

There were no outstanding advances from the FRB at December 31, 2009 and 2008. Advances from the FHLB at December 31, 2009 and 2008 are as follows:

	2009	2008

Fixed-rate advances with a weighted-average interest rate of 3.92% and 4.36%, respectively	$857,500	$1,141,000
Convertible advances with a fixed rate of 5.92%	2,000	2,000
Overnight advances with a weighted-average floating interest rate of .36% and .46%, respectively	37,000	173,000

	$896,500	$1,316,000

Total interest expense on FRB advances was $29, $0 and $0 for the years ended December 31, 2009, 2008 and 2007. Total interest expense on FHLB advances was $46,793, $57,296 and $38,632, respectively, for the years ended December 31, 2009, 2008 and 2007.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

Contractual maturity dates for FHLB advances at December 31, 2009 are as follows:

Year of Maturity

2010	$259,000
2011	190,000
2012	81,500
2013	75,000
2014	100,000
2015	81,000
2016	80,000
2017	25,000
2019	5,000

$896,500

Approximately $2,097,000 and $1,694,000 of mortgage loans held for investment were pledged to secure FHLB advances in a blanket floating lien at December 31, 2009 and 2008, respectively.

Securities sold under agreements to repurchase totaled $0 and $3,280 at December 31, 2009 and 2008, respectively. Available for sale investments are pledged by the Company for securities sold under agreements to repurchase. The carrying value of pledged securities was $0 and $5,699 at December 31, 2009 and 2008, respectively.

The Company was in compliance with all financial covenants as of December 31, 2009.

11.	Trust Preferred Securities

As of December 31, 2009, the Company sponsored, and wholly-owned 100 percent of the common equity of, nine unconsolidated trusts that were formed for the purpose of issuing Company-obligated mandatorily redeemable preferred securities (“Trust Preferred Securities”) to third-party investors and investing the proceeds from the sale of the Trust Preferred Securities solely in junior subordinated debt securities of the Company (the “Debentures”). The Debentures held by the trusts, which totaled $123,000, are the sole assets of each trust.

The Company’s obligations under the Debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of the obligations of the trusts. The guarantee covers the distributions and payments on liquidation or redemption of the Trust Preferred Securities, but only to the extent of funds held by the trusts. The Company has the right to redeem the Debentures in whole or in part, on or after specific dates, at a redemption price specified in the indentures plus any accrued but unpaid interest to the redemption date.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

The terms of outstanding trust preferred securities at December 31, 2009 and 2008 are summarized as follows:

Maturity	Dividend Rate	2009	2008

July 2031	10.25% fixed	$15,000	$15,000
July 2031	Three-month LIBOR, plus 3.58% (4.62% at December 31, 2009)	15,000	15,000
January 2035	Fixed at 6.07% to January 2010 (thereafter, three-month LIBOR, plus 1.99%)	10,000	10,000
August 2035	Fixed at 6.40% to August 2015 (thereafter,three-month LIBOR, plus 1.80%)	10,000	10,000
November 2035	Fixed at 6.08% to November 2015 (thereafter, three-month LIBOR, plus 1.49%)	10,000	10,000
December 2036	Fixed at 6.74% to December 2016 (thereafter, three-month LIBOR, plus 1.74%)	20,000	20,000
June 2037	Fixed at 6.63% to June 2012 (thereafter, three-month LIBOR, plus 1.70%)	15,000	15,000
September 2037	Fixed at 7.38% to June 2012 (thereafter, three-month LIBOR, plus 1.70%)	13,000	13,000
September 2037	Fixed at 7.34% to September 2012 (thereafter, three-month LIBOR, plus 1.75%)	15,000	15,000

		$123,000	$123,000

Total interest expense for trust preferred securities for the years ended December 31, 2009, 2008 and 2007 is $8,676, $9,081 and $8,130, respectively.

12.	Shareholders’ Equity

Common Stock and Restricted Dividends

No dividends have been declared on the Company’s common stock for the years ended December 31, 2009, 2008, and 2007.

Office of Thrift Supervision (OTS) regulations impose limitations upon certain capital distributions by savings banks, such as certain cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger and other distributions charged against capital. The OTS regulates all capital distributions by EB directly or indirectly to the Company, including dividend payments. EB may not pay dividends to the Company if, after paying those dividends, it would fail to meet the required minimum levels under risk-based capital guidelines and the minimum leverage and tangible capital ratio requirements, or in the event the OTS notifies EB that it is subject to heightened supervision. Under the Federal Deposit Insurance Act, or FDIA, an insured depository institution such as EB is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized.” Payment of dividends by EB also may be restricted at any time at the discretion of the appropriate regulator if it deems the payment to constitute an unsafe and unsound banking practice.

Series A 6% Cumulative Convertible Preferred Stock

Series A Preferred Stock has a $0.01 par value per share. The shares are convertible into common stock at any time at the option of the holder and may be converted at the discretion of the

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

Company any time after a special cash dividend distribution, as defined. The Company may redeem the preferred stock upon a fundamental corporate change, as defined. Holders of Series A Preferred Stock are entitled to vote with common shareholders and are ranked senior to common shareholders upon liquidation.

Cash dividends are paid quarterly in an amount equal to 6% of the issuance price and have preference over common shares. As of December 31, 2009, no Series A Cumulative Dividends were in arrears. Series A Preferred Stock also participates in any cash dividends paid on common stock in a per share equivalent amount. Each share of Series A Preferred Stock is convertible into one share of common stock.

Series B 4% Cumulative Convertible Preferred Stock

In 2008, the Company issued 123,776 shares of Series B 4% Cumulative Convertible Preferred Stock (Series B Preferred Stock) with net proceeds of $120,601. The Series B Preferred Stock has a $0.01 par value per share and a liquidation preference of $1,000 per share. The shares are convertible into common stock at any time at the option of the holder and automatically convert on the fifth anniversary of the date issued. Series B Preferred Stock also shares in the voting rights of common shareholders and ranks senior to common stock and the Series A Preferred Stock upon liquidation. Each share of Series B Preferred Stock is convertible into 7.79 shares of common stock.

Dividends are paid quarterly, in kind and in arrears, in an amount equal to 4% on the per share liquidation preference. Series B Preferred Stock also participates in any cash dividends paid on common stock calculated on an as converted basis. The Company issued 5,108 and 2,026 shares of Series B Preferred Stock as paid-in-kind dividends for the years ended December 31, 2009 and 2008, respectively.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

13.	Accumulated Other Comprehensive Income (Loss)

AOCI for the years ended December 31, 2009, 2008 and 2007, consists of the following:

	2009	2008	2007

Unrealized holding gains (losses) on debt securities:
Balance, beginning of year	$11,500	$(440)	$(306)
Reclassification of unrealized (gains) losses to earnings	(3,869)	1,606	(342)
Unrealized gains due to changes in fair value	33,697	17,547	227
Other-than-temporary impairment loss (noncredit portion), net of accretion	(1,661)	—
Tax effect	(10,170)	(7,213)	(19)

Balance, end of year	29,497	11,500	(440)

Fair market value of interest rate swaps:
Balance, beginning of year	(8,364)	(2,831)	—
Net unrealized losses due to changes in fair value	11,104	(8,946)	(4,474)
Tax effect	(4,223)	3,413	1,643

Balance, end of year	(1,483)	(8,364)	(2,831)

Net gain (loss) on sale of forward swaps:
Balance, beginning of year	(2,358)	1,583	3,392
Losses associated with current-period transactions	(12,854)	(7,526)	(876)
Reclassification of unrealized net (gains) losses to earnings	4,079	1,234	(2,055)
Tax effect	3,182	2,351	1,122

Balance, end of year	(7,951)	(2,358)	1,583

Total accumulated other comprehensive income (loss)	$20,063	$778	$(1,688)

14.	General and Administrative Expense

Significant components of general and administrative expenses for the years ended December 31, 2009, 2008 and 2007 are presented below:

	2009	2008	2007

Foreclosure and OREO expense	$21,944	$9,483	$9,785
FDIC premium assessment and other
agency fees	15,286	4,637	3,347
Advertising and marketing expense	8,978	9,996	8,810
Loan origination expense	8,793	4,827	—
Other credit-related reserves	8,444	6,345	—
Professional fees	8,114	2,605	2,892
Portfolio loan servicing expense	5,105	3,909	6,853

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

15.	Income Taxes

The provision for income taxes for the years ended December 31, 2009, 2008 and 2007 consists of the following:

	2009	2008	2007

Current:
Federal	$41,858	$19,123	$19,504
State	4,388	2,106	1,863

Total current	46,246	21,229	21,367

Deferred:
Federal	(10,853)	(6,098)	(3,442)
State	(540)	(887)	(125)

Total deferred	(11,393)	(6,985)	(3,567)

Total income tax	$34,853	$14,244	$17,800

The Company’s income is derived from U.S. sources.

The Company’s actual provision (benefit) for income taxes from continuing operations differs from the Federal expected income tax provision for the years ended December 31, 2009, 2008 and 2007 as follows:

	2009		2008		2007
	Amount	Rate	Amount	Rate	Amount	Rate

Amount computed using statutory rates	$30,937	35.00%	$13,191	35.00%	$16,641	35.00%
State and local income taxes, net of federal benefit	1,605	1.82%	822	2.18%	1,256	2.64%
Non-deductible transaction costs	1,097	1.24%	—	—	—	—
Other	1,214	1.37%	231	0.61%	(97)	−0.20%

Provision for Income Taxes	$34,853	39.43%	$14,244	37.79%	$17,800	37.44%

The Company recorded net income taxes receivable of $1,480 in other assets at December 31, 2009. The Company recorded net income taxes payable of $7,303 in accounts payable and accrued liabilities at December 31, 2008.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

purposes. Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2009 and 2008 are as follows:

	2009	2008

Deferred tax assets
Allowance for loan losses	$33,947	$12,137
Credit and other reserves	7,033	6,267
Fair value of interest rate swaps	861	5,059
Loss on sale of forward swaps	4,619	1,436
Fair value of investment securities	23,189	9,578
Share-based compensation	3,307	1,332
Amortization of core deposit intangible	946	860
Interest on non-accrual loans	1,450	911
Reinsurance reserve	150	819
Other	844	1,557

	76,346	39,956

Deferred tax liabilities
Depreciation of fixed assets	1,569	974
Valuation and amortization of MSR	41,424	14,259
Net unrealized gain on available for sale securities	17,736	6,957
Prepaid expenses	1,511	1,265
Other	1,292	1,836

	63,532	25,291

Net deferred tax assets	$12,814	$14,665

ASC 740-10, Income Taxes, states that a deferred tax asset should be reduced by a valuation allowance, if based on the weight of all available evidence, it is more likely than not that some portion of the entire deferred tax asset will not be realized. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized. The determination of whether a deferred tax asset is realizable is based on weighing all available evidence, including both positive and negative evidence.

ASC 740-10-30 provides that the realization of deferred tax assets, including carryforwards and deductible temporary differences, depends upon the existence of sufficient taxable income of the same character during the carryback or carryforward period. ASC 740-10-30 requires the consideration of all sources of taxable income available to realize the deferred tax asset, including the future reversal of existing temporary differences, future taxable income exclusive of reversing temporary differences and carryforwards, taxable income in carryback years and tax-planning strategies. A valuation allowance has not been recorded for the years ended December 31, 2009 and 2008, respectively; as management believes that it is more likely than not that all deferred tax assets will be realized.

On January 1, 2007, the Company adopted the accounting guidance for uncertain income tax positions (ASC 740). The Company had no significant adjustment upon the adoption of ASC 740. The Company had unrecognized tax benefits of $346 and $216 for the years ended December 31, 2009 and 2008, respectively. The recognition of these unrecognized tax benefits would result in a negligible impact to the Company’s consolidated effective tax rates for the years ended December 31, 2009 and 2008. The Company has $233 and $171 in related accrued interest and penalties related to

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

unrecognized tax benefits as of December 31, 2009 and 2008, respectively. These amounts are reflected in accounts payable and accrued liabilities.

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2006, except in a limited number of jurisdictions. At December 31, 2009, the Company has identified no potential events that are expected to have a significant impact on the balance of unrecognized tax benefits during the next twelve months.

16.	Employee Benefit Plan

The Company sponsors a defined contribution plan, adopted under Internal Revenue Code 401(k) (the Plan), covering substantially all full-time employees meeting certain eligibility requirements. Employees may contribute between 1% and 18% of their pretax compensation to the Plan. The Company matches up to 4% of an employee’s eligible compensation contributed as an elective deferral. The Company made employer-matching contributions of $2,760, $2,625 and $2,514 during the years ended December 31, 2009, 2008 and 2007, respectively.

In addition, the Company may make profit-sharing contributions to the Plan at the discretion of the Board of Directors. During the years ended December 31, 2009, 2008 and 2007, the Company made discretionary contributions to the Plan of $3,483, $2,889 and $2,533, respectively.

17.	Share-Based Compensation

The Company issues share-based compensation awards under the EverBank Financial Corp Equity Incentive Plan. These awards include stock options and nonvested stock. All awards granted are approved by the Compensation Committee of the Board of Directors. Shares repurchased are cancelled and are not re-issued. New common shares are issued from authorized and available shares. At December 31, 2009, a total of 379,646 shares were available for future grants. The Company’s pre-tax compensation expense and its related income tax benefit were as follows:

	2009	2008	2007

Share-based compensation expense	$5,799	$2,415	$1,102
Income tax benefit	2,287	925	406

Option Plans — The Company has option plans under which options to purchase shares of common stock may be granted to certain employees of the Company and other subsidiaries as an incentive for continued performance.

The fair value of options as determined by the Black-Scholes-Merton option-pricing model is recognized as compensation expense on a straight-line basis over the vesting period. In determining compensation expense, the Company evaluates annual forfeiture rates for stock options based on historical experience.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

Significant assumptions used in the Black-Scholes-Merton option-pricing model to determine the fair value of stock options were as follows:

	2009	2008	2007

Risk-free interest rate	1.90 - 2.48%	1.74 - 3.74%	4.68%
Expected volatility	32.16%	23.68 - 34.30%	26.67%
Weighted average expected volatility	32.16%	25.14%	26.67%
Expected term (years)	8.60	2.72 - 8.60	6.00
Dividend yield	0.00%	0.00%	0.00%

The risk-free interest rate is based on the U.S. treasury constant maturity yield for treasury securities with maturities approximating the expected life of the options granted on the date of grant. The 2009 and 2008 expected option term were based on the Company’s historical exercise and post-vesting termination behaviors. Prior to 2008, the Company elected to use the “simplified method” to estimate expected life because the stock options issued were considered “plain vanilla” options. The Company analyzes a group of publicly-traded peer institutions to determine the expected volatility of its stock. The peer group is assessed for adequacy annually, or as circumstances indicate significant changes to the composition of the peer group are warranted.

During 2009, 2008 and 2007, a total of 24,300, 472,700 and 7,000 options were awarded under this arrangement, respectively. The weighted-average grant date fair values in 2009, 2008 and 2007 were $48.95, $21.34, and $39.58, respectively. Options vest over various periods, generally over one to five years, and terms range from five to 10 years. Based on historical experience and the characteristics of the grantee, the Company uses estimated forfeiture rates that range from 0% to 36% over the term of the options. Amounts included in compensation expense reflect the fair value of the underlying options as of the grant date multiplied by the number of options expected to vest, accrued on a straight-line basis over the applicable vesting period.

A summary of the Company’s stock option activity for 2009 is as follows:

			Weighted-Average
		Weighted-	Remaining	Aggregate
		Average	Contractual Term	Intrinsic
	Options	Exercise Price	in Years	Value

Outstanding, beginning of year	640,353	$145.09
Granted	24,300	118.86
Exercised	(7,350)	39.12		$800
Cancelled	(250)	61.50
Forfeited	(500)	122.47

Outstanding, end of year	656,553	$145.35	6.75	$21,768

Options fully vested and
exercisable at year-end	224,953	$91.50	3.63	$15,814
Options expected to vest	419,855	$175.51	8.51	$5,429

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

The following table provides information related to options exercised:

	2009	2008	2007

Options exercised	7,350	47,584	4,831
Total intrinsic value	$800	$4,333	$440
Cash received upon exercise of options	288	1,338	134
Related excess tax benefit realized	409	1,654	—

Nonvested Stock — The Company issues nonvested shares of stock to certain employees as an incentive for continued employment. The shares generally vest based on future service with the Company. Compensation expense is based on the estimated fair value of the shares at the date of issuance and is recognized on a straight-line basis over the applicable vesting schedule. Compensation cost not yet recognized for nonvested stock was $1,846 at December 31, 2009 and is expected to be recognized over a weighted-average period of 23 months.

A summary of the Company’s restricted stock activity for the years ended December 31, 2009, 2008 and 2007, is as follows:

	2009		2008		2007
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
	Nonvested	Grant Date	Nonvested	Grant Date	Nonvested	Grant Date
	Stock	Fair Value	Stock	Fair Value	Stock	Fair Value

Outstanding, beginning of year	42,160	$101.67	54,363	$93.10	32,697	$77.01
Issued	4,311	118.86	1,156	118.09	21,983	115.69
Vested	(1,527)	97.59	(13,079)	67.18	—	—
Forfeited	(200)	115.95	(280)	115.95	(317)	73.01

Outstanding, end of year	44,744	$103.41	42,160	$101.67	54,363	$93.10

18.	Earnings Per Share

The Company calculates earnings per share in accordance with ASC 260, Earnings per Share. Because the Company’s Series A and B Cumulative Convertible Preferred Stock meet the definition of participating securities, this guidance requires use of the Two-Class Method to calculate basic and diluted earnings per share. The Two-Class Method allocates earnings between common and participating shares. In calculating basic earnings per common share, only the portion of earnings allocated to common shares is used in the numerator. The following table sets forth the computation of basic and diluted earnings per common share for the years ended December 31, 2009, 2008 and 2007:

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

	2009	2008	2007

Net income from continuing operations	$53,537	$23,446	$29,745
Less distributed and undistributed income allocated to
participating preferred stock	(19,615)	(5,991)	(2,182)

Net income from continued operations allocated to common shareholders	33,922	17,455	27,563
Discontinued operations allocated to common shareholders net of income taxes	(121)	18,605	469

Net income allocated to common shareholders	$33,801	$36,060	$28,032

(Units in Thousands)
Average common shares outstanding	2,808	2,735	2,713
Stock option common share equivalents	54	60	70
Nonvested stock common share equivalents	24	18	22

Average common shares outstanding, assuming dilution	2,886	2,813	2,805

Net income per common share, basic:
Continuing operations	$12.08	$6.38	$10.16
Discontinued operations	(0.04)	6.80	0.17

Net income	$12.04	$13.18	$10.33

Net Income per common share, diluted:
Continuing operations	$11.75	$6.21	$9.85
Discontinued operations	(0.04)	6.61	0.17

Net income	$11.71	$12.82	$10.02

The following securities were antidilutive and were excluded from the calculation of diluted earnings per share:

	2009	2008	2007

Stock Options	399,834	473,600	5,734
Preferred Stock Series A	186,744	186,744	191,744
Preferred Stock Series B	130,910	125,803	—

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

19.	Derivative Financial Instruments

The fair values of derivatives are reported in other assets or accounts payable and accrued liabilities. The total notional or contractual amounts and fair values for derivatives as of December 31, 2009 and 2008 were as follows.

		Fair Value
	Notional	Asset	Liability
2009	Amount	derivatives	derivatives

Qualifying hedge contracts accounted for under ASC 815, Derivatives and Hedging
Cash flow hedges (risk management hedges):
Forward interest rate swaps	$250,000	$—	$2,262

Derivatives not designated as hedging instruments under ASC 815, Derivatives and Hedging
Freestanding derivatives (economic hedges):
IRLCs	869,129	345	8,384
Forward sales commitments	1,207,409	14,996	4
Optional forward sales commitments	226,830	4,532	127
Foreign exchange contracts	943,865	11,230	8,191
Equity and metals indexed options	131,894	25,686	—
Options embedded in customer deposits	131,371	—	25,496

Total freestanding derivatives		56,789	42,202

Total derivatives		$56,789	$44,464

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

		Fair Value
	Notional	Asset	Liability
2008	Amount	derivatives	derivatives

Qualifying hedge contracts accounted for under ASC 815, Derivatives and Hedging
Cash flow hedges (risk management hedges):
Forward interest rate swaps	$200,000	$—	$13,491

Derivatives not designated as hedging instruments under ASC 815, Derivatives and Hedging
Freestanding derivatives (economic hedges):
IRLCs	1,089,435	7,040	71
Forward sales commitments	855,578	1,871	4,250
Optional forward sales commitments	9,983	4,447	2,938
Foreign exchange contracts	789,657	31,775	23,667
Equity and metals indexed options	83,351	16,248	—
Options embedded in customer deposits	83,012	—	16,141
Interest rate swaps	88,000	—	4,777

Total freestanding derivatives		61,381	51,844

Total derivatives		$61,381	$65,335

Cash Flow Hedges

Gains (losses) on derivatives in cash flow hedge relationships (forward interest rate swaps) for the years ended December 31, 2009, 2008 and 2007 were recognized as follows:

	2009	2008	2007

Gains (losses), after tax recognized in AOCI
(effective portion)	$6,881	$(5,533)	$(2,831)
(Losses) gains pretax reclassified from cumulative
AOCI to interest expense (effective portion)	(4,079)	(1,234)	2,055
Gains (losses) pretax recognized in interest expense (ineffective portion)	53	(72)	(5)

All changes in the value of the derivatives were included in the assessment of hedge effectiveness.

As of December 31, 2009, AOCI included $1,608 of deferred after-tax net losses expected to be reclassified into earnings during the next twelve months for derivative instruments designated as cash flow hedges of forecasted transactions. The Company is hedging its exposure to the variability of future cash flows for all forecasted transactions for a maximum of ten years on hedges of fixed-rate debt.

Freestanding Derivatives

The following table shows the net gains (losses) recognized for the years ended December 31, 2009, 2008 and 2007 in the consolidated statements of income related to derivatives not designated

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

as hedging instruments under ASC 815, Derivatives and Hedging. Gains and losses are recognized in noninterest income, interest income and interest expense.

	2009	2008	2007

Freestanding derivatives (economic hedges):
Interest rate risk	$(29,446)	$(20,325)	$646
Other	24	14	32

	$(29,422)	$(20,311)	$678

Interest rate contracts are predominately used as economic hedges of interest rate lock commitments, loans held for sale and trading investments. Other derivatives are predominately used as economic hedges of foreign exchange, commodity and equity risk.

Credit Risk Contingent Features

Certain of the Company’s derivative instruments contain provisions that require the Company to post collateral when derivatives are in a net liability position. The provisions generally are dependent upon the Company’s credit rating based on certain major credit rating agencies or dollar amounts in a liability position at any given time which exceed specified thresholds, as indicated in the relevant contracts. In these circumstances, the counterparties could demand additional collateral or require termination or replacement of derivative instruments in a net liability position. The aggregate fair value of all derivative instruments with such credit-risk-related contingent features that were in a net liability position on December 31, 2009 and 2008 is $8,894 and $23,768, respectively, for which the Company has posted $10,715 and $30,058 in collateral for the respective years in the normal course of business.

Counterparty Credit Risk

The Company is exposed to counterparty credit risk if counterparties to the derivative contracts do not perform as expected. If a counterparty fails to perform, counterparty credit risk equals the amount reported as derivative assets in the balance sheet. The amounts reported as derivative assets are derivative contracts in a gain position, and to the extent subject to master netting arrangements, net of derivatives in a loss position with the same counterparty and cash collateral received. The Company minimizes this risk through credit approvals, limits, monitoring procedures, executing master netting arrangements and obtaining collateral, where appropriate. The Company does not offset derivative instruments against the rights to reclaim cash collateral or the obligations to return cash collateral in the balance sheet. Counterparty credit risk related to derivatives is considered in determining fair value.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

20.	Fair Value Disclosures

As of December 31, 2009 and 2008, assets and liabilities measured at fair value on a recurring basis, including financial instruments for which the Company has elected the fair value option, are as follows:

	Fair Value Measurements
	Level 1	Level 2	Level 3	Total

2009
Financial assets:
Available for sale securities:
Residential CMO securities — agency	$—	$4,809	$—	$4,809
Residential CMO securities — nonagency	—	—	1,532,643	1,532,643
Residential MBS — agency	—	883	—	883
Asset-backed securities	—	—	7,935	7,935
Equity securities	157	—	—	157

	157	5,692	1,540,578	1,546,427
Loans held for sale	—	718,198	21,939	740,137
Derivative financial instruments:
Cash flow hedges	—	(2,262)	—	(2,262)
Freestanding derivatives, net	3,039	11,358	190	14,587

2008
Financial assets:
Trading securities
Residential CMO securities — agency	$—	$116,897	$—	$116,897
Residential MBS — agency	—	115,378	—	115,378

	—	232,275	—	232,275
Available for sale securities:
Residential CMO securities — agency	—	21,851	—	21,851
Residential CMO securities — nonagency	—	—	353,495	353,495
Residential MBS — agency	—	20,328	—	20,328
Asset-backed securities	—	—	8,896	8,896
Equity securities	95	—	—	95

	95	42,179	362,391	404,665
Loans held for sale	—	625,010	25,542	650,552
Derivative financial instruments:
Cash flow hedges	—	(13,491)	—	(13,491)
Freestanding derivatives, net	8,108	1,322	107	9,537

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

Changes in assets and liabilities measured at Level 3 fair value on a recurring basis for the years ended December 31, 2009, 2008 and 2007 are as follows:

	Available for sale securities
	Residential
	CMO	Asset-
	securities -	backed	Loans held	Freestanding
	nonagency	securities	for sale	derivatives

Balance, January 1, 2007	$—	$—	$—	$—
Purchases, sales, issuances, and settlements, net	—	—	34,478	—
Total realized and unrealized gains:
Included in earnings	—	—	2,395	—

Balance, January 1, 2008			36,873
Purchases, sales, issuances, and settlements, net	294,805	(145)	(10,509)	6
Transfers into Level 3 measurements	37,785	10,508	—	87
Total realized and unrealized gains (losses):
Included in earnings	2,077	(38)	(822)	14
Included in other comprehensive income	18,828	(1,429)	—	—

Balance, December 31, 2008	353,495	8,896	25,542	107
Purchases, sales, issuances, and settlements, net	1,140,286	(76)	(1,285)	59
Transfers from Level 3 measurements	—	—	(851)	—
Total realized and unrealized gains (losses):
Included in earnings	7,443	—	(1,467)	24
Included in other comprehensive income (loss)	31,419	(885)	—	—

Balance, December 31, 2009	$1,532,643	$7,935	$21,939	$190

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

Net realized and unrealized gains (losses) included in net income for the years ended December 31, 2009, 2008 and 2007, are as follows:

	Available for sale securities
	Residential
	CMO	Asset-
	securities -	backed	Loans held	Freestanding
	nonagency	securities	for sale	derivatives

2009
Net realized gains (losses)	$7,443	$—	$(354)	$(59)
Net unrealized (losses) gains on
assets held at reporting date	—	—	(1,113)	83

	$7,443	$	$(1,467)	$24

2008
Net realized gains (losses)	$2,077	$(38)	$—	$(33)
Net unrealized (losses) gains on
assets held at reporting date	—	—	(822)	47

	$2,077	$(38)	$(822)	$14

2007
Net realized gains	$—	$—	$1,397	$—
Net unrealized gains on assets held
at reporting date	—	—	998	—

	$—	$—	$2,395	$—

Fair Value Measurements — Non-recurring Basis

Certain assets and liabilities are measured at fair value on a non-recurring basis and therefore are not included in the tables above. These measurements primarily result from assets carried at the lower of cost or fair value or write-downs of individual assets. The carrying value of assets measured at fair value on a non-recurring basis at December 31, 2009 and 2008 and held at the balance sheet date are as follows:

	Fair Value				Total
	Level 1	Level 2	Level 3	Total	Losses

2009
Collateral-dependent loans	$—	$—	$125,745	$125,745	$43,861
Other real estate owned	—	—	6,096	6,096	1,667
2008
Collateral-dependent loans	$—	$—	$22,451	$22,451	$12,745
Loans held for sale	—	—	941	941	171

Other real estate owned is included in other assets in the consolidated balance sheets and losses above represent write-downs to fair value subsequent to initial classification as OREO. The Company records loans considered impaired at their fair value. Fair value is measured as the fair value of the underlying collateral for collateral-dependent loans.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

The Company recorded goodwill impairment charges of $2,963 for the year ended December 31, 2008, as determined based on Level 3 inputs. The primary cause of goodwill impairment was based on the Company’s commitment to a plan to sell its commercial and multifamily real estate brokerage unit due to declining economic conditions. See Note 2, for additional information on goodwill impairment.

Following is additional information on loans held for sale reported at fair value at December 31, 2009 and 2008:

	Total	Non-accrual

2009
Fair value carrying amount	$740,137	$2,335
Aggregate unpaid principal balance	732,056	2,410
Fair value carrying amount less aggregate unpaid principal	8,081	(75)
2008
Fair value carrying amount	$650,552	$—
Aggregate unpaid principal balance	632,076	—
Fair value carrying amount less aggregate unpaid principal	18,476	—

Differences between fair value carrying amount and aggregate unpaid principal include changes in fair value recorded at and subsequent to funding, gains and losses on the related loan commitment prior to funding and premiums or discounts on acquired loans.

The net gain from initial measurement of the above loans and subsequent changes in fair value was $110,950, $75,300 and $63,483 for the years ended December 31, 2009, 2008 and 2007, respectively, included in gain on sale of loans and mortgage servicing rights. An immaterial portion of the change in fair value was attributable to changes in instrument-specific credit risk.

Following are descriptions of the valuation methodologies used for assets and liabilities recorded at fair value and for estimating fair value for financial instruments not recorded but disclosed at fair value:

Cash and Cash Equivalents — The carrying amount approximates fair value because of the relatively short time between the origination of the instrument and its expected realization.

Investment Securities — The fair values of investment securities are generally determined by various pricing models. The Company evaluates the methodologies used to develop the resulting fair values. The Company performs a quarterly analysis on the pricing of investment securities to ensure that the prices represent a reasonable estimate of the fair value. The procedures include, but are not limited to, initial and on-going review of pricing methodologies and trends. The Company ensures prices represent a reasonable estimate of fair value through the use of broker quotes, current sales transactions from the portfolio and pricing techniques, which are based on the net present value of future expected cash flows discounted at a rate of return market participants would require. Significant inputs used in internal pricing techniques are estimated by type of underlying collateral, estimated prepayment speeds where applicable, and appropriate discount rates. As a result of this analysis, if the Company determines there is a more appropriate fair value based upon the available market data and related analysis, the price is adjusted accordingly.

When the level and volume of trading activity for certain securities has significantly declined or when the Company believes the third party pricing is based in part on forced liquidation or distressed sales, the Company has determined that each of these securities will be individually examined for the

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

appropriate valuation methodology based on a combination of the market approach reflecting third party pricing information and a discounted cash flow approach. In calculating the fair value derived from the income approach, the Company makes certain significant assumptions in addition to those discussed above related to the liquidity risk premium, specific non-performance and default experience in the collateral underlying the security. The values resulting from each approach (i.e. market and income approaches) are weighted to derive the final fair value for each security trading in an inactive market.

Other Investments — There are generally restrictions on the sale and/or liquidation of other equity investments, including FHLB stock. Fair value of FHLB stock approximates its redemption value.

Loans Held for Sale — Fair values were derived from quoted market prices or from models using loan characteristics (e.g., product type, pricing features and loan maturity dates) and economic assumptions (e.g., prepayment estimates and discount rates) based on what secondary markets are currently offering for similar loans.

Fair values for loans carried at lower of cost or fair value were derived from models using characteristics of the loans (e.g., product type, pricing features and loan maturity dates) and economic assumptions (e.g., prepayment estimates, discount rates and estimated credit losses).

Loans Held for Investment — The fair value of loans held for investment is derived from a discounted cash flow model and includes an evaluation of the collateral and underlying loan characteristics, as well as assumptions to determine the discount rate such as credit loss and prepayment forecasts and servicing costs.

Other Real Estate Owned — Foreclosed assets are adjusted to fair value less costs to sell upon transfer of the loans to foreclosed assets. Fair value is generally based upon appraisals or independent market prices that are periodically updated subsequent to classification as OREO. Foreclosed assets are carried at the lower of carrying value or fair value less costs to sell.

Deposits — The fair value of deposits with no stated maturity, such as noninterest-bearing and interest-bearing demand deposits, savings, and certain money market accounts, is equal to the amount payable on demand at the reporting date. The fair value of fixed rate certificates of deposit is estimated using a discounted cash flow calculation that applies currently offered interest rates to aggregated expected time deposit maturities.

Other Borrowings — For advances that bear interest at a variable rate, the carrying amount is a reasonable estimate of fair value. For fixed-rate advances, fair value is estimated by discounting future cash flows using the current rates on such borrowings with similar maturities. The fair value of securities sold under agreements to repurchase is the amount payable on demand at the reporting date.

Trust Preferred Securities  — The fair value is estimated by discounting future cash flows using the current rates, inclusive of liquidity and credit risk, on such borrowings with similar maturities.

Cash Flow Hedges — The fair value of interest rate swaps is determined by a derivative valuation model and obtained from a third party. The inputs for the valuation model primarily include start and end swap dates, swap coupon, and notional amounts.

Freestanding Derivatives — Fair values of IRLCs are derived by using valuation models incorporating current market information or by obtaining market or dealer quotes for instruments with similar characteristics, subject to anticipated loan funding probability or fallout factor. The fair value of

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

forward sales and optional forward sales commitments is determined based upon the difference between the settlement values of the commitments and the quoted market values of the securities. Fair values of foreign exchange contracts are based on quoted prices for each foreign currency at the balance sheet date. For indexed options and embedded options, the fair value is determined by obtaining market or dealer quotes for instruments with similar characteristics. The fair value of interest rate swaps is determined by a derivative valuation model and obtained from a third party. The inputs for the valuation model primarily include start and end swap dates, swap coupon, and notional amounts. See Note 19 for additional detail of amounts and types of freestanding derivatives.

Commitments to Extend Credit — The fair value of commitments is estimated using fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

As of December 31, 2009 and 2008, the fair value of all financial instruments is disclosed as follows:

	2009		2008
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

Financial assets:
Cash and cash equivalents	$23,273	$23,273	$67,666	$67,666
Investment securities:
Trading	—	—	232,275	232,275
Available for sale	1,546,427	1,546,427	404,665	404,665
Held to maturity	33,340	32,329	8,677	5,804
Other investments	99,096	99,096	70,045	70,045
Loans held for sale	1,282,963	1,298,062	915,197	931,330
Loans held for investment	4,072,697	4,248,046	4,576,950	4,717,462
Financial liabilities:
Deposits	6,315,287	6,315,299	5,003,035	5,038,676
Other borrowings	896,500	933,462	1,319,280	1,369,731
Trust preferred securities	123,000	82,923	123,000	78,082
Derivative financial instruments:
Cash flow hedges	(2,262)	(2,262)	(13,491)	(13,491)
Freestanding derivatives	14,587	14,587	9,537	9,537
Commitments to extend credit	—	—	—	1,114

21.	Commitments and Contingencies

Commitments — Commitments to extend credit are agreements to lend to customers in accordance with predetermined contractual provisions. These commitments, predominantly at variable interest rates, are for specific periods or contain termination clauses and may require the payment of a fee. The total amounts of unused commitments do not necessarily represent future credit exposure or cash requirements, as commitments often expire without being drawn upon.

In order to meet the needs of its customers, the Company also issues standby letters of credit, which are conditional commitments generally to provide credit support for some creditors in case of

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

default. The credit risk and potential cash requirements involved in issuing standby letters of credit are essentially the same as involved in extending loan facilities to customers.

Unfunded credit extension commitments at December 31, 2009 and 2008 are as follows:

	2009	2008

Home equity lines of credit	$75,305	$208,794
Commercial lines of credit	48,416	86,450
Credit card lines of credit	34,032	59,202
Loan commitments	22,288	19,745
Standby letters of credit	2,393	5,449

Total	$182,434	$379,640

At December 31, 2010, the Company had a contractual obligation to purchase $109.5 million of loans.

Guarantees — The Company originates and acquires residential mortgage loans and mortgage-backed securities for sale to third-party purchasers in the normal course of business. When the Company sells a loan with recourse, it commits to stand ready to perform for a specified period of time, typically less than 120 days, if the loan defaults and to make payments to remedy the default. The Company’s estimated liability related to this limited recourse as of December 31, 2009 and 2008, was $250 and $477, respectively.

Additionally, when such loans or securities are sold, representations and warranties regarding certain attributes of the loans are made to the third-party purchaser or agency. Subsequent to the sale, if inadvertent underwriting deficiencies or defects are discovered in individual mortgage loans that cannot be cured by the Company within a specified period following discovery, the Company may be obligated to repurchase the respective mortgage loan or indemnify the purchaser or trustee. The Company’s estimated recourse related to these loans was $4,865 and $2,631 at December 31, 2009 and 2008, respectively. The credit and market risk involved in these loans is essentially the same as that involved in the Company’s typical extension of credit to customers.

The Company also sells MSR and transfers the servicing obligation to the buyer in the ordinary course of business. If, within a contractually specified period after the sale, the underlying loan is paid in full, the Company may be obligated to refund the amount of premium received upon the sale of the servicing right. The estimated recourse related to the MSR was $307 and $616 as of December 31, 2009 and 2008, respectively.

In the ordinary course of its loan servicing activities, the Company routinely initiates actions to foreclose real estate securing serviced loans. For certain serviced loans, there are provisions in which the Company is either obligated to fund foreclosure-related costs or to repurchase loans in default. The amount of estimated recourse on such loans at December 31, 2009 and 2008, was approximately $13,610 and $12,092, respectively.

Within the Company’s brokerage business, the Company has contracted with a third party to provide clearing services that include underwriting margin loans to its customers. This contract stipulates that the Company will indemnify the third party for any loan losses that occur in issuing margin to its customers. The maximum potential future payment under this indemnification was $2,499 and $1,998 at December 31, 2009 and 2008, respectively. No payments have been made under this indemnification in the past. As these margin loans are highly collateralized by the securities

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

held by the brokerage clients, the Company has assessed the probability of making such payments in the future as remote. This indemnification would end with the termination of the clearing contract.

Operating Leases — The Company has entered into various operating leases for the office space in which it operates, many of which include the ability to extend the original terms of the lease at the Company’s option. Rent expense associated with these leases was $5,100, $5,079 and $3,224 for the years ended December 31, 2009, 2008 and 2007, respectively. The future minimum lease payments for the leases at December 31, 2009, are as follows:

Years Ending

2010	$4,569
2011	4,795
2012	3,786
2013	2,597
2014	2,359
Thereafter	6,031

$24,137

Certain of these operating leases include the potential for the landlord to require the Company to remove leasehold improvements prior to vacating the property. Generally this obligation is at the discretion of the landlord, and the likelihood of the option being exercised is low. Any related potential obligation to retire leasehold improvements cannot be reasonably estimated due to the uncertainty of the timing and the probability of the option’s exercise. If the Company did incur such an obligation, the impact to the consolidated financial statements is not expected to be material.

Federal Reserve Requirement — The FRB requires certain institutions, including EB, to maintain cash reserves in the form of vault cash and average account balances with a Federal Reserve Bank. The reserve requirement is based on average deposits outstanding and is approximately $5,689 and $5,055 for the years ended December 31, 2009 and 2008, respectively.

Legal Actions — In the ordinary course of business, the Company and its subsidiaries are routinely involved in various claims and legal actions. In the opinion of management, based in part on the advice of counsel, the ultimate disposition of these matters will not have a material adverse impact on the Company’s consolidated financial statements.

22.	Regulatory Matters

The Company is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum capital amounts and ratios as set forth in the table below. EB’s primary regulatory agency, the Office of Thrift Supervision (OTS), requires EB to maintain ratios of tangible

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

capital (as defined in the regulations) of 1.5%, core capital (as defined) of 4%, and total capital (as defined) of 8%. EB is also subject to prompt corrective action requirements set forth by the Federal Deposit Insurance Corporation (FDIC). The FDIC requires EB to maintain minimum total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and core capital (as defined). Management believes that, as of December 31, 2009 and 2008, the Company meets all capital adequacy requirements to which it is subject.

The regulatory capital ratios calculated for EB, along with the capital amounts and ratios for the minimum OTS requirement and the framework for prompt corrective action, are as follows:

			For Capital		To Be Well
			Adequacy Purposes		Capitalized Under Prompt Corrective
	Actual		(For OTS Purposes)		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2009:
Tangible capital to tangible assets	$641,158	8.0%	$120,896	1.5%	N/A	N/A
Core capital to adjusted tangible assets	641,158	8.0	321,013	4.0	$401,267	5.0%
Total capital to risk-weighted assets	680,123	15.0	362,615	8.0	453,269	10.0
Tier I capital to risk-weighted assets	623,465	13.8	N/A	N/A	271,961	6.0
As of December 31, 2008:
Tangible capital to tangible assets	$525,839	7.5%	$105,556	1.5%	N/A	N/A
Core capital to adjusted tangible assets	525,839	7.5	281,482	4.0	$351,853	5.0%
Total capital to risk-weighted assets	550,247	13.4	329,161	8.0	411,451	10.0
Tier I capital to risk-weighted assets	524,839	12.8	N/A	N/A	246,871	6.0

As of December 31, 2009 and 2008, EB qualified as a well-capitalized institution according to the regulatory framework for prompt corrective action. Management does not believe that any condition or event that would result in a change in this category has occurred since December 31, 2009.

23.	Related Parties

The Company lends to and accepts deposits from shareholders, directors, officers and their related business interests on substantially the same terms as loans and deposits to other individuals and businesses of comparable credit worthiness. Loans to related parties were approximately $5,499 and $5,675 at December 31, 2009 and 2008, respectively, and are included in loans held for investment. Deposits held for related parties were approximately $1,637 and $4,274 at December 31, 2009 and 2008, respectively.

The Company leases certain office property from a limited partnership owned in part by a former director and shareholder of the Company and the former director’s direct interests. The lease

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

agreements relate to properties located in Jacksonville, Florida, and reflect substantially the same terms as leases entered into with other businesses of comparable standing. The lease terms generally expire in 2012, with additional options available to extend such leases. Payments related to the properties totaled $3,522, $2,925 and $2,835 for the years ended December 31, 2009, 2008 and 2007, respectively.

24.	Condensed Financial Information (Parent Company Only)

Condensed balance sheets of EverBank Financial Corp as of December 31, 2009 and 2008 are as follows:

	2009	2008

Assets
Cash and cash equivalents	$15,064	$7,781
Investment in subsidiaries
Bank subsidiary	663,291	526,905
Nonbank subsidiaries	3,808	3,808

Total investment in subsidiaries	667,099	530,713
Other assets	971	1,347

Total Assets	$683,134	$539,841

Liabilities
Accounts payable and accrued liabilities	$2,027	$2,224
Due to subsidiaries, net	4,196	3,914
Trust preferred securities	123,000	123,000

Total liabilities	129,223	129,138
Shareholders’ Equity	553,911	410,703

Total Liabilities and Shareholders’ Equity	$683,134	$539,841

Condensed statements of income of EverBank Financial Corp for the years ended December 31, 2009, 2008 and 2007 are as follows:

	2009	2008	2007

Income
Other income	$43	$25	$12

Total income	43	25	12
Expense
Interest expense	8,676	9,081	8,130
Noninterest expense	387	349	326

Total expense	9,063	9,430	8,456

Loss before income tax benefit	(9,020)	(9,405)	(8,444)
Income tax benefit	(3,147)	(3,640)	(3,053)

Loss before equity in earnings of subsidiaries	(5,873)	(5,765)	(5,391)
Equity in earnings of subsidiaries	59,238	51,794	35,638

Net Income	$53,365	$46,029	$30,247

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

Condensed statements of cash flows for EverBank Financial Corp for the years ended December 2009, 2008, and 2007 are as follows:

	2009	2008	2007

Operating Activities:
Net income	$53,365	$46,029	$30,247
Adjustments to reconcile net income to net cash used in operating activities:
Equity in earnings of subsidiaries	(59,238)	(51,794)	(35,638)
Dividends received from bank subsidiary	6,800	6,800	8,200
Other operating activities	(51)	(51)	(51)
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Other assets	376	368	942
Other liabilities	(179)	130	(2,339)
Due to subsidiaries	282	88	1,634

Net cash provided by operating activities	1,355	1,570	2,995

Investing Activities:
Capital contributions	(57,000)	(115,000)	(43,000)

Net cash used in investing activities	(57,000)	(115,000)	(43,000)

Financing Activities:
Proceeds from issuance of trust preferred securities	—	—	43,000
Purchase of trust preferred securities	—	—	(1,332)
Repurchase of common stock	(1,806)	(3,086)	(238)
Issuance of common stock and Series B Preferred Stock	64,959	121,926	134
Dividends paid	(225)	(232)	(234)

Net cash provided by financing activities	62,928	118,608	41,330

Net Increase in Cash Equivalents	7,283	5,178	1,325
Cash and Cash Equivalents
Beginning of year	7,781	2,603	1,278

End of year	$15,064	$7,781	$2,603

25.	Segment Information

The Company has three reportable segments: Banking and Wealth Management, Mortgage Banking, and Corporate Services. The Company’s reportable business segments are strategic business units that offer distinctive products and services that are marketed through different channels. These are managed separately because of their marketing and distribution requirements.

The Banking and Wealth Management segment includes all banking, lending and investing products and services offered to the Company’s customers either over the web or telephone, through financial centers or through financial advisors.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

The Mortgage Banking segment includes the origination and servicing of mortgage loans and focuses primarily on residential loans for purposes of resale to GSEs, institutional investors or for investment in our Banking and Wealth Management segment.

The Corporate Services segment consists of services provided to the Banking and Wealth Management and the Mortgage Banking segments including treasury, technology, human resources, executive management, marketing, accounting, corporate development, legal, finance and other services. Certain expenses are allocated to the operating other segments while others remain unallocated and represent expenses contained in Corporate Services. In addition, certain other expenses, including the Company’s trust preferred interest expense and transaction-related merger and acquisition expenses are contained in the Corporate Services segment.

The results of each segment are reported on a continuing basis. The accounting policies of these reportable segments are the same as those disclosed in Note 1. The following presents financial information of reportable segments as of and for the years ended December 31, 2009, 2008 and 2007. The Eliminations column includes all intercompany eliminations for consolidation purposes.

	December 31, 2009
	Banking and
	Wealth	Mortgage	Corporate
	Management	Banking	Services	Eliminations	Consolidated

Net interest income (expense)	$253,352	$32,708	$(8,677)	—	$277,383
External revenue	286,171	231,860	—	$(8,550)	509,481
Intersegment revenue	9,383	—	—	(9,383)	—
Depreciation and amortization	2,661	2,526	4,029	—	9,216
Income (loss) before income tax	85,300	77,065	(73,975)	—	88,390
Total assets	6,522,869	1,543,370	24,148	(30,208)	8,060,179

	December 31, 2008
	Banking and
	Wealth	Mortgage	Corporate
	Management	Banking	Services	Eliminations	Consolidated

Net interest income (expense)	$105,597	$24,462	$(10,232)	—	$119,827
External revenue	142,455	163,392	—	$(10,191)	295,656
Intersegment revenue	6,354	—	—	(6,354)	—
Depreciation and amortization	2,973	2,217	3,370	—	8,560
Income (loss) before income tax	44,500	52,399	(59,519)	—	37,380
Total assets	5,780,892	1,308,381	21,390	(62,396)	7,048,267

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

	December 31, 2007
	Banking and
	Wealth	Mortgage	Corporate
	Management	Banking	Services	Eliminations	Consolidated

Net interest income (expense)	$80,508	$11,971	$(14,064)	—	$78,415
External revenue	114,674	154,857	—	$(14,001)	255,530
Intersegment revenue	25,500	—	—	(25,500)	—
Depreciation and amortization	2,725	1,958	2,786	—	7,469
Income (loss) before income tax	54,939	50,387	(58,102)	—	47,224
Total assets	4,532,631	1,038,081	12,438	(61,231)	5,521,919

Total assets include assets of discontinued operations held for sale of $232 and $62,174 as of December 31, 2008 and 2007, respectively.

26.	Subsequent Events

Acquisition of Tygris Commercial Finance Group (TCFG) — On February 5, 2010, the Company acquired 100% of the outstanding common shares of TCFG. The acquisition resulted in a bargain purchase gain of $41,407 recorded in other noninterest income as the fair value of the net assets acquired exceeds net fair value of consideration paid.

Information regarding the acquisition as of February 5, 2010, is as follows:

Consideration
Equity instruments (1,857,591 common shares of the Company)	$291,511

Fair value of total consideration transferred	$291,511

The fair value of the Company’s common shares issued as consideration was determined using the market approach, which estimates fair value by comparing the asset being appraised to comparable assets that have recently been sold in arm’s-length transactions. Market data for the comparable assets are obtained and used to calculate appropriate valuation multiples. These multiples are then adjusted for any significant differences, to the extent known, between the comparable assets and the asset being valued.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash	$69,480
Equipment leases and loans, net	538,137
Equipment under operating leases	10,692
Intangible assets	6,259
Indemnification asset	30,766
Deferred tax assets, net	86,545
Premises and equipment, net	2,166
Other assets	6,816

Total Assets Acquired	750,861

Accounts payable and accrued expenses	33,544
Interest rate derivatives	12,079
Revolving and term secured borrowings	372,320

Total Liabilities Assumed	417,943

Total Identifiable Net Assets	$332,918

The Company is still evaluating the expected realization of TCFG’s net operating loss carry-forwards related to federal and state income taxes. The Company expects to substantially complete this assessment during the third quarter of 2010 and may adjust the amounts recorded to reflect any revised evaluations.

Pursuant to the terms of the acquisition agreement, an escrow account of $141,628 was established by TCFG shareholders, comprised of $91,628 of the Company’s common shares and cash of $50,000. The escrow was established to compensate the Company for higher than projected net losses on the acquired loans and leases for a period of five years from the acquisition date. The Company will be reimbursed from escrow if the aggregate annual amount of losses exceeds 2% of the average purchased portfolio and $44,526 in the first year, up to a maximum of $141,628.

Escrowed shares not used to reimburse indemnification claims are released on an annual basis if the value of such shares exceeds 17.5% of the average purchased net loans and leases until the termination of the escrow at the fifth anniversary of the closing date. Escrowed cash remains in escrow until the end of five years.

An indemnification asset representing the fair value of the shares expected to be released from escrow was recorded in other assets in the consolidated balance sheet. The indemnification asset meets the definition of a derivative, as shares released either back to the Company or to former TCFG shareholders are based upon a determined amount of losses in exchange for an escrowed share of the Company’s stock. Any changes in the fair value of the Company’s stock or changes resulting from either increases or decreases in expected cash flows will impact earnings and the related indemnification asset.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

Pro Forma Results (Unaudited)

Selected pro forma results of operations for the year ended December 31, 2009, assuming the TCFG acquisition had occurred as of January 1 are presented below:

2009

Net interest income after provision for loan and lease losses	$313,064
Noninterest income	237,851
Net income from continuing operations	117,132
Net income from continuing operations attributable to common shareholders	89,197
Pro forma earnings per share, basic, from continuing operations	19.12
Pro forma earnings per share, diluted, from continuing operations	18.80

The unaudited pro forma consolidated combined statement of income includes the effect of the accretion of purchase accounting fair value adjustments based on asset and liability valuations as of the acquisition date. The unaudited pro forma consolidated combined statement of income also includes adjustments related to the provision for loan and lease losses, goodwill impairment and restructuring charges and the bargain purchase gain recorded as a result of the transaction. The adjustments were tax effected to show the effect of the pro forma information on the consolidated statement of income.

Acquisition of Bank of Florida Banking Operations — On May 28, 2010, EB entered into purchase and assumption agreements with the FDIC, as receiver, of Bank of Florida — Southwest, Bank of Florida — Southeast, and Bank of Florida — Tampa Bay (collectively, Bank of Florida) to assume certain assets and liabilities of Bank of Florida, three affiliated full-service commercial banks headquartered in Naples, Florida. The Company assumed all deposits of Bank of Florida with no losses to any depositor. The acquisition expands the Company’s product offering into wealth management and private banking while increasing its penetration of highly deposit customers in existing markets.

The FDIC also granted EB an option to purchase, at appraised values, the premises, furniture, fixtures, and equipment of Bank of Florida and assume the leases associated with these offices. As of June 30, 2010, EB had not yet exercised the option to purchase the assets or accept assignment of the leases. Neither the purchase of the assets nor the assignment of the leases is expected to have a material effect on the Company’s net asset position or results of operations.

The acquired loans and other real estate owned (OREO) are covered by loss share agreements between EB and the FDIC. Under the agreements, the FDIC will reimburse EB for 80% of net losses in excess of $385,645 on the disposition of loans and OREO. The term for loss sharing on single-family residential real estate loans is ten years, while the term for loss sharing on all other loans is five years. The reimbursable losses from the FDIC are based on the book value of the relevant loans as determined by the FDIC at the date of the transaction. New loans made after that date are not covered by the provisions of the loss share agreements. An indemnification asset related to this acquisition was not recorded as of June 30, 2010.

Subsequent to the acquisition, the adequacy of the allowance for loan losses for loans acquired in the transaction is determined with consideration given to the amounts recoverable through the loss share agreements. The provision for loan losses represents expected losses in excess of losses inherent in the portfolio at acquisition. Within 45 days of the end of the loss sharing agreements between EB and the FDIC, EB may be required to rebate a portion of the cash received from the FDIC at acquisition in the event that losses do not reach a specified threshold, based on the initial

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

discount received less cumulative servicing amounts for the covered assets acquired. This liability was recorded at the acquisition date at its estimated fair value of $37,592.

The acquired assets and assumed liabilities are presented in the following table at fair value. Cash acquired from the FDIC is included in other assets.

Assets Acquired
Cash and cash equivalents	$147,702
Investment securities	162,275
Loans, net (covered assets)	888,760
OREO (covered assets)	22,132
Core deposit intangible assets	3,200
Other assets	155,797
Deferred tax assets, net	5,927
Goodwill	9,837

Total Assets Acquired	$1,395,630

Liabilities Assumed
Noninterest-bearing deposits	$104,088
Interest-bearing deposits	1,102,748
Borrowings	149,240
Other liabilities	39,554

Total Liabilities Assumed	$1,395,630

The Company has omitted unaudited pro forma information as historical financial statements for Bank of Florida are not reasonably available.

Goodwill of $9,837 was recorded based on the fair value of liabilities assumed over the fair value of assets acquired. No goodwill is deductible for federal income tax purposes.

Extinguishment of debt — In May 2010, the Company purchased $4,250 and $5,000 of its own trust preferred securities due in December 2036 and September 2037, respectively. These purchases were made at a discount, which resulted in a gain on early extinguishment of debt of $5,735.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
EverBank Financial Corp and Subsidiaries
Jacksonville, Florida

We have audited the accompanying statement of assets acquired and liabilities assumed by EverBank (the “Bank”) a wholly owned subsidiary of EverBank Financial Corp, pursuant to the Purchase and Assumption Agreements, dated May 28, 2010, executed by the Bank with the Federal Deposit Insurance Corporation. This financial statement is the responsibility of the Bank’s management. Our responsibility is to express an opinion on the financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. We were not engaged to perform an audit of the Bank’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such statement of assets acquired and liabilities assumed by EverBank pursuant to the Purchase and Assumption Agreements, dated May 28, 2010, is presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Certified Public Accountants

Jacksonville, Florida
October 7, 2010

Statement of Assets Acquired and Liabilities Assumed
By EverBank (a wholly owned subsidiary of EverBank Financial Corp)
As of May 28, 2010
(Dollars in thousands)

Assets
Cash and cash equivalents	$147,702
FDIC receivable	147,202
Investment securities, available for sale	162,275
Loans held for investment, net	888,760
Other real estate owned	22,132
Other assets	8,595
Goodwill	9,837
Core deposit premium	3,200
Deferred tax asset	5,927

Total assets acquired	$1,395,630

Liabilities
Deposits
Noninterest-bearing	$104,088
Interest-bearing	1,102,748

Total deposits	1,206,836
Other borrowings	149,240
FDIC clawback liability	37,592
Other liabilities	961
Payable to FDIC	1,001

Total liabilities assumed	$1,395,630

See notes to this financial statement.

Notes to Statement of Assets Acquired and Liabilities Assumed
By EverBank (a wholly owned subsidiary of EverBank Financial Corp)
May 28, 2010
(Dollars in thousands)

1.	Organization and Summary of Significant Accounting Policies

Organization

EverBank Financial Corp (the Company) is a thrift holding company with one direct subsidiary, EverBank (EB). EB is a federally chartered thrift institution with its home office located in Jacksonville, Florida. EB operates 17 financial centers in four Florida cities: Jacksonville, Naples, Ft. Lauderdale, and Tampa. Its internet direct banking services are offered nationwide. EB (a) accepts deposits from the general public; (b) originates, purchases, services, sells, and provides reinsurance for residential real estate mortgage loans; (c) originates, services, and sells commercial real estate loans; (d) originates consumer, home equity, and commercial loans; and (e) offers full-service securities brokerage services.

EB’s subsidiaries are:

•	AMC Acquisition, Inc., the parent of EverHome Mortgage Company,

•	AMC Holding, Inc., the parent of CustomerOne Financial Network, Inc.,

•	Tygris Commercial Finance Group (TCFG), and

•	EB Reinsurance Holding, Inc.

As described in Note 2, EB entered into purchase and assumption agreements with the Federal Deposit Insurance Corporation (“FDIC”) to acquire certain assets and assume certain liabilities of the Bank of Florida — Southwest, Bank of Florida — Southeast, and Bank of Florida — Tampa Bay (collectively “Bank of Florida”) on May 28, 2010. The acquisition of the net assets of Bank of Florida constitutes a business acquisition as defined by Accounting Standards Codification (“ASC”) 805-10, Business Combinations. The Business Combinations topic establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired and the liabilities assumed. Accordingly, the estimated fair values of the acquired assets, including identifiable intangible assets, and the assumed liabilities, including the FDIC clawback liability, in the Bank of Florida acquisition were measured and recorded as of the date of acquisition.

Basis of Presentation

The statement of assets acquired and liabilities assumed and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require management to make estimates and assumptions that affect the amounts reported in the statement of assets acquired and liabilities assumed and accompanying notes. Actual results could differ from those estimates. Material estimates that are susceptible to significant change in the near term are valuation of loans covered by loss sharing arrangements with the FDIC and the related clawback liability, valuation of goodwill and intangible assets, other purchase accounting adjustments, and accounting for loans acquired with evidence of credit deterioration.

The Company has performed an evaluation of subsequent events through September 30, 2010, the date the statement of assets acquired and liabilities assumed was available to be issued.

Fair Value of Assets Acquired and Liabilities Assumed

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date reflecting

Notes to Statement of Assets Acquired and Liabilities Assumed
By EverBank (a wholly owned subsidiary of EverBank Financial Corp) — (Continued)
May 28, 2010
(Dollars in thousands)

assumptions that a market participant would use when pricing an asset or liability. In some cases, the estimation of fair values requires management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. Described below are the methods used to determine the fair values of the significant assets acquired and liabilities assumed.

Cash and cash equivalents — Cash and cash equivalents include cash, amounts due from banks and interest-earning deposits with banks with an original maturity of three months or less. The carrying amount approximates fair value because of the relatively short time between origination and expected realization.

Investment securities — The fair value for each purchased security was the quoted market price at the close of the trading day on May 28, 2010. The fair value of acquired Federal Home Loan Bank (“FHLB”) stock was estimated to be its redemption value, which is also the par value. The FHLB requires member banks to purchase its stock as a condition of membership and the amount of FHLB stock owned varies based on the level of FHLB advances outstanding. This stock is generally redeemable and is presented at the par value.

Loans held for investment — The fair value of loans acquired was $888,760, which represents the discounted expected cash flows from the portfolio. In estimating fair value, the expected amount and timing of undiscounted principal and interest payments and collection of collateral values was determined. In calculating expected cash flows, management made assumptions regarding prepayments, collateral cash flows, the timing of defaults, and the loss severity of defaults. These assumptions were based in part on the type of loan, related collateral, risk classification status (i.e., performing or nonperforming), fixed or variable interest rate, term of loan and whether or not the loan was amortizing.

Loans acquired in the Bank of Florida acquisition that are covered by loss share agreements between EB and the FDIC are referred to as “covered loans.” Substantially all of the loans acquired in the Bank of Florida acquisition are covered loans.

Other real estate owned — Other real estate owned (OREO) is presented at its estimated fair value less costs to sell.

Other assets — Other assets include accrued interest receivable on loans and investment securities. The book value of these assets approximates fair value.

Goodwill — Goodwill represents the excess of the estimated fair value of liabilities assumed over the estimated fair value of assets acquired.

Core deposit premium — The fair value of the core deposit premium was estimated based on factors such as type of deposit, deposit retention rates, interest rates, and age of the deposit relationships. Based on this valuation the core deposit premium will be amortized over the estimated useful life of seven years using the straight-line method.

Deposit liabilities — The fair value of demand, savings and time deposits is assumed equal to the book value of the liabilities at the acquisition date.

Other borrowings — Other borrowings consist of structured FHLB advances, fixed-rate FHLB advances, short-term FHLB advances, and repurchase agreements. The fair value of structured FHLB advances was determined through a discounted cash flow method utilizing observable market inputs such as effective date, maturity date, coupon rate and payment frequency for each individual

Notes to Statement of Assets Acquired and Liabilities Assumed
By EverBank (a wholly owned subsidiary of EverBank Financial Corp) — (Continued)
May 28, 2010
(Dollars in thousands)

structured advance. Long term repurchase agreements were valued using a discounted cash flow method based on observable market inputs.

FDIC clawback liability — The fair value of the FDIC clawback liability represents the present value of estimated cash payments expected to be owed to the FDIC (net of amounts received from the FDIC). The ultimate settlement amount of the FDIC clawback is dependent upon the performance of the underlying covered loans, the passage of time and claims submitted to the FDIC.

Other liabilities — Other liabilities include accrued interest payable for deposits products and other liabilities. The fair value of other liabilities approximates the book value due to the short term nature of these liabilities.

Use of Estimates

A number of significant estimates and assumptions are included in the statement of assets acquired and liabilities assumed. Management exercised significant judgment regarding assumptions for market participant expectations of discount rates, estimated prepayments, default rates, market conditions and other future events that are highly subjective in nature, and subject to change, and all of which affect the estimation of the fair values of the assets acquired and liabilities assumed. Actual results could differ from those estimates. Changes that may vary significantly from these assumptions include loan prepayments, the rate of default, the severity of defaults, the estimated market values of collateral at disposition, the timing of such disposition, and deposit attrition.

2.	FDIC-Assisted Acquisition

On May 28, 2010, EB entered into purchase and assumption agreements with the FDIC, as receiver, to acquire certain assets and assume certain liabilities of Bank of Florida.

The acquired loans and OREO are covered by loss share agreements between EB and the FDIC. Under the agreements, the FDIC will reimburse the bank for 80% of losses that exceed $385,645 on the disposition of loans and OREO. The term for loss sharing on single-family residential real estate loans is ten years, while the term for loss sharing on all other loans is five years. The reimbursable losses from the FDIC are based on the book value of the relevant loans as determined by the FDIC at the date of the transaction. New loans made after that date are not covered by the provisions of the loss share agreements.

Within 45 days of the end of the loss share agreements, EB may be required to rebate a portion of the cash received from the FDIC at acquisition in the event that losses do not reach a specified threshold, based on the initial discount received less cumulative servicing amounts for the covered assets acquired. The term for the rebate for the single family residential real estate loans is ten years, while the term for the rebate for all other loans is eight years. This FDIC clawback liability was recorded at acquisition date at its estimated fair value of $37,592.

The assets acquired and liabilities assumed have been accounted for under the acquisition method of accounting and recorded at their estimated fair values at acquisition. A summary of the net

Notes to Statement of Assets Acquired and Liabilities Assumed
By EverBank (a wholly owned subsidiary of EverBank Financial Corp) — (Continued)
May 28, 2010
(Dollars in thousands)

assets received and the estimated fair value adjustments resulting in recognition of goodwill are as follows:

May 28, 2010

Existing cost basis net of liabilities at acquisition	$141,538
FDIC receivable	147,202
Fair value adjustments:
Loans held for investment	(258,509)
Other real estate owned	(2,903)
Core deposit premium	3,200
Deferred tax asset	5,927
Other borrowings	(7,699)
FDIC clawback liability	(37,592)
Payable to FDIC	(1,001)

Goodwill	$(9,837)

The FDIC also granted EB an option to purchase, at appraised values, the premises, furniture, fixtures and equipment of Bank of Florida and assume the leases associated with these offices.

Since net liabilities were assumed at acquisition, the FDIC transferred $147,202 in cash to EB. The payable to the FDIC of $1,001 represents settlement items that were identified shortly after the closing date adjusting the cash received from the FDIC.

3.	Investment Securities

The fair value of investment securities at May 28, 2010 is as follows:

U.S. government agencies and corporation obligations	$80,554
Mortgage backed securities	73,139
FHLB stock	8,467
Other securities	115

$162,275

The fair value of debt securities at May 28, 2010 by contractual maturities are shown below:

		After 1	After 5
	Due within	but within	but within	After
	1 year	5 Yrs	10 Yrs	10 Years
	Amount	Amount	Amount	Amount	Total

U.S. government agencies and corp. obligations	$—	$10,128	$—	$70,426	$80,554
Mortgage backed securities	—	—	—	73,139	73,139
FHLB Stock	—	—	—	8,467	8,467
Other securities	—	—	—	115	115

	$—	$10,128	$—	$152,147	$162,275

Notes to Statement of Assets Acquired and Liabilities Assumed
By EverBank (a wholly owned subsidiary of EverBank Financial Corp) — (Continued)
May 28, 2010
(Dollars in thousands)

As of May 28, 2010, investment securities measured at fair value on a recurring basis for which the EB has elected the fair value option, are as follows:

	Fair Value
	Measurements Using
	Level 1	Level 2	Level 3	Total

U.S. government agencies and corporation obligations	$—	$80,554	$—	$80,554
Mortgage backed securities	—	73,139	—	73,139

	$—	$153,693	$—	$153,693

Subsequent to acquisition, investment securities totaling $143,747 were sold for a gain of approximately $62.

4.	Loans Held for Investment, net

The composition of loans acquired at May 28, 2010 is as follows:

	Amount	% of Loans

Commercial and commercial real estate	$971,035	84.6%
Residential real estate	114,796	10.0%
Home equity lines	41,493	3.6%
Consumer	10,324	0.9%

Loans covered by loss sharing	1,137,648	99.2%

OREO window period charge-offs	9,242	0.8%
Overdrafts	380	0.0%
Loans not covered by loss sharing	9,622	0.8%

Total loans acquired	1,147,270	100.0%

Discount based on acquisition date fair value	(258,510)

Net loans	$888,760

EB accounts for loans acquired with evidence of credit deterioration in accordance with ASC 310-30. The amount by which the undiscounted expected cash flows exceed the estimated fair value (the “accretable yield”) is accreted into interest income over the life of the loans. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows is the nonaccretable difference. The non-accretable difference represents an estimate of the credit risk in Bank of Florida’s loan portfolio at the acquisition date.

At May 28, 2010, unpaid principal balances of loans with evidence of credit deterioration totaled $997.3 million. The undiscounted contractual cash flows for these loans were $1,310,686. The undiscounted estimated cash flows not expected to be collected for these loans were $314,394. At May 28, 2010, the accretable yield was $189,278.

The loans acquired in the Bank of Florida acquisition are and will continue to be subject to EB’s internal and external credit review. As a result, if further credit deterioration is noted subsequent to the May 28, 2010 acquisition date, such deterioration will be measured through EB’s loan loss reserving methodology.

Notes to Statement of Assets Acquired and Liabilities Assumed
By EverBank (a wholly owned subsidiary of EverBank Financial Corp) — (Continued)
May 28, 2010
(Dollars in thousands)

OREO window period charge-offs reflect charge-offs taken by the legacy bank between the bid date and the date of closing.

5.	Deferred Tax Asset

A net deferred tax asset of $5,927 was recorded at the acquisition date relating to the Bank of Florida acquisition. Deferred tax assets and liabilities were recognized for temporary differences between the financial reporting basis and the tax basis of the assets acquired and liabilities assumed. Deferred taxes were calculated based on the estimated federal and state income tax rates currently in effect for the Company.

6.	Deposits

Deposits were composed of the following at May 28, 2010:

	Amount	Rate

Noninterest-bearing demand	$104,088
Interest-bearing demand	42,561	0.16%
Savings and money market accounts	143,692	1.01%
Time, $100,000 and over	478,010	2.12%
Other time	438,485	2.46%

	$1,206,836

Scheduled maturities of time deposits as of May 28, 2010 were as follows:

2010	$218,175
2011	443,306
2012	143,234
2013	18,872
2014	8,657
Thereafter	84,251

$916,495

The estimated amortization expense of the core deposit premium for the remainder of 2010 and for the subsequent years is as follows:

2010	$267
2011	457
2012	457
2013	457
2014	457
Thereafter	1,105

$3,200

Overdrafts on deposits of $380 have been reclassified as loans held for investment.

Notes to Statement of Assets Acquired and Liabilities Assumed
By EverBank (a wholly owned subsidiary of EverBank Financial Corp) — (Continued)
May 28, 2010
(Dollars in thousands)

7.	Other Borrowings

Other borrowings at May 28, 2010 were composed of the following:

	Amount	Rate
		(weighted avg.)

Short-term client repurchase agreements	$3,091	(1)
Short-term FHLB advances	25,000	(1)
Structured FHLB advances	89,287	4.39%
Fixed-rate FHLB advances	10,958	3.39%
Repurchase agreements	20,904	3.29%

Total other borrowings	$149,240

(1) Rate resets daily.

FHLB advances are term advances and were secured by a blanket lien on eligible loans. EB may repay the advances at any time with a prepayment penalty. Of the $149,240 in outstanding at acquisition, $72,227 matured or was repaid during June.

The following table summarizes FHLB advances outstanding at May 28, 2010:

Year of Maturity

2010	$28,091
2011	250
2012	47,000
2013	56,200
2014	—
Thereafter	10,000

Total	$141,541
Fair value adjustment	7,699

Total	$149,240

8.	Subsequent Event

The FDIC granted EB the option to purchase, at appraised values, the premises, furniture, fixtures, and equipment of Bank of Florida and assume the leases associated with these offices. Neither the purchase of the assets or the assignment of the leases is expected to have a material effect on EB’s net asset position.

INDEPENDENT AUDITORS’ REPORT

Tygris Commercial Finance Group, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Tygris Commercial Finance Group, Inc. and Subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2009 and the period January 22, 2008 (Date of Inception) through December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Tygris Commercial Finance Group, Inc. and Subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the year ended December 31, 2009 and the period January 22, 2008 (Date of Inception) through December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 1 and 24 to the consolidated financial statements, the Company entered into an acquisition agreement and plan of merger in October 2009. After obtaining all necessary approvals, this merger transaction closed on February 5, 2010.

/s/  Deloitte & Touche LLP

New York, New York
May 6, 2010

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets
As of December 31, 2009 and 2008
(In thousands, except for shares and per share amounts)

	2009	2008

ASSETS
CASH AND CASH EQUIVALENTS	$63,758	$61,828
RESTRICTED CASH	88,373	66,263
EQUIPMENT LEASE AND LOAN RECEIVABLES — Net of allowance for credit losses of $44,576 and $62,373, respectively	789,307	999,250
EQUIPMENT UNDER OPERATING LEASES — Net of accumulated depreciation of $11,696 and $5,357, respectively	16,637	22,845
PROPERTY AND EQUIPMENT — Net of accumulated depreciation and amortization of $1,693 and $478, respectively	2,275	3,805
INVESTMENT IN EVERBANK	65,000	—
GOODWILL	—	21,141
INTANGIBLE ASSETS — Net of accumulated amortization of $5,530 and $2,037, respectively	3,152	17,688
OTHER ASSETS	4,724	15,054

TOTAL	$1,033,226	$1,207,874

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Accounts payable and accrued expenses	$38,400	$35,671
Interest rate derivatives	10,780	20,789
Revolving and term secured borrowings	409,210	649,045
Liabilities related to discontinued operations	6,582	—

Total liabilities	464,972	705,505

COMMITMENTS AND CONTINGENCIES (Note 20)
STOCKHOLDERS’ EQUITY:
Common stock, $0.01 par value — 600,000,000 shares authorized; 39,360,739 and 30,752,900 shares issued and outstanding, respectively	394	308
Preferred stock, $0.01 par value — 100,000,000 shares authorized
Additional paid in capital	763,454	592,083
Accumulated deficit	(195,594)	(90,022)

Total stockholders’ equity	568,254	502,369

TOTAL	$1,033,226	$1,207,874

See notes to the consolidated financial statements.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations
For the Year Ended December 31, 2009 and the Period
January 22, 2008 (date of Inception) Through December 31, 2008
(In thousands)

	2009	2008

NET LEASE AND LOAN INCOME:
Lease and loan income	$88,273	$59,812
Interest expense	59,481	47,941

Net lease and loan income	28,792	11,871
Provision for credit losses	15,449	33,857

Net lease and loan income (loss) after provision for credit losses	13,343	(21,986)

OTHER INCOME (LOSS):
Fees and other income	6,952	7,840
Loss on sale of lease assets	(10,082)	—
Fair value adjustment for interest rate derivatives	8,883	(12,928)

Total other income (loss)	5,753	(5,088)

OPERATING EXPENSES:
Salaries and employee benefits	46,905	32,587
Selling, general and administrative expenses	21,976	13,879
Impairment charges (Notes 10 and 11)	32,184	—
Depreciation and amortization	12,389	7,872

Total operating expenses	113,454	54,338

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAX PROVISION	(94,358)	(81,412)
INCOME TAX PROVISION	125	210

LOSS FROM CONTINUING OPERATIONS	(94,483)	(81,622)
LOSS FROM DISCONTINUED OPERATIONS	(11,089)	(8,400)

NET LOSS	$(105,572)	$(90,022)

See notes to the consolidated financial statements.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity
For the Year Ended December 31, 2009 and the Period
January 22, 2008 (date of Inception) Through December 31, 2008
(In thousands, except per share amount)

					Total
	Common	Common	Paid In	Accumulated	Stockholders’
	Shares	Stock	Capital	Deficit	Equity

Balance — January 22, 2008 (Date of Inception)	—	$—	$—	$—	$—
Comprehensive loss — net loss	—	—	—	(90,022)	(90,022)
Issuance of common stock, $0.01 par value	30,753	308	613,594	—	613,902
Issuance costs	—	—	(24,082)	—	(24,082)
Share-based compensation	—	—	2,571	—	2,571

BALANCE — December 31, 2008	30,753	308	592,083	(90,022)	502,369
Capital contributions and other — net	8,608	86	172,839	—	172,925
Share-based compensation	—	—	(1,468)	—	(1,468)
Comprehensive loss — net loss	—	—	—	(105,572)	(105,572)

BALANCE — December 31, 2009	39,361	$394	$763,454	$(195,594)	$568,254

See notes to the consolidated financial statements.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
For the Year Ended December 31, 2009 and the Period
January 22, 2008 (Date of Inception) Through December 31, 2008
(In thousands)

	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(105,572)	$(90,022)
Adjustments to reconcile net loss to net cash provided by operating activities:
Share-based compensation	(1,468)	2,571
Provision for credit losses	15,449	33,857
Depreciation of equipment under operating leases	7,853	5,357
Amortization of fair value discount on term secured borrowings	7,293	5,918
Depreciation and amortization	4,536	2,515
Amortization of initial direct costs and fees	5,168	700
Amortization of fair value discount on leases and loans	(5,645)	(4,183)
Amortization of fair value premium on leases and loans	10,663	5,961
Amortization of deferred financing costs	13,821	9,536
Impairment charges	32,184	—
Gain on early extinguishment of debt	—	(1,824)
Unrealized (gain) loss on fair value adjustment for interest rate derivatives	(8,883)	12,928
Loss on sale of lease assets	10,082	980
Impairment related to discontinued operations	962	—
Increase in other assets	(1,613)	(13,608)
Increase in accounts payable and accrued expenses	2,729	23,881
Increase in liabilities related to discontinued operations	6,582	—

Net cash flow used in operating activities	(5,859)	(5,433)

CASH FLOWS FROM INVESTING ACTIVITIES:
Origination of lease and loan receivables	(179,103)	(271,290)
Payments received on lease and loan receivables	351,822	231,501
Change in restricted cash	(22,110)	(34,581)
Investment in EverBank	(65,000)	—
Acquisitions — net of cash acquired	—	(313,217)
Purchases of equipment under operating leases	—	(14,453)
Purchase of property and equipment	(1,742)	(1,951)

Net cash flow provided by (used in) investing activities	83,867	(403,991)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	184,868	514,128
Direct costs of issuance of common stock	—	(24,082)
Conduit advances	121,258	103,236
Conduit repayments	(181,894)	(132,587)
Term securitization repayments	(67,127)	(49,580)
Warehouse advances TVF	311,056	219,462
Term loan advances TAF	14,428	175,000
Warehouse repayments TVF	(354,131)	(205,519)
Term loan repayments TAF	(97,735)	(44,712)
Other debt repayments	(790)	(64,788)
Debt financing costs	(6,011)	(19,306)

Net cash flow (used in) provided by financing activities	(76,078)	471,252

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,930	61,828
CASH AND CASH EQUIVALENTS — Beginning of year	61,828	—

CASH AND CASH EQUIVALENTS — End of year	$63,758	$61,828

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$39,704	$30,876

Cash paid for taxes	$370	$234

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock related to the USXL acquisition	$—	$88,075

Issuance of common stock held in escrow — credit performance adjustment	$—	$11,699

See notes to consolidated financial statements.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

1.	DESCRIPTION OF BUSINESS

Tygris Commercial Finance Group, Inc. and Subsidiaries (TCFG or the “Company”), was formed as a Delaware corporation on January 22, 2008. The Company had no substantial business activity prior to May 9, 2008 when it received commitments from various private equity and other investors to purchase, through May 9, 2010, approximately $1.9 billion of the Company’s common stock (based on a purchase price of $20.00 per share, or $19.95 per share for certain large investors). The Company used the net proceeds of the funded equity commitments to commence operations including hiring a management team, evaluating several potential acquisitions and arranging new debt financing in support of acquisition activity.

The Company acquired US Express Leasing Inc. (USXL) now operating as Tygris Vendor Finance (TVF) on May 28, 2008. TVF operates as the Company’s vendor finance platform. In addition, the Company acquired substantially all of the assets and certain liabilities of MarCap LLC (“MarCap”) on May 31, 2008, and integrated MarCap into the Company’s middle market equipment finance platform. See Note 4 for additional information related to the acquisitions.

Since formation, the Company’s focus was on building small ticket leasing, middle market equipment finance, and corporate finance platforms to serve middle market customers in three specialized lending units.

•	Vendor Finance — Tygris Vendor Finance (TVF), the Company’s small ticket leasing unit, provides innovative financial solutions, principally leases, to customers that purchase equipment from dealers and vendors nationwide. Originations are primarily concentrated in the health care, office products, and technology areas.

•	Asset Finance — Tygris Asset Finance (TAF), the Company’s middle market equipment leasing and lending unit offers finance and leasing products that typically are collateralized by essential use equipment.

•	Corporate Finance — Tygris Corporate Finance (TCF), the Company’s cash flow and asset based finance unit, focuses on senior-secured lending, including restructuring financing, to middle market companies in targeted industries. TCF has not originated any transactions and its operations were discontinued. See Note 19 for further information.

On October 21, 2009, TCFG entered into an acquisition agreement and plan of merger (the “Merger Transaction”) with EverBank Financial Corporation, a privately held Florida corporation (“EverBank Holding”) and savings and loan holding company of EverBank, a federal savings bank (“EverBank”). Under the terms of the Merger Transaction, EverBank Holding is to acquire TCFG and all of its subsidiaries, by merging a newly-formed, wholly owned subsidiary of EverBank Holding with and into TCFG with TCFG surviving the merger as a wholly owned subsidiary of EverBank Holding.

All necessary closing conditions, including obtaining regulatory approvals, for the Merger Transaction were met on or before February 4, 2010. The merger closed on February 5, 2010. The consideration paid in the merger was shares of EverBank Holding voting and non-voting common stock. Immediately following the effective date of the merger, EverBank Holding contributed all of the stock of TCFG to EverBank resulting in TCFG becoming a direct wholly owned subsidiary of EverBank. In addition, the subsidiaries of TCFG are expected to continue to be subsidiaries of TCFG (and indirect subsidiaries of EverBank). See Note 24 for further information.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation — The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Tygris Vendor Finance, Inc., Tygris Asset Finance, Inc., and Tygris Corporate Finance, Inc. All intercompany balances and transactions have been eliminated in consolidation.

Basis of Financial Statement Presentation — The consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). Prior year financial statement amounts have been reclassified to reflect the impact of discontinued operations in accordance with Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (the “Codification” or “ASC”) Subtopic 205-20, Discontinued Operations (see Note 19). Additionally, prior period depreciation expense related to operating lease income was reclassified from lease and loan income to depreciation and amortization expense to conform to the current year presentation (See Note 14).

FASB Accounting Standards Codification — In June 2009, the FASB introduced the FASB Accounting Standards Codification. The Codification, which was effective for annual periods ended after September 15, 2009, became the single source of authoritative non-governmental US GAAP, superseding existing literature issued by FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force (“EITF”) and other related literature. The Codification eliminates the GAAP hierarchy and establishes one level of authoritative guidance for GAAP. All other literature is considered non-authoritative. There has been no change to the consolidated financial statements due to the implementation of the Codification.

Use of Estimates — The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes the estimates included in the consolidated financial statements are prudent and reasonable. Estimates include assumptions when accounting for income recognition, financial instruments, goodwill and intangible assets, the residual values of leased equipment, the allowance for credit losses, deferred initial direct costs, share-based compensation awards, and income taxes. Actual results could differ from those estimates.

Cash and Cash Equivalents — Cash and cash equivalents consist of balances in demand deposit accounts and at any given time may include short-term, highly liquid investments purchased with an original maturity of three months or less.

Restricted Cash — Restricted cash consists primarily of cash held by a trustee related to the Company’s subsidiaries term securitizations, cash reserves for those transactions and required liquidity reserves under certain of the Company’s other credit agreements. The restricted cash balance also includes amounts due from securitizations representing reimbursements of servicing fees and excess spread income. On a monthly basis, the trustee distributes this cash to pay interest and principal on the securitization borrowings, servicing fees and excess spread income.

Equipment Lease and Loan Receivables — Leases are recorded as the sum of the future minimum lease payments, initial deferred costs and estimated residual values less unearned income. Income is recognized by a method which produces a constant periodic rate of return on the outstanding investment in the lease.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

Loans are stated at the principal amount outstanding and interest income is recorded on the accrual basis in accordance with the terms of the respective loan. Nonrefundable loan fees and related direct costs associated with the origination of leases and loans are deferred and included in equipment lease and loan receivables in the consolidated balance sheet. The net deferred fees or costs are recognized as an adjustment to lease and loan income over the contractual life of the receivables using a method which approximates the interest method or taken into income when the related receivables are paid off or sold. The Company amortizes any discount or premium recorded on purchased receivables into lease and loan income as a yield adjustment over the contractual life of the lease or loan.

The accrual of income on leases and loans is discontinued when principal or interest payments are past due 90 days or when, in the opinion of management, there is a reasonable doubt as to the collectability of contractual principal and interest. Income on non-accrual loans is subsequently recognized only to the extent that cash is received and the loan’s principal balance is deemed collectible. Loans on which the accrual of interest has been discontinued are designated as non-accrual loans.

The Company’s estimated residual equipment values are reviewed annually by management and are reduced for any impairment that may have occurred. The recognition of any impairment is recorded as a reduction to the value of the financed equipment on the consolidated statement of operations.

Allowance for Credit Losses — The Company’s allowance for credit losses represents management’s estimate of losses inherent in the equipment lease and loan portfolio as of the balance sheet date. The estimation of the allowance includes considerable judgment and is based on a variety of factors, including past lease and loan loss experience, the current credit profile of the Company’s borrowers, adverse situations that have occurred that may affect the borrowers’ ability to repay, the estimated value of underlying collateral and general economic conditions. Losses are recognized when available information indicates that it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated.

The Company periodically performs a systematic review of the lease and loan portfolio to identify credit risks and assess collectability. For the larger ticket TAF portfolio, this review includes review of specific accounts that are risk rated above a certain threshold as well as an evaluation of the portfolio in the aggregate. For the small ticket TVF portfolio, this evaluation is typically done on an aggregate pool basis and focuses primarily on delinquency and charge-off experience and trends within various segments of the portfolio. Management’s judgmental determination of the amounts necessary for aggregate pools of leases and loans is based on several factors including economic conditions, industry trends, historical loss experience, geographic and obligor concentrations, forecasts as well as other factors. Leases and loans that are determined to be nonperforming are factored in the estimation of the allowance for credit losses. A loan or lease is considered impaired when, based on current information and events, it is probable that all contractual amounts due, including principal and interest, will not be fully collected. When a receivable has been identified as individually impaired, impairment is measured based on the present value of payments expected to be received or, for receivables that are solely dependent on the collateral for repayment, the estimated fair value of the collateral. If an impairment is identified, a specific allowance is established as a component of the allowance for credit losses.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

When available information indicates that specific leases and loans or portions thereof are uncollectible, such amounts are charged off against the allowance for credit losses. In the TVF business, accounts are generally charged off when they become 151 days past due or earlier if determined to be uncollectible. Lease and loan receivables are pursued for collection until such time as management determines this process is no longer economically beneficial to the Company. All recoveries are credited to the allowance for credit losses when received.

Equipment Under Operating Lease — Equipment financed under operating leases is carried at cost less accumulated depreciation and is depreciated on a straight-line basis to its estimated net residual value over the respective lease terms. The lease terms generally range from 12 to 60 months.

Investment in EverBank — Investment in EverBank contains an investment in the common stock of EverBank, a private company. Such investment is accounted in accordance with ASC 325 Investments — Other.

Property and Equipment — Property and equipment primarily consists of furniture and fixtures, business software and leasehold improvements and is stated at cost net of accumulated depreciation and amortization. Property and equipment purchased by the Company for its own use is depreciated on a straight-line basis over the estimated useful life generally ranging from two to seven years. Software is amortized over the estimated period of its economic benefit or related contractual rights generally ranging from five to seven years. Leasehold improvements are amortized over the shorter of the lease term or estimated useful life, generally ranging from five to ten years.

Goodwill — Goodwill represents the excess of the purchase price over the fair value of net assets acquired. Goodwill is assessed for impairment at least annually. As part of this assessment, the Company considers a number of factors, including operating results, business plans, economic projections, anticipated future cash flows and market place data.

Identifiable Intangible Assets — Identifiable intangible assets consisting of customer relationships, technology and covenants not to compete were recorded as a result of the acquisition of USXL by TCFG. The identifiable intangible assets are amortized on a straight-line basis over their useful lives.

The Company periodically evaluates the net realizable value of long-lived assets, including property and equipment, operating lease equipment and identifiable intangible assets, based on factors including operating results, business plans, economic projections and anticipated future cash flows. A review of impairment is performed whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable. When indicators of impairment are present, the carrying value of the asset is evaluated in relation to the operating performance and estimated future undiscounted cash flows of the underlying business. Impairment in the carrying value of an asset is recognized whenever anticipated future cash flows from an asset are estimated to be less than its carrying value. The amount of the impairment recognized is the difference between the carrying value of the asset and its fair value. Fair values are based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk.

Lease and Loan Income — Lease and loan income includes: (a) income from direct financing leases less amortization of initial direct costs; (b) contractual interest on loans adjusted by amortized

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

net deferred loan fees and costs; (c) amortized premium and accreted discount related to the USXL and MarCap acquisitions, respectively and (d) operating lease income.

Revenue Recognition on Delinquent and Non-accrual Equipment Leases and Loans — Accrual of lease and loan income is discontinued when the borrower has defaulted for a period of 90 days in payment of principal or interest, or both, unless the loan or lease is highly collateralized and is in the process of collection. Income on non-accrual accounts, including impaired loans, is recognized to the extent that cash payments are received and in management’s judgment, full payment of the loan or lease is expected. If the borrower has demonstrated the ability to make contractual principal and interest payments, the receivable may be returned to accrual status.

Interest Expense — Interest expense includes:  (a) contractual interest expense accrued on debt outstanding and related derivative instruments (b) amortization of deferred fees and other direct incremental costs incurred in connection with borrowings and (c) amortization of the purchase accounting discount recorded on USXL debt.

Fees and Other Income — Fees and other income include: (a) fees such as late charges, early termination fees, documentation fees and other fees, which are generally recognized when received; and (b) other income.

Gain/Loss on Sale of Lease Assets — Gains and losses from the sale of lease assets are recognized at time of sale. The Company, in the normal course of business, sells lease assets in transactions characterized as either end of term or early buyouts, as well as sale of assets returned to inventory through either contractual obligations or repossession. In addition, the Company also periodically disposes of lease assets that fail to meet certain required criteria under the terms of its credit facilities.

Share-Based Compensation — The Company recognizes compensation costs related to share-based employee awards. Such costs are recognized over the period that an employee provides services in exchange for the award. The fair value of the awards is estimated on the date of grant using the Black-Scholes option-pricing model.

Income Taxes — Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts and the corresponding tax carrying amounts of assets and liabilities. Deferred tax assets are also recognized for tax loss carry forwards. A valuation allowance is recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized based on available evidence weighted toward evidence that is objectively verifiable.

The Company accounts for uncertainty in income taxes in its financial statements and utilizes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. The impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more likely than not to not be sustained upon audit by the relevant authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, with regard to uncertain tax liabilities, the Company follows the guidance provided in the accounting literature on derecognizing, classification, interest, and penalties, accounting in interim periods, disclosure, and transition. The Company has elected to classify any interest and penalties as a component of income tax expense.

Initial Direct Costs — Initial direct costs of originating the Company’s lease and loan receivables consist of management’s estimate of those costs incurred in connection with successful origination of

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

leases and loans. These costs are deducted from selling, general and administrative expenses and amortized as a reduction to lease and loan income over the term of the related receivables utilizing the effective interest method or straight line if not materially different than the interest method.

Equity Placement Fees — Fees and related direct costs associated with capital raising activities are recorded as a reduction to additional paid in capital.

Derivative Financial Instruments — The Company reports all derivative financial instruments on its balance sheet at fair value. The fair value is calculated using available market data taking into account current market rates.

The Company employs interest rate derivatives to manage exposure to the effects of changes in market interest rates and comply with certain covenants in its borrowing arrangements. All derivative instruments have been recorded on the consolidated balance sheet as either an asset or liability measured at its fair value. Changes in the fair value of any derivative financial instrument is recognized in the period during which the change in fair value occurred and is recorded in the Company’s consolidated statement of operations.

The Company does not enter into derivative financial instruments for trading or speculative purposes. The Company is exposed to the credit risk of its counterparties if the counterparties to these transactions are unable to perform their obligations. However, the Company seeks to minimize this risk by entering into transactions with counterparties that are major financial institutions with investment grade credit ratings.

Pledged Lease Receivables — The Company obtained a significant amount of its financing by selling lease receivables to special purpose entities (SPEs) that issue notes to institutional investors through securitizations. The SPEs’ lease receivable portfolios secure the notes. The Company’s financing activities did not qualify for sale accounting treatment due to certain provisions in the credit agreements and terms of the securitizations. Accordingly, the assets contained in these SPEs and the related debt are included in the accompanying consolidated balance sheet. Specifically pledged leases and restricted cash are assigned as additional collateral for these borrowings. The owners of the SPEs notes have no further recourse to the general credit of the Company beyond the value of the assets held by the SPEs or those specifically pledged.

3.	RECENT ACCOUNTING PRONOUNCEMENTS

In July 2006, the FASB issued Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109 (“FIN 48”). In September 2009, the FASB issued Accounting Standards Update 2009-06, Implementation Guidelines on Accounting for Uncertainty in Income Taxes and Disclosure Amendments for Nonpublic Entities (“ASU 2009-06”). FIN 48 and ASU 2009-06 have been incorporated into the ASC under Topic 740, Income Taxes (“ASC 740”). ASC 740 establishes new evaluation and measurement processes for all income tax positions taken, and requires expanded disclosure of income tax matters. The Company adopted the provisions of ASC 740 effective January 1, 2009, and its adoption did not have a material impact on the Company’s consolidated financial statements.

As of January 1, 2008 the Company adopted the guidance for measuring fair value with respect to US GAAP and expanded disclosure requirements about fair value measurements contained in ASC 820 Fair Value Measurements and Disclosures (“ASC 820”). The provisions of ASC 820 relating to nonfinancial assets and liabilities are effective for the Company on January 1, 2009. The application

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

of ASC 820 to the Company’s nonfinancial assets and liabilities did not have a material impact on the Company’s consolidated financial statements. See Note 23 for further information.

In March 2008, the FASB amended the disclosure requirements for derivative instruments and hedging activities contained in ASC 815 Derivatives and Hedging, including enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The new guidance is effective for the Company as of January 1, 2009. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In April 2008, the FASB amended the factors that are considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under ASC 350 Intangibles — Goodwill and Other. The intent is to improve the consistency between the useful life of a recognized intangible asset under ASC 350 and the period of expected cash flows used to measure the fair value of the asset under ASC 805 Business Combinations and other US GAAP. The amendment is effective for recognized intangible assets acquired after January 1, 2009. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In January 2009, the Company adopted guidance that establishes principles and requirements for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed and any noncontrolling interest in a business combination at their fair value at acquisition date. The guidance alters the treatment of acquisition-related costs, business combinations achieved in stages (referred to as a step acquisition), the treatment of gains from a bargain purchase, the recognition of contingencies in business combinations, the treatment of in-process research and development in a business combination as well as the treatment of recognizable deferred tax benefits. The guidance is applicable to business acquisitions completed after January 1, 2009. The Company did not make any business acquisitions during the year ended December 31, 2009. The adoption of ASC 805, Business Combinations, did not have a material impact on the Company’s consolidated financial statements.

In May 2009, the FASB issued Statement of Financial Accounting Standards No. 165, Subsequent Events, which was incorporated into the ASC under Topic 855, Subsequent Events (“ASC 855”) and became effective for the Company in 2009. ASC 855 sets forth the circumstances and the period after the balance sheet date for which an entity should evaluate events for recognition or disclosure in its financial statements. ASC 855 requires that evaluation of subsequent events must include events that occur up to and including the date the financial statements are available to be issued. The adoption of ASC 855 did not have a material impact on the Company’s consolidated financial statements.

In January 2010, FASB issued guidance which increases disclosure regarding the fair value of financial instruments. The key provisions of this guidance include the requirement to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 including a description of the reason for the transfers. Previously this was only required of transfers between Level 2 and Level 3 assets. Further, reporting entities are required to provide fair value measurement disclosures for each class of assets and liabilities; a class is potentially a subset of the assets or liabilities within a line item in the statement of financial position. Additionally, disclosures about the valuation techniques and inputs used to measure fair value for both recurring and non-recurring fair value measurements are required for either Level 2 or Level 3 assets. This portion of the guidance is effective for the Company as of December 31, 2010. The guidance also requires that the disclosure on any Level 3

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

assets presents separately information about purchases, sales, issuances and settlements. In other words, Level 3 assets are presented on a gross basis rather than as one net number. However, this last portion of the guidance is not effective for the Company until January 1, 2011. Adoption of this guidance is expected to result in increased financial statement note disclosure for the Company.

4.	ACQUISITIONS

US Express Leasing, Inc. — On May 28, 2008, the Company acquired 100 percent of the outstanding common and preferred shares of USXL located in Parsippany, New Jersey. The results of USXL’s operations have been included in the Company’s consolidated financial statements since the date of acquisition. USXL, now operating as TVF, engages in vendor finance by leasing personal property to small and medium sized businesses in the United States. TVF originates leases through a network of dealers, distributors and manufacturers in the healthcare, office products, technology and commercial markets.

Pursuant to the Stock Purchase Agreement (the “SPA”), the aggregate purchase price, after giving effect to the Credit Performance Adjustment escrow account (“CPA”) described below, was $93.1 million, which was comprised of $1.0 million in cash, 4.4 million shares of common stock valued at $88.1 million and $4.0 million in costs associated with the acquisition. The value of the common stock of $20.00 per share was determined based on the commitments to purchase common stock obtained by the Company on May 9, 2008 and as described in Note 1.

Allocation of USXL Purchase Price — The Company accounted for the acquisition of USXL as a purchase transaction. The purchase price was allocated to the assets acquired and liabilities assumed based on their respective estimated fair values on the acquisition date. The USXL opening balance sheet at the acquisition date, after the purchase price allocation, is summarized below (in thousands):

2008

Cash and cash equivalents	$2,566
Restricted cash	31,682
Equipment lease and loan receivables — net	674,291
Equipment under operating leases	13,749
Property and equipment	2,332
Goodwill	21,141
Intangible assets	19,725
Other assets	1,446

Total assets acquired	766,932

Accounts payable and accrued expenses	11,790
Interest rate derivative	7,861
Revolving and term secured borrowings	654,209

Total liabilities assumed	673,860

Net assets acquired	$93,072

The USXL assets acquired and liabilities assumed were recorded at fair value. The lease portfolio fair value was determined by calculating the sum of the present value of the expected future lease payments and the residual values adjusted for expected realization rates. This valuation resulted

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

in an increase of $29.5 million in the carrying value of the Equipment Lease Receivables, which is being amortized based on the effective interest rate method. Total amortization expense for the year ended December 31, 2009 and for the period ended December 31, 2008 was $10.7 million and $6.0 million, respectively, and is included as a reduction of lease and loan income in the consolidated statements of operations. The purchase premium amortization is included as a reduction of lease and loan income in the consolidated statement of operations. See Note 14.

USXL’s Term Securitization Class A and Class B (the “Term Notes”) were valued by using quoted market prices as of May 31, 2008 of similar instruments. The Term Notes were valued at $152.1 million or 92.5% and $2.2 million or 30% of face value, respectively. The total amount of debt discount was $17.4 million, which is being amortized over the average remaining lives of the notes using the effective interest rate method. Total debt amortization expense for the year ended December 31, 2009 and for the period ended December 31, 2008 was $7.3 million and $5.9 million, respectively, and is included as a component of interest expense in the consolidated statement of operations. See Note 15 for further information.

Pursuant to the SPA, the Company established a CPA escrow account for $12.0 million comprised of $11.9 million (0.6 million shares) of the Company’s common stock and cash of $0.1 million. The CPA was established to compensate the Company for higher than projected charge-offs related to the acquired leases recorded as of December 31, 2007. The seller is liable once the aggregate cumulative amount of all actual charge-offs exceeds $28.8 million, up to a maximum of $40.8 million. During 2009, charge-offs on the purchased portfolio exceeded the $40.8 million maximum and therefore the shares and cash escrowed of $12 million will not be released to the sellers. The CPA, previously recorded in other assets and additional paid in capital, was reversed in the consolidated balance sheet as of December 31, 2009 based on actual portfolio charge-offs exceeding the CPA threshold.

In connection with the USXL acquisition, the Company recorded goodwill of $21.1 million and identifiable intangible assets of $19.7 million. The identifiable intangible assets are comprised of customer relationships of $9.7 million, non-compete covenant agreements of $6.1 million and technology of $3.9 million. These identifiable intangibles are being amortized on a straight-line basis over their useful lives of 10, 3 and 8 years, respectively.

MarCap, LLC — On May 31, 2008 (the “Closing Date”), the Company acquired substantially all the assets and certain liabilities of MarCap, a healthcare-focused equipment finance company from the Marmon Group of Companies. Total assets consisted of equipment leases and loans with contractual outstanding payments of $372.3 million. The aggregate purchase price was $310.5 million and included $307.2 million in cash and $3.3 million in direct costs related to the acquisition. The fair value of the MarCap lease portfolio at acquisition was estimated to be $313.3 million. The Company recorded an initial allowance for credit losses of $32.3 million, an amortizable discount of $25.3 million and an adjustment for expected credit losses of $9.6 million. The amortizable discount is being recognized over the remaining life of the portfolio based on the effective interest rate method and at December 31, 2009 was $13.6 million. The total discount amortization recorded for the year ended December 31, 2009 and the period ended December 31, 2008 was $5.7 million and $4.2 million, respectively, and is included as a component of lease and loan income in the consolidated statement of operations. See Note 14 for further information. The remaining credit loss adjustment of $4.0 million decreased the Company’s investment in MarCap’s nonearning leases. In addition, the Company recorded a liability for and property taxes of $2.5 million.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

Under the terms of the Asset Purchase Agreement, $75.0 million of the cash purchase price is held in an indemnification escrow account to compensate the Company for losses resulting from breach of representations, warranties, covenants or agreements made by the sellers. The sellers are not generally liable to indemnify the Company for any unrecorded liabilities related to activities prior to the purchase date unless the total amount of aggregate liabilities exceeds $2.5 million. One-half of the balance of the escrow account not subject to unresolved indemnification claims will be disbursed to the seller 18 months after the Closing Date. The remaining balance of the escrow account not subject to unresolved indemnification claims will be disbursed to the seller 27 months after the Closing Date. Except for the exposure related to certain property tax contingencies, management of the Company believes beyond a reasonable doubt, the consideration held in escrow will be released at each disbursement date.

5.	EQUIPMENT LEASE AND LOAN RECEIVABLES — NET

At December 31, 2009 and 2008 the components of the equipment lease and loan receivables, net on the consolidated balance sheet are as follows (in thousands):

	2009	2008

Equipment lease receivables	$840,349	$1,127,111
Residuals	57,994	59,993
Initial direct costs — net	10,459	8,522
Unearned income	(134,165)	(214,716)

Equipment lease receivables — net of unearned income	774,637	980,910
Loan receivables	59,246	80,713

Equipment lease and loan receivables	833,883	1,061,623
Allowance for credit losses (Note 5)	(44,576)	(62,373)

Equipment lease and loan receivables — net of allowance for credit losses	$789,307	$999,250

The following table sets forth the contractual maturities of direct finance equipment leases by year (in thousands):

Years Ending
December 31

2010	$324,531
2011	243,264
2012	154,003
2013	86,868
2014	26,990
Thereafter	4,693

840,349
Less amounts representing interest	(134,165)
Residuals	57,994
Initial direct costs	10,459

Equipment lease receivables — net of unearned income	$774,637

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

The amounts above are based on the contractual term. No effect has been given to credit losses or the possible early termination of lease contracts.

As of December 31, 2009 and 2008, non-accrual receivables totaling $35.9 million and $47.1 million, respectively, are included in equipment lease and loan receivables in the consolidated balance sheet. Interest income is not recognized after a lease or loan has been classified as non-accrual. The Company would have recognized interest income of $2.4 million and $3.4 million for the year ended December 31, 2009 and the period ended December 31, 2008, respectively, under the contractual terms for such non-accrual receivables. The Company’s average recorded investment in non-accrual receivables for the year ended December 31, 2009 and the period ended December 31, 2008 was $41.1 million and $46.6 million, respectively. Reserves on non-accrual receivables totaled $10.4 million and $27.1 million at December 31, 2009 and 2008, respectively, and are included in the allowance for credit losses on the consolidated balance sheet. The Company’s small ticket financing platform (TVF) generally charges-off receivables when they become 151 days past due and does not establish specific reserves for non-accrual receivables. The allowance for credit losses for TVF is established at a level deemed appropriate for the losses inherent in the portfolio and reflects delinquency and charge-off experience. As of December 31, 2009 and 2008, there were no equipment leases or loans that remain on accrual status that had outstanding principal or interest balances that were more than 90 days past due.

6.	ALLOWANCE FOR CREDIT LOSSES

The following table presents changes in the allowance for credit losses for the year ended December 31, 2009 and the period ended December 31, 2008 (in thousands):

Balance — January 22, 2008	$—
Reserves related to acquisitions	54,735
Provision charged to expense	33,857
Charge-offs — net of recoveries	(26,219)

Balance — December 31, 2008	62,373
Net provision charged to expense	15,449
Charge-offs — net of recoveries	(33,246)

Balance — December 31, 2009	$44,576

7.	EQUIPMENT UNDER OPERATING LEASES — NET

The following table provides an analysis of the net book value at December 31, 2009 and 2008 of operating lease assets, by equipment type (in thousands):

	2009	2008

Healthcare	$18,796	$19,749
Office products	7,811	5,367
Technology and other	1,726	3,086

	28,333	28,202
Less accumulated depreciation	(11,696)	(5,357)

Total	$16,637	$22,845

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

The following table presents future minimum lease rentals due on non-cancelable operating leases at December 31, 2009 (in thousands):

Years Ending
December 31

2010	$5,913
2011	3,496
2012	2,221
2013	738
2014	187

$12,555

For the year ended December 31, 2009 and the period ended December 31, 2008, operating lease income was $11.3 million and $6.8 million, respectively. Operating lease income is recorded as a component of lease and loan income in the consolidated statement of operations. See Note 14 for further information. For the year ended December 31, 2009 and the period ended December 31, 2008, depreciation expense was $7.9 million and $5.4 million, respectively, and is included in depreciation and amortization expense on the consolidated statements of operations.

8.	INVESTMENT IN EVERBANK

Pursuant to a stock purchase agreement dated October 21, 2009 the Company purchased 366,557 shares of EverBank common stock for $65.0 million. Based on the terms and amount of the investment, the Company owns approximately 12% of the outstanding shares of EverBank and does not exercise significant influence over EverBank. This investment is carried at its cost basis and recorded as an investment in EverBank on the consolidated balance sheet as of December 31, 2009. Refer to Note 23 for further information.

9.	PROPERTY AND EQUIPMENT

Property and equipment, net of depreciation and amortization at December 31, 2009 and 2008, consisted of the following (in thousands):

	2009	2008

Furniture, fixtures, and equipment	$1,580	$2,229
Business software	2,181	1,921
Leasehold improvements	207	133

	3,968	4,283
Less accumulated depreciation and amortization	(1,693)	(478)

Property and equipment — net	$2,275	$3,805

Depreciation and amortization expense for the year ended December 31, 2009 and the period ended December 31, 2008 was $1.0 million and $0.5 million, respectively.

10.	GOODWILL

The Company recorded goodwill totaling $21.1 million in connection with the May 2008 acquisition of USXL. In the fourth quarter of 2009, the Company performed an assessment of the carrying

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

value of the goodwill. In this assessment, the Company determined that the carrying value of its goodwill was fully impaired and recorded an impairment charge of $21.1 million on the consolidated statement of operations for the year ended December 31, 2009.

11.	INTANGIBLE ASSETS

The Company recorded identifiable intangible assets of $19.7 million in connection with the May 2008 acquisition of USXL. The identifiable intangible assets were comprised of customer relationships of $9.7 million, noncompete covenant agreements of $6.1 million, and technology of $3.9 million. These identifiable intangibles were originally being amortized on a straight-line basis over their estimated useful lives of 10, 3, and 8 years, respectively.

During the fourth quarter of 2009, the Company performed an impairment analysis of the intangible assets acquired. Impairment is present if the carrying amount of the grouped intangible assets exceeds the future undiscounted net cash flows expected to be generated by those assets. As of December 31, 2009 the Company’s customer relationships and covenant not-to-compete intangibles were deemed impaired and impairment charges of $8.2 million and $2.9 million, respectively were recorded on the consolidated statement of operations.

The carrying amounts of the acquired intangible assets as of December 31, 2009 are as follows (in thousands):

					Weighted
					Average
	January 1, 2009			Net	Amortization
	Carrying	2009		Carrying	Period
	Value	Amortization	Impairment	Amount	(in Years)

Developed technology	$3,644	$(492)	$—	$3,152	8.00
Customer relationships	9,136	(970)	(8,166)	—	NA
Covenant not-to-compete	4,908	(2,031)	(2,877)	—	NA

Total acquired intangible assets	$17,688	$(3,493)	$(11,043)	$3,152	NA

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

The carrying amounts of the acquired intangible assets as of December 31, 2008 are as follows (in thousands):

				Weighted
				Average Net
	May 28, 2008		Net	Amortization
	Carrying	2008	Carrying	Period
	Value	Amortization	Amount	(in Years)

Developed technology	$3,930	$(286)	$3,644	8.0
Customer relationships	9,702	(566)	9,136	10.0
Covenant not to compete	6,093	(1,185)	4,908	3.0

Total	$19,725	$(2,037)	$17,688	5.6

The following table presents future amortization of the Company’s intangible assets (in thousands):

2010	$491
2011	491
2012	491
2013	491
2014	491
Thereafter	697

Total amortization	$3,152

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

12.	REVOLVING AND TERM SECURED BORROWINGS

The following table summarizes the Company’s revolving and term secured borrowings at December 31, 2009 and 2008:

	2009	2008

Vendor finance facilities:
Term securitization:
Class A notes, interest at 5.38%	$51,527	$116,846
Class B notes, interest at 10.19%	3,465	5,274

Total term securitization borrowings	54,992	122,120
Less fair value discount — net of accumulated amortization	(4,222)	(11,561)

Total term securitization borrowings — net of accumulated amortization	50,770	110,559
Commercial paper conduit facility — Class A notes, interest at 7.55% and 8.07%, respectively	279,696	340,331
Revolving warehouse facility, interest at 5.50%	33,278	76,353
Other secured borrowings, interest at 7.78%	449	1,284

Total revolving and term secured borrowings	364,193	528,527
Less deferred financing costs	(273)	(4,715)

TVF net revolving and term secured borrowings	363,920	523,812

Asset finance facilities:
Term credit facility, interest at 3.93% and 5.55%, respectively	46,980	130,288
Less deferred financing costs	(1,690)	(5,055)

TAF term secured borrowings	45,290	125,233

Total net revolving and term secured borrowings	$409,210	$649,045

Interest expense on these facilities for the year ended December 31, 2009 and the period ended December 31, 2008 was $59.5 million and $47.9 million, respectively (see Note 15).

Vendor Finance Facilities:

Term Securitization — In 2006, USXL issued $325 million in Equipment Contract Backed Notes, Series 2006-1 (“2006-1 Notes”) through USXL Funding II, LLC (“Funding II”), an SPE formed for the sole purpose of holding lease contracts that act as collateral for the 2006-1 Notes. In this transaction, Funding II issued $311.0 million in Class A notes and $14.0 million in Class B notes. The proceeds from this offering were used to repay amounts due under the conduit facility thereby releasing additional warehouse capacity for future originations.

As part of this transaction, USXL obtained an insurance policy from Financial Guaranty Insurance Company (FGIC) that provides an unconditional, non-recourse to TVF, guarantee of ultimate principal and interest due to Class A note holders. The Company pays FGIC an annual premium for guaranteeing the Class A 2006-1 Notes equal to 0.33% of the amount of the outstanding notes. The 2006-1 Notes carry a fixed rate of interest and amortize on a schedule that mirrors the actual amortization of the underlying portfolio of lease contracts, thereby providing the Company with a match funded portfolio within Funding II. Payments due from Funding II’s contract portfolio are made directly to a lockbox and are used to repay principal and interest due under the 2006-1 Notes. The

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

2006-1 Notes have a stated maturity on April 15, 2014. These notes are callable when the remaining outstanding balance falls below a pre-defined threshold and these notes are expected to be become callable in the second quarter of 2010.

As part of the acquisition of USXL, Class A and Class B term notes payable were recorded at fair value. The fair value adjustment resulted in the Class A notes being recorded at 92.5% of face value, a reduction of $12.2 million, and the Class B notes being recorded at 30% of face value, a reduction of $5.2 million. The discounts are being amortized over the remaining contractual period using the effective interest rate method with the periodic amortization recorded as a component of interest expense in the consolidated statements of operations. Total amortization of the notes discount was $7.3 million and $5.9 million for the year ended December 31, 2009 and the period ended December 31, 2008, respectively. See Note 15 for further information.

At December 31, 2009, the Class A and B note outstanding balances were $51.5 million and $3.5 million, carrying interest rates of 5.38% and 10.19%, respectively. The Class A and B note carrying values, after the fair value discount, discussed above, were $49.3 million and $1.4 million, respectively. At December 31, 2008, the Class A and B note outstanding balances were $116.8 million and $5.3 million, carrying interest rates of 5.38% and 10.19%, respectively. The Class A and B note balances after the fair value discount were $109.2 million and $1.4 million, respectively.

The notes are subject to certain affirmative, negative and financial covenants, including minimum quarterly operating cash flow and debt-to-net worth covenants. While recourse under this facility is limited to the collateral held in Funding II, violation of these covenants could cause certain rapid amortization, servicer termination and/or funding termination events. The facility is also cross-defaulted with the Commercial Paper Conduit facility (the “CP Conduit”) and the revolving warehouse facility. As of December 31, 2009 and 2008, TVF believes it complies with all covenants under these facilities.

Commercial Paper Conduit Facility — TVF established a commercial paper conduit facility with a maximum borrowing of $562.5 million in May 2008, which was set to expire in May 2009, but was extended through February 5, 2010 (See Note 24). In conjunction with the extension, the effective advance rate on the facility was reduced. At December 31, 2009 the advance rate was 60%. If, upon maturity, the CP Conduit is not renewed or extended, the outstanding loan balance converts to a term loan and amortizes until December 2010. Borrowings under the CP Conduit are secured by lease contracts that have been pledged to it. Credit Suisse acts as administrative agent for the CP Conduit, with Wachovia Bank, Barclays Bank and SunTrust Bank as co-purchasers.

Under the CP Conduit, TVF utilizes USXL Funding I, LLC (“Funding I”), a wholly owned subsidiary of TVF that acts as an SPE whose activities are limited to holding lease contracts that have been pledged as collateral to the CP Conduit. The CP Conduit is secured by a senior security interest in all contracts held by Funding I which issues Class A notes and receives 60% of the aggregate discounted contract balance of the lease contracts. Payments due from Funding I’s contract portfolio are made directly to a lockbox and are used to repay principal and interest due under the CP Conduit.

At December 31, 2009 and 2008, TVF had $279.7 million and $340.3 million, respectively, outstanding under the CP Conduit. Interest under the CP Conduit on Class A notes was 7.55% and 8.07% at December 31, 2009 and 2008 and the weighted average interest rate for the year ended December 31, 2009 and the period ended December 31, 2008 was 7.78%. and 7.88%, respectively.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

For the period ended December 31, 2008, $11.1 million of financing costs were incurred in connection with the renewal of the CP Conduit. These costs have been capitalized and are being amortized over the term of the CP Conduit. For the period ended December 31, 2008, amortization of the deferred financing costs was $6.4 million and is recorded as a component of interest expense in the consolidated statement of operations. See Note 15 for further information.

The CP Conduit is subject to certain affirmative, negative and financial covenants, including minimum quarterly operating cash flow, debt-to-net worth and tangible net worth covenants. While recourse under this CP Conduit is limited to the collateral held in Funding I, violation of these covenants could cause certain funding termination, rapid amortization and/or servicer termination events. The CP Conduit is also cross-defaulted with the 2006-1 Notes and the revolving warehouse facility. As of December 31, 2009 and 2008 TVF believes it complies with all covenants.

Under the terms of the CP Conduit agreement, an interest rate swap is maintained for which Funding I receives variable interest based on one-month London Interbank Offered Rate (LIBOR) or the CP Conduit’s cost of funds while Funding I pays a fixed rate equal to 3.98%. The purpose of the interest rate swap is to provide a better matching of the fixed interest rates of the contracts pledged to the facility and the cost of the debt issued by the facility. See Note 22 for further information related to derivative financial instruments.

Revolving Warehouse Facility — TVF maintains a Revolving Warehouse Facility with Wells Fargo Foothill, Inc., as arranger and agent, which expires in August 2011. During 2009 the Company negotiated a reduction of the facility from $100 million to $70 million. The facility is secured by a first perfected security interest in all of TVF’s assets except those that have been transferred into SPEs for financing through TVF’s CP Conduit or through term securitizations. Advances under the facility are subject to a borrowing base equal to 60% of TVF’s net investment in eligible contracts. Payments made from lease contracts that secure this facility are made directly to a lockbox and are applied as the repayment of amounts due under the credit facility as they are received. The facility carries interest at a rate equal to 30-day LIBOR plus a spread that varies between 1.50% and 2.50% depending upon average utilization of the facility and certain performance covenants. As of December 31, 2009 and 2008, the spread over LIBOR was 2.50%. The Company is also obligated to pay a fee equal to 0.1% per annum of the average unused commitment.

At December 31, 2009 and 2008, the Company had $33.3 million and $76.4 million, respectively, outstanding under this warehouse facility. The weighted average interest rate for the facility was 5.50% for the year ended December 31, 2009 and the period ended December 31, 2008.

The facility is subject to certain affirmative, negative and financial covenants, including minimum quarterly operating cash flow, debt-to-net worth and minimum tangible net worth covenants. The facility is also cross-defaulted with the TVF’s CP Conduit and the 2006-1 Notes. As of December 31, 2009 and 2008, the Company believes it complies with all financial covenants contained in its revolving warehouse facility.

Financing costs were incurred in connection with the renewal of the revolving and term secured borrowings for the year ended December 31, 2009 totaling $5.8 million. These costs were capitalized and are amortized over the terms of the respective facilities. For the year ended December 31, 2009 amortization of the deferred financing costs was $10.2 million and is recorded as a component of interest expense in the consolidated statement of operations. See Note 15 for further information.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

Extinguishment of Debt — During 2008, the Company extinguished $2.4 million in notes payable to the prior shareholder of Pro-Lease, a company acquired by USXL in 2007. TVF paid this shareholder $0.6 million in settlement of this obligation and recorded a $1.8 million gain recorded as a component of fees and other income in the consolidated statement of operations.

Asset Finance Facilities:

Term and Revolving Credit Facilities — On June 16, 2008 TAF established a $400 million term and revolving credit facility (“DB Facility”) between Deutsche Bank AG, New York Branch Tahoe Funding Corp., LLC and TAF Funding I, LLC (“TAF I”), a wholly owned subsidiary of TAF which acts as a SPE whose activities are limited to holding lease contracts that have been pledged as collateral to the DB Facility. The DB Facility is secured by a senior security interest in all contracts held by TAF I. On February 20, 2009, the DB Facility was reduced to $250 million. The DB Facility is subject to certain affirmative, negative and financial covenants and the Company believes it complies with all covenants as of December 31, 2009 and 2008.

Term Loan — The term loan is limited to $175.0 million and originally set to expire on June 15, 2011 with repayments of $5.0 million per month through June 15, 2010 and $4.5 million per month thereafter until June 15, 2011. On August 20, 2009, the term loan limit was defined as the aggregate amount outstanding under the DB facility, effectively requiring the amortization of the outstanding balance by the original maturity date. On October 20, 2009, the maturity date for the term loan was changed to June 20, 2010. The DB Facility carries an interest at an annual rate equal to the DB Facility base rate plus 3.25%. At December 31, 2009 and 2008, the Company had $47.0 million and $130.3 million, respectively, outstanding under this facility. The weighted average interest rate for the facility was 3.93% for the year ended December 31, 2009 and 6.06% for the period ended December 31, 2008.

Revolving Loan — The revolving DB Facility, originally $225 million, was reduced to $100 million on February 20, 2009 and terminated on August 20, 2009. TAF I received advances based on certain percentages of the discounted balance of the contracts. Payments due from TAF I’s lease contract portfolio were made directly to a lock box and applied as repayments of amounts due under the DB Facility. The DB Facility originally carried interest at a rate per year equal to the DB Facility base rate plus (a) 2.50% if the facility has a Moody’s rating of at least Aa2 or an S&P rating of at least AA or (b) at all other times 3.00%. At the time of termination, the facility carried interest equal to the applicable base rate and plus 2.75%. The revolving DB Facility had an original maturity date of June 15, 2009, but was extended to January 15, 2010 before being terminated on August 20, 2009. The Company did not have an outstanding balance at any time during 2009 or at December 31, 2008 under this DB Facility.

Under the terms of the DB Facility agreement, an interest rate swap is maintained for which TAF I receives variable interest based on one month LIBOR while TAF I initially paid a fixed rate equal to 4.75%. On June 20, 2009, this pay fixed rate was reduced to 1.4% in exchange for a one-time fee payment of $1.1MM. The purpose of the interest rate swap is to provide a better matching of the fixed interest rates of the contracts pledged to the DB Facility and the cost of the debt issued by the DB Facility. See Note 22 for further information related to derivative financial instruments.

Financing costs incurred in connection with establishing these facilities have been capitalized and are being amortized over the term of the facilities. TAF incurred additional financing costs of $0.2 million during 2009. For the year ended December 31, 2009 and the period ended December 31,

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

2008, amortization of the deferred financing costs was $3.6 million and $3.1 million and is recorded as a component of interest expense in the consolidated statement of operations. See Note 15 for further information.

13.	STOCKHOLDERS’ EQUITY

Common Stock — Pursuant to the terms and conditions of the Private Placement Memorandum (PPM), the Company issued to certain investors shares of the Company’s common stock, par value $0.01 per share, at a price of $20.00 per share (or $19.95 per share for certain large investors). Total authorized shares of common stock were 600 million shares of which 300 million shares are designated as voting and 300 million shares as nonvoting. Total common stock issued during the year ended December 31, 2009 was 9.2 million shares. These shares were issued for $184.8 million in cash. Stockholders’ equity was decreased by a $1.5 million adjustment for share based compensation. Total common stock issued and outstanding as of December 31, 2008 was 30.8 million shares. Of these shares, 25.8 million shares were issued for $514 million in cash and 5.0 million shares, with a value of $99.8 million were issued related to the USXL acquisition. The Company recorded direct costs associated with the issuance of the common stock of $24.1 million. See Note 16.

Preferred Stock — The Company is authorized to issue up to 100 million shares of preferred stock, par value $0.01 per share. Shares may be issued in one or more series as authorized by the Company’s Board of Directors. As of December 31, 2009 and 2008, no preferred shares were issued.

Warrants — As part of the purchase of the Company’s common stock, certain investors were granted warrants to purchase up to 7% of the Company’s Common Stock, on a fully diluted basis. The warrant exercise price is $20.00 per share and will expire 10 years from the date of grant. No warrants were exercised as of December 31, 2009 and 2008. In anticipation of the EverBank transaction, certain senior management team members, that were also investors in the Company, relinquished their warrants as part of their respective separation agreements with the Company. This reduced the number of shares subject to warrants to 6.98% of the Company’s Common Stock, on a fully diluted basis, as of December 31, 2009.

14.	LEASE AND LOAN INCOME

For the year ended December 31, 2009 and the period ended December 31, 2008, the components of lease and loan income are as follows (in thousands):

	2009	2008

Income from direct finance leases and loans	$87,180	$55,460
Amortization of fair value discount	5,645	4,183
Less amortization of initial direct costs	(5,168)	(700)
Amortization of fair value premium	(10,663)	(5,961)

Income from direct finance leases and loans — net	76,994	52,982
Operating lease income	11,279	6,830

Total lease and loan income	$88,273	$59,812

See Note 5 for further information related to the accretion and amortization of direct finance leases and loans. See Note 7 for further information related to operating lease income.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

15.	INTEREST EXPENSE

For the year ended December 31, 2009 and the period ended December 31, 2008, the components of interest expense are as follows (in thousands):

	2009	2008

Interest on revolving and term secured borrowings	$38,367	$32,487
Amortization of deferred financing costs	13,821	9,536
Amortization of fair value note discount	7,293	5,918

Total interest expense	$59,481	$47,941

See Note 12 for further information related to revolving and term secured borrowings, deferred finance costs and purchase discount of term notes included above.

16.	SHARE-BASED COMPENSATION

The Company’s 2008 Long-Term Incentive Plan (the “LTIP”), represents a share-based compensation plan. The LTIP provides for the granting of nonqualified stock options (NQSOs), restricted stock unit awards (RSUs) and stock appreciation rights (SARs) to certain employees and directors for up to 6.0 million shares of common stock. The exercise price for all stock options is equal to or greater than the fair market value of the common stock on the date of grant. No monetary payment is required as a condition of receiving a RSU or SAR award, since the consideration for the award is for services rendered. All share-based compensation vests over periods of up to five years from the date of grant, except for performance options which vests over periods up to four years. NQSOs , RSUs and SARs currently awarded have a maximum term of 10 years. All awards are subject to time vesting and a portion is subject to performance vesting.

TCFG records compensation costs related to share-based payments over the period that an employee provides services in exchange for the award. The fair value of the NQSOs granted in 2008 was estimated at the grant date based on the Black-Scholes option-pricing model using the following assumptions:

Strike price	$20.00
Share price	$20.00
Expected term	5.1 years
Volatility	30.95%
Risk free interest rate	3.41%
Dividends	None
Fair value per share	$6.69

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

The following table summarizes the changes in NQSOs activities under the Company’s share-based compensation plan for the year ended December 31, 2009 and the period ended December 31, 2008 (in thousands except for weighted-average exercise price and grant date fair value per share):

	Options	Price	Per Share	Fair Value

Outstanding — January 22, 2008	—	$—	$—	$—
Granted	4,000	20.00	6.69	26,750

Outstanding — December 31, 2008	4,000	20.00	6.69	26,750
Forfeited or expired	(3,285)	20.00	6.69	(21,968)

Outstanding — December 31, 2009	715	$20.00	$6.69	$4,782

During 2009, there were a total of 3.1 million forfeitures due to management actions taken as a result of the proposed Merger Transaction (See Notes 1 and 24). There were also 0.2 million forfeitures related to employee departures. NQSOs outstanding at December 31, 2009 and 2008 had a weighted average remaining contractual life of 8.5 years and 9.5 years, respectively. There were no exercisable options as of December 31, 2009 and 2008.

The following table summarizes the changes in RSUs under the Company’s share-based compensation plan for the year ended December 31, 2009 and the period ended December 31, 2008 (in thousands):

	Units	Value

Outstanding — January 22, 2008	—	$—
Granted	90	1,352

Outstanding — December 31, 2008	90	1,352
Forfeited or expired	—	—

Outstanding — December 31, 2009	90	$1,352

As of December 31, 2009 and 2008 there were 1.6 million and $1.9 million NQSQs, RSUs and SARs grants available for issuance under the plan. Share-based compensation expense was a benefit of $1.5 million for the year ended December 31, 2009 and an expense of approximately $2.6 million for the period ended December 31, 2008 and is included in salaries and employee benefits on the consolidated statement of operations. The benefit resulted from forfeitures and updated assessment of performance based vesting assumptions, as management determined the performance metrics would not be achieved.

During 2009, 0.3 million SARs were awarded to TCFG employees. The SARs possess performance and time vesting terms identical to the NQSQs and RSUs and include a reference price of $20 per share. The Company measures the fair value of the obligation each reporting period. No net compensation expense or related accrued liability was recorded during 2009 as the SARs have been deemed to have no value as of December 31, 2009.

As of December 31, 2009 and 2008, there was $1.9 million and $18.4 million, respectively, of unrecognized compensation costs related to the non-vested share based compensation grants. Absent the Merger Transaction (see Notes 1 and 24), these costs would be recognized over the remaining weighted average period of 3.5 years.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

17.	EMPLOYEE BENEFITS

Savings Incentive Plan — TCFG maintains a defined contribution retirement plan for employees, which qualifies under Section 401(k) of the Internal Revenue Code. The Company’s expense is based upon specific percentages of employee contributions that participate in the plan. Under the plan, the Company, at its sole discretion, may match some level of employee contribution. For the year ended December 31, 2009, the Company matched the first 4% contributed by participants. The Company’s contribution under this plan totaled $0.8 million and $0.2 million for the year ended December 31, 2009 and the period ended December 31, 2008, respectively, and was recorded in salaries and employee benefits in the consolidated statements of operations.

18.	INCOME TAXES

The Company and its subsidiaries file a consolidated Federal income tax return.

The components of the income tax provision for the year ended December 31, 2009 and the period ended December 31, 2008 from continuing operations consists of the following (in thousands):

	2009	2008

Current:
Federal	$—	$—
State	125	210

	125	210
Deferred:
Federal	—	—
State	—	—

Total provision	$125	$210

A reconciliation of the provision for income taxes with amounts computed at the statutory Federal rate of 34% for the year ended December 31, 2009 is shown below (in thousands):

Income tax benefit at U.S. Federal statutory rate	$(32,082)
State income tax — net of Federal tax benefit	(2,886)
Change in valuation allowance, net	24,558
Goodwill impairment	7,188
Federal and State rate change	2,432
Other — net	915

Total provision	$125

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

The components of deferred tax assets and liabilities as of December 31, 2009 and 2008, were as follows (in thousands):

	2009	2008

Deferred tax assets:
Net operating loss carry forwards	$127,611	$80,652
Allowance for credit losses	16,972	20,375
Unrealized loss on interest rate swap	4,146	8,303
Tax depreciation on operating leases	—	3,321
Discount accretion	5,053	—
Share based compensation	432	1,051
Other	455	1,324

Total deferred tax assets	154,669	115,026
Less valuation allowance	(106,049)	(55,545)

Net deferred tax assets	48,620	59,481

Deferred tax liabilities:
Direct finance and operating leases — net	(36,090)	(45,547)
Extinguishment of notes payable	—	(4,599)
Amortization of lease premium	(4,931)	—
Initial direct costs	(4,118)	—
Fair value adjustment of notes payable	(1,624)	—
Identifiable intangibles	(1,212)	(7,064)
Other	(645)	(2,271)

Total deferred tax liabilities	(48,620)	(59,481)

Net deferred tax asset	$—	$—

As of December 31, 2009 and 2008, the Company has U.S. federal tax loss carry forwards of approximately $337 million and $204 million, respectively. These tax loss carry forwards begin to expire in 2024. As of December 31, 2009, the Company has New Jersey, California and Florida tax loss carry forwards of approximately $69 million, $39 million and $31 million, respectively. In addition, the Company has tax loss carry forwards in various other states. These state tax loss carry forwards begin to expire in 2010. The U.S. federal and state tax loss carry forwards are subject to annual limitations on utilization.

The valuation allowance as of December 31, 2009 and 2008, is attributable to deferred tax assets related to NOL carry-forwards and other items for which it is more likely that not that the related tax benefits will not be realized. The Company considers all relevant evidence, both positive and negative, to determine the need for a valuation allowance. It is management’s policy that the valuation allowance is reduced in the year it is determined that it is more likely than not that the deferred tax assets will be realized.

The Company adopted the new accounting for uncertainty in income taxes guidance under ASC 740 on January 1, 2009. The cumulative effect of adoption resulted in an unrecognized tax benefit of approximately $5.1 million. The adjustment was recorded as a reclassification between deferred tax assets and liabilities.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

As of December 31, 2009, the total amount of gross unrecognized tax benefits was $6.1 million. No interest and penalties have resulted from this unrecognized tax benefit.

The Company files income tax returns in the U.S. Federal jurisdiction, and various state and local jurisdictions. The Company’s U.S. Federal Income tax returns for the years 2006 through 2008 are open for examination. Prior periods are no longer subject to IRS assessment. U.S. state jurisdictions have statutes of limitations that generally range from three to five years. The Company’s tax returns are currently under examination in various U.S. state jurisdictions.

19.	DISCONTINUED OPERATIONS

During the fourth quarter of 2009, TCFG decided to exit the TCF specialty lending business. The Company has accounted for this in accordance with the accounting guidance for impairment or disposal of long-lived assets. As of December 31, 2009 all business activity ceased at TCF, all TCF employees were terminated or reassigned within TCFG, and the Company engaged a real estate broker to sublease or otherwise dispose of TCF’s office facilities. All TCF operating expenses and exit costs associated with the closure of TCF have been included in discontinued operations. TCF did not have any assets as of December 31, 2009 as all its leasehold improvements were either redeployed within TCFG or accrued for as a loss. Liabilities related to discontinued operations as of December 31, 2009 are as follows (in thousands):

2009

Liabilities related to discontinued operations:
Lease termination obligation	$1,788
Severance obligations	4,794

Liabilities related to discontinued operations	$6,582

Loss from discontinued operations for the year ended December 31, 2009 and the period ended December 31, 2008 are as follows (in thousands):

	2009	2008

Loss from discontinued operations:
Operating loss from discontinued operations	$3,071	$8,400
Severance charges	5,268	—
Leasehold exit costs	1,788	—
Impairment charges	962	—

Loss from discontinued operations	$11,089	$8,400

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

20.	COMMITMENTS AND CONTINGENCIES

Lease Commitments — The following table presents future minimum rentals under noncancellable long-term agreements for the Company’s leased facilities at December 31, 2009, (in thousands):

Years Ending
December 31

2010	$1,601
2011	1,690
2012	1,285
2013	1,123
2014	1,084
Thereafter	1,230

Total	$8,013

The above lease commitment table does not include the effect of the 2010 TCF termination agreement disclosed in Note 24.

In addition to these payments, the Company pays rent on a month-to-month basis for certain other premises. Rent expense for the year ended December 31, 2009 and the period ended December 31, 2008 was $2.1 million and $0.7 million, respectively, and is included as a component of selling, general, and administrative expenses in the consolidated statements of operations.

The Company was required to maintain a compensating balance of $0.5 million at December 31, 2009 and $0.7 million at December 31, 2008 as collateral for letters of credit issued by a third party in lieu of a cash security deposit, as required by certain of the Company’s leases for its office space.

Proposed Merger Transaction — The Company is subject to a transaction success fee of $5.5 million, payable to Goldman Sachs upon the closing of the proposed Merger Transaction. See Notes 1 and 21 for further information.

As a result of management actions taken in conjunction with entering into the proposed Merger Transaction with EverBank, the Company incurred $20.7 million, including $5.3 million included in discontinued operations (See Note 19), related to severance and retention charges for TCFG employees for the year ended December 31, 2009. Severance and retention expenses of $15.4 million are included in salaries and employee benefits within continuing operations. Severance and retention obligations of $18.5 million, which includes $4.8 million of discontinued operations, are accrued as of December 31, 2009. Certain severance arrangements require the Company to provide salary and benefits for periods up to 2 years from the termination date.

Legal Proceedings — The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.

Guarantees and Warranties — The Company has provided certain representations and warranties to its lenders and purchasers of leases regarding its practices underlying the origination and underwriting of its lease portfolio and the general enforceability of its lease documents. These representations and warranties are usual and customary and the Company has not recorded a liability for these representations and warranties, as it does not expect to make payments in this regard.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

Business and Credit Concentrations — The Company’s obligors are located throughout the U.S. The following five states comprise the largest proportion of the net investment in equipment lease and loan receivables at December 31, 2009 and 2008.

	2009	2008

California	16.6%	15.3%
Texas	11.0	11.2
Florida	10.7	10.3
New York	6.5	6.5
Illinois	6.5	4.5

As of December 31, 2009 and 2008, the following collateral types secured the Company’s net investment in equipment leases and loans:

	2009	2008

Healthcare	48.9%	54.3%
Office products	36.9	31.1
Technology	7.1	7.5
Other	7.1	7.1

Total	100.0%	100.0%

21.	RELATED-PARTY TRANSACTIONS

Under the terms of an agreement between the Company and Aquiline Capital Partners LLC (“Aquiline”), a stockholder, Aquiline will be paid $2 million per year for five years for providing business advisory services for the Company. For the year ended December 31, 2009 and the period ended December 31, 2008, the Company recorded $2.0 million and $2.0 million, respectively, for such services. This charge is included in selling, general and administrative expenses in the consolidated statement of operations. In 2009, Aquiline instructed the Company to defer cash settlement of this obligation until further notice. At December 31, 2009, the Company recorded a liability of $2.0 million on the consolidated balance sheet related to this obligation (See Note 24).

As a result of the investment described in Note 8, TCFG shareholders obtained one seat on the board of directors of EverBank. TCFG’s shareholders designated Aquiline to select a representative for the board of directors.

Pursuant to the PPM, the Company reimburses investors for costs related to required filings by such investors under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act. For the year ended December 31, 2009 and the period ended December 31, 2008, costs of $0.1 million and $0.6 million were treated as a cost of raising equity and recorded as a reduction of additional paid in capital in the consolidated balance sheet.

Credit Suisse, an investor, acts as agent for the Company’s CP Conduit. For the year ended December 31, 2009 and the period ended December 31, 2008, Credit Suisse received $2.0 million and $11.1 million, respectively, in fees from the Company related to the CP Conduit. These fees are recorded as a component of revolving and term secured borrowings in the consolidated balance sheet. See Note 12 for further information.

During 2009, the Company engaged Goldman Sachs to evaluate its strategic alternatives. Goldman Sachs, through a business unit separate and distinct from the investment banking unit engaged, is a

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

minority investor in the Company. The Company paid $0.2 million to Goldman Sachs during 2009 and is subject to a transaction success fee, payable upon the closing of the Merger Transaction. See Notes 20 and 24 for further information related to the potential success fee payable to Goldman Sachs.

As detailed in Note 4, the Company acquired the stock of USXL from funds affiliated with DLJ Merchant Banking Partners III, L.P., an affiliate of Credit Suisse Securities (USA) LLC (“Credit Suisse”). Credit Suisse served as an underwriter in the private placement of the Company’s common stock through affiliated funds. Credit Suisse received $10.2 million of fees as underwriter for the period ended December 31, 2008, which is recorded as a reduction of additional paid in capital in the consolidated balance sheet.

During 2008, the Company was obligated to pay Aquiline a cash fee equal to either 1.00% or 1.25% of any aggregate investor equity drawdown commitments received as defined in the Company’s PPM. For the period ended December 31, 2008, the Company paid $11.0 million in issuance costs to Aquiline, which was recorded as a reduction to additional paid in capital in the consolidated balance sheet.

During the period ended December 31, 2008, the Company paid $0.8 million to Aquiline for reimbursement of legal and professional fees incurred related to the acquisition of USXL and MarCap.

22.	DERIVATIVE FINANCIAL INSTRUMENTS

The Company’s leases carry interest generally at fixed rates while certain of its credit facilities charge interest at floating rates. The Company uses derivative financial instruments in the form of interest rate swap agreements to effectively convert the floating interest rate into a fixed rate. These swap agreements are required under the terms of the credit facilities and reduce the Company’s exposure to interest rate fluctuations. These interest rate swaps do not meet the criteria of hedge accounting.

The received rates are the one-month USD LIBOR rate and the rate paid is a fixed rate as specified by the interest rate swap agreements.

TAF is a party to an interest rate swap agreement that has a total notional value of $71.1 million and a paid interest rate of 1.4% at December 31, 2009. The agreement had a total notional value of $130.3 million and a paid interest rate of 4.75% at December 31, 2008. In June of 2009, TAF partially settled the outstanding swap liability for $1.1 million. This agreement was to expire in 2012, but was terminated in February 2010. See Note 24.

TVF is a party to an interest rate swap agreement that has a total notional value of $279.3 million and a paid interest rate of 3.98% as of December 31, 2009. The agreement had a total notional value of $327.9 million and a paid interest rate of 4.49% at December 31, 2008. This agreement was to expire in 2016, but was terminated in February 2010. See Note 24.

As of December 31, 2009 and 2008, the Company has recorded interest rate derivative liabilities in the consolidated balance sheet of $10.8 million and $20.8 million, respectively, representing the fair value of the Company’s interest rate swap agreements. For the year ended December 31, 2009 and the period ended December 31, 2008, the Company recorded $8.9 million of income and $12.9 million of expense, respectively, in the consolidated statement of operations, due to changes in the fair value of these agreements.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

23.	FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. As a basis for considering such assumptions, the Company utilizes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2 — Includes inputs other than quoted prices that are observable for the asset or liability that is directly or indirectly observable in the marketplace.

Level 3 — Unobservable inputs, which support little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the Company categorizes such financial asset or liability based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability that a market participant would use.

The following table summarizes the valuation of the Company’s financial instruments and indicates the fair value hierarchy of the valuation technique the Company utilizes to determine fair value as of December 31, 2009 and 2008 (in thousands):

	2009		2008
	Estimated		Estimated
	Fair Value	Level	Fair Value	Level

Measured on recurring basis — interest rate derivative liabilities	$10,780	2	$20,789	2

Measured on non-recurring basis — intangible assets (see Note 11)	$3,152	3

Interest Rate Derivatives — Interest rate swap contracts are recorded on the consolidated balance sheet based on estimated fair value. The estimated fair value is calculated using available market data taking into account current market rates. Measurement of fair value requires that the value be adjusted for known risks that would affect the value of the asset or liability.

Intangible Assets — The Company periodically evaluates identifiable intangible assets, based on factors including replacement cost, operating results, business plans, economic projections and anticipated future cash flows.

The fair value of financial instruments are required to be disclosed at the balance sheet date. The carrying values of the Company’s financial instruments approximate their fair values and, where applicable, are based on current market prices. The carrying values of the Company’s financial liabilities approximate

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

their fair values except for the fair value of the Company’s revolving and term secured borrowings, which are based on prevailing interest rates and market prices for debt of similar terms and maturities.

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2009 and 2008:

	2009		2008
	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value

Financial assets:
Cash and cash equivalents	$63,758	$63,758	$61,828	$61,828
Restricted cash	88,373	88,373	66,263	66,263
Loan receivables	59,246	56,797	80,713	79,263
Investment in EverBank	65,000	65,000
Financial liabilities — revolving and term secured borrowings	409,210	406,479	649,045	646,275

Cash and Cash Equivalents — For such short-term investments, the carrying value is considered to be a reasonable estimate of fair value.

Restricted Cash — The Company maintains cash reserve accounts as a form of credit enhancement in connection with the term securitizations and required liquidity reserves under the Company’s credit agreements. The book value of such cash reserve accounts is included in restricted cash on the consolidated balance sheet. The reserve accounts earn a market rate of interest, which results in a fair value approximating the carrying amount at December 31, 2009 and 2008.

Loan Receivables — For variable-rate loans that re-price frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Investment in EverBank — The carrying value is considered to be a reasonable estimate of fair value as the shares of EverBank, a non-public entity, were acquired in the fourth quarter of 2009.

Revolving and Term Secured Borrowings — The fair value of the Company’s debt obligations is based on quoted market prices where available. For those borrowings with floating interest rates, it is presumed their estimated fair value generally approximates their carrying value.

24.	SUBSEQUENT EVENTS

Events that occur after the balance sheet date but before the financial statements were available to be issued must be evaluated for recognition or disclosure. The effects of subsequent events that provide evidence about conditions that existed at the balance sheet date are recognized in the accompanying financial statements. Subsequent events, which provide evidence about conditions that existed after the balance sheet date, require disclosure in the accompanying notes. Management evaluated all activity of the Company through May 6, 2010, the date which the financial statements

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

were available to be issued, and concluded that there were no subsequent events requiring potential recognition or disclosure in the financial statements, except for the following disclosure:

Merger Transaction — On February 5, 2010, the Company became part of EverBank, pursuant to an Acquisition Agreement and Plan of Merger as described in Note 1. The Company is expected to continue to operate as a subsidiary of EverBank. Concurrent with the close of the transaction the following events occurred:

1) A cash dividend of $8.0 million was paid to the shareholders of the Company.

2) The Company distributed the $65 million investment of EverBank stock (see Note 8) to the shareholders of the Company as a non-cash dividend.

3) The Company deposited $50 million of cash in an escrow account for the benefit of the Company’s shareholders, subject to the terms of the loss protection provisions in the merger agreement. Additionally, the Company deposited $1.0 million in an escrow account to fund future expenses of the Designated Monitor, as defined in the merger agreement.

4) In addition, the Company’s shareholders were granted 2 additional seats (see Note 21) to the board of directors of EverBank.

5) EverBank provided an affiliate line of credit to the Company that enabled it to a) repay all outstanding amounts due, including fees and costs, of the TVF CP Conduit and Revolving Warehouse debt facilities and the TAF Term credit facility and b) terminate related interest rate swaps. The outstanding debt under TVF’s term securitization remains outstanding. (See Note 11).

6) The Company paid transaction costs totaling $9.7 million.

In conjunction with the closing of the transaction, Aquiline agreed to forego collection of the $2.0 million Tygris owed it for business advisory services as of February 4, 2010. See Note 21 for further information.

Partial Lease Termination — On March 29, 2010, the Company entered into an agreement to partially terminate (the “Termination Agreement”) the office lease in Wilton, CT, home to TCF. The Termination Agreement stipulates that 3,753 square feet will be returned to the landlord in exchange for a one-time termination payment of $0.4 million. The expense associated with the Termination Agreement was accrued as of December 31, 2009 and is included in discontinued operations in the consolidated financial statements of the Company. (See Note 19). The Company has 10,934 square feet of office space remaining in Wilton, CT under its original lease obligation.

******

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholder
Tygris Vendor Finance, Inc. and subsidiaries:

We have audited the accompanying consolidated statements of operations, changes in stockholder’s equity, and cash flows of Tygris Vendor Finance, Inc. and subsidiaries (formerly US Express Leasing, Inc.) (the “Company”) for the period from January 1, 2008 through May 28, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of Tygris Vendor Finance, Inc. and subsidiaries for the period from January 1, 2008 through May 28, 2008 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 1 and 2 to the consolidated financial statements, Tygris Commercial Finance Group, Inc. (TCFG) completed its acquisition of US Express Leasing, Inc., on May 28, 2008, which subsequently changed its name to Tygris Vendor Finance, Inc. and became a wholly owned subsidiary of TCFG.

/s/ Deloitte & Touche LLP

New York, New York
April 20, 2009

TYGRIS VENDOR FINANCE, INC. AND SUBSIDIARIES
(Formerly, US Express Leasing, Inc.)

CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JANUARY 1, 2008 THROUGH MAY 28, 2008
(In thousands)

NET LEASE INCOME:
Lease income	$23,580
Interest expense	20,055

Net lease (loss) income	3,525
PROVISION FOR CREDIT LOSSES	11,247

Net lease loss after provision for credit losses	(7,722)

OTHER INCOME (LOSS):
Fees and other income	3,789
Fair value adjustments for interest rate swaps	(921)

Total other (loss) income	2,868

OPERATING EXPENSES:
Salaries and employee benefits	8,325
Selling, general and administrative expenses	766
Depreciation and amortization	488

Total operating expenses	9,579

Loss before income tax provision	(14,433)
INCOME TAX PROVISION	86

NET LOSS	$(14,519)

See notes to consolidated financial statements.

TYGRIS VENDOR FINANCE, INC. AND SUBSIDIARIES
(Formerly, US Express Leasing, Inc.)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
FOR THE PERIOD FROM JANUARY 1, 2008 THROUGH MAY 28, 2008
(in thousands, except for shares and per-share amounts)

				Additional		Total
	Common	Common	Preferred	Paid In	Accumulated	Stockholder’s
	Shares	Stock	Stock	Capital	Deficit	Equity

BALANCE — January 1, 2008	—	$1	$134,300	$—	$(84,246)	$50,055
Comprehensive loss — net loss —
January 1, 2008 to May 28, 2008					(14,519)	(14,519)

BALANCE — May 28, 2008	—	$1	$134,300	$—	$(98,765)	$35,536

See notes to consolidated financial statements.

TYGRIS VENDOR FINANCE, INC. AND SUBSIDIARIES
(Formerly, US Express Leasing, Inc.)

CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JANUARY 1, 2008 THROUGH MAY 28, 2008
(In thousands)

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(14,519)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for credit losses	11,247
Depreciation of equipment under operating leases	2,925
Depreciation and amortization	488
Amortization of initial direct costs and fees	5,622
Amortization of deferred financing fees	4,442
Unrealized loss on fair value adjustment for interest rate swaps	921
Decrease in other assets	373
Decrease in accounts payable and accrued expenses	(6,934)

Net cash provided by operating activities	4,565

CASH FLOW FROM INVESTING ACTIVITIES:
Origination of lease and loan receivables	(124,305)
Payments received on lease receivables	94,564
Purchase of property and equipment	(224)
Decrease in restricted cash	9,340
Purchases of equipment under operating leases	(2,102)

Net cash used in investing activities	(22,727)

CASH FLOW FROM FINANCING ACTIVITIES:
Conduit advances	89,487
Conduit repayments	(58,706)
Term securitization repayments	(40,215)
Warehouse advances	135,058
Warehouse repayments	(135,709)
Other debt advances	25,000
Other debt repayments	(520)
Debt issuance costs	(1,664)

Net cash provided by financing activities	12,731

NET DECREASE IN CASH AND CASH EQUIVALENTS	(5,431)
CASH AND CASH EQUIVALENTS — Beginning of period	7,997

CASH AND CASH EQUIVALENTS — End of period	$2,566

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$16,380

Cash paid for taxes	$90

See notes to consolidated financial statements.

TYGRIS VENDOR FINANCE, INC. AND SUBSIDIARIES
(Formerly, US Express Leasing, Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JANUARY 1, 2008 THROUGH MAY 28, 2008

1.	DESCRIPTION OF BUSINESS

Tygris Vendor Finance, Inc. and subsidiaries (formerly US Express Leasing, Inc.) (“TVF” or the “Company”), operates as a small ticket vendor finance platform, originating leases through a network of dealers, distributors and manufacturers in the office products, health care and technology markets. US Express Leasing, Inc. (“USXL”) was formed as a Delaware corporation on February 10, 2004, and on December 8, 2008, USXL’s name was changed to TVF. On May 28, 2008 (the “Closing Date”), USXL was acquired by Tygris Commercial Finance Group, Inc. (“TCFG”).

2.	ACQUISITION BY TYGRIS COMMERCIAL FINANCE GROUP, INC.

US Express Leasing, Inc. — On the Closing Date, TCFG acquired all of the outstanding common and preferred shares of USXL. Pursuant to the Stock Purchase Agreement (“SPA”), the aggregate purchase price was $93.1 million, which was composed of $1.0 million in cash, 4.4 million shares of TCFG common stock valued at $88.1 million, and $4.0 million in costs associated with the acquisition. The value of the TCFG common stock of $20.00 per share was determined based on the commitments of certain private equity and other investors to purchase TCFG common stock.

3.	SUMMARY SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation — The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, USXL Funding I, LLC (“Funding I”) and USXL Funding II, LLC (“Funding II”). All intercompany balances and transactions have been eliminated in consolidation.

Basis of Financial Statement Presentation — The consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). The consolidated statements of operations and cash flows reflect the results of operations and cash flows of the Company for the period January 1, 2008 through May 28, 2008, which relates to the period preceding the acquisition.

Use of Estimates — The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes the estimates included in the consolidated financial statements are prudent and reasonable. Estimates include assumptions when accounting for income recognition, financial instruments, the allowance for credit losses, deferred initial direct costs, share-based compensation awards, and income taxes. Actual results could differ from those estimates.

Allowance for Credit Losses — The Company’s allowance for credit losses represents management’s estimate of losses inherent in the equipment lease portfolio. The estimation of the allowance includes considerable judgment and is based on a variety of factors, including past lease loss experience, the current credit profile of the Company’s borrowers, adverse situations that have occurred that may affect the borrowers’ ability to repay, the estimated value of underlying collateral and general economic conditions. Losses are recognized when available information indicates that it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated.

The Company periodically performs a systematic detailed review of the lease portfolio to identify credit risks and assess collectability. Leases meeting certain risk criteria are evaluated on an individual

TYGRIS VENDOR FINANCE, INC. AND SUBSIDIARIES
(Formerly, US Express Leasing, Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JANUARY 1, 2008 THROUGH MAY 28, 2008

basis while all other performing receivables are evaluated on an aggregate pool basis. Leases selected for this process are generally risk-rated above a certain threshold. If necessary, a specific allowance for credit losses is established for individual impaired leases. A lease is considered impaired when, based on current information and events, it is probable that all contractual amounts due will not be fully collected.

When available information indicates that specific leases or portions thereof are uncollectible, such amounts are charged off against the allowance for credit losses. Lease receivables are pursued for collection subsequent to charge off until such time as management determines this process is no longer economically beneficial to the Company. All recoveries are credited to the allowance for credit losses when received.

Lease Income — Lease income includes: (a) income from direct financing leases less amortization of initial direct costs; and (b) operating lease income less depreciation.

Revenue Recognition on Delinquent and Non-accrual Equipment Leases — Accrual of lease income is discontinued when the borrower has defaulted for a period of 90 days unless the lease is highly collateralized and is in the process of collection. Income on non-accrual accounts is recognized to the extent that cash payments are received and, in management’s judgment, full payment of the lease is expected. If the lessee has demonstrated the ability to make contractual payments, the lease may be returned to accrual status.

Interest Expense — Interest expense includes: (a) contractual interest expense accrued on debt outstanding and related derivative instruments; and (b) amortization of deferred fees and other direct incremental costs incurred in connection with borrowings.

Fees and Other Income — Fees and other income include: (a) fees such as late charges, early termination fees, documentation fees and other fees, which are generally recognized when received; (b) gains and losses from the sale of lease assets, which are recognized at time of sale; and (c) other income.

Share-Based Compensation — The Company recognizes compensation costs related to share-based employee awards in accordance with SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”). Such costs are recognized over the period that an employee provides services in exchange for the award. The fair value of the option awards are estimated on the date of grant using the Black-Scholes option-pricing model.

Income Taxes — Income taxes are determined in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts and the corresponding tax carrying amounts of assets and liabilities. Deferred tax assets are also recognized for tax loss carry forwards. A valuation allowance is recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized based on available evidence weighted toward evidence that is objectively verifiable.

FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”), clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS 109 and prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under FIN 48, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more likely than

TYGRIS VENDOR FINANCE, INC. AND SUBSIDIARIES
(Formerly, US Express Leasing, Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JANUARY 1, 2008 THROUGH MAY 28, 2008

not to not be sustained upon audit by the relevant authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, with regard to uncertain tax liabilities, FIN 48 provides guidance on derecognizing, classification, interest, and penalties, accounting in interim periods, disclosure, and transition.

FASB Staff Position (“FSP”) FIN 48-3, Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises, deferred the effective date of FIN 48 for certain nonpublic enterprises. The effective date of FIN 48 is deferred for nonpublic entities included within the scope of FSP FIN 48-3 to annual financial statements for fiscal years beginning after December 15, 2008. The Company expects to adopt FIN 48 for the year ending December 31, 2009.

Initial Direct Costs — Initial direct costs of originating the Company’s lease receivables are deducted from selling, general and administrative expenses and amortized as a reduction to lease income over the term of the related receivables utilizing the effective interest method or straight line if not materially different than the interest method. Initial direct costs consist of management’s estimate of those costs incurred in connection with the successful origination of leases and in accordance with SFAS No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases — an amendment of FASB Statements No. 13, 60, and 65 and a rescission of FASB Statement No. 17.

Derivative Financial Instruments — The Company reports all derivative financial instruments on its balance sheet at fair value and establishes criteria for designation and effectiveness of transactions entered into for hedging purposes. The fair value is calculated externally using market data taking into account current market rates. For hedge accounting treatment, assessments are made as to whether the hedging relationship is expected to be highly effective and ongoing periodic assessments are required to determine the ongoing effectiveness of the hedge.

The Company employs derivative instruments to manage exposure to the effects of changes in market interest rates and comply with certain covenants in its borrowing arrangements. In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), all derivative instruments are either an asset or liability measured at its fair value with changes in the fair value recognized in the period during which the change in fair value occurred unless specific hedge accounting requirements are met. During the period from January 1, 2008 through May 28, 2008, the Company did not meet these hedge accounting requirements and therefore recorded changes in fair value during the period in its consolidated statement of operations.

The Company does not enter into derivative financial instruments for trading or speculative purposes. The Company is exposed to the credit risk of its counterparties if the counterparties to these transactions are unable to perform their obligations. However, the Company seeks to minimize this risk by entering into transactions with counterparties that are major financial institutions with investment grade credit ratings.

4.	RECENT ACCOUNTING PRONOUNCEMENTS

The Company adopted SFAS No. 157, Fair Value Measurements (“SFAS 157”), as of January 1, 2008. SFAS 157 defines fair value, establishes a framework for measuring fair value with respect to US GAAP and expands disclosures about fair value measurements. The provisions of SFAS 157 relating to nonfinancial assets and liabilities are effective for the Company on January 1, 2009. The application of SFAS 157 to the Company’s nonfinancial assets and liabilities did not have a material impact on the Company’s consolidated financial statements.

TYGRIS VENDOR FINANCE, INC. AND SUBSIDIARIES
(Formerly, US Express Leasing, Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JANUARY 1, 2008 THROUGH MAY 28, 2008

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115. This statement permits an entity to choose to measure many financial instruments and certain other items at fair value and permits all entities to choose to measure eligible items at fair value at specified election dates. This statement is effective for the Company as of the date of inception. The Company has not elected the fair value option for any of its current financial instruments.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141R”), which replaces SFAS 141, Business Combinations. SFAS 141R establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. This statement also establishes disclosure requirements to enable users of financial statements to evaluate the nature and financial effects of the business combination. This statement is effective for acquisitions completed on or after January 1, 2009.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51. This statement requires that the accounting and reporting for minority interests are recharacterized as noncontrolling interests and classified as a component of equity (but separate from parent’s equity). This statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This statement is effective for the Company as of January 1, 2009. This statement did not have a material impact on the Company’s consolidated financial statements.

In February 2008, the FASB issued FSP FAS 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement Under Statement 13, and FSP FAS 157-2, Effective Date of FASB Statement 157. FSP FAS 157-1 removes leasing from the scope of SFAS 157. FSP FAS 157-2 delays the effective date of SFAS 157 from 2008 to 2009 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). FSP 157-2 is effective for the Company on January 1, 2009 and the Company does not expect this FSP to have a material impact on its consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133 (“SFAS 161”). This statement amends the disclosure requirements for derivative instruments and hedging activities, including enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for the Company as of January 1, 2009. The Company does not expect this statement to have a material impact on its consolidated financial statements.

In April 2008, the FASB issued FSP 142-3, Determination of the Useful Life of Intangible Assets. This FSP amends the factors that are considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142. The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under

TYGRIS VENDOR FINANCE, INC. AND SUBSIDIARIES
(Formerly, US Express Leasing, Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JANUARY 1, 2008 THROUGH MAY 28, 2008

SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141R and other U.S. GAAP. This FSP is effective for recognized intangible assets acquired after January 1, 2009. The Company does not expect this FSP to have a material impact on its consolidated financial statements.

In October 2008, the FASB issued FSP FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active. This FSP clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. This FSP is effective upon issuance, including prior periods for which financial statements have not been issued. This FSP did not have a material impact on the Company’s consolidated financial statements.

5.	ALLOWANCE FOR CREDIT LOSSES

The following table presents changes in the allowance for credit losses for the period from January 1, 2008 through May 28, 2008 (in thousands):

Balance — January 1, 2008	$22,413
Provision charged to expense	11,247
Charge-offs — net of recoveries	(11,218)

Balance — May 28, 2008	$22,442

6.	INCOME AND EXPENSE FROM EQUIPMENT LEASE RECEIVABLES AND EQUIPMENT UNDER OPERATING LEASES

Interest income is not recognized after a lease has been classified as non-accrual. The amount of income that would have been recorded under the contractual terms for such lease receivables was $0.9 million for the period from January 1, 2008 through May 28, 2008.

For the period from January 1, 2008 through May 28, 2008, operating lease income was $3.8 million and depreciation expense for equipment under operating leases was $2.9 million. Operating lease income and depreciation expense is recorded as a component of lease income in the consolidated statements of operations. See Note 11 for further information.

7.	DEPRECIATION AND AMORTIZATION EXPENSE FROM PROPERTY AND EQUIPMENT

Depreciation and amortization expense on property and equipment for the period from January 1, 2008 through May 28, 2008 was $0.4 million.

8.	AMORTIZATION EXPENSE FROM INTANGIBLE ASSETS

Identifiable intangible assets consisting of customer relationships and covenants not to compete were recorded as a result of the acquisition of Pro-Lease, Inc. In accordance with SFAS 142, the identifiable intangible assets were amortized on a straight-line basis over their useful lives. The Company estimated the useful lives to be 14 years for the customer relationships and three years for the covenants not to compete. Amortization expense for identifiable intangible assets was $0.1 million for the period from January 1, 2008 through May 28, 2008.

TYGRIS VENDOR FINANCE, INC. AND SUBSIDIARIES
(Formerly, US Express Leasing, Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JANUARY 1, 2008 THROUGH MAY 28, 2008

9.	INTEREST EXPENSE FROM REVOLVING AND TERM SECURED BORROWINGS

Interest expense on revolving and term secured borrowings for the period from January 1, 2008 through May 28, 2008 was $15.6 million. See Note 12 for further information.

Term Securitization — In 2006, USXL issued $325 million in Equipment Contract Backed Notes, Series 2006-1 (“2006-1 Notes”) through USXL Funding II, LLC (“Funding II”), an SPE formed for the sole purpose of holding lease contracts that act as collateral for the 2006-1 Notes. In this transaction, Funding II issued $311.0 million in Class A notes and $14.0 million in Class B notes. The proceeds from this offering were used to repay amounts due under the conduit facility thereby releasing additional warehouse capacity for future originations.

As part of this transaction, USXL obtained an insurance policy from Financial Guaranty Insurance Company (FGIC) that provides an unconditional guarantee of ultimate principal and interest due to Class A note holders. The Company pays FGIC an annual premium for guaranteeing the Class A 2006-1 Notes equal to 0.33% of the amount of the outstanding notes. The 2006-1 Notes carry a fixed rate of interest and amortize on a schedule that mirrors the actual amortization of the underlying portfolio of lease contracts, thereby providing the Company with a match funded portfolio within Funding II. Payments due from Funding II’s contract portfolio are made directly to a lockbox and are used to repay principal and interest due under the 2006-1 Notes. The 2006-1 Notes mature on April 15, 2014.

The notes are subject to certain affirmative, negative and financial covenants, including minimum quarterly operating cash flow and debt-to-net worth covenants. While recourse under this facility is limited to the collateral held in Funding II, violation of these covenants could cause certain rapid amortization, servicer termination and/or funding termination events. The facility is also cross-defaulted with the Commercial Paper Conduit facility (the “CP Conduit”) and the revolving warehouse facility.

Commercial Paper Conduit Facility — TVF established a commercial paper conduit facility with a maximum borrowing of $562.5 million in May 2008, which expires in May 2009. If, upon maturity, the CP Conduit is not renewed or extended, the outstanding loan balance converts to an 18-month term loan. Borrowings under the CP Conduit are secured by lease contracts that have been pledged to it. Credit Suisse acts as administrative agent for the CP Conduit, with Wachovia Bank, Barclays Bank and SunTrust Bank as co-purchasers.

Under the CP Conduit, TVF utilizes USXL Funding I, LLC (“Funding I”), a wholly owned subsidiary of TVF that acts as an SPE whose activities are limited to holding lease contracts that have been pledged as collateral to the CP Conduit. The CP Conduit is secured by a senior security interest in all contracts held by Funding I which issues Class A notes and receives 75% of the aggregate discounted contract balance of the lease contracts. Payments due from Funding I’s contract portfolio are made directly to a lockbox and are used to repay principal and interest due under the CP Conduit.

Under the terms of the CP Conduit agreement, an interest rate swap is maintained for which Funding I receives variable interest based on one-month London Interbank Offered Rate (“LIBOR”) or the CP Conduit’s cost of funds while Funding I pays a fixed rate equal to 4.49%. The purpose of the interest rate swap is to provide a better matching of the fixed interest rates of the contracts pledged to the facility and the cost of the debt issued by the facility. See Note 18 for further information related to derivative financial instruments.

TYGRIS VENDOR FINANCE, INC. AND SUBSIDIARIES
(Formerly, US Express Leasing, Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JANUARY 1, 2008 THROUGH MAY 28, 2008

The CP Conduit is subject to certain affirmative, negative and financial covenants, including minimum quarterly operating cash flow and debt-to-net worth covenants. While recourse under this CP Conduit is limited to the collateral held in Funding I, violation of these covenants could cause certain funding termination, rapid amortization and/or servicer termination events. The CP Conduit is also cross-defaulted with the 2006-1 Notes and the revolving warehouse facility.

Revolving Warehouse Facility — TVF maintains a $100 million Revolving Warehouse Facility with Wells Fargo Foothill, Inc., as arranger and agent, which expires in August 2011. The facility is secured by a first perfected security interest in all of TVF’s assets except those that have been transferred into SPEs for financing through TVF’s CP Conduit or through term securitizations. Advances under the facility are subject to a borrowing base equal to 75% of TVF’s net investment in eligible contracts. Payments made from lease contracts that secure this facility are made directly to a lockbox and are applied as the repayment of amounts due under the credit facility as they are received. The facility carries interest at a rate equal to 30-day LIBOR plus a spread that varies between 1.50% and 2.50% depending upon average utilization of the facility and certain performance covenants. The Company is also obligated to pay a fee equal to 0.1% per annum of the average unused commitment.

The weighted average interest rate for the facility was 5.38%. The facility is subject to certain affirmative, negative and financial covenants, including minimum quarterly operating cash flow, debt-to-net worth and minimum tangible net worth covenants. The facility is also cross-defaulted with the TVF’s CP Conduit and the 2006-1 Notes.

Financing Costs — Financing costs were incurred in connection with the renewal of the revolving and term secured borrowings for the period from January 1, 2008 through May 28, 2008, totaling $1.7 million. These costs were capitalized and are amortized over the terms of the respective facilities. For the period from January 1, 2008 through May 28, 2008, amortization of the deferred financing costs was $4.4 million, and is recorded as a component of interest expense in the consolidated statement of operations.

Bridge Financing — During March and April 2008, USXL obtained bridge financing totaling $15 million and $10 million, carrying an interest rate of 15% per annum, from DLJ Merchant Banking Partners III, LP (“DLJ”) and Aquiline Financial Services Fund, LP and Aquiline Financial Services Fund LP (Off shore) (both together “Aquiline”), respectively. These bridge loans were repaid at the Closing Date. Interest paid on the bridge financings totaled $0.4 million for the period from January 1, 2008 through May 28, 2008 and is included in interest expense in the consolidated statement of operations.

10.	STOCKHOLDER’S EQUITY

On the Closing Date, TCFG acquired 1.0 million common shares and 1.4 million preferred shares representing all the outstanding shares of USXL in exchange for $89.1 million in TCFG common stock and cash.

TYGRIS VENDOR FINANCE, INC. AND SUBSIDIARIES
(Formerly, US Express Leasing, Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JANUARY 1, 2008 THROUGH MAY 28, 2008

11.	LEASE INCOME

For the period from January 1, 2008 through May 28, 2008, the components of lease income are as follows (in thousands):

Interest income on direct finance leases	$28,330
Less: Amortization of initial direct costs	(5,622)

Income from direct finance leases — net	22,708

Operating lease income	3,797
Depreciation expense	(2,925)

Net operating lease income	872

Total lease income	$23,580

See Note 6 for further information related to operating lease income and the related depreciation.

12.	INTEREST EXPENSE

For the period from January 1, 2008 through May 28, 2008, the components of interest expense are as follows (in thousands):

Interest on revolving and term secured borrowings	$15,613
Amortization of deferred financing costs	4,442

Total interest expense	$20,055

See Note 9 for further information related to revolving and term secured borrowings and deferred financing costs.

13.	SHARE-BASED COMPENSATION

The Company awarded restricted stock to its key employees. The restricted stock awards vested either with the passage of time or when certain monetization or valuation events occurred. The awards were determined to have no value at the date the stock was granted to the employees. Therefore, the Company incurred no compensation expense related to its restricted stock compensation plans for the period from January 1, 2008 through May 28, 2008. At the Closing Date, the plan was terminated in conjunction with the acquisition.

14.	EMPLOYEE BENEFITS

The Company maintained a defined contribution retirement plan for employees, which qualified under Section 401(k) of the Internal Revenue Code. The Company matched a percentage of the first 4% contributed by participants and was determined by its board of directors in its sole discretion. The Company’s contribution under this plan totaled $0.2 million for the period from January 1, 2008 through May 28, 2008, and was included as a component of salaries and employees benefits in the consolidated statement of operations. At the Closing Date, the plan was terminated in conjunction with the acquisition.

TYGRIS VENDOR FINANCE, INC. AND SUBSIDIARIES
(Formerly, US Express Leasing, Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JANUARY 1, 2008 THROUGH MAY 28, 2008

15.	INCOME TAXES

There was no federal income tax expense for the period from January 1, 2008 through May 28, 2008. Total current state tax expense for the period from January 1, 2008 through May 28, 2008, was $0.1 million.

The Company’s operations are included in a consolidated federal income tax return. The amount of current and deferred tax expense, if any, is computed on a separate entity basis for each member of the group based on applying the provisions of SFAS 109.

16.	COMMITMENTS AND CONTINGENCIES

Legal Proceedings — The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated results of operations or cash flows.

Guarantees and Warranties — The Company has provided certain representations and warranties to its lenders and purchasers of leases regarding its practices underlying the origination and underwriting of its lease portfolio and the general enforceability of its lease documents. These representations and warranties are usual and customary and the Company has not recorded a liability for these representations and warranties, as it does not expect to make payments in this regard.

17.	RELATED-PARTY TRANSACTIONS

TCFG acquired the stock of USXL from funds affiliated with DLJ, an affiliate of Credit Suisse Securities (USA) LLC (“Credit Suisse”). See Note 2 for further information. Credit Suisse served as an underwriter in the private placement of TCFG’s common stock in May 2008 and purchased shares of TCFG’s common stock through affiliated funds. TCFG paid $10.2 million of equity issue costs to Credit Suisse as underwriter for the stock issued.

Credit Suisse acts as agent for the Company’s CP Conduit. For the period from January 1, 2008 through May 28, 2008, the Company paid $0.8 million in financing costs to Credit Suisse related to the CP Conduit. See Note 9 for further information.

18.	DERIVATIVE FINANCIAL INSTRUMENTS

The Company’s leases carry interest generally at fixed rates while certain of its credit facilities charge interest at floating rates. The Company uses derivative financial instruments in the form of interest rate swap agreements to effectively convert the floating interest rate into a fixed rate. These swap agreements are required under the terms of the credit facilities and reduce the Company’s exposure to interest rate fluctuations. These interest rate swaps do not meet the criteria of hedge accounting under SFAS 133.

The received rates are the one-month LIBOR and the rate paid is a fixed rate as specified by the interest rate swap agreements. For the period from January 1, 2008 through May 28, 2008, the Company reported pretax expense of $0.9 million due to changes in the fair value of these agreements.

******

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
US Express Leasing, Inc.:

We have audited the accompanying consolidated balance sheet of US Express Leasing, Inc. and subsidiaries as of December 31, 2007, and the related consolidated statement of operations, stockholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of US Express Leasing, Inc. and subsidiaries as of December 31, 2007 and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

May 28, 2008

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Consolidated Balance Sheet
December 31, 2007

2007

Assets
Cash and cash equivalents (including restricted cash of $41,022,405) (note 1)	$49,018,863
Finance receivables, net (notes 2 and 3)	653,132,937
Equipment under operating lease, net (note 4)	14,571,967
Fixed assets, net (note 5)	2,541,167
Deferred financing costs (note 6)	6,401,853
Goodwill (note 16)	3,938,000
Intangible assets, net (note 16)	1,569,268
Other assets	1,818,628

Total assets	$732,992,683

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable	$13,087,002
Interest rate derivative (note 13)	6,939,344
Accrued expenses	3,634,594
Deferred financing fees payable (note 6)	—
Interest payable	1,779,188
Debt obligations (note 6)	657,292,304
Taxes payable	204,500

Total liabilities	682,936,932

Commitments and contingencies (note 9)
Stockholders’ equity:
Common stock — Class A ($0.001 par value. Authorized 2,270,000 shares; issued and outstanding 725,910 shares)	726
Common stock — Class B ($0.001 par value. Authorized 275,000 shares; issued and outstanding 264,042 shares)	264
Preferred stock — Series A ($100 par value. Authorized 1,565,000 shares; issued and outstanding 1,362,640 shares)	134,300,356
Accumulated deficit	(84,245,595)

Total stockholders’ equity	50,055,751

Total liabilities and stockholders’ equity	$732,992,683

See accompanying notes to consolidated financial statements.

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Consolidated Statement of Operations
Year ended December 31, 2007

2007

Revenues:
Equipment leasing revenue	$49,381,770
Rental income	7,352,353
Late fee and early termination income	5,645,994
Other income	2,930,595

Total revenues	65,310,712

Expenses:
Salaries and employee benefits (note 8)	19,525,251
Interest expense (note 6)	37,435,525
Provision for doubtful accounts (note 3)	31,058,775
Amortization of deferred financing costs (note 6)	2,918,829
Operating lease depreciation (note 4)	5,987,198
Fair value adjustment for derivative instruments (note 13)	6,782,446
Selling, general, and administrative expenses	1,977,280
Total expenses	105,685,304

Net loss	$(40,374,592)

See accompanying notes to consolidated financial statements.

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Consolidated Statement of Stockholders’ Equity
Year ended December 31, 2007

	Common	Common	Preferred			Total
	Stock —	Stock —	Stock	Treasury	Accumulated	Stockholders’
	Class A	Class B	Class A	Stock	Deficit	Equity

Balances at December 31, 2006	$726	$258	$117,300,356	$(100)	$(43,871,003)	$73,430,237
Comprehensive loss:
Net loss	—	—	—	—	(40,374,592)	(40,374,592)

Total comprehensive loss						(40,374,592)
Shares issued in connection with:
Issuance of preferred stock, 170,000 shares	—	—	17,000,000	—	—	17,000,000
Issuance of common stock B, 5,825 shares	—	6	—	—	—	6
Treasury stock activity	—	—	—	100	—	100

Balances at December 31, 2007	$726	$264	$134,300,356	$—	$(84,245,595)	$50,055,751

See accompanying notes to consolidated financial statements.

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Consolidated Statement of Cash Flows
Year ended December 31, 2007

2007

Cash flows from operating activities:
Net loss	$(40,374,592)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for doubtful accounts	31,058,775
Depreciation and amortization	6,875,836
Amortization of deferred financing costs	2,918,829
Fair value adjustment for derivative instruments	6,782,446
Gain on sale of portfolio assets	(420,837)
Increase in other assets	(951,295)
Increase in deferred financing costs	(2,571,031)
Decrease in deferred financing fees payable	(300,000)
Increase in taxes payable	85,500
Decrease in accounts payable	(138,795)
Increase in accrued expenses	486,154
Increase in interest payable	492,588

Net cash flow provided by operating activities	3,943,578

Cash flows from investing activities:
Origination of finance receivables	(361,296,744)
Collection of finance receivables	173,204,902
Origination of loans	(17,606,565)
Repayment of loans	17,883,090
Proceeds from sale of portfolio assets	9,200,826
Purchases of equipment under operating lease	(8,743,688)
Cash paid for acquisition of Pro Lease, Inc.	(1,800,000)
Purchase of fixed assets	(830,401)

Net cash flow used in investing activities	(189,988,580)

Cash flow from financing activities:
Issuance of preferred stock — net of fees	17,000,000
Issuance of Class B common stock	6
Issuance of treasury stock — Common Class B	100
Repayment of term notes from securitization	(106,114,252)
Issuance of notes payable from conduit expansion	313,762,805
Repayment of notes payable from conduit expansion	(56,775,003)
Repayment of borrowings from syndications	(1,439,120)
Issuance of sub-debt facility	37,500,000
Repayments of notes payable	(56,104)
Borrowings of revolving credit lines	412,450,588
Repayment of revolving credit lines	(403,406,717)

Net cash flow provided by financing activities	212,922,303

Net increase in cash and cash equivalents	26,877,301
Cash and cash equivalents at beginning of year	22,141,562

Cash and cash equivalents at end of year	$49,018,863

Cash payments for:
Interest	$36,942,937
Taxes	132,961
Supplemental schedule of noncash activities:
Goodwill from acquisition of Pro Lease, Inc.	3,938,000
Identifiable intangible assets from acquisition of Pro Lease, Inc.	1,635,000
Issuance of contingent notes for Pro Lease, Inc.	3,364,000

See accompanying notes to consolidated financial statements.

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2007

(1)	Description of Business and Summary Significant Accounting Policies and Practices

(a)	Description of Business

US Express Leasing, Inc. and subsidiaries (USXL or the Company), a Delaware corporation, maintains its corporate headquarters in Parsippany, NJ and is engaged in the leasing of personal property to primarily small and medium size businesses located throughout the United States. The Company was incorporated on February 10, 2004, began operations on March 1, 2004 and commenced its first lease on May 20, 2004. The Company is owned by DLJ Merchant Banking Partners and its affiliates (collectively referred to as DLJMB) and certain members of management. DLJMB is the majority owner of USXL and controls its Board of Directors.

The Company originates leases and loans (collectively referred to as Contracts) through a network of dealers, distributors and manufacturers (collectively referred to as Vendors) in the office products, healthcare, technology, commercial & industrial and graphic arts markets. The graphic arts market was started in 2007 as a result of the Company’s acquisition of Pro Lease, Inc. which is more fully discussed in note 16. During 2007, the Company originated 45.8%, 30.3%, 11.4%, 11.3% and 1.2% of its new Contracts in each of these markets, respectively.

(b)	Principles of Consolidation

The consolidated financial statements include the accounts of US Express Leasing, Inc. and its wholly owned subsidiaries USXL Funding I, LLC and USXL Funding II, LLC. All intercompany balances and transactions have been eliminated in consolidation.

(c)	Basis of Financial Statement Presentation

The consolidated financial statements of the Company have been prepared in conformity with U.S. generally accepted accounting principles.

(d)	Cash and Cash Equivalents

Cash and cash equivalents consists of balances in demand deposit accounts and include short-term, highly liquid investments purchased with an original maturity of three months or less. Lease payments and other supplemental charges collected by the Company are held in restricted accounts for the future repayment of various debt facilities. At December 31, 2007, these restricted cash balances totaled $41,022,405.

(e)	Lease Financing Receivables

USXL offers financing to the customers (collectively referred to by USXL as its Obligors) of its Vendors through leases and loans provided to them at the point-of-sale. The amounts outstanding as a result of these financings are referred to as net finance receivables.

As of December 31, 2007, 65.7% of the Company’s net investment in Contracts provided Obligors with a fixed or fair market purchase option at the end of the Contracts’ primary term. In these cases, the Company records the residual values of the financed equipment based upon management’s estimates of the equipment’s value at the end of the primary term, taking into account the expected behavior of the obligors at that time. The Company’s estimated residual equipment values are reviewed annually by management and are reduced for any impairment that may have occurred. The recognition of any impairment is recorded as a reduction to the value of the financed equipment on the consolidated statements of operations. There were no impairments during 2007.

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2007 — (Continued)

(f)	Equipment Under Operating Lease

Equipment financed under operating leases is carried at cost less accumulated depreciation, except for equipment that the Company has determined to be impaired. Equipment financed under operating leases is depreciated to its estimated net residual value over the respective Contract terms, ranging from 12 to 60 months, on a straight-line basis.

(g)	Allowance for Doubtful Accounts

The allowance for doubtful accounts is a reserve established for probable losses resulting from the performance of the Company’s finance receivable portfolio and requires the application of estimates and judgments as to the outcome of collection efforts. To project probable net credit losses the Company uses a statistical model in the form of a Contract balance aging measured against historical delinquency migration rates to estimate the likelihood that any given Contract will progress through the various stages of delinquency and ultimately charge off. The Company also considers other factors such as delinquency, charge-off and recovery trends, the rate of bankruptcy filings in its portfolio and other general economic and environmental factors.

In general, Contracts are charged off against the allowance for doubtful accounts when they become 151 days past due or earlier if they are determined to be uncollectible. Contracts with outstanding balances less than $100,000 are charged off in full, while contracts with outstanding balances greater than $100,000 are charged off for all amounts deemed uncollectible. A Contract is considered past due if payment is not received within four days of its due date.

All recoveries are credited to the allowance for doubtful accounts as received. Contracts are pursued for collection subsequent to charge off until such time as management determines this process is no longer economically beneficial to the Company.

The Company does not have any off-balance-sheet credit exposure related to its customers.

(h)	Non-accrual Accounting

The accrual of lease financing income on Contracts is suspended when payments become 91 days past due or earlier, if in the opinion of management, full collection of all amounts due is doubtful. At that time, any lease financing income previously recorded but not collected is reversed. All income subsequently collected is applied against the outstanding Contract’s net investment until such time as the outstanding net investment is either fully collected, charged off or returned to accrual status.

(i)	Impaired Loans

Loan impairment is measured as any shortfall between the estimated value and the recorded investment for those Contracts that are defined as impaired loans in the application of Accounting Standards Codification (ASC) 310 — Receivables. The estimated value is determined using the fair value of the collateral or other cash flows, if the loan is collateral dependent, or the present value of expected future cash flows discounted at the loan’s effective interest rate. The determination of impairment involves management’s judgment and the use of market and third party estimates regarding collateral values. Valuations in the level of impaired loans and corresponding impairment as defined under ASC 310 affect the level of the reserve for credit losses.

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2007 — (Continued)

(j)	Fixed Assets

Property and equipment are stated at cost. Fixed assets purchased by the Company for its own use are depreciated on a straight line basis over the estimated useful life ranging from two to seven years utilizing the half-year convention.

Software and leasehold improvements are amortized over the estimated period of their economic benefit and related contractual rights.

(k)	Intangible Assets

Intangible assets of the Company consist of goodwill and identifiable intangibles assets. Goodwill represents the excess of the purchase price over the estimated fair value of identifiable net assets that were acquired through the acquisition of Pro Lease, Inc. (See note 16). In accordance with ASC 350 — Intangibles — Goodwill and Other, goodwill with an indefinite useful life is not amortized, but is evaluated for impairment on an annual basis. Reversals of goodwill impairment are prohibited. As of December 31, 2007, the balance of goodwill was $3,938,000 and the Company has determined that there was no impairment loss that needed to be recorded to adjust the carrying value of the recorded goodwill.

Identifiable intangible assets consisting of vendor relationships and covenants not to compete have been recorded as a result of the acquisition of Pro Lease, Inc. In accordance with ASC 350, the identifiable intangible assets will be amortized on a straight line basis over their useful lives. The Company has estimated the useful lives of these intangible assets to be fourteen years for the vendor relationships and three years for the covenants not to compete. The balance of identifiable intangible assets, net of amortization, was $1,569,268 as of December 31, 2007.

Amortization expense related to the identifiable intangible assets was $65,732 for the year ended December 31, 2007.

Scheduled amortization expense of intangible assets for each of the next five years is as follows:

Year ending December 31:
2008	$262,929
2009	262,929
2010	216,429
2011	76,929
2012 and thereafter	750,052

$1,569,268

(l)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2007 — (Continued)

(m)	Employee Benefit Plans

The Company provides a 401(k) defined contribution retirement plan for its employees, which qualifies under Section 401(k) of the Internal Revenue Code. The Company may match a percentage of the first 4% contributed by participants. The Company’s matching contribution, if any, is determined by its board of directors in its sole discretion and is included as a component of salaries and employees benefits in the accompanying consolidated statements of operations.

(n)	Stock Based Compensation

As part of its strategy to attract, retain and reward its workforce, the Company issues common stock to its key employees. These stock awards vest either with the passage of time and/or when certain monetization or valuation events occur. As of December 31, 2007, 59 employees or 41% of the Company’s workforce had been granted stock awards. As of December 31, 2007, 264,042 shares of common stock have been awarded to employees.

The Company records compensation expense associated with stock awards in accordance with ASC 718 — Compensation — Stock Compensation. The Company uses the modified prospective transition method provided by ASC 718, and as a result, has not retroactively adjusted results from prior periods. Through the use of a valuation specialist these shares of common stock are deemed to have no value per the fair value method as of December 31, 2007 and the date the stock was granted to the employees. The Company has incurred no compensation expense related to the Company’s stock compensation plans for the year ended December 31, 2007.

(o)	Use of Estimates

The preparation of the consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of valuation allowances for receivables, goodwill and intangible assets, deferred income tax assets, residual values and potential impairment. Actual results could differ from those estimates.

(p)	Impairment of Long-Lived Assets

In accordance with ASC 360 — Property, Plant and Equipment, long-lived assets, such as property, equipment, equipment under operating leases, goodwill, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

(q)	Revenue Recognition

The Company recognizes revenue from lease financing through the accretion of income from direct financing leases and from rents generated under operating leases. Income from direct financing leases is recognized on an accrual basis starting in the month of lease commencement utilizing the interest method. Rents from operating leases and from Contracts in renewal status are recognized on

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2007 — (Continued)

an accrual basis based on the contractual agreement with the Obligor. Other revenue such as late charges and other fees are recognized when received. Gains and losses from the sale of lease assets are recognized at time of sale.

(r)	Initial Direct Costs

Initial direct costs are deducted from selling, general and administrative expenses and amortized as a reduction to lease financing income over the term of the related leases utilizing the interest method.

Initial direct costs consist of management’s estimate of those costs incurred in connection with the origination of Contracts with independent third parties. In order to qualify, these costs must result directly from and be essential to the acquisition of those Contracts.

(s)	Equity Placement Fees

Fees paid for raising equity are recorded as deductions from the related capital accounts.

(t)	Derivative Financial Instruments

The Company reports all derivative financial instruments on its balance sheet at fair value and establishes criteria for designation and effectiveness of transactions entered into for hedging purposes. The fair value is calculated externally using market data taking into account current market rates. For hedge accounting treatment, assessments are made as to whether the hedging relationship is expected to be highly effective and on-going periodic assessments may be required to determine the on-going effectiveness of the hedge.

The Company employs derivative financial instruments to manage exposure to the effects of changes in market interest rates and fulfill certain covenants in its borrowing arrangements. In accordance with ASC 815 — Derivatives and Hedging, all derivative instruments have been recorded on the consolidated balance sheet as either an asset or liability measured at its fair value. ASC 815 requires that changes in the fair value of any derivative financial instruments be recognized in the period during which the change in fair value occurred unless specific hedge accounting requirements are met. As of December 31, 2007, the Company did not meet these hedge accounting requirements and therefore recorded changes in fair value which occurred during the year in its consolidated statement of operations.

The Company records gains and losses on derivative financial instruments qualifying as cash flow hedges in other comprehensive income/(loss), to the extent that hedges are effective and until the underlying transactions are recognized in the consolidated statement of operations at which time the Company recognizes the gains and losses in the consolidated statement of operations. For those derivative financial instruments which do not qualify as cash flow hedges, any changes in fair value are recorded in the consolidated statement of operations.

The Company may at its discretion terminate or re-designate any such interest rate swap agreements prior to maturity. At that time, any gains or losses previously reported in accumulated other comprehensive income/(loss) on termination would continue to amortize into interest expense or interest income to correspond to the recognition of interest expense or interest income on the hedged debt. If such debt instrument was also terminated, the gain or loss associated with the terminated derivative instrument included in accumulated other comprehensive income/ (loss) at the time of termination of the debt would be recognized in the consolidated statement of operations at that time.

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2007 — (Continued)

The Company does not enter into derivative financial instruments for trading or speculative purposes.

The Company is exposed to the credit risk of its counterparties if the counterparties to derivative financial instrument transactions are unable to perform their obligations. However, the Company seeks to minimize this risk by entering into transactions with counterparties that are major financial institutions with high credit ratings.

(u)	Securitization of Contracts

The Company obtains a significant amount of its financing from the issuance of notes to institutional investors through a special purpose entity. The term debt is secured by the special purpose entity’s Contract portfolio. In accordance with ASC 860 — Transfers and Servicing, these financing activities do not qualify for sale accounting treatment due to certain provisions in the credit agreements, certain call provisions that the Company maintains as well as the fact that the special purpose entity used in connection with the securitization also holds the residual assets. Accordingly, the assets contained in this special purpose entity and its related debt are included in the accompanying consolidated balance sheet. The Company’s leases and restricted cash are assigned as collateral for these borrowings. The debt secured by the assets in this special purpose entity have no further recourse to the general credit of the Company beyond the value of the assets held by the special purpose entity.

(2)	Finance Receivables, net

Finance receivables, net, consist of the following at December 31, 2007:

2007

Leases	$742,529,421
Residuals	44,532,319
Initial direct costs	21,049,902
Loans	2,110,282

810,221,924
Unearned income	134,676,136
Allowance for doubtful accounts	22,412,851

Total	$653,132,937

Estimated contractual maturities of the finance receivables are as follows:

Year ending December 31:
2008	$234,077,341
2009	206,178,501
2010	161,674,749
2011	97,582,476
2012 and thereafter	45,126,636

744,639,703
Less amounts representing interest	134,676,136
Plus residuals	44,532,319
Initial direct costs	21,049,902

Net financing receivables	$675,545,788

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2007 — (Continued)

The amounts above are based on the contractual term. No effect has been given to the possible early termination of Contracts.

As of December 31, 2007, non-accrual receivables of $17,801,776 are included in net financing receivables.

After being classified as non-accrual, no lease financing income is recognized. The amount of income that would have been recorded under the contractual terms was $1,345,152 for the year ended December 31, 2007. The Company’s average recorded investment in non-accrual receivables during 2007 was $8,359,697. As of December 31, 2007, included in the allowance for doubtful accounts are reserves for the non-accrual receivables of $14,626,234. These reserves for non-accrual receivables include specific reserves taken by the Company at December 31, 2007 for certain origination flows that the Company has exited. As of December 31, 2007, there were no outstanding balances of accruing assets which were 90 days or more past due as to principal or interest.

As of December 31, 2007, there were no loans that the Company deemed impaired that needed additional reserves included in the allowance other than what has been provided in the normal course of operations.

(3)	Allowance for Doubtful Accounts

The activity in the allowance for doubtful accounts for finance receivables for the year ended December 31, 2007 is as follows:

2007

Balance at beginning of year	$7,872,616
Provision charged to expense	31,058,775
Charge-offs, net	(16,518,540)

Balance at end of year	$22,412,851

(4)	Equipment Under Operating Leases, Net

Equipment under operating leases, net, at December 31, 2007 consists of the following:

2007

Office equipment	$15,152,580
Technology equipment	6,544,158
Furniture and other equipment	2,575,608

24,272,346
Less accumulated depreciation	9,700,379

Total	$14,571,967

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2007 — (Continued)

Estimated contractual maturities of the equipment under operating lease rentals are as follows:

Year ending December 31:
2008	$7,201,490
2009	3,632,645
2010	1,250,202
2011	294,957
2012 and thereafter	86,860

$12,466,154

(5)	Fixed Asset, Net

Fixed assets at December 31, 2007 consist of the following:

2007

Furniture, fixtures and equipment	$1,849,339
Business software	2,499,221
Leasehold improvements	203,907

Subtotal	4,552,467
Less accumulated depreciation and amortization	2,011,300

Total	$2,541,167

Depreciation and amortization expense for the year ended December 31, 2007 amounted to $822,906.

(6)	Debt Obligations

The following table summarizes the Company’s debt at December 31, 2007:

2007

Term securitization:
Class A notes, interest at 5.379%	$202,779,633
Class B notes, interest at 10.188%	9,136,163
Commercial Paper Conduit Facility:
Class A notes, interest at 7.34%	320,072,507
Class B notes, interest at 13.11%	18,825,880
Revolving Warehouse Facility, interest at 7.23%	63,060,616
Senior Subordinated Credit Facility, interest at 13.19%	37,500,000
Contingent Notes Payable, interest at 4.0%	3,364,000
Other secured borrowings, interest at 7.75%	2,553,505

Total long-term debt obligations	$657,292,304

(a)	Revolving Warehouse Facility

The Company maintains a revolving credit facility with Wells Fargo Foothill, Inc., as agent. In 2006, the credit facility was increased from $75,000,000 to $100,000,000 and the term of the facility was extended from May 2007 to May 2010. The facility is secured by a first perfected security interest in all of the Company’s assets except those that have been transferred into special purpose entities for subsequent financing through the Company’s commercial paper conduit facility or through term

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2007 — (Continued)

securitizations. Advances under the facility are subject to a borrowing base equal to 85% of the Company’s net investment in eligible Contracts. Payments made from that portion of the Company’s portfolio that secures this facility are made directly to a lock-box and are applied as the repayment of amounts due under the credit facility as they are received. The facility earns interest at a rate equal to 30 day LIBOR plus a spread that varies between 1.50% and 2.25% depending upon average utilization of the facility and certain performance covenants. As of December 31, 2007, the spread over LIBOR was 2.25%, and the Company is also obligated to pay a fee equal to 0.1% per annum of the average unused commitment.

The facility is subject to certain affirmative, negative and financial covenants, including minimum quarterly operating cash flow, debt-to-net worth and minimum tangible net worth covenants. The facility is also cross-defaulted with the Company’s commercial paper conduit facility (see note 6(b)) and the indenture underlying the Company’s term securitization (see note 6(c)). As of December 31, 2007, the Company was not in compliance with certain financial covenants contained in its commercial paper conduit facility which caused it to not be in compliance with the cross-default provisions of the Revolving Warehouse Facility. A waiver for this noncompliance was received subsequent to December 31, 2007 (see note 6(f)). The Company was in compliance with all other covenants as of December 31, 2007.

At December 31, 2007, the Company had $63,060,616 outstanding under this warehouse facility. The weighted average interest rate for the facility was 7.27% as of December 31, 2007.

In 2007, no additional deferred financing costs were recorded in connection with the revolving warehouse facility. These costs have been capitalized and are being amortized into interest expense over the life of the facility. During the year ended December 31, 2007, amortization of the deferred financing costs amounted to $153,764.

There is no deferred financing fees payable included in the balance at December 31, 2007, of fees that the Company is obligated to pay in relation to the formation and subsequent amendment of the revolving warehouse facility.

(b)	Commercial Paper Conduit Facility

In 2005, the Company established a $150,000,000 limited recourse commercial paper facility (the Facility) with Alpine Securitization Corp. (Alpine), an affiliate of Credit Suisse Group (Credit Suisse), a related party. In 2006, the Company increased the Facility to $375,000,000. As part of this expansion, the advance rate was increased from 82% to 85% and certain revised concentration limits and eligibility criteria were implemented. Subsequent to the closing of this expansion, $112,500,000 of the Facility was syndicated to Wachovia Bank and $112,500,000 was syndicated to Barclays Bank, with Credit Suisse retaining $150,000,000 and acting as the Facility’s administrative agent.

As part of this Facility, the Company utilizes USXL Funding I, LLC (Funding I), a wholly owned subsidiary that acts as a special purpose entity whose activities are limited to holding Contracts that have been pledged as collateral to Alpine. The Facility is secured by a senior security interest in all Contracts held by Funding I. Under this Facility, Funding I issues Class A notes and receives 85% of the discounted balance of the Contracts. Payments due from Funding I’s Contract portfolio are made directly to a lock box and are applied as the repayment of amounts due under the Facility. The Facility earns interest at a rate equal to the hedge rate plus 0.40%. The hedge rate is a rate that swaps the fixed rate yield implicit in the underlying Contract payments with 30-day LIBOR, thereby providing the Company with a match funded portfolio within Funding I. The facility has a 364 day term with an expiration date of May 2009 (see note 18).

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2007 — (Continued)

The Class A notes are insured under a policy issued by Ambac Assurance Corporation (Ambac) that provides an unconditional guaranty of ultimate principal and interest due to investors under the Facility. In consideration for providing the insurance policy, Ambac receives an annual premium equal to 0.375% of the amount outstanding under the facility and an annual premium equal to 0.16% on the difference between the Facility commitment and the amount outstanding under the facility. The insurance policy contemplates that the Facility will be renewed annually and as a result carries a 3 year revolving term that expires in March 2009.

In addition to issuing Class A notes under this Facility, the Company also maintains a Facility with Credit Suisse under which Funding I may issue up to $22,058,823 in Class B notes. Through the issuance of these notes, the Company receives an incremental advance of 5% of the discounted balance of the Contracts held by Funding I, thereby increasing its overall advance rate on these Contracts to 90%. These notes earn interest at the hedge rate plus 5.25% and are not insured by Ambac.

Both facilities are subject to certain affirmative, negative and financial covenants, including minimum quarterly operating cash flow, debt-to-net worth and tangible net worth covenants. While recourse under these facilities is limited to the collateral held in Funding I, violation of these covenants could cause certain rapid amortization, servicer termination and funding termination events. As of December 31, 2007, the Company was not in compliance with the tangible net worth and debt-to-net worth covenants which resulted in the occurrence of servicer termination, funding termination and rapid amortization events. A waiver for this noncompliance was received subsequent to December 31, 2007 (see note 6(f)). The Company was in compliance with all other covenants as of December 31, 2007.

At December 31, 2007, the Company had $338,898,387 outstanding under these facilities including both note classes. The Class A note balance was $320,072,507 as of December 31, 2007. The Class B note balance was $18,825,880 as of December 31, 2007. The weighted average interest rate as of December 31, 2007, was 5.93% for the Class A notes. The weighted average interest rate was 12.97% for the Class B notes as of December 31, 2007.

In 2007, deferred financing costs in the amount of $805,287 were recorded in connection with these facilities. These costs have been capitalized and are being amortized over the lives of the facilities. During the year ended December 31, 2007, amortization of the deferred financing costs amounted to $1,136,533.

(c)	Term Securitization

In 2006, the Company issued $325,000,000 in Equipment Contract Backed Notes, Series 2006-1 (2006-1 Notes) through USXL Funding II, LLC (Funding II), a special purpose entity formed for the sole purpose of holding Contracts that act as collateral for the 2006-1 Notes. In this transaction, Funding II issued $311,000,000 in Class A notes and $14,000,000 in Class B notes. The proceeds from this offering were used to repay amounts due under the conduit facility thereby releasing additional warehouse capacity for future originations.

As part of this transaction, the Company obtained an insurance policy from Financial Guaranty Insurance Company (FGIC) that provides an unconditional guarantee of ultimate principal and interest due to 2006-1 note holders. The 2006-1 notes earn a fixed rate of interest and amortize on a schedule that mirrors the actual amortization of the underlying portfolio of Contracts thereby providing the Company with a match funded portfolio within Funding II.

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2007 — (Continued)

The notes are subject to certain affirmative, negative and financial covenants, including minimum quarterly operating cash flow and debt-to-net worth covenants. While recourse under this facility is limited to the collateral held in Funding II, violation of these covenants could cause certain rapid amortization, servicer termination and/or funding termination events. The facility is also cross-defaulted with the Company’s commercial paper conduit facility and the revolving warehouse facility. As of December 31, 2007, the Company was not in compliance with certain financial covenants contained in its commercial paper conduit facility which caused it to not be in compliance with the cross-default provisions of the term securitization. A waiver for this noncompliance was received subsequent to December 31, 2007 (see note 6(f)). The Company was in compliance with all other covenants as of December 31, 2007.

At December 31, 2007, the Company had $211,915,796 outstanding under these facilities including both note classes. The Class A note balance was $202,779,663 as of December 31, 2007. The Class B note balance was $9,136,163 as of December 31, 2007. The interest rates for the A notes and the B notes were 5.379% and 10.188%, respectively. In consideration for providing the insurance policy, FGIC also receives an annual premium equal to 0.33% of the amount of 2006-1 notes outstanding.

In 2007, additional deferred financing costs in the amount of $38,213 were recorded in connection with the formation of Funding II and the issuance of the 2006-1 notes. These costs have been capitalized and are amortized at the same rate as the amortization of the 2006-1 notes. During the year ended December 31, 2007, amortization of the deferred financing costs amounted to $1,512,737.

(d)	Senior Subordinated Credit Facility

On July 24, 2007, the Company entered into a financing arrangement with American Capital Strategies, Ltd. (ACAS) to provide the Company with a subordinate credit facility in the amount of $60,000,000 to be used to finance investments in leases, to pay for general corporate purposes and to pay expenses associated with the transaction. The facility earns interest at a rate equal to 30 day LIBOR plus the applicable paid-in-cash margin of 6% plus the applicable pay-in-kind margin of 2%. The pay-in-kind portion is payable in kind or cash at the Company’s option. The facility is secured by a stock pledge from DLJMB and founding management employees.

The notes are subject to certain affirmative, negative and financial covenants, including a minimum EBITDA equivalent and debt-to-net worth covenants. The Company was in compliance with all covenants as of December 31, 2007.

At December 31, 2007 the Company had $37,500,000 outstanding under this facility. The weighted average interest rate for this facility was 13.2% for the year ended December 31, 2007.

The Company also issued warrants to purchase 2% of the issued and outstanding stock of the Company. The warrant for Preferred Stock assigns the holder the right to purchase 35,035 shares of Preferred Stock and the warrant for the Common Stock assigns the holder the right to purchase 20,247 shares of Common Stock, each at an exercise price of $54.36 per share. The amount of shares that could be acquired upon the exercise of the warrant was based on the outstanding shares at the date of closing. The warrant for the Preferred Stock is subject to certain anti-dilution provisions that would adjust the amount of shares of Preferred Stock that could be acquired when the warrant is exercised if additional shares were issued to the Company’s majority shareholder so as to maintain the 2% interest. At December 31, 2007, the Company had issued an additional 70,000 Preferred

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2007 — (Continued)

Stock shares to its majority shareholder subsequent to July 27, 2007 and as a result the amount of shares of Preferred Stock that could be purchased by ACAS was adjusted to 37,721 shares.

Had the warrants been exercised at December 31, 2007, the Company would have 746,157 shares of Class A Common Stock outstanding and 1,400,363 shares of Series A Preferred Stock outstanding on a fully diluted basis.

ASC 815 requires contracts that are settled in a Company’s own stock, including common and preferred stock warrants to be designated as an equity instrument, asset or liability and be carried at the instruments’ fair value. At both July 27, 2007, the issuance date and December 31, 2007 the warrants were deemed to have no fair value and therefore are not reflected as an equity instrument, asset or liability on the Company’s consolidated financial statements.

In 2007, deferred financing costs in the amount of $1,727,531 were recorded in connection with the creation of this subordinated debt facility. These costs have been capitalized and are amortized over the life of the facility which is seven years. During the year ended December 31, 2007, amortization of the deferred financing costs amounted to $115,795.

(e)	Contingent Notes Payable

On October 5, 2007, the Company issued three contingent notes payable, each of which have a par value of $1,233,333 as partial consideration for the acquisition of Pro Lease, Inc. These notes have been recorded at their cumulative fair market values of $3,364,000. The difference between the par value and fair market value of the notes was calculated using a market rate of interest of 9.30% and will accrete over three years into the note balance and be expensed each year as a component of interest expense. Each note is payable on the first, second and third anniversaries of the closing date and accrue interest at the rate of 4.0% per annum. The total interest rate on the notes, considering the accretion of the discount to par value, is approximately 6.65%. The notes are subject to certain provisions regarding targeted performance which will affect the total payout on the note with the maximum principal payment amount of $1,665,000 (135% achievement) and a minimum principal payment amount of $925,000 (70% achievement). If targeted performance is below 70%, there will be no payout of principal on the notes. These notes are unsecured and are subordinated to all of the Company’s existing credit facilities. The Company has also agreed as part of the acquisition to grant 2,480 shares of restricted Common Stock Class B to the seller of Pro Lease, Inc., which vest monthly at a rate of 2.083%. At December 31, 2007, 155 shares had vested and have been included as issued and outstanding in the Consolidated Statement of Stockholder’s Equity.

(f)	Waivers of Noncompliance

As of December 31, 2007, the Company was engaged with its lenders in completing a recapitalization of its balance sheet and the expansion and extension of its commercial paper conduit facility (see note 18). As part of this recapitalization, the Company has received waivers of all covenant noncompliance that existed as of December 31, 2007. The waivers were conditioned upon the Company receiving $10,000,000 in additional equity infusions by April 30, 2008. This condition was fulfilled through a series of equity infusions from DLJMB. The waivers received were initially effective through March 31, 2008 and were subsequently extended through May 28, 2008, at which time the recapitalization was completed.

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2007 — (Continued)

(g)	Other Secured Borrowings

The Company utilizes other forms of nonrecourse financing of certain Contracts to manage its portfolio concentration risks. As of December 31, 2007, USXL had borrowings outstanding to three financial institutions in the aggregate amount of $2,553,505. The weighted average interest rate of these borrowings was 7.75% as of December 31, 2007.

(7)	Income Taxes

There was no income tax expense for the year ended December 31, 2007.

Significant components of deferred tax assets and liabilities as of December 31, 2007 were as follows:

2007

Deferred tax assets:
Net operating loss carryforwards	$61,285,065
Allowance for doubtful accounts	9,068,106
Tax depreciation on operating leases	3,741,281
Unrealized loss on interest rate swap	2,838,684
Start up costs	—
Accrued liabilities	698,861
Other	84,991

Total deferred tax assets	77,716,988
Valuation allowances	(34,056,849)

Net deferred tax assets	43,660,139
Deferred tax liabilities:
Operating property, net	42,980,148
Identifiable intangibles	613,428
Start up costs	66,563

Net deferred tax asset	$—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Management believes that it is more likely than not that the tax benefits of certain future deductible temporary differences will be realized based on the reversal of existing future taxable temporary differences, and therefore, a valuation allowance has not been provided for these deferred tax assets. Additionally, management has determined that the realization of certain of the Company’s deferred tax assets is not more likely than not due to the uncertainty of future earnings of the Company and, as such, has provided a valuation allowance against those deferred tax assets at December 31, 2007. The net change in the total valuation allowance for the year ended December 31, 2007 was an increase of $16,383,913. At December 31, 2007, the Company had potentially utilizable federal and state net operating loss carry-forwards of approximately $149,218,000. The net operating loss carry-forwards begin to expire in 2010 and 2025 for state and federal tax purposes, respectively. The Tax Reform Act of 1986 contains provisions, which limit the ability to utilize net operating loss carry-forwards in the case of certain events including significant changes in ownership interests.

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2007 — (Continued)

(8)	Pension and Other Postretirement Benefits

Savings Incentive Plan

The Company has a defined contribution retirement plan for its employees, which qualifies under Section 401(k) of the Internal Revenue Code. USXL’s expense is based upon specific percentages of employee contributions. The Company’s contributions under this plan were $431,094 for 2007.

(9)	Commitments and Contingencies

(a)	Premise Leases

The Company has entered into premise leases that extend through April 30, 2012 for its headquarters space in Parsippany, NJ and various offices throughout the United States.

As of December 31, 2007, the future rent payments due under these obligations are:

Year ending December:
2008	$699,314
2009	652,336
2010	649,476
2011	649,476
2012 and thereafter	216,492

$2,867,094

In addition to these payments, the Company pays rent on a month to month basis for certain other premises. Rent payments for the year ended December 31, 2007 amounted to $708,960. Rent expense is included as a component of selling, general and administrative expenses in the consolidated statements of operations.

(b)	Legal Proceedings

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or liquidity.

(c)	Guarantees and Warranties

USXL has provided certain representations and warranties to its lenders regarding its practices underlying the origination and underwriting of its lease portfolio and the general enforceability of its lease documents. These representations and warranties are usual and customary and USXL has not recorded a liability for these representations and warranties as it does not expect to make payments in this regard.

(10)	Business and Credit Concentrations

USXL’s lessees are located throughout the United States with six states comprising 55.5% of the net investment in leases at December 31, 2007. These states are California (14.9%) Florida (12.5%), Texas (10.2%), New York (8.0%), New Jersey (5.2%), and Georgia (4.7%). No other states represented more than 5% of net investment.

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2007 — (Continued)

As of December 31, 2007, the Company’s net investment in leases consisted primarily of office products (37.2%), healthcare equipment (33.6%), technology equipment (9.1%), light construction equipment and machine tools (8.4%), telecom equipment (3.5%), furniture and physical fitness equipment (2.9%), printing and graphic art equipment (1.9%) and other miscellaneous types (3.6%).

As of December 31, 2007, the Company’s ten largest obligors represented 1.2% of the net investment in leases with the largest single obligor representing 0.2%. The Company’s ten largest vendors represented 21.5% of the net investment in leases with the largest single vendor representing 3.0%.

(11)	Equity

The Company has received a $135,000,000 equity allocation from DLJ Merchant Banking Partners III, L.P. (DLJMB) and certain of its affiliates. Through December 31, 2007, the Company has received $132,953,012 net of fees from DLJMB and $1,264,000 from certain founding members of management. Funding under the equity commitment is subject to approval by the Company’s board of directors which is controlled by DLJMB. This equity is invested in the form of convertible preferred stock. In 2007, the Company received $17,000,000 in equity infusions from DLJMB.

On February 13, 2007, the Restated Certificate of Incorporation of the Company was amended as the total number of authorized shares of all classes of stock which the Company has authority to issue was increased to 4,110,000 shares consisting of 1,565,000 of Series A Convertible Preferred Stock, with a par value of $100 and 2,545,000 shares of common stock of which 2,270,000 shares are designated as Class A Common Stock, par value $.001 and 275,000 shares are designated Class B Common Stock, par value $.001 per share. Together with the Class A Common Stock, Shares of the Series A Convertible Preferred Stock may be issued only for cash.

(12)	Related Party Transactions

A monitoring fee of $500,000, due to the majority shareholder, was recorded as an administrative expense in 2007.

(13)	Derivatives and Other Financial Instruments

The Company’s Contracts earn interest at primarily fixed rates while its warehouse and conduit facilities charge interest at primarily floating rates. The Company employs derivative financial instruments in the form of interest rate swap agreements to effectively convert the floating rate into a fixed rate for the commercial paper conduit facility (note 6(b)) in order to control its exposure to fluctuations in interest rates over time. The receive rate is based on the floating rate option specified by the interest rate swap agreement which is the one month USD-LIBOR rate.

The Company has entered into an interest rate swap agreement which matures through 2015 and had a notional value of approximately $332,400,104 at December 31, 2007. The interest rate expected to be received was 5.028% at December 31, 2007. The interest rate expected to be paid was 5.03% at December 31, 2007. This interest rate swap does not meet the criteria of hedge accounting under SFAS No. 133.

As of December 31, 2007, the Company has an interest rate derivative liability in the accompanying consolidated balance sheet of $6,939,344 representing the market value of the Company’s interest rate swap contract. For the year ended December 31, 2007, the Company reported pre-tax expense of $6,782,446, in the consolidated statement of operations primarily due to changes in the

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2007 — (Continued)

fair value of interest rate swap agreements which do not qualify as cash flow hedges under SFAS 133.

(14)	Fair Value of Financial Instruments

ASC 825 — Financial Instruments requires disclosure of the estimated fair value of the Company’s financial instruments, excluding leasing transactions accounted for under ASC 840 — Leases. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale. The Company bases fair values on estimates or calculations using present value techniques when quoted market prices are not available. These valuations are the Company’s estimates and are often calculated based on current pricing policy, the economic and competitive environment, the characteristics of the financial instruments and other such factors. These calculations are subjective, involve uncertainties and significant judgment and do not include tax ramifications. Therefore the results cannot be determined with precision and may not be realized in an actual sale or settlement of the instruments. The estimation methodologies used to estimate the fair values and recorded book balances of the Company’s financial instruments at December 31, 2007 are as follows:

Cash and Cash Equivalents

For such short-term investments, the carrying value is considered to be a reasonable estimate of fair value.

Loans

The carrying value of loans made by the Company is considered to be a reasonable estimate of the fair value based on their short term nature.

Interest Rate Swaps

Interest rate swap contracts are included in other assets or other liabilities on the consolidated balance sheet depending on the mark up or mark down of the estimated fair value. The estimated fair value (which is also the recorded book value) is calculated externally using market data taking into account current market rates.

Debt Obligations

The fair value of the Company’s debt obligations was based on quoted market prices where available. For those borrowings with floating interest rates, it is presumed their estimated fair value generally approximates their carrying value.

	December 31, 2007
	Estimated	Recorded
	Fair Value	Book Balance

Financial assets:
Cash and cash equivalents	$49,018,863	49,018,863
Loans	2,110,282	2,110,282
Financial liabilities:
Debt obligations	651,132,833	657,292,304
Interest rate swap contracts	6,939,344	6,939,344

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2007 — (Continued)

(15)	Preferred Dividends

Preferred stock shareholders are entitled to receive dividends at a rate of 15% per annum. These dividends are cumulative and compound semi-annually until such dividends are paid. During the year ended December 31, 2007, the Company did not declare any dividends and therefore no liability has been recorded. As of December 31, 2007, the total amount of dividends to be paid to the preferred stockholders upon declaration of a dividend is approximately $55,578,630.

(16)	Acquisition of Pro-Lease, Inc.

On October 5, 2007, the Company acquired all of the stock of Pro-Lease, Inc. (Pro-Lease) for a total purchase price of $5,500,000. The purchase was accounted for using the purchase method, whereby all of the acquired assets assumed from the purchased corporation were recorded by the Company at their fair market value and the excess of the amount paid over the fair value of the identifiable assets is reflected on the balance sheet as goodwill or identifiable intangible assets. Goodwill recorded as part of this transaction amounted to $3,938,000 including $419,000 of closing costs. Intangible assets recorded as part of this transaction were $558,000 for covenants not to compete and $1,077,000 for Vendor relationships. Amortization expense related to the identifiable intangible assets was $65,732 for the year ended December 31, 2007 (see note 1(k)).

The purchase price was composed of a cash payment in the amount of $1,800,000 at the closing date and the issuance of three installment notes, each with a par value of $1,233,333. The ultimate value of these notes is contingent upon Pro-Lease’s performance over the three year period immediately following the closing. Each note is payable on the first, second and third anniversaries of the closing date and accrue interest at the rate of 4.0% per annum (see note 6(e)). The notes are subject to certain provisions regarding targeted performance which will affect the total payout on each note. The maximum and minimum principal amounts are $1,665,000 (135% achievement) and $925,000 (75% achievement), respectively. Targeted performance below 70% will result in no payment of principal on the note.

These notes are unsecured and are subordinated to all of the Company’s existing credit facilities. The Company also agreed as part of the acquisition to grant 2,480 shares of restricted Common Stock Class B to the seller. These shares vest monthly at a rate of 2.083%. At December 31, 2007 155 shares had vested and have been included as issued and outstanding in the Statement of Stockholder’s Equity.

(17)	Recent Accounting Pronouncements

In February 2006, the FASB issued guidance which is now part of ASC 815. This Statement, which became effective for fiscal years beginning after September 15, 2006 addresses beneficial interests in securitized financial assets. The adoption of this portion of ASC 815 did not have a material impact on the consolidated earnings or financial position of the Company.

In June 2006, the FASB issued guidance which is now part of ASC 740 — Income Taxes. This interpretation establishes a recognition threshold and measurement for income tax positions recognized in the Company’s financial statements. ASC 740 prescribes a two step evaluation process for tax positions. The first step is recognition and the second is measurement. For recognition the Company determines whether it is more likely than not that a tax position will be sustained under examination based on the technical merits of the position. If the tax position meets the more likely than not threshold, it is measured and recognized in the financial statements as the largest amount of tax benefit that is greater than 50% likely of being realized. If the tax position does not meet the more

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2007 — (Continued)

likely than not threshold, the benefit of that position is not recognized in the financial statements. Tax positions that meet the more likely than not recognition threshold at the effective date of ASC 740 must be recognized or, may continue to be recognized, upon the adoption of ASC 740 with the cumulative effect of applying the provisions of ASC 740 reported as an adjustment to the opening balance of retained earnings for that fiscal year. The FASB has delayed for one year the effective date of ASC 740 for nonpublic entities that have not already applied ASC 740. The effective date of ASC 740 for nonpublic entities, including the Company, that have not already adopted ASC 740 is fiscal years beginning after December 15, 2007. The adoption of this statement is not expected to have a material impact on the consolidated earnings or financial position of the Company.

In September 2006, the FASB issued guidance which is not part of ASC 820, Fair Value Measurements and Disclosures. This Statement defines fair value and establishes a framework for measuring fair value in Generally Accepted Accounting Principles (GAAP) and enhances disclosures about fair value measurement. ASC 820 applies when other accounting pronouncements require fair value measurements; it does not require new fair value measurements. ASC 820 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those years. The adoption of this statement is not expected to have a material impact on the consolidated earnings or financial position of the Company.

In February 2007, the FASB issued guidance which is now part of ASC 825. Under this Standard, the Company may elect to report financial instruments and certain other items at fair value on a contract by contract basis with changes in value reported in earnings. The election is irrevocable. ASC 825 provides an opportunity to mitigate volatility in earnings that is caused by measuring hedged assets and liabilities that were previously required to use a different accounting method than the related hedging contracts when the complex provisions of ASC 815 hedge accounting are not met. ASC 825 is effective for all financial statements issued for fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material impact on the consolidated earnings or financial position of the Company.

(18)	Subsequent Events

During February 2008, DLJMB entered into a letter of intent with Tygris Commercial Finance Group, Inc. (Tygris), a company newly formed by Aquiline Capital Partners, LLC. Under the terms of the letter of intent, Tygris agreed to acquire 100% of the Company’s common and preferred stock and to provide the Company with a substantial cash equity infusion. The equity of the Company was purchased by Tygris for total consideration for which the parties have assigned a value of $101,090,400, all of which was paid in the form of Tygris common stock. During May 2008, Tygris, DLJMB and all other shareholders of the Company entered into a stock purchase agreement and on May 28, 2008, Tygris completed its purchase of the Company.

During March and April 2008, the Company received $15,000,000 in equity infusions from DLJMB in order to meet the Company’s liquidity requirements and to meet certain conditions to the waivers received from its creditors (see note 6(f)). In May 2008 but prior to the closing of the acquisition, the Company also received a $10,000,000 equity infusion from Tygris. All of these equity infusions, collectively referred to as Bridge Equity Infusions, were repaid in conjunction with the closing of the acquisition on May 28, 2008.

In addition to acquiring 100% of the Company’s common and preferred stock at closing, Tygris also invested $165,000,000 in the Company and has committed to invest an additional $20,000,000 within 120 days of the closing date. This capital infusion was used to repay the Bridge Equity Infusions ($25,000,000), repay and extinguish the Senior Subordinated Credit Facility ($37,500,000) and the

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2007 — (Continued)

Class B Notes under the Commercial Paper Credit Facility ($17,944,184), reduce the advance rates under the Revolving Credit Facility and the A Notes under the Commercial Paper Credit Facility from 85% to 75% (which resulted in a repayment of the Class A Notes under the Commercial Paper Credit Facility of $53,048,541 and a repayment of $8,223,044 on the Revolving Credit Facility), pay transaction costs and to improve the Company’s liquidity.

Simultaneous with the acquisition, The Company’s revolving credit facility was extended to August 2011 and the Company’s commercial paper conduit facility was expanded to $562,500,000 and extended to May 2009.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Bank of Florida

On May 28, 2010, EverBank Financial Corp (the “Company”) announced that its wholly owned subsidiary, EverBank, had entered into definitive agreements with the Federal Deposit Insurance Corporation (the “FDIC”) to acquire certain assets and assume certain liabilities of Bank of Florida — Southwest, Bank of Florida — Southeast and Bank of Florida — Tampa (collectively, “Bank of Florida”). EverBank acquired the assets at a purchase price of 80.7% of book value and assumed all deposits without paying a purchase premium. Additionally, in connection with the acquisition, EverBank entered into shared-loss agreements with the FDIC that cover $1.1 billion of loans outstanding.

The Company has omitted certain financial information of Bank of Florida required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X pursuant to the guidance provided in Staff Accounting Bulletin Topic 1.K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”) and a request for relief granted by the Securities and Exchange Commission (the “Commission”). SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X in certain instances where a registrant engages in an acquisition of a troubled financial institution in which federal assistance is an essential and significant part of the transaction and for which audited financial statements are not reasonably available.

The Company has determined that historical audited financial statements representing the assets acquired and liabilities assumed are not reasonably available. Given the pervasive nature of the shared-loss agreements entered into with the FDIC and the significant purchase price discount in acquiring the Bank of Florida assets, the historical financial information of the Bank of Florida is less relevant for purposes of assessing the future operations of the combined entity. In consideration of the above, an audited Statement of Assets Acquired and Liabilities Assumed by EverBank, dated as of May 28, 2010, and accompanying notes (the “Audited Statement”), is included elsewhere in this Prospectus.

A narrative description of the anticipated effects of the Bank of Florida acquisition on the Company’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of the Company, which are included elsewhere in this Prospectus and the Audited Statement.

Financial Condition and Operating Results

The acquisition of the net assets of Bank of Florida constitutes a business acquisition. Accordingly, the assets acquired and liabilities assumed as of May 28, 2010 are recorded at their fair values. In many cases, the determination of these fair values required management to make estimates about discount rates, expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change.

The Bank of Florida acquisition increased EverBank’s total assets and total deposits, which is expected to positively affect EverBank’s operating results, to the extent the Bank earns more from interest earned on its assets than it pays in interest on deposits and other borrowings. The ability of EverBank to successfully collect interest and principal on loans acquired will also impact EverBank’s cash flows and operating results.

Most loans acquired in the Bank of Florida acquisition are referred to as “covered loans”, as EverBank will be reimbursed for a portion of any future losses under the terms of the agreements. Pursuant to the terms of the shared-loss agreement, the FDIC will reimburse EverBank for 80% of losses incurred in excess of $385.6 million (the first loss tranche), and EverBank will be responsible for incurring 100% of any credit losses up to the first loss tranche.

The loans acquired in the Bank of Florida acquisition are and will continue to be subject to EverBank’s internal and external credit review. As a result, if credit deterioration is noted subsequent to acquisition, such deterioration will be measured through our loss reserving methodology and a provision for loan losses will be charged to earnings.

In its assumption of the deposit liabilities, EverBank determined that the customer relationships associated with these deposits have intangible value. EverBank estimated the fair value of the core deposit intangible asset to be $3.2 million, which will be amortized based on the estimated economic benefits received. In determining the valuation amount, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates and the age of deposit relationships. The estimation of the life and value of the core deposit intangible asset acquired is necessarily subjective. The Company does not expect the core deposit intangible asset acquired or its amortization to have a material effect upon future results of operations, liquidity or capital resources.

Liquidity and Capital Resources

EverBank believes that its liquidity position will be improved as a result of the Bank of Florida acquisition. EverBank acquired $147.7 million in cash and cash equivalents, as well as $162.3 million of investment securities. Subsequent to May 28, 2010, the Company sold $143.7 million of investment securities at a gain of approximately $62 thousand. The remaining securities provide monthly cash flows in the form of principal and interest payments. These additions to EverBank’s balance sheet represent additional support for its liquidity needs.

Deposits in the amount of $1,206.8 million were also assumed in the Bank of Florida acquisition. Of this amount, $290.3 million were in the form of highly liquid transaction accounts. Certificates of deposit comprised $916.5 million of total deposits, or 75.9%.

EverBank assumed $149.2 million in borrowings (including FHLB advances and repurchase agreements), at fair value. Of the FHLB advances outstanding at acquisition, $72.2 million matured or were repaid during June 2010.

Goodwill of $9.8 million and a core deposit intangible of $3.2 million were recorded in conjunction with the Bank of Florida acquisition. Such goodwill and intangibles are excluded from regulatory capital as calculated under regulatory accounting requirements. This exclusion generally results in a reduction to the Company’s regulatory capital. EverBank remains “well-capitalized” under the regulatory framework for prompt corrective action after taking into consideration the results of the Bank of Florida acquisition.

Tygris

The following unaudited pro forma condensed combined consolidated statements of income have been derived by the application of pro forma adjustments to our historical consolidated statement of income and the historical statements of operations of Tygris included elsewhere in this prospectus. The accompanying unaudited pro forma condensed combined consolidated statements of income data for the six months ended June 30, 2010 and for the year ended December 31, 2009 are presented on a pro forma basis to give effect to the acquisitions of Tygris, which was consummated on February 5, 2010, as if such acquisitions had occurred on January 1, 2009. See “Business — Recent Acquisitions — Acquisition of Tygris Commercial Finance Group, Inc.” We have not included an unaudited pro forma condensed balance sheet because the acquisition of Tygris is reflected in our historical condensed balance sheet as of June 30, 2010.

The pro forma adjustments are based upon available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of these transactions on our historical financial information. The pro forma adjustments are described in the accompanying notes.

The unaudited pro forma condensed combined consolidated statements of income should not be considered indicative of actual results that would have been achieved had the transactions been consummated on the dates indicated and does not purport to indicate our results of operations as of any future date or for any future period. The unaudited pro forma condensed combined consolidated statements of income should be read in conjunction with the sections of this prospectus entitled “Selected Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and the related notes included elsewhere in this prospectus.

EverBank Financial Corp and Subsidiaries
Unaudited Pro Forma Condensed Statement of Income
For the Six Months Ended June 30, 2010

			Pro Forma
	EFC	Tygris (1)(2)	Adjustments		Total
	(In thousands, except per share data)

Interest income	$301,154	$7,397	$8,108	(a)	$316,659
Interest expense	69,446	5,091	(4,134	)(b)	70,403

Net interest income	231,708	2,306	12,242		246,256
Provision for loan and lease losses	41,655	1,669	(1,669	)(c)	41,655

Net interest income after provision for loan and lease losses	190,053	637	13,911		204,601
Noninterest income	175,935	830	(41,407	)(f)	135,358
Noninterest expense	198,611	11,352	(31,749	)(b)(e)	178,214

Income before income taxes	167,377	(9,885)	4,253		161,746
Provision for income taxes	47,421	—	(1,971	)(g)	45,450

Net income from continuing operations	$119,956	$(9,885)	$6,224		$116,296

Net income from continuing operations allocated to common shareholders	$93,289	—	—		$91,309
Pro forma earnings per common share, basic	$19.73	—	—		$18.35
Pro forma earnings per common share, diluted	$19.22	—	—		$17.89
Weighted average shares outstanding, basic (in thousands)	4,728	—	—		4,977
Weighted average shares outstanding, diluted (in thousands)	4,855	—	—		5,104

(1)	For the period January 1 through February 4, 2010.

(2)	As Tygris was not a publicly traded entity, earnings per common share data was not required in its historical financial statements.

See the accompanying notes to the unaudited pro forma condensed statements of income, which are an integral part of these statements. The pro forma adjustments are explained in Note 5 Pro Forma adjustments.

EverBank Financial Corp and Subsidiaries
Unaudited Pro Forma Condensed Statement of Income
For the Year Ended December 31, 2009

			Pro Forma
	EFC	Tygris (1)	Adjustments		Total
	(In thousands, except per share data)

Interest income	$440,594	$88,273	$80,500	(a)	$609,367
Interest expense	163,211	59,481	(48,301	)(b)	174,391

Net interest income	277,383	28,792	128,801		434,976
Provision for loan and lease losses	121,912	15,449	(15,449	)(c)	121,912

Net interest income after provision for loan and lease losses	155,471	13,343	144,250		313,064
Noninterest income	232,098	5,753	—		237,851
Noninterest expense	299,179	113,454	(48,139	)(d)(e)	364,494
Income before income taxes	88,390	(94,358)	192,389		186,421
Provision for income taxes	34,853	125	34,311	(g)	69,289

Net income from continuing operations	$53,537	(94,483)	$158,078		$117,132

Net income from continuing operations allocated to common shareholders	$33,801	—	—		$89,197
Pro forma earnings per common share, basic	$12.08	—	—		$19.12
Pro forma earnings per common share, diluted	$11.75	—	—		$18.80
Weighted average shares outstanding, basic (in thousands)	2,808	—	—		4,666
Weighted average shares outstanding, diluted (in thousands)	2,886	—	—		4,744

(1)	As Tygris was not a publicly traded entity, earnings per common share data was not required in its historical financial statements.

See the accompanying notes to the unaudited pro forma condensed statements of income, which are an integral part of these statements. The pro forma adjustments are explained in Note 5 Pro Forma adjustments.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENTS OF INCOME

1.	Description of Transaction

On February 4, 2010, the Company acquired all of the outstanding shares of Tygris Commercial Finance Group, a commercial finance company focused on building small ticket leasing, middle market equipment finance, and corporate finance platforms to serve middle market customers in North America.

2.	Basis of Presentation

The unaudited pro forma condensed statements of income were prepared in accordance with generally accepted accounting principles in the United States of America. The acquisition method of accounting requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, it establishes that the consideration transferred be measured at the closing date of the merger at the then-current market price.

The unaudited pro forma condensed statements of income were prepared using the acquisition method of accounting and were based on the historical financial statements of EFC and Tygris.

Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, EFC may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect EFC’s intended use of those assets. The fair value adjustments were based on management’s best estimates using reasonable assumptions to determine fair value. Actual results could differ from those estimates.

Under the acquisition method of accounting, the assets acquired and liabilities assumed are recorded as of the completion of the acquisition, at their respective fair values. Financial statements and reported results of operations of EFC issued after completion of the merger will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Tygris.

3.	Accounting Policies

EFC may, upon review of Tygris’ accounting policies, find it necessary to harmonize the combined entity’s financial statements to conform to those accounting policies that are determined to be more appropriate for the combined entity. The unaudited pro forma condensed statements of income do not assume any differences in accounting policies.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENTS OF INCOME — (Continued)

4.	Estimate of Consideration Transferred, Assets Acquired and Liabilities Assumed

The following information represents the pro forma estimate of consideration transferred and the fair value of assets acquired and liabilities assumed at February 5, 2010:

Consideration
Equity instruments (1,857,591 common shares of the Company)	$291,511

Fair value of total consideration transferred	$291,511

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash	$69,480
Equipment leases and loans, net	538,137
Equipment under operating leases	10,692
Indemnification asset	30,766
Deferred tax assets, net	86,545
Intangible assets	6,259
Premises and equipment	2,166
Other assets	6,816

Total Assets Acquired	750,861

Revolving and term secured borrowings	372,320
Accounts payable and accrued expenses	33,544
Interest rate derivatives	12,079

Total Liabilities Assumed	417,943

Total Identifiable Net Assets	$332,918

Acquisition-related costs (included in general and administrative expenses in the EFC condensed consolidated statement of income for the six months ended June 30, 2010)	$9,500

Pursuant to the terms of the acquisition agreement, an escrow account of $141,628 was established by Tygris shareholders and comprised $91,628 of the Company’s common shares and cash of $50,000. The escrow was established to compensate the Company for higher than projected net losses on the acquired loans and leases for a period of five years from the acquisition date. The Company will be reimbursed from escrow if the aggregate annual amount of losses exceeds 2% of the average purchased portfolio and $44,526 in the first year, up to a maximum of $141,628.

Escrowed shares not used to reimburse indemnification claims are released on an annual basis if the value of such shares exceeds 17.5% of the average purchased net loans and leases until the termination of the share escrow at the fifth anniversary of the closing date. Escrowed cash remains in escrow until the end of five years.

An indemnification asset representing the fair value of the shares expected to be released from escrow was recorded in other assets in the consolidated balance sheet. The indemnification asset meets the definition of a derivative, as shares released either back to the Company or to former Tygris shareholders are based upon a determined amount of losses in exchange for an escrowed share of the Company’s stock. Any changes in the fair value of the Company’s stock or changes resulting from either increases or decreases in expected cash flows will impact earnings and the related indemnification asset.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENTS OF INCOME — (Continued)

5.	Pro Forma Adjustments

(a) Interest income was adjusted by $8,108 for the six months ended June 30, 2010 and $80,500 for the year ended December 31, 2009 to reflect the accretable yield resulting from the discount attributable to the fair value of the loans and leases acquired. The amounts were determined using the Company’s current estimates of the expected timing and amount of cash flows associated with the acquired loan and lease portfolios. The Company expects ongoing discount accretion over the next five years using the effective yield method.

(b) Interest expense was reduced by $4,134 for the six months ended June 30, 2010 and $48,301 for the year ended December 31, 2009 to reflect the change in the funding structure of Tygris post combination. The repayment of the Tygris debt and subsequent new funding structure was contemplated during the initial negotiations of the deal. In February 2010 as a result of the transaction, the Company extinguished early a majority of the debt it assumed through the Tygris acquisition. The cash consideration paid for the early extinguishment totaled $344,116 which resulted in non-recurring charges of $22,249 for the sixth months ended June 30, 2010. The acquired Tygris debt was replaced by the Company’s existing deposit funding which would have reduced the effective interest rate from 10.96% to 1.71% for the year ended December 31, 2009. The pro forma adjustment reflects the reduction in interest rates and resulting interest expense due to the lower cost of funds and the charge related to the extinguishment of debt.

(c) Provision for loan and lease losses was adjusted by $1,669 for the six months ended June 30, 2010 and $15,449 for the year ended December 31, 2009 to reflect the non-accretable discount associated with future credit losses established in purchase accounting. The discounts recorded in purchase accounting and indemnification asset recorded as a result of the transaction are expected to have an ongoing effect on the future operations of the Company.

(d) In 2009, Tygris recorded goodwill impairment and restructuring charges of $32,184 related to a portion of its leasing business. If the Company was acquired as of January 1, 2009, Tygris’ assets would reflect fair value at acquisition with new intangibles recorded. Because this charge is directly impacted by the transaction, Tygris’ historical goodwill impairment and restructuring charges were eliminated in the pro forma statements. Tygris also recorded $3,493 for the year ended December 31, 2009 related to the amortization of intangible assets. The pro forma adjustment in 2009 reflects the reversal of these charges and the additional amortization of $547 related to the amortization of the new intangible assets that were recorded as a result of the Tygris acquisition.

(e) Noninterest expense was reduced by $9,500 for the six months ended June 30, 2010 and $13,009 for the year ended December 31, 2009 for transaction expenses incurred related to the acquisition of Tygris. The pro forma adjustment reflects the elimination of these non-recurring charges related directly to the transaction that are not expected to have an ongoing effect.

(f) As a result of the acquisition on February 4, 2010, the Company recorded a bargain purchase gain of $41,407 in the six-month period ended June 30, 2010. A pro forma adjustment has been made to the six months ended June 30, 2010 to eliminate the non-recurring credit directly attributable to the acquisition that will not have an ongoing impact on the operations of the combined entity.

(g) Provision for income taxes was reduced by $1,971 for the six months ended June 30, 2010 and increased by $34,311 for the year ended December 31, 2009. The pro forma adjustment reflects the tax effects of the pro forma adjustments and are calculated using a statutory tax rate of 35%. The Company expects to receive future tax benefits associated with deferred tax assets related to net operating losses previously incurred by Tygris. The Company’s provisional estimate of the net deferred tax asset from the Tygris acquisition was $60,914 at June 30, 2010.

           Shares

EverBank Financial Corp

Common Stock

PROSPECTUS

Goldman, Sachs & Co.

BofA Merrill Lynch

Credit Suisse

Through and including           , 2010 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the issuance and distribution of the common stock being registered. All amounts except the SEC registration fee and the FINRA filing fee are estimated.

Amount to be Paid

SEC registration fee		$14,260
FINRA filing fee		20,500
listing fees			*
Printing and engraving expenses			*
Legal fees and expenses			*
Accounting fees and expenses			*
Transfer agent and registrar fees and expenses			*
Blue Sky fees and expenses			*
Miscellaneous	$		*

Total	$		*

*	To be filed by amendment.

Item 14.	Indemnification of Directors and Officers.

The Delaware General Corporation Law, or the DGCL, authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends), or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, our Amended and Restated Certificate of Incorporation also provides that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly required to advance certain expenses to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee, or agent, or former director, officer, employee, or agent, who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of his service as a director, officer, employee, or agent of the corporation, or his service, at the corporation’s request, as a director, officer, employee, or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding; provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit; provided that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue, or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Notwithstanding the preceding sentence, except as otherwise provided in the by-laws, we shall be required to indemnify any such person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by any such person was authorized by the board.

Prior to completion of this offering, we intend to enter into separate indemnification agreements with each of our directors and officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws against (1) any and all expenses and liabilities, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (2) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness, and (3) any liabilities incurred as a result of acting on behalf of us (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements will provide for the advancement or payment of expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.	Recent Sales of Unregistered Securities.

The Registrant is a Delaware corporation formed for the purpose of this offering and has not engaged in any business or other activities except in connection with its formation and the Reorganization transactions described elsewhere in the prospectus that forms a part of this registration statement.

On October 5, 2010, the Registrant sold 100 shares of its common stock to EverBank Financial Corp, a Florida corporation, or EverBank Florida, for $1.00. This sale did not involve a public offering and accordingly was exempt from registration under the Securities Act pursuant to the exemption provided by Section 4(2) of the Securities Act because the Registrant did not offer or sell the securities by any form of general solicitation or general advertising and sold only to one purchaser, EverBank Florida, a sophisticated investor with the knowledge and experience in financial and business matters to evaluate the merits and risks of an investment in the securities and with access to the kind of information registration would provide.

In the three years preceding the filing of this registration statement, EverBank Florida issued the following securities that were not registered under the Securities Act:

In connection with its acquisition of Tygris Commercial Finance Group, Inc., or Tygris, EverBank Florida entered into a Stock Purchase Agreement with Tygris, dated as of October 21, 2009. Pursuant to the Stock Purchase Agreement, EverBank Florida sold Tygris           shares of common stock, par value $0.01 per share, on October 21, 2009 at a price of $          per share for an aggregate purchase price of $30,000,000 and then sold an additional           shares of common stock, par value $0.01 per share, on November 6, 2009 at a price of $       per share for an aggregate purchase price of $35,000,000. These sales did not involve a public offering and accordingly were exempt from registration under the Securities Act pursuant to the exemption provided by Section 4(2) of the Securities Act because we did not offer or sell the securities by any form of general solicitation or general advertising, informed each purchaser that the securities had not been registered under the Securities Act and were subject to restrictions on transfer, and made offers only to one sophisticated investor, which we believed had the knowledge and experience in financial and business matters to evaluate the merits and risks of an investment in the securities and had access to the kind of information registration would provide.

EverBank Florida and Sageview Partners L.P., or Sageview, entered into an Investment Agreement, dated as of July 21, 2008. Pursuant to the Investment Agreement, Sageview purchased           shares of Series B Preferred Stock at a price of $           per share, for an aggregate purchase price of $92,500,000. Pursuant to the Subscription Agreement and Amendment dated September 16, 2008 entered into between EverBank Florida and Sageview, Sageview purchased an additional           shares of Series B Preferred Stock at a price of $       per share, for an aggregate purchase price of $7,500,000. These sales did not involve a public offering and accordingly were exempt from registration under the Securities Act pursuant to the exemption provided by Section 4(2) of the Securities Act because we did not offer or sell the securities by any form of general solicitation or general advertising, informed each purchaser that the securities had not been registered under the Securities Act and were subject to restrictions on transfer, and made offers only to one sophisticated investor, which we believed had the knowledge and experience in financial and business matters to evaluate the merits and risks of an investment in the securities and had access to the kind of information registration would provide.

Additionally, on September 15, 2008, EverBank Florida sold a total of           shares of Series B Preferred Stock to existing shareholders that met the definition of an “accredited investor,” as defined under Rule 501 of the Securities Act, for an aggregate purchase price of $23,775,730. This sale did not involve a public offering and accordingly was exempt from registration under the Securities Act pursuant to the exemption provided by Section 4(2) of the Securities Act because we did not offer or sell the securities by any form of general solicitation or general advertising, informed each purchaser that the securities had not been registered under the Securities Act and were subject to restrictions on transfer, and made offers only to “accredited investors” within the meaning of Rule 501 of Regulation D, each of whom we believed had the knowledge and experience in financial and business matters to evaluate the merits and risks of an investment in the securities and had access to the kind of information registration would provide.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits: The list of exhibits is set forth beginning on page II-6 of this registration statement and is incorporated herein by reference.

(b) Financial Statements Schedules: None.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Jacksonville, State of Florida on November 12, 2010.

EVERBANK FINANCIAL CORP

By:	*
Robert M. Clements
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Title	Date

* Robert M. Clements		Chairman and Chief Executive Officer (principal executive officer)	November 12, 2010

* W. Blake Wilson		Director, President and Chief Financial Officer (principal financial and accounting officer)	November 12, 2010
*By:	/s/ Thomas A. Hajda Attorney-in-Fact		November 12, 2010

EXHIBIT INDEX

1.1	Form of Underwriting Agreement*
2.1	Agreement and Plan of Merger by and between EverBank Financial Corp, a Florida corporation, and EverBank Financial Corp, a Delaware corporation*
3.1	Amended and Restated Certificate of Incorporation of EverBank Financial Corp*
3.2	Amended and Restated By-laws of EverBank Financial Corp*
4.1	Specimen stock certificate of EverBank Financial Corp*
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP*
10.1	EverBank Financial Corp Senior Management Incentive Plan*
10.2	First Amended and Restated 2005 Equity Incentive Plan
10.3	EverBank Financial, L.P. Incentive Plan
10.4	Amended and Restated Employment Agreement, dated December 23, 2008, by and between EverBank Financial Corp and Robert M. Clements*
10.5	Amended and Restated Employment Agreement, dated December 23, 2008, by and between EverBank Financial Corp and W. Blake Wilson*
10.6	Amended and Restated Employment Agreement, dated December 31, 2008, by and between EverBank Financial Corp and Gary A. Meeks*
10.7	Amended and Restated Employment Agreement, dated December 23, 2008, by and between EverBank Financial Corp and John S. Surface*
10.8	Amended and Restated Employment Agreement, dated December 23, 2008, by and between EverBank Financial Corp and Michael C. Koster*
10.9	Letter Agreement, dated July 9, 2002, by and between EverBank Financial L.P. and Frank O. Trotter*
10.10	Amendment to Letter Agreement, dated February 9, 2003, by and between EverBank Financial Corp and Frank O. Trotter*
10.11	Amendment to Letter Agreement, dated December 23, 2008, by and between EverBank Financial Corp and Frank O. Trotter*
10.12	Amended and Restated Registration Rights Agreement, dated November 22, 2002, by and among Alliance Capital Partners, L.P., Arena Capital Investment Fund, L.P., Lovett Miller Venture Partners III, Limited Partnership and Lovett Miller Venture Fund II, Limited Partnership*
10.13	First Amendment to the Amended and Restated Registration Rights Agreement, dated July 21, 2008, by and among Alliance Capital Partners, L.P., Arena Capital Investment Fund, L.P., Lovett Miller Venture Partners III, Limited Partnership and Lovett Miller Venture Fund II, Limited Partnership*
10.14	Registration Rights Agreement, dated July 21, 2008, by and between EverBank Financial Corp and Sageview Partners L.P.
10.15	Transfer and Governance Agreement, dated July 21, 2008, by and between EverBank Financial Corp and Sageview Partners L.P.*
10.16	Registration Rights Agreement, dated October 21, 2009, by and between EverBank Financial Corp and Tygris Commercial Finance Group, Inc.
10.17	Acquisition Agreement and Plan of Merger, by and among EverBank Financial Corp, Titan Merger Sub, Inc., Tygris Commercial Finance Group, Inc. and Aquiline Capital Partners LLC, dated October 21, 2009
10.18	Amendment One, dated February 5, 2010, to Acquisition Agreement and Plan of Merger by and among EverBank Financial Corp, Titan Merger Sub, Inc., Tygris Commercial Finance Group, Inc. and Aquiline Capital Partners LLC
10.19	Purchase and Assumption Agreement, dated May 28, 2010, by and among the Federal Deposit Insurance Corporation, Receiver of Bank of Florida-Southeast, EverBank and the Federal Deposit Insurance Corporation*
10.20	Purchase and Assumption Agreement, dated May 28, 2010, by and among the Federal Deposit Insurance Corporation, Receiver of Bank of Florida-Southwest, EverBank and the Federal Deposit Insurance Corporation*
10.21	Purchase and Assumption Agreement, dated May 28, 2010, by and among the Federal Deposit Insurance Corporation, Receiver of Bank of Florida-Tampa Bay, EverBank and the Federal Deposit Insurance Corporation*
10.22	Naming Rights Agreement, dated August 16, 2010, by and among Jacksonville Jaguars, Ltd., EverBank and the City of Jacksonville*
21.1	Subsidiaries of EverBank Financial Corp
23.1	Consent of Deloitte & Touche LLP relating to the consolidated financial statements of EverBank Financial Corp and subsidiaries
23.2	Consent of Deloitte & Touche LLP relating to the statement of assets acquired and liabilities assumed by EverBank, a wholly owned subsidiary of EverBank Financial Corp

23.3	Consent of Deloitte & Touche LLP relating to the financial statements of Tygris Commercial Finance Group, Inc. and subsidiaries as of December 31, 2009 and 2008 and for the year ended December 31, 2009 and the period January 22, 2008 (Date of Inception) through December 31, 2008
23.4	Consent of Deloitte & Touche LLP relating to the financial statements of Tygris Vendor Finance, Inc. and subsidiaries for the period from January 1, 2008 through May 28, 2008
23.5	Consent of KPMG LLP relating to the financial statements of US Express Leasing, Inc. and subsidiaries as of and for the year ended December 31, 2007
23.6	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1)*
24.1	Powers of Attorney (included on signature page to this registration statement)**

*	To be filed by amendment.

**	Previously filed